UNITED STATES SECURITIES AND EXCHANGE
COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Rule 14a-101)
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐     Preliminary Proxy Statement
☐     Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒     Definitive Proxy Statement
☐     Definitive Additional Materials
☐     Soliciting Material Pursuant to § 240.14a-12
ENVIRI CORPORATION
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☐     No fee required.
☒     Fee paid previously with preliminary materials.
☐     Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

ENVIRI CORPORATION
Two Logan Square
100-120 North 18th Street, 17th Floor,
Philadelphia, Pennsylvania 19103
        April 3, 2026
Dear Stockholders,
We cordially invite you to attend a special meeting of stockholders of Enviri Corporation, a Delaware corporation (“Enviri,” “we,” “us” and “our”), to be held online in a virtual format on May 4, 2026, at 9:00 AM, Eastern Time (the “Special Meeting”). You will be able to attend the Special Meeting virtually by visiting https://meetnow.global/MRZPGPM. You will not be able to attend the Special Meeting in person. For purposes of attendance at the Special Meeting, all references in the accompanying proxy statement to “present” or “in person” shall mean virtually present at the Special Meeting.
On November 20, 2025, Enviri entered into definitive agreements with Veolia Environnement S.A., a French société anonyme (“Veolia”), for the sale of Enviri’s Clean Earth business (the “Clean Earth Business”) for an aggregate cash consideration of $3.04 billion (subject to customary adjustments), including (i) an Agreement and Plan of Merger (the “Merger Agreement”) by and among Enviri, CLEH, Inc., a newly formed Delaware corporation and a direct wholly owned subsidiary of Enviri (“CE Holdings”), Enviri LLC, a Delaware limited liability company and a direct wholly owned subsidiary of CE Holdings (“Enviri LLC”), Veolia, and Liberty Merger Sub Inc., a Delaware corporation and wholly owned indirect subsidiary of Veolia (“Merger Sub”), and (ii) a Separation Agreement (the “Separation Agreement”), by and among Enviri, CE Holdings, Veolia, and Enviri II Corporation, a newly formed Delaware corporation and a direct wholly owned subsidiary of Enviri (“New Enviri”).
Pursuant to the terms of the Merger Agreement and the Separation Agreement, the following series of transactions will occur, subject to the conditions set forth in the Merger Agreement and the Separation Agreement, on the date of the closing of the Merger (the “Closing”) in the order set out below (collectively, the “Transactions”):
(i)Enviri will merge with and into its indirect wholly owned subsidiary Enviri LLC, with Enviri LLC being the surviving entity of such merger, and continuing, until the consummation of the Distribution, as a wholly owned subsidiary of CE Holdings, and each outstanding share of common stock of Enviri will be automatically exchanged for one share of common stock, par value $1.25 per share, of CE Holdings (the “Holding Company Merger”);
(ii)CE Holdings and its subsidiaries will effect a pre-closing reorganization (the “Reorganization”), following which (a) CE Holdings will hold the Clean Earth Business and own all of the outstanding shares of New Enviri common stock, (b) New Enviri will own all of the equity interests of Enviri LLC, and (c) Enviri LLC will hold all of Enviri’s business segments other than the Clean Earth Business, including the Harsco Environmental and Harsco Rail segments (collectively, the “New Enviri Business”);
(iii)CE Holdings will distribute the New Enviri Business through a distribution of all of the outstanding shares of common stock of New Enviri to the stockholders of CE Holdings (the then former stockholders of Enviri), on a pro rata basis (the “Distribution” and together with the Reorganization, the “Separation”), at a ratio of one share of New Enviri common stock for every three shares of CE Holdings common stock (which was formerly Enviri common stock prior to the Holding Company Merger) held immediately after the Holding Company Merger (the “Record Date”). Following the Distribution, New Enviri will be a separate public company holding the New Enviri Business; and
(iv)Immediately after the Distribution, Merger Sub will merge with and into CE Holdings, with CE Holdings surviving the Merger as an indirect wholly owned subsidiary of Veolia (the “Merger”).
In the Transactions, Veolia will pay an aggregate cash consideration of $3.04 billion, subject to customary adjustments, as consideration for the Clean Earth Business, with a portion of such consideration to be used primarily for repayment of Enviri’s debt and payment of transaction expenses, another portion to be retained as cash to support Harsco Rail’s large European engineered-to-order (ETO) rail contracts, and the remainder to be paid out as merger consideration in the Merger as described below.
If the Merger is completed, you will be entitled to receive, for each share of CE Holdings common stock (formerly Enviri common stock) that you own immediately prior to the effective time of the Merger on the date of the Closing (the “Effective Time”), an amount per share, in cash, not to be less than $14.50 per share and not to exceed $16.50 per share without the consent of Veolia, which amount will be determined by the Board of Directors of Enviri (the “Enviri Board”) and publicly announced by Enviri no later than five business days prior to the Closing.
By unanimous vote, the Enviri Board, at a meeting held on November 20, 2025: (i) determined that the terms of the Merger Agreement and the other transaction documents to which Enviri is or will be a party and the transactions contemplated thereby, including the Separation and the Merger, are advisable, fair to and in the best interests of Enviri and its stockholders, (ii) approved and declared advisable the execution, delivery and performance of the Merger Agreement and the other transaction documents to which Enviri is or will be a party and the transactions contemplated thereby, including the Holding Company Merger, the Separation and the Merger, and (iii) resolved to recommend that the stockholders of Enviri approve and adopt the Merger Agreement and the Merger.
At the Special Meeting, stockholders will be asked to consider and vote on the following matters as further described in the accompanying proxy statement:
(1)a proposal to approve and adopt the Merger Agreement and the Merger (the “Transaction Proposal”);
(2)a proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to Enviri’s named executive officers in connection with the transactions contemplated by the Merger Agreement and the Separation Agreement (the “Non-Binding Merger-Related Executive Compensation Proposal”); and
(3)a proposal to approve the adjournment of the Special Meeting, from time to time, if necessary, desirable or appropriate, to solicit additional votes for the approval of the Transaction Proposal if there are insufficient votes at the time of the Special Meeting to adopt the Merger Agreement (the “Adjournment Proposal”).
Approval of the Transaction Proposal requires the affirmative vote of holders of a majority of the outstanding shares of Enviri common stock entitled to vote on the proposal. Approval of the Non-Binding Merger-Related Executive Compensation Proposal and the Adjournment Proposal each require the affirmative vote of holders of a majority of shares of Enviri common stock present in person or by proxy at the Special Meeting and entitled to vote on the proposal.
The Enviri Board unanimously recommends that you vote “FOR” the Transaction Proposal, “FOR” the Non-Binding Merger-Related Executive Compensation Proposal and “FOR” the Adjournment Proposal.

Your vote is very important. Whether or not you plan to attend the Special Meeting, please complete, date, sign and return, as promptly as possible, the enclosed proxy card in the envelope provided, or submit your proxy by telephone or the Internet. If you attend the Special Meeting and vote via the virtual meeting website, your vote by ballot will revoke any proxy previously submitted.
If your shares of Enviri common stock are held in “street name” by your bank, brokerage firm or other nominee, your bank, brokerage firm or other nominee will be unable to vote your shares of Enviri common stock at the Special Meeting without instructions from you. You should instruct your bank, brokerage firm or other nominee to vote your shares of Enviri common stock in accordance with the procedures provided by your bank, brokerage firm or other nominee.
The accompanying proxy statement provides you with detailed information about the Special Meeting, the Merger Agreement, the Merger, the Separation Agreement and the Separation. A copy of the Merger Agreement is attached as Annex A to the proxy statement and a copy of the Separation Agreement is attached as Annex B to the proxy statement. We encourage you to read the entire proxy statement and its annexes, including the Merger Agreement and the Separation Agreement, carefully. You may also obtain additional information about Enviri from documents we have filed with the SEC.
If your shares are registered directly in your name through our transfer agent, or you have stock certificates registered in your name, and you need additional copies of the accompanying proxy statement or the enclosed proxy card or voting instructions, please contact our proxy solicitor by mail, by email or by phone:
D.F. King & Co, Inc.
28 Liberty Street, 53rd Floor
New York, New York 10005
Stockholders may call toll free: (866) 342-4881
Banks and Brokers may call collect: (212) 390-0450
enviri@dfking.com
If your shares are held in the name of a bank, broker, or other nominee, you will receive instructions from your bank, broker, or other nominee of record if you need additional copies of the accompanying proxy statement or the enclosed proxy card or voting instructions.
Thank you in advance for your support and prompt consideration of this matter.

Sincerely,

/s/ F. Nicholas Grasberger III
F. Nicholas Grasberger III
Chairman and Chief Executive Officer
NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE MERGER OR THE SEPARATION, PASSED UPON THE MERITS OR FAIRNESS OF THE MERGER AGREEMENT, THE SEPARATION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT AND THE SEPARATION AGREEMENT OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THE ACCOMPANYING PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
The accompanying proxy statement is dated April 3, 2026 and, together with the enclosed form of proxy card, is first being mailed on or about April 3, 2026.

ENVIRI CORPORATION
TWO LOGAN SQUARE
100-120 NORTH 18TH STREET, 17TH FLOOR,
PHILADELPHIA, PENNSYLVANIA 19103
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To the Stockholders of Enviri Corporation:
Notice is hereby given that a special meeting of the stockholders (the “Special Meeting”) of Enviri Corporation, a Delaware corporation (“Enviri,” “we,” “us” and “our”), will be held online in a virtual format, on May 4, 2026 at 9:00 AM Eastern Time. You will be able to attend the virtual Special Meeting, vote, and ask questions during the Special Meeting by visiting https://meetnow.global/MRZPGPM. Stockholders and others will not be able to attend the Special Meeting in person. Any reference in this proxy statement to attending the Special Meeting, including any reference to “in person” attendance, means attending by remote communication via live webcast on the Internet.
On November 20, 2025, Enviri entered into definitive agreements with Veolia Environnement S.A., a French société anonyme (“Veolia”), for the sale of Enviri’s Clean Earth business (the “Clean Earth Business”) for an aggregate cash consideration of $3.04 billion, subject to customary adjustments, including (i) an Agreement and Plan of Merger (the “Merger Agreement”), by and among Enviri, CLEH, Inc., a newly formed Delaware corporation and a direct wholly owned subsidiary of Enviri (“CE Holdings”), Enviri LLC, a Delaware limited liability company and a direct wholly owned subsidiary of CE Holdings (“Enviri LLC”), Veolia, and Liberty Merger Sub Inc., a Delaware corporation and wholly owned indirect subsidiary of Veolia (“Merger Sub”), pursuant to which, on the terms and subject to the conditions set forth in the Merger Agreement, Veolia will acquire CE Holdings through the merger of Merger Sub with and into CE Holdings with CE Holdings surviving the Merger as a wholly owned indirect subsidiary of Veolia (the “Merger”), and (ii) a Separation Agreement (the “Separation Agreement”), by and among Enviri, CE Holdings, Veolia, and Enviri II Corporation, a newly formed Delaware corporation and a direct wholly owned subsidiary of Enviri (“New Enviri”). A copy of the Merger Agreement is attached as Annex A to the accompanying proxy statement and a copy of the Separation Agreement is attached as Annex B to the accompanying proxy statement.
At the Special Meeting, you will be asked to consider and vote on the following matters:
1.a proposal to approve and adopt the Merger Agreement and the Merger. We refer to Proposal No. 1 as the “Transaction Proposal.”
2.a proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to Enviri’s named executive officers in connection with the transactions contemplated by the Merger Agreement and the Separation Agreement. We refer to Proposal No. 2 as the “Non-Binding Merger-Related Executive Compensation Proposal.”
3.a proposal to approve the adjournment of the Special Meeting, from time to time, if necessary, desirable, or appropriate, to solicit additional votes for the approval of the Transaction Proposal if there are insufficient votes at the time of the Special Meeting to adopt the Merger Agreement. We refer to Proposal No. 3 as the “Adjournment Proposal.”
The Merger Agreement, the Separation Agreement, and the transactions contemplated by the Merger Agreement and the Separation Agreement, including the Holding Company Merger, the Merger and the Separation, are described more fully in the attached proxy statement, and we urge you to read it carefully and in its entirety.
By unanimous vote, the Board of Directors of Enviri (the “Enviri Board”), at a meeting held on November 20, 2025: (i) determined that the terms of the Merger Agreement and the other transaction documents to which Enviri is or will be a party and the transactions contemplated thereby, including the Separation and the Merger, are advisable, fair to and in the best interests of Enviri and its stockholders, (ii) approved and declared advisable the execution, delivery and performance of the Merger Agreement and the other transaction documents to which Enviri is or will be a party and the transactions contemplated thereby, including the Holding Company Merger, the Separation and the Merger, and (iii) resolved to recommend that the stockholders of Enviri approve and adopt the Merger Agreement and the Merger (the “Enviri Stockholder Approval”).
Approval of the Transaction Proposal requires the affirmative vote of holders of a majority of the outstanding shares of Enviri common stock entitled to vote on the proposal. Approval of the Non-Binding Merger-Related Executive Compensation Proposal and the Adjournment Proposal each require the affirmative vote of holders of a majority of shares of Enviri common stock present in person or by proxy at the Special Meeting and entitled to vote on the proposal.
The Enviri Board unanimously recommends that you vote “FOR” the Transaction Proposal, “FOR” the Non-Binding Merger-Related Executive Compensation Proposal, and “FOR” the Adjournment Proposal.
Your vote is very important, regardless of the number of shares of Enviri common stock you own. The Merger cannot be completed unless the Merger Agreement is adopted by the affirmative vote of the holders of a majority of the outstanding shares of Enviri common stock entitled to vote on the proposal. Even if you plan to attend the Special Meeting, we request that you complete, sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or submit your proxy by telephone or the Internet prior to the Special Meeting to ensure that your shares of Enviri common stock will be represented at the Special Meeting if you are unable to attend.
The Enviri Board has fixed the close of business on March 20, 2026 as the record date (the “Special Meeting Record Date”) for determining the stockholders entitled to receive notice of, and to vote at, the Special Meeting and any adjournments or postponements thereof. Only Enviri stockholders of record as of the Special Meeting Record Date are entitled to receive notice of, and to vote at (in person or by proxy), the Special Meeting and at any adjournment or postponements thereof.
Stockholders as of the Special Meeting Record Date who have a control number may attend the Special Meeting via the Internet as a “Stockholder” and may vote during, and participate in, the Special Meeting by following the instructions available on the meeting website during the meeting. For registered stockholders, their control number can be found on their proxy card or notice, or email they previously received. Beneficial owners who hold shares through a bank, broker or other nominee must obtain a legal proxy from their bank, broker or other nominee and register in advance to be able to attend the Special Meeting as a “Stockholder” and vote during, and participate in, the Special Meeting. To register, such stockholders must submit an email to Computershare Trust Company, N.A. (“Computershare”), at legalproxy@computershare.com with proof of their legal proxy reﬂecting their Enviri share holdings (in the form of an image of their legal proxy) along with their name and email address. Registration on emails must be labeled “Legal Proxy” and be received by Computershare no later than 5 p.m., Eastern Time, on April 29, 2026. Beneficial owners as of the Special Meeting Record Date who hold shares through a bank, broker or other nominee and properly register will receive an email from Computershare confirming their registration together with a control number. Stockholders and other interested parties who do not have a control number may attend the Special Meeting via the Internet as a “Guest” but will not have the option to vote or ask questions during the meeting.
Stockholders or beneficial owners who do not vote in favor of the Transaction Proposal and who demand an appraisal of their shares in accordance with Section 262 (“Section 262”) of the Delaware General Corporation Law (“DGCL”), and who strictly comply with the procedures required under the DGCL (as further described in the section of this proxy statement entitled “Appraisal Rights” beginning on page 128) will be entitled to appraisal rights to receive, in cash, the fair value of their shares of CE Holdings as determined by the Delaware Court of Chancery, subject to the terms of Section 262. The full text of the applicable provisions of Delaware law may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262.

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY CARD IN THE ACCOMPANYING PREPAID REPLY ENVELOPE, OR SUBMIT YOUR PROXY BY TELEPHONE OR THE INTERNET. IF YOU WILL ATTEND THE SPECIAL MEETING AND VOTE IN PERSON, YOUR VOTE BY BALLOT WILL REVOKE ANY PROXY PREVIOUSLY SUBMITTED.
If you have any questions regarding the accompanying proxy statement, you may contact our proxy solicitor by mail, by email or by phone:
D.F. King & Co, Inc.
28 Liberty Street, 53rd Floor
New York, New York 10005
Stockholders may call toll free: (866) 342-4881
Banks and Brokers may call collect: (212) 390-0450
enviri@dfking.com

By Order of the Enviri Board,

/s/ Samuel Romaninsky
Samuel Romaninsky
Vice President, General Counsel & Chief Compliance Officer

Philadelphia, Pennsylvania
Dated: April 3, 2026

SUMMARY
The following summary highlights selected information in this proxy statement and may not contain all the information that may be important to you. Accordingly, we encourage you to carefully read this entire proxy statement, its annexes and the documents referred to in this proxy statement. Each item in this summary includes a page reference directing you to a more complete description of that topic. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under “Where You Can Find More Information” beginning on page 137.
All references to “Enviri,” “we,” “us” or “our” in this proxy statement refer to Enviri Corporation, a Delaware corporation; all references to “Veolia” refer to Veolia Environnement S.A., a French société anonyme; all references to “Merger Sub” refer to Liberty Merger Sub Inc., a Delaware corporation and wholly owned indirect subsidiary of Veolia; all references to “New Enviri” refer to Enviri II Corporation, a newly formed Delaware corporation and a direct wholly owned subsidiary of Enviri; all references to “CE Holdings” refer to CLEH, Inc., a newly formed Delaware corporation and a direct wholly owned subsidiary of Enviri; all references to “Enviri LLC” refer to Enviri LLC, a Delaware limited liability company and a direct wholly owned subsidiary of CE Holdings; all references to “New Enviri Group” means New Enviri and each entity that is or will be a subsidiary of New Enviri after the Distribution; all references to “CE Holdings Group” means the entities, as specified in the Separation Agreement, which hold the Clean Earth Business or which become a subsidiary of CE Holdings; all references to “Group” means either the New Enviri Group or the CE Holdings Group, as the context requires; all references to “Enviri common stock” refer to the common stock, par value $1.25 per share, of Enviri; all references to the “Holding Company Merger” refer to the merger of Enviri with and into Enviri LLC with Enviri LLC surviving the merger as a wholly owned subsidiary of CE Holdings; all references to the “Merger” refer to the acquisition by Veolia of CE Holdings, which will be accomplished by the merger of Merger Sub with and into CE Holdings with CE Holdings surviving the merger as a wholly owned indirect subsidiary of Veolia; all references to the “Reorganization” refer to the pre-closing reorganization following which CE Holdings will hold the Clean Earth Business and own all of the outstanding shares of common stock of New Enviri, which will own all of the equity interests of Enviri LLC, which will, in turn, hold Enviri’s Harsco Environmental and Harsco Rail segments; all references to the “Distribution” refer to the pro rata distribution of shares of common stock of New Enviri as of the time of the Distribution at a ratio of one share of common stock of New Enviri for every three shares of CE Holdings common stock (formerly Enviri common stock prior to the Holding Company Merger) held immediately after the effective time of the Holding Company Merger (the “Record Date”); all references to the “Distribution Date” mean the date on which the Distribution occurs; all references to the “Separation” refer to the Reorganization together with the Distribution; all references to “New Enviri common stock” refer to common stock, par value $0.00001 per share of New Enviri; all references to the “Merger Agreement” refer to the Agreement and Plan of Merger, dated as of November 20, 2025, as may be amended from time to time, by and among Enviri, CE Holdings, Enviri LLC, Veolia, and Merger Sub, a copy of which is attached as Annex A to this proxy statement; all references to the “Separation Agreement” refer to the Separation Agreement, dated as of November 20, 2025, as may be amended from time to time, by and among Enviri, CE Holdings, New Enviri, and Veolia, a copy of which is attached as Annex B to this proxy statement. CE Holdings, following the completion of the Merger, is sometimes referred to in this proxy statement as the “Surviving Company.”
Parties to the Merger
ENVIRI CORPORATION
Enviri Corporation is a Delaware corporation that is transforming the world to green, as a trusted global leader in providing a broad range of environmental services and related innovative solutions. Enviri serves a diverse customer base by offering critical recycle and reuse solutions for their waste streams, enabling customers to address their most complex environmental challenges and to achieve their sustainability goals. Enviri is based in Philadelphia, Pennsylvania and operates in more than 150 locations in over 30 countries.
Additional information on Enviri can be found at Enviri’s website address at www.enviri.com. The information provided on Enviri’s website is not part of this proxy statement and is not incorporated in this proxy statement by reference here or by any other reference to its website provided in this proxy statement. Enviri common stock is listed and trades on the New York Stock Exchange (“NYSE”) under the symbol “NVRI.” The principal executive office of Enviri is located at Two Logan Square, 100-120 North 18th Street, 17th Floor Philadelphia, PA 19103, and Enviri’s telephone number is (267) 857-8715.
CLEH, INC.
CE Holdings is a Delaware corporation and was formed on November 4, 2025 under the name CLEH, Inc. for the purpose of engaging in the transactions contemplated by the Merger Agreement and the Separation Agreement. CE Holdings has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement and the Separation Agreement. Pursuant to the terms of the Merger Agreement and the Separation Agreement, in the Holding Company Merger in which Enviri will merge into Enviri LLC, each outstanding share of common stock of Enviri will be automatically exchanged for one share of common stock of CE Holdings, and, following the Holding Company Merger and the Separation, CE Holdings will hold only the Clean Earth Business and will be the entity into which Merger Sub will merge in the Merger, with CE Holdings continuing as the surviving entity and as a wholly owned indirect subsidiary of Veolia. The principal executive office of CE Holdings is located at Two Logan Square, 100-120 North 18th Street, 17th Floor Philadelphia, PA 19103, and CE Holdings’ telephone number is (267) 857-8715.
ENVIRI LLC
Enviri LLC is a Delaware limited liability company and was formed on November 3, 2025 under the name Enviri LLC for the purpose of engaging in the transactions contemplated by the Merger Agreement. Enviri LLC has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement and the Separation Agreement. Pursuant to the terms of the Merger Agreement, as part of the Holding Company Merger, Enviri will merge with and into Enviri LLC with Enviri LLC surviving as a wholly owned subsidiary of CE Holdings. Pursuant to the terms of the Separation Agreement, after the completion of the Holding Company Merger and in connection with the Reorganization, Enviri LLC will become a wholly owned subsidiary of New Enviri, holding Enviri’s Harsco Environmental and Harsco Rail segments. Following the Distribution, Enviri LLC will be a direct wholly owned subsidiary of New Enviri. The principal executive office of Enviri LLC is located at Two Logan Square 100-120 North 18th Street, 17th Floor Philadelphia, PA 19103, and New Enviri’s telephone number is (267) 857-8715.
ENVIRI II CORPORATION
New Enviri is a Delaware corporation and was formed on November 3, 2025 under the name Enviri II Corporation for the purpose of engaging in the transactions contemplated by the Separation Agreement. New Enviri has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement and the Separation Agreement. Pursuant to the terms of the Separation Agreement, Enviri will effect the Reorganization, following which CE Holdings will hold the Clean Earth Business and own all of the outstanding shares of common stock of New Enviri, which will own all of the equity interests of Enviri LLC, which will, in turn, hold the New Enviri Business. Following the Reorganization, but prior to and as a condition to the closing of the Merger, CE Holdings will distribute to its stockholders (the then former stockholders of Enviri) as of the Record Date all of the issued and outstanding shares of New Enviri common stock.
After the Separation is completed, New Enviri will be a separate, publicly held company that will hold the New Enviri Business. The principal executive office of New Enviri is located at Two Logan Square, 100-120 North 18th Street, 17th Floor Philadelphia, PA 19103, and New Enviri’s telephone number is (267) 857-8715.
VEOLIA ENVIRONNEMENT S.A
Veolia, a global leader in environmental services, works every day to build ecological security for the benefit of public health and the competitiveness of industries and regions. With 215,000 employees across five continents, working closely with local communities, and thanks to its cutting-edge technologies, the group cleans up pollution, reduces carbon emissions, and regenerates resources through concrete solutions that combine its expertise in water and water technologies, waste - including hazardous waste management, and local energy. In 2025, the Veolia group served 110 million people with drinking water and 97 million with sanitation, produced 45 million megawatt hours of energy, and treated 64 million tons of waste. Veolia Environnement (Paris Euronext: VIE, Fortune 500, SBF 120) generated consolidated revenue of €44.4 billion in 2025. The principal executive office of Veolia is 30, rue Madeleine Vionnet, 93300 Aubervilliers, France, and Veolia’s telephone number is + 33 (0)1 85 57 84 76 / 84 80.
LIBERTY MERGER SUB INC.
Merger Sub is a Delaware corporation and was formed on November 14, 2025, under the name Liberty Merger Sub Inc. for the purpose of engaging in the transactions contemplated by the Merger Agreement. Merger Sub has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement and the Separation Agreement. Upon completion of the Merger, Merger Sub will merge with and into CE Holdings and Merger Sub will cease to exist. The principal executive office of Merger Sub is c/o Veolia, 100 Federal Street, Boston, MA 02110, USA, and Merger Sub’s telephone number is (617) 849-6600.
The Transactions
On November 20, 2025, Enviri, CE Holdings, Enviri LLC, New Enviri, Veolia, and Merger Sub entered into certain agreements to effect the acquisition of the Clean Earth Business by Veolia. In the transactions contemplated by the agreements (collectively, the “Transactions”), Veolia will pay an aggregate cash consideration of $3.04 billion, subject to customary adjustments, as consideration for the Clean Earth Business, with a portion of such consideration to be used primarily for repayment of Enviri’s debt and payment of transaction expenses, another portion to be retained as cash to support Harsco Rail’s large European engineered-to-order (ETO) rail contracts, and the remainder to be paid out as merger consideration in the Merger as described below.
The Transactions include (i) the merger of Enviri with and into Enviri LLC, with Enviri LLC surviving and continuing as a wholly owned subsidiary of CE Holdings and with each outstanding share of common stock of Enviri being automatically exchanged for one share of common stock of CE Holdings (the “Holding Company Merger”), (ii) the separation of certain businesses of Enviri between CE Holdings (which will hold the Clean Earth Business) and New Enviri (which will hold the New Enviri Business) through a series of restructuring transactions (the “Reorganization”), (iii) the distribution to CE Holdings’ stockholders of all the issued and outstanding shares of New Enviri common stock as of the time of the Distribution, at a ratio of one share of New Enviri common stock for every three shares of CE Holdings common stock (formerly Enviri common stock) held as of the Record Date, and (iv) the subsequent Merger.
In order to effect the Transactions, Enviri, CE Holdings, Enviri LLC, Veolia, and Merger Sub entered into the Merger Agreement and Enviri, CE Holdings, New Enviri, and Veolia entered into the Separation Agreement. For a more complete discussion of the transaction agreements, see “The Merger Agreement” beginning on page 85 and “The Separation Agreement” beginning on page 105.
The Holding Company Merger, the Reorganization and the Distribution
In connection with the acquisition of CE Holdings by Veolia and pursuant to the Merger Agreement and the Separation Agreement, prior to the Separation and the Merger, Enviri and Enviri LLC will consummate the Holding Company Merger, pursuant to which (i) each share of Enviri common stock issued and outstanding immediately prior to the Holding Company Merger (other than shares held in treasury, which will be cancelled without payment) will be automatically exchanged for one share of CE Holdings common stock, (ii) the limited liability company interest in Enviri LLC held by CE Holdings prior to the Holding Company Merger will remain outstanding and thereafter represent the entire limited liability company interest of Enviri LLC as the surviving entity in the Holding Company Merger and (iii) holders of certificates formerly evidencing Enviri common stock and former holders of shares of Enviri common stock that, immediately prior to the effective time of the Holding

Company Merger were represented by book-entry on the stock transfer books of Enviri, will cease to have any rights as stockholders of Enviri, except as provided by law, and will momentarily become stockholders of CE Holdings.
Pursuant to the Separation Agreement, following the Holding Company Merger but prior to the Distribution and the Merger, Enviri, CE Holdings and New Enviri will consummate (or cause to be consummated) the Reorganization, which will generally result in CE Holdings owning the business and operations whose financial results were collectively reported as the “Clean Earth” business segment of Enviri in the Form 10-K of Enviri for the fiscal year ending December 31, 2024 as such businesses and operations had been conducted at any time prior to the Distribution (the “Clean Earth Business”), and New Enviri owning the businesses and operations of Enviri that do not comprise the Clean Earth Business, including the Harsco Environmental and Harsco Rail segments of Enviri (the “New Enviri Business”).
As a condition to the closing of the Merger, following the Reorganization, CE Holdings will distribute to its stockholders (who were formerly Enviri stockholders) as of the Record Date all of the issued and outstanding shares of New Enviri common stock on a pro rata basis (the “Distribution” and together with the Reorganization, the “Separation”), which will result in each such stockholder receiving one share of New Enviri common stock for every three shares of CE Holdings common stock (formerly Enviri common stock) held by such stockholder. Enviri has also prepared and filed a registration statement on Form 10 (together with any amendments, supplements, prospectuses or information statements thereto, the “New Enviri Registration Statement”) to register the shares of New Enviri common stock that will be distributed in the Distribution.
Conditions to the Separation
The Reorganization and Distribution is subject to the satisfaction or waiver by Enviri of certain closing conditions, including:
•the shares of New Enviri common stock to be delivered to CE Holdings stockholders in the Distribution will have been approved for listing on NYSE, subject to official notice of distribution;
•the closing conditions set forth in the Merger Agreement will have been satisfied or waived, in each case other than those conditions that, by their nature, are to be satisfied substantially contemporaneously with the Distribution and/or the Merger; provided that such conditions are capable of being satisfied at such time;
•Veolia will have irrevocably confirmed to Enviri and CE Holdings that each closing condition in the Merger Agreement with respect to Veolia’s and Merger Sub’s obligations to effect the Merger (a) has been satisfied, (b) will be satisfied at the time of the Distribution and/or the Merger or (c) is or has been waived by Veolia; and
•Amendment No. 16 to the Third Amended and Restated Credit Agreement, dated as of November 5, 2025, among Enviri, Bank of America, N.A., as agent, and the lenders party thereto (which amendment, among other things, amends certain covenants to permit and otherwise facilitate the Distribution) will remain in effect in accordance with its terms.
After the Reorganization and the Separation are completed, New Enviri will be a separate, publicly held company that will own the New Enviri Business. For more information, please see the section of this proxy statement entitled “The Separation Agreement” beginning on page 105.
The Merger
The Merger Agreement provides that, following the satisfaction or waiver of the closing conditions set forth in the Merger Agreement (including completion of the Holding Company Merger, the Reorganization and the Distribution), Merger Sub will merge with and into CE Holdings, with CE Holdings being the surviving company in the Merger (the “Surviving Company”). As a result of the Merger, CE Holdings will become a wholly owned indirect subsidiary of Veolia. Following the Separation, which will be completed immediately prior to the Merger, you will own one share of New Enviri common stock for every three shares of CE Holdings common stock (formerly Enviri common stock) you hold as of the Record Date, and the shares of CE Holdings common stock (formerly Enviri common stock) you hold immediately prior to the Merger will be exchanged for merger consideration.
Merger Consideration
The Merger Agreement provides that each share of CE Holdings common stock (which was Enviri common stock prior to the Holding Company Merger) that is issued and outstanding immediately prior to the Effective Time, other than Excluded Shares (as defined below), will be automatically exchanged for an amount per share, in cash, determined by the Board of Directors of Enviri (the “Enviri Board”) and publicly announced by Enviri no later than five business days prior to the Closing, not to be less than $14.50 per share and not to exceed $16.50 per share without the consent of Veolia (such amount the “Merger Consideration”).
Excluded Shares shall refer to:
•CE Holdings common stock owned by CE Holdings as treasury stock;
•CE Holdings common stock owned by Veolia or Merger Sub; and
•CE Holdings common stock owned by stockholders of CE Holdings who comply with all provisions of Section 262 (“Section 262”) of the Delaware General Corporation Law (the “DGCL”) concerning the right of holders of shares of CE Holdings common stock to demand appraisal of such shares in connection with the Merger. In this proxy statement, we refer to such stockholders as “dissenting stockholders.”
Reasons for the Merger; Recommendation of the Enviri Board
By unanimous vote, the Enviri Board, at a meeting held on November 20, 2025, (i) determined that the terms of the Merger Agreement and the other transaction documents to which Enviri is or will be a party and the transactions contemplated thereby, including the Separation and the Merger, are advisable, fair to and in the best interests of Enviri and its stockholders, (ii) approved and declared advisable the execution, delivery and performance of the Merger Agreement and the other transaction documents to which Enviri is or will be a party and the transactions contemplated thereby, including the Holding Company Merger, the Separation and the Merger, and (iii) resolved to recommend that the stockholders of Enviri approve and adopt the Merger Agreement and the Merger (the “Enviri Stockholder Approval”).
The Enviri Board unanimously recommends that you vote “FOR” the Transaction Proposal, “FOR” the Non-Binding Merger-Related Executive Compensation Proposal, and “FOR” the Adjournment Proposal. For more information, please see the section of this proxy statement entitled “The Transactions ― Reasons for the Merger and the Separation; Recommendation of the Enviri Board” beginning on page 50.
The Merger Agreement
Treatment of Common Stock and Common Stock-Based Awards
In the Merger, each share of CE Holdings common stock (formerly Enviri common stock prior to the Holding Company Merger) outstanding immediately prior to the Effective Time (other than Excluded Shares) will be automatically exchanged for the Merger Consideration, without interest and less any applicable withholding taxes.
Prior to the Holding Company Merger, each outstanding and unvested Enviri equity award (each, an “Enviri LTI Award”) (other than Enviri performance stock unit awards (each, a “PSU Award”)) will vest in full, and each outstanding PSU Award will vest in accordance with its terms. Each Enviri LTI Award, other than Enviri stock appreciation rights (each, a “SAR Award”) held by CE Holdings Group employees that are “out-of-the-money,” certain Enviri SAR Awards held by New Enviri employees, and Enviri LTI Awards that by their terms settle in cash, will be cancelled and settled in a net number of shares of Enviri common stock (representing the number of shares subject to the applicable Enviri LTI Award less any required withholding taxes and, in the case of a Enviri SAR Award, taking into account the hypothetical exercise of the award). Those net shares will be automatically exchanged for an equal number of shares of CE Holdings common stock as a result of the Holding Company Merger. In the Merger, each share of CE Holdings common stock held by a former Enviri LTI Award holder will be treated in the same manner as other shares of CE Holdings common stock and will be exchanged for the Merger Consideration, without interest and less any applicable withholding taxes. In addition, holders of shares of CE Holdings common stock received in respect of a former Enviri LTI Award will receive a number of shares of New Enviri common stock in connection with the Separation in the same manner as other CE Holdings stockholders (who were formerly Enviri stockholders) of record as of the Record Date. Any Enviri SAR Awards held by CE Holdings Group employees that are “out-of-the-money” will be cancelled for no consideration. Enviri SAR Awards held by New Enviri employees will be exchanged for New Enviri SAR Awards, and, if such Enviri SAR Awards are in-the-money, the holders will additionally receive an amount in cash based on the Merger Consideration. Any Enviri LTI Awards that by their terms settle in cash, will be settled in cash in an amount equal to the value of the net shares of Enviri common stock subject to such award (after deducting any required withholding taxes). The treatment of Enviri LTI Awards is described more fully in the section of this proxy statement entitled “The Transactions - Interests of Certain Persons in the Merger and the Separation” beginning on page 65.
Solicitation of Acquisition Proposals; Board Recommendation Changes
Enviri has agreed that it will not, and will direct its representatives not to, directly or indirectly, (i) solicit, initiate, or knowingly encourage a Competing Proposal (as such term is defined in the section of this proxy statement entitled “The Merger Agreement ―Solicitation of Acquisition Proposals; Board Recommendation Changes” beginning on page 95), or (ii) engage in negotiations regarding, or furnish any non-public information relating to Enviri or any of Enviri’s subsidiaries relating to, or which could lead to, any Competing Proposal, in each case, other than discussion solely to notify such person of the non-solicit terms of the Merger Agreement. Additionally, the Enviri Board may not do anything which would be considered a Triggering Event (as such term is defined in the section of this proxy statement entitled “The Merger Agreement ― Solicitation of Acquisition Proposals” beginning on page 95).Notwithstanding these restrictions, under certain circumstances, Enviri may, prior to obtaining the Enviri Stockholder Approval and following the receipt of a Competing Proposal that the Enviri Board determines is or would lead to a Superior Proposal (as such term is defined in the section of this proxy statement entitled “The Merger Agreement ― Solicitation of Acquisition Proposals; Board Recommendation Changes” beginning on page 95), furnish information concerning Enviri, its subsidiaries and affiliates in accordance with an Acceptable Confidentiality Agreement (as defined in “The Merger Agreement ― Solicitation of Acquisition Proposals; Board Recommendation Changes” beginning on page 95), and engage in discussions or negotiations with such person regarding a Competing Proposal.
Additionally, at any time before obtaining the Enviri Stockholder Approval, the Enviri Board may (i) in response to any written Competing Proposal, effect an Enviri Adverse Recommendation Change (as each such term is defined in the section of this proxy statement entitled “The Merger Agreement ― Solicitation of Acquisition Proposals; Board Recommendation Changes” beginning on page 95), or cause Enviri to terminate the Merger Agreement, or (ii) in response to an Intervening Event (as such term is defined in the section of this proxy statement entitled “The Merger Agreement ― Solicitation of Acquisition Proposals; Board Recommendation Changes” beginning on page 95), effect an Enviri Adverse Recommendation Change. The Enviri Board may only take the foregoing actions if it meets certain requirements as set forth in the Merger Agreement (and as further described in the section of this proxy statement entitled “The Merger Agreement ― Solicitation of Acquisition Proposals; Board Recommendation Changes” beginning on page 95), including that (i) (A) in the case of a Competing Proposal, the Enviri Board concludes in good faith, after consultation with Enviri’s outside financial advisor and outside legal counsel, that such Competing Proposal constitutes a Superior Proposal, or (B) in the case of an Intervening Event, the Enviri Board determines in good faith that such Intervening Event has occurred and is continuing, (ii) the Enviri Board determines in good faith, after consultation with Enviri’s outside legal counsel, that the failure to take such action would be inconsistent with the fiduciary duties of the directors of Enviri, (iii) the Enviri Board promptly provides Veolia with prior notice of its intention to take such action (an “Alternative Notice”) and certain accompanying information as specified in the Merger Agreement, (iv) during the three business days following such written notice (the “Negotiation Period”), if requested by Veolia, Enviri and its representatives have negotiated in good faith with Veolia regarding any revisions to the terms of the transactions contemplated by the Merger Agreement proposed by Veolia in response to such Competing Proposal or Intervening Event, and (v) at the end of the Negotiation Period the Enviri Board concludes after consultation with Enviri’s outside legal counsel and financial advisor, that the Competing Proposal is a Superior Proposal and that failure to make an Enviri Adverse Recommendation Change or terminate the Merger Agreement would be inconsistent with the fiduciary duties of the directors of Enviri.
Conditions to the Merger
The respective obligations of Enviri, CE Holdings, Enviri LLC, Veolia and Merger Sub to consummate the Merger are subject to the satisfaction or waiver of certain closing conditions, including the completion of the Holding Company Merger and the Separation, the absence of any legal prohibitions, the adoption of the Merger Agreement by stockholders of Enviri, the effectiveness of the New Enviri Registration Statement, the expiration or termination of the applicable waiting period under the HSR Act, the accuracy of the representations and warranties of the parties and compliance by the parties with their respective obligations under the Merger Agreement.
Termination
Enviri and Veolia may, by mutual written consent, terminate the Merger Agreement and abandon the transactions contemplated in the Merger Agreement at any time prior to the Effective Time, whether before or after the adoption of the Merger Agreement by Enviri’s stockholders.
The Merger Agreement may also be terminated and the transactions contemplated by the Merger Agreement may be abandoned by either party prior to the Effective Time:
(i)if the Closing has not occurred on or prior to the Outside Date (as defined in the section of this proxy statement entitled “The Merger Agreement ― Termination ” beginning on page 101);
(ii)if any government authority enacts a law permanently prohibiting consummation of the Holding Company Merger, the Reorganization, the Distribution or the Merger. The right to terminate the Merger Agreement pursuant to this provision is not available to any party whose action is the primary cause of the enactment or issuance of any such law;
(iii)in the event of a breach of any representation, warranty, covenant or agreement on the part of Veolia or Merger Sub, on the one hand, or Enviri or CE Holdings, on the other hand, such that the conditions regarding the covenants and representations and warranties made by such parties, would not be satisfied at the Closing, and which (i) with respect to any such breach that is capable of being cured by the Outside Date, is not cured by the earlier of (x) 60-days after receipt of written notice, or (y) the Outside Date, or (ii) is incapable of being cured prior to the Outside Date (and in each case as set forth in the section of this proxy statement entitled “The Merger Agreement ― Termination” beginning on page 101). The terminating party does not have the right to terminate under this provision if it is then in material breach of any of its representations, warranties, or covenants in the Merger Agreement; or
(iv)if the Enviri Stockholder Approval will not have been obtained following a vote taken thereon at a Special Meeting, or at any adjournment or postponement thereof.
Additionally, Enviri may terminate the Merger Agreement at any time prior to receipt of the Enviri Stockholder Approval to enter into an agreement for a Superior Proposal. As a condition to any such termination, (A) Enviri must pay the Termination Fee to U.S. Acquiror (a wholly owned U.S. subsidiary of Veolia that will be designated by Veolia that is a direct or indirect parent of Merger Sub), (B) there cannot have been any material breach of the non-solicitation covenants set forth in the Merger Agreement, and (C) the Enviri Board must have authorized Enviri to enter into, and Enviri must have substantially concurrently entered into, an agreement providing for a Superior Proposal.
Furthermore, Veolia may terminate the Merger Agreement, if, prior to the receipt of the Enviri Stockholder Approval, a Triggering Event has occurred.
Termination Fee
In certain circumstances, Enviri will be required to pay Veolia a termination fee of $80,000,000, including if the Merger Agreement is terminated due to (i) Enviri accepting a Superior Proposal or (ii) a Triggering Event having occurred. This termination fee will also be payable by Enviri if the Merger Agreement is terminated under certain circumstances and prior to such termination, a Competing Proposal (except that all references to “twenty percent (20%)” will instead refer to “fifty percent (50%)”) has been publicly announced or communicated to the Enviri Board, and not publicly withdrawn, and within twelve months after the date of such termination, Enviri completes or enters into a transaction in respect of the Competing Proposal. In the event Enviri is required to pay such Termination Fee, it will pay such amount to an account specified by Veolia on the second (2nd) business day following the termination of the Merger Agreement or the consummation of the transaction with respect to the Competing Proposal, as applicable.
Reverse Termination Fee
In certain circumstances, Veolia will be required to pay Enviri a termination fee of $150,000,000 (the “Reverse Termination Fee”)  if the Merger Agreement is terminated. The Reverse Termination Fee would be payable to Enviri if the Merger is not consummated due to the failure of certain conditions to be satisfied as a result of any antitrust laws.
Expenses
Whether or not the Merger is consummated, all fees and expenses incurred by the parties will be borne solely by the party that has incurred such fees and expenses, except as otherwise provided in the Separation Agreement or the Merger Agreement. However, the expenses in connection with printing and mailing this proxy statement, the New Enviri Registration Statement and certain documents to be provided to or filed with the Securities and Exchange Commission (the “SEC”) in connection therewith will be shared equally by Enviri and Veolia in the event that the Merger Agreement is terminated in accordance with its terms and will be borne by Enviri in the event that the Closing occurs, and any fee or amount payable in connection with the regulatory and antitrust approvals required under the Merger Agreement will be paid by Veolia or a subsidiary of Veolia.
Opinion of BofA Securities, Inc.
In connection with the Transactions, Enviri has retained BofA Securities, Inc. (“BofA Securities”) to act as Enviri’s financial advisor. On November 20, 2025, BofA Securities delivered to Enviri’s Board a written opinion, dated November 20, 2025 and stating that, from a financial point of view and as of the date of the opinion, the $3.04 billion (the “Purchase Price”) to be paid by Veolia to acquire the Clean Earth Business pursuant to the Merger Agreement and the Separation Agreement, was fair to the holders of Enviri common stock.
The full text of the written opinion, dated November 20, 2025, of BofA Securities, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex C to this proxy statement and is incorporated by reference herein in its entirety. BofA Securities provided its opinion to the Enviri Board (in its capacity as such) for the benefit and use of the Enviri Board in connection with and for purposes of its evaluation of the Purchase Price from a financial point of view. BofA Securities’ opinion does not address any other aspect of the Transactions, and no opinion or view was expressed as to the relative merits of the Transactions in comparison to other strategies or transactions that might be available to Enviri or in which Enviri might engage or as to the underlying business decision of Enviri to proceed with or effect the Transactions. BofA Securities’ opinion does not address any other aspect of the Transactions and does not constitute a recommendation to any stockholder as to how to vote or act in connection with the proposed Transactions or any related matter.
Interests of Certain Persons in the Merger and the Separation
In considering the recommendation of the Enviri Board with respect to the proposed Merger, the Separation, and the Non-Binding Merger-Related Executive Compensation Proposal, you should be aware that the current executive officers and non-employee directors of Enviri have certain interests in the Merger and the Separation that are different from, or in addition to, the interests of Enviri’s stockholders generally. The Enviri Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement and the Separation Agreement, and in recommending that the Non-Binding Merger-Related Executive Compensation Proposal be adopted by the stockholders of Enviri. These interests include, but are not limited to, the following:
•accelerated vesting and settlement of Enviri LTI Awards held by our current executive officers and non-employee directors in accordance with the terms of the Merger Agreement and the Separation Agreement;
•accelerated vesting and exchange of certain equity awards held by certain of our current executive officers in accordance with the terms of the Merger Agreement and the Separation Agreement;
•accelerated vesting of certain equity awards held by certain of our current executive officers in December 2025;
•the potential of certain of our current executive officers to receive payments under their individual agreements upon a qualifying termination;
•the potential of certain of our current executive officers to receive retention bonus payments;
•the potential of certain of our current executive officers to receive prorated 2026 annual cash incentive payments;
•entitlements of certain of our current executive officers and non-employee directors under our non-qualified deferred compensation plans;
•the fact that certain of our current executive officers and non-employee directors are expected to continue as executive officers or non-employee directors of New Enviri following the Separation; and
•entitlement of our current executive officers and non-employee directors to indemnification and insurance coverage under the Merger Agreement and the Separation Agreement.
For further information with respect to the arrangements between Enviri and our executive officers and non-employee directors, see the information included under “The Transactions—Interests of Certain Persons in the Merger and the Separation” beginning on page 65.
Certain Material U.S. Federal Income Tax Consequences
The receipt of the Merger Consideration by a U.S. holder (as defined below under “The Transactions—Certain Material U.S. Federal Income Tax Consequences”) in exchange for shares of CE Holdings common stock in the Merger will be a taxable transaction for U.S. federal income tax purposes. A U.S. holder generally will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between (i) the cash received by such holder and (ii) such holder’s adjusted tax basis in its CE Holdings common stock exchanged pursuant to the Merger.

A U.S. holder’s gain or loss will be long-term capital gain or loss if such U.S. holder’s holding period in such shares of CE Holdings common stock (which will include the period of time during which such U.S. holder held its shares of Enviri common stock exchanged in the Holding Company Merger) exceeds one year at the time of the Merger. Long-term capital gain of non-corporate taxpayers is generally subject to tax at a lower rate than the tax rate applicable to ordinary income. The deductibility of capital losses is subject to limitations under the Code.
Any gain recognized on the receipt of the Merger Consideration by a Non-U.S. holder (as defined below under “The Transactions—Certain Material U.S. Federal Income Tax Consequences”) in exchange for shares of CE Holdings common stock in the Merger generally will not be subject to U.S. federal income tax unless such Non-U.S. holder has certain connections to the United States.
For a more detailed discussion of certain material U.S. federal income tax consequences of the Merger, you should read “The Transactions—Certain Material U.S. Federal Income Tax Consequences” beginning on page 75 in this proxy statement. You should also consult with your tax advisor regarding the tax consequences to you of the Merger, including the tax consequences under U.S. federal, state and local, non-U.S. and other tax laws.
Regulatory Approvals
Under the terms of the Merger Agreement, Veolia and Enviri will use reasonable best efforts to obtain antitrust approvals, subject to certain limitations. The Merger cannot be completed until the applicable waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), applicable to the Merger or the transactions contemplated by the Merger Agreement has expired or been terminated.
Veolia and Enviri filed notification of the proposed Merger with the Federal Trade Commission (the “FTC”) and the Department of Justice (the “DOJ”) as required under the HSR Act. The applicable waiting period under the HSR Act ended on March 3, 2026, when the transaction was granted early termination by the Antitrust Division of the Department of Justice.
Delisting and Deregistration of Enviri Common Stock
In connection with the Merger, Enviri common stock will be delisted from the NYSE and deregistered under the Exchange Act, and Enviri will no longer file periodic reports with the SEC on account of Enviri common stock.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING,
THE HOLDING COMPANY MERGER, THE SEPARATION, AND THE MERGER
The following questions and answers are intended to address briefly some commonly asked questions regarding the Merger Agreement, the Separation Agreement, the Holding Company Merger, the Separation, the Merger, and the Special Meeting. These questions and answers may not address all questions that may be important to you as a stockholder of Enviri. Please refer to the “Summary” beginning on page 10 and the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement, which you should read carefully and in their entirety. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under “Where You Can Find More Information” beginning on page 137.
Q.Why am I receiving this proxy statement and proxy card or voting instruction form?
A.You are receiving this proxy statement and proxy card or voting instruction form in connection with the solicitation of proxies by the Enviri Board for use at the Special Meeting because you have been identified as a holder of Enviri common stock as of the close of business on March 20, 2026, which is the Special Meeting Record Date for the Special Meeting. This proxy statement describes matters on which we urge you to vote and is intended to assist you in deciding how to vote your shares of Enviri common stock with respect to such matters.
Q.When and where is the Special Meeting?
A.The Special Meeting of stockholders of Enviri will be held online in a virtual format at https://meetnow.global/MRZPGPM, on May 4, 2026, at 9:00 AM Eastern Time.
Q.What am I being asked to vote on at the Special Meeting?
A.You are being asked to consider and vote on:
1.a proposal to approve the Transaction Proposal;
2.a proposal to approve, on a non-binding, advisory basis, the Non-Binding Merger-Related Executive Compensation Proposal; and
3.a proposal to approve the Adjournment Proposal.
Q.What is the proposed transaction and what effects will it have on Enviri?
A.The proposed transaction is the acquisition of CE Holdings (which will hold the Clean Earth Business) by Veolia, following a series of transactions that will include (i) a merger in which Enviri will merge into Enviri LLC and each outstanding share of common stock of Enviri will be automatically exchanged for one share of common stock of CE Holdings, (ii) the separation of the Clean Earth Business and the New Enviri Business through the Reorganization, (iii) the pro rata distribution of the New Enviri Business to holders of CE Holdings common stock (formerly holders of Enviri common stock) and (iv) the merger of Merger Sub with and into CE Holdings, with CE Holdings continuing as the surviving company and becoming a wholly owned indirect subsidiary of Veolia. The Merger Agreement, which governs the terms and conditions of the Holding Company Merger and the Merger, is attached as Annex A to this proxy statement. The Separation Agreement, which governs the Separation, is attached as Annex B to this proxy statement. Your vote is required in connection with the foregoing Transactions.
If the Transaction Proposal is approved by Enviri’s stockholders and the other closing conditions under the Merger Agreement and the Separation Agreement are satisfied or waived, upon closing (i) Enviri will cease to exist as a result of the Holding Company Merger, (ii) you will own one share of New Enviri common stock for every three shares of CE Holdings common stock (formerly Enviri common stock) you hold as of the Record Date, (iii) the shares of CE Holdings common stock (formerly Enviri common stock) you hold immediately prior to the Merger will be exchanged for merger consideration, and (iv) CE Holdings will become a wholly owned indirect subsidiary of Veolia. In addition, following the transactions, (x) Enviri common stock will be delisted from the NYSE and deregistered under the Exchange Act, and Enviri will no longer file periodic reports with the SEC on account of Enviri common stock, and (y) New Enviri will be a separate, publicly held company that will own all of the businesses and operations of Enviri (other than the Clean Earth Business), including the Harsco Environmental and Harsco Rail segments.
Q.What is the consideration Veolia will pay in the proposed transaction for the Clean Earth Business?
A.In the proposed transaction, Veolia will pay an aggregate cash consideration of $3.04 billion, subject to customary adjustments, as consideration for the Clean Earth Business, with a portion of such consideration to be used primarily for repayment of Enviri’s debt and payment of transaction expenses, another portion to be retained as cash to support Harsco Rail’s large European engineered-to-order (ETO) rail contracts, and the remainder to be paid out as merger consideration in the Merger as described below.
Q.What will holders of common stock receive if the Merger and the Separation are completed?
A.In the Distribution, CE Holdings will distribute to you one share of New Enviri common stock for every three shares of CE Holdings common stock (formerly Enviri common stock) you hold as of the Record Date.
In the Merger, for each share of CE Holdings common stock that you own (which you will have received in exchange for Enviri common stock on a one-for-one basis through the Holding Company Merger), you will be entitled to receive an amount per share, in cash, not to be less than $14.50 per share and not to exceed $16.50 per share without the consent of Veolia, which amount will be determined by the Enviri Board (and publicly announced by Enviri) no later than five business days prior to the Closing.
The Merger Consideration received pursuant to the Merger Agreement will be in addition to the New Enviri common stock that CE Holdings stockholders (who were formerly Enviri stockholders) of record as of the Record Date will be entitled to receive in connection with the Separation.
Q.What will holders of the Enviri equity awards receive if the Merger and the Separation are completed?
A.Prior to the Holding Company Merger, each Enviri LTI Award (other than PSU Awards) will vest in full, and each outstanding PSU Award will vest in accordance with its terms. Each Enviri LTI Award, other than Enviri SAR Awards held by CE Holdings Group employees that are “out-of-the-money,” certain Enviri SAR Awards held by New Enviri employees, and Enviri LTI Awards that by their terms settle in cash, will be cancelled and settled in a net number of shares of Enviri common stock (representing the number of shares subject to the applicable Enviri LTI Award less any required withholding taxes and, in the case of an Enviri SAR Award, taking into account the hypothetical exercise of the award). Those net shares will be automatically exchanged for an equal number of shares of CE Holdings common stock as a result of the Holding Company Merger. In the Merger, each share of CE Holdings common stock held by a former Enviri LTI Award holder will be treated in the same manner as other shares of CE Holdings common stock and will be automatically exchanged for the Merger Consideration, without interest and less any applicable withholding taxes. In addition, holders of shares of CE Holdings common stock received in respect of a former Enviri LTI Award will receive a number of shares of New Enviri common stock in the connection with the Separation in the same manner as other CE Holdings stockholders (who were formerly Enviri stockholders) of record as of the Record Date. Any Enviri SAR Awards held by CE Holdings Group employees that are “out-of-the-money” will be cancelled for no consideration. Enviri SAR Awards held by New Enviri employees will be exchanged for New Enviri SAR Awards, and, if such Enviri SAR Awards are in-the-money, the holders will additionally receive an amount in cash based on the Merger

Consideration. Any Enviri LTI Awards that by their terms settle in cash, will be settled in cash in an amount equal to the value of the net shares of Enviri common stock subject to such award (after deducting any required withholding taxes). The treatment of Enviri LTI Awards is described more fully in the section of this proxy statement entitled “The Transactions ― Interests of Certain Persons in the Merger and the Separation” beginning on page 65.
Q.How does the Enviri Board recommend that I vote?
A.The Enviri Board unanimously recommends that you vote “FOR” the Transaction Proposal, “FOR” the Non-Binding Merger-Related Executive Compensation Proposal, and “FOR” the Adjournment Proposal.
Q.When do you expect the Merger to be completed?
A.We are working towards completing the Merger as soon as possible. Assuming timely receipt of required regulatory approvals and satisfaction of other closing conditions, including approval by our stockholders of the Transaction Proposal, we anticipate that the Merger will be completed by mid-2026.
Q.What happens if the Merger is not completed?
A.If the Merger Agreement is not adopted by the stockholders of Enviri or if the Merger is not completed for any other reason, the stockholders of Enviri will not receive any payment for their shares of Enviri common stock in connection with the Merger. The Separation will also not be consummated, and stockholders of Enviri will not receive any New Enviri common stock. Instead, Enviri will remain an independent public company and Enviri common stock will continue to be listed and traded on NYSE. Under specified circumstances in the Merger Agreement, Enviri may be required to pay a termination fee with respect to the termination of the Merger Agreement, as described under “The Merger Agreement ― Termination Fee” beginning on page 102.
Q.What conditions must be satisfied to complete the Merger?
A.Consummation of the Merger is subject to the satisfaction or waiver of certain closing conditions, including the completion of the Holding Company Merger, the Reorganization and the Distribution and the satisfaction or waiver of other customary conditions, including: (i) the adoption of the Merger Agreement and the Merger by stockholders of Enviri; (ii) the expiration or termination of the applicable waiting period under the HSR Act; (iii) the absence of any legal prohibitions; (iv) the effectiveness of the New Enviri Registration Statement; (v) the accuracy of representations and warranties of the parties and the performance in all material respects by the parties with their respective obligations under the Merger Agreement; and (vi) the absence of any Company Material Adverse Effect that is continuing (as defined in the Merger Agreement). See “The Merger Agreement― Conditions to the Merger” beginning on page 99.
Q.What will happen in the Holding Company Merger?
A.Prior to the Separation and the Merger, Enviri will merge with and into Enviri LLC, with Enviri LLC being the surviving entity of such merger and continuing as a wholly owned direct subsidiary of CE Holdings and each issued and outstanding share of common stock of Enviri being automatically exchanged for one share of common stock of CE Holdings.
Q.What will happen in the Reorganization?
A.Following the Holding Company Merger, Enviri and CE Holdings will consummate (or cause to be consummated) the Reorganization, which will generally result in CE Holdings holding the Clean Earth Business and owning all of the outstanding shares of common stock of New Enviri, which will own all of the equity interests of Enviri LLC, which will, in turn, hold the New Enviri Business.

See “The Transactions ― Overview” beginning on page 41 and “The Separation Agreement” beginning on page 105 for more information.
Q.What will happen in the Distribution?
A.Following the Reorganization, but prior to the Merger and as a condition to the Closing, CE Holdings will distribute to its stockholders (who were formerly Enviri stockholders prior to the Holding Company Merger), on a pro rata basis, the issued and outstanding shares of New Enviri common stock as of the time of the Distribution, at a ratio of one share of New Enviri common stock for every three shares of CE Holdings common stock held by such stockholders as of the Record Date, for no consideration. See “The Transactions” beginning on page 41.
Q.Why are the Holding Company Merger, the Reorganization, and the Distribution important and why are the consummation of the Holding Company Merger, the Reorganization, and the Distribution a condition to the Closing?
A.The Holding Company Merger, the Reorganization, and the Distribution are important steps in the transactions agreed to by Enviri and Veolia and are designed to, among other things, separate (and distribute to the Enviri stockholders) the New Enviri Business from the Clean Earth Business that Veolia intends to acquire in the Merger. Accordingly, in connection with and prior to the Merger, (i) Enviri will merge with and into Enviri LLC with Enviri LLC being the surviving entity of such merger and a continuing subsidiary of CE Holdings, (ii) the New Enviri Business will be separated from the Clean Earth Business and transferred to New Enviri from CE Holdings, and (iii) the New Enviri Business will be distributed to the holders of shares of CE Holdings (formerly holders of Enviri) (in each case as further described above), and the consummation of the Holding Company Merger, the Reorganization, and the Distribution are conditions to the Closing.
For additional information regarding the Reorganization, and the Distribution, please see New Enviri’s Form 10 filed with the SEC (File No. 001-43207).
Q:What conditions must be satisfied to complete the Separation?
A.The Separation is subject to the satisfaction or waiver by Enviri of certain closing conditions, including:
•the shares of New Enviri common stock having been approved for listing on NYSE, subject to official notice of distribution;
•the satisfaction or waiver of the conditions to Closing set forth in the Merger Agreement, in each case other than those conditions that, by their nature, are to be satisfied substantially contemporaneously with the Distribution and/or the Merger; provided that such conditions are capable of being satisfied at such time;
•Veolia will have irrevocably confirmed to Enviri and CE Holdings that each closing condition in the Merger Agreement with respect to Veolia’s and Merger Sub’s obligations to effect the Merger (i) has been satisfied, (ii) will be satisfied at the time of the Distribution and/or the Merger, or (iii) subject to applicable laws, is or has been waived by Veolia; and
•Amendment No. 16 to the Third Amended and Restated Credit Agreement, dated as of November 5, 2025, among Enviri, Bank of America, N.A., as agent, and the lenders party thereto (which amendment, among other things, amends certain covenants to permit and otherwise facilitate the Distribution) remaining in effect in accordance with its terms.
The Separation Agreement provides that the conditions are for the sole benefit of Enviri and CE Holdings and Enviri may waive any of the conditions and proceed with the Separation even if all such conditions have not been met. If Enviri or CE Holdings waives any such condition and the Separation is completed, such waiver could have a material adverse effect on New Enviri’s business, financial condition or results of operations or the ability of stockholders of New Enviri to sell their shares after the Separation, including, without limitation, as a result of illiquid trading due to the failure of New Enviri common stock to be accepted for listing on a national securities exchange. Notwithstanding Enviri’s or CE Holdings’ contractual ability to waive the conditions in the Separation Agreement, neither Enviri nor CE Holdings can proceed with the Separation if there is a stop order, injunction or law preventing the consummation of the Reorganization or Distribution, if the New Enviri Registration Statement is not declared effective by the SEC, or if such registration statement does not remain effective.
Q.Is the Merger expected to be taxable to me?
A.The receipt of the Merger Consideration by a U.S. holder (as defined below under “The Transactions—Certain Material U.S. Federal Income Tax Consequences” beginning on page 75) in exchange for shares of CE Holdings common stock in the Merger will be a taxable transaction for U.S. federal income tax purposes. A U.S. holder generally will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between (i) the cash received by such holder and (ii) such holder’s adjusted tax basis in its CE Holdings common stock exchanged pursuant to the Merger.
A U.S. holder’s gain or loss will be long-term capital gain or loss if such U.S. holder’s holding period in such shares of CE Holdings common stock (which will include the period of time during which such U.S. holder held its shares of Enviri common stock exchanged in the Holding Company Merger) exceeds one year at the time of the Merger. Long-term capital gain of non-corporate taxpayers is generally subject to tax at a lower rate than the tax rate applicable to ordinary income. The deductibility of capital losses is subject to limitations under the Code.
Any gain recognized on the receipt of the Merger Consideration by a Non-U.S. holder (as defined below under “The Transactions—Certain Material U.S. Federal Income Tax Consequences” beginning on page 75) in exchange for shares of CE Holdings common stock in the Merger generally will not be subject to U.S. federal income tax unless such Non-U.S. holder has certain connections to the United States.
For a more detailed discussion of certain material U.S. federal income tax consequences of the Merger, you should read “The Transactions—Certain Material U.S. Federal Income Tax Consequences—The Merger” beginning on page 78 in this proxy statement. You should also consult with your tax advisor regarding the tax consequences to you of the Merger, including the tax consequences under U.S. federal, state and local, non-U.S. and other tax laws.
Q.Do any of Enviri’s directors or officers have interests in the Merger that may differ from or be in addition to my interests as a stockholder?
A.In considering the recommendation of the Enviri Board with respect to the Transaction Proposal, you should be aware that our directors and executive officers have interests in the Merger and the Separation that may be different from, or in addition to, the interests of our stockholders generally. The Enviri Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement and the Merger, and in recommending that the Merger Agreement be adopted by the stockholders of Enviri. See “The Transactions ― Interests of Certain Persons in the Merger and the Separation” beginning on page 65.
Q.Why am I being asked to consider and vote on the Non-Binding Merger-Related Executive Compensation Proposal?
A.Under SEC rules, Enviri is required to seek a non-binding, advisory vote with respect to the compensation that may be paid or become payable to our named executive officers that is based on, or otherwise relates to, the Merger, commonly referred to as “golden parachute” compensation. This vote is separate from the vote to approve the Merger Agreement.
Q.What vote of our stockholders is required to approve the Transaction Proposal?
A.The adoption of the Transaction Proposal requires the affirmative vote of holders of a majority of the shares of Enviri common stock outstanding entitled to vote on the proposal.
Accordingly, abstentions will have the same effect as a vote “AGAINST” the proposal to approve the Transaction Proposal. If you fail to submit a proxy or to vote via the virtual meeting website at the Special Meeting or if your shares of Enviri common stock are held through a bank, brokerage firm or other nominee and you do not instruct your bank, brokerage firm or other nominee to vote your shares of Enviri common stock, your shares of Enviri common stock will be treated as abstentions.
Q.What vote of our stockholders is required to approve the Non-Binding Merger-Related Executive Compensation Proposal?
A.Approval by means of a non-binding, advisory vote, of the Non-Binding Merger-Related Executive Compensation Proposal requires the affirmative vote of the holders of a majority of the shares of Enviri common stock present in person or by proxy at the Special Meeting and entitled to vote on the proposal.
Abstaining will have the same effect as a vote “AGAINST” the Non-Binding Merger-Related Executive Compensation Proposal. If you fail to submit a proxy or to vote via the virtual meeting website at the Special Meeting or if your shares of Enviri common stock are held through a bank, brokerage firm or other nominee and you do not instruct your bank, brokerage firm or other nominee to vote your shares of Enviri common stock, your shares of Enviri common stock will not be counted towards or have an effect on the Non-Binding Merger-Related Executive Compensation Proposal.
Q.What vote of our stockholders is required to approve the Adjournment Proposal?
A.Approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of the shares of Enviri common stock present in person or by proxy at the Special Meeting and entitled to vote on the proposal.
Abstaining will have the same effect as a vote “AGAINST” the Adjournment Proposal. If you fail to submit a proxy or to vote via the virtual meeting website at the Special Meeting or if your shares of Enviri common stock are held through a bank, brokerage firm or other nominee and you do not instruct your bank, brokerage firm or other nominee to vote your shares of Enviri common stock, your shares of Enviri common stock will not be counted towards or have an effect on the Adjournment Proposal.
Q.What is the difference between holding Enviri common stock as a stockholder of record and as a beneficial owner?
A.If on the Special Meeting Record Date, your shares of Enviri common stock were registered directly in your name with our transfer agent, then you are a stockholder “of record.” If you are a stockholder of record, you may vote via the virtual meeting website at the Special Meeting, by mail or over the Internet. Whether or not you plan to attend the Special Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Special Meeting and vote via the virtual meeting website if you have already voted by proxy. Voting via the virtual meeting website at the Special Meeting will revoke your proxy.
If on the Special Meeting Record Date, your shares of Enviri common stock were held not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then your shares of Enviri common stock are held in “street name” and you are the beneficial owner of the shares of Enviri common stock. If you are a beneficial owner of shares of Enviri common stock registered in the name of your broker, bank or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from us. Please complete and mail that proxy card to ensure that your vote is counted. Alternatively, you may vote over the Internet, as instructed by your broker or bank. To vote via the virtual meeting website at the Special Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials or contact your broker or bank to request such a proxy form.
Q.If my shares of Enviri common stock are held in “street name” by my bank, brokerage firm or other nominee, will my bank, brokerage firm or other nominee vote my shares of Enviri common stock for me?
A.No. Your bank, brokerage firm or other nominee will only be permitted to vote your shares of Enviri common stock if you instruct your bank, brokerage firm or other nominee how to vote. You should follow the procedures provided by your bank, brokerage firm or other nominee regarding the voting of your shares of Enviri common stock. Banks, brokerage firms or other nominees who hold shares in street name for customers have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokerage firms and other nominees are precluded from exercising their voting discretion with respect to approving non-routine matters, such as the proposals to be considered at the Special Meeting, and, as a result, absent specific instructions from the beneficial owner of such shares of Enviri common stock, banks, brokerage firms or other nominees are not empowered to vote those shares of Enviri common stock on non-routine matters. If you do not instruct your bank, brokerage firm or other nominee to vote your shares of Enviri common stock, your shares of Enviri common stock will not be voted (a “broker non-vote”), and any such broker non-votes (i) will be counted as abstentions, which will have the same effect as a vote “AGAINST” the Transaction Proposal, and (ii) will have no effect on the Non-Binding Merger-Related Executive Compensation Proposal and the Adjournment Proposal.
Q.Who can vote at the Special Meeting?
A.You can vote if, as of the close of business on March 20, 2026 (the “Special Meeting Record Date”) you were a stockholder of record of Enviri’s common stock.
Q.How many votes do I have?
A.As of the Special Meeting Record Date, there were 82,704,523 shares of our common stock outstanding. Each stockholder is entitled to cast one vote for each share of common stock held as of the Special Meeting Record Date on each matter presented for voting at the Special Meeting. There are no cumulative voting rights.
Q.What is the quorum requirement?
A.Under the Amended and Restated By-laws of Enviri (the “Bylaws”), a quorum is present at a meeting of stockholders if there are present in person or by proxy at least a majority of the shares of the capital stock of Enviri, issued and outstanding, entitled to vote at the meeting.
Q.How do I vote?
A.Stockholder of Record. If you are a stockholder of record, you may have your shares of Enviri common stock voted on matters presented at the Special Meeting in any of the following ways:
•By Internet – You can vote via the Internet prior to the Special Meeting by going to www.envisionreports.com/NVRI and following the instructions outlined on that website. You will be able to attend the Special Meeting virtually and vote at the Special Meeting by visiting https://meetnow.global/MRZPGPM and following the online instructions. If you own common stock of record, you may attend the Special Meeting virtually and vote, regardless of whether you have previously voted via the Internet, by telephone, or by returning a proxy card. Stockholders who attend the Special Meeting virtually by following the above instructions will have an opportunity to vote electronically in accordance with the rules of conduct for the meeting;
•By Telephone – In the United States and Canada, you can vote telephonically before the meeting by calling 800-652-8683 and following the instructions provided by the recorded message. Voting by phone will close at the conclusion of the Special Meeting; or
•By Mail – You can vote by mail by ﬁlling out the enclosed proxy card and returning it pursuant to the instructions set forth on the card.
The Internet and telephone voting facilities for the submission of proxies for Enviri stockholders of record will close at the conclusion of the Special Meeting on May 4, 2026.
Q.Can I vote in person at the Special Meeting instead of voting by proxy?
A.The Special Meeting will be a completely virtual meeting of stockholders, which will be conducted exclusively by webcast. We are excited to continue to utilize technology to provide expanded access, improved communication and cost savings for our stockholders and Enviri. We believe that hosting a virtual meeting will enable greater stockholder attendance and participation from any location around the world.
Stockholders as of the Special Meeting Record Date who have a control number may attend the Special Meeting via the Internet as a “Stockholder” and may vote during, and participate in, the Special Meeting by following the instructions available on the meeting website during the meeting. For registered stockholders, their control number can be found on their proxy card or notice, or email they previously received.
Beneficial owners who hold shares through a bank, broker or other nominee must obtain a legal proxy from their bank, broker or other nominee and register in advance to be able to attend the Special Meeting as a “Stockholder” and vote during, and participate in, the Special Meeting. To register, such beneficial owners must submit an email to Computershare Trust Company, N.A. (“Computershare”), at legalproxy@computershare.com with proof of their legal proxy reflecting their Enviri share holdings (in the form of an image of their legal proxy), along with their name and email address. Registration emails must be labeled “Legal Proxy” and be received by Computershare no later than 5 p.m., Eastern Time, on April 29, 2026. Beneficial owners as of the Special Meeting Record Date who hold shares through a bank, broker or other nominee and properly register will receive an email from Computershare confirming their registration together with a control number.
Stockholders and other interested parties who do not have a control number may attend the Special Meeting via the Internet as a “Guest” but will not have the option to vote or ask questions during the meeting.
Q.How can I change or revoke my proxy?
A.You may change or revoke your proxy by Internet, telephone or mail prior to 11:59 p.m. Eastern Time on May 1, 2026. You may also change or revoke your proxy by attending the Special Meeting and voting in person in connection with attending the Special Meeting via the Internet as described above. If you hold your shares through a bank, broker or other nominee, only that bank, broker or nominee can revoke your proxy on your behalf.
Q.What is a proxy?
A.A proxy is your legal designation of another person, referred to as a “proxy,” to vote your shares of Enviri common stock. The written document describing the matters to be considered and voted on at the Special

Meeting is called a “proxy statement.” The document used to designate a proxy to vote your shares of Enviri common stock is called a “proxy card.”
Q.What if I hold my shares through the Enviri Corporation Savings Plan or the Enviri Retirement Savings and Investment Plan?
A.If you are a participant in the Enviri Corporation Savings Plan or the Enviri Retirement Savings and Investment Plan, you can instruct the Trustee of those plans how to vote the shares of common stock that are allocated to your account, if any, by going to www.investorvote.com and following the instructions outlined in that website or by calling (800) 652-8683 (toll free) and following the instructions provided by the recorded message. If you received a copy of the voting instruction card, you may also fill out the enclosed voting instruction card and return it pursuant to the instructions set forth on the card.
If you do not instruct the Trustee how to vote your shares, the Trustee will vote them in the same proportion as those shares for which the Trustee did receive voting instructions.
Q.How many shares must be present to conduct the Special Meeting?
A.To carry on the business of the Special Meeting, a minimum number of shares that constitute a quorum must be present at the meeting, either in person or by proxy. A quorum consists of a majority of the shares of the capital stock of Enviri, issued and outstanding, entitled to vote at the meeting, present in person or by proxy.
Q.How are votes counted?
A.For the Transaction Proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions will have the same effect as if you voted “AGAINST” the proposal, and broker non-votes will be counted as abstentions.
For the Non-Binding Merger-Related Executive Compensation Proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions will have the same effect as if you voted “AGAINST” the proposal. Broker non-votes will have no effect on the proposal.
For the Adjournment Proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions will have the same effect as if you voted “AGAINST” the proposal. Broker non-votes will have no effect on the proposal.
Q:Who counts the votes and how will my shares be voted if I return a proxy but do not submit instructions regarding how to vote on a particular matter?
A:The stockholder votes will be tabulated by an independent inspector of election for the Special Meeting.
The individuals appointed by the Enviri Board to serve as proxies for the Special Meeting will vote your shares in accordance with the instructions you provide on your proxy card or through your Internet or telephonic vote. If you submit a proxy but do not indicate how your shares should be voted on a particular matter, your shares will be voted as follows:
•“FOR” the Transaction Proposal;
•“FOR” the Non-Binding Merger-Related Executive Compensation Proposal; and
•“FOR” the Adjournment Proposal.

Q.What do I do if I receive more than one proxy or set of voting instructions?
A.If you received more than one proxy card, your shares of Enviri common stock are likely registered in different names or with different addresses or are in more than one account. You must separately vote the shares of Enviri common stock shown on each proxy card that you receive in order for all of your shares of Enviri common stock to be voted at the meeting.
Q.What happens if I sell my shares of Enviri common stock before the Special Meeting?
A.The Special Meeting Record Date for stockholders entitled to vote at the Special Meeting is earlier than both the date of the Special Meeting and the consummation of the Merger. If you transfer your shares of Enviri common stock after the Special Meeting Record Date but before the Special Meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you transfer your shares of Enviri common stock and each of you notifies Enviri in writing of such special arrangements, you will retain your right to vote such shares of Enviri common stock at the Special Meeting but will transfer the right to receive the transaction consideration (including shares of New Enviri common stock) to the person to whom you transfer your shares of Enviri common stock.
Q.What happens if I sell my Enviri common stock after the Special Meeting but before the Effective Time?
A.If you transfer your shares of Enviri common stock after the Special Meeting but before the Effective Time, you will have transferred your right to receive the Merger Consideration and shares of New Enviri common stock to the person to whom you transfer your shares of Enviri common stock. In order to receive the Merger Consideration and shares of New Enviri common stock, you must hold your shares of Enviri common stock through the completion of the Merger.
Q.Who is paying for this proxy solicitation?
A.Enviri has engaged D. F. King & Co., Inc. (“D.F. King”) to assist in the solicitation of proxies for the Special Meeting. Enviri estimates that it will pay D.F. King a fee of approximately $20,000 and postage expenses. Enviri has agreed to reimburse D.F. King for certain fees and expenses and will also indemnify D.F. King, its affiliates and their respective officers, directors, employees, agents, other representatives and controlling persons against certain losses, claims, damages, liabilities, and expenses. Enviri may also reimburse banks, brokers or their agents for their expenses in forwarding proxy materials to beneficial owners of shares of Enviri common stock. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person, but they will not be paid any additional amounts for soliciting proxies.
Q.What do I need to do now?
A.Even if you plan to attend the Special Meeting, after carefully reading and considering the information contained in this proxy statement, please promptly submit your proxy to ensure that your shares of Enviri common stock are represented at the Special Meeting. If you hold your shares of Enviri common stock in your own name as the stockholder of record, you may submit a proxy to have your shares of Enviri common stock voted at the Special Meeting in one of three ways: (i) using the Internet in accordance with the instructions set forth on the enclosed proxy card, (ii) calling toll-free at 800-652-8683, or (iii) completing, signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope. If you decide to attend the Special Meeting and vote via the virtual meeting website, your vote by ballot will revoke any proxy previously submitted. If you are a beneficial owner, please refer to the instructions provided by your bank, brokerage firm or other nominee to see which of the above choices are available to you.

Q.Should I surrender my shares now?
A.No. Any holder of book-entry shares will not be required to deliver a certificate or an executed letter of transmittal to the paying agent to receive the Merger Consideration. See “The Merger Agreement ― Surrender and Payment Procedures” beginning on page 87.
Q.Am I entitled to exercise dissenters’ rights or rights of appraisal instead of receiving the Merger Consideration for my shares of CE Holdings common stock (which was formerly Enviri Common Stock prior to the Holding Company Merger)?
A.Yes. In order to exercise your appraisal rights, you must follow the requirements set forth in Section 262. Under Delaware law, if the Merger is consummated and certain conditions are met, CE Holdings stockholders or beneficial owners (who were formerly Enviri stockholders or beneficial owners prior to the Holding Company Merger) who continuously hold their shares of CE Holdings common stock through the Effective Time, do not vote in favor of the Transaction Proposal, properly demand in writing an appraisal of their shares delivered to Enviri prior to the taking of the vote on the Transaction Proposal and otherwise comply with, and do not validly withdraw or otherwise lose their appraisal rights under, the applicable provisions of Delaware law will be entitled to appraisal rights to receive, in cash, the “fair value” of their shares as determined by the Delaware Court of Chancery in accordance with Section 262, the provisions of which are summarized in this proxy statement. If the Merger is consummated and certain conditions are met, CE Holdings stockholders and beneficial owners (who were formerly Enviri stockholders and beneficial owners) who properly exercise their appraisal rights in compliance with Section 262 will be entitled to have the Delaware Court of Chancery determine, and to be paid, the “fair value” of their shares, exclusive of any element or value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the “fair value.” The appraisal amount could be more than, the same as or less than the amount a CE Holdings stockholder (who was formerly an Enviri stockholder) would be entitled to receive under the terms of the Merger Agreement. For additional information, see the section entitled “Appraisal Rights” beginning on page 128. The relevant section of the DGCL regarding appraisal rights may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. See “Appraisal Rights” beginning on page 128.
Q.Who can help answer any other questions I might have?
A.If you have more questions about the Merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please contact our solicitor by mail, by email or by phone:
D.F. King & Co, Inc.
28 Liberty Street, 53rd Floor
New York, New York 10005
Stockholders may call toll free: (866) 342-4881
Banks and Brokers may call collect: (212) 390-0450
enviri@dfking.com
If your shares are held in the name of a bank, broker, or other nominee, you will receive instructions from your bank, broker, or other nominee of record if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This proxy statement and any documents referred to in this proxy statement contain or incorporate by reference certain forward-looking statements within the meaning of the federal securities laws with respect to the proposed acquisition of the Clean Earth Business by Veolia and Enviri’s related spin-off of the New Enviri Business. Forward-looking statements contained herein could include, but are not limited to, statements regarding the anticipated timing of the consummation of the proposed transaction; statements about management’s confidence in and strategies for performance of New Enviri; expectations for new and existing products, technologies and opportunities; and expectations regarding growth, sales, cash flows, and earnings. Forward-looking statements can be identified by the use of such terms as “may,” “could,” “expect,” “anticipate,” “intend,” “believe,” “likely,” “estimate,” “outlook,” “plan,” “contemplate,” “project,” “target” or other comparable terms.
Factors that could cause actual results to differ, perhaps materially, from those implied by forward-looking statements include, but are not limited to:
•the occurrence of any event, change, or other circumstance that could give rise to the right of one or multiple of the parties to terminate the Merger Agreement;
•the possibility that the Merger does not close when expected or at all due to any reason, including required regulatory, stockholder, or other approvals and other conditions to closing not being received or satisfied on a timely basis or at all;
•the possibility that the Merger may be more expensive to complete than anticipated, including as a result of unexpected factors or events, including those resulting from the announcement, pendency or completion of the Merger;
•New Enviri’s ability to successfully enter into new contracts and complete new acquisitions, divestitures, or strategic ventures in the time-frame contemplated or at all;
•New Enviri’s inability to comply with applicable environmental and safety laws and regulations;
•New Enviri’s inability to obtain, renew, or maintain compliance with its operating permits or license agreements;
•New Enviri having a smaller size and more limited resources than Enviri;
•the seasonal nature of New Enviri’s business;
•various economic, business, and regulatory risks associated with the waste management industry;
•risks caused by customer concentration, fixed-price and long-term customer contracts, especially those related to complex engineered equipment, and the competitive nature of the industries in which New Enviri will operate;
•the outcome of any disputes with customers, contractors and subcontractors;
•the financial condition of New Enviri’s customers, including the ability of customers (especially those that may be highly leveraged or have inadequate liquidity) to maintain their credit availability;
•higher than expected claims under New Enviri’s insurance policies, or losses that are uninsurable or that exceed existing insurance coverage;
•market and competitive changes, including pricing pressures, market demand and acceptance for new products, services and technologies, changes in currency exchange rates, interest rates, commodity and fuel costs and capital costs;
•CE Holdings’ ability to negotiate, complete, and integrate strategic transactions and joint ventures with strategic partners;
•New Enviri’s ability to attract and effectively retain key management and employees, including due to unanticipated changes to demand for New Enviri’s services, disruptions associated with labor disputes, and increased operating costs associated with union organizations;
•New Enviri’s inability or failure to protect its intellectual property rights from infringement in one or more of the many countries in which New Enviri will operate;
•failure to effectively prevent, detect or recover from breaches in New Enviri’s cybersecurity infrastructure;
•changes in the worldwide business environment in which New Enviri operates, including changes in general economic and industry conditions and cyclical slowdowns impacting the steel and aluminum industries;
•fluctuations in exchange rates between the U.S. dollar and other currencies in which New Enviri will conduct business;

•unforeseen business disruptions in one or more of the many countries in which New Enviri will operate due to changes in economic conditions, changes in governmental laws and regulations, including environmental, occupational health and safety, tax and import tariff standards and amounts; political instability, civil disobedience, armed hostilities, public health issues or other calamities;
•liability for and implementation of environmental remediation matters;
•product liability and warranty claims associated with the New Enviri’s operations;
•New Enviri’s ability to comply with financial covenants and obligations to financial counterparties;
•the outstanding indebtedness and exposure to derivative financial instruments to which New Enviri will be subject that may be impacted by, among other factors, changes in interest rates;
•tax liabilities and changes in tax laws;
•changes in the performance of equity and bond markets that could affect, among other things, the valuation of the assets in New Enviri’s pension plans and the accounting for pension assets, liabilities and expenses; and
•risk and uncertainty associated with intangible assets; and the other risk factors listed from time to time in Enviri’s SEC reports.
A further discussion of these, along with other potential risk factors, can be found in Part I, Item 1A, “Risk Factors” of Enviri’s most recently filed Annual Report on Form 10-K, as updated by subsequent Quarterly Reports on Form 10-Q, which are filed with the Securities and Exchange Commission. Enviri cautions that these factors may not be exhaustive and that many of these factors are beyond Enviri’s ability to control or predict. There may be additional risks that Enviri presently does not know of or that Enviri currently believes are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. Accordingly, forward-looking statements should not be relied upon as a prediction of actual results.
All forward-looking statements attributable to Enviri or New Enviri, or persons acting on their behalf, are expressly qualified in their entirety by the cautionary statements set forth above. You are cautioned not to place undue reliance on forward-looking statements made by or on behalf of Enviri. Forward-looking statements speak only as of the date they are made, and Enviri and New Enviri do not undertake or assume any obligation to update publicly any of these statements to reflect actual results, new information or future events, changes in assumptions, or changes in other factors affecting forward-looking statements, except to the extent required by applicable law. If Enviri or New Enviri updates one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those or other forward-looking statements.

THE PARTIES
ENVIRI CORPORATION
Enviri Corporation is a Delaware corporation that is transforming the world to green, as a trusted global leader in providing a broad range of environmental services and related innovative solutions. Enviri serves a diverse customer base by offering critical recycle and reuse solutions for their waste streams, enabling customers to address their most complex environmental challenges and to achieve their sustainability goals. Enviri is based in Philadelphia, Pennsylvania and operates in more than 150 locations in over 30 countries.
Additional information on Enviri can be found at Enviri’s website address at www.enviri.com. The information provided on Enviri’s website is not part of this proxy statement and is not incorporated in this proxy statement by reference here or by any other reference to its website provided in this proxy statement. Enviri common stock is listed and trades on the New York Stock Exchange (“NYSE”) under the symbol “NVRI.” The principal executive office of Enviri is located at Two Logan Square, 100-120 North 18th Street, 17th Floor Philadelphia, PA 19103, and Enviri’s telephone number is (267) 857-8715.
CLEH, INC.
CE Holdings is a Delaware corporation and was formed on November 4, 2025 under the name CLEH, Inc. for the purpose of engaging in the transactions contemplated by the Merger Agreement and the Separation Agreement. CE Holdings has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement and the Separation Agreement. Pursuant to the terms of the Merger Agreement and the Separation Agreement, in the Holding Company Merger in which Enviri will merge into Enviri LLC, each outstanding share of common stock of Enviri will be automatically exchanged for one share of common stock of CE Holdings, and, following the Holding Company Merger and the Separation, CE Holdings will hold only the Clean Earth Business and will be the entity into which Merger Sub will merge in the Merger, with CE Holdings continuing as the surviving entity and as a wholly owned indirect subsidiary of Veolia. The principal executive office of CE Holdings is located at Two Logan Square, 100-120 North 18th Street, 17th Floor Philadelphia, PA 19103, and CE Holdings’ telephone number is (267) 857-8715.
ENVIRI LLC
Enviri LLC is a Delaware limited liability company and was formed on November 3, 2025 under the name Enviri LLC for the purpose of engaging in the transactions contemplated by the Merger Agreement. Enviri LLC has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement and the Separation Agreement. Pursuant to the terms of the Merger Agreement, as part of the Holding Company Merger, Enviri will merge with and into Enviri LLC with Enviri LLC surviving as a wholly owned subsidiary of CE Holdings. Pursuant to the terms of the Separation Agreement, after the completion of the Holding Company Merger and in connection with the Reorganization, Enviri LLC will become a wholly owned subsidiary of New Enviri, holding Enviri’s Harsco Environmental and Harsco Rail segments. Following the Distribution, Enviri LLC will be a direct wholly owned subsidiary of New Enviri. The principal executive office of Enviri LLC is located at Two Logan Square, 100-120 North 18th Street, 17th Floor Philadelphia, PA 19103, and New Enviri’s telephone number is (267) 857-8715.
ENVIRI II CORPORATION
New Enviri is a Delaware corporation and was formed on November 3, 2025 under the name Enviri II Corporation for the purpose of engaging in the transactions contemplated by the Separation Agreement. New Enviri has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement and the Separation Agreement. Pursuant to the terms of the Separation Agreement, Enviri will effect the Reorganization, following which CE Holdings will hold the Clean Earth Business and own all of the outstanding shares of common stock of New Enviri, which will own all of the equity interests of Enviri LLC, which will, in turn, hold the New Enviri Business. Following the Reorganization, but prior to and as a condition to the closing of the

Merger, CE Holdings will distribute to its stockholders (the then former stockholders of Enviri) as of the Record Date all of the issued and outstanding shares of New Enviri common stock.
After the Separation is completed, New Enviri will be a separate, publicly held company that will hold the New Enviri Business. The principal executive office of New Enviri is located at Two Logan Square, 100-120 North 18th Street, 17th Floor Philadelphia, PA 19103, and New Enviri’s telephone number is (267) 857-8715.
VEOLIA ENVIRONNEMENT S.A
Veolia, a global leader in environmental services, works every day to build ecological security for the benefit of public health and the competitiveness of industries and regions. With 215,000 employees across five continents, working closely with local communities, and thanks to its cutting-edge technologies, the group cleans up pollution, reduces carbon emissions, and regenerates resources through concrete solutions that combine its expertise in water and water technologies, waste - including hazardous waste management, and local energy. In 2025, the Veolia group served 110 million people with drinking water and 97 million with sanitation, produced 45 million megawatt hours of energy, and treated 64 million tons of waste. Veolia Environnement (Paris Euronext: VIE, Fortune 500, SBF 120) generated consolidated revenue of €44.4 billion in 2025. The principal executive office of Veolia is 30, rue Madeleine Vionnet, 93300 Aubervilliers, France, and Veolia’s telephone number is + 33 (0)1 85 57 84 76 / 84 80.
LIBERTY MERGER SUB INC.
Merger Sub is a Delaware corporation and was formed on November 14, 2025 under the name Liberty Merger Sub Inc. for the purpose of engaging in the transactions contemplated by the Merger Agreement. Merger Sub has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement and the Separation Agreement. Upon completion of the Merger, Merger Sub will merge with and into CE Holdings and Merger Sub will cease to exist. The principal executive office of Merger Sub is c/o Veolia, 100 Federal Street, Boston, MA 02110, USA, and Merger Sub’s telephone number is (617) 849-6600.

THE SPECIAL MEETING
This proxy statement is being provided to the stockholders of Enviri as part of a solicitation of proxies by the Enviri Board for use at the Special Meeting to be held at the time specified below, and at any properly convened meeting following an adjournment or postponement thereof. This proxy statement provides stockholders of Enviri with the information they need to know to be able to vote or instruct their vote to be cast at the Special Meeting or any adjournment or postponement thereof.
Date, Time and Place of the Special Meeting
This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by the Enviri Board for use at the Special Meeting to be held online in a virtual format on May 4, 2026, at 9:00 AM, Eastern Time, or at any postponement or adjournment thereof. Stockholders of Enviri will be able to attend the Special Meeting by registering—to register, stockholders must submit an email to Computershare, at legalproxy@computershare.com with proof of their legal proxy reflecting their Enviri share holdings (in the form of an image of their legal proxy) along with their name and email address. Registration must be labeled “Legal Proxy” and be received by Computershare no later than 5 p.m., Eastern Time, on April 29, 2026. Beneficial owners as of the Special Meeting Record Date of the Special Meeting who hold shares through a bank, broker or other nominee and properly register will receive an email from Computershare conﬁrming their registration together with a control number.
Purpose of the Special Meeting
At the Special Meeting, holders of record as of the close of business on March 20, 2026 of Enviri common stock will be asked to consider and vote on:
1.a proposal to approve and adopt the Transaction Proposal;
2.a proposal to approve, on a non-binding, advisory basis, the Non-Binding Merger-Related Executive Compensation Proposal; and
3.a proposal to approve the Adjournment Proposal.
We do not expect that any matters other than the proposals set forth above will be brought before the Special Meeting, and only matters specified in the notice of the meeting may be acted upon at the Special Meeting.
The Enviri Board unanimously recommends that you vote “FOR” each of the above proposals.
Stockholders of Enviri must approve the Transaction Proposal in order for the Merger and Separation to occur. If stockholders of Enviri fail to approve the Transaction Proposal, the Merger and the Separation will not occur. A copy of the Merger Agreement is attached as Annex A to this proxy statement and a copy of the Separation Agreement is attached as Annex B to this proxy statement. We encourage you to read the Merger Agreement and the Separation Agreement carefully and in their entirety.
Record Date and Quorum
We have fixed the close of business on March 20, 2026, as the Special Meeting Record Date for the Special Meeting, and only holders of record of shares of Enviri common stock on the Special Meeting Record Date are entitled to notice of, and to vote at (in person or by proxy), the Special Meeting.
You are entitled to receive notice of, and to vote at, the Special Meeting if you owned Enviri common stock at the close of business on the Special Meeting Record Date. You will be entitled to one vote for each share of Enviri common stock that you owned on the Special Meeting Record Date. As of the close of business on the Special Meeting Record Date, there were 82,704,523 shares of Enviri common stock outstanding and entitled to vote at the Special Meeting. You will be entitled to one vote on all matters properly coming before the Special Meeting for each share of Enviri common stock that you owned on the Special Meeting Record Date.
Holders of record of a majority of the shares of the capital stock of Enviri, issued and outstanding, entitled to vote at the meeting, present in person or by proxy, constitute a quorum for the purposes of the Special Meeting. Shares of Enviri common stock represented at the Special Meeting but not voted, including shares of Enviri common stock for which proxies have been received but for which stockholders have abstained, will be treated as present at the Special Meeting for purposes of determining the presence or absence of a quorum for the transaction of all business. In the event that a quorum is not present at the Special Meeting, the Special Meeting may be adjourned or postponed to solicit additional proxies. Pursuant to the Bylaws, the chairman of the Special Meeting shall have the power to adjourn the meeting to another place, if any, date and time.
Attendance
Only Enviri stockholders of record as of the Special Meeting Record Date, their duly authorized proxy holders, beneficial owners with proof of ownership and our guests may attend the Special Meeting. To gain admittance, please register in advance. To register, Enviri stockholders of record must submit an email to Computershare, at legalproxy@computershare.com with proof of their legal proxy reflecting their Enviri stockholders (in the form of an image of their legal proxy) along with their name and email address. Registration must be labeled “Legal Proxy” and be received by Computershare no later than 5 p.m., Eastern Time, on April 29, 2026. Beneficial owners as of the Special Meeting Record Date who hold shares through a bank, broker or other nominee and properly register will receive an email from Computershare conﬁrming their registration together with a control number. The Special Meeting will be held in a virtual meeting format only. You will be able to attend the virtual Special Meeting, vote, and ask questions during the Special Meeting by visiting https://meetnow.global/MRZPGPM.
Vote Required
Approval of the Transaction Proposal requires the affirmative vote of the holders of a majority of the shares of Enviri common stock entitled to vote on the proposal, voting as a single class. For the Transaction Proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions will not be counted as votes cast in favor of the Transaction Proposal, but will count for the purpose of determining whether a quorum is present.
If your shares of Enviri common stock are registered directly in your name with our transfer agent, you are considered, with respect to those shares of Enviri common stock, the “stockholder of record.” This proxy statement and proxy card have been sent directly to you by Enviri.
If your shares of Enviri common stock are held through a bank, brokerage firm or other nominee, you are considered the “beneficial owner” of shares of Enviri common stock held in street name. In that case, this proxy statement has been forwarded to you by your bank, brokerage firm or other nominee who is considered, with respect to those shares of Enviri common stock, the stockholder of record. As the beneficial owner, you have the right to direct your bank, brokerage firm or other nominee how to vote your shares of Enviri common stock by following their instructions for voting.
Banks, brokerage firms or other nominees who hold shares in street name for customers generally have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokerage firms and other nominees are precluded from exercising their voting discretion with respect to approving non-routine matters such as the Transaction Proposal and, as a result, absent specific instructions from the beneficial owner of such shares of Enviri common stock, banks, brokerage firms or other nominees are not empowered to vote those shares of Enviri common stock on non-routine matters. These broker non-votes will not be counted for purposes of determining a quorum at the Special Meeting, and if there are broker non-votes with respect to your shares of Enviri common stock on the issue, as applicable, these broker non-votes will (i) be counted as abstentions and will have the same effect as if you voted “AGAINST” the Transaction Proposal and (ii) have no effect on the Non-Binding Merger-Related Executive Compensation Proposal and the Adjournment Proposal.
The Non-Binding Merger-Related Executive Compensation Proposal and the Adjournment Proposal each require the affirmative vote of holders of a majority of shares of Enviri common stock present in person or by proxy at the Special Meeting and entitled to vote on the proposal. For each of the Non-Binding Merger-Related Executive Compensation Proposal and the Adjournment Proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN.” For purposes of each of the Non-Binding Merger-Related Executive Compensation Proposal and the Adjournment Proposal, if you attend the Special Meeting and abstain on such proposal, or if you have submitted a proxy and abstained on such proposal, this will have the same effect as if you voted “AGAINST” such proposal.
If you are a stockholder of record, you may have your shares of Enviri common stock voted on matters presented at the Special Meeting in any of the following ways:
•By Internet – You can vote via the Internet prior to the Special Meeting by going to www.envisionreports.com/NVRI and following the instructions outlined on that website. You will be able to attend the Special Meeting virtually and vote at the Special Meeting by visiting https://meetnow.global/MRZPGPM and following the online instructions. If you own common stock of record, you may attend the Special Meeting virtually and vote, regardless of whether you have previously voted via the Internet, by telephone, or by returning a proxy card. Stockholders who attend the Special Meeting virtually by following the above instructions will have an opportunity to vote electronically in accordance with the rules of conduct for the meeting;
•By Telephone – In the United States and Canada, you can vote telephonically before the meeting by calling 800-652-8683 and following the instructions provided by the recorded message. Voting by phone will close at the conclusion of the Special Meeting; or
•By Mail – You can vote by mail by ﬁlling out the enclosed proxy card and returning it pursuant to the instructions set forth on the card.
If you are a beneficial owner, you should receive instructions from your bank, brokerage firm or other nominee that you must follow in order to have your shares of Enviri common stock voted. Those instructions will identify which of the above choices are available to you in order to have your shares of Enviri common stock voted. Please note that if you are a beneficial owner and wish to vote via the virtual meeting website at the Special Meeting, you must provide a legal proxy from your bank, brokerage firm or other nominee at the Special Meeting.
Please refer to the instructions on your proxy or voting instruction card to determine the deadlines for submitting your proxy over the Internet or by telephone. If you choose to submit a proxy by mailing a proxy card, your proxy card should be mailed in the accompanying prepaid reply envelope, and your proxy card must be filed with our Corporate Secretary by the time the Special Meeting begins.
If you submit a proxy, regardless of the method you choose to submit such proxy, the individuals named on the enclosed proxy card, and each of them, with full power of substitution, will vote your shares of Enviri common stock in the way that you indicate. When completing the Internet or telephone processes or the proxy card, you may specify whether your shares of Enviri common stock should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the Special Meeting.
If you properly sign your proxy card but do not mark the boxes showing how your shares of Enviri common stock should be voted on a matter, the shares of Enviri common stock represented by your properly signed proxy will be voted “FOR” the Transaction Proposal, “FOR” the Non-Binding Merger-Related Executive Compensation Proposal, and “FOR” the Adjournment Proposal.
IT IS IMPORTANT THAT YOU VOTE YOUR SHARES OF ENVIRI COMMON STOCK AT THE MEETING PROMPTLY. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED

PROXY CARD IN THE ACCOMPANYING PREPAID REPLY ENVELOPE, OR SUBMIT YOUR PROXY BY TELEPHONE OR THE INTERNET. STOCKHOLDERS WHO ATTEND THE SPECIAL MEETING MAY REVOKE THEIR PROXIES BY VOTING IN PERSON.
As of March 1, 2026, the directors and executive officers of Enviri beneficially owned and were entitled to vote, in the aggregate, 2,696,188 shares of Enviri common stock (not including any Enviri common stock deliverable upon exercise or conversion of any options, stock appreciation rights, restricted shares or phantom awards), representing approximately 3.31 % of the shares of outstanding Enviri common stock. The directors and officers have informed Enviri that they currently intend to vote all such shares of Enviri common stock “FOR” the Transaction Proposal, “FOR” the Non-Binding Merger-Related Executive Compensation Proposal, and “FOR” the Adjournment Proposal.
Proxies and Revocation
Any stockholder of record entitled to vote at the Special Meeting may submit a proxy by telephone, over the Internet or by returning the enclosed proxy card in the envelope provided, or may vote via the virtual meeting website by attending the Special Meeting. If you are a beneficial owner of Enviri common stock registered in the name of your broker, bank or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from us. Please complete and mail that proxy card to ensure that your vote is counted. Alternatively, you may vote over the Internet, as instructed by your broker or bank. If you fail to submit a proxy or to vote via the virtual meeting website at the Special Meeting, or do not provide your bank, brokerage firm or other nominee with instructions, as applicable, your shares of Enviri common stock will not be voted on the proposal to adopt the Transaction Proposal, the Non-Binding Merger-Related Executive Compensation Proposal, or the Adjournment Proposal which will (i) have the same effect as a vote “AGAINST” the Transaction Proposal, and (ii) have no effect on the Non-Binding Merger-Related Executive Compensation Proposal or the Adjournment Proposal.
You may change or revoke your proxy by Internet, telephone or mail prior to 11:59 p.m. Eastern Time on May 1, 2026. You may also change or revoke your proxy by attending the Special Meeting and voting in person in connection with attending the Special Meeting via the Internet as described above. If you hold your shares through a bank, broker or other nominee, only that bank, broker or nominee can revoke your proxy on your behalf.
Adjournments
Although not currently expected, the Special Meeting may be adjourned, if necessary, desirable or appropriate, to solicit additional proxies if, at the time of the Special Meeting, there are an insufficient number of votes in favor of adopting the Transaction Proposal. Pursuant to the Bylaws, the chairman of the Special Meeting shall have the power to adjourn the meeting to another place, if any, date and time. Any adjournment of the Special Meeting for the purpose of soliciting additional proxies will allow the Enviri stockholders who have already sent in their proxies to revoke them at any time prior to their use at the Special Meeting as adjourned.
Anticipated Date of Completion of the Merger
We are working towards completing the Merger as soon as possible. Assuming timely receipt of required regulatory approvals and satisfaction of other closing conditions, including approval by our stockholders of the Transaction Proposal, we anticipate that the Merger will be completed by mid-2026. If our stockholders vote to approve the Transaction Proposal, the Merger will become effective as soon as practicable following the satisfaction or waiver of the other conditions to the Merger, including the effectiveness of the Separation, subject to the terms of the Merger Agreement. See “The Merger Agreement ― Closing and Effective Time of the Merger” beginning on page 86.
Appraisal Rights
If the Merger is consummated and certain conditions are met, CE Holdings stockholders or beneficial owners (who were formerly Enviri stockholders or beneficial owners prior to the Holding Company Merger) who continuously hold their shares of CE Holdings common stock (formerly Enviri common stock) through the Effective Time, who do not vote in favor of the Transaction Proposal or otherwise consent to the Merger in writing, who properly demand in writing an appraisal of their shares delivered to Enviri prior to the taking of the vote on the Transaction Proposal and who comply with, and do not validly withdraw their demands or otherwise lose their appraisal rights under, the applicable provisions of Delaware law (but failure to vote against the Transaction Proposal, alone, will not constitute a waiver of appraisal rights) will be entitled to appraisal rights to receive, in cash, the fair value of their shares as determined by the Delaware Court of Chancery under Section 262. This means that CE Holdings stockholders or beneficial owners (formerly Enviri stockholders or beneficial owners) may be entitled to have their shares of CE Holdings common stock appraised by the Delaware Court of Chancery, and to receive payment in cash of the “fair value” of their shares of CE Holdings common stock, exclusive of any elements of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid on the amount determined to be “fair value” (or in certain circumstances described in further detail in the section of this proxy statement entitled “Appraisal Rights” beginning on page 128, on the difference between the amount determined to be the “fair value” and the amount paid by the Surviving Company in the Merger to each CE Holdings stockholder (formerly Enviri stockholder) entitled to appraisal prior to the entry of judgment in any appraisal proceeding). Due to the complexity of the appraisal process, CE Holdings stockholders or beneficial owners (formerly Enviri stockholders or beneficial owners) who wish to seek appraisal of their shares are encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights. This proxy statement serves as a notice of such appraisal rights pursuant to Section 262.
CE Holdings stockholders or beneficial owners (formerly Enviri stockholders or beneficial owners) considering seeking appraisal should be aware that the “fair value” of their shares as determined pursuant to Section 262 could be more than, the same as, or less than the value of the Merger Consideration that they would receive pursuant to the Merger Agreement if they did not seek appraisal of their shares of CE Holdings common stock.
To exercise appraisal rights, CE Holdings stockholders and beneficial owners (formerly Enviri stockholders and beneficial owners) must: (i) deliver a written demand for appraisal of their shares to CE Holdings before the vote is taken on the Transaction Proposal; (ii) not submit a proxy or otherwise vote in favor of the Transaction Proposal; (iii) continue to hold of record or beneficially own, as applicable, such shares through the Effective Time; and (iv) otherwise comply with all other procedures for exercising and perfecting appraisal rights under the DGCL. Failure to follow the procedures specified under the DGCL will result in the loss of appraisal rights. In addition, the Delaware Court of Chancery will dismiss appraisal proceedings as to all persons who otherwise would be entitled to appraisal rights unless certain stock ownership conditions are satisfied by CE Holdings stockholders (formerly Enviri stockholders) who properly and timely demand appraisal in accordance with Section 262. The DGCL requirements for exercising and perfecting appraisal rights are described in further detail in this proxy statement, which is qualified in its entirety by Section 262. The relevant section of the DGCL regarding appraisal rights, may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262.
If you hold your shares of CE Holdings common stock (formerly Enviri common stock) through a bank, broker or other nominee and you wish to exercise appraisal rights, you may make a written demand for appraisal in your own name, but you must satisfy the conditions set forth above and your written demand must also reasonably identify the holder of record of the shares for which demand is made, be accompanied by documentary evidence of your beneficial ownership of stock (such as a brokerage or securities account statement containing such information or a letter from a broker or other record holder of such shares confirming such information) and a statement that such documentary evidence is a true and correct copy of what it purports to be, and provide an address at which you consent to receive notices given by the Surviving Company under Section 262 and to be set forth on the verified list required by Section 262(f). For more information, please see the section of this proxy statement entitled “Appraisal Rights” beginning on page 128.
Solicitation of Proxies; Payment of Solicitation Expenses
Enviri has engaged D. F. King & Co., Inc. (“D.F. King”) to assist in the solicitation of proxies for the Special Meeting. Enviri estimates that it will pay D.F. King a fee of approximately $20,000 and postage expenses.

Enviri has agreed to reimburse D.F. King for certain fees and expenses and will also indemnify D.F. King, its affiliates and their respective officers, directors, employees, agents, other representatives and controlling persons against certain losses, claims, damages, liabilities and expenses. Enviri may also reimburse banks, brokers or their agents for their expenses in forwarding proxy materials to beneficial owners of shares of Enviri common stock. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person, but they will not be paid any additional amounts for soliciting proxies.
Questions and Additional Information
If you have more questions about the Merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please contact our solicitor by mail, by email or by phone:
D.F. King & Co, Inc.
28 Liberty Street, 53rd Floor
New York, New York 10005
Stockholders may call toll free: (866) 342-4881
Banks and Brokers may call collect: (212) 390-0450
enviri@dfking.com
If your shares are held in the name of a bank, broker, or other nominee, you will receive instructions from your bank, broker, or other nominee of record if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions.

THE TRANSACTIONS (PROPOSAL NO. 1)
This discussion of the Transactions is qualified in its entirety by reference to the Merger Agreement, which is attached to this proxy statement as Annex A, and the Separation Agreement, which is attached to this proxy statement as Annex B. You should read the entire Merger Agreement and the Separation Agreement carefully, as these are the legal documents that govern the transaction.
Overview
On November 20, 2025, Enviri and Veolia entered into certain agreements to effect the acquisition of the Clean Earth Business by Veolia. In the Transactions, Veolia will pay an aggregate cash consideration of $3.04 billion, subject to customary adjustments, as consideration for the Clean Earth Business. A portion of such consideration will be paid out as merger consideration in the Merger and the remainder will be used primarily, among other things, for repayment of Enviri’s debt and payment of transaction expenses, and to support Harsco Rail’s large European engineered-to-order (ETO) rail contracts.
The Transactions include (i) the Holding Company Merger, (ii) the Reorganization, (iii) the distribution to CE Holdings’ stockholders of all of the issued and outstanding shares of New Enviri common stock as of the time of the Distribution at a ratio of one share of New Enviri common stock for every three shares of CE Holdings common stock (formerly Enviri common stock) held as of the Record Date, and (iv) the subsequent Merger. In order to effect the foregoing transactions, Enviri, CE Holdings, Enviri LLC, Veolia and Merger Sub entered into the Merger Agreement and Enviri, CE Holdings, New Enviri, and Veolia entered into the Separation Agreement.
The Holding Company Merger; The Reorganization; The Distribution; The Merger
In connection with the acquisition of CE Holdings by Veolia, prior to the Distribution and the Merger, (i) Enviri and Enviri LLC will consummate the Holding Company Merger pursuant to Sections 251(g) and 264 of the DGCL and Section 18-209 of the Delaware Limited Liability Company Act, with Enviri LLC being the surviving entity of such merger as a wholly owned subsidiary of CE Holdings and each outstanding share of common stock of Enviri being automatically exchanged for one share of common stock of CE Holdings, and (ii) Enviri, CE Holdings, and New Enviri will consummate (or cause to be consummated) the Reorganization, which will generally result in CE Holdings owning the Clean Earth Business and New Enviri owning the New Enviri Business.
As a condition to the Merger, Enviri will consummate the distribution of all of the issued and outstanding shares of New Enviri common stock as of the Record Date, at a ratio of one share of New Enviri common stock for every three shares of CE Holdings common stock held as of the Record Date (which was formerly Enviri common stock exchanged as a result of the Holding Company Merger). Prior to the Distribution, Enviri will consummate or cause to be consummated the Reorganization. Prior to the date of the Separation, Enviri will also prepare and file the New Enviri Registration Statement to register the shares of New Enviri common stock that will be distributed in the Separation.
After the Reorganization and the Distribution are completed, New Enviri will be a separate, publicly held company that will own the businesses and operations of Enviri other than the Clean Earth Business, including the Harsco Environmental and Harsco Rail segments.
Following the Separation, Merger Sub will merge with and into CE Holdings, whereby the separate existence of Merger Sub will cease, and CE Holdings will continue as the Surviving Company and as a wholly owned indirect subsidiary of Veolia in accordance with the Merger Agreement.
Effects of the Merger
The Merger Agreement provides that, each share of CE Holdings common stock (which was formerly Enviri common stock exchanged as a result of the Holding Company Merger) that is issued and outstanding immediately prior to the Effective Time, other than Excluded Shares (as defined below), will be automatically exchanged for an amount per share, in cash, determined by the Enviri Board (and publicly announced by Enviri) no later than five business days prior to the Closing, not to be less than $14.50 per share and not to exceed $16.50 per share without the consent of Veolia.
Excluded Shares shall refer to:
•CE Holdings common stock owned by CE Holdings as treasury stock;
•CE Holdings common stock owned by Veolia or Merger Sub; and
•CE Holdings common stock owned by stockholders of CE Holdings (who were formerly stockholders of Enviri prior to the Holding Company Merger) who comply with all provisions of Section 262 concerning the right of holders of shares of CE Holdings common stock to demand appraisal of such shares in connection with the Merger.
Treatment of Enviri LTI Awards
Prior to the Holding Company Merger, each Enviri LTI Award (other than PSU Awards) will vest in full, and each outstanding PSU Award will vest in accordance with its terms. Each Enviri LTI Award, other than Enviri SAR Awards held by CE Holdings Group employees that are “out-of-the-money,” certain Enviri SAR Awards held by New Enviri employees, and Enviri LTI Awards that by their terms settle in cash, will be cancelled and settled in a net number of shares of Enviri common stock (representing the number of shares subject to the applicable Enviri LTI Award less any required withholding taxes and, in the case of an Enviri SAR Award, taking into account the hypothetical exercise of the award). Those net shares will be automatically exchanged for an equal number of shares of CE Holdings common stock as a result of the Holding Company Merger. In the Merger, each share of CE Holdings common stock held by a former Enviri LTI Award holder will be treated in the same manner as other shares of CE Holdings common stock and will be automatically exchanged for the Merger Consideration, without interest and less any applicable withholding taxes. In addition, holders of shares of CE Holdings common stock received in respect of a former Enviri LTI Award will receive a number of shares of New Enviri common stock in the connection with the Separation in the same manner as other CE Holdings stockholders (who were formerly Enviri stockholders) of record as of the Record Date. Any Enviri SAR Awards held by CE Holdings Group employees that are “out-of-the-money” will be cancelled for no consideration. Enviri SAR Awards held by New Enviri employees will be exchanged for New Enviri SAR Awards, and, if such Enviri SAR Awards are in-the-money, the holders will additionally receive an amount in cash based on the Merger Consideration. Any Enviri LTI Awards that by their terms settle in cash, will be settled in cash in an amount equal to the value of the net shares of Enviri common stock subject to such award (after deducting any required withholding taxes). The treatment of Enviri LTI Awards is described more fully in the section of this proxy statement entitled “The Transactions ― Interests of Certain Persons in the Merger and the Separation” beginning on page 65.
Effect on Enviri if the Merger and the Separation are Not Completed
If the Transaction Proposal is not approved by Enviri’s stockholders or if the Merger and the Separation are not completed for any other reason, Enviri’s stockholders will not receive any payment for their shares of Enviri common stock in connection with the Merger. Instead, Enviri will remain an independent public company and Enviri common stock will continue to be listed and traded on the NYSE. In addition, if the Merger and the Separation are not completed, Enviri’s stockholders will continue to be subject to the same risks and opportunities to which they are currently subject, including, without limitation, risks related to the industry in which Enviri operates, the servicing of Enviri’s debt, market volatility and adverse economic conditions.
Furthermore, if the Merger and the Separation are not completed, and depending on the circumstances that would have caused the Merger not to be completed, the price of Enviri common stock may decline significantly. If that were to occur, it is uncertain when, if ever, the price of Enviri common stock would return to the price at which it trades as of the date of this proxy statement.

Accordingly, if the Merger and the Separation are not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares of Enviri common stock. If the Transaction Proposal is not approved by Enviri’s stockholders or if the Merger and the Separation are not completed for any other reason, there can be no assurance that any other transaction acceptable to Enviri will be offered or that Enviri’s business, prospects or results of operation will not be adversely impacted.
In addition, the Merger Agreement provides that, upon termination of the Merger Agreement under certain circumstances, Enviri may be required to pay to Veolia the termination fee of $80,000,000. In certain circumstances, Veolia may be required to pay to Enviri the Reverse Termination Fee of $150,000,000. See the sections entitled “The Merger Agreement ― Termination Fee” and “The Merger Agreement ― Reverse Termination Fee” beginning on page 102 of this proxy statement for a discussion of the circumstances under which the Termination Fee or Reverse Termination Fee may be required to be paid.
Background of the Merger and the Separation
The Enviri Board and representatives of Enviri management meet and consider, on an ongoing basis, Enviri’s long-term strategy and the range of strategic opportunities available to Enviri to strengthen its business and to enhance stockholder value, including acquisitions, dispositions and other strategic transactions.
During the period from 2021 through mid-2024, the Enviri Board considered a range of alternatives to address what it and Enviri management believed to be a persistent discount to the trading value of Enviri’s shares relative to the sum-of-the-parts value of Enviri’s businesses, including the possibility of selling one or more of Enviri’s businesses. No transaction was entered into during this period.
On October 2, 2024, the Enviri Board held a meeting at which members of Enviri management and representatives of BofA Securities, Inc. (“BofA Securities”) were present. At the meeting, representatives of BofA Securities discussed with the Enviri Board various potential strategic alternatives to maximize value for Enviri stockholders, including a potential sale of the Harsco Environmental business, a potential sale of the Clean Earth Business, a potential sale of Enviri as a whole, a potential transaction in which Enviri would partially de-lever its balance sheet by issuing equity to one or more private investors, and Enviri continuing to execute on its stand-alone business plan. Following a review of the foregoing alternatives, the Enviri Board determined that it was in the best interest of Enviri and its stockholders for Enviri to continue to execute on its existing business plan in the near-term but that the Enviri Board, with the assistance of management and Enviri’s advisors, would continue to monitor the market for an opportune time to further consider strategic alternatives to maximize stockholder value.
On November 22, 2024, a potential strategic acquirer (which we refer to as “Party A”) submitted to Enviri an unsolicited preliminary, non-binding indication of interest for an acquisition of the Clean Earth Business at an all-cash price reflecting an enterprise value for the business of $2.0 billion.
On December 18, 2024, a stockholder of Enviri sent a letter to the Enviri Board urging the Board to conduct a strategic review of all of Enviri’s businesses.
On December 20, 2024, the Enviri Board held a meeting at which members of Enviri management and representatives of BofA Securities and Fried, Frank, Harris, Shriver & Jacobson LLP (“Fried Frank”), Enviri’s outside legal counsel, were present. At the meeting, representatives of BofA Securities discussed with the Enviri Board the indication of interest submitted by Party A as well as the possibility of obtaining an improved proposal from Party A or another potential acquiror; recent market developments and challenges facing Enviri’s businesses; and various potential strategic alternatives to maximize value for Enviri stockholders, including a potential sale of the Harsco Environmental business, a potential sale of the Clean Earth Business, a potential spin-off of the Clean Earth Business, a potential sale of Enviri as a whole, and Enviri continuing to execute on its stand-alone business plan. At the meeting, a representative of Fried Frank discussed the fiduciary duties of the Enviri Board in connection with its consideration of the indication of interest from Party A and other potential strategic alternatives. After discussion, the Board determined that, while Party A’s offer was financially attractive, the Enviri Board was confident that Enviri could receive an improved offer by introducing competitive tension in a sale process. The

Enviri Board also determined that given market forces and other challenges Enviri then faced, it continued to be in the best interest of Enviri and its stockholders for Enviri to continue to execute on its existing business plan but with the Enviri Board, together with management and Enviri’s advisors, continuing to monitor market developments to determine the appropriate time to further consider strategic alternatives to maximize stockholder value.
On February 20, 2025, Enviri announced that Nicholas C. Fanandakis would be nominated by the Enviri Board to stand for election as an independent director at Enviri’s upcoming 2025 Annual Meeting of Stockholders. Mr. Fanandakis’ nomination was made in accordance with a January 17, 2025 Cooperation Agreement between Enviri and Neuberger Berman Group LLC and certain of its affiliates.
On April 7, 2025, a financial sponsor (which we refer to as “Party B”) sent an unsolicited e-mail to F. Nicholas Grasberger III, Enviri’s Chairman, Chief Executive Officer, and (at the time) President, in which the financial sponsor indicated an interest in a potential acquisition of Enviri as a whole. The email did not indicate a specific price for such a transaction, but indicated that Party B’s expectation, based on its initial diligence from public information, was that it would have the ability to pay in excess of 60% over the volume weighted average price (VWAP) for the Enviri shares over the prior 60-day period. The 60-day VWAP for the Enviri common stock was then approximately $7.23 per share, and 60% over that VWAP was $11.57 per share.
On April 24, 2025, at a regularly scheduled meeting of the Enviri Board, at which members of BofA Securities and Fried Frank were present, representatives of BofA Securities discussed with the Enviri Board various market forces that continued to put pressure on the trading price of Enviri’s shares, increasing the discount between the trading price and the sum-of-the-parts value of Enviri’s businesses. The representatives of BofA Securities further discussed a potential transaction in which the shares of a new company holding Enviri’s Harsco Environmental and Harsco Rail businesses would be distributed to Enviri’s stockholders in a taxable spin-off with Enviri’s remaining Clean Earth Business being concurrently sold to an acquirer for cash without resulting in corporate-level tax on that sale. Representatives of BofA Securities and Fried Frank described additional work that could be undertaken to further explore the feasibility of such a transaction.
On April 28, 2025, the Enviri Board held a meeting at which members of Enviri management and representatives of Jefferies, LLC (“Jefferies”) were present. At the meeting, the representatives of Jefferies led a discussion regarding potential strategic alternatives for maximizing stockholder value. After discussion, the Enviri Board instructed management to work with BofA Securities, Jefferies and Fried Frank as well as Enviri’s other advisors to explore the feasibility of a taxable spin-off of a new company (referred to as “New Enviri”) holding Enviri’s Harsco Environmental and Harsco Rail businesses followed by a sale of the Clean Earth Business in a transaction that would not result in corporate-level tax and allow a portion of the transaction proceeds to be paid to Enviri stockholders and a portion to be paid to New Enviri (a “Sale/spin-off Transaction”) as well as other transaction alternatives for maximizing stockholder value and report back to the Enviri Board.
On May 21, 2025, a financial sponsor (which we refer to as “Party C”) submitted to the Enviri Board an unsolicited non-binding indicative proposal for an acquisition of Enviri as a whole at a cash price per share of between $13.00 and $13.50.
On May 29, 2025, a financial sponsor (which we refer to as “Party D”) submitted to the Enviri Board an unsolicited non-binding indicative proposal for an acquisition of Enviri as a whole at a cash price per share of $14.00.
On June 4, 2025, a financial sponsor (which we refer to as “Party E”) and a potential strategic acquirer (which we refer to as “Party F”) submitted an unsolicited joint letter to Mr. Grasberger indicating their interest in engaging in a transaction in which Party E would acquire Enviri as a whole for $11.00 to 12.00 per share in cash and, following the acquisition, Party F would acquire an unspecified portion of Enviri’s business from Party E.
On June 30, 2025, the Enviri Board held a meeting at which members of Enviri management were present to discuss the unsolicited indications of interest received. After discussion, the Enviri Board determined that it should delay responding to the indications of interest until after the management team and Enviri’s advisors could further advance their assessment of the feasibility of a Sale/spin-off Transaction as well as other potential transaction alternatives.
The Enviri Board held a regularly scheduled meeting on July 23 and July 24, 2025 at which members of Enviri management and representatives of BofA Securities, Jefferies and Fried Frank were present. At the meeting, members of management and representatives of BofA Securities, Jefferies and Fried Frank discussed the work that had been undertaken with respect to the feasibility of a Sale/spin-off Transaction and communicated the view that such a transaction could be completed. Representatives of BofA Securities discussed their preliminary financial analysis of the Clean Earth Business as well as the potential value realizable by Enviri stockholders in a Sale/spin-off Transaction. Representatives of BofA Securities and Jefferies discussed an indicative timeline for a process for a potential Sale/spin-off Transaction as well as a list of parties that could be approached to ascertain their interest in such a transaction. Russell C. Hochman, then the Senior Vice President, General Counsel, Chief Compliance Officer & Corporate Secretary of Enviri, and a representative of Fried Frank reviewed with the Enviri Board their fiduciary duties in the context of the proposed process. After discussion, the Enviri Board directed BofA Securities and Jefferies to approach potential acquirors of the Clean Earth Business, including but not limited to Parties A, B, C, D, E and F, Veolia, and other potentially interested parties, regarding a potential Sale/spin-off Transaction. The Enviri Board also directed the financial advisors to engage with parties expressing interest in an acquisition of Enviri as a whole. The Enviri Board also authorized the issuance by Enviri of a public announcement indicating that the Enviri Board had authorized the commencement of a process to explore strategic alternatives to maximize stockholder value.
On August 4, 2025, Enviri entered into an engagement letter formally engaging BofA Securities to serve as financial advisor to Enviri in connection with a potential sale of Enviri, a potential sale of the Clean Earth Business and/or a potential spin-off of New Enviri. Enviri engaged BofA Securities based on, among other matters, BofA Securities’ familiarity with Enviri and their prior review of strategic alternatives, their reputation as an internationally recognized investment banking firm and their substantial experience with transactions involving companies similar to Enviri.
On August 5, 2025, Enviri publicly announced it was evaluating a wide range of strategic alternatives including but not limited to a tax-efficient sale or separation of the Clean Earth Business, aimed at unlocking stockholder value.
BofA Securities and Jefferies proactively contacted twenty-one (21) potential bidders, including Parties A, B, C, D, E and F and Veolia, and an additional sixteen (16) potential bidders initiated contact with Enviri. Enviri entered into nondisclosure agreements with a total of thirty-one (31) parties, including Parties A, B, C, D, E and F and Veolia. Each of the nondisclosure agreements contained a standstill provision that generally restricts such party from submitting proposals to Enviri, but which allows the bidder to submit proposals to Enviri after the announcement of a transaction.
From August 19, 2025 through August 26, 2025, Enviri held preliminary management meetings with Parties A, B, C, D, E, F, a strategic acquiror (which we refer to as “Party G”), a financial sponsor (which we refer to as “Party H”), a financial sponsor (which we refer to as “Party I”), a financial sponsor (which we refer to as “Party J”) and Veolia.
From August 26, 2025 through September 4, 2025, BofA Securities and Jefferies provided twenty-nine (29) potential bidders with confidential materials and round one process instructions relating to a potential Sale/spin-off Transaction involving the Clean Earth Business. BofA Securities and Jefferies also provided ten (10) of those potential bidders who had expressed interest in submitting a proposal for an acquisition of Enviri as a whole with confidential materials related to the Harsco Environmental and Harsco Rail segments as well as round one process instructions for submitting a proposal for an acquisition of Enviri as a whole. The round one process instructions directed all potential bidders to submit an initial proposal to Enviri by September 24, 2025.
On September 16, 2025, Party E and Party F each notified Enviri of their intention to withdraw from the process.

On September 19, 2025, the Enviri Board held a meeting with representatives of Fried Frank in attendance. At the meeting, Mr. Grasberger and the Enviri Board discussed the status of the outreach process. The Enviri Board then discussed potential candidates to serve as Chief Executive Officer for New Enviri in the event that a Sale/spin-off Transaction is completed and the process for selecting a potential CEO for New Enviri. Representatives of Fried Frank also discussed with the Enviri Board their fiduciary duties in the context of the transaction process and the selection of a CEO for New Enviri.
On or about September 24, 2025, Enviri received (i) six (6) written non-binding indications of interest to acquire the Clean Earth Business for cash in a Sale/spin-off Transaction (each, a “Clean Earth Proposal”), as well as (ii) two (2) non-binding indications of interest for an acquisition of Enviri as a whole (each a “WholeCo Proposal”).
The indicative enterprise values for the Clean Earth Business reflected in each of the Clean Earth Proposals were as follows:
•Party A: $3.2 billion
•Party C: $2.7-2.8 billion
•Party G : $2.7-2.8 billion
•Veolia: $2.8 billion
•Party I : $2.1 billion
•A Clean Earth Proposal from a financial sponsor (which we refer to as “Party K”): $2.2 billion
The prices per share of Enviri reflected in each of the WholeCo Proposals were as follows:
•Party D: $14.00 per share
•A WholeCo Proposal from a financial sponsor (which we refer to as “Party L”): $15.05 per share
On October 1, 2025, the Enviri Board held a meeting with members of management and representatives of BofA Securities, Jefferies and Fried Frank in attendance. At the meeting, representatives of BofA Securities and Jefferies provided a status update on the transaction process and an overview and analysis of each of the Clean Earth Proposals and WholeCo Proposals, including each bidder’s due diligence requirements. Mr. Hochman and a representative of Fried Frank provided the Enviri Board with an overview of antitrust considerations relevant to each bidder. Following the discussion, which included an evaluation of the likely extended time-frame associated with conducting a full due diligence process on the Harsco Environmental and Harsco Rail businesses required by the bidders that submitted WholeCo Proposals and the risk that after such due diligence process those bidders could lower their proposed offer prices, the Enviri Board decided to focus the process on the Clean Earth Proposals received from Parties A, C, G and Veolia and to advance those four bidders to round two of the process.
During the week of October 6, 2025, each of Parties A, C, G and Veolia held due diligence meetings with the senior members of the Clean Earth management team.
On October 10, 2025, representatives of Fried Frank made available to the bidders an initial draft of the Merger Agreement which provided for, among other things (i) a “hell-or-high water” provision requiring the bidder to take all action necessary to eliminate any regulatory impediments to closing, (ii) a reverse termination fee equal to 10% of the enterprise value for the Clean Earth Business in the transaction to be payable by the bidder to Enviri if the agreement terminated because of failure to obtain required regulatory approvals, (iii) a termination fee of 3% of the equity value of Enviri payable by Enviri to the bidder if Enviri terminates the Merger Agreement to accept a superior proposal, (iv) standard public company representations, and (v) no financing contingencies.

Also, on October 10, 2025, on behalf of Enviri, representatives of Fried Frank made available to the bidders an initial draft of the Separation Agreement which provided for, among other things, a closing date working capital adjustment, cash and debt adjustments.
On October 11, 2025, Party G notified Enviri of its intention to withdraw from the process in light of other internal priorities.
On October 14, 2025, BofA Securities and Jefferies delivered round two process instructions to Party A, Party C, and Veolia, and directed them to submit their revised proposals to Enviri by November 10, 2025, with revised drafts of the transaction documents to be submitted to Fried Frank by October 30, 2025.
On October 23, 2025, the Enviri Board held a regularly-scheduled meeting with members of management and representatives of BofA Securities, Jefferies and Fried Frank in attendance. At the meeting, representatives of BofA Securities and Jefferies updated the Enviri Board on the due diligence process being undertaken by the bidders. Mr. Hochman and representatives of Fried Frank discussed with the Enviri Board antitrust considerations relevant to each bidder. Members of management led a discussion regarding the potential proceeds from a sale of the Clean Earth Business and potential amounts of those proceeds available for payment to Enviri stockholders as merger consideration in such sale, as well as the portion to be paid to New Enviri for the repayment of debt and other uses. Members of management also presented to the Enviri Board a proposed amendment to Enviri’s credit agreement that would permit and otherwise facilitate the completion of a Sale/spin-off Transaction with the credit agreement being assumed by New Enviri in connection with such transaction. After discussion, the Enviri Board authorized the execution of the proposed amendment to the credit agreement.
On or about October 30, 2025, Parties A and C and Veolia submitted to Fried Frank revised drafts of the Merger Agreement and the Separation Agreement for feedback ahead of the round two bid deadline. Fried Frank met with counsel to Parties A and C and representatives of Wachtell, Lipton Rosen & Katz (“Wachtell Lipton”), counsel to Veolia, during the week of November 3, 2025 to provide feedback to each party on their respective drafts of the transaction documentation. As part of the feedback, Fried Frank emphasized the importance of certainty of closing and certainty of amount of the consideration.
On or about November 10, 2025, Enviri received round two proposals from Party A, Party C, and Veolia, together with revised drafts of the Merger Agreement and the Separation Agreement.
The indicative enterprise values for the Clean Earth Business and the estimated net proceeds to Enviri stockholders and New Enviri (after giving effect to adjustments) reflected in each of the round two proposals were as follows:
•Party A: Enterprise value of $2.9 billion; estimated net proceeds of $2.819 billion
•Party C: Enterprise value of $2.7 billion, but no estimate of net proceeds provided
•Veolia: Enterprise value of $3.02 billion; estimated net proceeds of $2.877 billion
On November 11, 2025, the Enviri Board held a meeting with management and representatives of BofA Securities, Jefferies and Fried Frank in attendance. At the meeting, the representatives of BofA Securities and Jefferies discussed with the Enviri Board the financial terms of the round two proposals submitted. Representatives of Fried Frank discussed the key legal terms and regulatory considerations with respect to each proposal, including the various price adjustments, regulatory commitments and termination fee provisions reflected in the revised markups of the Merger Agreement and the Separation Agreement. Representatives of Fried Frank noted that, while the regulatory commitment and regulatory reverse termination fee proposed by Veolia were more favorable to Enviri than that proposed by Party A, Veolia was proposing that Enviri pay a termination fee of approximately $116 million in order to terminate the Merger Agreement to accept a superior proposal, while Party A was proposing a termination fee of $75 million. At this meeting, the Enviri Board determined that the proposals from Party A and Veolia were sufficiently close such that BofA Securities and Jefferies should seek improvement to the financial and legal terms of the bids from each bidder. Following this meeting, the bidders were instructed to submit their best and final bids by November 13, 2025.
On November 13, 2025, Enviri received revised round two proposals from Parties A and C and Veolia.
The indicative enterprise values for the Clean Earth Business and the estimated net proceeds to Enviri stockholders and New Enviri (after giving effect to adjustments) reflected in each of the revised round two proposals were as follows:
•Party A: Enterprise value of $2.9 billion; estimated net proceeds of $2.9 billion
•Party C: Enterprise value of $2.9 billion, but no estimate of net proceeds provided
•Veolia: Enterprise value of $3.04 billion; estimated net proceeds of $2.975 billion
On November 14, 2025, the Enviri Board held a meeting with management and representatives of BofA Securities, Jefferies, and Fried Frank in attendance. At the meeting, the representatives of BofA Securities and Jefferies discussed with the Enviri Board the financial terms of the revised round two proposals. Representatives of Fried Frank discussed the key legal terms of the revised round two proposals, including that Veolia had reduced its proposed termination fee payable in order for Enviri to terminate the Merger Agreement to accept a superior proposal to $90 million. Representatives of Fried Frank also discussed the expected process for obtaining regulatory clearance for a transaction and indicated that Veolia and its counsel at Wachtell Lipton had been the most constructive in engaging with Fried Frank on the process for obtaining regulatory clearance and in resolving points under the Merger Agreement and Separation Agreement. Representatives of BofA Securities informed the Board that Party C had indicated that, if provided with additional requested information regarding the Harsco Environmental and Harsco Rail businesses, it would within forty-eight to seventy-two hours of receiving the information be able to provide Enviri with an offer for an acquisition of Enviri as a whole. The Enviri Board discussed with management and representatives of BofA Securities, Jefferies and Fried Frank the process and likely timeframe for engaging with Party C regarding any offer it may provide to acquire Enviri as a whole, and their opinion that Party C would need substantial time to conduct due diligence and negotiate definitive documentation relating to any such offer which could result in a material delay to the transaction process. Enviri’s management and representatives also discussed that Party C’s request carried the risk that it may not result in a superior bid, and that any offer Party C submits may be reduced as a result of its due diligence. It was noted that Veolia had requested exclusivity and may not be prepared to wait while Enviri explored a potential sale of the company as a whole, putting the proposed transaction with Veolia at significant risk. After thoughtful consideration, and taking into account the advice of Enviri’s financial and legal advisors, it was the consensus of the Enviri Board that, in light of the fact that Veolia’s proposed purchase price was highest, and given its constructive engagement on regulatory strategies and the legal documentation, it was in the best interest of Enviri and its stockholders to proceed to finalize a transaction with Veolia and not seek to pursue a sale of Enviri as a whole to Party C. The Board, however, instructed Fried Frank to seek to negotiate a lower termination fee with counsel to Veolia. In addition, the Enviri Board also authorized management to execute an exclusivity agreement with Veolia for a short period of time.
Later on November 14, 2025, a representative of Wachtell Lipton reiterated Veolia’s insistence on a short period of exclusivity through November 21, 2025.
On November 16, 2025, Enviri entered into an agreement that granted Veolia exclusivity until 11:59 PM on November 21, 2025.
On November 18, 2025, the Enviri Board held a meeting with management and representatives of BofA Securities, Jefferies, Fried Frank and Joele Frank Wilkinson Brimmer Katcher (“Joele Frank”), Enviri’s communications advisor, in attendance. At the meeting, representatives of BofA Securities and Jefferies reviewed with the Enviri Board the key financial terms of the proposed agreement with Veolia. Representatives of BofA Securities reviewed BofA Securities’ preliminary financial analyses of the enterprise value of $3.04 billion for the Clean Earth Business reflected in Veolia’s final proposal. The representatives of Joele Frank provided an overview of potential communications strategies in connection with the transaction. The representatives of Fried Frank then discussed with the Enviri Board the legal terms of the proposed transaction documents with Veolia and reviewed the fiduciary duties of the Enviri Board in connection with the proposed transaction. The Board also instructed management to analyze the appropriate allocation of the transaction proceeds between Enviri stockholders and New Enviri, taking into account the expected pro forma leverage and cash needs of New Enviri after the spin-off and, based on this analysis, to negotiate with Veolia a proposed range of cash per share to be paid to Enviri stockholders in connection with the transaction.
On November 19, 2025, Enviri entered into an engagement letter formally engaging Jefferies to serve as financial advisor to Enviri in connection with a potential sale of Enviri, a potential sale of the Clean Earth Business and/or a potential spin-off of New Enviri. Enviri engaged Jefferies based on, among other matters, Jefferies’s familiarity with Enviri and their prior review of strategic alternatives, their reputation as an internationally recognized investment banking firm and their substantial experience with transactions involving companies similar to Enviri.
In addition, from November 14, 2025 to November 20, 2025, Enviri, Veolia and their respective legal counsels worked to finalize the terms of the Merger Agreement, the Separation Agreement and the other transaction documents. Veolia agreed to reduce the proposed termination fee from $90 million to $80 million. In addition, the parties agreed that, of the net proceeds of the transaction, $14.50 to $16.50 per share in cash would be paid to Enviri stockholders at closing, with the final amount to be determined by the Enviri Board prior to closing.
On November 20, 2025, the Enviri Board held a meeting with representatives of management and representatives of BofA Securities, Jefferies and Fried Frank. At the meeting, representatives of BofA Securities reviewed the key financial terms of the proposed agreement with Veolia, including that $14.50 to $16.50 per share in cash would be paid to Enviri stockholders at closing, with the final amount to be determined by the Enviri Board prior to closing, taking into account the expected pro forma leverage and cash needs of New Enviri after the spin-off. Representatives of BofA Securities reviewed its financial analyses of the Purchase Price for the Clean Earth Business reflected in the definitive transaction documents. Also at this meeting, BofA Securities delivered to the Enviri Board an oral opinion, which was confirmed by delivery of a written opinion dated November 20, 2025, to the effect that, as of the date of the opinion and based on and subject to various assumptions and limitations described in its opinion, the Purchase Price to be paid by Veolia to acquire the Clean Earth Business pursuant to the Merger Agreement and the Separation Agreement was fair, from a financial point of view, to the holders of Enviri common stock.
Representatives of Fried Frank then reviewed with the Enviri Board the information that had previously been provided by BofA Securities with respect to any material relationships with either Enviri, Veolia or Enviri’s largest stockholder (which information provided by BofA Securities is described in further detail in the section of this proxy statement entitled “Opinion of BofA Securities, Inc.” beginning on page 55). Representatives of Fried Frank reviewed with the Enviri Board their fiduciary duties in the context of the transaction and provided an update on the final terms of the Merger Agreement and the Separation Agreement. Representatives of Fried Frank then summarized the resolutions proposed to be adopted by the Enviri Board to approve the transactions. After carefully considering the proposed terms of the transactions, and taking into consideration the matters discussed during the meeting and prior meetings of the Enviri Board (for additional detail, see the section of this proxy statement entitled “Reasons for the Merger and the Separation” beginning on page 50), the Enviri Board unanimously adopted resolutions, among other things, (i) declaring the Merger Agreement, the Separation Agreement, and the other transaction documents and the transactions contemplated thereby were advisable and fair to, and in the best interests of, Enviri and the stockholders of Enviri, (ii) approving the execution, delivery and performance by Enviri of the Merger Agreement, the Separation Agreement and the other transaction documents and the transactions contemplated thereby, and (iii) recommending that the Enviri stockholders approve and adopt the Merger Agreement and the transactions contemplated thereby.
That evening, Enviri, CE Holdings, Enviri LLC, Veolia, and Merger Sub executed and delivered the Merger Agreement and the Separation Agreement.

On the morning of November 21, 2025, each of Enviri and Veolia issued a press release announcing the transactions.
Reasons for the Merger and the Separation; Recommendation of the Board of Directors
Recommendation of the Board of Directors
By unanimous vote, the Enviri Board, at a meeting held on November 20, 2025, (i) declared the Merger Agreement, the Separation Agreement, and the transactions contemplated thereby advisable and fair to, and in the best interests of, Enviri and the stockholders of Enviri, (ii) approved the execution, delivery and performance by Enviri of the Merger Agreement, the Separation Agreement and the other transaction documents and the transactions contemplated thereby, and (iii) recommended that the Enviri stockholders approve and adopt the Merger Agreement and the transactions contemplated thereby.
The Enviri Board unanimously recommends that you vote “FOR” approval of the Transaction Proposal, “FOR” approval of the Non-Binding Merger-Related Executive Compensation Proposal, and “FOR” approval of the Adjournment Proposal.
Reasons for the Merger and the Separation
In (i) determining that the terms of the Merger Agreement, the Separation Agreement and the other transaction documents and the transactions contemplated thereby are advisable, fair to and in the best interests of Enviri and its stockholders, (ii) approving the execution, delivery and performance of the Merger Agreement, the Separation Agreement and the other transaction documents and the transactions contemplated thereby, and (iii) recommending that the stockholders of Enviri approve and adopt the Merger Agreement and the transactions contemplated thereby, the Enviri Board consulted with representatives of Enviri management, Enviri’s outside legal counsel and its financial advisors, and considered a number of factors, including the following non-exhaustive list of material reasons (which are not listed in order of relative importance) that the Enviri Board believes support its unanimous determination and recommendation. The Enviri Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its determination. The Enviri Board viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of the Enviri Board’s reasons for the transactions and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements” beginning on page 31:
•Transaction Consideration. The Enviri Board considered that the purchase price contemplated by the Merger Agreement and Separation Agreement reflected an enterprise value of $3.04 billion for the Clean Earth Business, of which, Enviri stockholders would be expected to receive approximately $1.3 billion to $1.5 billion in cash, based on an amount per share of $14.50 to $16.50, as determined by the Enviri Board prior to closing. The Enviri Board also considered that approximately $1.5 billion to $1.7 billion would be used for repayment of Enviri’s debt and payment of transaction expenses, and retained as cash to support Harsco Rail’s large European engineered-to-order (ETO) rail contracts.
•Certainty of Value. The Enviri Board considered the fact that Enviri stockholders would be expected to receive aggregate cash consideration of approximately $1.3 billion to $1.5 billion, based on an amount per share between $14.50 and $16.50, which will provide Enviri stockholders with immediate liquidity and a certainty of value for Enviri’s Clean Earth Business. The Enviri Board believed this certainty of value was compelling, especially when viewed against the risks and uncertainties associated with Enviri’s stand-alone strategy for Clean Earth, strategic alternatives and the potential impact of such risks and uncertainties on the trading price of the Enviri common stock, including those described above and the other risks and uncertainties discussed in Enviri’s public filings with the SEC (including the risk factors set forth in Enviri’s

Annual Report on Form 10-K for the fiscal year ended December 31, 2025, and current reports on Form 8-K). The Enviri Board considered that, in addition to the Merger Consideration from the sale of the Clean Earth Business, stockholders of Enviri would receive shares of common stock of New Enviri, allowing such stockholders to continue to recognize value from Enviri’s Harsco Environmental and Harsco Rail segments.
•Financial Condition and Prospects of Enviri and New Enviri. The Enviri Board considered Enviri’s current and historical financial condition, results of operations, business, competitive position, properties, assets and prospects, as well as the long-range plans of Enviri. The Enviri Board believed that a sale of the Clean Earth Business to Veolia was more favorable to Enviri’s stockholders than the alternative of maintaining the status quo, including due to the fact that:
◦a portion of the proceeds from the sale of the Clean Earth Business would be used to repay significant indebtedness of Enviri estimated as approximately $1.35 billion;
◦New Enviri would have a strengthened balance sheet and estimated 2025 pro forma annual revenue of approximately $1.3 billion and estimated 2025 pro forma adjusted EBITDA of in excess of $135 million;
◦New Enviri would be recapitalized to have a conservative 2.0x net debt to adjusted EBITDA capital structure at Closing;
◦New Enviri would hold the Harsco Environmental segment, which was estimated to generate approximately $1 billion revenue in 2025. The Enviri Board believed that Harsco Environmental is well positioned to drive value creation going forward, including due to such factors as its (i) significant operating leverage as steel production levels recover and as newly won sites reach run-rate profitability, (ii) meaningful margin growth potential, (iii) long-term contracts and large backlog which create highly visible earnings, (iv) critical partnerships with the world’s largest steel producers for over seventy years, (iv) attractive geographic footprint with strategic positioning in high growth regions, (v) growth generated from cross-selling of services to existing customers, (vi) the business not being directly geared to a commodity process, and (vii) the business being a leader in ESG innovation and resource recovery; and
◦New Enviri would hold the Harsco Rail segment, which was estimated to generate revenue in excess of $245 million in 2025. The Enviri Board believed that Harsco Rail is at a strategic inflection point, including due to its (i) strategic plan to phase out loss-making engineered-to-order (ETO) contracts, (ii) in-flight restructuring with a focus on execution and profitability, (iii) growth and value being linked to megatrends within the large maintenance-of-way market, (iv) industry leading installed base with a strong aftermarket business, (v) comprehensive portfolio of solutions for major rail operators, and (vi) status as a technology leader with a reputation for service and support.
In light of the foregoing, the Enviri Board believed that New Enviri’s improved cash flow and debt positions, as well as its enhanced financial and strategic flexibility and operational agility, would make it well-positioned to capture value upside in the Harsco Environmental and Harsco Rail segments.
•Implied Premium. The Enviri Board considered the current and historical market prices, volatility and trading information with respect to shares of Enviri common stock, including the fact that the cash consideration of between $14.50 and $16.50 per share represented a premium compared to Enviri’s unaffected closing stock price of $8.63 on August 4, 2025, the last trading day before Enviri’s announcement that it was considering strategic alternatives. In addition to the cash consideration, the Enviri Board considered that the overall transaction consideration, which includes the issuance of 0.33 shares of New Enviri common stock for each share of Enviri, would represent an even higher premium to the then current trading prices.

•Sale Process. The Enviri Board considered that Enviri had conducted a comprehensive and competitive process since the public announcement of the strategic alternatives review process on August 5, 2025, involving outreach to potential strategic acquirers and financial sponsors, of which thirty-one (31) entered into nondisclosure agreements with Enviri and received access to due diligence materials, eight (8) provided first round indications of interest (including six (6) Clean Earth Proposals and two (2) WholeCo Proposals), three (3) parties provided second round Clean Earth Proposals, and three (3) parties provided final round Clean Earth Proposals. The Enviri Board also considered the course and history of Enviri’s discussions and negotiations with Veolia and the other bidders, as described in the section of this proxy statement entitled “The Transactions (Proposal No. 1)— Background of the Merger and the Separation” beginning on page 43, including the multiple rounds of bids submitted by other parties and the expectation that each other bidder had put forward the best terms that they were willing to offer for a strategic transaction.
•Industry and Economy. The Enviri Board considered the overall value of the Merger and the Separation in the context of current market activity, Enviri’s historical performance, and changes in general economic and political conditions and timing for Enviri to explore a potential strategic transaction, including the facts that there was a high level of market interest in the Clean Earth Business and that the Merger Consideration received for the sale of the Clean Earth Business would represent (i) a significant premium over the unaffected stock price of Enviri, and (ii) a significant step towards unlocking the sum-of-the parts value in Enviri.
•BofA Securities’ Fairness Opinion. The Enviri Board considered the opinion of BofA Securities, dated November 20, 2025, to Enviri’s board of directors as to the fairness, from a financial point of view, to the holders of Enviri common stock of the Purchase Price to be paid by Veolia to acquire the Clean Earth Business pursuant to the Merger Agreement and the Separation Agreement, as more fully described below in the section entitled “Opinion of BofA Securities” beginning on page 55.
•Likelihood of Completion. The Enviri Board considered the likelihood that the Merger and the Separation would be completed based on, among other things (not necessarily in any order of relative importance):
◦the fact that there is no financing or due diligence condition to the completion of the Merger or the Separation in the Merger Agreement or the Separation Agreement;
◦the fact that approval of the Merger by Enviri’s stockholders and completion of the Holding Company Merger and the Separation are conditions to the closing of the Merger;
◦the fact that the conditions to the closing of the Merger and the Separation are specific and limited in scope;
◦the business reputation and global capabilities of Veolia, and the Enviri Board’s perception that Veolia is willing to devote the resources necessary to close the Merger and the Separation in an expeditious manner, as well as the commitments made to such effect by Veolia in the Merger Agreement;
◦Veolia’s financial condition, including that Veolia has sufficient cash on hand to fund the transactions without the need for any third-party financing, and discussions in respect thereof between the Enviri Board and Enviri’s advisors; and
◦Enviri’s ability, under certain circumstances pursuant to the Merger Agreement and the Separation Agreement, to seek specific performance to prevent breaches of the Merger Agreement and the Separation Agreement by Veolia and/or Merger Sub and to enforce specifically the terms of the Merger Agreement and the Separation Agreement.

•Tax Treatment. The Enviri Board considered that the transactions are not expected to result in material cash tax expense to Enviri, CE Holdings or New Enviri.
•Other Terms of the Merger Agreement. The Enviri Board considered other terms of the Merger Agreement, which are more fully described below in the section of this proxy entitled “The Merger Agreement” beginning on page 85. Certain provisions of the Merger Agreement that the Enviri Board considered important included:
◦Enviri’s ability to provide information to, and engage with or participate in discussions and negotiations with, any person who has made a written acquisition proposal and to authorize, adopt, approve, recommend and otherwise declare advisable such an acquisition proposal subject to a number of conditions, in order to maximize stockholder value;
◦Enviri’s ability to terminate the Merger Agreement and to enter into an alternative acquisition agreement with respect to a superior proposal, subject to a number of conditions including payment of the Termination Fee (as described in further detail in the section of this proxy statement entitled “The Merger Agreement ― Solicitation of Acquisition Proposals; Board Recommendation Changes” beginning on page 95 and “The Merger Agreement ― Termination” beginning on page 101), in order to maximize stockholder value;
◦the ability of the Enviri Board to change its recommendation in connection with a superior proposal or intervening event where failure to do so would reasonably be likely to be inconsistent with its fiduciary duties, subject to Veolia and Merger Sub’s right to terminate the Merger Agreement in the event of such change of recommendation, and Enviri’s obligation to pay the Termination Fee in the event of such termination;
◦the possibility of the occurrence of a Company Material Adverse Effect (as defined in the Merger Agreement) on CE Holdings, the non-occurrence of which is a condition to Veolia’s obligation to consummate the Merger;
◦the outside date of August 20, 2026 (subject to an automatic extension to November 20, 2026 if the sole cause of the delay is a result of failure to obtain antitrust clearance on or prior to 5:00 p.m. Eastern Time on the fourth business day prior to August 20, 2026), after which either party, subject to certain exceptions, can terminate the Merger Agreement if the Merger has not been consummated as of such date, and the Enviri Board’s determination that this Outside Date allows for sufficient time to consummate the Merger, while minimizing the length of time during which Enviri would be required to operate subject to the restrictions on interim operations set forth in the Merger Agreement;
◦that Veolia would be required to pay Enviri the Reverse Termination Fee if the Merger Agreement is terminated due to the failure of certain conditions to be satisfied as a result of failure to obtain antitrust clearance;
◦the requirement in the Merger Agreement that each of Veolia, Merger Sub, U.S. Acquiror, CE Holdings, New Enviri, and Enviri use their reasonable best efforts to consummate the Merger, and agreed actions with respect to Veolia’s and Merger Sub’s obligations under the Merger Agreement to obtain requisite approvals to consummate the Merger;
◦the right of Enviri’s stockholders to exercise appraisal rights in respect of their Enviri common stock and to receive payment of the “fair value” of such Enviri common stock pursuant to Section 262 in lieu of the Merger Consideration if they comply in all respects with Section 262, and the lack of closing conditions related to the exercise of dissent rights by Enviri’s stockholders in the Merger Agreement; and

◦that the Merger Agreement and the Separation Agreement are subject to approval by Enviri’s stockholders.
•Other Terms of the Separation Agreement. The Enviri Board considered other terms of the Separation Agreement, which are more fully described below in the section of this proxy entitled “The Separation Agreement” beginning on page 105. Certain provisions of the Separation Agreement that the Enviri Board considered important included:
◦the transfer of entities holding the Clean Earth Business and New Enviri Business, respectively, and allocation of certain liabilities associated with such entities and businesses; and
◦the guaranty by Veolia of the indemnity obligations under the Separation Agreement following the effective time of the Merger.
The Enviri Board also considered a variety of risks and uncertainties regarding the Merger and the Separation in its deliberations concerning the Merger Agreement and the Separation Agreement, including the following (not necessarily in any order of relative importance):
•No Participation in Future Gains. The Enviri Board considered the fact that Enviri will no longer exist as an independent public company that owns both the Clean Earth Business and the New Enviri Business, and stockholders will forgo any future increase in Enviri’s value that might result from earnings or possible growth of the Clean Earth Business after the Separation. While the Enviri Board was optimistic about Enviri’s prospects on a standalone basis, it concluded that without a transaction, there was likely to remain a persistent discount in Enviri’s trade value relative to the sum-of-its-parts and thus the overall consideration was fair and reflected the underlying value of Enviri’s businesses. Additionally, the Enviri Board noted that the Distribution would provide future potential increases in value to New Enviri’s stockholders.
•Inability to Solicit Other Takeover Proposals. The Enviri Board considered the fact that the Merger Agreement precludes Enviri from soliciting alternative acquisition proposals (although Enviri is able to provide information in response to certain unsolicited written acquisition proposals, as described above) and provides Veolia with customary “matching” rights prior to Enviri terminating the Merger Agreement to accept a superior proposal.
•Termination Fee. The Enviri Board considered the fact that Enviri may be required to pay the Termination Fee if the Merger Agreement is terminated under certain circumstances, including by Enviri in order to accept a superior proposal. The Enviri Board considered that the amount of the Termination Fee was unlikely to deter competing bids. The Enviri Board also recognized that the provisions in the Merger Agreement relating to the Termination Fee were insisted upon by Veolia as a condition to entering into the Merger Agreement.
•Effect of Announcement and Pendency of the Transactions. The Enviri Board considered the effect of the public announcement of the transactions on Enviri’s operations, the price of Enviri’s common stock, and employees, as well as its ability to attract and retain key personnel while the transactions are pending and the possibility of any suit, action or proceeding in respect of the Merger Agreement, the Separation Agreement or the Transactions.
•Interim Operating Covenants. The Enviri Board considered that the Merger Agreement imposes restrictions on the conduct of the Clean Earth Business prior to the consummation of the Merger that may limit the Clean Earth Business from taking specified actions without Veolia’s written consent, subject to specific limitations, which may delay or prevent the Clean Earth Business from undertaking business opportunities that may arise pending consummation of the Merger.

•Risks Relating to the Separation. The Enviri Board considered risks relating to the separation of the New Enviri Business through the Separation and the operation of New Enviri following the completion of the Separation and the Merger, including the costs of the Separation and the risk of not realizing the anticipated benefits of the Separation.
•Risks the Merger May Not Be Completed. The Enviri Board considered the fact that, although Enviri expects that the Separation and the Merger will be consummated, there can be no assurance that all conditions to the parties’ obligations to consummate the Separation and the Merger will be satisfied, and considered the risks and costs to Enviri if the Separation and the Merger are not consummated, including transaction costs, the diversion of management and employee attention, potential employee attrition, the potential effect on vendors, distributors, partners, and others that do business with Enviri and the potential effect on the trading price of Enviri common stock.
•Litigation. The Enviri Board considered the potential for litigation by stockholders in connection with the Merger and the Separation, which, even where lacking in merit, could nonetheless result in distraction and expense.
•Potential Conflicts of Interest. The Enviri Board considered the potential conflicts of interest created by the fact that Enviri’s executive officers and directors have financial interests in the Transactions that may be different from or in addition to those of other stockholders, as more fully described below in the section of this proxy entitled “Interests of Certain Persons in the Merger and the Separation” beginning on page 65.
•Regulatory Approval. The Enviri Board considered the risks associated with the potential need to make antitrust filings, and obtain antitrust consents and approvals, in the United States and certain foreign jurisdictions, including the risk that regulatory agencies would not approve the transactions or would impose terms and conditions on their approvals that would, if accepted, either materially impair the business operations of Enviri or adversely impact the ability of Enviri to realize the synergies that are expected to occur in connection with the transactions.
•Tax Treatment. The Enviri Board considered the fact that the Distribution and the Merger generally will be taxable transactions to Enviri’s stockholders.
The foregoing discussion of the information and reasons considered by the Enviri Board is not intended to be exhaustive, but includes the material reasons considered by the Enviri Board. In view of the variety of reasons considered in connection with its evaluation of the Merger and the Separation, the Enviri Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific reasons considered in reaching its determination and recommendation. In addition, individual directors may have given different weights to different reasons. The Enviri Board did not undertake to make any specific determination as to whether any reason, or any particular aspect of any reason, supported or did not support its ultimate determination. The Enviri Board based its recommendation on the totality of the information presented. After considering these reasons, the Enviri Board concluded that the positive reasons related to the Merger Agreement, the Separation Agreement and the transactions contemplated thereby substantially outweighed the potential negative reasons.
Opinion of BofA Securities, Inc.
In connection with the acquisition by Veolia of Enviri’s Clean Earth Business and taxable spin-off of Enviri’s remaining business into a new publicly traded company, Enviri has retained BofA Securities to act as Enviri’s financial advisor in connection with the Transactions. BofA Securities is an internationally recognized investment banking firm which is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Enviri selected BofA Securities to act as Enviri’s financial advisor in connection with the Transactions on the basis of BofA Securities’ experience in transactions similar to the Transactions, its reputation in the investment community and its familiarity with Enviri and its business.

On November 20, 2025, at a meeting of the Enviri Board held to evaluate the Transactions, BofA Securities delivered to the Enviri Board an oral opinion, which was confirmed by delivery of a written opinion dated November 20, 2025, to the effect that, as of the date of the opinion and based on and subject to various assumptions and limitations described in its opinion, the Purchase Price to be paid by Veolia to acquire the Clean Earth Business pursuant to the Merger Agreement and the Separation Agreement was fair, from a financial point of view, to the holders of Enviri common stock.
The full text of BofA Securities’ written opinion to the Enviri Board, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex C to this proxy statement and is incorporated by reference herein in its entirety. The following summary of BofA Securities’ opinion is qualified in its entirety by reference to the full text of the opinion. BofA Securities delivered its opinion to the Enviri Board for the benefit and use of the Enviri Board (in its capacity as such) in connection with and for purposes of its evaluation of the Purchase Price from a financial point of view. BofA Securities’ opinion does not address any other aspect of the Transactions, and no opinion or view was expressed as to the relative merits of the Transactions in comparison to other strategies or transactions that might be available to Enviri or in which Enviri might engage or as to the underlying business decision of Enviri to proceed with or effect the Transactions. BofA Securities’ opinion does not address any other aspect of the Transactions and does not constitute a recommendation to any stockholder as to how to vote or act in connection with the proposed Transactions or any related matter.
In connection with rendering its opinion, BofA Securities, among other things:
i.reviewed certain publicly available business and financial information relating to Enviri and the Clean Earth Business;
ii.reviewed certain internal financial and operating information with respect to the business, operations and prospects of Enviri and the Clean Earth Business furnished to or discussed with BofA Securities by the management of Enviri, including certain financial forecasts relating to the Clean Earth Business prepared by the management of Enviri (such forecasts, “Clean Earth Forecasts”);
iii.discussed the past and current business, operations, financial condition and prospects of Enviri and the Clean Earth Business with members of senior management of Enviri;
iv.reviewed the trading history for Enviri common stock and a comparison of that trading history with the trading histories of other companies BofA Securities deemed relevant;
v.compared certain financial information of the Clean Earth Business with similar information of other companies BofA Securities deemed relevant;
vi.compared certain financial terms of the Transactions to financial terms, to the extent publicly available, of other transactions BofA Securities deemed relevant;
vii.considered the fact that Enviri publicly announced that it would explore its strategic alternatives and the results of BofA Securities’ efforts on behalf of Enviri to solicit, at the direction of Enviri, indications of interest and definitive proposals from third parties with respect to a possible acquisition of all or a portion of Enviri;
viii.reviewed the Merger Agreement and the Separation Agreement; and
ix.performed such other analyses and studies and considered such other information and factors as BofA Securities deemed appropriate.

In arriving at its opinion, BofA Securities assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with it and relied upon the assurances of the management of Enviri that they were not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the Clean Earth Forecasts, BofA Securities was advised by Enviri, and assumed, that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Enviri as to the future financial performance of the Clean Earth Business. BofA Securities did not make or was not provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Enviri, Enviri LLC, CE Holdings, the Clean Earth Business, New Enviri, the New Enviri Business or Veolia, nor did it make any physical inspection of the properties or assets of Enviri, Enviri LLC, CE Holdings, the Clean Earth Business, New Enviri, the New Enviri Business or Veolia. BofA Securities did not evaluate the solvency or fair value of Enviri, Enviri LLC, CE Holdings, the Clean Earth Business, New Enviri, the New Enviri Business or Veolia under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. BofA Securities assumed, at the direction of Enviri, that the Transactions would be consummated in accordance with their terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Transactions, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, would be imposed that would have an adverse effect on Enviri, Enviri LLC, CE Holdings, the Clean Earth Business, New Enviri, the New Enviri Business or Veolia or the contemplated benefits of the Transactions.
BofA Securities expressed no view or opinion as to any terms or other aspects of the Transactions (other than the Purchase Price to be paid by Veolia to acquire the Clean Earth Business pursuant to the Merger Agreement and the Separation Agreement to the extent expressly specified in its opinion), including, without limitation, the form or structure of the Transactions, the allocation of the Purchase Price between the Merger Consideration and the Intercompany Note Amount (as defined below), or any terms, aspects or implications of any other agreement, arrangement or understanding entered into in connection with or related to the Transactions or otherwise. BofA Securities’ opinion was limited to the fairness, from a financial point of view, to the holders of Enviri common stock of the Purchase Price to be paid by Veolia to acquire the Clean Earth Business pursuant to the Merger Agreement and the Separation Agreement and no opinion or view was expressed with respect to any consideration received in connection with the Transactions by the holders of any class of securities, creditors or other constituencies of any party. In addition, no opinion or view was expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the Transactions, or class of such persons, relative to the Purchase Price to be paid by Veolia to acquire the Clean Earth Business pursuant to the Merger Agreement and the Separation Agreement. Furthermore, no opinion or view was expressed as to the relative merits of the Transactions in comparison to other strategies or transactions that might be available to Enviri or in which Enviri might engage or as to the underlying business decision of Enviri to proceed with or effect the Transactions. In addition, BofA Securities did not express any view or opinion with respect to, and BofA Securities relied, with the consent of Enviri, upon the assessments of Enviri and its representatives regarding, legal, regulatory, accounting, tax and similar matters relating to Enviri or any other entity and the Transactions (including the contemplated benefits thereof) as to which BofA Securities understood that Enviri obtained such advice as it deemed necessary from qualified professionals. BofA Securities did not express any opinion as to what the value of the shares of New Enviri common stock actually would be when issued or the prices at which the shares of Enviri common stock or the shares of New Enviri common stock would trade at any time, including following announcement or consummation of the Transactions. In addition, BofA Securities expressed no opinion or recommendation as to how any stockholder should vote or act in connection with the Transactions or any related matter. Except as described above, Enviri imposed no other limitations on the investigations made or procedures followed by BofA Securities in rendering its opinion.
BofA Securities’ opinion was necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to BofA Securities as of, the date of its opinion. It should be understood that subsequent developments may affect its opinion, and BofA Securities does not have any obligation to update, revise or reaffirm its opinion. The issuance of BofA Securities’ opinion was approved by a fairness opinion review committee of BofA Securities.

The following represents a brief summary of the material financial analyses presented by BofA Securities to the Enviri Board in connection with its opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by BofA Securities, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by BofA Securities. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by BofA Securities.
Financial Analyses.
Selected Publicly Traded Companies Analysis. BofA Securities reviewed publicly available financial and stock market information for Enviri and the following five publicly traded companies in the solid waste management industry and one publicly traded company in the hazardous waste industry:
Solid Waste Companies
•Casella Waste Systems, Inc. (EV / 2026E EBITDA = 14.9x, EV / (2026E EBITDA – Capex) = 32.3x)
•GFL Environmental Inc. (EV / 2026E EBITDA = 15.2x, EV / (2026E EBITDA – Capex) = 30.2x)
•Republic Services, Inc. (EV / 2026E EBITDA = 14.4x, EV / (2026E EBITDA – Capex) = 22.0x)
•Waste Connections, Inc. (EV / 2026E EBITDA = 16.1x, EV / (2026E EBITDA – Capex) = 24.7x)
•Waste Management, Inc. (EV / 2026E EBITDA = 13.7x, EV / (2026E EBITDA – Capex) = 20.8x)
Hazardous Waste Companies
•Clean Harbors, Inc. (EV / 2026E EBITDA = 11.1x, EV / (2026E EBITDA – Capex) = 16.7x)
BofA Securities reviewed, among other things, the enterprise value (“EV”) for each of the selected publicly traded companies — calculated as equity values based on closing stock prices on November 19, 2025, plus debt and debt-like items, preferred equity and non-controlling interest (each, as applicable), less cash and cash equivalents as of September 30, 2025 (each, as applicable) — as a multiple of (i) estimated adjusted earnings before interest, taxes, depreciation and amortization, excluding certain non-recurring expenses and burdened by stock-based compensation expenses (“Adjusted EBITDA”) for calendar year 2026 (“EV / 2026E EBITDA”) and (ii) Adjusted EBITDA less capital expenditures for calendar year 2026 (“EV / (2026E EBITDA – Capex)”). Financial data of the selected publicly traded companies were based on public filings, publicly available Wall Street research and analysts’ estimates published by FactSet as of November 19, 2025.
The overall low to high EV / 2026E EBITDA multiples observed for the selected companies were (i) 13.7x to 16.1x for the solid waste companies (with a median of 14.9x) and (ii) 11.1x for the hazardous waste company. The overall low to high EV / (2026E EBITDA – Capex) multiples observed for the selected companies were (i) 20.8x to 32.3x for the solid waste companies (with a median of 24.7x) and (ii) 16.7x for the hazardous waste company. On the basis of its analysis, BofA Securities then applied a selected range of EV / 2026E EBITDA and EV / (2026E EBITDA – Capex) multiples derived from the selected companies of 11.0x to 14.0 x and 16.5x to 21.0x, respectively, to the Clean Earth Business’ 2026E Adjusted EBITDA and (2026E Adjusted EBITDA – Capex), respectively, based on the Clean Earth Forecasts.

This analysis indicated the following approximate EV reference ranges for the Clean Earth Business, as compared to the Purchase Price:

Enterprise Value Reference Ranges for the Clean Earth Business		Purchase Price
2026E Adjusted EBITDA	2026E Adjusted EBITDA - CapEx
$2,210 - $2,810 million	$2,175 - $2,765 million	$3,040 million
No company used in this analysis is identical or directly comparable to the Clean Earth Business. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies to which the Clean Earth Business was compared.
Selected Precedent Transactions Analysis. BofA Securities reviewed, to the extent publicly available, financial information relating to the following eighteen selected transactions involving companies in the hazardous waste industry:

Date Announced	Acquiror	Target	Transaction Value [1]	Transaction Value / LTM Adjusted EBITDA
•February 24, 2025	•Republic Services, Inc.	•Shamrock Environmental	•$700 [2,3]
•February 4, 2025	•Berkshire Partners LLC (Berkshire Fund XI)	•Triumvirate Environmental, Inc.	•$1800 [2]
•January 7, 2025	•Apollo Global Management Inc. / BC Partners	•GFL Environmental (Environmental Services Business)	•$5,577 [2,4]	16.3x
•October 2, 2024	•GIC (25% Minority Stake)	•Reworld Waste, LLC	•NA
•June 3, 2024	•Waste Management, Inc.	•Stericycle, Inc.	•$7,221	17.0x
•February 6, 2024	•Clean Harbors, Inc.	•HEPACO	•$400 [2]	11.1x
•December 11, 2023	•EQT Infrastructure (EQT Infrastructure VI)	•Heritage Environmental Services	•NA
•July 19, 2023	•J.F. Lehman & Company	•Heritage-Crystal Clean, Inc.	•$1,194	7.7x [5]
•April 24, 2023	•Casella Waste Systems, Inc.	•GFL Environmental Inc. (Transfer & Recycling Operations Business)	•$525 [2]	12.2x [6]
•April 3, 2023	•Covanta Holding Corporation	•Circon Holdings, Inc.	•NA
•July 20, 2022	•I Squared Capital (ISQ Global Infrastructure Fund III)	•VLS Environmental Solutions	•$1,000 [2,7]
•February 9, 2022	•Republic Services, Inc.	•US Ecology, Inc.	•$2,206	14.9x [5]
•August 4, 2021	•Clean Harbors, Inc.	•HydroChemPSC	•$1,250 2 8	10.9x [9]
•July 14, 2021	•EQT Infrastructure (EQT Infrastructure V)	•Covanta Holding Corporation	•$5,298	13.1x [5]
•March 15, 2021	•GFL Environmental	•Terrapure Environmental Ltd. (Solid Waste and Environmental Solutions Business)	•$743 2 10 11	9.5x [12]

•February 7, 2020	•Harsco Corporation	•Stericycle, Inc. (Environmental Solutions (ESOL) Business)	•$463 [2]	13.2x [13]
•June 24, 2019	•US Ecology, Inc.	•NRC Group Holding Corp.	•$966	10.6x
•May 9, 2019	•Harsco Corporation	•Clean Earth Inc.	•$625	9.6x 14
________________
1.Dollars in U.S. millions.
2.Stock-based compensation expenses not available.
3.Reflects price based on market rumors in an unofficial press release.
4.CAD converted to USD at an exchange rate of 1.434 CAD:USD as of January 7, 2025.
5.Heritage-Crystal Clean, US Ecology, and Covanta LTM EBITDA figures adjusted to be fully burdened for stock-based compensation expense.
6.GFL Environmental (Transfer & Recycling ops.) multiple based on forecasted 2020 EBITDA.
7.Source: Harbor View Industrial Technology Q3 2022 report.
8.Reflects EBITDA estimate for calendar year 2021.
9.HydroChemPSC multiple based on forecasted 2021 Adjusted EBITDA.
10.CAD converted to USD at an exchange rate of 0.801 USD:CAD as of March 15, 2021.
11.Reflects EBITDA estimate for calendar year 2021, exclusive of anticipated cost synergies.
12.Terrapure Environmental multiple based on annualized EBITDA.
13.Stericycle (ESOL) multiple based on forecasted 2020 EBITDA
14. 9.6x represents implied multiple based on 2019 EBITDA of $65mm at time of announcement, EV / LTM EBITDA multiple burdened for stock-based compensation is 14.9x.
BofA Securities reviewed the EV implied for each target company, based on the consideration payable in the selected transaction, as a multiple of Adjusted EBITDA for the last twelve months (“LTM Adjusted EBITDA”), except as otherwise noted in the footnotes to the above chart. Financial data for the selected transactions were based on company websites, public filings, and Capital IQ, MergerMarket and FactSet research.
Based on BofA Securities’ review of the EV to LTM Adjusted EBITDA multiples for the selected transactions and on its professional judgment and experience, BofA Securities then applied an LTM Adjusted EBITDA multiple reference range of 15.0x to 17.0x to the Clean Earth Business’ LTM ending 9/30/2025 Adjusted EBITDA, based on information provided by Enviri management, to calculate a range of implied EVs for the Clean Earth Business.
This analysis indicated the following approximate EV reference ranges for the Clean Earth Business, as compared to the Purchase Price:

Enterprise Value Reference Ranges for the Clean Earth Business	Purchase Price
LTM 9/30/2025 Adjusted EBITDA

$2,455 - $ 2,780 million	$3,040 million
No company, business or transaction used in this analysis is identical or directly comparable to the Clean Earth Business or the Transactions. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition or other values of the companies, business segments or transactions to which the Clean Earth Business and the Transactions were compared.
Discounted Cash Flow Analysis. BofA Securities performed a discounted cash flow analysis of the Clean Earth Business to calculate the estimated present value of the standalone unlevered, after-tax free cash flows that the Clean Earth Business was forecasted to generate during the Clean Earth Business’ fiscal years 2026 through 2030 based on the Clean Earth Forecasts. BofA Securities calculated terminal values for the Clean Earth Business by applying a range of perpetuity growth rates of 3.0% to 4.0% to the Clean Earth Business’ terminal year estimated EBITDA. The cash flows and terminal values were then discounted to present value as of December 31, 2025, utilizing a mid-year discounting convention and using discount rates ranging from 8.5-10%, which were based on an estimate of the Clean Earth Business’ weighted average cost of capital.

This analysis indicated the following EV reference ranges for the Clean Earth Business as compared to the Purchase Price:

Enterprise Equity Value Reference Range for the Clean Earth Business	Midpoint of Assumptions	Purchase Price

$2,480 - $ 3,775 million	$2,987 million	$3,040 million
Miscellaneous
As noted above, the discussion set forth above is a summary of the material financial analyses presented by BofA Securities to the Enviri Board in connection with its opinion and is not a comprehensive description of all analyses undertaken by BofA Securities in connection with its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. BofA Securities believes that its analyses summarized above must be considered as a whole. BofA Securities further believes that selecting portions of its analyses and the factors considered or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying BofA Securities’ analyses and opinion. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis referred to in the summary.
In performing its analyses, BofA Securities considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of Enviri and the Clean Earth Business. The estimates of the future performance of the Clean Earth Business in or underlying BofA Securities’ analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by BofA Securities’ analyses. These analyses were prepared solely as part of BofA Securities’ analysis of the fairness, from a financial point of view, of the Purchase Price to be paid by Veolia to acquire the Clean Earth Business pursuant to the Merger Agreement and the Separation Agreement and were provided to the Enviri Board in connection with the delivery of BofA Securities’ opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the ranges of valuations resulting from, any particular analysis described above are inherently subject to substantial uncertainty and should not be taken to be BofA Securities’ view of the actual values of Enviri or the Clean Earth Business.
The type and amount of consideration payable in the Transactions was determined through negotiations between Enviri and Veolia, rather than by any financial advisor, and was approved by the Enviri Board. The decision to enter into the Transactions was solely that of the Enviri Board. As described above, BofA Securities’ opinion and analyses were only one of many factors considered by the Enviri Board in its evaluation of the Transactions and should not be viewed as determinative of the views of the Enviri Board or management with respect to the Transactions or the Purchase Price.
Enviri has agreed to pay BofA Securities for its services in connection with the Transaction an aggregate fee currently estimated to be approximately $46 million, a portion of which was payable in connection with its opinion and a significant portion of which is contingent upon the completion of the Transactions. Enviri also has agreed to reimburse BofA Securities for its expenses incurred in connection with BofA Securities’ engagement and to indemnify BofA Securities, any controlling person of BofA Securities and each of their respective directors, officers, employees, agents and affiliates against specified liabilities, including liabilities under the federal securities laws.
BofA Securities and its affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of their businesses, BofA Securities and its affiliates invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in the equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of Enviri, Veolia and certain of their respective affiliates.
BofA Securities and its affiliates in the past have provided, currently are providing, and in the future may provide investment banking, commercial banking and other financial services to Enviri and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as an administrative agent, collateral agent, bookrunner and/or arranger for, and/or as a lender under, certain letters of credit, term loans, credit and leasing facilities and other credit arrangements of Enviri and/or certain of its affiliates, (ii) having provided or providing certain derivatives, foreign exchange and other trading services to Enviri and/or certain of its affiliates, and (iii) having provided or providing certain treasury management products and services to Enviri and/or certain of its affiliates. From November 1, 2023 through October 31, 2025, BofA Securities and its affiliates derived aggregate revenues from Enviri and certain of its affiliates of approximately $6 million for investment and corporate banking services.
In addition, BofA Securities and its affiliates in the past have provided, currently are providing, and in the future may provide investment banking, commercial banking and other financial services to Veolia and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as a bookrunner, dealer, placement agent and/or underwriter for certain debt offerings of Veolia and an affiliate thereof, (ii) having acted or acting as a global coordinator for, and/or as a lender under, certain letters of credit, term loans, credit and leasing facilities and other credit arrangements of Veolia and/or certain of its affiliates, (iii) having provided or providing certain commodity, derivatives, foreign exchange and other trading services to Veolia and/or certain of its affiliates, and (iv) having provided or providing certain treasury management products and services to Veolia and/or certain of its affiliates. In addition, BofA Securities and/or certain of its affiliates have maintained, currently are maintaining, and in the future may maintain, commercial (including vendor and/or customer) relationships with Veolia and/or certain of its affiliates. From November 1, 2023 through October 31, 2025, BofA Securities and its affiliates derived aggregate revenues from Veolia and certain of its affiliates of approximately $12 million for investment and corporate banking services.
As of November 20, 2025, the date of its fairness opinion, BofA Securities and its affiliates were working with Veolia and its affiliates on one or more investment and corporate banking matters unrelated to the Transactions and BofA Securities believes, based on the information available to it as of the date of its fairness opinion, that the aggregate revenues BofA Securities and its affiliates will derive from Veolia and its affiliates for those concurrent investment and corporate banking services will be less than the fee payable to BofA Securities for its services in connection with the Transactions. In addition, in the ordinary course of its respective businesses, BofA Securities and its affiliates (including members of BofA Securities’ deal team working with Enviri on the Transactions) have pitched, is currently pitching, and/or will continue to pitch, additional investment and corporate banking services unrelated to the Transactions to Veolia and its affiliates but how much, if any, additional investment and corporate banking business and revenues will result from those efforts is subject to numerous factors beyond the control of BofA Securities and its affiliates.
As of the close of trading on November 20, 2025, the date of BofA Securities’ fairness opinion, BofA Securities and its affiliates held on a non-fiduciary basis (i) outstanding common stock of Enviri having a market value of approximately $3 million as of such date, representing less than 1% of the outstanding common stock of Enviri as of such date and (ii) outstanding common stock of Veolia having a market value of approximately € 155 million as of such date, representing less than 1% of the outstanding common stock of Veolia as of such date.
Certain Financial Projections
Enviri’s management does not as a matter of course make public projections (other than certain regular guidance) as to future performance, revenues, earnings or other results, due to, among other reasons, the uncertainty, unpredictability and subjectivity of the underlying assumptions and estimates. Enviri is especially reluctant to disclose projections for extended periods due to the increasing uncertainty, unpredictability and subjectivity of such assumptions and estimates when applied to time periods further in the future. As a result, Enviri does not endorse projections as a reliable indication of future results. However, in connection with the Enviri Board’s evaluation of a potential transaction, Enviri’s management prepared certain projections for the Clean Earth Business, which Enviri refers to generally as the Clean Earth Forecasts. The Clean Earth Forecasts were made available to the Enviri Board in connection with their consideration and evaluation of the Merger, and were provided to BofA Securities in connection with the rendering of BofA Securities’ fairness opinion to the Enviri Board and in performing its related financial analyses, as described above in “The Transactions—Opinion of BofA Securities” beginning on page 55. The Clean Earth Forecasts were also provided to Veolia in connection with its review of the Clean Earth Business.
Enviri is including a summary of the Clean Earth Forecasts in this proxy statement in order to provide Enviri’s stockholders with access to the projections that were made available to the Enviri Board in connection with their evaluation of the Merger, made available to BofA Securities, and which BofA Securities was instructed by the Enviri Board to use, in connection with its financial analyses and opinion, and provided to Veolia.
Clean Earth Forecasts:

	2026E	2027E	2028E	2029E	2030E
Revenue	$1,054	$1,145	$1,223	$1,322	$1,422
Adjusted EBITDA (unburdened by stock-based compensation expenses and standalone costs) (1)	$212	$241	$271	$305	$341
Less: Stock-Based Compensation Expenses	(4)	(4)	(4)	(4)	(4)
Less: Standalone Costs	(7)	(7)	(7)	(7)	(7)
Adjusted EBITDA (2)	$201	$230	$260	$294	$331
Less: Taxes	(32)	(38)	(44)	(53)	(62)
Less: Increase in Net Working Capital	(2)	(3)	(2)	(3)	(3)
Less: Capital Expenditures	(69)	(67)	(55)	(60)	(62)
Less: Other Cash Flows	(3)	(2)	(2)	(1)	—
Unlevered Free Cash Flow (3)	$95	$119	$157	$178	$204
_______________
Note: Dollars in millions.
(1)Adjusted EBITDA (unburdened by stock-based compensation expenses and standalone costs) is defined as earnings before interest, taxes, depreciation and amortization excluding certain non-recurring expenses and without taking into account stock-based compensation and stand-alone expenses. Adjusted EBITDA (unburdened by stock-based compensation expenses and standalone costs) is a non-GAAP financial measure and should not be considered as an alternative to net income (loss) or other measures derived in accordance with the generally accepted accounting principles in the United States (“GAAP”). Other companies may calculate this non-GAAP measure differently, which limits comparability between companies.
(2)Adjusted EBITDA is a non-GAAP financial measure and should not be considered as an alternative to net income (loss) or other measures derived in accordance with GAAP. Other companies may calculate this non-GAAP measure differently, which limits comparability between companies.
(3)Unlevered Free Cash Flow is a non-GAAP financial measure and should not be considered as an alternative to net cash provided by operating activities or other measures derived in accordance with GAAP. Other companies may calculate this non-GAAP measure differently, which limits comparability between companies.
Additional Information About the Clean Earth Forecasts
The inclusion of the Clean Earth Forecasts in this proxy statement should not be regarded as an indication that Enviri or any of its affiliates, advisors or representatives have considered the Clean Earth Forecasts to be predictive of actual future events, and the Clean Earth Forecasts should not be relied upon as such. This summary of these internal financial Clean Earth Forecasts is not being included in this proxy statement to influence your decision whether to vote in favor of any proposal. Enviri advises the recipients of the Clean Earth Forecasts that its internal financial forecasts upon which the Clean Earth Forecasts were based are subjective in many respects.
Although presented with numerical specificity, the Clean Earth Forecasts were based on numerous variables, assumptions and estimates as to future events made by Enviri’s management that Enviri’s management believed were reasonable at the time the Clean Earth Forecasts were prepared, taking into account the relevant information available to management at the time. These variables, assumptions and estimates are inherently uncertain and many are beyond the control of Enviri. Important factors that may affect actual results and cause these internal financial Clean Earth Forecasts to not be achieved include, but are not limited to, risks and uncertainties relating to the business of Enviri (including its ability to achieve strategic goals, objectives and targets over applicable periods), industry performance, the regulatory and competitive environment, changes in technology, general business and economic conditions and other risk factors referenced in the section of this proxy statement entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 31. Various assumptions underlying the Clean Earth Forecasts may not prove to have been, or may no longer be, accurate. The Clean Earth Forecasts may not be realized, and actual results may be significantly higher or lower than projected in the Clean Earth Forecasts. The Clean Earth Forecasts summarized above do not account for the effects of the Merger and the Separation. The Clean Earth Forecasts also reflect assumptions as to certain business strategies or plans that are subject to change. The Clean Earth Forecasts do not take into account any circumstances or events occurring after the date they were prepared. The Clean Earth Forecasts cover multiple years, and such information by its nature becomes less predictive with each successive year. As a result, the inclusion of the Clean Earth Forecasts in this proxy statement should not be relied on as necessarily predictive of actual future events and actual results may differ materially (and will differ materially if the Merger, the Separation and the other transactions contemplated by the Merger Agreement and Separation Agreement are completed) from the Clean Earth Forecasts. For all of these reasons, the internal financial Clean Earth Forecasts, and the assumptions upon which they are based, (i) are not guarantees of future results; (ii) are inherently speculative; and (iii) are subject to a number of risks and uncertainties. As a result, actual results may differ materially from those contained in these internal financial Clean Earth Forecasts. Accordingly, there can be no assurance that the Clean Earth Forecasts will be realized.
The Clean Earth Forecasts were prepared solely for internal use and to assist the Enviri Board with their consideration and evaluation of the Transactions, including the Merger and the Separation, and BofA Securities with its financial analyses and opinion, and they were not prepared with a view toward public disclosure or toward compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The Clean Earth Forecasts included in this document have been prepared by, and are the responsibility of, Enviri. Neither Enviri’s independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information. The Deloitte and Touche LLP and PricewaterhouseCoopers LLP reports incorporated by reference relate to the Company's previously issued financial statements. They do not extend to the Clean Earth Forecasts and should not be read to do so.
The Adjusted EBITDA (unburdened by stock-based compensation expenses and standalone costs), Adjusted EBITDA and Unlevered Free Cash Flow figures contained in the Clean Earth Forecasts are “non-GAAP financial measures,” which are financial performance measures that are not calculated in accordance with GAAP. The non-GAAP financial measures used in the Clean Earth Forecasts were relied upon by BofA Securities for purposes of its opinion and by the Enviri Board in connection with their evaluation of the Merger and the Separation. The SEC rules which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure do not apply to non-GAAP financial measures included in disclosures relating to a proposed business combination such as the Merger if the disclosure is included in a document such as this proxy statement. In addition, reconciliations of non-GAAP financial measures were not relied upon by BofA Securities for purposes of its opinion or by the Enviri Board in connection with their evaluation of the Merger. Accordingly, Enviri has not provided a reconciliation of the financial measures included in the Clean Earth Forecasts to the relevant GAAP financial measures. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by Enviri may not be comparable to similarly titled amounts used by other companies. Furthermore, there are limitations inherent in non-GAAP financial measures because they exclude charges and credits that are required to be included in a GAAP presentation. Accordingly, these non-GAAP financial measures should be considered together with, and not as an alternative to, financial measures prepared in accordance with GAAP.

For these reasons, as well as the basis and assumptions on which the Clean Earth Forecasts were compiled, the inclusion of specific portions of the Clean Earth Forecasts in this proxy statement should not be regarded as an indication that such Clean Earth Forecasts will be an accurate prediction of future events, and they should not be relied on as such. None of Enviri or any of its affiliates, advisors, officers, directors, partners or representatives (including BofA Securities) can give you any assurance that actual results will not differ from these Clean Earth Forecasts. Except as required by applicable law, none of Enviri or any of its affiliates, advisors, officers, directors, partners or representatives (including BofA Securities) undertake any obligation to update or otherwise revise or reconcile the Clean Earth Forecasts or the specific portions presented to reflect circumstances existing after the date the Clean Earth Forecasts were generated or to reflect the occurrence of future events, even in the event that any or all of the assumptions are shown to be in error. Therefore, readers of this proxy statement are cautioned not to place undue, if any, reliance on the portions of the Clean Earth Forecasts set forth above. None of Enviri or any of its affiliates, advisors, officers, directors, partners or representatives (including BofA Securities) intend to make publicly available any update or other revision to these Clean Earth Forecasts. In addition, none of Enviri or any of its affiliates, advisors, officers, directors, partners or representatives (including BofA Securities) have made, make, or are authorized in the future to make, any representation to any stockholders or other person regarding Enviri’s ultimate performance compared to the information contained in the Clean Earth Forecasts or that projected results will be achieved, and any statements to the contrary should be disregarded.
Interests of Certain Persons in the Merger and the Separation
In considering the recommendation of the Enviri Board with respect to the Non-Binding Merger-Related Executive Compensation Proposal, you should be aware that our current executive officers and non-employee directors have certain interests in the Merger and the Separation that are different from, or in addition to, the interests of Enviri’s stockholders generally. The Enviri Board was aware of these interests and considered them at the time they evaluated and negotiated the Merger Agreement and the Separation Agreement, and in recommending that the Transaction Proposal be adopted by Enviri stockholders. These interests are described below.
Our non-employee directors are as follows:
•James F. Earl
•Carolann I. Haznedar
•Timothy M. Laurion
•Rebecca M. O’Mara
•Edgar M. Purvis, Jr.
•John S. Quinn
•Nicholas C. Fanandakis
•Phillip C. Widman
•David C. Everitt
Any reference to a “non-employee director” in this proxy statement shall be a reference to the non-employee directors set forth above. Any reference to our “current non-employee directors” in this proxy statement shall be a reference to the non-employee directors set forth above, other than Phillip C. Widman and David C. Everitt (who left Enviri effective April 24, 2025, and do not have interests in the Merger or Separation that are different from, or in addition to, the interests of stockholders generally).
Our executive officers are as follows:
•F. Nicholas Grasberger III
•Tom G. Vadaketh
•Samuel C. Fenice
•Russell C. Hochman
•Jeffrey A. Beswick
•Jennifer O. Kozak
•Christophe N. Reitemeier

•Claus Heuschmid
•Gary R. Lada
•Samuel D. Romaninsky
Any reference to our “executive officers” in this proxy statement shall be a reference to the executive officers set forth above. Any reference to our “current executive officers” in this proxy statement shall be a reference to the executive officers set forth above, other than Claus Heuschmid (who left Enviri effective June 1, 2025, and does not have interests in the Merger or Separation that are different from, or in addition to, the interests of stockholders generally). Any reference to our “named executive officers” in this proxy statement shall be a reference to Messrs. Grasberger, Vadaketh, Hochman, and Beswick and Ms. Kozak.
Treatment of Enviri LTI Awards
The Merger Agreement provides that each outstanding and unvested Enviri LTI Award (other than Enviri PSU Awards) will vest in full, each outstanding PSU Award will vest in accordance with its terms, and each Enviri LTI Award will be cancelled and settled, each as described in the following sections.
Treatment of Stock-Settled Awards and Cash-Settled Awards
Each Enviri restricted stock unit award (each, an “RSU Award”) and PSU Award that must be settled in shares of Enviri common stock (each, a “Stock-Settled Award”) will be settled prior to the Merger and the Separation into a number of net shares of Enviri common stock equal in value to the shares of Enviri common stock subject to such award on the trading day prior to the vesting and settlement of Stock-Settled Awards under the Merger Agreement (after deducting any required withholding taxes). Each net share of Enviri common stock received by the former RSU Award or PSU Award holder will be exchanged first into a share of CE Holdings common stock in the Holding Company Merger and, as a result of holding a share of CE Holdings common stock, such former RSU Award or PSU Award holder will be further entitled to receive in respect of such shares of CE Holdings common stock (a) a number of shares of New Enviri in the Distribution and (b) the Merger Consideration, in each case, in the same manner as other Enviri stockholders, as described in the sections entitled “The Merger Agreement—Treatment of Enviri Common Stock, CE Holdings Common Stock, and Share-Based Awards” beginning on page 86 and “The Separation Agreement” beginning on page 105.

Each RSU Award and PSU Award that must be settled in cash (each, a “Cash-Settled Award”) will be cancelled and exchanged for the right to receive an amount of cash equal in value to the net shares of Enviri common stock subject to such award on the trading day prior to the vesting and settlement of Cash-Settled Awards under the Merger Agreement (after deducting any required withholding taxes).
The following table sets forth an estimate of the consideration that each of our executive officers and current non-employee directors would be entitled to receive in respect of their Stock-Settled Awards and Cash-Settled Awards as a result of the Merger and the Separation. The values shown below were calculated assuming that (a) the Merger and the Separation occurred on April 30, 2026 (which is the assumed closing date solely for purposes of this disclosure), (b) vesting and settlement of all Enviri LTI Awards occurred on April 28, 2026 (which is the assumed vesting and settlement date solely for purposes of this disclosure), with all PSU Awards assumed to vest at 200% of target level, (c) the closing price per-share of Enviri common stock on the trading day prior to vesting and settlement of the Enviri LTI Awards was $18.34 (representing the average closing market price of Enviri’s common stock over the first five business days following the first public announcement of the Merger and the Separation), (d) each of our executive officers had a withholding tax rate of 45%, (e) no additional Enviri LTI Awards will be granted to our executive officers or non-employee directors prior to the Merger and the Separation and (f) all Stock-

Settled Awards and Cash-Settled Awards currently held by our executive officers and current non-employee directors will remain outstanding as of the date that Enviri LTI Awards are vested and settled.

Name	Stock-Settled Awards: New Enviri Shares (#)(1)	Stock-Settled Awards: Merger Consideration ($)(2)	Cash-Settled Awards: Net Cash ($)(3)
F. Nicholas Grasberger III	25,628	1,203,809
Tom G. Vadaketh	46,397	2,179,357	906,095
Samuel C. Fenice	8,206	385,605	120,802
Russell C. Hochman	17,184	807,236	501,727
Jeffrey A. Beswick	8,497	399,195
Jennifer O. Kozak	5,001	234,925	-
Christophe N. Reitemeier	10,977	515,738	238,901
Gary R. Lada	3,873	181,968	-
Samuel D. Romaninsky	7,909	371,573	114,084
James F. Earl	6,041	283,805	-
Carolann I. Haznedar	6,041	283,805	-
Timothy M. Laurion	6,041	283,805	-
Rebecca M. O’Mara	6,041	283,805	-
Edgar M. Purvis, Jr.	6,041	283,805	-
John S. Quinn	6,041	283,805	-
Nicholas C. Fanandakis	6,041	283,805	-
_______________
(1)The amount in this column represents the number of shares of New Enviri common stock that each executive officer or current non-employee director would receive in respect of his or her Stock-Settled Awards, which is based on the estimated number of net shares of Enviri common stock that would be issued in settlement of such Stock-Settled Awards prior to the Merger and the Separation (after deducting any estimated withholding taxes).
(2)The amount in this column represents the amount of Merger Consideration that each executive officer or current non-employee director would receive in respect of his or her Stock-Settled Awards, which is based on the estimated number of net shares of Enviri common stock that would be issued in settlement of such Stock-Settled Awards prior to the Merger and the Separation (after deducting any estimated withholding taxes).
(3)The amount in this column represents the estimated amount of cash that the executive officer or current non-employee director would receive in settlement of his or her Cash-Settled Awards (after deducting any estimated withholding taxes).
Accelerated Vesting of 2024 and 2025 PSUs for Certain Executive Officers
In December 2025, in order to mitigate the adverse effects of the transactions contemplated by the Merger Agreement and the Separation Agreement under Section 280G of the Code on Enviri and its employees, including our current executive officers identified in the table below, Enviri determined that it was appropriate to accelerate vesting of certain PSU Awards granted in 2024 and 2025. Enviri conditioned this accelerated vesting on each executive officer executing an agreement providing the following protections (the “Clawback Agreements”):
•If the Merger Agreement is terminated in accordance with its terms without the transactions being consummated, the executive officer will be required to repay to Enviri or its successor a “recoupment amount” equal to the excess of the fair market value of the number of shares of Enviri’s common stock subject to the accelerated PSU Award over the fair market value of the shares subject to the number of the PSU Awards that the executive officer would have earned in the ordinary course (or in connection with a different corporate transaction), in each case, measured as of the applicable vesting event. This recoupment amount would also be reduced by Enviri to account for taxes paid by the executive as a result of the accelerated vesting and any other amounts Enviri determines to be appropriate.
•If the executive officer’s employment with Enviri is terminated (a) by the executive officer or (b) by Enviri for cause, in either case, prior to consummation of the Transactions, the executive officer will be required to repay to Enviri or its successor a recoupment amount equal to the fair market value of the number of shares of Enviri’s common stock equal to the number of accelerated PSU Awards, measured as of December 17, 2025. This recoupment amount would also be reduced by Enviri to account for taxes paid by the executive officer as a result of the accelerated vesting and any other amounts Enviri determines to be appropriate.
•The executive officer is required to comply with the terms of a restrictive covenant agreement attached to the Clawback Agreement. If the executive officer fails to comply with the restrictive covenants, he or she will be required to repay to Enviri or its successor an amount equal to the fair market value of the number of shares of Enviri’s common stock equal to the number of accelerated PSU Awards, measured as of December 17, 2025, less taxes paid by the executive officer as a result of the accelerated vesting, and may also be subject to further legal and equitable remedies available to Enviri.
The following table sets forth the number of Enviri PSU Awards for which vesting was accelerated in December 2025 for our executive officers.

	Accelerated PSUs at 200% Performance Achievement
Name(1)	2024 PSUs	2025 PSUs
F. Nicholas Grasberger III	432,920	630,766
Tom G. Vadaketh	127,034	-
Russell C. Hochman	70,682	-
Jeffrey A. Beswick	50,204	86,020
Jennifer O. Kozak	43,334	60,992
The number of outstanding 2024 PSU Awards and 2025 PSU Awards accelerated, as described above, reflects performance achievement of 200%, which is consistent with the achievement level when measured at the time of the acceleration. It is anticipated that any 2024 PSU Awards and 2025 PSU Awards held by our executive officers that were not subject to the December 2025 acceleration action will be accelerated as part of the Merger and the Separation, also based on 200% performance achievement level, as described in the sections entitled “The Merger Agreement — Treatment of Enviri Common Stock, CE Holdings Common Stock, and Enviri LTI Awards” beginning on page 86 and “The Separation Agreement” beginning on page 105.
Treatment of New Enviri Employee SAR Awards
Our current executive officers, other than Mr. Beswick, will become employees of New Enviri. This section summarizes the treatment of SAR Awards held by New Enviri employees.
Each Enviri SAR Award with a per-share strike price equal to or greater than the per-share closing market price of Enviri common stock on the trading day prior to the vesting and settlement of SAR Awards under the Merger Agreement (each, an “Out-of-the-Money SAR Award”) that is a SAR Award held by New Enviri employees (each, a “New Enviri Employee Out-of-the-Money SAR Award”) will be cancelled and exchanged for the right to receive a SAR Award granted by New Enviri under the New Enviri 2026 Omnibus Incentive Plan that preserves the intrinsic value of the corresponding SAR Award (each, as “Substitute SAR Award”), which, in the case of a Substitute SAR Award granted in respect of a New Enviri Employee Out-of-the-Money SAR Award, will result in a Substitute SAR Award with a negative intrinsic value.
Each SAR Award with a per-share strike price less than the per-share closing market price of Enviri common stock on the trading day prior to the vesting and settlement of SAR Awards under the Merger Agreement (each, an “In-the-Money SAR Award”) that is held by a New Enviri employee (each, a “New Enviri Employee In-the-Money SAR Award”) will be cancelled and a portion of such award will be exchanged for the right to receive an amount in cash equal to the product of (i) the Merger Consideration, less the product of (a) the per-share strike price of such New Enviri Employee In-the-Money SAR Award, and (b) a fraction, the numerator of which equals the Merger Consideration and the denominator of which equals the value of Enviri’s common stock on the trading day prior to the vesting and settlement of SAR Awards under the Merger Agreement and (ii) the number of vested shares of Enviri common stock subject to such New Enviri Employee In-the-Money SAR Award immediately prior to its cancellation. In addition, each holder of a New Enviri Employee In-the-Money SAR Award will receive a Substitute

SAR Award that preserves the intrinsic value of the portion of the New Enviri Employee In-the-Money SAR Award that was not cancelled in exchange for the Merger Consideration.
Treatment of Clean Earth Employee SAR Awards
Mr. Beswick will become an employee of CE Holdings Group. This section summarizes the treatment of SAR Awards held by CE Holdings Group employees.
Each In-the-Money SAR Award held by a CE Holdings Group employee (each, a “Clean Earth Employee In-the-Money SAR Award”) will be cancelled prior to the Merger and the Distribution and exchanged for the right to receive a number of net shares of Enviri common stock equal in value to the intrinsic value of the Clean Earth Employee In-the-Money SAR Award (after deducting any required withholding taxes). Each share of Enviri common stock received by the former award holder will first be exchanged for a share of CE Holdings common stock in the Holding Company Merger and, as a result of the holding a share of CE Holdings common stock, such former award holder will be further entitled to receive in respect of such shares of CE Holdings common stock (a) a number of shares of New Enviri in the Distribution and (b) the Merger Consideration, in each case, in the same manner as other Enviri stockholders, as described in the sections entitled “The Merger Agreement — Treatment of Enviri Common Stock, CE Holdings Common Stock, and Enviri LTI Awards” beginning on page 86 and “The Separation Agreement” beginning on page 105.
Each Out-of-the-Money SAR Award held by a CE Holdings Group employee will be cancelled without any consideration being payable in respect thereof.
The following table sets forth an estimate of the consideration that each of our executive officers would be entitled to receive in respect of their SAR Awards as a result of the Merger and the Separation. None of our non-employee directors hold SAR Awards. The values shown below were calculated assuming that (a) the Merger and the Separation occurred on April 30, 2026 (which is the assumed closing date solely for purposes of this disclosure), (b) vesting and settlement of all Enviri LTI Awards occurred on April 28, 2026 (which is the assumed vesting and settlement date solely for purposes of this disclosure), (c) the closing price per-share of Enviri common stock on the trading day prior to vesting and settlement of the Enviri LTI Awards was $18.34 (representing the average closing market price of Enviri’s common stock over the first five business days following the first public announcement of the Merger and the Separation), (d) each of our executive officers had a withholding tax rate of 45%, (e) no additional Enviri equity awards will be granted to our executive officers or non-employee directors prior to the Merger and the Separation and (f) all SAR Awards currently held by our executive officers will remain unexercised and outstanding as of the date that Enviri LTI Awards are vested and settled.

Name	New Enviri Shares (#)(1)	Merger Consideration ($)(2)	Substitute SAR Awards (#)(3)
F. Nicholas Grasberger III	-	5,003,149	475,273
Tom G. Vadaketh	-	1,309,227	81,516
Samuel C. Fenice	-	-	-
Russell C. Hochman	-	1,385,514	119,268
Jeffrey A. Beswick	16,805	789,424	-
Jennifer O. Kozak	-	583,778	36,759
Christophe N. Reitemeier	-	216,769	12,500
Gary R. Lada	-	159,556	11,170
Samuel D. Romaninsky	-	-	-
_______________
(1)The amount in this column represents the number of shares of New Enviri common stock that the executive officer would receive in respect of his or her Clean Earth Employee In-the-Money SAR Awards, which is based on the estimated number of shares of Enviri common stock that would be issued in settlement of such Clean Earth Employee In-the Money SAR Awards prior to the Merger and the Separation (after deducting any estimated withholding taxes).
(2)The amount in this column represents the amount of Merger Consideration that the executive officer would receive in respect of his or her New Enviri Employee In-the-Money SAR Awards and Clean Earth Employee In-the-Money SAR Awards, which is reduced by any estimated withholding taxes.

(3)The amount in this column represents the estimated number of shares of New Enviri common stock that would be subject to the Substitute SAR Awards granted to the executive officer in respect of his or her cancelled New Enviri Employee In-the-Money SAR Awards and New Enviri Employee Out-of-the-Money SAR Awards. The per-share strike price assigned to each Substitute SAR Award will preserve the intrinsic value of the corresponding New Enviri Employee In-the-Money SAR Award and New Enviri Employee Out-of-the-Money SAR Award (including any negative intrinsic value for New Enviri Out-of-the-Money SAR Awards).
Change in Control Severance Agreements
Each of our named executive officers is party to a change in control severance agreement with Enviri. In accordance with the terms of the change in control severance agreements, each of our named executive officers is entitled to the payments described below if such executive’s employment is terminated by us (other than for cause, death or disability) or by the executive for good reason during the 180 days prior to, or the two-year period after, the date on which a change in control or material divestment occurs (which we refer to as a “qualifying termination”):
•the executive officer’s full base salary and vacation pay accrued through the date of termination at the rate in effect on the date of termination, plus any pro-rated annual incentive compensation through the date of termination at the same percentage rate applicable to the calendar year immediately prior to the year in which the date of termination occurs, plus all other amounts to which the executive officer is entitled to under any of our compensation plans, programs, practices or policies in effect at the time such payments are due; and
•a lump sum severance payment in an amount equal to two times (or, in the case of Mr. Grasberger, three times) the executive officer’s (a) full base salary at the rate in effect on the date of termination or, if higher, at the highest rate in effect at any time from the 90-day period preceding the date of the change of control or material divestment occurs through the date of termination, and (b) highest target annual incentive compensation in effect for the year in which the date of termination occurs.
For an estimate of the payments that would become payable to each of our named executive officers assuming that they experience a qualifying termination in connection with the Merger and the Separation, which, upon the Closing, will be considered a change in control for purposes of the change in control severance agreements, refer to the section of this proxy statement entitled “—Golden Parachute Compensation” beginning on page 73.
Employment Agreement with Christophe Reitemeier
We entered into a contract of employment with Christophe Reitemeier on July 6, 2023 (the “Reitemeier Employment Agreement”), which requires a six (6) month notice period if (a) Mr. Reitemeier’s employment is terminated for reasons other than summary dismissal for gross misconduct (or the expiration of the term of the agreement), or (b) Mr. Reitemeier voluntarily terminates his employment. Under the Reitemeier Employment Agreement, we may also elect to pay Mr. Reitemeier cash in lieu of providing such notice, with the amount of such payment equal to Mr. Reitemeier’s base salary, measured as of the date of his termination, for the six (6) months (or for the remainder of the notice period if we already provided Mr. Reitemeier notice).
Assuming the Merger and the Separation occur as described herein, and then Mr. Reitemeier experiences a termination of employment for reasons other than summary dismissal for gross misconduct and we elect to pay Mr. Reitemeier cash in lieu of providing six (6) months of notice, the estimated payment pursuant to the Reitemeier Employment Agreement would be approximately $237,093.
Employment Agreement with Gary R. Lada
We entered into an employment agreement with Gary R. Lada on March 26, 2026 (the “Lada Employment Agreement”), which provides that, in the event of a divestiture of Harsco Rail, Mr. Lada will be eligible to receive a one-time cash transaction bonus. In addition, the Lada Employment Agreement provides that if Enviri terminates Mr. Lada without “cause” prior to the closing of a sale of Harsco Rail, or if the successor entity of Harsco Rail does not continue to employ Mr. Lada following such sale, Mr. Lada will receive severance benefits for a period of twelve (12) months following Mr. Lada’s employment termination. Such severance benefits will equal (a) twelve

(12) months of Mr. Lada’s base salary and (b) an ex gratia payment approximating Mr. Lada’s portion of our annual incentive compensation during the year of Mr. Lada’s employment termination, prorated through Mr. Lada’s date of employment termination, and fifty percent (50%) of the value of any unvested long-term equity awards held by Mr. Lada on his date of employment termination.
Assuming the Merger and the Separation occur as described herein, and then Mr. Lada experiences a termination of employment by Enviri without “cause” prior to the closing of a sale of Harsco Rail, or the successor entity of Harsco Rail does not continue to employ Mr. Lada following such sale, the estimated payment of Mr. Lada’s severance benefits pursuant to the Lada Employment Agreement would be approximately $442,867.
Retention Agreements
Each of Samuel C. Fenice and Samuel D. Romaninsky is party to a retention agreement with Enviri (together, the “Retention Agreements”). Pursuant to the Retention Agreements, each of Messrs. Fenice and Romaninsky is eligible to receive a retention bonus payable in two installments. The first installment will be paid on the date of the sale, divestiture or spin-off, whether individually or in any combination, of Enviri or the Clean Earth Business (the “First Retention Payment”). The second installment will be paid on the earlier of (a) twelve (12) months following such sale, divestiture or spin-off, whether individually or in any combination, of Enviri or the Clean Earth Business, or (b) the date Messrs. Fenice and Romaninsky, respectively, complete their obligations under any transaction services agreement or similar agreement or arrangement (the “Second Retention Payment”, and together with the First Retention Payment, the “Retention Payments”). Payment of the First Retention Payment and the Second Retention Payment is contingent on each of Messrs. Fenice and Romaninsky remaining actively employed by Enviri through the applicable payment date.
The First Retention Payment will equal forty (40%) of each of Messrs. Fenice’s and Romaninsky’s 2025 base salary (as in effect on January 1, 2025). The Second Retention Payment will equal sixty percent (60%) of each of Messrs. Fenice’s and Romaninsky’s 2026 base salary (as in effect on January 1, 2026). As a condition to receiving the Retention Payments, each of Messrs. Fenice and Romaninsky must execute, and not revoke within any applicable revocation period, a release of claims in favor of Enviri prior to payment of the applicable Retention Payment.
If either of Messrs. Fenice or Romaninsky experiences a “qualifying termination” within sixty (60) days prior to the scheduled payment date of a Retention Payment, or, with respect to the Second Retention Payment, on or after the sale, divestiture or spin-off, whether individually or in any combination, of Enviri or the Clean Earth Business, he will be entitled to receive the applicable Retention Payment that would have been payable as of his termination date. If either of Messrs. Fenice or Romaninsky terminates his employment other than due to a “qualifying termination” within six (6) months following the date the First Retention Payment is made, such individual will be required to repay one hundred percent (100%) of the First Retention Payment to Enviri no later than thirty (30) days following his termination of employment.
Assuming that Messrs. Fenice and Romaninsky remain actively employed by Enviri through each Retention Payment date and neither individual experiences a termination of employment, whether a “qualifying termination” or otherwise, (a) the estimated aggregate Retention Payments to Mr. Fenice would be approximately $376,097, and (b) the estimated aggregate Retention Payments to Mr. Romaninsky would be approximately $355,212.
Nonqualified Deferred Compensation Arrangements
Non-Qualified Retirement Savings and Investment Plan – Deferred Compensation Plan (“NQ RSIP”)
The NQ RSIP is an unfunded non-qualified deferred compensation plan maintained by Enviri for the benefit of a select group of management or highly paid employees, including the executive officers identified in the table below. Under the NQ RSIP, we provide matching and discretionary contributions, if any, that would otherwise be made to the participants’ accounts under Enviri’s tax-qualified retirement savings and investment plan (the

“RSIP”) in respect of their contributions but for limitations imposed by the Code. Enviri’s contributions to the NQ RSIP are made in the form of credits to bookkeeping accounts maintained as a record of the benefits to which participants are entitled.
Upon the participant’s separation from service, the participant’s retirement (which occurs on the date that is the later of the date the participant reaches age 65 or the date the participant completes five years of service, determined in accordance with the provisions of the RSIP), or the occurrence of a change in control, Enviri will pay the participant a benefit equal to the balance of his or her bookkeeping accounts immediately prior to such event. Payments will be made in a lump sum amount on the first business day of the seventh calendar month following the calendar month in which the applicable event occurs. The Merger and the Separation will not represent a change in control for purposes of the NQ RSIP, but the executive officers may experience a separation from service or a retirement following the transactions.
The following table sets forth each executive officer’s account balance under the NQ RSIP as of the date of this proxy statement. Mr. Reitemeier is not eligible to participate in the NQ RSIP.

Name	NQ RSIP Account Balance ($)
F. Nicholas Grasberger III	1,086,471
Tom G. Vadaketh	80,364
Samuel C. Fenice	61,347
Russell C. Hochman	374,910
Jeffrey A. Beswick	56,329
Jennifer O. Kozak	54,986
Gary R. Lada	-
Samuel D. Romaninsky	50,129
Deferred Compensation for Non-Employee Directors
The non-employee directors identified in the table below elected to accumulate deferred compensation in phantom share accounts. The phantom share accounts will be settled in an equivalent number of Enviri common shares and it is expected that all accounts will be distributed to the non-employee directors prior to the Merger and Separation.
The following table sets forth an estimate of the consideration that each of the non-employee directors with phantom share accounts would be entitled to receive in respect of their accounts. The values shown below were calculated assuming that (a) the Merger and the Separation occurred on April 30, 2026 (which is the assumed closing date solely for purposes of this disclosure), (b) the closing market price per-share of Enviri common stock as of the distribution date was $18.34 (representing the average closing market price of Enviri’s common stock over the first five business days following the first public announcement of the Merger and the Separation), (c) no additional compensation will be deferred by the non-employee director prior to the Merger and the Separation, and (d) no amounts will be distributed from the non-employee directors’ accounts prior to the Merger and the Separation.

Name	Phantom Shares	New Enviri Shares (#)	Merger Consideration ($)
James F. Earl	15,009	4,952	232,648
Carolann I. Haznedar	64,738	21,363	1,003,443
John S. Quinn	16,025	5,288	248,391
Prorated Annual Cash Incentive Payments
Under the terms of the Separation Agreement, as soon as reasonably practicable following the Separation, employees of the Clean Earth business, including Mr. Beswick, will receive a prorated 2026 annual cash incentive payment equal to (a) their full 2026 annual cash incentive amount (determined based on the actual level of achievement of the applicable performance goals through the latest practicable date prior to the date of the Separation), multiplied by (b) a fraction, the numerator of which is the number of days elapsed in 2026 prior to the date of the Separation and the denominator of which is the total number of days in 2026. For an estimate of the prorated annual incentive payments that may become payable for Mr. Beswick, refer to the section of this proxy statement entitled “—Golden Parachute Compensation” beginning on page 73.
Other Employee Matters
The Separation Agreement includes certain other provisions applicable to CE Holdings Group employees , including Mr. Beswick, following the Separation. For a description of these other employee matters, refer to the section entitled “The Separation Agreement” beginning on page 105.
Roles with New Enviri
Following the Separation, Mr. Hochman will serve as the president and chief executive officer of New Enviri. In addition, Mr. Hochman will serve on the board of directors of New Enviri. All of our current non-employee directors will serve on the board of directors of New Enviri. Mr. Grasberger will not serve on the board of directors of New Enviri.
Mr. Hochman is expected to receive an annual compensation package from New Enviri consisting of a base salary of $750,000, a target annual bonus award equal to 100% of his base salary, and an initial annual equity award consisting of time-vesting restricted stock units with a total target value of $3,000,000.
In addition to Mr. Hochman, Mr. Fenice, Ms. Kozak, Mr. Reitemeier, Mr. Lada and Mr. Romaninsky are expected to serve as executive officers of New Enviri and will be eligible to participate in New Enviri’s executive compensation programs, which are expected to include annual bonus and equity incentive opportunities.
Indemnification and Insurance
Pursuant to the terms of the Merger Agreement and the Separation Agreement, our current executive officers and non-employee directors will be entitled to certain ongoing indemnification and coverage under directors’ and officers’ liability insurance policies. See the sections of this proxy statement entitled “The Merger Agreement—Indemnification and Insurance” beginning on page 103 and “The Separation Agreement—Indemnification” beginning on page 111 for a description of such ongoing indemnification and insurance coverage.
Golden Parachute Compensation
The table below sets forth the information required by Item 402(t) of the Regulation S-K regarding certain compensation that may be paid or become payable to each of our named executive officers and that is based on, or otherwise relates to, the Merger and the Separation. The amounts listed below are estimates based on the following assumptions:
•The Merger and the Separation occurred on April 30, 2026 (which is the assumed closing date solely for purposes of this disclosure);
•Each of our named executive officers experiences a qualifying termination;
•Each Enviri LTI Award is valued based on a per-share price of $18.34 (representing the average closing market price of Enviri’s common stock over the first five business days following the first public announcement of the Merger and the Separation);
•Each of our named executive officers’ base salary and annual target bonus remain unchanged from those in effect as of the date of this proxy statement;

•All Enviri LTI Awards currently held by our named executive officers will remain outstanding as of the date that Enviri LTI Awards are vested; and
•Each of our named executive officers timely executes (and does not revoke) a release of claims.
The payment amounts indicated below are hypothetical and estimated based on multiple assumptions that may or may not actually occur, including assumptions described in this proxy statement, and do not reflect certain compensation actions that may occur before completion of the Merger or the Separation or the actual value of shares of Enviri common stock following April 30, 2026 (which is the assumed closing date solely for purposes of this disclosure). As a result, the actual amounts, if any, that would be received by our named executive officers may materially differ from the amounts set forth below. All dollar amounts are shown on a pre-tax basis and have been rounded to the nearest whole dollar.
Golden Parachute Compensation Table

Name	Cash ($)(1)	Equity ($)(2)	Pension/NQDC ($)	Perquisites/Benefits ($)(3)	Tax Reimbursement ($)	Other ($)	Total ($)
F. Nicholas Grasberger III	6,761,793	5,254,820	-	-	-	-	12,016,613
Tom G. Vadaketh	2,513,333	7,864,220	-	-	-	-	10,377,553
Russell C. Hochman	3,250,000	3,496,012	-	-	-	-	6,746,012
Jeffrey A. Beswick	2,022,930	1,707,070	-	-	-	-	3,730,000
Jennifer O. Kozak	1,551,989	1,024,802	-	-	-	-	2,576,791
_______________
(1)    Cash. As described in the section of this proxy statement entitled “Interests of Certain Persons in the Merger and the Separation—Change in Control Severance Agreements” beginning on page 70, our named executive officers are each eligible for cash severance pursuant to their respective change in control severance agreements, subject to their execution and non-revocation of a release of claims. CE Holdings Group employees, including Mr. Beswick, are also entitled to a prorated portion of their 2026 annual incentive payments, as described in the section of this proxy statement entitled “Interests of Certain Persons in the Merger and the Separation—Treatment of Clean Earth Employee SAR Awards” beginning on page 69. The amounts in this column, other than the prorated annual incentive payment to Mr. Beswick, are “double-trigger” payments as they will only become payable in the event of a qualifying termination occurs 180 days prior to, or during the two years after, the Merger and the Separation. Below is a breakdown of each component of the cash amounts reflected in the table above. The prorated annual incentive payment to Mr. Beswick is a “single-trigger” payment, as it will become payable as a result of the Merger and the Separation and payment is not conditioned upon his termination or resignation.

Name	Annual Base Salary ($)	Target Annual Bonus ($)	Severance Multiplier	Payment in Lieu of Notice Period	Prorated Annual Incentive ($)(a)	Total ($)
F. Nicholas Grasberger III	1,014,269	1,115,696	3x	-	371,899	6,761,793
Tom G. Vadaketh	650,000	520,000	2x	-	173,333	2,513,333
Russell C. Hochman	750,000	750,000	2x	-	250,000	3,250,000
Jeffrey A. Beswick	539,488	404,586	2x	-	134,862	2,002,930
Jennifer O. Kozak	441,324	286,861	2x	-	95,620	1,551,989
_______________
(a)The amounts in this column assume that each of our named executive officers’ annual incentive compensation for 2026 will equal his or her target annual bonus for 2026 earned through April 30, 2026.
(2)    Equity. The amounts in this column represent the estimated value that may be realized by our named executive officers in respect of their unvested Enviri LTI Awards. As described in the section of this proxy statement entitled “Interests of Certain Persons in the Merger and the Separation —Treatment of Enviri LTI Awards” beginning on page 66, prior to the Merger and the Separation, (a) each outstanding and unvested Enviri LTI Award (other than PSU Awards) will vest in full and (b) each outstanding PSU Award will vest in accordance with its terms. Amounts in this column assume that PSU Awards vest at 200% of target level prior to the Merger and Separation. The amounts in this column are “single-trigger” payments as they will become payable as a result of the Merger and the Separation and payment is not conditioned upon a termination or resignation of our named executive officers. Below is a breakdown of the estimated value of the unvested SAR Awards, Stock-Settled Awards and Cash-Settled Awards held by our named executive officers.

Name	SAR Awards ($)	Stock-Settled Awards ($)(a)	Cash-Settled Awards ($)(a)
F. Nicholas Grasberger III	2,665,102	2,589,718	-
Tom G. Vadaketh	1,528,428	4,688,346	1,647,446
Russell C. Hochman	847,276	1,736,505	912,232
Jeffrey A. Beswick	848,391	858,679	-
Jennifer O. Kozak	519,462	505,340	-
_______________
(a)The amounts in these columns do not include the value of PSU Awards accelerated in December 2025, as described in the section of this proxy statement entitled “Interests of Certain Persons in the Merger and the Separation— Accelerated Vesting of Certain PSU Awards in December 2025” beginning on page 67 because such awards were not outstanding on the assumed closing date used for purposes of this disclosure.
Accounting Treatment
The Separation is being treated as a reverse spin-off for accounting and financial reporting purposes. New Enviri will be treated as the “accounting spinnor” of CE Holdings and will be the “accounting successor” to Enviri for accounting and financial reporting purposes.
Certain Material U.S. Federal Income Tax Consequences
The following is a summary of certain material U.S. federal income tax consequences to U.S. holders and Non-U.S. holders (each as defined below) of shares of Enviri common stock, CE Holdings common stock or New Enviri common stock, as applicable, of (i) the Holding Company Merger, (ii) the Distribution, (iii) the Merger and (iv) ownership and disposition of New Enviri common stock.
This summary does not purport to consider all aspects of U.S. federal income taxation that might be relevant to holders of shares of Enviri common stock, CE Holdings common stock or New Enviri common stock, as applicable. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Treasury regulations, administrative rulings, and court decisions, all as in effect as of the date of this proxy statement, and all of which are subject to change or differing interpretation, possibly with retroactive effect. Any such change or differing interpretation could alter the tax consequences described in this proxy statement. No ruling has been or will be sought from the Internal Revenue Service (the “IRS”) as to the U.S. federal income tax consequences described in this proxy statement, and there can be no assurance that the IRS will not challenge any of the U.S. federal income tax consequences described herein. Moreover, this summary is not binding on the IRS or a court and does not preclude the IRS from asserting, or a court from sustaining, a contrary result.
This summary addresses only U.S. federal income tax consequences to U.S. holders and Non-U.S. holders of shares of Enviri common stock, CE Holdings common stock or New Enviri common stock, as applicable, that hold such shares as a capital asset within the meaning of section 1221 of the Code. Further, this summary does not address all aspects of U.S. federal income taxation that may be relevant to a holder in light of such holder’s particular circumstances or that may be applicable to a holder subject to special treatment under U.S. federal income tax laws (including, for example, a dealer or broker in stocks, securities, commodities or foreign currencies, a regulated investment company or real estate investment trust, a trader in securities that elects to use a mark-to-market method of accounting for securities holdings, a tax-exempt organization, a bank, financial institution, mutual fund or insurance company, a U.S. expatriate, a person that directly, indirectly or constructively owns 5% or more of the combined voting power or total value of Enviri common stock, CE Holdings common stock or New Enviri common stock, a person that holds shares of Enviri common stock, CE Holdings common stock or New Enviri common stock as part of a straddle or a hedging, conversion, or other risk reduction transaction for U.S. federal income tax purposes, a partnership, S corporation or other pass-through entity (or investors in a partnership, S corporation or other pass-through entity), a person that acquires or sells shares of Enviri common stock, CE Holdings common stock or New Enviri common stock as a part of wash sale for U.S. federal income tax purposes, a person that acquired shares of Enviri common stock, CE Holdings common stock or New Enviri common stock pursuant to the exercise of employee stock options, through a tax qualified retirement plan or otherwise as compensation, and a person whose functional currency is not the U.S. dollar).
If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of Enviri common stock, CE Holdings common stock or New Enviri common stock, the tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. A holder that is a partnership, and partners in such partnership, should consult their tax advisors about the U.S. federal income tax consequences to them of the Holding Company Merger, the Distribution, the Merger, and ownership and disposition of New Enviri common stock.
For purposes of this summary, the term “U.S. holder” means a beneficial owner of shares of Enviri common stock, CE Holdings common stock or New Enviri common stock, as applicable, that is, for U.S. federal income tax purposes:
•an individual citizen or resident of the United States;
•a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;
•a trust if it (i) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or
•an estate the income of which is subject to U.S. federal income tax regardless of its source.
A “Non-U.S. holder” is a beneficial owner (other than an entity or arrangement treated as a partnership for U.S. federal income tax purposes) of shares of Enviri common stock, CE Holdings common stock or New Enviri common stock, as applicable, that is not a U.S. holder.
THIS SUMMARY IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. THE U.S. FEDERAL INCOME TAX CONSEQUENCES SUMMARIZED BELOW ARE NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL U.S. FEDERAL INCOME OR OTHER TAX CONSEQUENCES RELATING TO THE HOLDING COMPANY MERGER, THE DISTRIBUTION, THE MERGER, AND OWNERSHIP AND DISPOSITION OF NEW ENVIRI COMMON STOCK. HOLDERS ARE URGED TO CONSULT WITH THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THEM OF THE HOLDING COMPANY MERGER, THE DISTRIBUTION, THE MERGER, AND OWNERSHIP AND DISPOSITION OF NEW ENVIRI COMMON STOCK, INCLUDING THE TAX CONSEQUENCES UNDER U.S. FEDERAL, STATE AND LOCAL, NON-U.S. AND OTHER TAX LAWS.
The Holding Company Merger
It is intended that the Holding Company Merger qualify as a “reorganization” within the meaning of section 368(a)(1)(F) of the Code. Assuming the Holding Company Merger so qualifies, for U.S. federal income tax purposes:
•a holder of Enviri common stock will not recognize gain or loss on the receipt of CE Holdings common stock in exchange for Enviri common stock pursuant to the Holding Company Merger;
•a holder’s tax basis in the CE Holdings common stock it receives in the Holding Company Merger will be equal to such holder’s tax basis in the Enviri common stock surrendered in exchange therefor; and
•a holder’s holding period in the CE Holdings common stock it receives in the Holding Company Merger will include the period of time during which such holder held its Enviri common stock.

If a U.S. holder acquired different blocks of Enviri common stock at different times and different prices, such U.S. holder will determine its tax basis and holding period in the CE Holdings common stock exchanged for such Enviri common stock pursuant to the Holding Company Merger separately on a block-by-block basis.
The Distribution
U.S. Holders
For U.S. federal income tax purposes, the distribution of shares of New Enviri common stock to U.S. holders of CE Holdings common stock (including fractional shares for which such U.S. holder receives cash) in the Distribution will be treated as a distribution of property taxable under section 301 of the Code. Each U.S. holder of CE Holdings common stock will be treated as if such U.S. holder had received a distribution in an amount equal to the fair market value of the shares of New Enviri common stock (including fractional shares for which such U.S. holder receives cash) as of the Distribution Date, generally treated as a taxable dividend to the extent of such holder’s ratable share of CE Holdings’ current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts, if any, not treated as a dividend for U.S. federal income tax purposes will constitute a non-taxable return of capital and will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in its shares of CE Holdings common stock, with any excess treated as capital gain from the sale or exchange of shares of CE Holdings common stock. A U.S. holder’s tax basis in the New Enviri common stock received in the Distribution will be equal to its fair market value on the Distribution Date. A U.S. holder’s holding period in the New Enviri common stock received in the Distribution will begin the day after the Distribution Date.
While the exact amount of CE Holdings’ earnings and profits cannot be determined until after the close of CE Holdings’ taxable year that includes the Distribution Date, holders should expect to treat the entire Distribution as a taxable dividend for U.S. federal income tax purposes.
Valuation is an inherently factual matter and U.S. federal income tax law does not provide definitive guidance regarding the determination of the fair market value of publicly traded securities (which CE Holdings expects shares of New Enviri common stock will be on the Distribution Date). Several courts have held that, for U.S. federal income tax purposes, the fair market value of publicly traded securities is equal to the average of the high and low sales prices of such securities on the date of determination. Although CE Holdings will ascribe a value to the shares of New Enviri common stock received in the Distribution for U.S. federal income tax purposes, this valuation will not be binding on the IRS. The IRS could ascribe a higher valuation to the New Enviri shares, particularly if, during the period following the Distribution, New Enviri common stock trades at prices significantly above the value ascribed to the shares by CE Holdings.
To the extent the Distribution is taxed as a dividend, the gross amount of the dividend generally will be taxable to non-corporate U.S. holders at the maximum 20% rate of tax currently in effect for “qualified dividend income,” provided certain holding period requirements are satisfied. In particular, the 20% maximum tax rate available to non-corporate U.S. holders for “qualified dividend income” is not available unless the CE Holdings shares on which an otherwise qualifying dividend is paid are treated as having been held by the applicable holder for more than 60 days during the 121-day period beginning 60 days before the date on which the shares become “ex-dividend.”
A U.S. holder of CE Holdings common stock who receives cash in lieu of a fractional share of New Enviri common stock in the Distribution generally will be treated as having received such fractional share in the Distribution, the receipt of which is taxable to the U.S. Holder as described above, and then as having received cash in redemption of such fractional share. As described above, the basis of the fractional share deemed received by a U.S. holder will equal the fair market value of such share on the date of the Distribution.
Non-U.S. Holders
For U.S. federal income tax purposes, the distribution of shares of New Enviri common stock to Non-U.S. holders of CE Holdings common stock (including fractional shares for which a Non-U.S. holder receives cash) in the Distribution will be treated as a taxable distribution of property under section 301 of the Code. Each Non-U.S. holder of CE Holdings common stock will be treated as if such Non-U.S. holder had received a distribution in an amount equal to the fair market value of the shares of New Enviri common stock (including fractional shares for which a Non-U.S. holder receives cash), generally treated as a taxable dividend to the extent of such holder’s ratable share of CE Holdings’ current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts, if any, not treated as a dividend for U.S. federal income tax purposes will constitute a non-taxable return of capital and will be applied against and reduce (but not below zero) the Non-U.S. holder’s adjusted tax basis in its shares of CE Holdings common stock, with any excess treated as capital gain from the sale or exchange of shares of CE Holdings common stock. A Non-U.S. holder’s tax basis in the New Enviri common stock received in the Distribution will be equal to its fair market value on the Distribution Date. A Non-U.S. holder’s holding period in the New Enviri common stock received in the Distribution will begin the day after the Distribution Date.
Subject to the discussion below on effectively connected income, to the extent the Distribution is taxed as a dividend under U.S. federal income tax principles, a Non-U.S. holder will be subject to U.S. federal withholding tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty, provided the Non-U.S. holder furnishes a valid IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or other applicable documentation), certifying qualification for the lower treaty rate) of the gross amount of the dividend. See “—The Distribution—U.S. Holders,” above, for a discussion of the valuation methodology to be employed in determining the value of New Enviri common stock distributed in the Distribution. A Non-U.S. holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.
CE Holdings or other applicable withholding agents will withhold a sufficient (as reasonably determined by New Enviri and Veolia) number of shares of New Enviri common stock otherwise distributable to a Non-U.S. holder in the Distribution and either (i) sell or cause to be sold such shares to generate the cash needed to pay the withholding tax due or (ii) pay the withholding tax due using their own funds and retain such withheld shares of New Enviri common stock.
If the Distribution is effectively connected with a Non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. holder maintains a permanent establishment in the United States to which the Distribution is attributable), the Non-U.S. holder will be exempt from the U.S. federal withholding tax described above. To claim this exemption, a Non-U.S. holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the Distribution is effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States. Any such effectively connected Distribution will be subject to U.S. federal income tax on a net income basis at regular U.S. tax rates. A Non-U.S. holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected Distribution, as adjusted for certain items. Non-U.S. holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.
The Merger
U.S. Holders
The receipt of the Merger Consideration by a U.S. holder in exchange for shares of CE Holdings common stock in the Merger will be a taxable transaction for U.S. federal income tax purposes. A U.S. holder generally will recognize gain or loss equal to the difference, if any, between (i) the cash received by such U.S. holder and (ii) such U.S. holder’s adjusted tax basis in its CE Holdings common stock exchanged pursuant to the Merger. Such gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period in such shares of CE Holdings common stock exceeds one year at the time of the Merger. Long-term capital gain of non-corporate taxpayers is generally subject to tax at a lower rate than the tax rate applicable to ordinary income. The deductibility of capital losses is subject to limitations under the Code.

Non-U.S. Holders
Any gain recognized on the receipt of the Merger Consideration by a Non-U.S. holder in exchange for shares of CE Holdings common stock in the Merger generally will not be subject to U.S. federal income tax unless:
•the gain is effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. holder maintains a permanent establishment in the United States to which such gain is attributable), in which case such gain will be subject to U.S. federal income tax on a net income basis at regular tax rates. A Non-U.S. holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items;
•the Non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year in which the Merger occurs and certain other requirements are met, in which case such gain will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by certain U.S. source capital losses of the Non-U.S. holder (even though the individual is not considered a resident of the United States) provided the Non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses; or
•the shares of CE Holdings common stock constitute a U.S. real property interest (a “USRPI”) by reason of CE Holdings’ status as a U.S. real property holding corporation (a “USRPHC”), for U.S. federal income tax purposes. CE Holdings does not expect that it is a USRPHC. Even if CE Holdings were a USRPHC, gain arising from the sale or other taxable disposition by a Non-U.S. holder of shares of CE Holdings common stock will not be subject to U.S. federal income tax imposed on the disposition of a USRPI if such stock is “regularly traded,” as defined by applicable U.S. Treasury regulations, on an established securities market, and such Non-U.S. holder owned, actually and constructively, 5% or less of such stock (or, before the Holding Company Merger, Enviri stock) throughout the shorter of the five-year period ending on the date of the Merger or the Non-U.S. holder’s holding period, or if another exception from these rules under the Code applies.
Non-U.S. holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.
Ownership and Disposition of New Enviri Common Stock
Distributions on New Enviri Common Stock
New Enviri does not expect to pay any cash dividends on its common stock in the near term. However, if New Enviri makes distributions of cash or other property on its common stock, such distributions generally will be treated as a taxable dividend to the extent of a holder’s ratable share of New Enviri’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts, if any, not treated as a dividend for U.S. federal income tax purposes will constitute a non-taxable return of capital and will be applied against and reduce (but not below zero) the holder’s adjusted tax basis in its shares of New Enviri common stock, with any excess treated as capital gain from the sale or exchange of shares of New Enviri common stock.
U.S. Holders
To the extent a distribution is taxed as a dividend, the gross amount of the dividend generally will be taxable to non-corporate U.S. holders at the maximum 20% rate of tax currently in effect for “qualified dividend income” to the extent of such holder’s ratable share of New Enviri’s current or accumulated earnings and profits, provided certain holding period requirements are satisfied. In particular, the 20% maximum tax rate available to non-corporate U.S. holders for “qualified dividend income” is not available unless the CE Holdings shares on which an otherwise qualifying dividend is paid are treated as having been held by the applicable holder for more than 60 days during the 121-day period beginning 60 days before the date on which the shares become “ex-dividend.”
Non-U.S. Holders
If New Enviri makes distributions of cash or other property on its common stock, subject to the discussion below on effectively connected income, to the extent such a distribution is taxed as a dividend under U.S. federal income tax principles, a Non-U.S. holder will be subject to U.S. federal withholding tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty, provided the Non-U.S. holder furnishes a valid IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or other applicable documentation), certifying qualification for the lower treaty rate) of the gross amount of such dividend. A Non-U.S. holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.
If a distribution is effectively connected with a Non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. holder maintains a permanent establishment in the United States to which such distribution is attributable), the Non-U.S. holder will be exempt from the U.S. federal withholding tax described above. To claim this exemption, a Non-U.S. holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that such distribution is effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States. Any such effectively connected dividend will be subject to U.S. federal income tax on a net income basis at regular U.S. tax rates. A Non-U.S. holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividend, as adjusted for certain items. Non-U.S. holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.
Sale or Other Taxable Disposition of New Enviri Common Stock
U.S. Holders
Upon a sale or other taxable disposition of shares of New Enviri common stock, a U.S. holder generally will recognize gain or loss equal to the difference, if any, between (i) the amount realized by such U.S. holder and (ii) such U.S. holder’s adjusted tax basis in such shares of New Enviri common stock. Such gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period in such shares of New Enviri common stock exceeds one year at the time of the sale or other taxable disposition. Long-term capital gain of non-corporate taxpayers is generally subject to tax at a lower rate than the tax rate applicable to ordinary income. The deductibility of capital losses is subject to limitations under the Code.
Non-U.S. Holders
Any gain realized by a Non-U.S. holder upon a sale or other taxable disposition of shares of New Enviri common stock generally will not be subject to U.S. federal income tax unless:
•the gain is effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. holder maintains a permanent establishment in the United States to which such gain is attributable), in which case such gain will be subject to U.S. federal income tax on a net income basis at regular tax rates. A Non-U.S. holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items;
•the Non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year in which the sale or other taxable disposition occurs and certain other requirements are met, in which case such gain will be subject to U.S. federal income tax at a rate of

30% (or such lower rate specified by an applicable income tax treaty), which may be offset by certain U.S. source capital losses of the Non-U.S. holder (even though the individual is not considered a resident of the United States) provided the Non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses; or
•the shares of New Enviri common stock constitute a USRPI by reason of New Enviri’s status as a USRPHC. New Enviri does not expect that it is, or that it will become, a USRPHC. Even if New Enviri were a USRPHC, gain arising from the sale or other taxable disposition by a Non-U.S. holder of shares of New Enviri common stock will not be subject to U.S. federal income tax imposed on the disposition of a USRPI if such stock is “regularly traded,” as defined by applicable U.S. Treasury regulations, on an established securities market, and such Non-U.S. holder owned, actually or constructively, 5% or less of such stock throughout the shorter of the five-year period ending on the date of such disposition or the Non-U.S. holder’s holding period, or if another exception from these rules under the Code applies.
Non-U.S. holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different consequences.
Information Reporting and Backup Withholding
U.S. Holders
A U.S. holder may be subject to information reporting and backup withholding upon the receipt of (i) shares of New Enviri common stock in the Distribution (including fractional shares for which a U.S. holder receives cash) and (ii) distributions of cash or other property on such holder’s shares of New Enviri common stock. Certain holders are exempt from backup withholding, including corporations and certain tax-exempt entities. A U.S. holder will be subject to backup withholding if such holder is not otherwise exempt and fails to furnish its taxpayer identification number, such holder furnishes an incorrect taxpayer identification number and the applicable withholding agent is notified by the IRS that such holder previously failed to properly report payments of interest or dividends, or such holder fails to certify under penalties of perjury that it has furnished a correct taxpayer identification number and the IRS has not notified such holder that it is subject to backup withholding.
Information reporting and backup withholding may also apply to a U.S. holder’s (i) receipt of the Merger Consideration or (ii) sale or other taxable disposition of shares of New Enviri common stock, unless the U.S. holder furnishes its taxpayer identification number or otherwise establishes an exemption.
Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability, if any, provided the required information is timely furnished to the IRS.
U.S. holders should consult their tax advisors regarding qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.
Non-U.S. Holders
Receipt by a Non-U.S. holder of (i) shares of New Enviri common stock in the Distribution and (ii) distributions of cash or other property on such holder’s shares of New Enviri common stock, and the amount of any tax withheld with respect to such distributions, generally will be reported to the IRS. Copies of the information returns reporting such distributions and any withholding may also be made available to the tax authorities in the country in which the Non-U.S. holder resides under the provisions of an applicable income tax treaty.
A Non-U.S. holder will not be subject to backup withholding on (i) receipt of shares of New Enviri common stock in the Distribution (including fractional shares for which a U.S. holder receives cash) or (ii) distributions of cash or other property on such holder’s shares of New Enviri common stock if such Non-U.S. holder certifies under penalties of perjury that it is a Non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a U.S. person as defined under the Code) by furnishing a valid IRS Form W-8BEN, W-8BEN-E, or W-8ECI, or such holder otherwise establishes an exemption.
Information reporting and backup withholding may apply to a Non-U.S. holder’s (i) receipt of the Merger Consideration or (ii) sale or other taxable disposition of shares of New Enviri common stock, within the United States or conducted through certain U.S.-related financial intermediaries, unless the Non-U.S. holder certifies under penalty of perjury that it is a Non-U.S. holder (and the payor does not have actual knowledge or reason to know that the Non-U.S. holder is a U.S. person as defined under the Code) or otherwise establishes an exemption.
Backup withholding is not an additional tax, and any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a Non-U.S. holder’s U.S. federal income tax liability, if any, provided the required information is timely furnished to the IRS.
FATCA Withholding
Under sections 1471 through 1474 of the Code (such sections commonly referred to as “FATCA”), a 30% U.S. federal withholding tax may apply to certain payments made to (i) a “foreign financial institution” (as specifically defined in the Code, whether such foreign financial institution is the beneficial owner or an intermediary) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA or (y) its compliance (or deemed compliance) with FATCA (which may alternatively be in the form of compliance with an intergovernmental agreement with the United States) in a manner which avoids withholding, or (ii) a “non-financial foreign entity” (as specifically defined in the Code, whether such non-financial foreign entity is the beneficial owner or an intermediary) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA or (y) adequate information regarding certain substantial United States beneficial owners of such entity (if any). If a payment is subject to withholding under FATCA, an applicable withholding agent may credit the withholding under FATCA against, and therefore reduce, any other withholding tax to which such payment may be subject. While withholding under FATCA would also have applied to the Merger Consideration and the sale or other taxable disposition of shares of New Enviri common stock, proposed U.S. Treasury regulations (upon which taxpayers may rely until final regulations are issued) eliminate FATCA withholding on payments of gross proceeds entirely. Non-U.S. holders should consult their own tax advisors regarding these requirements and whether they may be relevant to such holder’s receipt of the Merger Consideration and such holder’s ownership and disposition of shares of New Enviri common stock.
Regulatory Approvals
Under the terms of the Merger Agreement, Veolia and Enviri will use reasonable best efforts to obtain antitrust approvals, subject to certain limitations. The Merger cannot be completed until the applicable waiting period (and any extension thereof) under the HSR Act, applicable to the Merger or the transactions contemplated by the Merger Agreement has expired or been terminated.
Veolia and Enviri filed notification of the proposed Merger with the FTC and the DOJ as required under the HSR Act. The applicable waiting period under the HSR Act expired on March 3, 2026, when the transaction was granted early termination by the Antitrust Division of the Department of Justice.
Legal Proceedings
As of the filing of this proxy statement, there were no legal proceedings pending relating to the Merger or the Separation.

Delisting and Deregistration of Enviri Common Stock
In connection with the completion of the Merger, the shares of Enviri common stock currently listed on the NYSE will cease to be listed on the NYSE and will subsequently be deregistered under the Exchange Act.
Appraisal Rights
If the Merger is consummated, holders of record or beneficial owners of shares of CE Holdings common stock (formerly Enviri common stock prior to the Holding Company Merger) who (1) do not vote in favor of the Transaction Proposal (whether by voting against the Transaction Proposal, abstaining or otherwise not voting with respect to the Transaction Proposal), (2) continuously hold (in the case of holders of record) or continuously own (in the case of beneficial owners) their applicable shares of CE Holdings common stock (formerly Enviri common stock) through the Effective Time, (3) properly demand appraisal of their applicable shares, (4) meet certain statutory requirements described in this proxy statement and (5) do not withdraw their demands or otherwise lose their rights to appraisal will be entitled to seek appraisal of their shares in connection with the Merger under Section 262 if certain conditions set forth in Section 262(g) are satisfied. The requirements under Section 262 for perfecting and exercising appraisal rights are described in further detail in the section of this proxy statement entitled “Appraisal Rights” beginning on page 128, which description is qualified in its entirety by Section 262, which is the relevant section of the DGCL regarding appraisal rights, a copy of which may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262.
Holders of record and beneficial owners of shares of CE Holdings common stock (formerly Enviri common stock) who are entitled to have their shares appraised by the Delaware Court of Chancery may receive payment in cash of the “fair value” of their shares of CE Holdings common stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with (unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown) interest on the amount determined by the Delaware Court of Chancery to be fair value from the Effective Time through the date of payment of the judgment at a rate of 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the Effective Time and the date of payment of the judgment, compounded quarterly (except that, if at any time before the entry of judgment in the proceeding, the Surviving Company makes a voluntary cash payment to persons entitled to appraisal, interest will accrue thereafter only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Delaware Court of Chancery and (2) interest theretofore accrued, unless paid at that time). The Surviving Company is under no obligation to make such voluntary cash payment prior to such entry of judgment. Due to the complexity of the appraisal process, any persons who wish to seek appraisal of their shares are encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights. Persons considering seeking appraisal should be aware that the fair value of their shares as determined pursuant to Section 262 could be more than, the same as or less than the value of the consideration that they would receive pursuant to the Merger Agreement if they did not seek appraisal of their shares. For more information, see the section of this proxy statement entitled “Appraisal Rights—Determination of “Fair Value”” beginning on page on 132.
To exercise appraisal rights, a holder of record or a beneficial owner of shares of CE Holdings common stock (formerly Enviri common stock) must (1) submit a written demand for appraisal of such holder’s shares or such beneficial owner’s shares of CE Holdings common stock (formerly Enviri common stock) to Enviri before the vote is taken on the Transaction Proposal, (2) not vote, in person or by proxy, in favor of the Transaction Proposal (whether by voting against the Transaction Proposal, abstaining or otherwise not voting with respect to the Transaction Proposal), (3) continuously hold (in the case of holders of record) or continuously own (in the case of beneficial owners) the subject shares of CE Holdings common stock through the Effective Time and (4) strictly comply with all other procedures for exercising appraisal rights under the DGCL. If you are a beneficial owner of shares of CE Holdings common stock (formerly Enviri common stock) and you wish to exercise appraisal rights in such capacity, in addition to the foregoing requirements, your demand for appraisal must also (1) reasonably identify the holder of record of the shares of CE Holdings common stock for which the demand is made, (2) be accompanied by documentary evidence of your beneficial ownership of stock and a statement that such documentary evidence is a true and correct copy of what it purports to be and (3) provide an address at which you consent to receive notices given by the Surviving Company hereunder and to be set forth on the verified list required by Section 262(f). The failure to follow exactly the procedures specified under the DGCL may result in the loss of appraisal rights. The requirements under Section 262 for perfecting and exercising appraisal rights are described in further detail in the section of this proxy statement entitled “Appraisal Rights,” beginning on page on 128 which description is qualified in its entirety by Section 262, which is the relevant section of the DGCL regarding appraisal rights, a copy of which may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262.

THE MERGER AGREEMENT
This section describes the material terms of the Merger Agreement. The description of the Merger Agreement in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A and is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. We encourage you to read the Merger Agreement carefully and in its entirety.
The Merger Agreement and this summary of its terms are included to provide you with information regarding its terms. Factual disclosures about Enviri contained in this proxy statement or in Enviri’s public reports filed with the SEC may supplement, update or modify the factual disclosures about Enviri contained in the Merger Agreement. The representations, warranties and covenants made in the Merger Agreement by CE Holdings (including with respect to Enviri and Enviri LLC), Veolia and Merger Sub were made solely to the parties to, and solely for the purposes of, the Merger Agreement and as of specific dates and were qualified and subject to important limitations agreed to by Enviri, Enviri LLC, CE Holdings, Veolia and Merger Sub in connection with negotiating the terms of the Merger Agreement. In particular, in your review of the representations and warranties contained in the Merger Agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the Merger Agreement may have the right not to consummate the Merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the Merger Agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC and in some cases were qualified by the matters contained in (i) the disclosure letter that CE Holdings provided to Veolia and Merger Sub in connection with the Merger Agreement (the “Company Disclosure Schedule”), or (ii) the disclosure letter that Veolia and Merger Sub provided to Enviri and CE Holdings in connection with the Merger Agreement (the “Buyer Disclosure Schedule”), which disclosures were not reflected in the Merger Agreement. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the Merger Agreement. Investors should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts of Enviri, Enviri LLC, CE Holdings, Veolia and Merger Sub or any of their respective subsidiaries or affiliates.
Effects of the Merger
The Merger Agreement provides that, following satisfaction or waiver of the closing conditions set forth in the Merger Agreement (including completion of the Holdings Company Merger and Separation), Merger Sub will merge with and into CE Holdings and the separate corporate existence of Merger Sub will cease. Following the Merger, (i) the shares of CE Holdings common stock (formerly Enviri common stock) that are held immediately prior to the Merger will be exchanged for merger consideration, and (ii) CE Holdings will continue to exist under the DGCL as the Surviving Company and an indirect wholly owned subsidiary of Veolia (and a direct or indirect wholly owned subsidiary of U.S. Acquiror).
The directors and officers of Merger Sub immediately prior to the Effective Time will, from and after the Effective Time, be the initial directors and officers of the Surviving Company, respectively, in each case until their respective successors have been duly elected or appointed and qualified, or until their earlier death, disqualification, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Company.
In connection with the completion of the Merger, shares of Enviri common stock will be delisted from NYSE, deregistered under the Exchange Act and cease to be publicly traded.

Closing and Effective Time of the Merger
Unless otherwise mutually agreed in writing by the parties to the Merger Agreement, the closing of the Merger (the “Closing”) will take place at 8:00 a.m. New York City time, on the date that is three business days after the date on which the conditions to the Closing (described under “― Conditions to the Merger” beginning on page 99) are satisfied or waived in accordance with the Merger Agreement (other than conditions that by their nature are to be satisfied at or immediately prior to the Closing, but subject to the satisfaction or waiver of those conditions at or prior to the Closing).
Assuming timely satisfaction of the necessary closing conditions, we currently expect the Closing to occur by mid-2026. The Effective Time will occur when the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware (or at such later date or time as Enviri and Veolia may agree in writing and specify in the Certificate of Merger in accordance with the DGCL).
Treatment of Enviri Common Stock, CE Holdings Common Stock, and Enviri LTI Awards
Enviri Common Stock
In the Holding Company Merger, (i) each share of Enviri common stock issued and outstanding immediately prior to the Holding Company Merger (other than shares held in treasury, which will be cancelled without payment of any consideration) will be automatically exchanged for one share of CE Holdings common stock, (ii) the limited liability company interest in Enviri LLC held by CE Holdings prior to the Holding Company Merger will remain outstanding and represent the entire limited liability company interest of Enviri LLC as the surviving entity in the Holding Company Merger, and (iii) holders of shares of Enviri common stock will cease to have rights as stockholders of Enviri, except as provided by law.
In the Merger, each share of CE Holdings common stock (formerly Enviri common stock) that is outstanding immediately prior to the Effective Time (other than (i) shares of CE Holdings common stock owned by CE Holdings as treasury shares, (ii) shares of CE Holdings common stock owned by Veolia or Merger Sub and (iii) any dissenting shares (collectively, the “Excluded Shares”)) will be cancelled and automatically exchanged for an amount per share, in cash, not to be less than $14.50 per share and not to exceed $16.50 per share without the consent of Veolia, which amount will be determined by the Enviri Board (and publicly announced by Enviri) no later than five business days prior to the Closing (the “Merger Consideration”).
At the Effective Time, all shares of CE Holdings common stock (formerly Enviri common stock) (other than the Excluded Shares) will be cancelled and each holder of CE Holdings common stock will cease to have any rights with respect to such shares, except the right to receive the Merger Consideration. Each share of CE Holdings common stock owned immediately prior to the Effective Time by CE Holdings as treasury shares or by Veolia or Merger Sub will be cancelled and no consideration will be payable in exchange for such CE Holdings common stock.
If a holder of CE Holdings common stock (formerly a holder of Enviri common stock) properly exercises and perfects their statutory rights of appraisal under Section 262 prior to the Effective Time, such shares of CE Holdings common stock will not be automatically exchanged for the Merger Consideration, but will, by virtue of the Merger, be entitled to only such consideration as determined pursuant to Section 262, as described under “The Special Meeting ― Appraisal Rights” beginning on page 38.
Company Long Term Incentive Awards
Prior to the Holding Company Merger, each outstanding and unvested Enviri LTI Award (other than Enviri PSU Awards) will vest in full, and each outstanding PSU Award will vest in accordance with its terms.
Each Enviri LTI Award, other than Enviri SAR Awards held by CE Holdings Group employees that are “out-of-the-money,” certain Enviri SAR Awards held by New Enviri employees, and Enviri LTI Awards that by their terms settle in cash will be cancelled and settled in a net number of shares of Enviri common stock (representing that number of shares subject to the applicable Enviri LTI Award less any required withholding taxes and, in the case of an Enviri SAR Award, taking into account the hypothetical exercise of the award). Those net shares will be automatically exchanged for an equal number of shares of CE Holdings common stock as a result of the Holding Company Merger. Any Enviri LTI Awards that by their terms settle in cash, will be settled in cash in an amount equal to the value of the net shares of Enviri common stock subject to such award (after deducting any required withholding taxes).
In the Merger, each share of CE Holdings common stock held by a former Enviri LTI Award holder will be treated in the same manner as other shares of CE Holdings common stock and will be exchanged for the Merger Consideration, without interest and less any applicable withholding taxes. In addition, holders of shares of CE Holdings common stock received in respect of a former Enviri LTI Award will receive a number of shares of New Enviri common stock in connection with the Separation in the same manner as other CE Holdings stockholders (who were formerly Enviri stockholders) of record as of the Record Date.
Any Enviri SAR Awards held by CE Holdings Group employees that are “out-of-the-money” will be cancelled for no consideration.
Enviri SAR Awards held by New Enviri employees will be exchanged for New Enviri SAR Awards under the terms of the Separation Agreement, and, if such Enviri SAR Awards are in-the-money, the holders will additionally receive an amount in cash based on the Merger Consideration.
Surrender and Payment Procedures
At least ten business days prior to the Closing, Veolia and Merger Sub will enter into an agreement with Enviri’s transfer agent or another entity that is reasonably acceptable to Enviri to act as agent for the stockholders of Enviri in connection with the Merger (the “Paying Agent”) and to receive the funds that Enviri stockholders will become entitled to in accordance with the Merger Agreement. At the Closing, Veolia will cause U.S. Acquiror to deposit with the Paying Agent a cash amount in immediately available funds necessary for the Paying Agent to make the aggregate payments of the Merger Consideration in respect of the shares of CE Holdings common stock (formerly Enviri common stock) available immediately prior to the Effective Time (other than the Excluded Shares), which cash amount is referred to as the “Exchange Fund.”
As soon as reasonably practicable after the Effective Time (and in any event, within five business days), the Surviving Company will cause the Paying Agent to mail to each record holder of shares of CE Holdings common stock (formerly Enviri common stock) represented by a certificate a letter of transmittal that will (i) be in a form and have such other provisions as Veolia and Enviri reasonably agree, and (ii) include instructions for the surrender of the certificates in exchange for Merger Consideration.
Upon delivery to the Paying Agent of a letter of transmittal and surrender of a certificate (or affidavits of loss in lieu thereof) in accordance with the terms of the letter of transmittal and such other documents as may be reasonably requested by the Paying Agent, the holder of such certificate will be entitled to receive the Merger Consideration, and the certificate will be cancelled.
Any holder of book-entry shares will not be required to deliver a certificate, letter of transmittal, “agent’s message” or other documents to the Paying Agent to receive the Merger Consideration. Instead, as soon as reasonably practicable (and in any event, within two business days) after the Effective Time, Veolia will cause U.S. Acquiror to cause the Paying Agent to pay by check or wire transfer of cash the Merger Consideration in respect of each such share of CE Holdings common stock (formerly shares of Enviri common stock) and the book-entry shares of such holder will be cancelled.
No interest will be paid or accrued on any amount payable upon due surrender of the certificates or for the benefit of holders of book entry share in respect of such book entry shares.

At the Effective Time, the stock transfer books of CE Holdings will be closed and no further transfer of shares of CE Holdings common stock (which were formerly shares of Enviri common stock exchanged pursuant to the Holding Company Merger) will be made on the records of the CE Holdings.
Any portion of the Exchange Fund made available to the Paying Agent that remains undistributed to the former holders of shares of CE Holdings common stock (formerly Enviri common stock) on the one-year anniversary of the Effective Time will be delivered to the Surviving Company, and any former holders of shares of CE Holdings common stock who have not received payments in respect of shares of CE Holdings common stock in accordance with the Merger Agreement will look only to U.S. Acquiror and the Surviving Company for the Merger Consideration to which they are entitled pursuant to the Merger Agreement (subject to any applicable abandoned property, escheat or similar law).
None of Enviri, New Enviri, Enviri LLC, the Surviving Company, Veolia, Merger Sub, the Paying Agent nor any other person will be liable to any holder of CE Holdings common stock (formerly Enviri common stock) for cash properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.
In the event any certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if required by Veolia, the posting by such person of a bond in customary amount and upon such terms as may be required by Veolia as indemnity against any claim that may be made against it or the Surviving Company with respect to such certificate, the Paying Agent will issue the Merger Consideration in respect of the number of shares of CE Holdings common stock (formerly Enviri common stock) formerly represented by such lost, stolen or destroyed certificate.
Representations and Warranties
Representations and Warranties of CE Holdings
CE Holdings made customary representations and warranties in the Merger Agreement that are subject to exceptions disclosed or identified in (i) Enviri’s forms, reports, schedules, statements and other documents filed and publicly available on the SEC’s EDGAR database since January 1, 2024 and at least two business days prior to the date of the Merger Agreement (excluding any disclosures of factors or risks contained or references therein under the captions “Risk Factors” or “Forward-Looking Statements” to the extent they are forward-looking statements and any other similar general, predictive or cautionary statements) or (ii) the Company Disclosure Schedule.
Representations and warranties of CE Holdings with respect to Enviri and Enviri LLC relate to, among other things:
a)Enviri and Enviri LLC’s due organization, valid existence and good standing under Delaware Law, and their respective corporate or limited liability company power and authority to carry on their respective businesses as conducted at the date of the Merger Agreement;
b)Enviri and Enviri LLC’s corporate power or limited liability power and authority related to their entry into the Merger Agreement and the Separation Agreement;
c)Enviri and Enviri LLC’s capital structure in respect of, among other things, the number of shares of Enviri common stock and preferred stock that were issued and outstanding, the number of shares held in treasury, the number of shares subject to Enviri SAR Awards, Enviri RSU Awards, Enviri PSU Awards, and the number of shares of Enviri common stock reserved for issuance under the Enviri Stock Plans;
d)required governmental filings, approvals, notices, reports, consents, registrations, permits or authorizations;

e)the absence of violations of, or conflicts with, Enviri’s and Enviri LLC’s governing documents, certain contracts and applicable law as a result of Enviri and Enviri LLC’s entry into and performance under the Merger Agreement, the Separation Agreement and the other transaction documents;
f)the absence of certain legal proceedings;
g)the absence of any broker, finder or investment banker entitled to a fee or commission;
h)the truthfulness of the facts and statements set forth in this proxy statement, the New Enviri Registration Statement, or other documents relating to the Distribution;
i)the approval of the Merger Agreement, the Separation Agreement, and transaction documentation by the board of directors or board of managers, as applicable, of Enviri, Enviri LLC, and CE Holdings and the stockholders of CE Holdings and Enviri LLC; and
j)the Enviri Board’s receipt of a fairness opinion from BofA Securities, Inc.
Representations and warranties of CE Holdings with respect to itself relate to, among other things:
a)each member of the CE Holdings Group’s due organization, valid existence and good standing under the jurisdiction of its organization, and their respective power and authority to carry on their business as conducted at the date of the Merger Agreement;
b)CE Holdings’ corporate power and authority related to its entry into the Merger Agreement and the Separation Agreement and the other transaction documents;
c)CE Holdings’ capital structure in respect of the number of shares of CE Holdings issued and outstanding, outstanding options, warrants or convertible securities, and whether there are any bonds, notes or other indebtedness relating to the right to vote on any matters on which stockholders of CE Holdings can vote;
d)required governmental filings, approvals, notices, reports, consents, registrations, permits or authorizations;
e)the absence of violations of, or conflicts with, CE Holdings’ governing documents, certain contracts and applicable law as a result of CE Holdings entry into and performance under the Merger Agreement and the Separation Agreement and the other transaction documents;
f)the unaudited statements of operations of the Clean Earth Business for the years ended December 31, 2023, and December 31, 2024, and for the six month period ended June 30, 2025, and select unaudited balance sheet accounts of the Clean Earth Business as of December 31, 2023, December 31, 2024, and June 30, 2025, and the internal controls and procedures over financial reporting;
g)the absence of undisclosed liabilities;
h)CE Holdings’ operation in the ordinary course of business (other than as related to the Merger Agreement, the Separation Agreement or transaction documents) since June 30, 2025;
i)the absence of a material adverse effect (as described below) since June 30, 2025;
j)the CE Holdings Group’s possession of the right to use the assets, properties and rights necessary to conduct the Clean Earth Business;

k)the absence of certain legal proceedings;
l)real property;
m)tax matters;
n)certain material contracts to which CE Holdings or its subsidiaries is party, the validity, binding nature and effectiveness of such material contracts and the absence of default by the CE Holdings Group under any such contract;
o)certain employment and labor matters;
p)the CE Holdings Group’s compliance with applicable laws, including anti-bribery and anti-corruption laws;
q)certain regulatory matters;
r)employee benefits and compensation plans, contracts, policies, programs and arrangements of CE Holdings and its subsidiaries;
s)intellectual property of CE Holdings and its subsidiaries;
t)certain matters pertaining to data privacy and information security;
u)certain environmental matters;
v)insurance policies;
w)the absence of certain contracts between New Enviri and its subsidiaries (as of after the Distribution) and the CE Holdings Group; and
x)certain material guarantees, indemnity, surety bond, letter of credit, banker acceptance and letters of comfort between New Enviri and its subsidiaries (as of after the Distribution) and the CE Holdings Group.
Company Material Adverse Effect
Many of the representations and warranties are qualified by, among other things, exceptions relating to the absence of a “Company Material Adverse Effect,” which means any change, event, development, occurrence or effect that, individually or in the aggregate, (i) has or would reasonably be expected to materially and adversely affect the ability of CE Holdings to consummate the transactions contemplated by the Merger Agreement prior to the Outside Date (as defined below) or (ii) has a material adverse effect on the business, financial condition or results of operations of the Clean Earth Business, taken as a whole.
However, none of the following will be deemed in themselves, either alone or in combination, to constitute or be taken account in determining whether there has been or would reasonably be expected to be a Company Material Adverse Effect for purposes of clause (ii) above:
a)changes from general market, economic, financial, capital markets or regulatory conditions;
b)general changes in the credit, debt, financial or capital markets or in interest or exchange rates;
c)changes in applicable law or GAAP (or authoritative interpretations thereof);

d)changes from any hurricane, flood, tornado, earthquake or other natural disaster or weather-related events, or other force majeure events, or any worsening thereof;
e)changes resulting from political conditions, including the outcome of any elections, the outbreak or escalation of any military conflicts, declared or undeclared wars, armed hostilities, cyberattacks, acts of foreign or domestic terrorism or civil unrest, or changes in governmental budgeting or spending, including any governmental shutdowns or freezes;
f)changes affecting business or economic conditions in the industries in which the Clean Earth Business operates;
g)changes resulting from the execution of the Merger Agreement, the Separation Agreement, or the other transaction documents or the announcement thereof, including actions of governmental authorities, or any actions of or loss of customers, suppliers, distributors, employees or other material business relationships or partnerships;
h)changes from any actions required under the Merger Agreement, the Separation Agreement, or the other transaction documents;
i)the failure to meet internal or analysts’ expectations, projections or results of operations;
j)changes resulting from any epidemics, pandemics or diseases; and
k)changes in or the imposition of any tariffs, or any actions relating to trade wars.
In the case of clauses (a), (b), (c), (d), (e), (f), (j) and (k), above, if such changes, events, developments, occurrences or effects disproportionately impacts the Clean Earth Business, taken as a whole, as compared to other similarly situated participants in the industries in which the Clean Earth Business operates, then only the incremental disproportionate impact thereof will be taken into account in determining whether a Company Material Adverse Effect has or will occur.
Representations and Warranties of Parent and Merger Sub
The Merger Agreement also contains customary representations and warranties made by Veolia and Merger Sub that are subject, in some cases, to specified exceptions and qualifications disclosed or identified in the Merger Agreement or the Buyer Disclosure Schedule. The representations and warranties of Veolia and Merger Sub relate to, among other things:
a)their valid existence and good standing under their respective jurisdictions of organization and their respective qualification, power and authority to carry out their respective businesses;
b)their corporate power and authority related to the Merger Agreement, the Separation Agreement, and the other transaction documents;
c)the absence of any conflicts with organizational documents or law caused by the transactions contemplated by, or compliance with, the Merger Agreement, the Separation Agreement, or the other transaction documents;
d)required governmental filings, approvals, notices, reports, consents, registrations, permits or authorizations;
e)the absence of certain legal proceedings;
f)the absence of any undisclosed broker’s or finder’s fees;

g)the accuracy of any information regarding Veolia or its subsidiaries that is provided by such parties for inclusion in this proxy statement or the New Enviri Registration Statement;
h)Veolia’s board of directors having approved the Merger Agreement, the Separation Agreement and the other transaction documents;
i)the absence of stockholder approval requirements for Veolia and its subsidiaries to enter into the Merger Agreement;
j)Veolia having sufficient funds necessary for the payment of amounts contemplated by the Merger Agreement;
k)the solvency of Veolia and its subsidiaries;
l)Veolia not acquiring CE Holdings common stock with a view to selling it in connection with a distribution pursuant to applicable law; and
m)neither Veolia nor any of its affiliates being party to any contract or agreement with any person which may materially delay the obtaining of antitrust clearances or other government approvals pursuant to the Merger Agreement.
Conduct of Our Business Pending the Merger
Under the Merger Agreement, Enviri has agreed that, from the date of the Merger Agreement through the earlier of the Closing or the termination of the Merger Agreement (the “Interim Period”) (solely with respect to the CE Holdings Group or the Clean Earth Business or, with respect to tax matters, Enviri or the Company Consolidated Group (as defined in the Merger Agreement)), except (i) as expressly required by the Merger Agreement, the Separation Agreement or the other transaction documents, (ii) as required by applicable law, (iii) as disclosed in the Company Disclosure Schedule or (iv) as otherwise consented to in writing by Veolia (which consent will not be unreasonably withheld), Enviri and each member of the CE Holdings Group will use commercially reasonable efforts to conduct the Clean Earth Business in the ordinary course consistent with past practice and to preserve its businesses and its business relationships.
Enviri has agreed that, during the Interim Period (solely with respect to the CE Holdings Group or the Clean Earth Business and, with respect to tax matters, Enviri or any Company Consolidated Group), except (i) as expressly required by the Merger Agreement, Separation Agreement or the other transaction documents, (ii) as required by applicable law, (iii) as disclosed in the Company Disclosure Schedule, or (iv) as otherwise consented to in writing by Veolia (which consent will not be unreasonably withheld (subject to certain exceptions)), Enviri and its subsidiaries will not:
a)change any provision of the governance documents of any member of the CE Holdings Group (except as permitted by the Separation Agreement);
b)make any material acquisition in excess of $5,000,000 (other than certain exceptions, in the ordinary course);
c)issue, pledge or transfer any interests, or securities convertible into interests of any of the members of the CE Holdings Group (other than the granting of certain liens);
d)sell, lease, license, cancel, or otherwise dispose of, or subject to any lien (other than certain specified liens), any of its material rights or assets (other than for certain exceptions in the ordinary course of business, such as renewal of leases, dispositions of equipment no longer necessary for the business, and sales of products or services);

e)make loans, advances, contributions, or investments in, any other person, except for (A) loans solely among Enviri and wholly owned subsidiaries of Enviri, and (B) advances for reimbursable employee expenses in the ordinary course of business;
f)(A) redeem, repurchase, repay, defease, incur, assume, endorse, guarantee or otherwise become liable for or materially modify the terms of any indebtedness, except for (x) certain actions solely among CE Holdings and its wholly owned subsidiaries, (y) indebtedness under certain of Enviri’s debt facilities, in the ordinary course of business or (z) capital leases; or (B) issue or sell any debt securities or other rights to acquire debt securities;
g)(A) sell, lease, license, assign, dispose of or transfer any material CE Holdings intellectual property (other than non-exclusive licenses in the ordinary course of business), (B) abandon or permit to expire any material registered intellectual property, (C) disclose any material confidential information or trade secrets, or (D) escrow or otherwise make available any material source code for any CE Holdings software (subject to certain ordinary course of business exceptions);
h)(A) make any material adverse change to the operation or security of, or safeguards related to, any CE Holdings business systems, or (B) materially delay or modify ongoing initiatives related to information technology transformation and modernization of the Clean Earth Business;
i)enter into, materially amend, or terminate any contract for the purchase of real property or a lease of real property with annual payments in excess of $5,000,000 (other than renewals or extensions in the ordinary course of business);
j)(A) materially amend or terminate certain material contracts, or (B) enter into certain material contracts (other than in the ordinary course of business);
k)except as may be required by any employee benefits plan or collective bargaining agreement, (A) grant increases in the compensation or benefits of any CE Holdings Group employees, other than any actions taken in the ordinary course of business for such employees with an annual base salary below $275,000; (B) enter into or adopt any new material CE Holdings Group employee benefit plan, or materially amend or terminate any existing CE Holdings Group employee benefit plan, other than broad-based welfare benefit plans in the ordinary course of business (subject to certain exceptions); (C) enter into any employment, severance or termination agreement with any CE Holdings Group employee or service provider, other than in the ordinary course of business for employees with base annual salary below $275,000; (D) terminate the employment or services of CE Holdings Group employees or service providers with an annual base salary at or above $275,000, other than for cause; (E) hire or promote any CE Holdings Group employee with an annual base salary at or above $275,000, other than replacements or promotions in the ordinary course of business on substantially similar terms as the employee being replaced; (F) establish, terminate or amend any collective bargaining agreement, except for renewals in the ordinary course of business; or (G) except as provided in the Merger Agreement or the Separation Agreement, take any action to accelerate the time of payment, vesting or funding of any compensation or benefits to any CE Holdings Group employee or service provider under any CE Holdings Group benefit plan or otherwise;
l)with respect to Enviri, any Company Consolidated Group or any member of the CE Holdings Group, (A) make, change or revoke any material tax election, (B) settle any liability with respect to material taxes or any material tax proceeding, (C) enter into any agreement with, or request any ruling or determination from, a governmental authority with respect to taxes, (D) adopt or change any tax accounting period or any material method of tax accounting, (E) amend any material tax return, (F) surrender any right to claim a material tax refund, or (G) take any extraordinary action with respect to taxes that would have a material and adverse effect on the amount of tax attributes of Enviri, any Company Consolidated Group or any member of the CE Holdings Group;
m)materially change any method of financial accounting or financial accounting practice or policy applicable to the Clean Earth Business, other than as required by GAAP or applicable law;
n)settle or compromise any action against any member of the CE Holdings Group, other than such actions where the amount paid in settlement does not exceed $5,000,000 individually (other than (A) certain tax matters, or (B) derivative or other actions brought on behalf of Enviri’s stockholders);
o)merge, combine or consolidate any of the members of the CE Holdings Group or adopt a plan of liquidation of any of the members of the CE Holdings Group (other than as contemplated by the Separation Agreement);
p)(A) declare, make or pay any dividend or other distribution with respect to any of the capital stock of any member of the CE Holdings Group or (B) enter into any agreement with respect to the voting of the capital stock of any member of the CE Holdings Group;
q)fail to make capital expenditures of at least ninety percent (90%) of the capital expenditure budget set forth in the Company Disclosure Schedule to the extent such capital expenditure budget contemplates the making of capital expenditures prior to the end of the full calendar month completed prior to the Closing; or
r)authorize or commit or agree to take any of the foregoing actions.
Nothing contained in the Merger Agreement is intended to give Veolia the right to control or direct any of Enviri or CE Holdings businesses prior to the Closing. In addition, none of the foregoing will limit or prohibit Enviri or its affiliates from implementing the Separation or the Holding Company Merger.
Special Meeting
Enviri has agreed to take all action necessary to call, give notice of, convene and hold the Special Meeting as promptly as reasonably practicable following the later of the date of the clearance of this proxy statement by the SEC and the date on which the New Enviri Registration Statement is publicly filed, for the purpose of obtaining Enviri Stockholder Approval (or earlier if Enviri and Veolia determine after consultation with the SEC that it may be held sooner). Enviri must conduct a “broker search” within thirty (30) business days after the date of the Merger Agreement in accordance with Rule 14a-13 of the Exchange Act for a record date for the Special Meeting that is at least twenty (20) business days after the date of such “broker search.”
If at any time following the dissemination of this proxy statement, Enviri or Veolia reasonably determines that the Enviri Stockholder Approval is unlikely to be obtained at the Special Meeting, then prior to such vote, each party (on up to three occasions total and no more than two occasions each) will have the right to require an adjournment or postponement of the Special Meeting to solicit additional votes in favor of the Merger Agreement. No adjournment or postponement will delay the Special Meeting by more than seven days from the prior-scheduled date or to a date on or after the fifth business day preceding the Outside Date.
Subject to the provisions of the Merger Agreement discussed below under “― Solicitation of Acquisition Proposals; Board Recommendation Changes” beginning on page 95, the Enviri Board has recommended that its stockholders adopt the Transaction Proposal and, unless the Merger Agreement has been terminated in connection with a change of recommendation (as described in “―Solicitation of Acquisition Proposals; Board Recommendation Changes―No Adverse Recommendation Change or other Triggering Event” beginning on page 95), Enviri will use its commercially reasonable efforts to solicit from its stockholders proxies in favor of the approval and adoption of the Merger Agreement and the Merger.

Solicitation of Acquisition Proposals; Board Recommendation Changes
Enviri has agreed that it will not, and will direct its representatives not to:
a)solicit, initiate, or knowingly encourage any Competing Proposal (as defined below); or
b)engage in negotiations regarding, or furnish any non-public information relating to Enviri or any of Enviri’s subsidiaries relating to, or which could lead to, any Competing Proposal, in each case, other than discussions solely to notify such person of the non-solicit terms of the Merger Agreement.
Exceptions to Non-Solicitation Covenants
Enviri will be required to enforce any standstill, confidentiality or other similar agreement that prohibits a proposal being made to the Enviri Board, unless the Enviri Board determines in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties, and then provides notice of such determination to Veolia within twenty-four (24) hours.
If, prior to obtaining the Enviri Stockholder Approval and following the receipt of a Competing Proposal that the Enviri Board determines is or would reasonably be expected to lead to a Superior Proposal (as defined below), Enviri may, in response to such Competing Proposal:
a)furnish information with respect to Enviri, its subsidiaries and affiliates to the person making such Competing Proposal, after entering into a confidentiality agreement on the terms described in the Merger Agreement (an “Acceptable Confidentiality Agreement”), and
b)engage in discussions or negotiations with such person regarding a Competing Proposal.
Enviri may only engage in the above actions if the Enviri Board concludes in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with the fiduciary duties of the directors of Enviri and neither Enviri nor its representatives have materially breached any of the non-solicitation provisions of the Merger Agreement.
No Adverse Recommendation Change or other Triggering Event
Enviri has agreed that the Enviri Board and each committee thereof will not do any of the following, which will be defined as a “Triggering Event”:
a)fail to make, withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in any manner adverse to Veolia the Enviri Board’s recommendation that the stockholders of Enviri approve and adopt the Merger Agreement and the Merger (a “Enviri Adverse Recommendation Change”);
b)adopt or recommend any Competing Proposal, or permit Enviri to enter into any letter of intent, acquisition agreement, joint venture, partnership agreement or analogous agreement which could reasonably be expected to provide for a Competing Proposal (other than an Acceptable Confidentiality Agreement);
c)following public disclosure of a Competing Proposal, fail to reaffirm the Enviri Board’s recommendation that the stockholders of Enviri approve and adopt the Merger Agreement and the Merger, within five business days after Veolia reasonably requests in writing that such recommendation or determination be reaffirmed or, if earlier, at least two business days prior to the Special Meeting;

d)fail to include the Enviri Board’s recommendation that the stockholders of Enviri approve and adopt the Merger Agreement and the Merger in this proxy statement; or
e)fail to publicly announce, within ten business days after a Competing Proposal structured as a tender offer or exchange offer relating to the securities of Enviri has been commenced, a statement disclosing that the Enviri Board recommends rejection of such tender or exchange offer.
However, prior to the time the Merger Agreement is adopted by our stockholders, the Enviri Board may:
a)in response to any written Competing Proposal, effect an Enviri Adverse Recommendation Change, or cause Enviri to terminate the Merger Agreement, or
b)in response to an Intervening Event (as defined below), effect an Enviri Adverse Recommendation Change.
In order for the Enviri Board to take the actions described in clauses (a) and (b) immediately above, Enviri must meet the following requirements:
a)(A) in the case of a Competing Proposal, the Enviri Board concludes in good faith, after consultation with Enviri’s outside financial advisor and outside legal counsel, that such Competing Proposal constitutes a Superior Proposal, or (B) in the case of an Intervening Event, the Enviri Board determines in good faith that an Intervening Event has occurred and is continuing;
b)the Enviri Board determines in good faith, after consultation with Enviri’s outside legal counsel, that the failure to take such action would be inconsistent with the fiduciary duties of the directors;
c)the Enviri Board promptly provides Veolia with an Alternative Notice, including the information with respect to such Competing Proposal as well as a copy of the acquisition agreement and any other transaction documents relating to such Competing Proposal and a description of the facts and circumstances relating to any such Intervening Event, as applicable;
d)during the Negotiation Period, if requested by Veolia, Enviri and its representatives have negotiated in good faith with Veolia regarding any revisions to the terms of the transactions contemplated by the Merger Agreement proposed by Veolia in response to such Competing Proposal or Intervening Event; and
e)at the end of the Negotiation Period, the Enviri Board concludes, (A) after consultation with Enviri’s outside legal counsel and financial advisor (and taking into account any adjustments or modifications to the terms of the Merger Agreement to which Veolia has agreed in writing), that any Competing Proposal is a Superior Proposal and (B) after consultation with Enviri’s outside legal counsel, that the failure to make an Enviri Adverse Recommendation Change or terminate the Merger Agreement would be inconsistent with the fiduciary duties of the directors of Enviri.
Any amendment or modification to any Competing Proposal or to the facts and circumstances relating to any Intervening Event will require a new Alternative Notice and a new Negotiation Period commencing from the date of receipt of such new Alternative Notice.
Enviri must promptly notify Veolia within twenty-four (24) hours if it receives (i) any Competing Proposal, (ii) any request for non-public information relating to Enviri that would reasonably be expected to lead to a Competing Proposal, or (iii) any inquiry regarding any Competing Proposal. Enviri must include in such notice the identity of the party making the inquiry or Competing Proposal, a description of the terms of such inquiry or Competing Proposal and copies of all material documents in connection with such inquiry or Competing Proposal.

Enviri must keep Veolia reasonably informed on a current basis of the status of any request or Competing Proposal and promptly provide Veolia with any proposed written agreements in connection with the Competing Proposal. Enviri must, upon request from Veolia, confirm to Veolia whether any Competing Proposal remains under discussion, negotiation or review by the Enviri Board. Enviri will provide to Veolia any non-public information concerning Enviri or its subsidiaries that Enviri provides to any third party in connection with any Competing Proposal which was not previously provided to Veolia.
Nothing contained in the Merger Agreement prohibits Enviri or the Enviri Board from taking and disclosing to its stockholders a position that Enviri reasonably and in good faith determines requires disclosure pursuant to the Exchange Act (including any “stop, look and listen” communication pursuant to Rule 14d-9(f)) or the rules and regulations of NYSE, and such disclosure will not be deemed an Enviri Adverse Recommendation Change.
In this proxy statement, a “Competing Proposal” means any proposal or offer made by a person (other than Veolia or any of its affiliates or their representatives) relating to (i) the acquisition by any person of twenty percent (20%) or more of the consolidated assets, net revenue or net income of Enviri and its subsidiaries or of the Clean Earth Business; or (ii) the purchase or acquisition after the date of the Merger Agreement, directly or indirectly, by any person of twenty percent (20%) or more of the issued and outstanding shares of CE Holdings common stock.
In this proxy statement, a “Superior Proposal” means a bona fide written Competing Proposal (except the references therein to “twenty percent (20%)” will be replaced by “fifty percent (50%)”) made by a third party that (i) did not result from a material breach of the non-solicitation covenants in the Merger Agreement and (ii) in the good faith judgment of the Enviri Board after consultation with its financial advisor and outside legal counsel, would result in a transaction that is more favorable to Enviri’s stockholders from a financial point of view than the Merger and the Separation and the other transactions contemplated by the Merger Agreement and Separation Agreement (after giving effect to all adjustments or modifications to the terms thereof which may be agreed in writing to be made by Veolia), taking into account any legal, financial and regulatory requirements relating to, and the likelihood and timing of closing, such Competing Proposal, and the certainty of value presented by such Competing Proposal.
In this proxy statement, an “Intervening Event” means any change, event, development, occurrence or effect occurring after the date of the Merger Agreement and prior to obtaining the Enviri Stockholder Approval, which was not known by, or reasonably foreseeable to the Enviri Board as of the date of the Merger Agreement. The following are not considered an Intervening Event: (i) any Competing Proposal or Superior Proposal; (ii) any change, event, development, occurrence or effect with respect to Veolia; (iii) any changes in the market price or trading volume of any securities of Enviri or CE Holdings or their subsidiaries, or the credit rating of Enviri or the fact that Enviri fails to meet, meets or exceeds internal or analysts’ expectations, projections or results of operations for any period; or (iv) any changes in applicable law or GAAP.
Filings; Other Actions; Notification
Cooperation of the Parties
The parties have agreed to use reasonable best efforts to promptly take, or cause to be taken, all actions and to promptly do or cause to be done, and to assist and cooperate with each other to consummate and make effective the Merger, including: (i) preparing and filing all forms, registrations, and notifications required to be filed to consummate the Merger, (ii) obtaining of all necessary actions or nonactions, waivers, consents, clearances, approvals, and expirations or terminations of waiting periods from governmental authorities, and (iii) defending any lawsuits or other legal proceedings challenging the Merger Agreement or the consummation of the Merger. None of Enviri, CE Holdings, New Enviri, or their respective subsidiaries are required to pay any fee, penalty, or other consideration to any third party for any consent or approval required for the consummation of the transactions contemplated by the Merger Agreement under any contract or agreement.
Subject to applicable legal limitations and instructions from relevant governmental authorities, the parties are obligated to cooperate and consult with one another in connection with making all filings, notifications, communications, submissions, and any other actions relating to their efforts obligations and regulatory filings. Each party will permit counsel for the other party to review, and will consider in good faith the views of the other party with respect to notifications, filings, and other written communications or submissions to any relevant governmental authority. Veolia has the ultimate decision-making authority and control of the ultimate strategy for obtaining all required consents and approvals from any relevant governmental authority, including taking the lead in connection with any filings, notifications, submissions, and material communications with or to those authorities, but must consider Enviri’s views on those matters in good faith.
None of the parties are permitted to commit to or agree to the following without the consent of the other parties: (i) stay, toll, or extend the HSR waiting period, (ii) pull and refile or resubmit their HSR filing (provided that Veolia will have the right to pull and refile or resubmit its HSR filing one time without prior consent from Enviri), (iii) not consummate the Merger before an agreed-to date, or (iv) any timing agreement relating to the Merger.
Undertakings Regarding Antitrust Clearance
In connection with the efforts to obtain all requisite approvals and authorizations for the transaction contemplated by the Merger Agreement, the parties have agreed to take or cause to be taken the following actions:
•Enviri and Veolia will request early termination of the HSR Act statutory waiting period, and have agreed to use reasonable best efforts to comply with any request for additional information or documents under any law or by any governmental authority as promptly as practicable.
•Veolia has agreed to, and has agreed to cause its affiliates to, use reasonable best efforts to take any action as may be necessary to avoid or eliminate each and every impediment under any applicable antitrust law or foreign investment law so as to enable the Closing to occur as promptly as practicable, and in any event before the Outside Date. This includes specifically:
◦Using reasonable best efforts to contest and resist any action or proceeding challenging the Merger or any other transaction contemplated by the Merger Agreement, Separation Agreement, and other transaction documents, or to seek to have lifted, reversed, or overturned any decree, judgment, injunction, or other order (whether temporary, preliminary, or permanent) that prohibits, prevents, or restricts consummation of the Merger or any other transaction contemplated by the Merger Agreement, Separation Agreement, and other transaction documents.
◦Proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, licensing, divestiture or disposition of any share capital or other interests, assets (whether tangible or intangible), businesses, contracts, divisions, operations, properties, products, or product lines of the CE Holdings Group.
◦Terminating, transferring, creating, or otherwise altering relationships, contractual rights or other obligations of the CE Holdings Group.
◦Taking or committing to take any actions, including but not limited to behavioral limitations, conduct restrictions and similar commitments, that, after the Closing, would limit Veolia’s and its affiliates’ freedom of action with respect to, or their ability to retain, operate, vote, transfer, receive dividends or otherwise exercise full ownership rights with respect to any share capital or other interests, assets (whether tangible or intangible), businesses, divisions, operations, properties, products or product lines of Veolia, its affiliates, or the CE Holdings Group (collectively “Behavioral Commitments”).
Notwithstanding anything in the Merger Agreement to the contrary (i) none of the parties are required to take any action that is not conditioned on the closing, (ii) Veolia and its affiliates are not required to take any action that would have any impact on or otherwise involve any asset, business (or portions thereof), services, service lines, product lines, or product of Veolia or its affiliates (excluding any assets, business (or portions thereof), product lines or product of Clean Earth or its subsidiaries), other than certain Behavioral Commitments listed in the Company Disclosure Schedule, and (iii) Enviri, CE Holdings, and their affiliates are not required to take any actions relating to the New Enviri Business or the New Enviri Group.
The parties agreed that they will not, and will cause their respective affiliates not to, enter into certain transactions that would reasonably be expected to materially delay obtaining, or materially impede the receipt of, clearances for, or materially increase the risk of any governmental authority prohibiting, the transactions contemplated by the Merger Agreement, or otherwise materially delay the transactions contemplated by the Merger Agreement beyond the Outside Date by materially increasing the likelihood of the parties receiving a request for additional information or documentary material under 15 U.S.C. § 18a(e).
Defense of Litigation
Each of Enviri and Veolia will promptly notify the other party of any action, proceeding or litigation brought by any stockholder or purported stockholder or equityholder of such party against it, any of its subsidiaries or any of their respective directors and officers relating to the transactions contemplated by the Merger Agreement or the Separation Agreement and will keep the other party informed on a current basis with respect to the status thereof.
In addition, each party will give the other party the opportunity to participate in the defense or settlement of such litigation.
Enviri will not settle any such litigation without Veolia’s written consent (not to be unreasonably withheld, conditioned or delayed). However, Veolia may, in its sole discretion (but subject to certain exceptions), with respect to any such litigation that would impose any liability on Veolia or its affiliates, withhold consent to any settlement that does not include a full release of Veolia and its affiliates of all liabilities, causes of action and claims arising out of, or related to, the claims asserted in such litigation or which imposes an injunction or other equitable relief.
Conditions to the Merger
The respective obligations of Enviri, CE Holdings, Enviri LLC, Veolia, and Merger Sub to consummate the Merger are subject to the fulfillment of the following conditions:
a)any applicable waiting period under the HSR Act with respect to the Merger will have expired or been terminated;
b)the Holding Company Merger, the Reorganization and the Distribution will have been completed;
c)the Enviri Stockholder Approval will have been obtained;
d)the New Enviri Registration Statement will have become effective in accordance with the Securities Act or the Exchange Act, as applicable, and will not be the subject of any stop order by the SEC or actual or threatened proceedings by a government authority seeking such a stop order; and
e)no governmental authority will have enacted any law after the date of the Merger Agreement that has the effect of restraining, enjoining or prohibiting the consummation of the Holding Company Merger, the Reorganization, the Distribution or the Merger.

The obligations of Enviri, Enviri LLC, and CE Holdings to consummate the Merger are also subject to the fulfillment of the following conditions:
a)each of Veolia and Merger Sub will have performed and complied in all material respects with the obligations, covenants and agreements required by the Merger Agreement to be performed or complied with by them at or prior to the Closing;
b)the representations and warranties made by Veolia and Merger Sub in the Merger Agreement (other than those regarding their organization, due authorization, and brokers), without giving effect to materiality, the defined term “Buyer Material Adverse Effect” or similar qualifications, must be true and correct in all respects as of the date of the Closing as though such representations and warranties were made as of the date of the Closing (except in the case of any representation or warranty that by its terms addresses matters only as of another specified date, which must be so true and correct only as of such specified date), except to the extent the failure of such representations and warranties to be true and correct (without giving effect to materiality, Buyer Material Adverse Effect or similar qualifications) would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect;
c)the representations and warranties made by Veolia and Merger Sub set forth regarding their organization, due authorization, and brokers must be true and correct in all material respects as of the date of the Closing as though such representations and warranties were made as of the date of the Closing (except in the case of any representation or warranty that by its terms addresses matters only as of another specified date, which must be so true and correct only as of such specified date); and
d)Veolia and Merger Sub have delivered to Enviri a certificate dated as of the date of the Closing signed by an executive officer of Veolia and Merger Sub to the effect that the conditions set forth above have been satisfied.
The obligations of Veolia and Merger Sub to consummate the Merger are also subject to the fulfillment of the following conditions:
a)each of Enviri and CE Holdings have performed and complied in all material respects with the obligations, covenants and agreements required by the Merger Agreement to be performed or complied with by them at or prior to the Closing;
b)the representations and warranties made by Enviri, Enviri LLC and CE Holdings, as applicable, other than those regarding, (A) with respect to Enviri and Enviri LLC, organization, due authorization, capitalization, brokers, board and stockholder approval, and opinion of Enviri’s financial advisor, and (B) with respect to CE Holdings, organization, due authorization, capitalization, and absence of any changes since June 30, 2025 that had or would reasonably be expected to have a Company Material Adverse Effect, without giving effect to materiality, the defined term “Pubco Material Adverse Effect,” the defined term “Company Material Adverse Effect” or similar qualifications, must be true and correct in all respects as of the date of the Closing as though such representations and warranties were made as of the date of the Closing (except in the case of any representation or warranty that by its terms addresses matters only as of another specified date, which must be so true and correct only as of such specified date), except to the extent the failure of such representations and warranties to be true and correct (without giving effect to materiality, “Pubco Material Adverse Effect,” “Company Material Adverse Effect” or similar qualifications) would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or Pubco Material Adverse Effect;
c)the representations and warranties made by Enviri, Enviri LLC and CE Holdings, as applicable, regarding, (i) with respect to Enviri and Enviri LLC, organization, due authorization,

capitalization, brokers, board and stockholder approval, and opinion of Enviri’s financial advisor, and (ii) with respect to CE Holdings, organization, due authorization, capitalization, must be true and correct in all material respects as of the date of the Closing as though such representations and warranties were made as of the date of the Closing (except in the case of any representation or warranty that by its terms addresses matters only as of another specified date, which must be so true and correct only as of such specified date);
d)the representations and warranties made by CE Holdings regarding the absence of any changes since June 30, 2025 that had or would reasonably be expected to have a Company Material Adverse Effect must be true and correct in all respects at and as of the date of the Closing as though such representations and warranties were made as of the date of the Closing;
e)no Company Material Adverse Effect has occurred since the date of the Merger Agreement and that is continuing; and
f)CE Holdings has delivered to Veolia a certificate dated as of the date of the Closing signed by an executive officer of CE Holdings to the effect that each of the conditions set forth above have been satisfied.
Termination
The Merger Agreement may be terminated and the transactions contemplated thereby may be abandoned at any time prior to the Effective Time:
a)by mutual written agreement of Enviri and Veolia;
b)by Enviri or Veolia, if the Closing has not occurred on or prior to August 20, 2026; provided that, if any of the conditions to the Closing regarding the HSR Act have not been satisfied or waived by the fourth (4th) business day prior to the Outside Date, but all other conditions to the Closing have been satisfied or waived, the Outside Date will be automatically extended to November 20, 2026 (as extended, the “Outside Date”). The termination right pursuant to this provision will not be available to any party whose action is the primary cause of the failure of the Closing to occur on or prior to such date;
c)by Enviri or Veolia, if any government authority enacts a law permanently prohibiting consummation of the Holding Company Merger, the Reorganization, the Distribution or the Merger. The right to terminate the Merger Agreement pursuant to this provision is not available to any party whose action is the primary cause of the enactment or issuance of any such law;
d)by Veolia in the event of a breach of any representation, warranty, or covenant on the part of Enviri or CE Holdings, such that the conditions regarding the covenants and representations and warranties made by Enviri, CE Holdings, and Enviri LLC would not be satisfied at the Closing, and which (i) with respect to any such breach that is capable of being cured by the Outside Date, is not cured by the earlier of (x) 60-days after receipt of written notice thereof, or (y) the Outside Date, or (ii) is incapable of being cured prior to the Outside Date. Veolia does not have the right to terminate under this provision if Veolia or Merger Sub is then in material breach of any of its representations, warranties, or covenants in the Merger Agreement;
e)by Enviri in the event of a breach of any representation, warranty, or covenant on the part of Veolia or Merger Sub such that the conditions regarding the covenants and representations and warranties made by Veolia and Merger Sub would not be satisfied at the Closing, and which (i) with respect to any such breach that is capable of being cured by the Outside Date, is not cured by the earlier of (x) 60-days after receipt of written notice, or (y) the Outside Date, or (ii) is incapable of being cured prior to the Outside Date. Enviri and CE Holdings will not have the right to terminate the Merger Agreement if they are then in material breach of any of their representations, warranties, or covenants in the Merger Agreement;
f)by Enviri or Veolia, if the Enviri Stockholder Approval will not have been obtained following a vote taken thereon at a Special Meeting, or at any adjournment or postponement thereof;
g)by Enviri, at any time prior to receipt of the Enviri Stockholder Approval to enter into an agreement for a Superior Proposal. As a condition to any such termination, (A) Enviri must pay the Termination Fee to U.S. Acquiror, (B) there cannot have been any material breach of the non-solicitation covenants set forth in the Merger Agreement, and (C) the Enviri Board has authorized Enviri to enter into, and Enviri has substantially concurrently entered into, an agreement providing for a Superior Proposal; or
h)by Veolia, if, prior to the receipt of the Enviri Stockholder Approval, a Triggering Event will have occurred.
Termination Fee
In certain circumstances, Enviri will be required to pay Veolia a termination fee of $80,000,000 (the “Termination Fee”), including if the Merger Agreement is terminated due to (i) Enviri accepting a Superior Proposal or (ii) a Triggering Event having occurred. This termination fee will also be payable by Enviri if the Merger Agreement is terminated under certain circumstances and prior to such termination, a Competing Proposal (except that all references to “twenty percent (20%)” will instead refer to “fifty percent (50%)”), has been publicly announced or communicated to the Enviri Board, and not publicly withdrawn and within twelve (12) months after the date of such termination, Enviri completes or enters into a transaction in respect of the Competing Proposal that is subsequently consummated. In the event Enviri is required to pay such Termination Fee, it will pay such amount to an account specified by Veolia on the second (2nd) business day following the termination of the Merger Agreement or the consummation of the transaction with respect to the Competing Proposal, as applicable.
Reverse Termination Fee
In certain circumstances, Veolia will be required to pay Enviri a termination fee of $150,000,000 (the “Reverse Termination Fee”) if the Merger Agreement is terminated. The Reverse Termination Fee would be payable to Enviri if the Merger is not consummated due to the failure of certain conditions to be satisfied as a result of any antitrust laws.
Transition Services Agreement
CE Holdings and New Enviri will enter into a transition services agreement (“Transition Services Agreement”) at Closing, pursuant to which New Enviri will provide certain services to CE Holdings on an interim, transitional basis. The services to be provided will include finance, legal, human resources, information technology, facilities and other general and administrative functions. The Transition Services Agreement will specify the fees payable for these services.
The Transition Services Agreement will terminate on the expiration of the term of the last service provided under it, which will be up to twelve (12) months following the Closing.
Subject to certain exceptions in the case of fraud, gross negligence, or willful misconduct, the liability of New Enviri under the Transition Services Agreement for the services it provides will be limited to the fees paid under the agreement. The Transition Services Agreement will also provide that, subject to certain exceptions in the case of fraud, gross negligence, or willful misconduct, or CE Holdings’ breach of its obligations regarding access to New Enviri’s IT systems, neither party will be liable to the other for any consequential, exemplary, special, or punitive damages.

D&O Indemnification and Insurance
For a period of six years from and after the Effective Time, Veolia will indemnify and hold harmless each present and former director or officer of CE Holdings or any other members of the CE Holdings Group and any person that becomes a director or officer of CE Holdings or of any other members of the CE Holdings Group prior to the Effective Time (the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to any matters existing or occurring at or prior to the Effective Time to the fullest extent that Enviri or any of its subsidiaries (including the members of the CE Holdings Group) would have been permitted under the organizational documents of Enviri as in effect on the date of the Merger Agreement to indemnify such person (including promptly advancing expenses as incurred to the fullest extent permitted under such organizational documents (provided such person delivers an undertaking to Veolia agreeing to return any such funds to which a court of competent jurisdiction has determined in a final, nonappealable judgment that such person is not entitled to indemnification)).
At Veolia’s sole cost and expense, Veolia or, at Veolia’s election, Enviri, in consultation with Veolia, will procure a prepaid, non-cancelable six-year “tail” policy commencing on the date of the Closing, containing terms not less favorable to the Indemnified Parties than the terms of directors’ and officers’ and fiduciary liability insurance covering the Indemnified Parties with respect to matters existing or occurring at or prior to the Effective Time. Enviri may not (i) commit to spend on such “tail” insurance, in the aggregate, more than three hundred percent (300%) of the last aggregate annual premium paid by Enviri prior to the date hereof (the “Base Amount”), and if such “tail” insurance is not reasonably available for a cost not exceeding the Base Amount, Enviri will be permitted to purchase as much “tail” insurance coverage as reasonably practicable for the Base Amount or (ii) procure a “tail” policy with more than $60,000,000 in limits shared between the corporate entities and the individual directors and officers and $20,000,000 dedicated exclusively to the directors and officers. If any claim is asserted or made within such six-year period, then any such insurance required to be maintained in accordance with this paragraph will be continued in respect of such claim until the final disposition thereof.
Expenses
Whether or not the Merger is consummated, all fees and expenses incurred by the parties will be borne solely by the party that has incurred such fees and expenses; except as otherwise provided in the Separation Agreement or the Merger Agreement. However, the expenses in connection with printing and mailing this proxy statement, the New Enviri Registration Statement and certain documents to be provided to or filed with the SEC in connection therewith, will be shared equally by Enviri and Veolia in the event that the Merger Agreement is terminated in accordance with its terms and will be borne by Enviri in the event that the Closing occurs, and any fee or amount payable in connection with the regulatory and antitrust approvals required under the Merger Agreement will be paid by Veolia or a subsidiary of Veolia.
Remedies
In the event that the Merger Agreement is terminated in accordance with its terms set forth therein, there will be no liability on the part of any party except as provided with respect to the confidentiality agreement entered into between Veolia and Enviri, the Termination Fee, the Reverse Termination Fee, and with respect to certain other miscellaneous provisions of the Merger Agreement, including those related to governing law, notice, specific performance and other remedies at law. No termination of the agreement will relieve any party from liability for fraud or willful breach.
The parties further acknowledge that in the event of failure to perform under the Merger Agreement, irreparable harm would occur and that the parties would not have an adequate remedy at law in the event that the agreement was not performed in accordance with its specific terms. Accordingly, the parties to the Merger Agreement agreed that each party will be entitled (i) to an injunction to prevent breaches or threatened breaches of the Merger Agreement and to specifically enforce the terms and provisions of the Merger Agreement, and (ii) prior to the termination of the Merger Agreement or Closing, damages will only be awarded where a court of competent jurisdiction determines that specific performance is not available. In addition, the parties agree that by seeking specific performance, no party will waive its right to seek any other form of relief that may be available to a party under the Merger Agreement, including monetary damages.
Amendments and Waivers
Any party may, at any time prior to the Closing, waive any of the terms or conditions of the Merger Agreement or agree to an amendment or modification to the Merger Agreement by a duly executed agreement in writing; provided that after the Enviri Stockholder Approval has been obtained, no amendment or waiver will be made that pursuant to applicable law requires further approval or adoption by the stockholders of Enviri unless such amendment or waiver is subject to such further approval or adoption.
No waiver by any of the parties of any breach under the Merger Agreement will be deemed to extend to any prior or subsequent breach thereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No waiver by any of the parties of any of the provisions thereunder will be effective unless explicitly set forth in writing and executed by the party sought to be charged with such waiver.
The Merger Agreement may be amended or modified, in whole or in part, only by a duly authorized agreement in writing executed by the parties which makes reference to the Merger Agreement.
Governing Law
The parties to the Merger Agreement have agreed that the Merger Agreement is governed by, and will be construed in accordance with, the laws of the State of Delaware.
Jurisdiction
The parties to the Merger Agreement have agreed that any legal action brought with respect to the Merger Agreement will be determined in the Court of Chancery of the State of Delaware, or if applicable, any federal court in the State of Delaware or any appellate court thereof.

THE SEPARATION AGREEMENT
This section describes the material terms of the Separation Agreement. The description of the Separation Agreement in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the Separation Agreement, a copy of which is attached as Annex B. This summary does not purport to be complete and may not contain all of the information about the Separation Agreement that is important to you. We encourage you to read the Separation Agreement carefully and in its entirety.
The Separation Agreement and this summary of its terms are included to provide you with information regarding its terms. Factual disclosures about Enviri and CE Holdings contained in this proxy statement or in Enviri’s public reports filed with the SEC may supplement, update or modify the factual disclosures about Enviri or CE Holdings contained in the Separation Agreement.
Overview
Among other things, the Separation Agreement specifies which segment of Enviri’s business will be transferred to or retained by New Enviri and CE Holdings respectively, and sets forth when these transfers will occur. The Separation Agreement also includes procedures by which CE Holdings and New Enviri will become separate and independent companies (subject to the Transition Services Agreement). The matters addressed by the Separation Agreement include the matters described below.
The Holding Company Merger
Under the Merger Agreement, and prior to the Reorganization, Enviri and Enviri LLC will consummate the Holding Company Merger, pursuant to which (i) Enviri will merge with and into Enviri LLC, with Enviri LLC being the surviving entity of such merger, (ii) each share of Enviri common stock outstanding immediately prior to the Holding Company Merger will be exchanged for one share of CE Holdings common stock (and shares held in treasury will be cancelled without payment), (iii) the limited liability company interest in Enviri LLC held by CE Holdings prior to the Holding Company Merger will remain outstanding and thereafter represent the entire limited liability company interest of Enviri LLC as the surviving entity in the Holding Company Merger and (iv) holders of certificates formerly evidencing Enviri common stock and former holders of shares of Enviri common stock that, immediately prior to the effective time of the Holding Company Merger were represented by book-entry on the stock transfer books of Enviri, will cease to have any rights as stockholders of Enviri, except as provided by law.
The Reorganization
The Separation Agreement contemplates that, immediately following the Holding Company Merger, CE Holdings and its subsidiaries will undergo the Reorganization. Particularly, the Reorganization contemplates that (i) Enviri LLC will distribute to CE Holdings all of the outstanding shares of New Enviri common stock, (ii) CE Holdings will assume certain intercompany obligations and receive the right, title and interest to certain receivables of Enviri LLC and other of Enviri’s current subsidiaries, (iii) Enviri LLC will distribute to CE Holdings all of the equity interests in Harsco Clean Earth Holdings, LLC, a Delaware limited liability company (“H-CE Holdings”), which currently holds the Clean Earth Business, (iv) Enviri LLC and CE Holdings will enter into an assignment agreement which contemplates the transfer of certain specified assets and liabilities among CE Holdings and Enviri LLC and (v) CE Holdings will contribute Enviri LLC to New Enviri. The net result of the foregoing transactions is that CE Holdings will directly and separately hold interests in (1) H-CE Holdings, which will hold the Clean Earth Business, and (2) New Enviri, which will hold the New Enviri Business.
As part of the Reorganization, CE Holdings will also issue an Intercompany Note (as defined below) to Enviri LLC, under the Merger Agreement, Veolia will cause CE Holdings to repay immediately following the Effective Time and which will be used in connection with the post-Closing purchase price adjustment. For more information on the Intercompany Note, see “Certain Adjustments.”

The Distribution
Following the Reorganization, CE Holdings will make the Distribution, pursuant to which the distribution agent will distribute all of the outstanding shares of New Enviri common stock to CE Holdings’ stockholders (who were Enviri stockholders prior to the Holding Company Merger), on a pro rata basis, with such holders receiving one share of New Enviri common stock for every three shares of CE Holdings common stock (formerly Enviri common stock). Following such distribution, CE Holdings’ stockholders (formerly Enviri stockholders) will separately and directly hold (i) all of the issued and outstanding shares of New Enviri common stock, and (ii) all of the issued and outstanding shares of CE Holdings common stock. Stockholders who would be entitled to receive a fraction of a share of New Enviri common stock in the Distribution will receive cash in lieu of fractional shares, without any interest thereon. Fractional shares of New Enviri common stock will not be distributed in the Distribution nor credited to book-entry accounts.
Transfer of Businesses
The Separation Agreement identifies the segment of Enviri’s business to be transferred to or retained by each of CE Holdings and New Enviri, and it provides for when and how these transfers will occur.
Generally, following the Separation, CE Holdings will own the Clean Earth Business, and New Enviri will own the New Enviri Business. In particular, the Separation Agreement provides that CE Holdings will retain the Clean Earth Business which includes all the business and operations of Enviri whose financial results were collectively reported as the “Clean Earth” business segment of Enviri in the Form 10-K of Enviri for the fiscal year ending December 31, 2024, as such businesses and operations had been conducted at any time prior to the Distribution, and all businesses, operations and activities conducted by H-CE Holdings and its subsidiaries. The Clean Earth Business does not include general corporate functions that are currently provided by Enviri or its subsidiaries (other than H-CE Holdings and its subsidiaries), including any finance, accounting, tax, human resources, insurance and risk management, treasury, operational support, facilities, real property, legal, information technology and other ancillary or corporate shared services, corporate centralized functional organizations and certain other excluded services as specified in the Separation Agreement.
On the other hand, all of the businesses, operations and activities conducted at any time prior to the Distribution by Enviri or any of its subsidiaries, other than the Clean Earth Business, will be retained by or transferred to New Enviri and are referred to as the “New Enviri Business.”
The Separation Agreement provides certain liabilities will generally be retained by New Enviri (“New Enviri Liabilities”), including liabilities: (i) of CE Holdings or New Enviri to the extent they are related to the New Enviri Business, (ii) of CE Holdings or New Enviri that are expressly provided by the transaction documents as liabilities to be transferred to, assumed by or agreed to be performed by Enviri, New Enviri or any other member of the New Enviri Group (iii) of any member of the New Enviri Group as specified under the transaction documents, (iv) arising out of the business conducted by the New Enviri Group that are not CE Holdings Liabilities (as defined below), (v) under certain specified Enviri debt facilities and (vi) for certain specified taxes.
Additionally, certain liabilities of CE Holdings or New Enviri will be retained by CE Holdings (“CE Holdings Liabilities”), including liabilities: (i) of CE Holdings or New Enviri to the extent they are related to the Clean Earth Business, (ii) of CE Holdings or New Enviri or Veolia that are expressly provided by the transaction documents as liabilities to be transferred to, assumed by or agreed to be performed by Veolia, CE Holdings or any other member of CE Holdings Group, (iii) of Veolia, Merger Sub or any member of CE Holdings Group under transaction documents, (iv) for certain specified taxes, and (v) arising out of or resulting from the business, operations or activities of any member of the CE Holdings Group or any of their respective affiliates at any time as of or after the Distribution.

Conditions to the Separation
The consummation of the Reorganization and Distribution are subject to the satisfaction or waiver by Enviri of certain conditions, including:
•the shares of New Enviri common stock to be delivered to CE Holdings stockholders in the Distribution will have been approved for listing on NYSE, subject to official notice of distribution;
•the satisfaction or waiver of the conditions to Closing set forth in the Merger Agreement, in each case other than those conditions that, by their nature, are to be satisfied substantially contemporaneously with the Distribution and/or the Merger; provided that such conditions are capable of being satisfied at such time;
•Veolia will have irrevocably confirmed to Enviri and CE Holdings that each closing condition in the Merger Agreement with respect to Veolia’s and Merger Sub’s obligations to effect the Merger (i) has been satisfied, (ii) will be satisfied at the time of the Distribution and/or the Merger or (iii) is or has been waived by Veolia; and
•Amendment No. 16 to the Third Amended and Restated Credit Agreement, dated as of November 5, 2025, among Enviri, Bank of America, N.A., as agent, and the lenders party thereto (which amendment, among other things, amends certain covenants to permit and otherwise facilitate the Distribution) will remain in effect in accordance with its terms.
The Separation Agreement provides that the conditions are for the sole benefit of Enviri and CE Holdings, and Enviri may waive any of the conditions and proceed with the Separation even if all such conditions have not been met. If Enviri or CE Holdings waives any such condition and the Separation is completed, such waiver could have a material adverse effect on New Enviri’s business, financial condition or results of operations or the ability of stockholders of New Enviri to sell their shares after the Separation, including, without limitation, as a result of illiquid trading due to the failure of New Enviri common stock to be accepted for listing on a national securities exchange. Notwithstanding Enviri’s or CE Holdings’ contractual ability to waive the conditions in the Separation Agreement, neither Enviri nor CE Holdings can proceed with the Separation if there is a stop order, injunction or law preventing the consummation of the Reorganization or the Distribution, if the New Enviri Registration Statement is not declared effective by the SEC, or if such registration statement does not remain effective. However, Enviri, as a public company, could still proceed with the Separation if there is a stop order, injunction or law preventing the consummation of the Merger.
Certain Adjustments
At least four business days prior to the Closing, Enviri will deliver to Veolia an estimated adjustment statement (the “Estimated Adjustment Statement”) setting forth its good faith estimate and reasonable supporting documentation of:
(i)the Net Working Capital (the “Estimated Net Working Capital”),
(ii)the Company Cash (the “Estimated Company Cash”),
(iii)the Company Debt (the “Estimated Company Debt”) and
(iv)the Intercompany Note Amount (each as defined below).
The Separation Agreement provides for a post-closing adjustment. Within 90 days following the Closing, Veolia will prepare and deliver to Enviri a preliminary adjustment statement (the “Preliminary Adjustment Statement”), which will set forth in reasonable detail CE Holdings’ good faith calculation of the components of the Estimated Adjustment Statement (other than the Intercompany Note Amount).

If New Enviri disagrees with the calculations set forth in the Preliminary Adjustment Statement, New Enviri will deliver to CE Holdings, within 45 days after receipt by New Enviri of the Preliminary Adjustment Statement, a written statement describing each objection and New Enviri’s proposed adjustments, including reasonable detail of each item or amount in dispute, the basis for such dispute and the supporting documentation, schedules and calculation. If New Enviri does not deliver the notice within the 45 days, New Enviri will be deemed to have irrevocably accepted the Preliminary Adjustment Statement, which will be the “Final Adjustment Statement” for purposes of the payment.
If New Enviri delivers a notice of disagreement, New Enviri and CE Holdings will attempt to resolve the dispute in good faith within 30 days after CE Holdings’ receipt of such notice. If the parties do not reach a resolution during that 30 day period, New Enviri and CE Holdings will retain a nationally recognized independent certified public accounting firm in the United States who will make a final determination with respect to disputed items.
The Net Working Capital, Company Cash and Company Debt set forth in the Final Adjustment Statement are referred to herein as the “Final Net Working Capital,” the “Final Company Cash” and the “Final Company Debt,” respectively.
Within five business days after the determination of the Final Adjustment Statement, (i) if (A) the amount equal to the Estimated Net Working Capital Adjustment (as defined below) plus the Estimated Company Cash minus the Estimated Company Debt exceeds (B) the amount equal to the Final Net Working Capital Adjustment (as defined below) plus the Final Company Cash minus the Final Company Debt, New Enviri will pay CE Holdings the amount of such excess, by wire transfer of immediately available funds, or (ii) if (A) the amount equal to the Final Net Working Capital Adjustment plus the Final Company Cash minus the Final Company Debt exceeds (B) the amount equal to the Estimated Net Working Capital Adjustment plus the Estimated Company Cash minus the Estimated Company Debt, CE Holdings will pay New Enviri the amount of such excess, by wire transfer of immediately available funds.
For purposes of this proxy statement and as defined in the Separation Agreement:
•“Company Cash” means the aggregate amount of cash and cash equivalents of CE Holdings and the other members of the CE Holdings Group, including deposits in transit that have not yet cleared, other than wire transfers and drafts deposited but not cleared for the benefit of CE Holdings and the other members of the CE Holdings Group, but does not include uncleared checks, wire transfers and drafts of CE Holdings and the other members of the CE Holdings Group;
•“Company Debt” means the aggregate amount of Indebtedness (as defined below) of CE Holdings and the other members of the CE Holdings Group, excluding (a) Indebtedness solely among members of the CE Holdings Group, (b) amounts outstanding pursuant to intercompany arrangements that will be settled or eliminated in connection with the Closing, (c) New Enviri Liabilities, (d) the Indebtedness under the Intercompany Note and (e) operating leases in the financial statements or in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”);
•“Estimated Net Working Capital Adjustment” means (a) if the Estimated Net Working Capital exceeds the Target Net Working Capital Upper Threshold (as defined below), then a positive amount equal to the full amount of such excess over the Target Net Working Capital Upper Threshold, (b) if the Target Net Working Capital Lower Threshold (as defined below) exceeds the Estimated Net Working Capital, then a negative amount equal to the full amount of such excess over the Estimated Net Working Capital or (c) zero, other than as set forth in clauses (a) and (b);
•“Final Net Working Capital Adjustment” means (a) if the Final Net Working Capital exceeds the Target Net Working Capital Upper Threshold, then a positive amount equal to the full amount of such excess over the Target Net Working Capital Upper Threshold, (b) if the Target Net Working Capital Lower Threshold exceeds the Final Net Working Capital, then a negative amount equal to the full amount of such excess over the Final Net Working Capital or (c) zero, other than as set forth in clauses (a) and (b);
•“Indebtedness” means (a) the unpaid principal amount of and accrued interest in respect of indebtedness for borrowed money, (b) other indebtedness obligations evidenced by a note, bond, draft, debenture or similar debt instrument (excluding performance guarantees and similar bonds), (c) letters of credit to the extent drawn, (d) capitalized leases or finance lease obligations accounted as such under GAAP (excluding operating leases), (e) Transaction Expenses (as defined below), (f) certain tax liabilities specified in the Separation Agreement and (g) an amount based on a capital expenditure adjustment as set forth in the Separation Agreement. Indebtedness does not include any amount that is included as a current liability in the determination of Net Working Capital;
•“Intercompany Note” means the note in the form attached to the Separation Agreement and in an amount equal to the Intercompany Note Amount (as defined below), to be issued by CE Holdings to Enviri LLC;
•“Intercompany Note Amount” means (a) Three Billion Forty Million Dollars ($3,040,000,000) minus (b) the product of the Merger Consideration multiplied by the total number of shares of CE Holdings common stock outstanding immediately prior to the Effective Time, minus (c) the aggregate amount to be paid by members of the CE Holdings Group to award holders in respect certain cash settled awards, minus (d) employee tax withholding and employer-side employment taxes to be paid to the applicable tax authorities by members of the CE Holdings Group in respect of the vesting and settlement of certain specified Enviri stock awards in accordance with the Merger Agreement, plus (e) the Estimated Net Working Capital Adjustment (which may be positive or negative), plus (f) the Estimated Company Cash and minus (g) the Estimated Company Debt;
•“Net Working Capital” means an amount (which amount may be a positive or negative) equal to (a) the current assets of CE Holdings and the other members of the CE Holdings Group, minus (b) the current liabilities of CE Holdings and the other members of CE Holdings Group that are identified in the accounting principles attached to the Separation Agreement, but excluding (1) specified tax assets and liabilities, (2) receivables and payables solely among members of the CE Holdings Group, (3) amounts outstanding pursuant to intercompany arrangements that will be settled or eliminated at or prior to the Closing, (4) assets of New Enviri and any New Enviri Liabilities (other than taxes), (5) Company Debt, (6) Company Cash, (7) liabilities in respect of the 2026 annual cash incentive payment and (8) amounts taken into account in clause (c) or clause (d) of the definition of “Intercompany Note Amount.” The Net Working Capital will be determined in accordance with the accounting principles attached to the Separation Agreement;
•“Transaction Expenses” means unpaid (a) out-of-pocket costs, fees and expenses of investment bankers, legal counsel, accountants and other advisors that are payable by the CE Holdings Group and incurred at or prior to the Closing in connection with the transaction documents and the consummation of the transactions and (b) amounts payable by the CE Holdings Group to its current or former employees, directors and consultants as a result of the consummation of the transactions pursuant to any change-in-control, transaction or similar bonuses or retention agreements. Transaction Expenses do not include: amounts contemplated to be paid by Veolia or its affiliates pursuant to any transaction document; costs, fees and expenses resulting from termination of employment or service at or after the Closing; costs and expenses incurred by the CE Holdings Group after the Closing; items included as a current liability in Net Working Capital; costs, fees or expenses incurred by, on behalf of, or at the direction of Veolia or any of its affiliates or otherwise relating to Veolia or any of its affiliates’ financing of the transactions contemplated by the transaction documents; or any amounts taken into account in clause (c) or clause (d) of the definition of “Intercompany Note Amount”;
•“Target Net Working Capital Lower Threshold” means $97,800,000; and

•“Target Net Working Capital Upper Threshold” means $101,800,000.
Access to Information
The Separation Agreement provides that, subject to certain specified exceptions, after the Distribution, each of New Enviri and CE Holdings, on behalf of itself and each member of its Group, agrees to use commercially reasonable efforts to provide to the other party and its Group, as soon as reasonably practicable after written request, any information in the possession or under the control of such party or its Group to the extent that (i) such information relates to the Clean Earth Business (if CE Holdings is the requesting party), or to the New Enviri Business (if New Enviri is the requesting party), or (ii) such information is required by the requesting party to comply with its obligations under the Separation Agreement or the other transaction documents or any obligation imposed by any governmental authority. Furthermore, after the Distribution and until the end of the fiscal year during which the Distribution occurs, each party will use its commercially reasonable efforts to cooperate with the other party’s information requests to enable the other party (and its accountants and advisors) to meet applicable timetables in connection with its earnings releases, financial statements, disclosure controls and procedures and internal control over financial reporting.
Additionally, after the Distribution, each of New Enviri, on the one hand, and Veolia and/or CE Holdings, on the other hand, will use its commercially reasonable efforts to make available, upon reasonable written request, any books, records or other documents within its control or which it otherwise has the ability to make available without undue burden, to the extent that any such books, records or other documents may reasonably be required in connection with any action in which the requesting party may from time to time be involved, regardless of whether such action is a matter with respect to which indemnification may be sought under the transaction documents.
Termination of Agreements
The Separation Agreement provides that CE Holdings and New Enviri will cause all agreements, arrangements, commitments or understandings, whether or not in writing, that are between or among New Enviri and the New Enviri Group, on the one hand, and CE Holdings and CE Holdings Group, on the other hand, to be terminated as of the Distribution, except for (i) the Separation Agreement, the Merger Agreement and the other transaction documents (and each other agreement contemplated thereby, including the Intercompany Note), (ii) agreements to which any third party is a party, (iii) intercompany accounts payable or accounts receivable that are reflected in the books and records of Enviri, New Enviri or CE Holdings Group which will be settled in accordance with the Separation Agreement (the “Intercompany Accounts”), or (iv) agreements where any non-wholly owned subsidiary of CE Holdings or New Enviri is a party. The Separation Agreement also provides that all Intercompany Accounts outstanding as of immediately prior to the Distribution will be repaid, settled or otherwise eliminated by means of cash payments, a dividend, capital contribution or a combination of the foregoing.
Shared Services
The Separation Agreement provides for all ancillary, proprietary or corporate shared services or processes that are provided to, or used in, both the New Enviri Business and the Clean Earth Business (“Shared Services”) to cease at the Distribution, and all agreements and arrangements (whether or not in writing) in respect thereof will terminate as of the Distribution without further obligation or liability to any member of CE Holdings Group, except as expressly provided in any transaction document, including the Transition Services Agreement. See “The Merger Agreement—The Transition Services Agreement” beginning on page 102 for additional information.
Releases
The Separation Agreement provides that, subject to certain exceptions specified in the Separation Agreement, each party, on behalf of itself and each member of its Group, and to the extent permitted by law, all persons who any time prior to the Distribution were stockholders, directors, officers, managers, members, employees or agents of any member of its respective Group (in their respective capacities as such), will remise, release and forever discharge the other party and the other members of the other party’s group and their respective successors, assigns, stockholders, directors, officers, agents or employees from (i)(A), with respect to New Enviri as the releasing party, any New Enviri Liabilities or (B) with respect to CE Holdings or Veolia as the releasing party, any CE Holdings Liabilities, (ii) all liabilities arising from or in connection with the transactions and all other activities to implement the Separation, the Merger and any of the other transactions contemplated by the transaction documents and (iii) all liabilities arising from or in connection with actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Distribution to the extent relating to, arising out of or resulting from, with respect to New Enviri, the New Enviri Business (including the New Enviri Liabilities) or, with respect to CE Holdings and Veolia, the Clean Earth Business (including CE Holdings Liabilities).
Indemnification
In the Separation Agreement, CE Holdings agrees to indemnify, defend and hold harmless New Enviri, each member of the New Enviri Group and each of their respective past, present and future directors, officers, employees and agents, from and after the Distribution, from and against all losses to the extent relating to, arising out of or resulting from, directly or indirectly:
•any CE Holdings Liability;
•certain specified tax liabilities;
•any failure of CE Holdings, any other member of CE Holdings Group or any other person to pay, perform or discharge any CE Holdings Liabilities in accordance with their terms;
•any breach by CE Holdings or any other member of CE Holdings Group of the Separation Agreement;
•except to the extent it relates to a New Enviri Liability, any guarantee, indemnification or credit support agreement, or similar understanding for the benefit of any member of CE Holdings Group by any member of the New Enviri Group that survives following the Distribution; and
•any untrue statement or omission regarding a material fact, with respect to any registration statement filed with the SEC, or with respect to any other disclosure document, in each case only to the extent related to information supplied by Veolia or any of its affiliates in writing expressly for inclusion therein.
New Enviri agrees to indemnify, defend and hold harmless CE Holdings, each member of CE Holdings Group and each of their respective past, present and future directors, officers, employees or agents, from and after the Distribution, from and against all losses relating to, arising out of or resulting from, directly or indirectly:
•any New Enviri Liability;
•certain specified tax liabilities;
•any failure of New Enviri, any other member of the New Enviri Group or any other person to pay, perform or discharge any New Enviri Liabilities in accordance with their terms;
•any breach by New Enviri or any other member of the New Enviri Group of the Separation Agreement;
•except to the extent it relates to a CE Holdings Liability, any guarantee, indemnification or credit support agreement, or similar understanding for the benefit of any member of the New Enviri Group by any member of CE Holdings Group that survives following the Distribution; and
•any untrue statement or omission regarding a material fact, with respect to any registration statement filed with the SEC or with respect to any other disclosure document necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading (but excluding any such liabilities to the extent related to information supplied by Veolia in writing expressly for inclusion therein).
Under the Separation Agreement, the amount of any indemnifiable loss will be reduced by (i) any insurance proceeds actually received, and any other amounts actually recovered from third parties in respect of the indemnifiable claim, less (ii) any out-of-pocket costs or expenses incurred in the collection thereof and any taxes incurred in connection therewith. The Separation Agreement provides that if an indemnitee receives a payment from an indemnifying party for an indemnifiable claim, but then subsequently receives insurance proceeds or any other amounts, the indemnitee will repay the indemnifying party within ten calendar days an amount equal to the excess. The Separation Agreement further provides that an insurer who would otherwise be obligated to pay any claim will not be relieved of the responsibility with respect thereto or have any subrogation rights with respect thereto solely by virtue of the indemnification provisions of the Separation Agreement or any other transaction document, and no third party will be entitled to a windfall by virtue of the indemnification and contribution provisions of the Separation Agreement. Pursuant to the Separation Agreement, the indemnified party will use commercially reasonable efforts to collect or recover any third-party insurance proceeds that may be collectible or recoverable in connection with any liability for which the indemnified party seeks indemnification pursuant to the Separation Agreement.
The Separation Agreement also establishes procedures with respect to third-party claims subject to indemnification and related matters.
Tax Matters
The Separation Agreement governs the rights and obligations of CE Holdings and New Enviri after the Distribution with respect to certain tax liabilities, tax returns (including tax reporting of the Holding Company Merger, the Reorganization and the Distribution), tax claims, and other tax matters.
Under the Separation Agreement, New Enviri generally agrees to indemnify CE Holdings for (i) taxes imposed on, arising in connection with or relating to the Holding Company Merger, the Reorganization or the Distribution, (ii) transfer taxes incurred in connection with the Holding Company Merger, the Reorganization and the Distribution, and 50% of any transfer taxes imposed on the Merger, and (iii) taxes of New Enviri or any of its subsidiaries that are not reflected on an affiliated, consolidated, combined, unitary or similar tax return of a group of which Enviri (or, following the Holding Company Merger, CE Holdings) is the common parent, and CE Holdings generally agrees to indemnify New Enviri for taxes reflected on an affiliated, consolidated, combined, unitary or similar tax return of a group of which Enviri (or, following the Holding Company Merger, CE Holdings) is the common parent (other than taxes for which New Enviri is responsible pursuant to the Separation Agreement).
Non-Solicit
The Separation Agreement provides that, subject to certain customary exceptions specified in the Separation Agreement, for a period of one year following the Closing, none of New Enviri, Veolia or any of their respective Groups (including, with respect to Veolia, the CE Holdings Group) will solicit for employment or employ (whether as an employee, consultant or otherwise) or induce or cause, or attempt to induce or cause, any employee with a title of vice president or higher at the other party or any member of the other party’s Group (with respect to the CE Holdings Group, as of the Closing) to leave the employ of the other party or their Group.
Non-Compete
The Separation Agreement provides that, subject to certain exceptions specified in the Separation Agreement for a period of two years following the Closing, New Enviri, without the prior written consent of Veolia, will not, and will cause its subsidiaries not to, engage in a business that provides comprehensive hazardous waste, contaminated soils and dredged materials disposal or recycling and management services of the type conducted by the Clean Earth Business as of the Distribution in any territory where the Clean Earth Business operated in the one year prior to the Closing.

Additional Covenants
The Separation Agreement also addresses additional obligations of the parties relating to, among other matters, further assurances, protective arrangements, confidentiality, privilege, cooperation, other agreements requiring exchange of information, record retention, ownership and guarantees.
Veolia Guaranty
The Separation Agreement includes a guaranty by Veolia of CE Holdings’ indemnification obligations under the Separation Agreement.
Employee Matters
The Separation Agreement generally provides that, prior to the Distribution Date, Enviri will transfer the employment of (i) each employee of the New Enviri Business to New Enviri or a subsidiary thereof and (ii) each employee of the Clean Earth Business to CE Holdings or a subsidiary thereof.
The Separation Agreement also provides that through the first anniversary of the Distribution Date, Veolia will provide each employee of CE Holdings or a subsidiary thereof with (i) a base salary or wage rate that is not less than that provided to such employee immediately prior to the Distribution Date, (ii) target cash and equity incentive compensation opportunities in amounts no less favorable than the target cash and equity incentive opportunities enjoyed by similarly situated employees of Veolia and (iii) other compensation and benefits that are substantially comparable in the aggregate to the compensation and benefits (other than those described in clauses (i) and (ii) and defined benefit pension benefits) provided to the employee immediately prior to the Distribution Date.
The Separation Agreement further provides, in general, that (i) New Enviri and its affiliates will assume or retain, as applicable, all liabilities and obligations relating to current and former employees of the New Enviri Business, including those associated with employee benefit plans transferring to New Enviri by operation of law, any single-employer defined benefit pension plans and any “multiemployer plans” as defined in Section 3(37) of the Employee Retirement Income Security Act of 1974, as amended (a “Multiemployer Plan”), to which Enviri and its subsidiaries made contributions or had an obligation to contribute prior to the Distribution in respect of employees of the New Enviri Business, and (ii) Veolia and its affiliates will assume or retain, as applicable, all liabilities and obligations relating to current and former employees of the Clean Earth Business, including those associated with employee benefit plans transferring to CE Holdings by operation of law and any Multiemployer Plan to which Enviri and its subsidiaries made contributions prior to the Distribution in respect of the Clean Earth Business.
Use of the Name and Marks
The Separation Agreement generally provides CE Holdings six months to cease all uses of the Retained Marks (as defined in the Separation Agreement), other than for certain archival uses and internal uses.
Freedom to Operate IP Licenses
In the Separation Agreement, effective as of the Distribution, (i) New Enviri and the other members of the New Enviri Group grant to Veolia and its subsidiaries a perpetual, royalty-free, non-exclusive license under the Intellectual Property (as defined in the Merger Agreement) owned or freely sublicensable by New Enviri or any other member of the New Enviri Group as of the Distribution and used in or necessary for the operation of the Clean Earth Business as of such date for the purpose of operating the Clean Earth Business, and (ii) CE Holdings and the other members of the CE Holdings Group grant to New Enviri and the other members of the New Enviri Group a perpetual, royalty-free, non-exclusive license under the Intellectual Property owned by CE Holdings or any other members of the CE Holdings Group as of the Distribution and used in or necessary for the operation of the New Enviri Business as of such date for the purpose of operating the New Enviri Business.
Termination

The Separation Agreement will terminate immediately upon termination of the Merger Agreement if the Merger Agreement is terminated in accordance with its terms prior to the Distribution. After the Distribution, the Separation Agreement may not be terminated, except by an agreement in writing signed by a duly authorized officer of each of CE Holdings, Enviri, New Enviri and Veolia.
Governing Law
The parties to the Separation Agreement have agreed that the Separation Agreement is governed by, and will be construed in accordance with, the laws of the State of Delaware.
Jurisdiction
The parties to the Separation Agreement have agreed that any proceeding brought with respect to the Separation Agreement or the transactions contemplated thereby, or for recognition and enforcement of any judgment in respect thereof, be brought in the Court of Chancery of the State of Delaware. If the Court of Chancery declines jurisdiction, any other state or federal court within the State of Delaware will have exclusive jurisdiction and venue.
No Third-Party Beneficiary
Except as otherwise provided in the indemnification provisions of the Separation Agreement relating to indemnified parties, the provisions of the Separation Agreement are solely for the benefit of the parties thereto and are not intended to confer upon any person, except the parties, any rights or remedies under the Separation Agreement, and there are no third-party beneficiaries of the Separation Agreement and the Separation Agreement will not provide any third-party with any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to the Separation Agreement.
Waiver
The Separation Agreement provides that a waiver by a party of any default by the other party of any provision of the Separation Agreement will not be deemed a waiver by the waiving party of any subsequent or other default, nor will it prejudice the rights of the other party. No failure or delay by a party in exercising any right, power or privilege under the Separation Agreement will operate as a waiver thereof, nor will a single or partial exercise thereof prejudice any other or further exercise thereof or the exercise of any other right, power or privilege.
Specific Performance
The parties to the Separation Agreement have agreed that, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of the Separation Agreement, the party or parties who are, or are to be, thereby aggrieved will have the right to specific performance and injunctive or other equitable relief in respect of its or their rights under the Separation Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies will be cumulative. The parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by each of the parties.
Listing and Trading of New Enviri Common Stock
There is not currently a public market for shares of New Enviri common stock. We intend to apply to list shares of New Enviri common stock on the New York Stock Exchange under the symbol “NVRI,” which is currently the symbol for the shares of Enviri common stock. Assuming that such listing application is approved, it is anticipated that trading will commence on a when-issued basis prior to the Distribution Date. On the first trading day following the Distribution Date, when-issued trading in shares of New Enviri common stock will end and regular-way trading will begin. “When-issued trading” refers to trading which occurs before a security is actually issued. These transactions are conditional with settlement to occur if and when the security is actually issued and the NYSE determines transactions are to be settled. “Regular-way trading” refers to normal trading transactions which are settled by delivery of the securities against payment on the first business day after the transaction.
If you sell shares of Enviri common stock up to the Distribution Date, you will be selling your right to receive shares of New Enviri common stock in the Distribution.
We cannot assure you as to the price at which shares of New Enviri common stock will trade before, on or after the Distribution Date. Particularly until shares of New Enviri common stock are fully distributed and an orderly market develops in shares of New Enviri common stock, the price at which such shares trades may fluctuate significantly. In addition, the trading prices of shares of New Enviri common stock held by stockholders after the Distribution may be less than the trading price of the shares of Enviri common stock prior to the Holding Company Merger.
Shares of New Enviri common stock distributed in the Distribution will be freely transferable, except for shares received by people who may be considered affiliates of New Enviri or shares subject to contractual restrictions. People who may be considered affiliates of New Enviri after the Distribution generally include individuals or entities that control, are controlled by, or are under common control with New Enviri. This may include certain of New Enviri’s officers, directors and significant stockholders. Persons who are New Enviri’s affiliates will be permitted to sell their shares only pursuant to an effective registration statement under the Securities Act, or an exemption from the registration requirements of the Securities Act, or in compliance with Rule 144 under the Securities Act.
THE ENVIRI BOARD UNANIMOUSLY RECOMMENDS THAT HOLDERS OF ENVIRI COMMON STOCK VOTE “FOR” THE TRANSACTION PROPOSAL.

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER NON-BINDING MERGER-RELATED EXECUTIVE COMPENSATION PROPOSAL (PROPOSAL NO. 2)
Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act and to Section 14A of the Exchange Act and Rule 14a-21(c) thereunder, Enviri is required to provide its stockholders the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of Enviri’s named executive officers that is based on or otherwise relates to the transactions contemplated by the Merger Agreement and the Separation Agreement, as disclosed in the section entitled The Transactions—Interests of Certain Persons in the Merger and the Separation” beginning on page 65.
The Enviri Board encourages you to review carefully the named executive officer transaction-related compensation information disclosed in this proxy statement, and is asking holders of Enviri common stock to vote “FOR” the adoption of the following resolution, on a non-binding, advisory basis:
“RESOLVED, that the compensation that will or may be paid or become payable to the Enviri named executive officers, in connection with the transactions contemplated by the Merger Agreement and the Separation Agreement, and the agreements or understandings pursuant to which such compensation will or may be paid or become payable, in each case, as disclosed pursuant to Item 402(t) of Regulation S-K in “The Transactions—Interests of Certain Persons in the Merger and the Separation” are hereby APPROVED.”
The vote on the Non-Binding Merger-Related Executive Compensation Proposal is a vote separate and apart from the vote on the Transaction Proposal. Accordingly, you may vote to approve the Transaction Proposal and vote not to approve the Non-Binding Merger-Related Executive Compensation Proposal and vice versa. Because the vote on the Non-Binding Merger-Related Executive Compensation Proposal is advisory only, it will not be binding on any of Enviri, Veolia or New Enviri. Accordingly, if the Transaction Proposal is approved and the transactions are consummated, the compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the Non-Binding Merger-Related Executive Compensation Proposal.
Approval of the Non-Binding Merger-Related Executive Compensation Proposal requires the affirmative vote of a majority of the votes cast affirmatively or negatively by holders of Enviri common stock present at the Special Meeting. Shares of Enviri common stock not present, and shares present and not voted, whether by broker non-vote, abstention or otherwise, will have no effect on the Non-Binding Merger-Related Executive Compensation Proposal.
THE ENVIRI BOARD UNANIMOUSLY RECOMMENDS THAT HOLDERS OF ENVIRI COMMON STOCK VOTE “FOR” THE NON-BINDING MERGER-RELATED EXECUTIVE COMPENSATION PROPOSAL.

VOTE ON ADJOURNMENT (PROPOSAL NO. 3)
Enviri is requesting stockholders to approve a proposal to, as permitted under the terms of the Merger Agreement, adjourn the Special Meeting, if necessary, desirable or appropriate, to solicit additional proxies if, at the time of the Special Meeting, there are an insufficient number of votes in favor of adopting the Transaction Proposal.
If this proposal to adjourn the Special Meeting is approved, the Special Meeting could be adjourned by Enviri as permitted under the terms of the Merger Agreement to any date, except that Enviri will not adjourn the meeting for more than seven calendar days past the originally scheduled date or to a date on or after the fifth business day preceding the Outside Date. If the Special Meeting is adjourned for the purpose of soliciting additional proxies, stockholders who have already submitted their proxies will be able to revoke them at any time prior to their use. If you return a proxy and do not indicate how you wish to vote on any proposal, your shares will be voted in favor of such proposal. Enviri does not intend to call a vote on this proposal if the Transaction Proposal has been approved at the Special Meeting.
The Special Meeting may be adjourned to another place, date or time with the affirmative vote of the holders of a majority of the shares of Enviri common stock entitled to vote on the proposal. Approval of the Adjournment Proposal in a situation in which a quorum is not present or represented at the Special Meeting requires the affirmative vote of the holders of a majority of the shares of Enviri common stock present at the Special Meeting and entitled to vote on the proposal.
THE ENVIRI BOARD UNANIMOUSLY RECOMMENDS THAT HOLDERS OF ENVIRI COMMON STOCK VOTE “FOR” THE ADJOURNMENT PROPOSAL.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
On November 21, 2025, Enviri announced its plans to complete the Transactions, following which, among other things, Veolia will indirectly own CE Holdings, which will hold the Clean Earth Business, and New Enviri will own Enviri LLC, which will hold the Harsco Environmental and Harsco Rail segments of Enviri. See “Basis of Presentation” and “The Holding Company Merger, Reorganization and Distribution” for additional information.
The following unaudited pro forma condensed combined statement of operations for the year ended December 31, 2025 gives effect to the Transactions, including the Separation, as if the same had occurred on January 1, 2025. The unaudited pro forma condensed combined balance sheet as of December 31, 2025 gives effect to the Transactions, including the Separation, as if the same had occurred on December 31, 2025. The unaudited pro forma condensed combined financial statements have been prepared in accordance with Article 11 of Regulation S-X.
We have derived the unaudited pro forma condensed combined financial statements from the audited consolidated financial statements of Enviri included in the New Enviri Registration Statement and the accounting records of Enviri. The pro forma financial information is qualified in its entirety by reference to, and should be read in conjunction with, the audited consolidated financial statements of Enviri and the related notes, the supplemental audited combined financial statements of New Enviri and the related notes and the sections of the New Enviri Registration Statement entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Enviri Corporation” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Enviri II Corporation (Supplemental).”
Due to the significance of the Clean Earth Business, its disposition for accounting purposes is expected to qualify as discontinued operations and thus will require retrospective presentation in accordance with ASC 205-20, Discontinued Operations (“ASC 205”) following consummation of the Transactions. In accordance with Item 11-02(c)(2)(ii) of Regulation S-X, unaudited pro forma condensed combined statement of operations solely reflecting the separation of the Clean Earth Business for the year ended December 31, 2024 have been included in Note 4 to the unaudited pro forma condensed combined financial statements.
The pro forma adjustments related to the sale of the Clean Earth Business, which we refer to as the “Clean Earth Separation Adjustments,” reflect the effects of the separation of the Clean Earth Business, which we expect to qualify as discontinued operations upon the completion of the Transactions and is, therefore, presented in the unaudited pro forma condensed combined financial statements in accordance with the guidance in ASC 205.
The pro forma adjustments related to the Transactions, which we refer to as the “Transaction Accounting Adjustments,” reflect the effects of the Transactions and include the following adjustments:
•the impact of, and the transactions contemplated by, the Separation Agreement and the Merger Agreement;
•the expected payment of the Merger Consideration, in an aggregate amount equal to $1.3 billion of cash to the stockholders of CE Holdings (the former stockholders of Enviri);
•the effect of our anticipated post-Transactions capital structure, including the payment of principal indebtedness in an amount equal to $1.1 billion;
•the termination of the revolving trade receivables securitization facility (the “AR Facility”), including the restoration of accounts receivables; and
•the inclusion of approximately $23.0 million of non-recurring selling, general and administrative costs, $74.4 million of non-recurring other (income) expenses, net and $6.4 million of related tax benefit expected to be incurred in conjunction with the Transactions.

The pro forma adjustments are based on available information and certain assumptions that management believes are reasonable under the circumstances. However, the pro forma adjustments are subject to material change, including as our capital structure is finalized. The assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with the unaudited pro forma condensed combined financial statements.
The unaudited pro forma condensed combined financial statements presented below do not purport to represent what New Enviri’s financial position and results of operations would have been had the Transactions occurred on the dates indicated and are not indicative of New Enviri’s future financial position or results of operations as a separate, publicly traded company. In addition, the unaudited pro forma condensed combined financial statements do not reflect future events that may occur after the consummation of the Transactions, including, the impact of the Transition Services Agreement or additional costs that New Enviri will incur during its transition to becoming a separate, publicly traded company.
The unaudited pro forma condensed combined financial statements constitute forward-looking information and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. See “Cautionary Statement Concerning Forward-Looking Statements.”

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF DECEMBER 31, 2025

In thousands, except share and per share information)	Historical Enviri (Note 1)	Separation of Clean Earth Adjustments (Note 1)	Transaction Accounting Adjustments (Note 2)	Notes	Pro Forma Results
Assets
Current assets:
Cash and cash equivalents	$103,671	$(185)	$229,461	a	$332,947
Restricted cash	21,677	—	—		21,677
Trade accounts receivable, net	267,439	(183,402)	160,000	d	244,037
Other receivables	46,930	(3,303)	—		43,627
Inventories	180,548	(8,829)	—		171,719
Current portion of contract assets	26,968	—	—		26,968
Prepaid expenses	61,996	(9,475)	—		52,521
Other current assets	11,452	(2,196)	—		9,256
Total current assets	$720,681	$(207,390)	$389,461		$902,752
Property, plant and equipment, net	699,664	(275,565)	—		424,099
Right-of-use assets, net	132,323	(98,055)	—		34,268
Goodwill	758,680	(379,299)	—		379,381
Intangible assets, net	273,088	(256,993)	—		16,095
Retirement plan assets	55,743	—	—		55,743
Deferred income tax assets	11,419	—	—		11,419
Other assets	57,073	(3,143)	—		53,930
Total assets	$2,708,671	$(1,220,445)	$389,461		$1,877,687
Liabilities and stockholders’ equity
Current liabilities:
Short-term borrowings	$11,490	$—	$—		$11,490
Current maturities of long-term debt	25,874	(11,501)	—		14,373
Accounts payable	239,650	(75,661)	(15,503)	e	148,486
Accrued compensation	67,331	(24,201)	—		43,130
Income taxes payable	4,083	—	—		4,083
Reserve for forward losses on contracts	61,037	—	—		61,037
Current portion of advances on contracts	7,982	—	—		7,982
Derivative Liabilities	20,839	—	—		20,839
Current portion of operating lease liabilities	30,077	(18,423)	—		11,654
Other current liabilities	165,661	(44,479)	—		121,182
Total current liabilities	$634,024	$(174,265)	$(15,503)		$444,256
Long-term liabilities:
Long-term debt	$1,530,309	$(50,237)	$(1,129,458)	b	$350,614
Retirement plan liabilities	26,208	—	—		26,208
Operating lease liabilities	104,654	(81,281)	—		23,373
Environmental liabilities	38,256	(19,151)	—		19,105
Deferred tax liabilities	21,689	—	—		21,689
Other liabilities	57,944	(13,789)	(5,906)	h	38,249
Total liabilities	$2,413,084	$(338,723)	$(1,150,867)		$923,494
Stockholders’ equity:
Common stock, par value $1.25, issued 119,614,961 shares December 31, 2025 (historical Enviri); $0.00001 par value, issued 28,069,000 shares at December 31, 2025 (pro forma New Enviri)	$149,519	$—	$—		$149,519
Additional paid-in capital	273,436	(881,722)	675,682	g	67,396
Accumulated other comprehensive income	(514,481)	—	—		(514,481)
Retained earnings	1,211,234	—	—		1,211,234
Treasury stock, at cost 38,165,463 shares at December 31, 2025 (historical Enviri), zero shares at December 31, 2025 (pro forma New Enviri)	(864,646)	—	864,646	i	—
Total stockholders’ equity	$255,062	$(881,722)	$1,540,328		$913,668
Noncontrolling interests	40,525	—	—		40,525
Total equity	$295,587	$(881,722)	$1,540,328		$954,193
Total liabilities and stockholders’ equity	$2,708,671	$(1,220,445)	$389,461		$1,877,687
See accompanying notes to unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2025

(In thousands, except share and per share information)	Historical Enviri (Note 1)	Separation of Clean Earth Adjustments (Note 1)	Transaction Accounting Adjustments (Note 2)	Notes	Pro Forma Results	Note 3
Revenues from continuing operations:
Service revenues	$1,988,144	$(973,853)	$—		$1,014,291
Product revenues	252,214	—	—		252,214
Total revenues	2,240,358	(973,853)	—		1,266,505
Costs and expenses from continuing operations:
Cost of services sold	1,547,681	(711,659)	—		836,022
Cost of products sold	265,574	—	—		265,574
Selling, general and administrative expenses	382,005	(162,028)	22,968	h	242,945
Research and development expenses	3,050	(374)	—		2,676
Property, plant and equipment impairment charge	7,797	—	—		7,797
Other (income) expenses, net	30,002	(430)	74,387	e	103,959
Total costs and expenses	2,236,109	(874,491)	97,355		1,458,973
Operating income (loss) from continuing operations	4,249	(99,362)	(97,355)		(192,468)
Interest income	2,191	(159)	—		2,032
Interest expense	(110,962)	4,805	63,458	c	(42,699)
Facility fees and debt-related income (expense)	(10,662)	—	9,333	d	(1,329)
Defined benefit pension income (expense)	(21,635)	—	—		(21,635)
Income (loss) from continuing operations before income taxes and equity income	(136,819)	(94,716)	(24,564)		(256,099)
Income tax benefit (expense) from continuing operations	(22,986)	24,740	6,416	f	8,170
Equity income (loss) of unconsolidated entities, net	155	—	—		155
Income (loss) from continuing operations	(159,650)	(69,976)	(18,148)		(247,773)
Less: Net loss (income) attributable to noncontrolling interests	(3,892)	—	—		(3,892)
Net income (loss) attributable to Enviri Corporation	$(163,542)	$(69,976)	$(18,148)		$(251,665)

Weighted average shares of common stock outstanding	80,712				28,069	j
Basic earnings (loss) per share attributable to common stockholders:	$(2.03)				$(8.97)	j

Diluted weighted average shares of common stock outstanding	80,712				28,069	k
Diluted earnings (loss) per share attributable to common stockholders	$(2.03)				$(8.97)	k
See accompanying notes to unaudited pro forma condensed combined financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
Note 1: Basis of Presentation
The accompanying unaudited pro forma condensed combined financial statements were prepared in accordance with Article 11 of Regulation S-X.
Notwithstanding the legal form of the Separation described elsewhere in this proxy statement, the Separation is being treated as a reverse spin-off for accounting and financial reporting purposes in accordance with ASC 505-60, Spinoffs and Reverse Spinoffs. New Enviri will be treated as the “accounting spinnor” of CE Holdings and will be the “accounting successor” to Enviri for accounting and financial reporting purposes. Therefore, historical Enviri in the unaudited pro forma condensed combined financial statements represents Enviri and its consolidated subsidiaries, including the Clean Earth Business and the New Enviri Business. As the Clean Earth Business is presented as being separated from Enviri in accordance with the guidance of ASC 205, the unaudited pro forma condensed combined statement of operations does not allocate any of Enviri’s general corporate overhead expenses to the Clean Earth Business.
The Clean Earth Business is a component of Enviri that has operations and cash flows that are clearly distinguished operationally and for financial reporting purposes. The Transactions will result in the acquisition of the Clean Earth Business by a third party and the New Enviri Business becoming a separate, publicly traded company. As a result of the structure of the Separation, the Transactions are not expected to result in any material cash tax expense to Enviri or New Enviri. However, New Enviri will, among other things, incur Transaction-related expenses which are further discussed in Note 2, “Transaction Accounting Adjustments.”
Note 2: Transaction Accounting Adjustments
Adjustments included in the column under the heading “Transaction Accounting Adjustments” represent the following:
a.The estimated total purchase price to be paid by Veolia in the Merger is approximately $3.0 billion, with an estimated $1.3 billion of cash proceeds to be paid directly to the stockholders of CE Holdings (the former stockholders of Enviri), representing the mid-point of the $14.50 to $16.50 per share Merger Consideration range. The remaining estimated cash proceeds of $1.7 billion will be paid to New Enviri in settlement of the Intercompany Note and will be reduced as set forth below:

(In thousands)
Estimated cash proceeds to New Enviri	$1,702,660
Less: Repayment of indebtedness	(1,137,933)
Less: Termination of the AR Facility	(160,000)
Less: Estimated non-recurring Transaction costs	(89,903)
Less: Settlement of unvested Enviri equity awards pursuant to the terms of the Merger Agreement and the Separation Agreement	(85,363)
Total estimated cash	$229,461
The estimated cash of $229.5 million is expected to be utilized principally to repay additional indebtedness incurred after December 31, 2025 and to support certain engineered-to-order contracts for Harsco Rail.
b.Reflects the repayment of indebtedness using a portion of the estimated net proceeds from the sale of the Clean Earth Business pursuant to the Merger, as reflected in the table below:

(In thousands)	December 31, 2025	Pay Down Amount	Expected Post-Closing Amount
Senior Secured Credit Facilities:
Term Loan with an interest rate of 6.08% at December 31, 2025	$477,500	$(136,933)	$340,567
Revolving Credit Facility with an average interest rate of 6.34% at December 31, 2025	526,000	(526,000)	—
5.75% Senior Notes (1)	475,000	(475,000)	—
Other financing payable (including finance leases) in varying amounts due principally through 2030 with a weighted-average interest rate of 7.24% at December 31, 2025 (2)	88,501	—	88,501
Total debt obligations	1,567,001	(1,137,933)	429,068
Less: deferred financing costs	(10,818)	8,475	(2,343)
Total debt obligations, net of deferred financing costs	1,556,183	(1,129,458)	426,725
Less: current maturities	(25,874)	—	(25,874)
Long-term debt	$1,530,309	$(1,129,458)	$400,851
_______________
(1)Does not reflect the payment of accrued and unpaid interest to, but excluding, the redemption date.
(2)The $88.5 million of other financing payable is primarily comprised of finance leases. $61.7 million of the finance leases relates to Clean Earth and the remaining $26.3 million relates to Harsco Environmental, and Corporate. The $61.7 million of Clean Earth finance leases is removed through the Clean Earth Separation Adjustments as discussed in Note 1, and not through the Transaction Accounting Adjustments.
c.Reflects the removal of the historical interest expense related to the outstanding indebtedness expected to be repaid, net of the write-off of unamortized deferred financing costs of $9.7 million as of December 31, 2025.
d.Reflects the termination of the AR Facility, including the restoration of $160.0 million to Trade accounts receivables, net on the unaudited pro forma condensed combined balance sheet and a $9.3 million adjustment to Facility fees and debt-related income (expense) on the unaudited pro forma condensed combined statement of operations, reflecting the removal of the historical fees related to the AR Facility.
e.Reflects $74.4 million of non-recurring Transaction costs estimated to be incurred subsequent to December 31, 2025, which are primarily related to external third-party advisors, external counsel, bank success fees and tax costs associated with the Transactions. $20.8 million of non-recurring expenses related to the Transactions were incurred in the year ended December 31, 2025 and are included in the Historical Enviri results above, with $2.2 million recorded to Selling, general, and administrative expenses and $18.5 million recorded within Other (income) expenses, net. Of the $20.8 million of non-recurring expenses related to the Transactions, $15.5 million will be paid at the close of the Transactions and is reflected as a pro forma adjustment to reduce Accounts payable.
f.Reflects $6.4 million of income tax pro forma adjustments. This adjustment was determined by applying the respective blended statutory tax rates to pre-tax pro forma adjustments in the applicable jurisdictions.
g.Reflects the Additional paid-in capital impact of the unaudited pro forma condensed combined balance sheet adjustments included in notes (a), (c), (e), (h), and (i).
h.Reflects the costs associated with the acceleration of vesting and settlement of Enviri LTI Awards and settlement of non-employee director phantom shares pursuant to the terms of the Merger Agreement, occurring in connection with the Transactions. The impact of this adjustment on the unaudited pro forma condensed combined statement of operations is recorded entirely in the year ended December 31, 2025, as the acceleration of compensation costs is expected to be incurred in conjunction with the Transactions. Actual expense related to the acceleration of vesting and settlement of Enviri LTI Awards and settlement of non-employee director phantom shares will differ. Cash-settled RSU Awards and PSU Awards will be cancelled and converted into the right to receive cash pursuant to the terms of the Merger Agreement, which is reflected as an adjustment to Other liabilities on the unaudited pro forma condensed combined balance sheet.
i.Reflects the cancellation of Enviri’s treasury stock pursuant to the terms of the Merger Agreement.
Note 3: Earnings Per Share
j.Pro forma basic earnings per share and pro forma weighted-average basic shares outstanding reflect the number of shares of New Enviri common stock that are expected to be outstanding upon completion of the Distribution. We have based the number of outstanding shares of common stock on the number of shares of Enviri common stock outstanding at December 31, 2025, after taking into account the accelerated vesting and settlement of Enviri LTI Awards and settlement of non-employee director phantom shares pursuant to the terms of the Merger Agreement and the exchange and distribution ratios described below. Enviri stockholders will receive in the Holding Company Merger one share of CE Holdings common stock in exchange for each share of Enviri common stock held by them, and will subsequently receive in the Distribution one share of New Enviri common stock for every three shares of CE Holdings common stock held by them. The actual number of shares of New Enviri common stock outstanding may be different from this estimated amount.
k.Pro forma diluted earnings per share and pro forma weighted-average diluted shares outstanding reflect the number of shares of New Enviri common stock that are expected to be outstanding upon completion of the Distribution on the basis set forth in Note (j) above. The actual number of shares of New Enviri common stock outstanding may be different from this estimated amount.
Note 4: Discontinued Operations
As noted above, due to the significance of the Clean Earth Business, its disposition for accounting purposes is expected to qualify as discontinued operations and thus will require retrospective presentation in accordance with ASC 205 following consummation of the Transactions. In accordance with Item 11-02(c)(2)(ii) of Regulation S-X, unaudited pro forma condensed combined statements of operations solely reflecting the separation of the Clean Earth Business have been included for the year ended December 31, 2024. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2024 do not give effect to any other pro forma adjustments related to the Transactions.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2024

(In thousands, except share and per share information)	Historical Enviri (Note 1)	Separation of Clean Earth Adjustments (Note 1)	Pro Forma Results
Revenues from continuing operations:
Service revenues	$1,977,781	$(940,337)	$1,037,444
Product revenues	365,356	—	365,356
Total revenues	2,343,137	(940,337)	1,402,800
Costs and expenses from continuing operations:
Cost of services sold	1,563,391	(689,758)	873,633
Cost of products sold	340,719	—	340,719
Selling, general and administrative expenses	359,388	(148,678)	210,710
Research and development expenses	3,961	(464)	3,497
Goodwill and other intangible asset impairment charges	15,866	—	15,866
Property, plant and equipment impairment charge	23,444	—	23,444
Remeasurement of long-lived assets	10,695	—	10,695
Gain on sale of businesses, net	(10,478)	—	(10,478)
Other (income) expenses, net	5,437	(1,089)	4,348
Total costs and expenses	2,312,423	(839,989)	1,472,434
Operating income (loss) from continuing operations	30,714	(100,348)	(69,634)
Interest income	6,795	—	6,795
Interest expense	(112,217)	3,230	(108,987)
Facility fees and debt-related income (expense)	(11,265)	—	(11,265)
Defined benefit pension income (expense)	(17,607)	—	(17,607)
Income (loss) from continuing operations before income taxes and equity income	(103,580)	(97,118)	(200,698)
Income tax benefit (expense) from continuing operations	(16,834)	25,338	8,504
Equity income (loss) of unconsolidated entities, net	(10)	—	(10)
Income (loss) from continuing operations	(120,424)	(71,780)	(192,204)
Less: Net loss (income) attributable to noncontrolling interests	(5,312)	—	(5,312)
Net income (loss) attributable to Enviri Corporation	$(125,736)	$(71,780)	$(197,516)

Weighted average shares of common stock outstanding	80,118		80,118
Basic earnings (loss) per share attributable to common stockholders:
Continuing operations	$(1.57)		$(2.47)
Basic earnings (loss) per share attributable to common stockholders	$(1.57)		$(2.47)

Diluted weighted average shares of common stock outstanding	80,118		80,118
Diluted earnings (loss) per share attributable to common stockholders:
Continuing operations	$(1.57)		$(2.47)
Diluted earnings (loss) per share attributable to common stockholders	$(1.57)		$(2.47)
See accompanying notes to unaudited pro forma condensed combined financial statements.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information with respect to the beneficial ownership of Enviri’s outstanding voting securities, stock options and other stock equivalents by: (1) Enviri’s Chairman, President & CEO, Enviri’s CFO, and the other three current executive officers whom Enviri refers to collectively as Enviri’s NEOs; (2) each director; (3) all current directors and executive officers as a group; and (4) certain beneficial owners of more than 5% of Enviri’s common stock. All of Enviri’s outstanding voting securities are Enviri common stock. Beneficial ownership information in the table is as of March 1, 2026, except the number of shares beneficially owned by beneficial owners of more than 5% of the Enviri common stock which is as of the dates stated in footnotes (3), (4), (5), (6), (7), and (8) to the table (percentages are calculated assuming continued beneficial ownership at March 1, 2026). Except as specified below, each person or entity listed below had sole voting and investment power with respect to the shares listed next to their name. Unless otherwise noted below, the business address of the persons listed is: Enviri Corporation, Two Logan Square, 100-120 North 18th Street, 17th Floor, Philadelphia, Pennsylvania 19103.

Beneficial Owner	Number of Shares Beneficially Owned (1)	Percent	Number of Other Stock Equivalents (2)
Named Executive Officers
F.N. Grasberger III	1,681,692	2.06%	368,050
T.G. Vadaketh	298,075	*	385,867
J.O. Kozak	97,614	*	71,823
R.C. Hochman	238,540	*	166,890
J.A. Beswick	122,116	*	122,441
Directors who are not Named Executive Officers
J.F. Earl	97,234	*	33,318
N.C. Fanandakis	-	*	18,309
C.I. Haznedar	12,444	*	83,047
T.M. Laurion	29,451	*	18,309
R.M. O’Mara	29,600	*	18,309
E.M. Purvis, Jr.	83,616	*	18,309
J.S. Quinn	5,806	*	34,334
All current Directors and executive officers as a group (16 persons in total, including those listed above)	2,696,188	3.31%	1,339,004
More than 5% Beneficial Owner
BlackRock, Inc. (3) 50 Hudson Yards, New York, New York 10001	12,039,524	14.78%	–
Neuberger Berman Group LLC (4) 1290 Avenue of the Americas, New York, New York 10104	5,571,170	6.84%	–
Newtyn Management LLC (5) 60 East 42nd Street, 12th Floor, New York, NY 10165	4,999,387	6.14%	–
D.E. Shaw & Co., L.P. (6) Two Manhattan West, 375 Ninth Avenue, 52nd Floor, New York, New York 10001.	4,396,708	5.4%	–

Fund 1 Investments, LLC (7) 100 Carr 115 Unit 1900, Rincon, Puerto Rico 00677	4,294,596	5.27%	–
Davidson Kempner Capital Management (8) 520 Madison Avenue, 30th Floor, New York, NY 10022	4,285,800	5.26%	–
_______________
*Less than 1%
(1)Includes securities that are exercisable, or vest, within 60 days. For each Director, includes RSUs which have vested and RSUs that will vest within 60 days. Includes only vested SARs that were “in the money” as of March 1, 2026.
(2)Includes, for executive officers, unvested RSUs, PSUs (stated at target), and SARs (stated on a gross basis). In addition, Messr. Quinn and Ms. Haznedar elected to defer a portion of their Director fees in the forms of credits for non-voting phantom shares. These phantom shares are included as stock equivalents. They will ultimately be paid out in cash based upon the value of the shares at the time of payout. While unvested awards and phantom shares included in this column may not be voted or transferred, we have included them in the table as they represent an economic interest in Enviri common stock that is subject to the same market risk as ownership of actual shares of Enviri common stock.
(3)The information for BlackRock, Inc. is derived from a Schedule 13G/A filing by such entity with the SEC on April 17, 2025. Based on its filings with the SEC, BlackRock, Inc. has sole voting power over 11,896,294 shares of Enviri common stock and sole dispositive power over 12,039,524 shares of Enviri common stock.
(4)The information for Neuberger Berman Group LLC is derived from a Schedule 13D/A filing by such entity and its affiliates with the SEC on March 26, 2025. Based on its filings with the SEC, Neuberger Berman Group LLC has sole voting power over 100 shares of Enviri common stock, shared voting power over 4,291,099 shares of Enviri common stock, sole dispositive power over 100 shares of Enviri common stock and shared dispositive power over 5,571,170 shares of Enviri common stock.
(5)The information for Newtyn Management LLC is derived from a Schedule 13G filing by such entity with the SEC on February 17, 2026. Based on its filings with the SEC, Newtyn Management LLC. has sole voting power over 4,999,387 shares of Enviri common stock and sole dispositive power over 4,999,387 shares of Enviri common stock.
(6)The information for D.E. Shaw & Co., L.P. is derived from a Schedule 13D filing by such entity with the SEC on December 1, 2025. Based on its filings with the SEC, D.E. Shaw & Co., L.P. has shared voting power over 4,394,308 shares of Enviri common stock and shared dispositive power over 4,396,708 Enviri common stock.
(7)The information for Fund 1 Investments, LLC is derived from a Schedule 13G/A filing by such entity with the SEC on February 17, 2026. Based on its filings with the SEC, Fund 1 Investments, LLC has shared voting power and shared dispositive power over 4,294,596 shares of Enviri common stock.
(8)The information for Davidson Kempner Capital Management is derived from a Schedule 13G filing by such entity with the SEC on February 23, 2026. Based on its filings with the SEC, Davidson Kempner Capital Management shared voting power and shared dispositive power over 4,285,800 shares of Enviri common stock.
Other than Mr. Grasberger, none of the directors, or executive officers individually beneficially owned more than 1% of Enviri common stock.

APPRAISAL RIGHTS
If the Merger is consummated and certain conditions are met, CE Holdings stockholders or beneficial owners (who were formerly Enviri stockholders or beneficial owners prior to the Holding Company Merger) who continuously hold their shares of CE Holdings common stock (formerly Enviri common stock) through the Effective Time who do not vote in favor of the Transaction Proposal, who properly demand in writing an appraisal of their shares delivered to Enviri prior to the taking of the vote on the Transaction Proposal and who comply with, and do not validly withdraw their demands or otherwise lose their appraisal rights under, the applicable provisions of Delaware law will be entitled to appraisal rights to receive, in cash, the fair value of their shares as determined by the Delaware Court of Chancery under Section 262. CE Holdings stockholders (formerly Enviri stockholders) who exercise appraisal rights under Section 262 will not receive the Merger Consideration they would otherwise be entitled to pursuant to the Merger Agreement. The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262, which may be accessed without subscription or cost at the following publicly available website, https://delcode.delaware.gov/title8/c001/sc09/index.html#262, and is incorporated herein by reference. The following summary does not constitute any legal or other advice and does not constitute a recommendation that CE Holdings stockholders or beneficial owners (who were Enviri stockholders or beneficial owners prior to the Holding Company Merger) exercise their appraisal rights under Section 262. All references in Section 262 and in this summary to a “stockholder” are to the record holder of shares of CE Holdings common stock (formerly Enviri common stock) unless otherwise expressly noted herein, and all such references to a “beneficial owner” mean a person who is the beneficial owner of shares of stock held either in voting trust or by a nominee on behalf of such person unless otherwise expressly noted herein.
Under Section 262, if the Merger is completed, CE Holdings stockholders and beneficial owners (who were formerly Enviri stockholders or beneficial owners prior to the Holding Company Merger) who: (i) deliver a written demand for appraisal of their shares to CE Holdings before the vote is taken on the Transaction Proposal; (ii) do not submit a proxy or otherwise vote in favor of the Transaction Proposal; (iii) continue to hold of record or beneficially own, as applicable, such shares through the Effective Time; (iv) otherwise comply with, and do not withdraw their demands or otherwise lose or waive their appraisal rights under (but failure to vote against the Transaction Proposal, alone, will not constitute a waiver of appraisal rights), the applicable provisions set forth in Section 262, and (v) in the case of a beneficial owner, (a) reasonably identify in their demand the holder of record of the shares for which the demand is made, (b) provide documentary evidence of such beneficial owner’s beneficial ownership and a statement that such documentary evidence is a true and correct copy of what it purports to be and (c) provide an address at which such beneficial owner consents to receive notices given by the Surviving Company and to be set forth on the verified list required by subsection (f) of Section 262 (discussed further below), may be entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of the shares of CE Holdings common stock (formerly Enviri common stock), exclusive of any element of value arising from the accomplishment or expectation of the Merger, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid on the amount determined to be “fair value.” However, assuming shares of CE Holdings common stock remain listed on a national securities exchange immediately before the Merger (which shares will be listed as shares of Enviri common stock prior to the Holding Company Merger) (which we expect to be the case), after an appraisal petition has been filed, the Delaware Court of Chancery will dismiss appraisal proceedings as to all of CE Holdings’ stockholders and beneficial owners otherwise entitled to appraisal rights unless (a) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of CE Holdings common stock (as measured in accordance with subsection (g) of Section 262) or (b) the value of the consideration provided in the Merger for such total number of shares exceeds $1,000,000 (conditions (a) and (b), and the assumption that shares of CE Holdings common stock (formerly Enviri common stock) remain listed on a national securities exchange immediately before the Merger, are referred to in this summary as the “ownership thresholds”).
Under Section 262, where a merger agreement is to be submitted for adoption at a meeting of stockholders, the corporation, not less than twenty (20) days prior to the meeting, must notify each of its stockholders who was such on the record date for notice of such meeting with respect to shares for which appraisal rights are available that appraisal rights are available and include in the notice either a copy of Section 262 or information directing the stockholders to a publicly available electronic resource at which Section 262 may be accessed without subscription or cost. This proxy statement constitutes notice to CE Holdings stockholders (who are Enviri stockholders prior to the Holding Company Merger) that appraisal rights are available in connection with the Merger, which may be accessed without subscription or cost at the following publicly available website, https://delcode.delaware.gov/title8/c001/sc09/index.html#262, and is incorporated herein by reference, which is the version of Section 262 applicable to the exercise of appraisal rights in connection with the Merger. In connection with the Merger, any CE Holdings stockholder or beneficial owner (formerly an Enviri stockholder or beneficial owner) who wishes to exercise appraisal rights, or who wishes to preserve his, her or its right to do so, should review Section 262 carefully. Failure to comply with the requirements of Section 262 in a timely and proper manner will result in the loss of appraisal rights under the DGCL. A CE Holdings stockholder or beneficial owner (formerly Enviri stockholder or beneficial owner) who loses his, her or its appraisal rights will be entitled to receive the Merger Consideration described in the Merger Agreement. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of shares of CE Holdings common stock (formerly Enviri common stock), Enviri believes that, if a CE Holdings stockholder or beneficial owner considers exercising such rights, that person should seek the advice of legal counsel.
A CE Holdings stockholder or beneficial owner (formerly Enviri stockholder or beneficial owner) wishing to exercise the right to seek an appraisal of that person’s shares of CE Holdings common stock (formerly Enviri common stock) must do ALL of the following:
•the person must not vote or submit a proxy in favor of the Transaction Proposal or otherwise consent to the Merger in writing;
•the person must deliver to Enviri a written demand for appraisal before the vote is taken on the Transaction Proposal;
•the person must continuously hold or beneficially own, as applicable, the shares from the date of making the demand through the Effective Time (if a stockholder or beneficial owner transfers the shares before the Effective Time, such person will lose appraisal rights with respect to the shares so transferred);
•the person, another stockholder or beneficial owner who has properly demanded appraisal or the Surviving Company must file a petition in the Delaware Court of Chancery requesting a determination of the “fair value” of the shares within one hundred and twenty (120) days after the Effective Time. The Surviving Company is under no obligation to file any petition and has no intention of doing so;
•the person must not withdraw their demands or otherwise lose or waive their appraisal rights under Section 262 (but failure to vote against the Transaction Proposal, alone, will not constitute a waiver of appraisal rights); and
•the person must otherwise comply with Section 262.
In addition, one of the ownership thresholds must be met.
Making a Written Demand
Any CE Holdings stockholder or beneficial owner (who is an Enviri stockholder or beneficial owner prior to the Holding Company Merger) wishing to exercise appraisal rights must deliver to Enviri , before the vote is taken on the Transaction Proposal, a written demand for the appraisal of the CE Holdings stockholder’s or beneficial owner’s (formerly Enviri stockholder’s or beneficial owner’s) shares. The person making the written demand must be a stockholder of record or a beneficial owner, as applicable, on the date the written demand for appraisal is made, and such person must continue to hold or beneficially own, respectively, the shares as to which such demand relates through the Effective Time.

A person wishing to exercise appraisal rights must not vote or submit a proxy in favor of the Transaction Proposal. In the case of a holder of record of CE Holdings common stock (formerly Enviri common stock), a proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the Transaction Proposal, and it will constitute a waiver of such stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a CE Holdings stockholder (formerly an Enviri stockholder) who submits a proxy and who wishes to exercise appraisal rights must ensure that the proxy submitted contains instructions to vote against the Transaction Proposal or abstain from voting on that proposal. In the case of a beneficial owner, brokers, banks and other nominees that hold shares of common stock in “street name” for their customers do not have discretionary authority to vote those shares on the Transaction Proposal without specific voting instructions from the beneficial owner on such proposal, but such brokers, banks or other nominees will vote such shares as instructed if the beneficial owner provides such instructions. If a beneficial owner of shares held in “street name” instructs such person’s broker, bank or other nominee to vote such person’s shares in favor of the Transaction Proposal, and does not revoke such instruction prior to the vote on the Transaction Proposal, then such shares will be voted in favor of the Transaction Proposal, and it will constitute a waiver of such beneficial owner’s right of appraisal and will nullify any previously delivered written demand for appraisal.
Therefore, a beneficial owner who wishes to exercise appraisal rights must either not provide any instructions to such person’s broker, bank or other nominee on how to vote on the Transaction Proposal or must instruct such broker, bank or other nominee to vote against the Transaction Proposal or abstain from voting on such proposal.
Neither voting against the Transaction Proposal nor abstaining from voting on such proposal (or, in the case of a beneficial owner, providing instructions to the record owner of the shares beneficially owned to vote against or to abstain from voting on such proposal) will, in and of itself, constitute a written demand for appraisal satisfying the requirements of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote on the Transaction Proposal. A CE Holdings stockholder’s or beneficial owner’s (formerly Enviri stockholder’s or beneficial owner’s) failure to make the written demand prior to the taking of the vote on the Transaction Proposal will constitute a waiver of appraisal rights.
A demand for appraisal made by a CE Holdings stockholder or beneficial owner (who was formerly an Enviri stockholder or beneficial owner prior to the Holding Company Merger) must be executed by or on behalf of the holder of record or beneficial owner, as applicable, and must reasonably inform CE Holdings of the identity of such stockholder or beneficial owner. In addition, in the case of a demand for appraisal made by a CE Holdings beneficial owner (formerly Enviri beneficial owner), the demand must also reasonably identify the holder of record of the shares for which the demand is made, provide documentary evidence of such beneficial owner’s ownership of stock (such as a brokerage or securities account statement containing such information or a letter from the broker or other record holder of such shares confirming such information) and a statement that such documentary evidence is a true and correct copy of what it purports to be, and provide an address at which such beneficial owner consents to receive notices given by the Surviving Company under Section 262 and to be set forth on the verified list required by subsection (f) of Section 262 (discussed further below).
Whether made by a CE Holdings stockholder or a beneficial owner (formerly an Enviri stockholder or beneficial owner), a written demand for appraisal must state that the person intends thereby to demand appraisal of the holder’s shares in connection with the Merger. If the shares are held of record or beneficially owned in a fiduciary or representative capacity, such as by a trustee, guardian or custodian, such demand should be executed by or on behalf of such holder of record or beneficial owner, and if the shares are held of record or beneficially owned by more than one person, as in a joint tenancy and tenancy-in-common, the demand should be executed by or on behalf of all such joint holders of record or beneficial owners. An authorized agent, including an authorized agent for two or more joint stockholders or beneficial owners, as applicable, may execute a demand for appraisal on behalf of a holder of record or beneficial owner; however, the agent must identify the record holder or holders or beneficial owner or owners, respectively, and should expressly disclose that, in executing the demand, the agent is acting as agent for such record holder or holders or beneficial owner or owners, as applicable.

All written demands for appraisal pursuant to Section 262 should be mailed or delivered to:
CLEH, Inc.
Two Logan Square
100-120 North 18th St
17th Floor
Philadelphia, PA 19103
Any CE Holdings stockholder or beneficial owner (formerly Enviri stockholder or beneficial owner) who has delivered a written demand to CE Holdings and who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal in respect of some or all of such person’s shares and accept the Merger Consideration offered pursuant to the Merger Agreement with respect to the shares subject to the withdrawal by delivering to CE Holdings a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than sixty (60) days after the Effective Time will require written approval of the Surviving Company. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any person without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just; provided, however, that this shall not affect the right of any person who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such person’s demand for appraisal in respect of some or all of such person’s shares and to accept the Merger Consideration with respect to the shares subject to the withdrawal within sixty (60) days after the Effective Time.
Notice by the Surviving Company
If the Merger is completed, within ten (10) days after the Effective Time, the Surviving Company will notify each CE Holdings stockholder (who was formerly an Enviri stockholder prior to the Holding Company Merger) who has properly made a written demand for appraisal pursuant to Section 262 and has not voted in favor of the Merger and any beneficial owner who has demanded appraisal in such person’s name pursuant to Section 262, that the Merger has become effective and the effective date thereof.
Filing a Petition for Appraisal
Within one hundred and twenty (120) days after the Effective Time, the Surviving Company or any CE Holdings stockholder or beneficial owner (formerly an Enviri stockholder or beneficial owner prior to the Holding Company Merger) who has demanded appraisal of such person’s shares and otherwise complied with Section 262 and is otherwise entitled to appraisal rights under Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the Surviving Company in the case of a petition filed by a CE Holdings stockholder or beneficial owner (formerly Enviri stockholder or beneficial owner), demanding a determination of the “fair value” of the shares held by all persons entitled to appraisal. The Surviving Company is under no obligation and has no present intention to file a petition, and CE Holdings stockholders and beneficial owners (formerly Enviri stockholders or beneficial owners) should not assume that the Surviving Company will file a petition or initiate any negotiations with respect to the “fair value” of the shares of CE Holdings common stock (formerly Enviri common stock). Accordingly, any CE Holdings stockholder or beneficial owner (formerly Enviri stockholder or beneficial owner) who desires to have their shares appraised by the Delaware Court of Chancery should initiate all necessary action to perfect their appraisal rights in respect of their shares of CE Holdings common stock (formerly Enviri common stock) within the time and in the manner prescribed in Section 262. If, within 120 days after the Effective Time, no petition has been filed as provided above, all rights to appraisal will cease and any person that previously demanded appraisal will become entitled only to the Merger Consideration under the Merger Agreement.
Within one hundred and twenty (120) days after the Effective Time, any person who has complied with the requirements of Section 262 and who is entitled to appraisal rights thereunder will be entitled, upon written request, to receive from the Surviving Company a statement setting forth the aggregate number of shares not voted in favor of the Merger and with respect to which CE Holdings (formerly Enviri) has received demands for appraisal, and the aggregate number of stockholders or beneficial owners holding or owning such shares (provided that, in the case of a demand made by a beneficial owner in such person’s name, the record holder of such shares shall not be considered a separate stockholder holding such shares for purposes of such aggregate number). Such statement must be given by the Surviving Company to the requesting person within ten (10) days after receipt by the Surviving Company of the written request for such a statement or within ten (10) days after the expiration of the period for delivery of demands for appraisal, whichever is later.
If a petition for an appraisal is duly filed by any person other than the Surviving Company, service of a copy thereof must be made upon the Surviving Company, which will then be obligated within twenty (20) days after such service to file with the Delaware Register in Chancery a duly verified list (the “verified list”) containing the names and addresses of all persons who have demanded appraisal for their shares and with whom agreements as to the value of their shares have not been reached. Upon the filing of any such petition, the Delaware Court of Chancery may order that notice of the time and place fixed for the hearing on the petition be mailed to the Surviving Company and all persons shown on the verified list at the addresses stated therein. The costs of these notices are borne by the Surviving Company. After notice to CE Holdings stockholders and beneficial owners (formerly Enviri stockholders and beneficial owners) as required by the court, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine those persons who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the persons who demanded an appraisal for their shares to submit their stock certificates (if any) to the Delaware Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and, if any person fails to comply with the direction, the Delaware Court of Chancery may dismiss the proceedings as to such person. The Delaware Court of Chancery will dismiss appraisal proceedings as to all CE Holdings stockholders and beneficial owners (formerly Enviri stockholders and beneficial owners) who are otherwise entitled to appraisal rights if neither of the ownership thresholds is met. If a petition for appraisal is not timely filed, then all of CE Holdings’ stockholders’ and beneficial owners’ (formerly Enviri stockholders’ and beneficial owners’) right to an appraisal will cease.
Determination of “Fair Value”
After determining the persons entitled to an appraisal, the appraisal proceeding will be conducted in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding, the Delaware Court of Chancery will determine the “fair value” of the shares of CE Holdings common stock (which was formerly Enviri common stock prior to the Holding Company Merger), exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the “fair value.” Unless the court, in its discretion, determines otherwise for good cause shown, interest from the Effective Time through the date of payment of the judgment will compound quarterly and accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the Effective Time and the date on which the judgment is paid. However, at any time before the Delaware Court of Chancery enters judgment in the appraisal proceedings, the Surviving Company may pay to each person entitled to appraisal an amount in cash, in which case such interest will accrue after the time of such payment only on an amount that equals the sum of (1) the difference, if any, between the amount so paid and the “fair value” of the shares as determined by the Delaware Court of Chancery, and (2) any interest accrued prior to the time of such voluntary payment, unless paid at such time. The Surviving Company is under no obligation to make such voluntary cash payment prior to such entry of judgment.
In determining “fair value,” the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining “fair value” in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Supreme Court of Delaware stated that, in making this determination of “fair value,” the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the Merger that throw any light on future prospects of the merged corporation. The Delaware Supreme Court has recently indicated that transaction price is one of the relevant factors the Delaware Court of Chancery may consider in determining fair value and that, absent deficiencies in the sale process, the transaction price should be given “considerable weight.” Section 262 provides that “fair value” is to be “exclusive of any element of value arising from the accomplishment or expectation of the Merger.” In Cede & Co. v. Technicolor, Inc., the Supreme Court of Delaware stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the Merger and not the product of speculation, may be considered.” In addition, the Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenting person’s exclusive remedy.
CE Holdings stockholders and beneficial owners (who were formerly Enviri stockholders and beneficial owners prior to the Holding Company Merger) considering seeking appraisal should be aware that the “fair value” of their shares as so determined by the Delaware Court of Chancery could be more than, the same as or less than the Merger Consideration they would receive pursuant to the Merger if they did not seek appraisal of their shares and that an opinion of an investment banking firm as to the fairness from a financial point of view of the Merger Consideration payable in a merger is not an opinion as to, and does not in any manner address, “fair value” under Section 262. No representation is made as to the outcome of the appraisal of “fair value” as determined by the Delaware Court of Chancery, and CE Holdings stockholders and beneficial owners (formerly Enviri stockholders and beneficial owners) should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the Merger Consideration. Neither CE Holdings nor Veolia anticipates offering more than the Merger Consideration to any person exercising appraisal rights, and each of CE Holdings and Veolia reserves the rights to make a voluntary cash payment pursuant to subsection (h) of Section 262 and to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share of CE Holdings common stock (formerly Enviri common stock) is less than the Merger Consideration.
Upon application by the Surviving Company or by any person entitled to participate in the appraisal proceeding, the Delaware Court of Chancery may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the persons entitled to an appraisal. Any person whose name appears on the verified list may participate fully in all proceedings until it is finally determined that such person is not entitled to appraisal rights. When the fair value of the shares is determined, the Delaware Court of Chancery will direct the payment of such value, with interest thereon, if any, to the persons entitled thereto and upon such terms and conditions as the Delaware Court of Chancery may order. The Delaware Court of Chancery’s decree may be enforced as other decrees in the Delaware Court of Chancery may be enforced. The costs of the appraisal proceedings (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and charged upon the parties as the Delaware Court of Chancery deems equitable under the circumstances. Upon application of a person whose name appears on the verified list who participated in the proceeding and incurred expenses in connection therewith, the Delaware Court of Chancery may also order that all or a portion of such expenses, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all of the shares entitled to an appraisal not dismissed by the Delaware Court of Chancery pursuant to Section 262(k). In the absence of such determination or assessment, each party bears its own expenses.
From and after the Effective Time, no person who has demanded appraisal rights with respect to some or all of such person’s shares will be entitled to vote such shares of CE Holdings common stock (formerly Enviri common stock) for any purpose or to receive payment of dividends or other distributions on the stock, except dividends or other distributions on the holder’s shares of CE Holdings common stock (formerly Enviri common stock), if any, payable to CE Holdings stockholders (formerly Enviri stockholders) as of a time prior to the Effective Time. If any CE Holdings stockholder or beneficial owner (formerly Enviri stockholder or beneficial owner) who demands appraisal of his, her or its shares of CE Holdings common stock (formerly Enviri common stock) under Section 262 validly withdraws, fails to perfect, or otherwise loses, such holder’s or beneficial owner’s right to appraisal, such person’s shares of CE Holdings common stock (formerly Enviri common stock) will be deemed to have been exchanged, at the Effective Time, for the Merger Consideration. A person will fail to perfect, or effectively lose, his, her or its right to appraisal if no petition for appraisal is filed within one hundred and twenty (120) days after the Effective Time or if neither of the ownership thresholds is met. As described above, a person may validly withdraw such person’s demand for appraisal if the person delivers to the Surviving Company a written withdrawal of the holder’s demand for appraisal in respect of some or all of such person’s shares in accordance with Section 262.
Any person who has duly demanded appraisal in compliance with Section 262 will not be entitled to vote for any purpose any shares of common stock subject to such demand or to receive payment of dividends or other distributions on such shares of common stock, except for dividends or distributions payable to CE Holdings stockholders (formerly Enviri stockholders) of record at a date prior to the Effective Time.
No appraisal proceeding in the Delaware Court of Chancery shall be dismissed as to any person without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just, including without limitation, a reservation of jurisdiction for any application to the Delaware Court of Chancery made under Section 262(j); provided, however, that this provision shall not affect the right of any person who has not commenced an appraisal proceeding or joined such a proceeding as a named party to withdraw such person’s demand for appraisal and to accept the terms offered upon the Merger within sixty (60) days after the Effective Time. If no petition for appraisal is filed with the Delaware Court of Chancery within one hundred and twenty (120) days after the Effective Time, all rights to appraisal will cease and any person that previously demanded appraisal will become entitled only to the Merger Consideration under the Merger Agreement.
To the extent there are any inconsistencies between the foregoing summary, on the one hand, and Section 262, on the other hand, Section 262 will govern.
Failure to comply with all of the procedures set forth in Section 262 will result in the loss of statutory appraisal rights. Consequently, any CE Holdings stockholder or beneficial owner (formerly an Enviri stockholder or beneficial owner) wishing to exercise appraisal rights is encouraged to consult legal counsel before attempting to exercise those rights.
STOCKHOLDERS WHO VOTE SHARES IN FAVOR OF THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT WILL NOT BE ENTITLED TO EXERCISE APPRAISAL RIGHTS WITH RESPECT THERETO BUT, RATHER, WILL RECEIVE THE MERGER CONSIDERATION.
The foregoing summary of the rights of CE Holdings stockholders and beneficial owners (formerly Enviri stockholders and beneficial owners) to seek appraisal rights under Delaware law does not purport to be a complete statement of the procedures to be followed by such persons to exercise any appraisal rights available thereunder and is qualified in its entirety by reference to Section 262, which may be accessed without subscription or cost at the following publicly available website, https://delcode.delaware.gov/title8/c001/sc09/index.html#262, and is incorporated herein by reference. The proper exercise of appraisal rights requires adherence to the applicable provisions of the DGCL.

OTHER MATTERS
Other Matters
As of the date of this proxy statement, the Enviri Board knows of no matters that will be presented for consideration at the Special Meeting other than as described in this proxy statement.
Householding of Proxy Materials
SEC rules concerning the delivery of disclosure documents allow Enviri or your broker to send a single notice or, if applicable, a single set of Enviri’s proxy materials to any household at which two or more of our stockholders reside, if Enviri or your broker believe that the stockholders are members of the same family, unless Enviri has received contrary instructions from one or more of the stockholders. This practice, referred to as “householding,” beneﬁts both you and Enviri. It reduces the volume of duplicate information received at your household and helps to reduce Enviri’s expenses. The rule applies to Enviri’s notices, annual reports, proxy statements and information statements.
Enviri and some brokers “household” the proxy materials, delivering a single copy of each to multiple stockholders sharing an address unless contrary instructions have been received from the aﬀected stockholders. Once you have received notice from your broker or Enviri that they or Enviri will be householding materials to your address, householding will continue until you are notiﬁed otherwise or until you revoke your consent. If at any time you no longer wish to participate in householding and would prefer to receive a separate copy of the proxy materials or if you are receiving multiple copies of the proxy materials and wish to receive only one, please notify your broker, if your shares are held in a brokerage account, or us, if you hold registered shares, at which time we will promptly deliver separate copies of the materials to each of the aﬀected stockholders or discontinue the practice, according to your wishes. You can notify us by sending a written request to Enviri, Two Logan Square, 100-120 North 18th Street, 17th Floor, Philadelphia, PA 19103 or by calling (267) 857-8715. Stockholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.
Submission of Stockholder Proposals
If the Merger is consummated, the Surviving Company will not have public stockholders and there will be no public participation in any future meeting of stockholders. However, if the Merger is not completed, we expect to hold an annual meeting of stockholders in 2026 (our “2026 Annual Meeting”).
If a 2026 Annual Meeting is going to be held, and one of our stockholders wishes to submit a proposal for inclusion in our Proxy Statement and Proxy Card relating to the 2026 Annual Meeting, such proposal must have been received by the Secretary of Enviri at our principal executive oﬃces located at Two Logan Square, 100-120 North 18th Street, 17th Floor, Philadelphia, PA 19103 no later than November 14, 2025 and must otherwise comply with the requirements of Rule 14a-8 of the SEC.
In order for a stockholder to nominate a candidate for election as a Director, or submit a proposal for consideration outside of the requirements of Rule 14a-8, at the 2026 Annual Meeting, the stockholder must provide written notice to the Secretary of Enviri that is delivered to, or mailed and received at, the principal executive oﬃces of Enviri not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to April 24, 2026, which is the ﬁrst anniversary of the 2025 Annual Meeting (i.e., not earlier than December 25, 2025 and not later than January 24, 2026); provided, however, that in the event that the date of the 2026 Annual Meeting is more than 30 days before or more than 60 days after April 24, 2026, notice by the stockholder in order to be timely must be delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the 90th day prior to the 2026 Annual Meeting or, if the ﬁrst public announcement or notice of the date of the 2026 Annual Meeting is made or given to stockholders less than 100 days prior to the date of the 2026 Annual Meeting, the close of business on the 10th day following the day on which public announcement was made or notice of the date of such meeting is mailed, whichever ﬁrst occurs.

The written notice must include and be accompanied with the information and materials described in Enviri’s Amended and Restated By-laws.
In order to nominate a candidate for election as a director at the 2026 Annual Meeting, a stockholder must provide to the Secretary of Enviri written notice, by personal delivery or mail not later than January 24, 2026. If the stockholder does not also comply with the requirements of Rule 14a-4(c) under the Exchange Act by providing notice to Enviri by such date, Enviri may exercise discretionary voting authority under proxies it solicits to vote in accordance with its best judgment on any such stockholder proposal.
Stockholders who intend to solicit proxies in support of director nominees other than Enviri’s nominees under Rule 14a-19 under the Exchange Act (“Rule 14a-19”) must comply with the requirements of Enviri’s Amended and Restated By-laws, including the notice required under Rule 14a-19 by February 23, 2026, and comply with the requirements of Rule 14a-19. Under Enviri’s Amended and Restated By-laws, if a stockholder provides notice pursuant to Rule 14a-19(b) that the stockholder intends to solicit proxies in support of any proposed nominee and subsequently (A) notiﬁes Enviri that such stockholder no longer intends to do so, or (B) fails to comply with the requirements of Rule 14a-19(a)(2) or Rule 14a-19(a)(3), Enviri shall disregard any proxies solicited for such proposed nominee. Upon request by Enviri, any stockholder that has provided such a notice of intention to solicit proxies must deliver to the Secretary of Enviri, no later than 5 business days prior to the 2026 Annual Meeting, reasonable evidence that the solicitation requirements of Rule 14a-19(a)(3) have been satisﬁed.

WHERE YOU CAN FIND MORE INFORMATION
Enviri files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that the company files at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information. Enviri’s public filings are also available in electronic format to the public from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov. You can also review Enviri’s SEC filings on its website at www.enviri.com. Information included on Enviri’s website is not a part of, and is not incorporated in, this proxy statement.
The SEC allows Enviri to “incorporate by reference” information into this proxy statement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information contained directly in this proxy statement. This proxy statement incorporates by reference the documents described below that Enviri has previously filed with the SEC, as well as the annexes to this proxy statement. These documents contain important information about Enviri and its financial condition.
The following documents listed below that Enviri has previously filed with the SEC are incorporated by reference:
•Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC on February 24, 2026.
All documents that Enviri files pursuant to Section 13(a), 13(c), 14 or 15(d) under the Exchange Act from the date of this proxy statement to the date on which the Special Meeting is held, including any adjournments or postponements, will also be deemed to be incorporated by reference in this proxy statement. Notwithstanding anything herein to the contrary, any information furnished under Item 2.02 or Item 7.01 of the Enviri’s Current Reports on Form 8-K, and any other information which is furnished but not filed with the SEC, is not incorporated herein by reference.
You may obtain any of the documents incorporated by reference from the SEC’s website described above. Documents incorporated by reference in this proxy statement are also available from Enviri without charge, excluding all exhibits unless specifically incorporated by reference in such documents. Stockholders may obtain documents incorporated by reference in this proxy statement by requesting them in writing or by telephone from Enviri at the following address:
Enviri Corporation
Two Logan Square
100-120 North 18th Street
17th Floor
Philadelphia, PA 19103
Telephone: (267) 857-8715
Attention: Corporate Secretary
If you would like to request documents, please do so by April 29, 2026, at 5:00 p.m. Eastern Time to receive them before the Special Meeting. If you request any incorporated documents, Enviri will strive to mail them to you by first-class mail, or another equally prompt means, within one business day of receipt of your request.
You should rely only on the information contained in this proxy statement, including the annexes attached hereto or the information incorporated by reference herein, to vote your shares of Enviri common stock at the Special Meeting. Enviri has not authorized anyone to provide you with information that differs from that contained in this proxy statement. This proxy statement is dated April 3, 2026. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders will not create any implication to the contrary.

CLEAN EARTH BUSINESS
(A BUSINESS OF ENVIRI CORPORATION)
COMBINED BALANCE SHEETS (Unaudited)

(In thousands)	December 31 2025	December 31 2024
ASSETS
Current assets:
Cash and cash equivalents	$185	$266
Trade accounts receivable, net	1,288	3,156
Other receivables	4,994	3,433
Inventories	8,829	9,011
Prepaid expenses	13,450	14,156
Other current assets	2,196	—
Total current assets	30,942	30,022
Property, plant and equipment, net	275,565	248,848
Right-of-use assets, net	98,055	57,864
Goodwill	379,299	379,299
Intangible assets, net	256,993	280,601
Deferred income tax assets	37	6
Related party receivable	182,114	187,047
Other assets	3,141	3,685
Total assets	$1,226,146	$1,187,372
LIABILITIES
Current liabilities:
Current maturities of long-term debt	11,501	8,791
Accounts payable	76,176	72,208
Accrued compensation	24,201	25,174
Income taxes payable	20,531	12,415
Current portion of operating lease liabilities	18,423	15,250
Other accrued expenses	30,856	27,971
Other current liabilities	14,057	16,702
Total current liabilities	195,745	178,511
Long-term debt	50,237	46,677
Operating lease liabilities	81,281	43,629
Environmental liabilities	19,151	20,016
Deferred tax liabilities	69,787	64,932
Other liabilities	15,230	12,264
Total liabilities	431,431	366,029
COMMITMENTS AND CONTINGENCIES
CLEAN EARTH BUSINESS RETAINED EARNINGS
Retained earnings	794,715	821,343
Total liabilities and equity	$1,226,146	$1,187,372
See accompanying notes to Combined Financial Statements.

CLEAN EARTH BUSINESS
(A BUSINESS OF ENVIRI CORPORATION)
COMBINED STATEMENTS OF INCOME (Unaudited)

	Years Ended December 31
(In thousands)	2025	2024
Revenues:
Service revenues	$973,853	$940,337
Total revenues	973,853	940,337
Costs and expenses:
Cost of services sold	711,660	689,758
Selling, general and administrative expenses	201,786	177,864
Research and development expenses	374	464
Other expenses, net	430	1,089
Total costs and expenses	914,250	869,175
Operating income	59,603	71,162
Interest income	159	—
Interest expense	(4,805)	(3,230)
Income before income taxes	54,957	67,932
Income tax expense	(13,871)	(18,066)
Net income	41,086	49,866
See accompanying notes to Combined Financial Statements.

CLEAN EARTH BUSINESS
(A BUSINESS OF ENVIRI CORPORATION)
COMBINED STATEMENTS OF CASH FLOWS (Unaudited)

	Years Ended December 31
(In thousands)	2025	2024
Cash flows from operating activities:
Net income	$41,086	$49,866
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	39,778	33,840
Amortization	23,644	23,976
Deferred income tax expense	5,151	5,292
Right-of-use assets	19,164	19,153
Stock-based compensation	10,677	7,193
Other, net	(196)	165
Changes in assets and liabilities, net of acquisitions and dispositions of businesses:
Accounts receivable	437	(442)
Inventories	181	534
Accounts payable	2,904	3,785
Accrued compensation	(973)	(2,982)
Operating lease liabilities	(18,530)	(18,602)
Other assets and liabilities	9,404	73
Net cash provided by operating activities	132,727	121,851
Cash flows from investing activities:
Purchases of property, plant and equipment	(49,459)	(32,754)
Proceeds from sales of assets	849	1,111
Expenditures for intangible assets	(181)	(557)
Net cash used by investing activities	(48,791)	(32,200)
Cash flows from financing activities:
Net transfer to Parent	$(78,716)	$(79,305)
Proceeds from related party notes	4,933	(3,655)
Cash paid for finance leases and other long-term debt	(10,234)	(6,589)
Net cash used by financing activities	(84,017)	(89,549)
Net (decrease) increase in cash and cash equivalents	(81)	102
Cash and cash equivalents at beginning of period	266	164
Cash and cash equivalents at end of period	185	266

Supplementary cash flow information:
Purchase of property, plant and equipment in accounts payable	$3,576	$2,511
See accompanying notes to Combined Financial Statements.

CLEAN EARTH BUSINESS
(A BUSINESS OF ENVIRI CORPORATION)
COMBINED STATEMENTS OF STATEMENTS OF CHANGES IN EQUITY (Unaudited)

(In thousands)	Retained Earnings
Balances, December 31, 2023	$841,585
Net income	49,866
Amortization of unearned stock-based compensation, net of forfeitures	7,193
Net transfer to Parent	(77,301)
Balances, December 31, 2024	821,343
Net income	41,086
Amortization of unearned stock-based compensation, net of forfeitures	10,677
Net transfer to Parent	(78,391)
Balances, December 31, 2025	$794,715

See accompanying notes to Combined Financial Statements.

CLEAN EARTH BUSINESS
(A BUSINESS OF ENVIRI CORPORATION)
NOTES TO COMBINED FINANCIAL STATEMENTS (Unaudited)

1. Organization and Nature of Operations
The accompanying Combined Financial Statements present, on a historical cost basis, the combined assets, liabilities, revenues and expenses of the Clean Earth Business ("we," "us," "our," or the "Clean Earth Business"), which comprises substantially all of the Clean Earth ("CE") segment of Enviri Corporation ("Enviri", "Parent", or the "Company").
The Clean Earth Business delivers specialty waste processing solutions for customers across the industrial, retail, healthcare, and construction sectors in the U.S. CE’s services encompass the treatment, recycling, and beneficial reuse of hazardous and non-hazardous wastes, along with the processing of contaminated soil and dredged materials.
2. Basis of Presentation
Throughout the periods covered by the Combined Financial Statements, the Clean Earth Business operated as part of Enviri. Consequently, stand-alone financial statements have not historically been prepared for the Clean Earth Business. The accompanying Combined Financial Statements have been prepared using Enviri’s historical consolidated financial statements and accounting records and are presented on a stand-alone basis as if the Clean Earth Business’s operations had been conducted independently from Enviri. The Combined Financial Statements include the historical results of operations, financial position, and cash flows of the Clean Earth Business in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The operations comprising the Clean Earth Business are one segment – CE, all of which are wholly owned by Enviri.
The Clean Earth Business is comprised of a stand-alone reportable segment for which discrete financial information is available. As Enviri records transactions at the legal entity level, for the shared entities for which discrete financial information was not available, allocation methodologies were applied to certain accounts to allocate amounts to the Clean Earth Business as discussed further below.
The Combined Statements of Operations include all revenues and costs directly attributable to the Clean Earth Business as well as an allocation of expenses related to facilities, functions and services provided by our Parent. These corporate expenses have been allocated to the Business based on direct usage or benefit, where identifiable, with the remainder allocated based on revenue or headcount. See Note 17, Relationship with Parent and Related Entities. The allocated costs are deemed to be settled by the Clean Earth Business to the Parent in the period in which the expense was recorded in the Combined Statements of Operations. The Combined Statements of Cash Flows present these corporate expenses as cash flows from operating activities, as these costs were incurred by our Parent, current and deferred income taxes and related tax expense have been determined based on the stand-alone results of the Business by applying Accounting Standards Codification No. 740, Income Taxes (“ASC 740”), to the Clean Earth Business’s operations in each country as if it were a separate taxpayer (i.e., following the Separate Return Methodology).
The Combined Financial Statements include all assets and liabilities that reside in the Clean Earth Business legal entities. Assets and liabilities in shared entities were included in the stand-alone financial statements to the extent the asset is primarily used by the Clean Earth Business. If the Clean Earth Business is not the primary user of the asset, it was excluded entirely from the Combined Financial Statements. The Parent uses a transaction perimeter approach to cash management and financing its operations. Accordingly, all cash and cash equivalents, related party notes payables, and related interest expense related to the Clean Earth Business have been attributed to the Clean Earth Business in the Combined Financial Statements Any such items which exist in other entities, whether shared or otherwise, are outside of the control of the Clean Earth Business and have been excluded from the Combined Financial Statements.
Our Parent maintains various stock-based compensation plans at a corporate level. The Clean Earth Business employees participate in those programs and a portion of the compensation cost associated with those plans is included in the Clean Earth Business’s Combined Statements of Operations. However, the stock-based compensation expense has been included within Parent company net investment. The amounts presented in the

CLEAN EARTH BUSINESS
(A BUSINESS OF ENVIRI CORPORATION)
NOTES TO COMBINED FINANCIAL STATEMENTS (Unaudited)
Combined Financial Statements are not necessarily indicative of future awards and may not reflect the results that the Clean Earth Business would have experienced as a stand-alone entity. See Note 17, Relationship with Parent and Related Entities.
Any transactions which have been included in the Combined Financial Statements from legal entities which are not exclusively operating as the Clean Earth Business are considered to be effectively settled in the Combined Financial Statements at the time the transaction is recorded between Parent and the Clean Earth Business. The total net effect of the settlement of these intercompany transactions is reflected in the Combined Statements of Cash Flows as a financing activity and in the Combined Balance Sheets as Retained earnings. Other transactions between the Clean Earth Business and other Parent segments, to the extent such transactions have not been settled in cash as of the period-end date, are reflected in the Combined Balance Sheets as related party notes payables.
All of the allocations and estimates in the Combined Financial Statements are based on assumptions that management believes are reasonable. However, the Combined Financial Statements included herein may not be indicative of the financial position, results of operations, and cash flows of the Clean Earth Business in the future or if the Clean Earth Business had been a separate, stand-alone publicly traded entity during the periods presented.
3. Summary of Significant Accounting Policies
Basis of Combination
The Combined Financial Statements are presented on a stand-alone basis and include the financial position, statements of operations and cash flows of the Clean Earth Business. All significant intercompany accounts and transactions within the Clean Earth Business have been eliminated in the accompanying Combined Financial Statements. All intercompany balance receivables between our Parent and the Clean Earth Business are reflected in the Combined Balance Sheets as related party notes receivable. There were no intercompany balance payables between our Parent and the Clean Earth Business. All other intercompany activity identified for inclusion within the Combined Financial Statements, either through specific identification or allocation to the Clean Earth Business, is deemed to have been paid to our Parent in the period the cost was incurred.
Cash and Cash Equivalents
All cash and cash equivalents included in the Combined Financial Statements are legally owned by the Clean Earth Business legal entities and are not subject to a pooling arrangement with the Parent. Cash and cash equivalents include cash on hand, demand deposits and short-term investments that are highly liquid in nature and have an original maturity of three months or less.
Accounts Receivable
Accounts receivable are stated at net realizable value, which represents the face value of the receivable, less an allowance for expected credit losses. The allowance for expected credit losses is maintained for expected lifetime losses resulting from the inability of customers to make required payments.
The Clean Earth Business’s expected credit loss allowance methodology for accounts receivable is developed using historical collection experience, current and future economic and market conditions and a review of the current status of customers' trade accounts receivables. When required, the Clean Earth Business adjusts the loss-rate methodology to account for current conditions and reasonable and supportable expectations of future economic and market conditions. The Clean Earth Business generally assesses future economic conditions for a period which corresponds with the contractual life of its accounts receivable. Additionally, specific allowance amounts are established to record the appropriate provision for customers that have a higher probability of default.

CLEAN EARTH BUSINESS
(A BUSINESS OF ENVIRI CORPORATION)
NOTES TO COMBINED FINANCIAL STATEMENTS (Unaudited)
Accounts Receivable Securitization Facility
Under the revolving trade receivables securitization facility (the "AR Facility"), the Clean Earth Business continuously sells their trade receivables as they are originated to the Parent’s Special Purpose Entity, ("SPE"). The Parent controls and, therefore, consolidates the SPE in its Consolidated Financial Statements. The SPE transfers ownership and control of qualifying receivables to the banking counterparty to the AR Facility up to the maximum purchase commitment. The Clean Earth Business has no continuing involvement in the transferred accounts receivable, and, once sold, the receivables are no longer available to satisfy creditors of the Clean Earth Business. The Parent accounts for receivables sold to the banking counterparty as a sale of financial assets and derecognizes the trade receivables from the Parent's Consolidated Financial Statements. See Note 5, Trade Accounts Receivables and Other receivables and Note 17, Relationship with Parent and Related Entities for additional information.
Inventories
Inventories are accounted for using the average cost, first-in, first-out ("FIFO") method. Inventory accounted for under the average cost and FIFO methods are stated at the lower of cost or net realizable value. See Note 6, Inventories for additional information.
Property, Plant and Equipment
Property, plant and equipment ("PP&E") is recorded at cost and depreciated over the estimated useful lives of the assets using, principally, the straight-line method. When PP&E is retired from service, the cost of the retirement is charged to the allowance for depreciation to the extent of the accumulated depreciation and the balance is charged to income. Long-lived assets to be disposed of by sale are not depreciated while they are classified as held-for-sale.
Leases
The Clean Earth Business leases certain property and equipment under noncancelable lease agreements. The Clean Earth Business determines if a contract or arrangement contains a lease at inception. All leases are evaluated and classified as either an operating or finance lease. A lease is classified as a finance lease if any of the following criteria are met: (i) ownership of the underlying asset transfers to the Clean Earth Business by the end of the lease term; (ii) the lease contains an option to purchase the underlying asset that the Clean Earth Business is reasonably expected to exercise; (iii) the lease term is for a major part of the remaining economic life of the underlying asset; (iv) the present value of the sum of lease payments and any residual value guaranteed by the Clean Earth Business equals or exceeds substantially all of the fair value of the underlying asset; or (v) the underlying asset is of a specialized nature that it is expected to have no alternative use to the lessor at the end of the lease term. A lease that does not meet any of the finance lease classification criteria is classified as an operating lease.
Operating leases are included as Right-of-use ("ROU") assets, net, Current portion of operating lease liabilities, and Operating lease liabilities on the Combined Balance Sheets. ROU assets and operating lease liabilities are recognized based on the present value of the future lease payments over the lease term at the commencement date. As most of the Clean Earth Business’s leases do not provide an implicit rate for use in determining the present value of future payments, the Clean Earth Business uses an incremental borrowing rate. This incremental borrowing rate reflects the creditworthiness of the Clean Earth Business for a lending period commensurate to the term of the lease, the standard lending practices related to such loans in the respective jurisdiction where the underlying assets are located and the local currency in which the lease is denominated. ROU assets also include any lease payments made prior to or at the lease commencement date and initial direct costs incurred, and may be reduced by any lease incentives received by the lessor. Lease terms may include options to extend or terminate the lease when it is reasonably certain that the Clean Earth Business will exercise that option. Lease expense for minimum lease payments is recognized on a straight-line basis over the lease term, including rent abatement periods and rent holidays. Certain of the Clean Earth Business leases are subject to annual changes in an index or are subject to adjustments for which the amounts are not readily determinable at lease inception. While lease liabilities are not remeasured as a result of changes to these costs, changes are treated as variable lease payments and recognized in the period in which the obligation for those payments were incurred.

CLEAN EARTH BUSINESS
(A BUSINESS OF ENVIRI CORPORATION)
NOTES TO COMBINED FINANCIAL STATEMENTS (Unaudited)
Finance leases are included as PP&E, net; Current maturities of long-term debt and Long-term debt on the Combined Balance Sheets. Finance lease costs are split between depreciation expense related to the asset and interest expense on the lease liability, using the effective rate charged by the lessor.
The Clean Earth Business has lease agreements with both lease and non-lease components, which the Clean Earth Business has elected to account for as a single lease component. Additionally, the Clean Earth Business has elected not to record short-term leases, those with expected terms of twelve months or less, on the Clean Earth Business's Combined Balance Sheets. See Note 9, Debt and Credit Agreements and Note 10, Leases for additional information on leases.
Goodwill
Goodwill attributed to the Clean Earth Business's Combined Balance Sheets represents the historical goodwill balances in the Clean Earth Business legal entities. In accordance with U.S. GAAP, goodwill is not amortized and is tested for impairment at least annually or more frequently if indicators of impairment exist or if a decision is made to dispose of a business. Goodwill is assigned among and evaluated for impairment at the reporting unit level, which is defined as an operating segment or one level below an operating segment for which discrete financial information is available. The Clean Earth Business operates as a single operating segment and as a single reporting unit for the purpose of evaluating goodwill. A significant amount of judgment is involved in determining if an indicator of impairment has occurred. Such indicators may include declining cash flows or operating losses at the reporting unit level, a significant adverse change in legal factors or in the business climate, an adverse action or assessment by a regulator, unanticipated competition, a loss of key personnel or a more likely than not expectation that a reporting unit or a significant portion of a reporting unit will be sold or otherwise disposed of, among others.
In applying the goodwill impairment test, the Clean Earth Business has the option to perform a qualitative test, a quantitative test or both. Under the qualitative test, the Clean Earth Business assesses qualitative factors to determine whether it is more likely than not that the fair value of the reporting units is less than its carrying value. Qualitative factors may include, but are not limited to, economic conditions, industry and market considerations, cost factors, overall financial performance of the reporting unit and other entity and reporting unit specific events. If after assessing these qualitative factors, the Clean Earth Business determines it is “more-likely-than-not” that the fair value of the reporting unit is less than the carrying value, the Clean Earth Business would perform a quantitative test.
The quantitative approach of testing for goodwill impairment involves comparing the current fair value of each reporting unit to the carrying value, including goodwill. The Clean Earth Business uses a discounted cash flow model (“DCF model”) to estimate the current fair value of reporting units, as the Clean Earth Business management believes forecasted operating cash flows are the best indicator of current fair value. A number of significant assumptions and estimates are involved in the preparation of DCF models including future revenues and operating margin growth, the weighted-average cost of capital (“WACC”), tax rates, capital spending, pension funding, the impact of business initiatives and working capital projections. These assumptions and estimates may vary significantly among reporting units. DCF models are based on approved long-range plans for the early years and historical relationships and projections for later years. WACC rates are derived from internal and external factors including, but not limited to, the average market price of the Clean Earth Business stock, shares outstanding, book value of the Clean Earth Business's debt, the long-term risk-free interest rate, and both market and size-specific risk premiums. Due to the many variables noted above and the relative size of the Clean Earth Business's goodwill, differences in assumptions may have a material impact on the results of the Clean Earth Business's annual goodwill impairment testing. If the net book value of a reporting unit were to exceed the Clean Earth Business's determination of the current fair value, then an impairment charge would be recognized as the difference between the fair value and the carrying value. See Note 8, Goodwill and Other Intangible Assets for additional information.
Long-Lived Assets Impairments (Other than Goodwill)
Long-lived assets or asset groups are reviewed for impairment when events and circumstances indicate that the carrying amount of an asset or asset group may not be recoverable. The Clean Earth Business's policy is to

CLEAN EARTH BUSINESS
(A BUSINESS OF ENVIRI CORPORATION)
NOTES TO COMBINED FINANCIAL STATEMENTS (Unaudited)
determine if an impairment loss exists when it is determined that the carrying amount of the asset or asset group exceeds the sum of the expected undiscounted future cash flows resulting from use of the asset or asset group and its eventual disposition. Impairment losses are measured as the amount by which the carrying amount of the asset or asset group exceeds its fair value, normally as determined in either open market transactions or through the use of a DCF model. Long-lived assets or asset groups to be disposed of are reported at the lower of the carrying amount or fair value less cost to sell. See Note 8, Goodwill and Other Intangible Assets and Note 16, Other (Income) Expense, Net for additional information.
Revenue Recognition
The Clean Earth Business recognizes revenues to depict the transfer of promised services and products to customers in an amount that reflects the consideration the Clean Earth Business expects to receive in exchange for those services or products. Total revenues include service revenues from the Clean Earth Business.
Revenues are recognized over time as the customer simultaneously receives the benefits provided by the Clean Earth Business's performance. The Clean Earth Business utilizes an output method based on the amount of materials received for processing to measure progress, which is deemed to best depict the transfer of value to the customer and revenue earned by the Clean Earth Business. Transaction prices are based on contractual terms, which are principally variable based on volume and recognized as services are performed. Amounts are typically billed and payable on a monthly basis.
The Clean Earth Business has elected to utilize the following practical expedients on an ongoing basis:
•The Clean Earth Business has not adjusted the promised amount of consideration for the effects of a significant financing component if the Clean Earth Business expects, at contract inception, that the period between when the Clean Earth Business transfers the promised good or services to the customer and when the customer pays for that good or service would be one year or less; and
•The Clean Earth Business has elected to exclude disclosures related to unsatisfied performance obligations where the related contract has a duration of one year or less; or where the consideration is entirely variable. Accordingly, the Clean Earth Business's disclosure related to unsatisfied performance obligations in Note 15, Revenues is limited to the fixed portion of fees related to revenues from services and products in Clean Earth.
Taxes assessed by governmental authorities that are both imposed on and concurrent with a specific revenue-producing transaction, that are collected by the Clean Earth Business from a customer, are excluded from revenue. Additionally, in certain contracts, the Clean Earth Business facilitates shipping and handling activities after control has transferred to the customer. The Clean Earth Business has elected to record all shipping and handling activities as costs to fulfill a contract. In situations where the shipping and handling costs have not been incurred at the time revenue is recognized, the respective shipping and handling costs are accrued.
Income Taxes
The Clean Earth Business accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of the events that have been included in the Combined Financial Statements. Under this method, deferred tax assets and liabilities are determined based on the differences between the Combined Financial Statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.
The Clean Earth Business records deferred tax assets to the extent that the Clean Earth Business believes that these assets will more likely than not be realized. In making such determinations, the Clean Earth Business considers all available positive and negative evidence, including future reversals of existing deferred tax liabilities, projected

CLEAN EARTH BUSINESS
(A BUSINESS OF ENVIRI CORPORATION)
NOTES TO COMBINED FINANCIAL STATEMENTS (Unaudited)
future taxable income, tax planning strategies and recent financial results. If the Clean Earth Business determines that it will not be able to realize deferred income tax assets in the future, a valuation allowance is recorded. If sufficient positive evidence arises in the future indicating that all or a portion of the deferred tax assets meet the more likely than not standard for realization, the valuation allowance would be reduced accordingly in the period that such a conclusion is reached.
The Clean Earth Business prepares and files tax returns based on interpretation of tax laws and regulations and records its provision for income taxes based on these interpretations. Uncertainties may exist in estimating the Clean Earth Business's tax provisions and in filing tax returns in the many jurisdictions in which the Clean Earth Business operates, and as a result these interpretations may give rise to an uncertain tax position. The tax benefit from an uncertain tax position is recognized when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, based on its technical merits. Each subsequent period, the Clean Earth Business determines if existing or new uncertain tax positions meet a more likely than not recognition threshold and adjusts accordingly.
The Clean Earth Business recognizes interest and penalties related to unrecognized tax benefits within Income tax expense in the accompanying Combined Statements of Operations. Liabilities for uncertain tax positions are included in Other liabilities on the Combined Balance Sheets, however there were no uncertain tax positions recorded for the years ended December 31, 2025 and 2024.
The significant assumptions and estimates described in the preceding paragraphs are important contributors to the effective tax rate each year.
See Note 12, Income Taxes for additional information.
Accrued Insurance and Loss Reserves
The Clean Earth Business retains a significant portion of the risk for certain U.S. workers' compensation. Insurance reserves have been recorded that reflect the undiscounted estimated liabilities including claims incurred but not reported. When a recognized liability is covered by third-party insurance, the Clean Earth Business records an insurance claim receivable to reflect the covered liability. Changes in the estimates of the reserves are included in net income (loss) in the period determined. At December 31, 2025 and 2024, the Clean Earth Business has recorded liabilities of $12.3 million and $11.0 million, respectively, related to both asserted as well as unasserted insurance claims. Included in the balances at December 31, 2025 and 2024 were $0.5 million and $0.5 million, respectively, of recognized liabilities covered by insurance carriers. Amounts estimated to be paid within one year have been included in Other current liabilities, with the remainder included in Other liabilities on the Combined Balance Sheets.
Financial Instruments
The Clean Earth Business utilizes various financial instruments in the normal course of business. The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable, accrued liabilities, and short-term borrowings are considered to be a reasonable approximation of their fair value due to the short-term nature of these items.
In the course of business, the Clean Earth Business enters into off-balance sheet arrangements and is contingently liable under standby letters of credit, bonds, bank guarantees, and performance guarantees. These instruments have varying expiration periods, with the majority being in force for approximately one year, and fees are paid for these instruments. The Clean Earth Business also provides legal indemnifications related to its services. Any liabilities from third-party guarantees are recorded on the Combined Balance Sheets and have not had a material impact on the Clean Earth Business's financial position.
The fair value of long-term debt is determined using pricing models with market-based inputs or based on current rates for debt with similar maturities. The Clean Earth Business is also subject to concentrations of credit risk,

CLEAN EARTH BUSINESS
(A BUSINESS OF ENVIRI CORPORATION)
NOTES TO COMBINED FINANCIAL STATEMENTS (Unaudited)
principally from cash equivalents and accounts receivables. To mitigate this risk, cash is placed with high-quality financial institutions, and credit exposure is limited by policy. The Clean Earth Business generally does not require collateral for customer receivables, and the uncollectibility of a receivable from a major customer could materially affect the Clean Earth Business's financial results.
See Note 14, Financial Instruments, for additional information.
Concentrations of Credit Risk
In 2025 and 2024, CE had 1 customer that provided in excess of 10% of its revenue. The top 5 customers have over 25% of its. revenue. The loss of any one of these customers would not have a material adverse impact on the Clean Earth Business's financial positions or cash flows; however, it could have a material effect on quarterly or annual results of operations.
Use of Estimates in the Preparation of Financial Statements
The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses. Actual results could differ from those estimates.
4. Recently Adopted and Recently Issued Accounting Standards
The following accounting standards were adopted in 2025:
For the year ended December 31, 2025, the Clean Earth Business adopted changes issued by the Financial Accounting Standards Board ("FASB"), which require greater disaggregation of income tax disclosures related to the income tax rate reconciliation and income taxes paid for each annual reporting period. The Clean Earth Business applied the new disclosure requirements prospectively to the current annual period. Prior period disclosures have not been adjusted to reflect the new disclosure requirements. The adoption of these changes did not have any material impact on the Clean Earth Business's Combined Financial Statements. See Note 12, Income Taxes for details.
The following accounting standards have been issued and become effective for the Clean Earth Business at a future date:
In December 2025, the FASB issued an update that provides authoritative guidance on the recognition, measurement and presentation of government grants received by business entities. This update defines government grants and establishes recognition criteria and disclosure requirements. This update becomes effective starting with the Clean Earth Business's annual financial statements for the year ended December 31, 2028 and includes the interim periods within each annual reporting period. Early adoption is permitted. The Clean Earth Business is currently evaluating the impact that this update will have on the Clean Earth Business's financial statements.
In July 2025, the FASB issued guidance that provides an optional practical expedient for estimating future credit losses based on current accounts receivable and current contract assets that arise from certain contracts with customers. This becomes effective for annual reporting periods beginning after the year ended December 2025 and interim reporting periods within those annual reporting periods. The Clean Earth Business is currently evaluating the impact that this change will have on the Clean Earth Business's financial statements.
In November 2024, the FASB issued changes which require disaggregated disclosure of income statement expenses within the footnotes to the financial statement for each interim and annual reporting period. The changes become effective starting with the Clean Earth Business's annual financial statements for the year ended December 31, 2027 and will be in effect for the Clean Earth Business's interim financial statements after December 31, 2027. The guidance should be applied on a prospective basis with the option to apply the standard retrospectively. Early

CLEAN EARTH BUSINESS
(A BUSINESS OF ENVIRI CORPORATION)
NOTES TO COMBINED FINANCIAL STATEMENTS (Unaudited)
adoption is permitted. The Clean Earth Business is currently evaluating the impact that this change will have on the Clean Earth Business's disclosures.
5. Trade Accounts Receivables and Other receivables
Accounts receivable, net of the receivables sold under securitization, consist of the following:

(In thousands)	December 31 2025	December 31 2024
Trade accounts receivable	$1,298	$3,182
Less: Allowance for expected credit losses	(10)	(26)
Trade accounts receivable, net	$1,288	$3,156
Other receivables (a)	$4,994	$3,433
___________
(a)Other receivables include employee receivables, insurance receivables, tax claims and refunds and other miscellaneous receivables not included in Trade accounts receivable, net.
The provision for expected credit losses related to trade accounts receivable was as follows:

	Years Ended December 31
(In thousands)	2025	2024
Change in provision for expected credit losses	$(695)	$(3,275)
At December 31, 2025, $0.8 million of the Clean Earth Business trade accounts receivable were past due by twelve months or more, with $0.4 million of this amount reserved. At December 31, 2024, $1.7 million of the Clean Earth Business trade accounts receivable were past due by twelve months or more, with $1.2 million of this amount reserved. The Trade accounts receivables, including the amount reserved are transferred to the SPE.
Accounts Receivable Securitization Facility
Historically, Clean Earth, as a segment of Enviri, participated in the AR Facility and transferred Clean Earth's trade receivables to the SPE. This arrangement was captured using various intercompany transactions. As the Harsco Environmental reportable business segment and the Harsco Rail reportable business segment are not segments within the Clean Earth Business, a related party relationship exists between the businesses. Related party notes receivables at December 31, 2025 and 2024 were approximately $182.1 million and $187.0 million, respectively. See Note 17, Relationship with Parent and Related Entities footnote for additional information.
6. Inventories
Inventories consist of the following:

(In thousands)	December 31 2025	December 31 2024
Finished Goods	$574	$595
Stores and supplies	8,255	8,416
Total inventories	$8,829	$9,011
Valued at lower of cost or market:
FIFO basis	$8,255	$8,416
Average cost basis	574	595
Total inventories	$8,829	$9,011

CLEAN EARTH BUSINESS
(A BUSINESS OF ENVIRI CORPORATION)
NOTES TO COMBINED FINANCIAL STATEMENTS (Unaudited)
7. Property, Plant and Equipment, Net
PP&E consist of the following:

(in thousands)	Estimated Useful Lives	December 31 2025	December 31 2024
Land and improvements	5-20 years	$70,783	$70,883
Buildings and improvements (a)	10-30 years	88,451	78,281
Machinery and equipment (b)	3-20 years	234,498	193,588
Uncompleted construction	—	22,317	10,407
Asset Retirement Obligation		3,173	3,121
Gross property, plant and equipment		419,222	356,280
Less: Accumulated depreciation		(143,657)	(107,432)
Property, plant and equipment, net		$275,565	$248,848
__________
(a)Buildings and improvements include leasehold improvements that are amortized over the shorter of their useful lives or the term of the lease.
(b)Includes information technology hardware and software.
8. Goodwill and Other Intangible Assets
Goodwill
The Clean Earth Business's carrying amounts of goodwill balance was $379.3 million for the years ended December 31, 2025 and 2024.
The Clean Earth Business's methodology for determining the fair value for its reporting units is described in Note 3, Summary of Significant Accounting Policies. The Clean Earth Business tests for goodwill impairment annually as of October 1, or more frequently if indicators of impairment exist or a decision is made to dispose of a business.
The performance of the Clean Earth Business's 2025 annual qualitative assessment did not result in impairment of the Clean Earth Business's goodwill for Clean Earth. The performance of the Clean Earth Business's 2024 annual quantitative impairment tests did not result in impairment of the Clean Earth Business's goodwill for Clean Earth. See Note 3, Summary of Significant Accounting Policies, for the Clean Earth Business's methodology for determining reporting unit fair value.
Intangible Assets
Net intangible assets totaled $257.0 million and $280.6 million for the years ended December 31, 2025 and 2024, respectively. The following table reflects these intangible assets by major category:

	December 31, 2025		December 31, 2024
(In thousands)	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Customer related	$43,500	$30,858	$43,500	$26,062
Non-compete agreement	—	—	2,500	2,500
Trade names	26,000	14,696	26,000	12,435
Permits	310,273	98,975	310,237	82,799
Air rights	26,139	4,390	26,139	3,979
Total	$405,912	$148,919	$408,376	$127,775

CLEAN EARTH BUSINESS
(A BUSINESS OF ENVIRI CORPORATION)
NOTES TO COMBINED FINANCIAL STATEMENTS (Unaudited)
Amortization expense for intangible assets was $23.6 million and $24.0 million for 2025 and 2024, respectively. Intangible assets are principally amortized using the straight-line method over the estimated useful life, except for air rights, which are amortized based on usage. The following table shows the estimated amortization expense for the next five fiscal years based on current intangible assets.

(In thousands)	2026	2027	2028	2029	2030
Estimated amortization expense	$23,965	$22,674	$21,407	$20,790	$18,919
9. Debt and Credit Agreements
The Clean Earth Business's long-term debt consists of the following:

(In thousands)	December 31 2025	December 31 2024
Other financing payable (including finance leases) in varying amounts due principally through 2030 with a weighted-average interest rate of 7.73% and 7.60% at December 31, 2025 and December 31, 2024, respectively	$61,738	$55,468
Total debt obligations	61,738	55,468
Less: current maturities	(11,501)	(8,791)
Long-term debt	$50,237	$46,677
The maturities of long-term debt for the four years following December 31, 2026 are as follows:

(In thousands)
2027	$12,299
2028	12,193
2029	11,006
2030	9,729
Cash payments for interest on debt were $4.8 million and $3.2 million in 2025 and 2024, respectively.
10. Leases
The components of lease expense were as follows:

(In thousands)	2025	2024
Finance leases:
Depreciation expense	$11,726	$7,580
Interest on lease liabilities	4,738	3,230
Operating leases	27,055	23,186
Variable and short-term leases	19,919	24,051
Sublease income	(9)	—
Total lease expense	$63,429	$58,047

CLEAN EARTH BUSINESS
(A BUSINESS OF ENVIRI CORPORATION)
NOTES TO COMBINED FINANCIAL STATEMENTS (Unaudited)
Supplemental cash flow information related to leases was as follows:

(In thousands)	2025	2024
Cash paid for amounts included in the measurement of lease liabilities:
Cash flows used by operating activities - Operating leases	$24,936	$22,555
Cash flows used by operating activities - Finance leases	4,733	3,195
Cash flows used by financing activities - Finance leases	10,218	6,611
ROU assets obtained in exchange for lease obligations:
Operating leases	$56,114	$10,484
Finance leases	16,504	36,312
Supplemental balance sheet information related to leases was as follows:

(In thousands)	2025	2024
Operating Leases:
Operating lease ROU assets	$98,055	$57,864
Current portion of operating lease liabilities	18,423	15,250
Operating lease liabilities	81,281	43,629
Finance Leases:
Property, plant and equipment, net	$58,966	$54,188
Current maturities of long-term debt	11,501	8,791
Long-term debt	50,237	46,677
Supplemental additional information related to leases was as follows:

	2025	2024
Other information:
Weighted average remaining lease term - Operating leases (in years)	8.00	7.50
Weighted average remaining lease term - Finance leases (in years)	5.03	5.64
Weighted average incremental borrowing rate - Operating leases	7.4%	6.8%
Weighted average incremental borrowing rate - Finance leases	7.7%	7.6%

CLEAN EARTH BUSINESS
(A BUSINESS OF ENVIRI CORPORATION)
NOTES TO COMBINED FINANCIAL STATEMENTS (Unaudited)
Maturities of lease liabilities were as follows as of December 31, 2025:

(In thousands)	Operating Leases	Finance Leases
Year Ending December 31:
2026	$25,052	$15,832
2027	20,952	15,727
2028	16,160	14,691
2029	13,868	12,601
2030	11,010	10,494
After 2030	47,109	5,208
Total lease payments	134,151	74,553
Less: Imputed interest	(34,447)	(12,815)
Total lease liabilities	$99,704	$61,738
For the year ended December 31, 2025, the Clean Earth Business's leases, excluding short-term leases, have remaining terms of less than one year to approximately 25 years, some of which contain options to extend or terminate the lease terms, based on the provisions in the lease agreements. For the year ended December 31, 2024, the Clean Earth Business's leases, excluding short-term leases, have remaining terms of less than one year to approximately 26 years, some of which contain options to extend or terminate the lease terms, based on the provisions in the lease agreements. There are no material residual value guarantees or material restrictive covenants in any of the Clean Earth Business's leases.
11. Employee Benefit Plans
Pension Benefits
The Clean Earth Business has established defined contribution plans providing for the Clean Earth Business to contribute a specified matching amount for participating employees' contributions to the plan. This match is made on employee contributions up to 4% of eligible compensation. Additionally, the Clean Earth Business may provide a discretionary contribution for eligible employees. There have been no discretionary contributions provided for the years 2025 and 2024.
The defined contribution plan expense for 2025 and 2024 was $6.3 million on the Combined Statements of Operations.
12. Income Taxes
Current income tax expense or benefit represents the amounts expected to be reported on the Clean Earth Business's income tax returns, and deferred income tax expense or benefit represents the change in net deferred tax assets and liabilities. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities as measured by the enacted income tax rates that will be in effect when these differences reverse. Valuation allowances are recorded as appropriate to reduce deferred tax assets to the amount considered more likely than not to be realized.
During the periods presented in the Combined Statements of Income, the Clean Earth Business did not file separate tax returns in the U.S. federal, and certain state and local jurisdictions, as the Clean Earth Business was included in the tax grouping of Enviri and its affiliate entities within the respective jurisdictions. Provision for income taxes included in these Combined Statements of Income have been calculated using the separate return basis, as if the Clean Earth Business filed separate returns. The Clean Earth Business’s provision for income tax as presented in the Combined Statements of Income may not be indicative of the income taxes that the Clean Earth Business will generate in the future.

CLEAN EARTH BUSINESS
(A BUSINESS OF ENVIRI CORPORATION)
NOTES TO COMBINED FINANCIAL STATEMENTS (Unaudited)
Income (loss) from continuing operations before income taxes and equity income as reported on the Combined Statements of Operations consists of the following:

(In thousands)	2025	2024
U.S.	$55,159	$67,965
International	(202)	(33)
Total income (loss) from continuing operations before income taxes and equity income	$54,957	$67,932
Income tax expense (benefit) as reported on the Combined Statements of Operations consists of the following:

(In thousands)	2025	2024
Income tax expense (benefit):
Currently payable:
U.S. federal	$4,848	$8,178
U.S. state	3,872	4,596
International	—	—
Total income taxes currently payable	8,720	12,774
Deferred U.S. federal	5,235	5,040
Deferred U.S. state	(53)	258
Deferred international	(31)	(6)
Total deferred income tax expense	5,151	5,292
Total income tax expense (benefit) from continuing operations	$13,871	$18,066
Cash payments for income taxes were $0.7 million and $0.4 million for 2025 and 2024, respectively.
A reconciliation of the income tax expense (benefit) from continuing operations to the amount computed by applying the 21% statutory U.S. federal income tax rate to income (loss) from continuing operations before income taxes and equity income after the adoption of ASU 2023-09 is as follows:

Reconciliation to U.S. Statutory Rate (a)	2025
(In thousands)	Amount	Rate
U.S. federal statutory tax rate	$11,541	21.0%
State and local income taxes, net of deferred income tax effect (b)	2,963	5.4%
Tax credits	(694)	(1.3)%
Nontaxable or nondeductible items:
Other	61	0.1%
Effective tax rate	$13,871	25.2%
__________
(a)     Disaggregated in accordance with ASU 2023-09, which was adopted prospectively in 2025.
(b)    The states and local jurisdictions that contribute to the majority (greater than 50%) of tax effect in this category includes California, Illinois, New York and New Jersey.

CLEAN EARTH BUSINESS
(A BUSINESS OF ENVIRI CORPORATION)
NOTES TO COMBINED FINANCIAL STATEMENTS (Unaudited)
A reconciliation of the normal expected statutory U.S. federal income tax expense (benefit) to the actual Income tax expense (benefit) from continuing operations as reported on the Combined Statements of Operations is as follows:

(In thousands)	2024
U.S. federal income tax expense (benefit), at statutory tax rate of 21%	$14,266
U.S. state income taxes, net of federal income tax benefit	3,835
U.S. other domestic deductions and credits	(581)
U.S. non-deductible expenses	546
Total income tax expense (benefit) from continuing operations	$18,066
At December 31, 2025 and 2024, the Clean Earth Business's annual effective income tax rate on income from continuing operations was 25.2% and 26.6%, respectively.
The Clean Earth Business’s international loss from continuing operations before income taxes and equity income was $0.2 million and $0 million for 2025 and 2024, respectively.
The Clean Earth Business's U.S. income from continuing operations before income taxes and equity income was $55.2 million and $68.0 million for 2025 and 2024, respectively. The decrease in the income in 2025 was driven by higher selling, general and administrative expenses ("SG&A"), which was primarily due to an increase in compensation costs which included higher stock-based compensation expense related to the fair value adjustment of certain performance-based long-term incentive plan awards ("LTIP"), as well as the accelerated vesting of LTIP's for certain employees. The Clean Earth Business's U.S. income tax expense decreased from $18.1 million in 2024 to $13.9 million in 2025 primarily due to an increase in SG&A expenses.
The income tax effects of the temporary differences giving rise to the Clean Earth Business's deferred tax assets and liabilities at December 31, 2025 and 2024 are as follows:

	2025		2024
(In thousands)	Asset	Liability	Asset	Liability
Depreciation and amortization		$86,425		$85,113
Right-of-use assets		25,287		16,199
Operating lease liabilities	25,719		16,465
Expense accruals	12,727		12,681
Operating loss carryforwards	343		213
ARO Liability	1,075		1,274
Research and development	—		4,294
Stock based compensation	1,674		1,338
Other	424		121
Total deferred income taxes	$41,962	$111,712	$36,386	$101,312
At December 31, 2025, the tax-effected amount of net operating losses ("NOLs") totaled $0.3 million. Tax-effected U.S. state NOLs are $0.3 million. Of that amount, $0.1 million expire at various times between 2036 and 2040 and $0.2 million expire at various times between 2041 and 2045.
At December 31. 2024, the tax effected amount of net operating losses (“NOLs”) totaled $0.2 million. Tax effected U.S. state NOLs are $0.2 million. Of that amount, $0.1 million expire at various times between 2035 and 2039 and $0.1 million expire at various times between 2040 and 2044.

CLEAN EARTH BUSINESS
(A BUSINESS OF ENVIRI CORPORATION)
NOTES TO COMBINED FINANCIAL STATEMENTS (Unaudited)
The Clean Earth Business files income tax returns as prescribed by the tax laws of the jurisdictions in which it operates. These tax returns are subject to examinations and possible challenges by the tax authorities. Positions challenged by the tax authorities may be settled or appealed to by the Clean Earth Business.
The tax years that remain subject to examination for the Clean Earth Business's major tax jurisdictions as of December 31, 2025 are shown below:

Jurisdiction	Earliest Open Year
United States:
Federal income tax	2022
State income tax	2019

13. Commitments and Contingencies
Environmental
The Clean Earth Business is involved in a number of environmental remediation investigations and cleanups and, along with other companies, has been identified as a potentially responsible party ("PRP") for certain byproduct disposal sites. While each of these matters is subject to various uncertainties, it is probable that the Clean Earth Business will agree to make payments toward funding certain of these activities, and it is possible that some of these matters will be decided unfavorably to the Clean Earth Business. The Clean Earth Business has evaluated its potential liability and its financial exposure is dependent upon such factors as the continuing evolution of environmental laws and regulatory requirements, the availability and application of technology, the allocation of cost among potentially responsible parties, the years of remedial activity required and the remediation methods selected.
The Clean Earth Business evaluates its liability for future environmental remediation costs on a quarterly basis. Although actual costs to be incurred at identified sites in future periods may vary from the estimates, given inherent uncertainties in evaluating environmental exposures, the Clean Earth Business does not expect that any costs that are reasonably possible to be incurred by the Clean Earth Business in connection with environmental matters in excess of the amounts accrued would have a material adverse effect on the Clean Earth Business financial condition, results of operations or cash flows.
The following table summarizes information related to the location and undiscounted amount of the Clean Earth Business's environmental liabilities:

(In thousands)	December 31 2025	December 31 2024
Current portion of environmental liabilities (a)	$3,716	$4,701
Long-term environmental liabilities	19,151	20,016
Total environmental liabilities	$22,867	$24,717
___________
(a)The current portion of environmental liabilities is included in the caption Other current liabilities on the Combined Balance Sheets.
Legal Proceedings
In the ordinary course of business, the Clean Earth Business is a defendant or party to various claims and lawsuits, including those discussed below. Unless stated otherwise below, the Clean Earth Business has not determined a loss to be probable or estimable for the legal proceedings.
In November 2022, the U.S. Environmental Protection Agency, ("EPA"), and the Kentucky Department for Environmental Protection (the “KDEP”) conducted an inspection of Clean Earth of Calvert City LLC’s facility in

CLEAN EARTH BUSINESS
(A BUSINESS OF ENVIRI CORPORATION)
NOTES TO COMBINED FINANCIAL STATEMENTS (Unaudited)
Calvert City, KY and alleged several violations related to the storage location and volumes of hazardous waste, certain missed inspections and the lack of documentation related to the importing of waste. The Clean Earth Business took corrective actions at the facility, which were completed by February 2023 and the EPA proposed a civil penalty of $0.8 million. On June 30, 2024, the EPA verbally agreed to a settlement involving a combination of civil penalties in the amount of $0.2 million and a Supplemental Environmental Project estimated to cost approximately $1.0 million that requires installing a concrete and storm water management system to enhance compliance and protection of the environment. During the second quarter of 2025, the Clean Earth Business executed a settlement with the EPA that involved a combination of civil penalties in the amount for approximately $0.2 million and a Supplemental Environmental Project that costs approximately $1.2 million and requires installing a concrete and storm water management system to enhance compliance and protection of the environment.
On March 22, 2022, the EPA issued a Notice of Intent to File an Administrative Complaint ("NOI") alleging violations of the federal Emergency Planning and Community Right-to-Know Act at the Clean Earth Business's facilities in Tacoma, WA and Kent, WA. The NOI relates largely to the period when Stericycle owned and operated the sites. The NOI proposes a penalty of $3.0 million. The investigation is ongoing and the Clean Earth Business has recorded a liability of $0.6 million as its best estimate to resolve this matter. Since that time, the EPA has expanded coverage of this matter to additional facilities, but has not provided an update to the proposed penalty to-date. While it is the Clean Earth Business’s position that it has recourse for some or all liabilities, if any, that arise from this matter under the ESOL purchase agreement and representations and warranties insurance policies purchased by the Clean Earth Business, there can be no assurances that the Clean Earth Business’s position will ultimately prevail.
DEA Investigation
Prior to the Clean Earth Business's acquisition of Stericycle Environmental Solutions business ("ESOL"), Stericycle, Inc. notified the Clean Earth Business that the U.S. Drug Enforcement Administration, ("DEA"), had served an administrative subpoena on Stericycle, Inc. and executed a search warrant at a facility in Rancho Cordova, CA and an administrative inspection warrant at a facility in Indianapolis, IN. The Clean Earth Business has determined that the DEA and the California Department of Toxic Substances Control, ("DTSC"), have launched investigations involving, at least in part, the ESOL business of collecting, transporting, and destroying controlled substances from retail customers that transferred from Stericycle, Inc. to the Clean Earth Business. The Clean Earth Business is cooperating with these inquiries, which relate primarily to the period before the Clean Earth Business owned the ESOL business. Since the acquisition of the ESOL business, the Clean Earth Business has performed a vigorous review of ESOL's compliance program related to controlled substances and has made material changes to the manner in which controlled substances are transported from retail customers to DEA-registered facilities for destruction. Pursuant to an agreement with Stericycle, the Clean Earth Business has contractual recourse for any material loss the Clean Earth Business has determined is reasonably possible. The Clean Earth Business has not accrued any amounts in respect of these investigations and does not believe a loss is reasonably possible.
14. Financial Instruments
Off-Balance Sheet Risk
As collateral for the Clean Earth Business's performance and to insurers, the Clean Earth Business is contingently liable under standby letters of credit, bonds, bank guarantees and performance guarantees in the amounts of $66.8 million and $76.7 million at December 31, 2025 and 2024, respectively. As of December 31, 2025, the expiration periods of the standby letters of credit, bonds and bank guarantees range from one year to approximately 6 years, but the majority are generally in force for approximately one year. Certain issues have no scheduled expiration date. As of December 31, 2024, the expiration periods of the standby letters of credit, bonds and bank guarantees range from one year to approximately 5 years, but the majority are generally in force for approximately one year. Certain issues have no scheduled expiration date. The Clean Earth Business pays fees to various banks and insurance companies that typically range from approximately 0.2% to 2.8% per annum of the instrument's face value as of December 31, 2025. The Clean Earth Business pays fees to various banks and insurance companies that typically range from approximately 0.2% to 2.8% per annum of the instrument's face value as of December 31, 2024. If the Clean Earth Business were required to obtain replacement standby letters of credit, bonds and bank guarantees at December 31,

CLEAN EARTH BUSINESS
(A BUSINESS OF ENVIRI CORPORATION)
NOTES TO COMBINED FINANCIAL STATEMENTS (Unaudited)
2025 for those currently outstanding, it is the Clean Earth Business's opinion that the replacement costs would be within the present fee structure.
Off-Balance Sheet Risk—Third-Party Guarantees
Any liabilities related to the Clean Earth Business's obligation to stand ready to act on third-party guarantees are included in Other current liabilities or Other liabilities (as appropriate) on the Clean Earth Business's Combined Balance Sheets. Any recognition of these liabilities did not have a material impact on the Clean Earth Business's financial position or results of operations for 2025 and 2024.
In the normal course of business, legal indemnifications are provided related primarily to the performance of the Clean Earth Business's services and patent and trademark infringement of the services sold. These indemnifications generally relate to the performance (regarding function, not price) of the respective services and, therefore, no liability is recognized related to the fair value of such guarantees.
Fair Value of Other Financial Instruments
The fair value hierarchy distinguishes between (1) market participant assumptions developed based on market data obtained from independent sources (observable inputs), and (2) an entity’s own assumptions about market participant assumptions based on the best information available in the circumstances (unobservable inputs). The fair value hierarchy consists of three broad levels, which give the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3).
The three levels of the fair value hierarchy are described below:
(l)Level 1—Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.
(m)Level 2—Inputs, other than quoted prices included within Level 1, that are observable for the asset or liability, either directly or indirectly, including quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; inputs other than quoted prices that are observable for the asset or liability (e.g., interest rates); and inputs that are derived principally from or corroborated by observable market data by correlation or other means.
(n)Level 3—Inputs that are both significant to the fair value measurement and unobservable.
The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable, accrued liabilities and short-term borrowings approximate fair value due to the short-term maturities of these assets and liabilities. At December 31, 2025 and 2024, the total fair value of long-term debt, including current maturities, was $61.7 million and $55.5 million, respectively, compared with a carrying value of $61.7 million and $55.5 million, respectively. Fair values for debt are based upon pricing models using market-based inputs (Level 2) for similar issues or on the current rates offered to the Clean Earth Business for debt of the same remaining maturities.
Concentrations of Credit Risk
Financial instruments that potentially subject the Clean Earth Business to concentrations of credit risk consist principally of cash and cash equivalents and accounts receivables. The Clean Earth Business places cash and cash equivalents with high-quality financial institutions and, by policy, limits the amount of credit exposure to any single institution.
The Clean Earth Business generally does not require collateral or other security to support customer receivables. If a receivable from one or more of the Clean Earth Business's larger customers becomes uncollectible, it could have a material effect on the Clean Earth Business's Combined Results of Operations or Cash Flows.

CLEAN EARTH BUSINESS
(A BUSINESS OF ENVIRI CORPORATION)
NOTES TO COMBINED FINANCIAL STATEMENTS (Unaudited)
15. Revenues
The Clean Earth Business recognizes revenues to depict the transfer of promised services to customers in an amount that reflects the consideration the Clean Earth Business expects to receive in exchange for those services.
A summary of the Clean Earth Business's revenues by key service groups for the years ended December 31, 2025 and 2024 is as follows:

(In thousands)	Year Ended December 31, 2025	Year Ended December 31, 2024
Key Service Groups
Hazardous waste processing solutions	$824,244	$778,894
Soil and dredged materials processing and reuse solutions	149,609	161,443
Total Revenues	$973,853	$940,337
16. Other (Income) Expenses, Net
The major components of this Combined Statements of Operations caption related to the Clean Earth Business are as follows:

(In thousands)	2025	2024
Net gains	$(300)	$—
Employee termination benefit costs	730	522
Asset impairments	—	567
Total other (income) expenses, net	$430	$1,089
Net Gains
Net gains result from the sales of redundant properties (primarily land, buildings and related equipment) and non-core assets.
Employee Termination Benefit Costs
Costs and the related liabilities associated with involuntary termination benefit costs for one-time benefit arrangements provided as part of an exit or disposal activity are recognized when a formal plan for reorganization is approved at the appropriate level of management and is communicated to the affected employees. Additionally, costs associated with ongoing benefit arrangements are recognized when they are probable and estimable.
Asset Impairments
Asset impairments include impairment charges for long-lived assets, other than definite-lived intangibles, and are measured as the amount by which the carrying amount of assets exceeds their fair value. Fair value is estimated based upon the expected future realizable discounted cash flows including anticipated selling prices. Non-cash impaired asset write-downs, for long-lived assets other than definite-lived intangibles, are included in Other, net, on the Combined Statements of Cash Flows as adjustments to reconcile net income (loss) to net cash provided by operating activities.
17. Relationship with Parent and Related Entities
Historically, the Clean Earth Business has been managed and operated in the normal course of business consistent with other affiliates of Enviri. Accordingly, certain shared costs have been allocated to us and are reflected as expenses in the Combined Financial Statements. The expenses reflected on the Combined Financial Statements may

CLEAN EARTH BUSINESS
(A BUSINESS OF ENVIRI CORPORATION)
NOTES TO COMBINED FINANCIAL STATEMENTS (Unaudited)
not be indicative of the actual expenses that would have incurred during the periods presented if the Clean Earth Business historically operated as a separate, stand-alone entity. In addition, the expenses reflected in the Combined Financial Statements may not be indicative of expenses that the Clean Earth Business could incur in the future.
All significant intercompany transactions between the Clean Earth Business and the Parent that have not been historically cash settled are deemed to be intercompany financing transactions and are treated as contributions from or distributions to the Parent. All intercompany accounts, profits and transactions among the Clean Earth Business’s combined entities have been eliminated.
Related Party Receivables and Notes Payables
The Related party notes receivables of $182.1 million and of $187.0 million as of December 31, 2025 and 2024, respectively, consist of balances entirely related to the AR Securitization Facility detailed in Note 5, Trade Accounts Receivables and Other receivables. The Related party payable account has no balance as of December 31, 2025 and 2024. As the counterparty of these related party transactions is under common control, there is a right of offset as treasury can move cash between entities to settle balances as needed to execute the cash management strategies of the Clean Earth Business.
Allocation of Corporate Costs
The Combined Financial Statements include corporate costs incurred by the Parent for services provided to or on behalf of the Clean Earth Business, including, but not limited to, general corporate expenses related to finance, legal, information technology, human resources, shared services, executive expenses and corporate initiatives. These costs consist of allocated cost pools and direct costs.
These costs have been attributed to the Clean Earth Business directly when identifiable, with the remainder allocated on the basis of revenues or headcount. Management of the Clean Earth Business considers these allocations to be a reasonable reflection of the utilization of services by, or the benefits provided to, the Clean Earth Business. These allocations may not, however, reflect the expense the Clean Earth Business would have incurred as a stand-alone company for the periods presented. Actual costs that may have been incurred if the Clean Earth Business had been a stand-alone company would depend on a number of factors, including the chosen organizational structure, what functions were outsourced or performed by employees and strategic decisions made in areas such as information technology and infrastructure.
Total general corporate expenses incurred by Parent that are allocated to the Clean Earth Business in the Combined Statements of Operations for the years ended December 31, 2025 and 2024 were as follows:

	Years Ended December 31
(In thousands)	2025	2024
Selling, general and administrative expenses	$38,350	$28,580
Total allocated costs	$38,350	$28,580
Stock-Based Compensation
Enviri maintains several stock-based incentive plans (collectively, the "Plans") for the benefit of certain of its officers, directors, and employees, including the employees of the Clean Earth Business. The following disclosures below represent our portion of the Plans maintained by Enviri in which our employees participated. All awards granted under the Plans consist of Enviri common shares. Accordingly, the amounts presented are not necessarily indicative of future performance and do not necessarily reflect the results that the Clean Earth Business would have experienced as an independent company for the periods presented.
Stock-Based Compensation expense includes expense attributable to the Clean Earth Business based on awards and terms previously granted to the Clean Earth Business's employees ("Direct Employees") and an allocation of the

CLEAN EARTH BUSINESS
(A BUSINESS OF ENVIRI CORPORATION)
NOTES TO COMBINED FINANCIAL STATEMENTS (Unaudited)
Parent's corporate and shared functional employee ("Shared Employees") expenses. Total costs charged to the Clean Earth Business related to employee participation in the incentive plans were $10.7 million and $7.2 million during the years ended December 31, 2025 and 2024, respectively. These charges are included within the Selling, general and administrative expenses and are presented in the following table:

	Years Ended December 31
(In thousands)	2025	2024
Amount Recorded for Direct Employees	$4,727	$3,209
Amount Allocated for Shared Employees	5,950	3,984
Total Stock-Based Compensation	$10,677	$7,193
Additionally, the Board of Directors approves the granting of PSUs to officers and certain key employees that may be earned based on the Clean Earth Business’s total shareholder return over the three-year performance period. PSUs granted prior to 2025 did not have an option for cash payment. Total compensation expense related to cash-settled PSUs was $6.1 million for the year ended December 31, 2025.

18. Subsequent Events
The Clean Earth Business has evaluated subsequent events for matters that require recognition or disclosure in these Combined Financial Statements through April 3, 2026, which is the date the Combined Financial Statements were available to be issued. Based on this evaluation, management has determined that no events occurred after the balance sheet date that require adjustment to or disclosure in these Combined Financial Statements.

1 U P X Proposals — The Board of Directors recommends a vote FOR Proposals 1, 2 and 3.A 049FHG Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.Date (mm/dd/yyyy) — Please print date below. Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.B 2026 Special Meeting Proxy Card Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q 1. Proposal to approve and adopt the Merger Agreement and the Merger. 2. Proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to our named executive officers in connection with the transactions contemplated by the Merger Agreement and the Separation Agreement. For Against Abstain For Against Abstain 3. Proposal to approve the adjournment of the Special Meeting of Stockholders, from time to time, if necessary or appropriate, to solicit additional votes for Proposal #1 if there are insufficient votes at the time of the Special Meeting of Stockholders. MMMMMMMMMMMM M M M M M M M M M 1234 5678 9012 345 6 8 5 8 2 0 0 0 0 0 0 1 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 ENDORSEMENT_LINE______________ SACK PACK_____________ MMMMMMMMMMMMMMM C123456789 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 2024 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND C 1234567890 J N T MMMMMMM You may vote online or by phone instead of mailing this card. Online Go to www.envisionreports.com/NVRI or scan the QR code — login details are located in the shaded bar below. Your vote matters – here’s how to vote! Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/NVRI Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/NVRI Enviri Corporation Non-Voting ItemsC q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q Change of Address — Please print new address below. Comments — Please print your comments below. Notice of 2026 Special Meeting of Stockholders Proxy Solicited by the Board of Directors for a Special Meeting — May 4, 2026 F. N. Grasberger III and C. I. Haznedar, or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Special Meeting of Stockholders of Enviri Corporation to be held on Monday, May 4, 2026, beginning at 9:00 A.M. ET, via the Internet at https://meetnow.global/MRZPGPM or at any postponement or adjournment thereof. Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR Proposals 1, 2 and 3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Proposals to be voted appear on reverse side) Important notice regarding the Internet availability of proxy materials for the 2026 Special Meeting of Stockholders. Our Notice of 2026 Special Meeting of Stockholders and Proxy Statement are available at: www.envisionreports.com/NVRI. Special Meeting of Enviri Corporation Stockholders A Special Meeting of Enviri Corporation Stockholders will be held on Monday, May 4, 2026, beginning at 9:00 A.M. ET, virtually via the internet at https://meetnow.global/MRZPGPM. To access the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form.

Annex A

AGREEMENT AND PLAN OF MERGER
dated as of November 20, 2025
by and among
ENVIRI CORPORATION,
CLEH, INC.,
ENVIRI LLC,
VEOLIA ENVIRONNEMENT S.A.,
and
LIBERTY MERGER SUB INC.

EXHIBIT

Exhibit A	Form of Transition Services Agreement

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER, dated as of November 20, 2025, is entered into by and among Enviri Corporation, a Delaware corporation (“Pubco”), CLEH, Inc., a newly formed Delaware corporation and a direct wholly owned Subsidiary of Pubco (the “Company”), Enviri LLC, a Delaware limited liability company and a direct wholly owned Subsidiary of the Company (“H-ES&R Holdings”), Veolia Environnement S.A., a French société anonyme (“Buyer”), and Liberty Merger Sub Inc., a Delaware corporation and wholly owned indirect Subsidiary of Buyer (“Merger Sub”). Each of the foregoing parties is referred to herein as a “Party” and collectively as the “Parties.”
RECITALS
WHEREAS, Pubco, acting through itself and its direct and indirect Subsidiaries, currently conducts the Company Business and the Spinco Business;
WHEREAS, Buyer desires to acquire the Company Business on the terms and conditions set forth herein;
WHEREAS, Pubco directly owns all of the issued and outstanding capital stock of Enviri II Corporation, a newly formed Delaware corporation (“Spinco”);
WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, prior to the Effective Time (as defined below), Pubco will merge with and into H-ES&R Holdings, in a merger pursuant to Sections 251(g) and 264 of the DGCL, and Section 18-209 of the DLLCA, with H-ES&R Holdings being the surviving entity of such merger (the “Holding Company Merger”) and continuing as a wholly-owned direct subsidiary of the Company, and in the Holding Company Merger, each issued and outstanding share of Pubco Common Stock will be converted into one (1) share of common stock, par value $1.25 per share, of the Company (the “Company Common Stock”);
WHEREAS, concurrently with the execution and delivery of this Agreement, Pubco, the Company, Spinco and Buyer are entering into a Separation Agreement, pursuant to which, upon the terms and subject to the conditions set forth therein and as depicted in the Internal Reorganization Plan, (a) immediately following the Holding Company Merger, (i) H-ES&R Holdings will distribute to the Company all of the outstanding shares of the common stock, par value $0.00001 per share, of Spinco (the “Spinco Common Stock”), (ii) the Company will assume (A) the obligations of H-ES&R Holdings (as successor to Pubco in the Holding Company Merger) in respect of intercompany obligations of H-ES&R Holdings owed to Clean Earth, LLC and (B) the obligations of Harsco Receivables LLC in respect of intercompany obligations of Harsco Receivables LLC owed to Clean Earth LLC, (iii) Harsco Receivables LLC will distribute to H-ES&R Holdings all of Harsco Receivables LLC’s right, title and interest to accounts receivables originated by the Company Business to be repurchased from the PNC Receivables Facility in connection with the Closing and (iv) H-ES&R Holdings will distribute to the Company (A) all of H-ES&R Holdings’s right, title and interest to the receivables described in clause (iii) and (B) all of the outstanding membership interests of Harsco Clean Earth Holdings, LLC (the transactions described in this clause (a), the “Interim Distributions”), (b) immediately following the Interim Distributions, H-ES&R Holdings and the Company will enter into the Assignment Agreement, (c) immediately following the execution of the Assignment Agreement, the Company will contribute all of the outstanding membership interests of H-ES&R Holdings to Spinco (the “Interim Contribution”), and (d) immediately following the Interim Contribution, the Company will issue the Intercompany Note to H-ES&R Holdings (such issuance together with the Interim Distributions, the execution of the Assignment Agreement, the Interim Contribution and any other transactions expressly contemplated by the Internal Reorganization Plan to occur prior to the Merger, collectively, the “Reorganization”);

WHEREAS, pursuant to the Separation Agreement, upon the terms and subject to the conditions set forth therein, on the Closing Date, following the Holding Company Merger and the Reorganization and prior to the Effective Time, the Company will distribute the Spinco Business to the Company stockholders through the distribution of the Spinco Common Stock to the Company’s stockholders, on a pro rata basis, and following which, the Company stockholders will separately and directly hold (a) all of the issued and outstanding shares of Company Common Stock, and (b) all of the issued and outstanding shares of Spinco Common Stock (the distribution by the Company of all of the outstanding shares of Spinco Common Stock is referred to as the “Distribution,” and the Distribution together with the Reorganization is referred to as the “Separation”);
WHEREAS, following the Separation, at the Effective Time, Merger Sub will be merged with and into the Company, with the Company continuing as the surviving corporation and becoming a wholly owned indirect Subsidiary of Buyer, and pursuant to which each share of Company Common Stock will be converted into the right to receive the Merger Consideration (as defined below), all upon the terms and subject to the conditions set forth herein;
WHEREAS, the board of directors of Buyer (the “Buyer Board”) has unanimously approved and declared advisable the execution, delivery and performance of this Agreement and the other Transaction Documents to which Buyer is or will be a party and the consummation of the transactions contemplated hereby and thereby, including the Merger;
WHEREAS, the board of directors of Merger Sub has unanimously determined that the Merger and this Agreement are advisable and has approved this Agreement and the transactions contemplated hereby, including the Merger;
WHEREAS, the board of managers of H-ES&R Holdings has unanimously approved and declared advisable the execution, delivery and performance of this Agreement and the other Transaction Documents to which H-ES&R Holdings is or will be a party and the transactions contemplated hereby and thereby, including the Holding Company Merger and the Separation;
WHEREAS, the board of directors of Pubco (the “Pubco Board”) has by unanimous vote of all directors (i) determined that the terms of this Agreement and the other Transaction Documents to which Pubco is or will be a party and the transactions contemplated hereby and thereby, including the Separation and the Merger, are advisable, fair to and in the best interests of Pubco and its stockholders, (ii) approved and declared advisable the execution, delivery and performance of this Agreement and the other Transaction Documents to which Pubco is or will be a party and the transactions contemplated hereby and thereby, including the Holding Company Merger, the Separation and the Merger, and (iii) resolved to recommend that the stockholders of Pubco approve and adopt this Agreement and the Merger (the “Pubco Board Recommendation”), subject to Section 7.7;
WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously approved and declared advisable the execution, delivery and performance of this Agreement and the other Transaction Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby, including the Holding Company Merger, the Separation and the Merger; and
WHEREAS, for U.S. federal income tax purposes, it is intended that the Holding Company Merger qualifies as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code and the Treasury Regulations thereunder, and that this Agreement constitute and be adopted as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3 (the “Intended Tax Treatment”).

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
ARTICLE I
DEFINITIONS
Section 1.1    Definitions. As used herein, the following terms have the following meanings:
1.    “Acceptable Confidentiality Agreement” shall mean a confidentiality agreement to which Pubco is a party that contains terms that (a) are not more favorable, in the aggregate, to the other party than the terms in the Confidentiality Agreement are to Buyer and (b) do not in any way restrict Pubco, the Company or their respective Representatives from complying with their obligations under this Agreement.
2.    “Action” shall mean any demand, action, claim, dispute, suit, countersuit, arbitration, inquiry, subpoena, proceeding or investigation of any nature (whether criminal, civil, legislative, administrative, regulatory, prosecutorial or otherwise) by or before any federal, state, local, foreign or international Governmental Authority or any arbitration or mediation tribunal.
3.    “Affiliate” shall mean, when used with respect to a specified Person, a Person that, directly or indirectly, through one (1) or more intermediaries, controls, is controlled by or is under common control with such specified Person. For the purpose of this definition, “control” (including, with correlative meanings, “controlled by” and “under common control with”), when used with respect to any specified Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by Contract or otherwise; provided that, from and after the Distribution Time, none of the members of the Spinco Group shall be considered an Affiliate of any member of the Company Group and, from and after the Distribution Time, none of the members of the Company Group shall be considered an Affiliate of any member of the Spinco Group; and from and after the Effective Time, the members of the Company Group shall be deemed to be Affiliates of Buyer.
4.    “Agreement” shall mean this Agreement and Plan of Merger, including all Exhibits and Schedules hereto (including the Disclosure Schedules), as may be amended, restated, modified or supplemented from time to time in accordance with its terms.
5.    “Anti-Corruption Laws” shall mean all applicable anti-bribery and anti-corruption Laws (including the United States Foreign Corrupt Practices Act of 1977 and any other similar applicable foreign Law or international conventions that have the force of Law).
6.    “Antitrust Laws” shall mean the Sherman Antitrust Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, the HSR Act and any other applicable federal, state, foreign or supranational Law that is designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.
7.    “Assignment Agreement” has the meaning set forth in the Separation Agreement.
8.    “Award Holders” shall mean the holders of Pubco LTI Awards immediately prior to the cancellation of such awards pursuant hereto.
9.    “Base Price” has the meaning set forth in the Separation Agreement.

10.    “Benefit Plan” shall mean each “employee benefit plan” (within the meaning of Section 3(3) of ERISA but regardless of whether such plan is subject to ERISA) and each employee benefit or compensation plan, program, policy, practice, agreement or arrangement, including each pension, retirement, profit sharing, 401(k), severance, health and welfare, disability, deferred compensation, employment, termination, change-in-control, retention, fringe benefit, stock purchase, cash bonus or equity-based incentive or other compensatory or benefit plan, program, agreement, policy or other arrangement, in each case, that is maintained, contributed to or required to be contributed to for the benefit of current and/or former directors, officers, consultants, employees or other individual service providers, excluding any plan, program or arrangement that is sponsored, maintained or administered by any Governmental Authority or any Multiemployer Plan.
11.    “Business Day” shall mean any day that is not a Saturday, a Sunday or other day on which banking institutions are authorized or obligated by Law to be closed in New York, New York.
12.    “Buyer Disclosure Schedule” shall mean the Disclosure Schedule delivered by Buyer to Pubco on the date hereof.
13.    “Buyer Material Adverse Effect” shall mean any change, event, development, condition or effect that has or would reasonably be expected to, individually or in the aggregate, materially and adversely affect the ability of Buyer to consummate the transactions contemplated by this Agreement prior to the Outside Date.
14.    “Buyer Subsidiaries” shall mean all direct and indirect Subsidiaries of Buyer, which shall include the members of the Company Group from and after the Effective Time.
15.    “Code” shall mean the U.S. Internal Revenue Code of 1986, as amended.
16.    “Collective Bargaining Agreement” shall mean each written Contract with a labor union, labor organization, works council or other labor organization.
17.    “Company Affiliate Contract” shall mean any Contract between any member of the Company Group, on the one hand, and any member of the Spinco Group, on the other hand.
18.    “Company Benefit Plan” shall mean each Benefit Plan that is (a) set forth on Section 5.15(a) of the Company Disclosure Schedule, or (b) maintained, sponsored, contributed to, or required to be contributed to or entered into, solely by the Company or a Subsidiary thereof or to which the Company or any of its Subsidiaries is a party.
19.    “Company Books and Records” shall mean all books and records to the extent used or held for use in or necessary, as of immediately prior to the Distribution Time, for the operation of the Company Business, including financial, employee, and general business operating documents, instruments, papers, books, books of account, records and files and data related thereto (including regulatory dossiers, correspondence and related documentation).
20.    “Company Business” has the meaning set forth in the Separation Agreement.
21.    “Company Business Systems” shall mean the Information Technology and software used for the operation of the Company Business.
22.    “Company Consolidated Group” has the meaning set forth in the Separation Agreement.
23.    “Company Credit Agreement” shall mean the “Credit Agreement,” as such term is defined in the Separation Agreement.

24.    “Company Datasite” shall mean the datasite established by Pubco for purposes of due diligence of the members of the Company Group and the Company Business (including any “clean room” or similar subset of a datasite or folders in which access is restricted to certain Representatives of Buyer).
25.    “Company Disclosure Schedule” shall mean the Disclosure Schedule delivered by Pubco to Buyer on the date hereof.
26.    “Company Group” has the meaning set forth in the Separation Agreement.
27.    “Company Group Employee” has the meaning set forth in the Separation Agreement.
28.    “Company Intellectual Property” shall mean all Intellectual Property owned by, or which (taking into account and giving effect to all of the Transaction Documents and the Reorganization) will at the Closing be owned by, the Company Group.
29.    “Company Liabilities” has the meaning set forth in the Separation Agreement.
30.    “Company Material Adverse Effect” shall mean any change, event, development, occurrence or effect that, individually or in the aggregate, (a) has or would reasonably be expected to, individually or in the aggregate, materially and adversely affect the ability of the Company to consummate the transactions contemplated by this Agreement prior to the Outside Date or (b) has a material adverse effect on the business, financial condition or results of operations of the Company Business, taken as a whole; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or would reasonably be expected to be a Company Material Adverse Effect for purposes of clause (b): (i) any changes resulting from general market, economic, financial, capital markets or regulatory conditions, (ii) any general changes in the credit, debt, financial or capital markets or changes in interest or exchange rates, (iii) any changes in applicable Law or GAAP (or, in each case, authoritative interpretations thereof), (iv) any changes resulting from any hurricane, flood, tornado, earthquake or other natural disaster or weather-related events, or other force majeure events, or any worsening thereof, (v) any changes resulting from local, national or international political conditions, including the outcome of any elections, the outbreak or escalation of any military conflict, declared or undeclared war, armed hostilities, cyberattacks, acts of foreign or domestic terrorism or civil unrest, or changes in governmental budgeting or spending, including any governmental shutdowns or freezes, (vi) any changes generally affecting business or economic conditions in the industries in which the Company Business operates, (vii) any changes resulting from the execution of this Agreement or the other Transaction Documents or the announcement or the pendency of the Merger, the Distribution or the Separation, including, to the extent resulting therefrom, actions of Governmental Authorities, or any actions of or loss of customers, suppliers, distributors, employees or other material business relationships or partnerships (including any cancellation or delay in customer orders or any termination of or adverse changes to any Contract effected or proposed by any customer, supplier, distributor or other counterparty) (provided that this clause (vii) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address, as applicable, the consequences resulting from the execution of this Agreement or the other Transaction Documents or the announcement or the pendency of the Holding Company Merger, the Separation or the Merger), (viii) any changes resulting from any actions required to be taken by the terms of this Agreement or the other Transaction Documents, (ix) the failure to meet internal or analysts’ expectations, projections or results of operations (but not, in each case, the underlying cause of any such changes, unless such underlying cause would otherwise be excepted by another clause of this definition), (x) any changes resulting from any epidemics, pandemics or disease or (xi) changes in or the imposition of any tariffs, or any actions relating to trade wars; provided that in the case of clauses (i), (ii), (iii), (iv), (v), (vi), (x) and (xi), if such changes, events, developments, occurrences or effects disproportionately impacts the Company Business, taken as a whole, as compared to other similarly situated participants in the industries in which the Company Business operates, then only the incremental disproportionate impact thereof may be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur.
31.    “Company Notes” shall mean the “Notes,” as such term is defined in the Separation Agreement.
32.    “Company Notes Indenture” shall mean that certain Indenture, dated as of June 28, 2019, among Pubco, the guarantors listed therein, and U.S. Bank National Association, as trustee, pursuant to which the Company Notes were issued.
33.    “Confidentiality Agreement” shall mean that certain Confidentiality Agreement, by and between Pubco and an Affiliate of Buyer, dated as of August 5, 2025, as amended, restated or supplemented from time to time, including any addendum thereto.
34.    “Consent” shall mean any consent, clearance, expiration or termination of a waiting period, approval, exemption, waiver, authorization, filing, registration or notification.
35.    “Contract” shall mean any binding contract, agreement, understanding, arrangement, loan or credit agreement, note, bond, indenture, lease, warranty, accepted purchase order with outstanding performance obligations at the applicable time of determination, sublicense or license or other instrument, but excluding any Benefit Plan.
36.    “Controlled Group Liability” shall mean any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code, and (iv) as a result of a failure to comply with the continuing coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code.
37.    “DGCL” shall mean the Delaware General Corporation Law.
38.    “Distribution Date” has the meaning set forth in the Separation Agreement.
39.    “Distribution Time” has the meaning set forth in the Separation Agreement.
40.    “DLLCA” shall mean the Delaware Limited Liability Company Act.
41.    “Environmental Law” has the meaning set forth in the Separation Agreement.
42.    “Environmental Liabilities” has the meaning set forth in the Separation Agreement.
43.    “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
44.    “ERISA Affiliate” shall mean, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.
45.    “Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

46.    “Export Control Laws” shall mean all Laws concerning economic or trade sanctions or the import, export, re-export, boycott or transfer of products, software, technical data, services and technologies.
47.    “Foreign Benefit Plan” shall mean any Benefit Plan that is maintained primarily for the benefit of employees or other individual service providers outside the United States.
48.    “Foreign Investment Law” shall mean any federal, state, foreign, or supranational Law that is designed or intended to screen, prohibit, restrict or regulate investments on cultural, public order or safety, privacy, or national or economic security grounds.
49.    “Fraud” shall mean any actual and intentional misrepresentation of a material fact by a Party in making the representations and warranties set forth in Article IV, Article V or Article VI, as applicable, or in the certificate contemplated by Section 8.2(c) and Section 8.3(d), as applicable that constitutes actual common law fraud under the Laws of the State of Delaware, but does not include fraud based on constructive knowledge, negligent misrepresentation, recklessness or a similar theory, equitable fraud, promissory fraud or any other fraud or torts based on recklessness or negligence.
50.    “GAAP” shall mean generally accepted accounting principles in the United States.
51.    “Governmental Authority” shall mean any nation or government, any state, municipality or other political subdivision thereof, and any entity, body, agency, commission, department, board, bureau, court, tribunal or other instrumentality, whether federal, state, local, domestic, foreign, supranational or multinational, exercising executive, legislative, judicial, regulatory, administrative or other similar functions of, or pertaining to, a government and any executive official thereof.
52.    “Hazardous Substances” shall mean any toxic, reactive, corrosive, ignitable, flammable or explosive chemical or chemical compound, or hazardous or toxic substance, material or waste (including hazardous or toxic electronic, medical or infectious waste), or any pollutant or contaminant, whether solid, liquid or gas, that is subject to regulation, control or remediation or for which liability or standards of care are imposed under any Environmental Law, including without limitation (i) petroleum (including crude oil or any fraction thereof and any petroleum product or byproduct), asbestos or asbestos containing materials, radon, radioactive materials, and polychlorinated biphenyls, (ii) natural gas, synthetic gas and any mixtures thereof, (iii) polychlorinated biphenyls, (iv) asbestos or asbestos-containing materials, (v) radon gas or other radioactive substances, (vi) PFAS, (vii) toxic molds or other toxic fungi, (viii) urea formaldehyde foam insulation, and (x) chlorofluorocarbons and all other ozone depleting substances.
53.    “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
54.    “In-the-Money Pubco SAR Award” shall mean a Pubco SAR Award with a per-share strike price that is less than the Pubco Stock Value.
55.    “Indebtedness” of any Person shall mean, without duplication: (i) the principal of and accrued and unpaid interest in respect of (A) indebtedness of such Person for borrowed money, and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments; (ii) all obligations of such Person under finance or capital leases of such Person (and excluding, for the avoidance of doubt, operating leases); (iii) to the extent drawn, reimbursement obligations under letters of credit or similar credit, performance, or surety transactions; (iv) all obligations of such Person under any swap, hedging, derivative or similar agreement or arrangement that would be payable to terminate such arrangements, calculated, as of the date Indebtedness is determined, as the amount of any payments that would be required to be paid by such Person, as applicable, to the counterparties in the event of an early unwind or early termination of such instruments transactions on such date less any amount payable to such Person in connection to such unwind or termination; (v) all obligations for the deferred purchase price of property, services, equity, or other assets (including all seller notes, “earn-out” or similar contingent payment obligations), excluding trade payables; (vi) all obligations of the type referred to in the foregoing clauses (i) through (v) of another Person secured by any Lien on any property or asset of such first Person; and (vii) all guarantees or similar arrangements by such Person, as applicable, of obligations of the type referred to in the foregoing clauses (i) through (vi) in respect of any other Person.
56.    “Information Technology” shall mean all computer systems (including hardware, computers, servers, workstations, routers, hubs, switches and data communication lines), network and telecommunication equipment, internet related information technology infrastructure and other information technology equipment, and all associated documentation.
57.    “Intellectual Property” shall mean any and all common law and statutory rights anywhere in the world arising under or associated with the following: (a) patents, patent applications, utility models, statutory invention registrations, certificates of invention, registered designs, utility models and similar or equivalent rights in inventions and designs, and all rights therein provided by international treaties or conventions; (b) trademarks, service marks, trade names, service names, trade dress, logos and other designations of origin, including any registrations and applications for registration of any of the foregoing (“Trademarks”); (c) Internet domain names, social media accounts or “handles” with Facebook, LinkedIn, X (formerly known as Twitter) and similar social media platforms, and other names, identifiers, and locators associated with Internet addresses, sites, and services (“Internet Properties”); (d) copyrights and any other rights in works of authorship (including rights in software or databases as a work of authorship) and any other related rights of authors, and all registrations and applications for registration of any of the foregoing; (e) trade secrets and industrial secret rights and rights in know-how, inventions, data, and any other confidential or proprietary business or technical information, that derive independent economic value, whether actual or potential, from not being known to other persons (“Trade Secrets”); and (f) all other similar or equivalent intellectual property or proprietary rights anywhere in the world.
58.    “Intercompany Note” has the meaning set forth in the Separation Agreement.
59.    “Interests” shall mean shares, partnership interests, limited liability company interests or any other equity interest in any Person.
60.    “Internal Reorganization Plan” has the meaning set forth in the Separation Agreement.
61.    “Intervening Event” shall mean any change, event, development, occurrence or effect occurring after the date of this Agreement and prior to obtaining the Pubco Stockholder Approval, and which was not known by, or was not reasonably foreseeable to the Pubco Board as of the date of this Agreement; provided, however, that in no event shall the following changes, events, developments, occurrences or effects be considered an Intervening Event: (a) the receipt, existence, or terms of any Competing Proposal or Superior Proposal or any matter relating thereto or consequence thereof; (b) any change, event, development, occurrence or effect with respect to Buyer or its Subsidiaries; (c) any changes in the market price or trading volume of the Pubco Common Stock or any other securities of Pubco or the Company or their respective Subsidiaries, or any change in the credit rating of Pubco or any of its Subsidiaries or their respective securities, or the fact that Pubco fails to meet, meets or exceeds internal or analysts’ expectations, projections or results of operations for any period (but not the facts or occurrences giving rise or contributing to such changes, which may be taken into account to the extent not otherwise excluded under this definition); or (d) any changes in applicable Law or GAAP.

62.    “IRS” shall mean the U.S. Internal Revenue Service.
63.    “Knowledge” shall mean (a) with respect to the Company, the actual knowledge, after reasonable inquiry, of the persons set forth in Section 1.1(a) of the Company Disclosure Schedule, and (b) with respect to Buyer, the actual knowledge, after reasonable inquiry, of the persons set forth in Section 1.1(c) of the Buyer Disclosure Schedule.
64.    “Law” shall mean any national, supranational, federal, state, provincial, local or similar law (including common law), statute, code, order, ordinance, rule, regulation, treaty (including any income tax treaty), license, Permit, decree, injunction, binding judicial or administrative interpretation or other requirement, in each case, enacted, promulgated, issued or entered by a Governmental Authority.
65.    “Liability” shall mean all debts, guarantees, assurances, commitments, liabilities, responsibilities, Losses, remediation, deficiencies, fines, settlements, sanctions, costs, interest and obligations of any nature or kind, whether accrued or fixed, absolute or contingent, matured or unmatured, accrued or not accrued, asserted or unasserted, liquidated or unliquidated, foreseen or unforeseen, known or unknown, reserved or unreserved, or determined or determinable, including those arising under any Law, Action or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority or arbitration tribunal, and those arising under any Contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment or undertaking, or any fines, damages or equitable relief that is imposed, in each case, including all costs and expenses relating thereto.
66.    “Lien” shall mean any mortgage, deed of trust, pledge, hypothecation, covenant, condition, encumbrance, encroachment, easement, right of way, exclusive license, purchase option, conditional sale, right of first offer or first refusal, security interest or other lien or title defect or third party right of any kind.
67.    “Losses” shall mean actual losses, costs, damages, penalties and expenses (including reasonable legal and accounting fees and expenses and costs of investigation and litigation).
68.    “Merger Consideration” shall mean an amount per share, in cash, determined by the Pubco Board (and publicly announced by Pubco), taking into account those considerations discussed with Buyer prior to the execution of this Agreement, including the pro forma net leverage of the Spinco Group, no later than five (5) Business Days prior to the Closing, not to be less than $14.50 per share and not to exceed $16.50 per share without the consent of Buyer.
69.    “Multiemployer Plan” shall mean any “multiemployer plan” within the meaning of Section 3(37) or Section 4001(a)(3) of ERISA.
70.    “Net Shares” shall mean, with respect to each Pubco LTI Award, a number of shares of Pubco Common Stock equal to the quotient (rounded to the nearest whole integer) obtained by dividing (a) the amount equal to (x) the product of (i) the number of vested shares of Pubco Common Stock subject to such award as of immediately prior to its cancellation thereof pursuant to Section 2.1(b)(i)(G) (after taking into account the vesting of such award occurring in connection with the Transactions), and (ii) Pubco Stock Value, less the per-share strike price of the applicable award (if any), less (y) the aggregate amount required to be withheld or deducted under applicable Tax Law, by (b) the Pubco Stock Value.
71.    “NYSE” shall mean the New York Stock Exchange.

72.    “Open Source Software” shall mean any software that is subject to the terms of any license agreement that meets the definition of “Open Source” promulgated by the Open Source Initiative, available online at http://www.opensource.org/osd.html or a similar license.
73.    “Organizational Documents” shall mean: (a) with respect to any corporation, its articles or certificate of incorporation and bylaws; (b) with respect to any limited liability company, its articles or certificate of organization or formation and its operating agreement or limited liability company agreement or documents of similar substance; (c) with respect to any limited partnership, its certificate of limited partnership and partnership agreement or governing or organizational documents of similar substance; and (d) with respect to any other entity, governing or organizational documents of similar substance to any of the foregoing, in the case of each of the foregoing clauses (a) through (d), as may be in effect from time to time.
74.    “Permits” shall mean permits, approvals, authorizations, registrations, consents, licenses or certificates issued by any Governmental Authority.
75.    “Permitted Liens” shall mean: (a) statutory Liens arising by operation of Law with respect to a Liability incurred in the ordinary course of business consistent with past practice and which is not delinquent or is being contested in good faith by appropriate proceedings; (b) requirements and restrictions of zoning, licensing, permitting, building and other similar land-use Laws which are not violated by the present use or occupancy of the real property subject thereto; (c) Liens for Taxes or mechanics’, materialmen’s and similar Liens arising or incurred in the ordinary course of business consistent with past practice and with respect to any amounts, in each case (i) not yet due and payable or (ii) which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; (d) non-exclusive license rights to Intellectual Property granted in the ordinary course consistent with past practice; (e) all encroachments, overlaps, overhangs, variations in area or measurement, rights of parties in possession, servitudes or easements (including conservation easements and public trust easements), rights-of-way, road use Contracts, covenants, conditions, restrictions, reservations, licenses, Contracts and other similar non-monetary matters of public record or any other similar matters not of record or which would be disclosed by an accurate survey or physical inspection of the applicable real property (provided, however, that the same, individually and in the aggregate, do not materially detract from the value of the real property or impair or interfere with the operation or use of such real property in the operation of the business currently conducted thereon); (f) pledges or deposits made in the ordinary course of business consistent with past practice in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, performance and return of money bonds and similar obligations; (g) liens arising under conditional sales Contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice; (h) pledges or deposits to secure public or statutory obligations unrelated to any default or violation of any Law; (i) Liens arising under or created by this Agreement or any Transaction Document (other than as a result of a breach or default under such Contracts); (j) Liens securing obligations under the Pubco Debt Facilities, each of which shall be released substantially concurrently with or prior to the Closing; (k) restrictions on transfer resulting from securities Laws; (l) the Company Leases, Liens on the fee interest underlying any Company Leased Property, and statutory landlord liens; and (m) Liens described on Section 1.1(b) of the Company Disclosure Schedule.
76.    “Person” shall mean an individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability entity, any other entity and any Governmental Authority.
77.    “Personal Information” shall mean any information that identifies or could be used to identify an individual person (including any current, prospective or former customer, end user or employee), in addition to any information that is defined as “personally identifiable information,” “personal information,” or “personal data” or defined similarly under applicable Laws pertaining to data privacy or data protection.
78.    “PFAS” shall mean any perfluoroalkyl or polyfluoroalkyl substance with at least one fully fluorinated methylene carbon (-CF2-), including perfluorooctanoic substances, perfluorooctanoic acid, hexafluoropropylene oxide (HFPO) dimer acid, and any substances colloquially referred to as “PFAS,” “PFOA,” “PFOS” and/or “GenX,” and including, in each case, any acids, salts or derivatives thereof.
79.    “PNC Receivables Facility” has the meaning set forth in the Separation Agreement.
80.    “Privacy Laws” shall mean any and all applicable Laws, legal requirements and self-regulatory guidelines (including of any applicable foreign jurisdiction) relating to the Processing of any Personal Information.
81.    “Privacy Requirements” shall mean all applicable Privacy Laws and all of Pubco’s and its Subsidiaries’ external policies and notices and Contractual obligations relating to the Processing of Personal Information.
82.    “Processing” shall mean any operations performed on data or information, including receipt, access, collection, compilation, use, storage, processing, sharing, safeguarding, security (technical, physical and administrative), disposal, destruction, disclosure or transfer (including cross-border).
83.    “Proxy Statement” shall mean the proxy statement to be mailed to the stockholders of Pubco relating to the Pubco Stockholders Meeting, including any amendments or supplements thereto.
84.    “Pubco Cash-Settled Awards” shall mean Pubco RSU Awards and Pubco PSU Awards to the extent such awards are settled in cash.
85.    “Pubco Common Stock” shall mean the common stock, par value $1.25 per share, of Pubco.
86.    “Pubco Debt Facilities” has the meaning set forth in the Separation Agreement.
87.    “Pubco LTI Awards” shall mean, collectively, Pubco RSU Awards, Pubco PSU Awards and Pubco SAR Awards.
88.    “Pubco Material Adverse Effect” shall mean any change, event, development, occurrence or effect that has or would reasonably be expected to, individually or in the aggregate, materially and adversely affect the ability of Pubco, the Company or H-ES&R Holdings to consummate the transactions contemplated by this Agreement prior to the Outside Date.
89.    “Pubco PSU Award” shall mean a performance stock unit award granted under a Pubco Stock Plan.
90.    “Pubco RSU Award” shall mean a restricted stock unit award granted under a Pubco Stock Plan.
91.    “Pubco SAR Award” shall mean a stock appreciation right award granted under a Pubco Stock Plan.

92.    “Pubco SEC Documents” shall mean all forms, reports, Schedules, statements and other documents required to be filed or furnished by Pubco with the SEC since January 1, 2024.
93.    “Pubco Stock Plans” shall mean Pubco’s 2013 Equity and Incentive Compensation Plan, as amended, 2016 Non-Employee Directors’ Long-Term Equity Compensation Plan, as amended, and 1995 Non-Employee Directors’ Stock Plan, as amended.
94.    “Pubco Stock-Settled Awards” shall mean Pubco RSU Awards and Pubco PSU Awards to the extent such awards are settled in shares of Pubco Common Stock.
95.    “Pubco Stock Value” shall mean the closing price of the shares of Pubco Common Stock on the NYSE (as reported by Bloomberg, L.P. or, if not reported therein, in another authoritative source selected by Pubco) on the trading day prior to the date that Pubco initiates the vesting and settlement of the applicable Pubco LTI Awards pursuant to Section 2.1(b)(i)(G), rounded to the nearest cent.
96.    “Pubco Stockholder Approval” shall mean the approval and adoption of this Agreement and the Merger at the Pubco Stockholders Meeting by the holders of a majority of the outstanding shares of Pubco Common Stock.
97.    “Release” shall mean any emission, spill, seepage, leak, escape, leaching, depositing, discharge, dispersal, injection, pumping, pouring, emitting, emptying, dumping, disposal, release, or migration of Hazardous Substances from any source into, on, upon, under, through or out of the environment (including without limitation, soil, soil vapor, surface water, groundwater, land, stream sediments, natural resources, surface or subsurface strata and ambient or indoor air).
98.    “Release Documentation” shall mean (a) with respect to the Company Credit Agreement, customary lien and guarantee release documentation reasonably satisfactory to Buyer, (b) with respect to the PNC Receivables Facility, customary payoff and lien release documents reasonably satisfactory to Buyer, and (c) with respect to the Company Notes, customary documentation reasonably satisfactory to Buyer, effecting and evidencing the redemption in full of such Company Notes and the satisfaction and discharge of all obligations under the Company Notes Indenture and the Company Notes, in accordance with the terms of the Company Notes Indenture.
99.    “Restricted Country” shall mean any country or geographic region that is or has been at any time since January 1, 2021 subject to economic sanctions under Export Control Laws, including Cuba, Iran, North Korea, Sudan, Syria, the Crimea region and the so-called Donetsk Peoples’ Republic and Luhansk People’s Republic.
100.    “Restricted Party” shall mean (a) any Person included on one or more of the lists of sanctioned entities maintained by the United Nations; the Specially Designated Nationals and Blocked Persons List, the Foreign Sanctions Evaders List, and the Sectoral Sanctions Identifications List, all administered by the Office of Foreign Assets Control; the U.S. Denied Persons List, the U.S. Entity List, and the U.S. Unverified List, all administered by the U.S. Department of Commerce; and any similar lists of restricted parties maintained by other Governmental Authorities; (b) a Person located or resident in or an entity that is located in or organized under the Laws of a Restricted Country; and (c) any Person owned fifty percent (50%) or more by, controlled by, or acting on behalf of a Person described in clauses (a) or (b) of this definition.
101.    “R&W Policy” shall mean any representation and warranty insurance policy obtained or maintained by Buyer, Merger Sub and/or any of their Affiliates, covering losses arising out of any fact or circumstance that would constitute a breach of any of the representations and warranties set forth in this Agreement.

102.    “Record Date” has the meaning set forth in the Separation Agreement.
103.    “Representative” shall mean, with respect to any Person, any of such Person’s directors, officers, employees, agents, consultants, advisors, accountants, attorneys or other representatives.
104.    “Retained Marks” has the meaning set forth in the Separation Agreement.
105.    “SEC” shall mean the U.S. Securities and Exchange Commission.
106.    “Second Request” shall mean any request for additional information or documentary material issued by a Governmental Authority under 15 U.S.C. § 18a(e).
107.    “Securities Act” shall mean the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
108.    “Separation Agreement” shall mean that Separation Agreement, dated as of the date hereof, among Pubco, the Company, Spinco, and Buyer, as may be amended, restated, modified or supplemented from time to time in accordance with its terms.
109.    “Specified SAR Award” has the meaning set forth in the Separation Agreement.
110.    “Specified SAR Price” means a dollar amount equal to the per-share strike price of a Pubco SAR Award multiplied by a fraction, the numerator of which equals the Merger Consideration and the denominator of which equals the Pubco Stock Value, rounded to the nearest whole cent.
111.    “Spinco Business” has the meaning set forth in the Separation Agreement.
112.    “Spinco Group” has the meaning set forth in the Separation Agreement.
113.    “Spinco Registration Statement” shall mean the registration statement on Form 10 (or other appropriate form) to be filed with the SEC to effect the registration of the shares of Spinco Common Stock in connection with the Distribution, as such registration statement may be amended or supplemented from time to time prior to the Distribution Time.
114.    “Subsidiary” shall mean, with respect to any Person, any corporation, limited liability company, joint venture or partnership of which such Person (a) beneficially owns, either directly or indirectly, more than fifty percent (50%) of (i) the total combined voting power of all classes of voting securities, (ii) the total combined Interests, or (iii) the capital or profit interests, in the case of a partnership, or (b) otherwise has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body; provided that, from and after the Distribution Time, none of the members of the Spinco Group shall be considered a Subsidiary of any member of the Company Group, and from and after the Distribution Time, none of the members of the Company Group shall be considered a Subsidiary of any member of the Spinco Group; and from and after the Effective Time, the members of the Company Group shall be deemed to be Subsidiaries of Buyer.
115.    “Substitute SAR Award” has the meaning set forth in the Separation Agreement.
116.    “Tax” or “Taxes” shall mean any taxes of any kind whatsoever, together with any interest, penalty, or addition to tax imposed with respect thereto.
117.    “Tax Attributes” has the meaning set forth in the Separation Agreement.
118.    “Tax Proceeding” shall mean any audit, investigation, examination, claim, litigation or other Action with or against any Governmental Authority with respect to Taxes.

119.    “Tax Return” shall mean any return, report, claim for refund, or information return filed or required to be filed with any Governmental Authority with respect to Taxes, including any schedule or attachment thereto and any amendment thereof.
120.    “Transaction Documents” shall mean the Separation Agreement, the Transition Services Agreement, and including all annexes, Exhibits, Schedules, attachments and appendices thereto, and any certificate or other instrument delivered by any Party to any other Party pursuant to this Agreement or any of the foregoing.
121.    “Transactions” shall mean the Holding Company Merger, the Separation, the Merger, and the other transactions contemplated by this Agreement, the Separation Agreement and the other Transaction Documents.
122.    “Transition Services Agreement” shall mean a Transition Services Agreement in substantially the form attached hereto as Exhibit A.
123.    “Treasury Regulations” shall mean the regulations promulgated by the U.S. Treasury Department under the Code.
124.    “U.S. Acquiror” shall mean a wholly owned Subsidiary of Buyer designated by Buyer that is organized under the laws of the United States or any state thereof and that is a direct, or indirect through one or more entities organized under the laws of the United States or any state thereof, parent of Merger Sub.
125.    “Willful Breach” shall mean, with respect to any obligation, covenant or agreement of a Party in this Agreement, any action or omission taken or omitted to be taken by such Party in material breach of such obligation, covenant or agreement that such Party intentionally takes (or intentionally fails to take or perform) with knowledge that such action or omission would, or would reasonably be expected to, cause or result in a material breach of this Agreement.
Section 1.2    Cross References. Each of the following terms is defined in the Section set forth opposite such term:

Term	Section

Alternative Notice	Section 7.7(c)
Base Amount	Section 7.6(b)
Behavioral Commitments	Section 7.4(c)
Book-Entry Shares	Section 2.1(b)(i)(H)
Buyer	Preamble
Buyer Board	Recitals
Buyer Termination Fee	Section 9.4
Certificate	Section 2.1(b)(i)(H)
Certificate of Merger	Section 2.3
Chosen Courts	Section 10.2
Closing	Section 2.1(a)
Closing Date	Section 2.1(a)
Company	Preamble
Company Board	Recitals
Company Common Stock	Recitals
Company Financial Statements	Section 5.5(a)

Company Lease	Section 5.9(b)
Company Leased Property	Section 5.9(b)
Company Material Contracts	Section 5.11(a)
Company Owned Real Property	Section 5.9(a)
Company Real Property	Section 5.9(b)
Company Software	Section 5.16(h)
Company Stockholder Approvals	Section 4.8(e)
Competing Proposal	Section 7.7(f)(i)
Dissenting Shares	Section 3.1(h)
Dissenting Stockholders	Section 3.1(a)(i)
Distribution	Recitals
Distribution Documents	Section 4.7
Effective Time	Section 2.3
Exchange Fund	Section 3.1(b)(i)
Excluded Shares	Section 3.1(a)(i)
H‑ES&R Holdings	Preamble
Holding Company Merger	Recitals
Holding Company Merger Certificate of Merger	Section 2.1(b)(i)(A)
Holding Company Merger Effective Time	Section 2.1(b)(i)(A)
Indemnified Parties	Section 7.6(a)
Intended Tax Treatment	Recitals
Interim Contribution	Recitals
Interim Distributions	Recitals
Interim Period	Section 7.1(a)
Legal Restraint	Section 8.1(e)
Merger	Section 2.2
Merger Sub	Preamble
Merger Sub Common Stock	Section 3.1(a)(iv)
Merger Sub Stockholder Approval	Section 7.15
Necessary Proxy Financial Statements	Section 7.3(a)
Necessary Public Spinco Financial Statements	Section 7.3(b)
Necessary Spinco Financial Statements	Section 7.3(b)
Negotiation Period	Section 7.7(c)
Order	Section 5.8(a)
Outside Date	Section 9.1(b)
Parties	Preamble
Party	Preamble
Paying Agent	Section 3.1(b)(i)
Pubco	Preamble
Pubco Adverse Recommendation Change	Section 7.7(b)
Pubco Board	Recitals
Pubco Board Recommendation	Recitals
Pubco Stockholders Meeting	Section 7.3(f)(i)
Pubco Termination Fee	Section 9.3(b)
Registered Company Intellectual Property	Section 5.16(a)

Relevant Business	Section 7.4(f)
Remedies Exception	Section 4.2
Reorganization	Recitals
Section 251(g) Provisions	Section 2.1(b)(i)(C)
Separation	Recitals
Solvent	Section 6.10
Spinco	Recitals
Spinco Common Stock	Recitals
Superior Proposal	Section 7.7(f)(ii)
Surviving Corporation	Section 2.2
Transaction Litigation	Section 7.9
Triggering Event	Section 7.7(b)
Section 1.3    Interpretation.
(a)    Unless the context of this Agreement otherwise requires:
(i)    (A) words of any gender include each other gender and neuter form; (B) words using the singular or plural number also include the plural or singular number, respectively; (C) derivative forms of defined terms will have correlative meanings; (D) the terms “hereof,” “herein,” “hereby,” “hereto,” “herewith,” “hereunder” and derivative or similar words refer to this entire Agreement; (E) the terms “Article,” “Section,” “Annex,” “Exhibit,” “Schedule,” and “Disclosure Schedule” refer to the specified Article, Section, Annex, Exhibit, Schedule or Disclosure Schedule of this Agreement and references to “paragraphs” or “clauses” shall be to separate paragraphs or clauses of the Section or subsection in which the reference occurs; (F) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; and (G) the word “or” shall be disjunctive but not exclusive;
(ii)    any Law defined or referred to in this Agreement or in any agreement or instrument that is referred to herein means such Law as from time to time amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor Laws and the related regulations thereunder and published interpretations thereof, and references to any Contract or instrument are to that Contract or instrument as from time to time amended, modified or supplemented; provided that, for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any Law shall be deemed to refer to such Law, as amended, and the related regulations thereunder and published interpretations thereof, in each case, as of such date or dates;
(iii)    references to any federal, state, local, or foreign statute or Law shall include all regulations promulgated thereunder, and for the purposes of Section 8.1(e), references to any Law shall not include any notice of an ongoing investigation by a Governmental Authority; and
(iv)    references to any Person include references to such Person’s successors and permitted assigns, and in the case of any Governmental Authority, to any Person succeeding to its functions and capacities.
(b)    The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent. The Parties acknowledge that each Party and its attorney has reviewed and participated in the drafting of this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement.
(c)    Nothing herein (including the Company Disclosure Schedule and the Buyer Disclosure Schedule) shall be deemed an admission by any Party or any of its Affiliates, in any Action, that such Party or any such Affiliate, or any third party, is or is not in breach or violation of, or in default in, the performance or observance of any term or provisions of any Contract or any Law.
(d)    Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.
(e)    When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day.
(f)    The phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”
(g)    The term “writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.
(h)    All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP, unless the context otherwise requires.
(i)    All monetary figures shall be in United States dollars unless otherwise specified.
(j)    No reference in this Agreement to dollar amount thresholds shall be deemed to be evidence of a Company Material Adverse Effect, Pubco Material Adverse Effect or a Buyer Material Adverse Effect, as applicable, or materiality.
(k)    The phrases “furnished,” “provided,” “delivered” or “made available” when used with respect to information or documents means that such information or documents have been (i) physically or electronically delivered to the relevant Party (and includes that such information or documents have been furnished to its Representatives acting on its behalf or posted to the Company Datasite) or (ii) are otherwise Pubco SEC Documents and made publicly available on the SEC’s EDGAR website by Pubco, in each case, at least two (2) Business Days prior to the execution of this Agreement.
(l)    References to the “ordinary course” or “ordinary course of business” shall mean, with respect to an action taken or omitted by any Person, that such action is consistent with the ordinary course of business of such Person.

ARTICLE II
THE MERGER
Section 2.1    Closing.
(a)    Closing. Unless this Agreement has been terminated pursuant to Section 9.1, the closing of the Merger (the “Closing”) shall take place at 8:00 a.m., New York City time, on the date that is three (3) Business Days after the date on which the conditions set forth in Article VIII (other than those conditions set forth in Section 8.1(b), Section 8.2 or Section 8.3, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of such conditions prior to or at the Closing) have been satisfied or, to the extent permitted by applicable Law, waived, by electronic exchange of documents and signatures or at the offices of Fried, Frank, Harris, Shriver & Jacobson LLP, One New York Plaza, New York, NY 10004, unless another date, time or place is agreed to in writing by Pubco and Buyer. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date.”
(b)    Transactions Prior to the Merger.
(i)    Holding Company Merger. On the date of the Closing, upon the terms and subject to the conditions set forth in this Agreement, at the Holding Company Merger Effective Time, Pubco shall be merged with and into H-ES&R Holdings in accordance with the provisions of Sections 251(g) and 264 of the DGCL and Section 18-209 of the DLLCA, and the separate corporate existence of Pubco shall thereupon cease. H-ES&R Holdings shall be the surviving entity in the Holding Company Merger, and the separate limited liability company existence of H-ES&R Holdings, with all its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Holding Company Merger, except as set forth in this Section 2.1(b)(i). The Holding Company Merger shall have the effects set forth in Section 259 of the DGCL and Section 18-209(g) of the DLLCA and this Agreement and shall be consummated in accordance with the following:
(A)    Holding Company Merger Effective Time. At the Closing, Pubco shall cause the Holding Company Merger to be consummated by causing a certificate of merger (the “Holding Company Merger Certificate of Merger”) to be filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and DLLCA and shall make all other filings or recordings required under the DGCL and DLLCA in connection with the Holding Company Merger. The Holding Company Merger shall become effective at the time when the Holding Company Merger Certificate of Merger has been duly filed with, and accepted for record by, the office of the Secretary of State of the State of Delaware in accordance with the DGCL and DLLCA, or at such later time or date as the Parties hereto shall agree and specify in the Holding Company Merger Certificate of Merger in accordance with applicable Law, but in any event prior to the Interim Distributions (the “Holding Company Merger Effective Time”).
(B)    The Certificate of Formation. The certificate of formation of H-ES&R Holdings, as in effect immediately prior to the Holding Company Merger Effective Time, shall be the certificate of formation of H-ES&R Holdings as the surviving entity in the Holding Company Merger, until thereafter amended as provided therein or by applicable Law.
(C)    The Limited Liability Company Agreement. Pubco and H-ES&R Holdings shall take such actions necessary so that, immediately prior to the

Holding Company Merger Effective Time, the limited liability company agreement of H-ES&R Holdings is amended to include the provisions required to be contained in the limited liability company agreement of H-ES&R Holdings as the surviving entity in the Holding Company Merger pursuant to Section 251(g)(7) of the DGCL (the “Section 251(g) Provisions”). Such limited liability company agreement, as so amended and restated shall be the limited liability company agreement of H-ES&R Holdings as the surviving entity in the Holding Company Merger, until thereafter amended as provided therein or by applicable Law. Following the Effective Time, Buyer shall, at the request of Spinco, approve and adopt one or more amendments to the limited liability company agreement of H-ES&R to eliminate from the limited liability company agreement of H-ES&R the Section 251(g) Provisions.
(D)    Managers. The managers of H-ES&R Holdings immediately prior to the Holding Company Merger Effective Time shall be, from and after the Holding Company Merger Effective Time, the managers of H-ES&R Holdings as the surviving entity in the Holding Company Merger, each to hold office until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the limited liability company agreement of H-ES&R Holdings as the surviving entity in the Holding Company Merger.
(E)    Officers. The officers of Pubco immediately prior to the Holding Company Merger Effective Time shall, from and after the Holding Company Merger Effective Time, be the officers of H-ES&R Holdings as the surviving entity in the Holding Company Merger, each to hold office until their respective successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the limited liability company agreement of H-ES&R Holdings as the surviving entity in the Holding Company Merger.
(F)    Effect of the Holding Company Merger on Securities; Distribution of Company Common Stock. At the Holding Company Merger Effective Time, as a result of the Holding Company Merger and without any action on the part of Pubco, the Company, H-ES&R Holdings or the holders of any of their respective securities: (x) each share of Pubco Common Stock issued and outstanding immediately prior to the Holding Company Merger Effective Time (other than shares held in treasury, which shall cease to be outstanding, shall be cancelled without payment of any consideration therefor and shall cease to exist) shall be converted into one (1) share of Company Common Stock, (y) the limited liability company interest in H-ES&R Holdings held by the Company prior to the Holding Company Merger Effective Time shall remain outstanding and thereafter represent the entire limited liability company interest of H-ES&R Holdings as the surviving entity in the Holding Company Merger, and (z) from and after the Holding Company Merger Effective Time, holders of certificates formerly evidencing Pubco Common Stock and former holders of shares of Pubco Common Stock that, immediately prior to the Holding Company Merger Effective Time was represented by book-entry on the stock transfer books of Pubco, shall cease to have any rights as stockholders of Pubco, except as provided by Law. Effective immediately after the Holding Company Merger Effective Time, H-ES&R Holdings as the surviving corporation in the Holding Company Merger shall distribute to the Company all shares of Company Common Stock held by Pubco immediately prior to the Holding Company Merger Effective Time.

(G)    Treatment of Pubco LTI Awards. Not more than ten (10) Business Days prior to the Closing Date, each unvested Pubco LTI Award (other than Pubco PSU Awards) shall vest in full, each Pubco PSU Award shall vest in accordance with its terms, and each Pubco LTI Award shall be cancelled and settled as follows:
(1)    in the case of each In-the-Money Pubco SAR Award that is not a Specified SAR Award, the Net Shares in respect thereof shall be issued by Pubco to the applicable Award Holder no later than the close of business on the Business Day prior to the Closing Date, which Net Shares will be converted into shares of Company Common Stock in the Holding Company Merger in accordance with Section 2.1(b)(i)(F), and the applicable Award Holder shall receive, in respect of such shares of Company Common Stock, (i) in the Distribution, the shares of Spinco Common Stock distributed in respect of such shares of Company Common Stock, and (ii) in the Merger, the Merger Consideration in respect of each such share of Company Common Stock pursuant to Section 3.1(a)(i);
(2)    in the case of each Pubco SAR Award that is not an In-the-Money Pubco SAR Award or a Specified SAR Award, the applicable Award Holder shall receive no consideration in respect thereof; and
(3)    in the case of each Specified SAR Award, the applicable Award Holder shall receive a Substitute SAR Award in accordance with the terms of Section 5.3(e) of the Separation Agreement;
(4)    in the case of each Specified SAR Award that is an In-the-Money Pubco SAR Award, the applicable Award Holder shall be paid an amount of cash equal to the product of (i) the Merger Consideration, less the Specified SAR Price for such Specified SAR Award, multiplied by (ii) the number of vested shares of Pubco Common Stock subject to such award immediately prior to its cancellation pursuant to this Section 2.1(b)(i)(G) (after taking into account the vesting of such award occurring in connection with the Transactions pursuant to this Section 2.1(b)(i)(G)), payable by the member of the Spinco Group that is the Award Holder’s employing or engaging entity as of the Closing Date (or its applicable agent) on the first administratively practicable payroll date after the Closing Date;
(5)    in the case of each Pubco Stock-Settled Award, the Net Shares in respect thereof shall be issued by Pubco to the applicable Award Holder no later than the close of business on the Business Day prior to the Closing Date, which Net Shares will be converted into shares of Company Common Stock in the Holding Company Merger in accordance with Section 2.1(b)(i)(F), and the applicable Award Holder shall receive, in respect of such shares of Company Common Stock, (i) in the Distribution, the shares of Spinco Common Stock distributed in respect of such shares of Company Common Stock, and (ii) in the Merger, the Merger Consideration in respect of each such share of Company Common Stock pursuant to Section 3.1(a)(i); and
(6)    in the case of each Pubco Cash-Settled Award, the applicable Award Holder shall be paid an amount of cash equal to the product of (i) the Net Shares multiplied by (ii) the Pubco Stock Value payable by the member of the Company Group or Spinco Group that is the Award Holder’s employing or engaging entity as of the Closing Date (or its applicable agent) on the first administratively practicable payroll date after the Closing Date.
Notwithstanding anything to the contrary herein, with respect to any Pubco LTI Awards that constitute nonqualified deferred compensation subject to Section 409A of the Code and that are not permitted to be settled in accordance with the timing set forth in this Section 2.1(b)(i)(G) without triggering a Tax or penalty under Section 409A of the Code, such payment shall be made at the earliest time permitted under the applicable Pubco Stock Plan and award agreement that will not trigger a Tax or penalty under Section 409A of the Code.
On or prior to the Business Day before the Closing Date, the Pubco Board (or another committee duly authorized by the Pubco Board for such purpose) and the Company Board shall adopt any resolutions and take such other actions as may be necessary to implement the provisions of this Section 2.1(b)(i)(G).
(H)    No Surrender of Securities. Each outstanding certificate that, immediately prior to the Holding Company Merger Effective Time, evidenced shares of Pubco Common Stock (a “Certificate”) shall, from the Holding Company Merger Effective Time, be deemed and treated for all corporate purposes to represent the ownership of the same number of shares of Company Common Stock. With respect to shares of Pubco Common Stock that, immediately prior to the Holding Company Merger Effective Time was represented by book-entry on the stock transfer books of Pubco, the shares of Company Common Stock into which such shares of Pubco Common Stock are converted in the Holding Company Merger shall, from the Holding Company Merger Effective Time, be represented by book-entry on the stock transfer books of the Company and be referred to as “Book-Entry Shares.” From and after the Holding Company Merger Effective Time, there shall be no transfers on the stock transfer books of Pubco of the shares of Pubco Common Stock that were outstanding immediately prior to the Holding Company Merger Effective Time.
(I)    Other Requirements of 251(g) of the DGCL. Pubco and the Company shall take all actions necessary to ensure that the Holding Company Merger complies with Section 251(g) of the DGCL, including by (x) causing the certificate of incorporation and by-laws of the Company immediately following the Holding Company Merger Effective Time to contain provisions identical to the certificate of incorporation and by-laws of Pubco immediately prior to the Holding Company Merger Effective Time (other than provisions, if any, regarding the incorporator or incorporators, the registered office and agent, the initial board of directors and the initial subscribers for shares and such provisions contained in any amendment to the certificate of incorporation as were necessary to effect a change, exchange, reclassification, subdivision, combination or cancellation of stock, if such change, exchange, reclassification, subdivision, combination, or cancellation has become effective) and (y) ensuring that the directors of Pubco become or remain the directors of the Company upon the Holding Company Merger Effective Time.
(ii)    Other Transactions. Upon the terms and subject to the conditions set forth in this Agreement, immediately following the Interim Contribution and prior to the Effective Time, the Company will issue the Intercompany Note and effect the Distribution, in each case in accordance with the Separation Agreement.
Section 2.2    The Merger. At the Effective Time and upon the terms and subject to the conditions of this Agreement, Merger Sub shall be merged with and into the Company (the “Merger”) in accordance with the applicable provisions of the DGCL, the separate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”) and shall succeed to and assume all the rights, powers and privileges and be subject to all of the obligations of Merger Sub in accordance with the DGCL. As a result of the Merger, the Company shall become an indirect wholly owned Subsidiary of Buyer (and a direct or indirect wholly owned subsidiary of U.S. Acquiror). References herein to the “Company” with respect to the period from and after the Effective Time shall be deemed to be references to the Surviving Corporation. The Merger shall have the effects set forth in Section 259 of the DGCL and this Agreement.
Section 2.3    Effective Time. On the Closing Date, the Company and Merger Sub shall file a certificate of merger relating to the Merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Certificate of Merger shall specify that the Merger shall become effective at a time on the Closing Date (such time, the “Effective Time”) that is immediately after the Distribution Time.
Section 2.4    Certificate of Incorporation and Bylaws of the Surviving Corporation; Directors and Officers of the Surviving Corporation.
(a)    At the Effective Time, the certificate of incorporation of the Company shall be amended and restated to be in the form of the certificate of incorporation of Merger Sub in effect immediately prior to the Effective Time (with such modifications as may be necessary to comply with Section 7.6), and such certificate of incorporation, as so amended and restated, shall be the certificate of incorporation of the Company from and after the Effective Time until thereafter changed or amended as provided therein or by applicable Law (subject to compliance with Section 7.6).
(b)    Buyer shall take all actions necessary so that the bylaws of Merger Sub in effect as of immediately prior to the Effective Time shall include such provisions as necessary to comply with Section 7.6, and such bylaws of Merger Sub shall be the bylaws of the Surviving Corporation from and after the Effective Time until thereafter changed or amended as provided therein or by applicable Law (subject to compliance with Section 7.6).
(c)    From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable Law, (i) the directors of Merger Sub as of immediately prior to the Effective Time shall be the directors of the Surviving Corporation, and (ii) the officers of Merger Sub as of immediately prior to the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE III
EFFECT OF THE MERGER ON CAPITAL STOCK; EXCHANGE OF CERTIFICATES; REPAYMENT OF INTERCOMPANY NOTE
Section 3.1    Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any party to this Agreement or any holder of the capital stock of Pubco, the Company, Merger Sub or Buyer:
(a)    Company Common Stock and Merger Sub Common Stock.
(i)    Each share of Company Common Stock issued and outstanding as of immediately prior to the Effective Time (other than (A) shares cancelled or converted in accordance with Section 3.1(a)(ii) and (B) any shares of Company Common Stock held by stockholders of the Company who comply with all provisions of Section 262 of the DGCL concerning the right of holders of shares of Company Common Stock to demand appraisal of such shares in connection with the Merger (such holders described in this clause (B), “Dissenting Stockholders” and such shares described in clause (A) and clause (B) and Section 3.1(a)(ii), the “Excluded Shares”)) shall automatically cease to exist and be converted into and represent the right to receive from U.S. Acquiror, the Merger Consideration, without interest.
(ii)    Each share of Company Common Stock held by the Company as treasury stock or owned by Buyer or Merger Sub immediately prior to the Effective Time shall automatically be cancelled and shall cease to exist and no stock or other consideration shall be issued or delivered in exchange therefor or in respect thereof. Each share of Company Common Stock owned by any direct or indirect wholly owned Subsidiary of Buyer (other than Merger Sub) or the Company will be converted into such number of shares of the Surviving Corporation so as to maintain relative ownership percentages.
(iii)    As of the Effective Time, each share of Company Common Stock issued and outstanding as of immediately prior to the Effective Time, shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of such shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration as provided in Section 3.1(a)(i) (or Section 2.1(b)(i)(G), as applicable).
(iv)    At the Effective Time, all of the shares of common stock, par value $0.001 per share, of Merger Sub (“Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be automatically converted into one (1) fully paid and nonassessable share of common stock, par value $0.00001 per share, of the Surviving Corporation.
(b)    Exchange and Payment.
(i)    Paying Agent. At least ten (10) Business Days prior to the Closing, Buyer and Merger Sub shall enter into an agreement (on terms reasonably acceptable to Pubco) with the Company’s transfer agent (or another entity reasonably acceptable to the Company) to act as agent for the stockholders of the Company in connection with the Merger (the “Paying Agent”) and to receive the Merger Consideration to which the stockholders of the Company shall become entitled pursuant to this Article III. Promptly after the close of business on the Business Day prior to the Closing Date, Pubco shall deliver to Buyer a certificate specifying the number of shares of Company Common Stock that will be outstanding immediately prior to the Effective Time. At the Closing, Buyer shall cause U.S. Acquiror to deposit, or to cause to be deposited, with the Paying Agent, for the benefit of the stockholders of the Company, a cash amount in immediately available funds necessary for the Paying Agent to make the aggregate payments of the Merger Consideration in respect of the shares of Company Common Stock issued and outstanding as of immediately prior to the Effective Time other than the Excluded Shares. Such cash provided to the Paying Agent is referred to as the “Exchange Fund.” If a Dissenting Stockholder effectively withdraws its demand for, or loses its, appraisal rights pursuant to Section 262 of the DGCL with respect to any Dissenting Shares, Buyer shall cause U.S. Acquiror to make available or cause to be made available to the Paying Agent additional funds in an amount equal to the product of (x) the number of Dissenting Shares for which the Dissenting Stockholder has withdrawn its demand for, or lost its, appraisal rights pursuant to Section 262 of the DGCL and (y) the Merger Consideration. The Paying Agent shall invest the cash portion of the Exchange Fund as directed by Buyer; provided that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s, respectively, in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion, or in money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of investment. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the aggregate amounts payable under Section 3.1(a)(i) shall be promptly returned to the Surviving Corporation. To the extent that there are any losses with respect to any such investments, or the Exchange Fund diminishes for any reason below the level required for the Paying Agent to make prompt cash payment under Section 3.1(a)(i) Buyer shall cause U.S. Acquiror or the Surviving Corporation to promptly replace or restore the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Paying Agent to make such aggregate payments under Section 3.1(a)(i).
(ii)    Letter of Transmittal. As soon as reasonably practicable (and in any event, within five (5) Business Days) after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each record holder of shares of Company Common Stock represented by a Certificate or Certificates a letter of transmittal which shall (A) specify that delivery of Certificate(s) shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of such Certificates to the Paying Agent and shall be in such form and have such other provisions as Buyer and Pubco shall reasonably agree and (B) include instructions for use in effecting the surrender of the Certificates in exchange for Merger Consideration with respect to the shares formerly represented thereby.
(iii)    Payment for Shares. Upon delivery to the Paying Agent of such letter of transmittal by any record holder of shares of Company Common Stock represented by a Certificate or Certificates (other than Excluded Shares), if applicable, duly completed and signed in accordance with its instructions, and surrender of the Certificate that immediately prior to the Effective Time represented such shares of Company Common Stock (or affidavit of loss in lieu thereof as provided in Section 3.1(g)), such record holder shall be entitled to receive the Merger Consideration in respect of each of such shares, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable as provided above. Risk of loss of and title to any Certificate will pass only upon proper delivery as provided above. In the event of a transfer of ownership of shares that is not registered in the stock transfer books of Pubco or the Company, a check for any cash and a certificate or other evidence representing any share of Pubco Common Stock, in each case, to be delivered upon compliance with the procedures described above, may be issued to the transferee if the applicable letter of transmittal is accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any applicable stock transfer or other similar Taxes have been paid or that stock transfer or other similar Taxes are not applicable.
(iv)    Book-Entry Shares. As soon as reasonably practicable (and in any event, within two (2) Business Days) after the Effective Time, Buyer shall cause U.S. Acquiror to cause the Paying Agent to issue and deliver to each holder of Book-Entry Shares a check or wire transfer for the amount of cash that such holder is entitled to receive pursuant to Section 3.1(a) in respect of such Book-Entry Shares, without such holder being required to deliver a Certificate or an executed letter of transmittal, “agent’s message” or other documents to the Paying Agent, and such Book-Entry Shares shall then be cancelled. No interest will be paid or accrued for the benefit of holders of Book-Entry Shares on the Merger Consideration payable in respect of Book-Entry Shares.
(c)    No Further Ownership Rights in Company Common Stock. All cash payments in respect of shares of Company Common Stock in accordance with the terms of this Section 3.1 shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock.
(d)    Closing of Transfer Books. From and after the Effective Time, the stock transfer books of the Company shall be closed and no transfer shall be made of any shares of capital stock of the Company that were outstanding as of immediately prior to the Effective Time.
(e)    Termination of Exchange Fund. Any portion of the Exchange Fund made available to the Paying Agent that remains undistributed to the former holders of shares of Company Common Stock on the one (1)-year anniversary of the Effective Time shall be delivered to the Surviving Corporation, and any former holders of shares of Company Common Stock who have not received payments in respect of shares of Company Common Stock in accordance with this Article III shall thereafter look only to U.S. Acquiror and the Surviving Corporation for the Merger Consideration to which they are entitled pursuant to Section 3.1(a)(i), (subject to any applicable abandoned property, escheat or similar Law).
(f)    No Liability. None of Pubco, Spinco, H-ES&R Holdings, the Surviving Corporation, Buyer, Merger Sub, the Paying Agent nor any other Person shall be liable to any holder of Company Common Stock or any holder of shares of Pubco Common Stock for cash properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.
(g)    Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Buyer, the posting by such Person of a bond in customary amount and upon such terms as may be required by Buyer as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent will issue the Merger Consideration in respect of the number of shares of Company Common Stock formerly represented by such lost, stolen or destroyed Certificate.
(h)    Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding as of immediately prior to the Effective Time and which are held by a stockholder who is entitled to demand and properly demands appraisal of such shares of Company Common Stock (the “Dissenting Shares”) pursuant to, and who complies in all respects with, the provisions of Section 262 of the

DGCL, shall not be converted into or be exchangeable for the right to receive the Merger Consideration, but instead such holder shall be entitled to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to Section 262 of the DGCL (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and such holder shall cease to have any rights with respect thereto, except the rights set forth in Section 262 of the DGCL), unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost its right to appraisal under the DGCL. If any Dissenting Stockholder shall have failed to perfect or shall have effectively withdrawn or lost such right, such holder’s shares shall thereupon be treated as if they had been converted into and become exchangeable for the right to receive, as of the Effective Time, the Merger Consideration for each such Share, in accordance with Section 3.1(a), without interest. Pubco shall give Buyer (i) prompt written notice and a copy of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law that are received by Pubco relating to stockholders’ rights of appraisal and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal by stockholders under the DGCL. Pubco shall not, except with the prior written consent of Buyer, voluntarily make any payment with respect to any demands for appraisal, offer to settle or settle any such demands or approve any withdrawal of any such demands. Buyer or a Subsidiary of Buyer shall be responsible for any and all amounts payable in respect of Dissenting Shares.
(i)    Tax Withholding. The Company, Pubco, Buyer, U.S. Acquiror, Merger Sub, the Surviving Corporation, the Paying Agent and any other applicable withholding agent shall each be entitled to deduct and withhold from any amounts otherwise payable or issuable pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or non-U.S. Tax Law. To the extent amounts are so deducted or withheld and timely paid over to the appropriate Governmental Authority, such deducted or withheld amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.
Section 3.2    Repayment of Intercompany Note. Immediately following the Effective Time, on the Closing Date, Buyer shall cause U.S. Acquiror to contribute or cause to be contributed to the Company, and the Company shall immediately thereafter pay to H-ES&R Holdings, a cash amount in immediately available funds equal to the amount necessary to repay in full the Intercompany Note (it being understood that cash and cash equivalents of the Company and its Subsidiaries may be available and may also be used to fund this amount). For the avoidance of doubt, if the Intercompany Note is paid in accordance with this Section 3.2, no interest will be payable thereunder.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES REGARDING PUBCO AND H-ES&R HOLDINGS
Except as otherwise disclosed or identified in (a) the Pubco SEC Documents filed and publicly available on the SEC’s EDGAR database at least two (2) Business Days prior to the date hereof (excluding any disclosures of factors or risks contained or references therein under the captions “Risk Factors” or “Forward-Looking Statements” to the extent they are forward-looking statements and any other similar general, predictive or cautionary statements) or (b) the Company Disclosure Schedule (it being understood that each such disclosure shall also apply to each other representation and warranty contained in this Article IV or Article V to the extent that it is reasonably apparent on the face of such disclosure that it is relevant to or applies to such representation or warranty), the Company hereby represents and warrants to Buyer as follows:
Section 4.1    Organization of Pubco and H-ES&R Holdings. Each of Pubco and H-ES&R Holdings is a corporation or limited liability company, as applicable, that is duly organized, validly existing and in good standing under the Laws of the state of Delaware, except as would not reasonably be expected to have, individually or in the aggregate, a Pubco Material Adverse Effect. Each of Pubco and H-ES&R Holdings has all requisite corporate or limited liability company, as applicable, power and authority to carry on its businesses as now being conducted and is qualified to do business and is in good standing as a foreign corporation or other legal entity in each jurisdiction where the conduct of its business requires such qualification, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Pubco Material Adverse Effect.
Section 4.2    Due Authorization. Each of Pubco and H-ES&R Holdings has all requisite corporate or limited liability company, as applicable, power and authority to execute and deliver this Agreement and the Transaction Documents to which it is or will be a party and to consummate the Transactions, except for (a) such further action of the Company Board required to establish the Record Date and the Distribution Date and declare the Distribution (the effectiveness of which will be subject to the satisfaction or, to the extent permitted by applicable Law, waiver, of the conditions set forth in the Separation Agreement), (b) the Company Stockholder Approvals, and (c) the Pubco Stockholder Approval. The execution and delivery by Pubco and H-ES&R Holdings of this Agreement and the Transaction Documents to which Pubco or H-ES&R Holdings is or will be a party and the consummation by Pubco and H-ES&R Holdings of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all necessary and proper corporate or limited liability company, as applicable, action on its part, and no other corporate or limited liability company, as applicable, action on the part of Pubco or H-ES&R Holdings is necessary to (x) authorize this Agreement or the Transaction Documents to which it is or will be a party or, (y) consummate the Transactions, but in the case of this clause (y) subject to (i) such further action of the Company Board required to establish the Record Date and the Distribution Date and declare the Distribution (the effectiveness of which will be subject to the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in the Separation Agreement), (ii) the Company Stockholder Approvals, and (iii) the Pubco Stockholder Approval. Each of this Agreement and the Transaction Documents to which Pubco or H-ES&R Holdings is or will be a party has been or will be duly and validly executed and delivered by each of by Pubco or H-ES&R Holdings (as applicable), and (assuming that each of this Agreement and the other applicable Transaction Documents to which Buyer or Merger Sub is or will be a party constitutes a legal, valid and binding obligation of Buyer or Merger Sub (as applicable)), constitutes or will when executed and delivered constitute the legal, valid and binding obligation of Pubco or H-ES&R Holdings, as applicable, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (collectively, the “Remedies Exception”).
Section 4.3    Capitalization of Pubco and H-ES&R Holdings.
(a)    The authorized capital stock of Pubco consists of 150,000,000 shares of Pubco Common Stock and 4,000,000 shares of preferred stock. As of the close of business on November 19, 2025, (i) 80,698,491 shares of Pubco Common Stock were issued and outstanding (excluding treasury shares), all of which were duly authorized, validly issued, fully paid and nonassessable, (ii) 37,564,293 shares of Pubco Common Stock were held by Pubco in its treasury, (iii) 3,004,434 shares of Pubco Common Stock were subject to Pubco SAR Awards, (iv) 2,089,603 shares of Pubco Common Stock were subject to Pubco RSU Awards, and (v) 3,750,398 shares of Pubco Common Stock were subject to Pubco PSU Awards (assuming applicable performance conditions are achieved at maximum levels).  Other than 7,039,770 shares of Pubco Common Stock reserved for issuance, including 4,414,168 shares of Pubco Common Stock reserved for issuance under the Pubco Stock Plans, Pubco has no shares of capital stock reserved for issuance.
(b)    Upon any issuance of any shares of Pubco Common Stock in accordance with the terms of the Pubco Stock Plan, such shares will be duly authorized, validly issued, fully paid and nonassessable and free and clear of any Liens and shall be issued in compliance with all applicable Law. Pubco does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of Pubco on any matter.
Section 4.4    Consents and Approvals; No Violations.
(a)    Assuming the accuracy of the representations and warranties of Buyer and Merger Sub set forth in Article VI, no filing with or notice to, and no permit, authorization, registration, consent or approval of, any Governmental Authority is required on the part of Pubco or H-ES&R Holdings for the execution, delivery and performance by Pubco or H-ES&R Holdings of this Agreement or any Transaction Document to which it is a party or the consummation by Pubco or H-ES&R Holdings of the Transactions, except: (i) any filing that may be required under the HSR Act, any other Antitrust Laws, or Foreign Investment Law, the Securities Act, the Exchange Act, or applicable blue sky laws; (ii) compliance with any Permits; (iii) the filing of the Holding Company Merger Certificate of Merger and the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the provisions of the DGCL; (iv) the rules and regulations of NYSE; (v) the filing of any amendment to the Organizational Documents of Spinco or the Company to effect the Holding Company Merger and the Separation; (vi) the filing of the Spinco Registration Statement; (vii) any filings with and approvals of a national securities exchange to permit the shares of Spinco Common Stock that are to be distributed in the Distribution to be approved for listing on such national securities exchange, subject to official notice of issuance; (viii) the filing with the SEC of the Proxy Statement; or (ix) any such filings, notices, permits, authorizations, registrations, consents or approvals, the failure to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Pubco Material Adverse Effect.
(b)    Subject to the receipt of the Consents referenced in Section 4.4(a), neither the execution, delivery and performance by Pubco or H-ES&R Holdings of this Agreement and the Transaction Documents to which it is or will be a party as of the Effective Time, nor the consummation by Pubco or H-ES&R Holdings of the Transactions, will (i) conflict with or result in any breach or violation of any provision of the Organizational Documents of Pubco or H-

ES&R Holdings, (ii) result in a breach or violation of, or constitute a default under, or give rise to any right of termination, amendment, cancellation or acceleration adverse to Pubco or H-ES&R Holdings under a Contract to which Pubco or H-ES&R Holdings is a party, or (iii) violate any Law applicable to Pubco or H-ES&R Holdings, except, in the case of clause (ii) and clause (iii), as would not reasonably be expected to have, individually or in the aggregate, a Pubco Material Adverse Effect.
Section 4.5    Litigation. As of the date of this Agreement, (a) there are no Actions pending or, to the Knowledge of the Company, threatened against Pubco, or any of its Subsidiaries (including H-ES&R Holdings), or arising out of or relating to the business of Pubco and its Subsidiaries, except as would not reasonably be expected to result in a Pubco Material Adverse Effect, and (b) neither Pubco nor any of its Subsidiaries is subject to any outstanding Order, except as would not reasonably be expected to result in, individually or in the aggregate, a Pubco Material Adverse Effect.
Section 4.6    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission for which Buyer or any of its Subsidiaries, including Merger Sub, the Surviving Corporation or the members of the Company Group would be liable after Closing, in connection with this Agreement or the Transaction Documents, or the Transactions, based upon arrangements made by or on behalf of Pubco or any of its Subsidiaries (including H-ES&R Holdings).
Section 4.7    Proxy Statement; Spinco Registration Statement. None of the information regarding Pubco or any of its Subsidiaries (including the members of the Company Group), the Company Business, or the transactions contemplated by this Agreement or any Transaction Document to be provided by Pubco or the Company or any of their respective Subsidiaries specifically for inclusion in, or incorporation by reference into, the Proxy Statement, the Spinco Registration Statement, or the documents relating to the Distribution that are filed with the SEC and/or distributed to Pubco stockholders (the “Distribution Documents”) will, in the case of the Proxy Statement or the Distribution Documents or any amendment or supplement thereto, at the time of the first mailing of the Proxy Statement and the Distribution Documents and of any amendment or supplement thereto, or, in the case of the Spinco Registration Statement, at the time such registration statement becomes effective, on the date of the Pubco Stockholders Meeting, at the Distribution Date or at the Effective Time, contain an untrue or false statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not false or misleading. The Spinco Registration Statement will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act, as the case may be. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to information supplied by or on behalf of Buyer or Merger Sub for inclusion or incorporation by reference in any of the foregoing documents.
Section 4.8    Board and Stockholder Approval.
(a)    At a meeting duly called and held, or by written consent, the Pubco Board has by unanimous vote of all directors (i) determined that the terms of this Agreement and the other Transaction Documents to which Pubco is or will be a party and the transactions contemplated hereby and thereby, including the Separation and the Merger, are advisable, fair to, and in the best interests of Pubco and its stockholders; (ii) approved and declared advisable the execution, delivery and performance of this Agreement and the other Transaction Documents to which Pubco is or will be a party and the transactions contemplated hereby and thereby, including the Holding Company Merger, the Separation and the Merger; and (iii) resolved to make the Pubco Board Recommendation, subject to Section 7.7.

(b)    By written consent, the board of managers of H-ES&R Holdings has unanimously approved and declared advisable the execution, delivery and performance of this Agreement and the other Transaction Documents to which H-ES&R Holdings is or will be a party and the transactions contemplated hereby and thereby, including the Holding Company Merger and the Separation.
(c)    By written consent, the Company Board has unanimously approved and declared advisable the execution, delivery and performance of this Agreement and the other Transaction Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby, including the Holding Company Merger, the Separation and the Merger.
(d)    No vote of the holders of any class of equity securities of Pubco is required for the execution and delivery of this Agreement or any other Transaction Documents to which any of Pubco or its Subsidiaries is to be a party, the performance by Pubco or any of its Subsidiaries of its obligations hereunder and thereunder, or to consummate the Merger and the other transactions contemplated hereunder and thereunder, except that the consummation of the Merger requires the Pubco Stockholder Approval.
(e)    Immediately after the execution of this Agreement, Pubco will approve and adopt, as the Company’s sole stockholder, and the Company will approve and adopt, as the sole member of H-ES&R Holdings, this Agreement and the Transaction Documents and the transactions contemplated hereby and thereby, including the Merger and Separation (the “Company Stockholder Approvals”).
Section 4.9    Opinion of Pubco Financial Advisor. The Pubco Board has received the written opinion of BofA Securities, Inc. to the effect that, as of the date of such opinion, and based upon and subject to the qualifications, assumptions, limitations and other matters set forth in the written opinion, the Base Price to be paid by Buyer to acquire the Company Business pursuant to this Agreement and the Separation Agreement is fair, from a financial point of view, to the holders of Company Common Stock.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as otherwise disclosed or identified in (a) the Pubco SEC Documents filed and publicly available on the SEC’s EDGAR database at least two (2) Business Days prior to the date hereof (excluding any disclosures of factors or risks contained or references therein under the captions “Risk Factors” or “Forward-Looking Statements” to the extent they are forward-looking statements and any other similar general, predictive or cautionary statements) or (b) the corresponding section or subsection of the Company Disclosure Schedule (it being understood that each such disclosure shall also apply to each other representation and warranty contained in this Article V or Article IV to the extent that it is reasonably apparent on the face of such disclosure that it is relevant to or applies to such representation or warranty), the Company hereby represents and warrants to Buyer and Merger Sub as follows:
Section 5.1    Organization of the Company Group. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each member of the Company Group other than the Company is a corporation or other legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each member of the Company Group has all requisite corporate or other organizational power and authority to carry on its businesses as now being conducted and is qualified to do business and is in good standing as a foreign corporation or other legal entity in each jurisdiction where the conduct of its business requires such qualification, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 5.2    Due Authorization. The Company has all requisite corporate power and authority to execute and deliver this Agreement and the Transaction Documents to which it is or will be a party and (subject to the receipt of the Consents described in Section 5.4(a)) to consummate the Transactions (subject, in the case of the Merger, to the Pubco Stockholder Approval and the Company Stockholder Approval), and except for such further action of the Company Board required to establish the Record Date and the Distribution Date, and declare the Distribution (which is subject to the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in the Separation Agreement). The execution and delivery by the Company of this Agreement and the Transaction Documents to which it is or will be a party and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all necessary and proper corporate action on its part and, except for Pubco Stockholder Approval and the Company Stockholder Approvals, no other corporate action on the part of the Company is necessary to authorize this Agreement or the Transaction Documents to which it is or will be a party. Each of this Agreement and the Transaction Documents to which it is or will be a party has been, or when executed and delivered will be, duly and validly executed and delivered by the Company and (assuming that this Agreement and such other applicable Transaction Documents to which Buyer or Merger Sub is or will be a party at the Effective Time constitutes a legal, valid and binding obligation of Buyer or Merger Sub (as applicable)) constitutes or will constitute a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Remedies Exception.
Section 5.3    Capitalization of the Company.
(a)    As of the date hereof, (i) the authorized capital stock of the Company consists of 100 shares of Company Common Stock, (ii) the issued and outstanding shares of capital stock of the Company consists of 100 shares of Company Common Stock, and (iii) no shares of Company Common Stock are being held by the Company in its treasury.  All of the issued and outstanding shares of Company Common Stock are, as of the date hereof (and as of immediately prior to the Holding Company Merger Effective Time will be), owned, of record and beneficially, by Pubco and have been duly authorized and validly issued, are fully paid and nonassessable and have not been issued in violation of any preemptive or similar rights.
(b)    No bonds, debentures, notes or other Indebtedness of any member of the Company Group having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which holders of shares of capital stock of the Company (including Company Common Stock) may vote are, or as of the Effective Time will be, issued or outstanding.
(c)    Except as contemplated by this Agreement and the other Transaction Documents, there are no (i) outstanding options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of capital stock of the Company, or any other commitments or agreements providing for the issuance, sale, repurchase or redemption of shares of capital stock of the Company, (ii) agreements of any kind which may obligate the Company to issue, purchase, redeem or otherwise acquire any of its shares of capital stock, or (iii) voting trusts, proxies or other agreements or understandings with respect to the voting shares of capital stock of the Company.

Section 5.4    Consents and Approvals; No Violations.
(a)    Assuming the accuracy of the representations and warranties of Buyer and Merger Sub set forth in Article VI, no filing with or notice to, and no permit, authorization, registration, consent or approval of, any Governmental Authority is required on the part of the Company for the execution, delivery and performance by the Company of this Agreement or by the Company or any member of the Company Group of any Transaction Document to which it is a party or the consummation by the Company or any member of the Company Group of the Transactions, except (i) any filing that may be required under the HSR Act, any other Antitrust Law, or Foreign Investment Law, the Securities Act, the Exchange Act, or applicable blue sky laws; (ii) compliance with any Permits; (iii) the filing of the Holding Company Merger Certificate of Merger and the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the provisions of the DGCL; (iv) the rules and regulations of NYSE; (v) the filing of any amendment to the Organizational Documents of Spinco or the Company to effect the Holding Company Merger and the Separation; (vi) the filing of the Spinco Registration Statement; (vii) any filings with and approvals of a national securities exchange to permit the shares of Spinco Common Stock that are to be distributed in the Distribution to be approved for listing on such national securities exchange, subject to official notice of issuance; (viii) the filing with the SEC of the Proxy Statement; or (ix) any such filings, notices, permits, authorizations, registrations, consents or approvals, the failure to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or a Pubco Material Adverse Effect.
(b)    Subject to the receipt of the Consents set forth in Section 5.4(a), neither the execution, delivery and performance of this Agreement by the Company or any Transaction Document by the Company or any member of the Company Group to which it is or will be a party as of the Effective Time, nor the consummation by the Company or any member of the Company Group of the Transactions, will (i) conflict with or result in any breach or violation of any provision of the respective Organizational Documents of the Company or of the members of the Company Group, (ii) result in a breach or violation of, or constitute a default under, or give rise to any right of termination, amendment, cancellation or acceleration adverse to any member of the Company Group under any Contract, or (iii) violate any Law applicable to the Company Business, except, in the case of clause (ii) and clause (iii), as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or a Pubco Material Adverse Effect.
Section 5.5    Financial Statements; Undisclosed Liabilities.
(a)    Section 5.5(a) of the Company Disclosure Schedule sets forth unaudited statements of operations of the Company Business for the years ended December 31, 2023, and December 31, 2024, and for the six (6)-month period ended June 30, 2025, and select unaudited balance sheet accounts of the Company Business as of December 31, 2023, December 31, 2024, and June 30, 2025 (the “Company Financial Statements”). The Company Financial Statements (i) were prepared in good faith and derived from the financial data inputs in the consolidated audited financial statements of Pubco for the fiscal years ended, and as of, December 31, 2023, December 31, 2024, and for the six (6)-month period ended, and as of, June 30, 2025, and (ii) present fairly, in all material respects, the financial position and the results of operations of the Company Business as of the respective dates thereof or the periods then ended, in each case except as may be noted therein and subject to normal and recurring year-end adjustments and the absence of footnote disclosures; provided that the Company Financial Statements and the foregoing representations and warranties are qualified by the fact that (A) the Company Business has not operated on a separate standalone basis and has historically been reported within Pubco’s consolidated financial statements, (B) the Company Financial Statements assume certain allocated charges and credits which do not necessarily reflect amounts that would have resulted from arm’s-length transactions or that the Company Business would incur on a standalone basis and certain charges (income tax provisions) and certain liabilities (income tax liabilities and certain self-insurance reserves) and the cash flows related thereto have not been allocated to the Company Business, and (C) the Company Financial Statements are not necessarily indicative of what the results of operations, financial position and cash flows of the Company Business or the members of the Company Group will be in the future. The Company Financial Statements correspond to the segment reporting for Pubco’s Clean Earth reportable business segment as set forth in Pubco’s Quarterly Report on Form 10-Q for the six (6)-month period ended June 30, 2025 and Pubco’s Annual Reports on Form 10-K for the fiscal years ended December 31, 2024 and December 31, 2023.
(b)    Except as noted in Section 5.5(a)(ii)(B) of the Company Disclosure Schedule, there are no liabilities or obligations of the Company Business of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP as applied by Pubco to be reflected on a balance sheet of the Company Business, other than those that: (i) are reflected or reserved against on the Company Financial Statements; (ii) have been incurred in the ordinary course of business consistent with past practice since June 30, 2025; (iii) are incurred in connection with the Transactions or the announcement, negotiation, execution or performance of this Agreement, the Transaction Documents or the Separation; (iv) have been (or will be prior to the Closing) discharged or paid off; or (v) would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(c)    With respect to the Company Business, Pubco and its Affiliates maintain internal controls over financial reporting that provide reasonable assurance (i) that transactions of the Company Business are recorded as necessary to permit the consistent preparation of financial statements in accordance with Section 5.5(a), (ii) that receipts and expenditures of Pubco and its Affiliates are being made only in accordance with the authorization of management and directors of Pubco and its Affiliates and (iii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company Group. Since June 30, 2025, to the Knowledge of the Company, there has not been any (A) significant deficiency or material weakness in any system of internal accounting control used by the Company Business or (B) fraud involving management or other employees of the Company Business who have a material role in the preparation of financial statements or the internal accounting controls used by the Company Business.
(d)    The Necessary Proxy Financial Statements will (i) be prepared in good faith and derived from the financial data inputs in the consolidated audited financial statements of Pubco for the fiscal years ended, and as of, December 31, 2024, December 31, 2025, and for any interim period, and as of the end of such interim period, and (ii) present fairly, in all material respects, the financial position and the results of operations of the Company Business as of the respective dates thereof or the periods then ended, in each case except as may be noted therein and subject to normal and recurring year-end adjustments and the absence of footnote disclosures. The Necessary Spinco Financial Statements will (A) be prepared in good faith and derived from the financial data inputs in the consolidated audited financial statements of Pubco for the fiscal years ended, and as of, December 31, 2023, December 31, 2024, and (B) present fairly, in all material respects, the financial position and the results of operations of the Spinco Business as of the respective dates thereof or the periods then ended, in each case except as may be noted therein and subject to normal and recurring year-end adjustments and the absence of footnote disclosures. The Necessary Public Spinco Financial Statements will (x) be prepared in good faith and derived from the financial data inputs in the consolidated audited financial statements of Pubco for the fiscal year ended, and as of, December 31, 2025, and (y) present fairly, in all material respects, the financial position and the results of operations of the Spinco Business as of the respective dates thereof or the periods then ended, in each case except as may be noted therein and subject to normal and recurring year-end adjustments and the absence of footnote disclosures.

Section 5.6    Absence of Certain Changes or Events. Other than pursuant to this Agreement or the other Transaction Documents (including the Separation), since June 30, 2025 (a) the Company Business has been operated in the ordinary course of business consistent with past practice in all material respects, (b) there has not occurred any event, change, development or effect that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and (c) no member of the Company Group has taken any action that, if taken after the date hereof, would constitute a breach of, or require the consent of Buyer under Section 7.1(b).
Section 5.7    Sufficiency of Assets. At the Closing, (a) taking into account and giving effect to all of the Transaction Documents and the Reorganization, and (b) assuming all consents, authorizations, assignments, amendments and Permits necessary in connection with the consummation of the transactions contemplated by this Agreement and the Transaction Documents have been obtained, the members of the Company Group will own or have the right to use (including by means of ownership of rights pursuant to licenses or other Contracts) the assets, properties and rights necessary to conduct the Company Business immediately following the Closing in substantially the same manner in all material respects as conducted by Pubco and its Subsidiaries as of the date hereof. As of the date of this Agreement, no member of the Company Group is primarily engaged in the Spinco Business. The Company Group operates and has operated the Company Business, and no Subsidiary of Pubco that is not a member of the Company Group operates or has materially operated the Company Business or owns or has owned any material assets primarily involved in operating the Company Business or included in the balance sheet of the Company Business segment.
Section 5.8    Litigation.
(a)    As of the date of this Agreement, (i) there is no Action pending or, to the Knowledge of the Company, threatened, against any member of the Company Group, or arising out of or relating to the Company Business and pending or, to the Knowledge of the Company, threatened, against Pubco or any of its Subsidiaries other than the members of the Company Group, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and (ii) no member of the Company Group (nor any of Pubco or any of its other Subsidiaries solely with respect to the Company Business) is subject to any outstanding order, judgment, writ, injunction, stipulation, award or decree issued by any Governmental Authority (any “Order”), except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(b)    As of the date of this Agreement, there is no Action initiated or asserted by any member of the Company Group or arising out of or relating to the Company Business, that is pending, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 5.9    Real Property.
(a)    Section 5.9(a) of the Company Disclosure Schedule sets forth a true and complete list of the real property owned by members of the Company Group (the “Company Owned Real Property”). Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the members of the Company Group, as applicable, have good and valid fee simple or comparable valid title to all Company Owned Real Property, free and clear of all Liens, except Permitted Liens, and (ii) neither Pubco nor any of its Subsidiaries has received written notice of any, and to the Knowledge of the Company, there is no, pending condemnation, expropriation, eminent domain or similar Action affecting all or any material portion of any Company Owned Real Property that has not been restored or repaired.

(b)    Section 5.9(b) of the Company Disclosure Schedule sets forth a true and complete list of leased real property in which the members of the Company Group have a leasehold or subleasehold interest as lessee or sublessee (the “Company Leased Property” and, together with the Company Owned Real Property, the “Company Real Property”). Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the members of the Company Group, as applicable, have a good and valid leasehold or subleasehold interest in the Company Leased Property, free and clear of all Liens, except Permitted Liens and subject to the Remedies Exception, (ii) each lease under which the Company demises Company Leased Property (each a “Company Lease”) is a legal, valid and binding obligation of a member of the Company Group and, to the Knowledge of the Company, each counterparty and is in full force and effect, (iii) no member of the Company Group, or, to the Knowledge of the Company, any other party thereto, is in breach of or default under and Company Lease, (iv) no event has occurred that with notice or lapse of time or both would constitute a breach of or default thereunder by any member of the Company Group or, to the Knowledge of the Company, any other party thereto, which breach or default has not been cured, (v) no party to any Company Lease has provided written notice of its intent to or threatened in writing to exercise any termination right with respect to any such Company Material Contract, and (vi) no member of the Company Group (nor any of Pubco or any of its other Subsidiaries solely with respect to the Company Business) has subleased, licensed, assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in any Company Leased Property, except Permitted Liens.
(c)    Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all buildings, structures, improvements and fixtures owned or leased by the Company Group or used in the operation of the Company Business and located on, under, over or within the Company Real Property (i) are in operating condition and repair and structurally sound and free of any material defects sufficient for the current operation of the Company Business in the manner presently conducted; (ii) are sufficient for their current and contemplated uses; and (iii) consist of sufficient access, ingress and regress, to permit the continued use of such facilities in the manner and for the purposes to which they are presently devoted.  Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (A) there are no outstanding or threatened requirements by any insurance company which has issued an insurance policy to a member of the Company Group or relating to the Company Business covering any Company Real Property, or by any board of fire underwriters or other body exercising similar functions, requiring any material repairs or material alterations to be done on any Company Real Property (and which are not the obligation of a landlord under a Company Lease), other than routine risk-remediation recommendations involving repairs or alterations, and (B) the Company Real Property consists of adequate and sufficient real property to conduct the Company Business in the manner presently conducted.
Section 5.10    Tax Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:
(a)    (i) All Tax Returns required to be filed by or with respect to the Company, any member of the Company Group or any Company Consolidated Group, or with respect to the Company Business, have been timely filed (taking into account applicable extensions), (ii) all such Tax Returns are true, correct and complete, and (iii) all Taxes due and payable, whether or not shown as due and payable on any Tax Returns, by or with respect to the Company, any member of the Company Group or any Company Consolidated Group, or with respect to the Company Business, have been timely paid in full;
(b)    All Taxes required by applicable Law to be withheld or collected by the Company or any member of the Company Group in connection with amounts paid or owing to or from any employee, independent contractor, creditor, stockholder, member or other third party have been duly and timely withheld and collected and have been paid over to the proper Governmental Authority to the extent due and payable, and the Company and each member of the Company Group have complied with all applicable information reporting, withholding, collection and record keeping requirements with respect to Taxes;
(c)    (i) No Governmental Authority has proposed, asserted or assessed any claim, assessment, adjustment or deficiency for Taxes against or with respect to the Company, any member of the Company Group or any Company Consolidated Group, or with respect to the Company Business, except for deficiencies which have been fully satisfied by payment, settled or withdrawn and (ii) no claim, audit or other Tax Proceeding is pending, threatened in writing or, to the Knowledge of the Company, threatened with respect to any Taxes of the Company, any member of the Company Group, or any Company Consolidated Group, or with respect to the Company Business;
(d)    Neither the Company nor any member of the Company Group (i) is or has been a member of an affiliated, consolidated, combined, unitary, loss sharing or similar group for Tax purposes (other than a Company Consolidated Group) or (ii) has any Liability for Taxes of any other Person (other than any other member of the Company Group or as a result of being a member of a Company Consolidated Group) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), as a transferee or successor, by Contract (other than any Contracts entered into in the ordinary course of business consistent with past practice the primary purpose of which does not relate to Taxes) or otherwise by operation of Law;
(e)    Within the past two (2) years, none of the Company, any member of the Company Group or any member of the Company Consolidated Group has constituted a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(a) of the Code;
(f)    None of the Company, any member of the Company Group or any member of a Company Consolidated Group has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of state, local or non-U.S. Law);
(g)    There are no Liens for Taxes (other than Permitted Liens) upon the assets of any member of the Company Group or the Company Business;
(h)    No requests for rulings, agreements (including “closing agreements” within the meaning of Section 7121 of the Code or any similar provision of state, local or non-U.S. Law) or determinations with respect to any Taxes of or relating to the Company, any member of the Company Group or any Company Consolidated Group is currently pending before a Governmental Authority, and no such rulings, agreements or determinations will be binding on any member of the Company Group or the Company Consolidated Group after the Closing Date;
(i)    No member of the Company Group is a party to, is otherwise bound by or has any obligation under any Tax allocation, indemnity or sharing agreement or any similar Contract or arrangement (other than (A) any such Contract or arrangement exclusively between or among two or more members of the Company Group, or (B) any Contract entered into in the ordinary course of business consistent with past practice, the primary purpose of which does not relate to Taxes);
(j)    No jurisdiction in which the Company, any member of the Company Group or any member of a Company Consolidated Group does not pay a particular type of Tax or file a particular type of Tax Return has made a claim in writing that such entity is or may be subject to taxation of such type or required to file a Tax Return of such type in such jurisdiction;

(k)    No member of the Company Group, nor any Company Consolidated Group, will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any (i) change in method of accounting or use of an improper method of accounting prior to the Closing, (ii) “closing agreement” (within the meaning of Section 7121 of the Code or any similar provision of state, local or non-U.S. Law) executed prior to the Closing, (iii) installment sale or open transaction disposition, intercompany transaction or “excess loss account” made or existing prior to the Closing, (iv) prepaid amount received or deferred revenue accrued prior to the Closing, or (v) income arising or accruing prior to the Closing and includible after the Closing under Section 951, 951A or 956 of the Code;
(l)    None of the Company, any member of the Company Group and, with respect to any Tax that would be reflected on a Company Consolidated Group Return, any Company Consolidated Group, has waived any statute of limitations in respect of the assessment or collection of any Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency, which waiver or extension is still in effect;
(m)    Neither the Company nor any member of the Company Group is or has been subject to Tax in a country other than the country of its organization by virtue of having a permanent establishment or other place of business or taxable presence in that country;
(n)    The Company, each member of the Company Group and each member of a Company Consolidated Group have complied with all applicable transfer pricing Laws, including as to the preparation and maintenance of contemporaneous documentation;
(o)    The Company and each member of the Company Group is registered for sales, use, value-added, goods and services and similar Tax purposes in each jurisdiction where it is required to be so registered under applicable Law and has complied with all applicable Laws related to such Taxes, including any obligation to collect and remit any Taxes in respect of services provided by it; and
(p)    Section 5.10(p) of the Company Disclosure Schedule sets forth, for each member of the Company Group, the U.S. federal income Tax classification of such entity, any entity classification election previously made pursuant to Treasury Regulations Section 301.7701-3(c) with respect to such entity and the effective date of such election. No entity classification election set forth on Section 5.10(p) of the Company Disclosure Schedule has been modified or revoked.
All references in this Section 5.10 to “the Company” (other than as used in the terms “Company Group,” “Company Consolidated Group,” “Company Business” and “Company Disclosure Schedule”) shall mean the Company from and after the Holding Company Merger and Pubco prior to the Holding Company Merger.
Section 5.11    Material Contracts.
(a)    There are no Company Material Contracts as of the date hereof except as set forth on Section 5.11(a) of the Company Disclosure Schedule. The term “Company Material Contracts” means Contracts (other than sales or purchase orders, statements of work, standard terms and conditions, invoices and similar instruments) in the following categories to which Pubco or any of its Subsidiaries is a party (in each case, other than any intercompany agreements or any Benefit Plan):
(i)    each of the top twenty (20) Contracts that are exclusively related to the Company Business, measured by the total amounts invoiced from the Company Business during the twelve (12)-month period immediately preceding December 31, 2024;

(ii)    each of the top twenty (20) Contracts that are exclusively related to the Company Business, measured by the total amounts invoiced to the Company Business during the twelve (12)-month period immediately preceding December 31, 2024;
(iii)    any material partnership, joint venture, collaboration or similar material agreement involving partnership or co-investment between the Company Business and a third party;
(iv)    any Contract relating to the acquisition or disposition of any business for aggregate consideration under such Contract in excess of $25,000,000 (whether by merger, sale of stock, sale of assets or otherwise) under which, after Closing, the Company Business will have any remaining material obligation with respect to an “earn out,” contingent purchase price or similar contingent payment obligation;
(v)    any Contract the terms of which restrict or limit in any material respect the ability of any member of the Company Group or Buyer after the Closing to compete in any business or with any Person or in any geographic area, other than Contracts containing customary non-solicitation and no-hire provisions entered into in the ordinary course of business;
(vi)    any lease for any Company Leased Property providing for annual rent payments as of the date of this Agreement in excess of $250,000;
(vii)    any Contract (A) pursuant to which (1) any Person has licensed any material Intellectual Property to any member of the Company Group or (with respect to the Company Business) the Spinco Group, or granted to any member of the Company Group or (with respect to the Company Business) the Spinco Group, any covenant not to sue or substantial right of use with respect to any Intellectual Property, excluding non-exclusive licenses with respect to generally commercially available software, or (2) any member of the Company Group or (with respect to the Company Business) the Spinco Group has granted any Person a license to any material Company Intellectual Property or a covenant not to sue or other substantial right of use with respect to any Company Intellectual Property other than non-exclusive licenses granted in the ordinary course of business in connection with the sale or licensing of any products or services, or (B) relating to the development of any material Company Intellectual Property (other than Contracts entered into with employees or independent contractors assigning to the Company Group all Intellectual Property developed thereunder);
(viii)    any Contract relating to or evidencing Indebtedness of the Company Business in excess of $5,000,000, except for (A) the Pubco Debt Facilities, (B) any Contract relating to the type of Indebtedness described in clause (iv) or (v) of the definition of “Indebtedness” and (C) Indebtedness solely among the members of the Company Group;
(ix)    any Contract with a term exceeding one (1) year after the date of this Agreement that is a financial derivative interest rate hedge that is exclusively related to the Company Business with a value in excess of $5,000,000; and
(x)    each Contract under which any member of the Company Group has continuing material guarantee or indemnification obligations to any Person, other than those entered into in the ordinary course of the Company Business.

(b)    Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each Company Material Contract and each Contract set forth on Section 5.11(b)(i) of the Company Disclosure Schedule is a legal, valid and binding obligation of a member of the Company Group and, to the Knowledge of the Company, each counterparty and is in full force and effect, (ii) neither Pubco and its applicable Subsidiaries nor, to the Knowledge of the Company, any other party thereto, is in breach of, or in default under, any such Company Material Contract, (iii) no event has occurred that with notice or lapse of time or both would constitute such a breach or default thereunder by the Company or any of its applicable Subsidiaries, or, to the Knowledge of the Company, any other party thereto, and (iv) no party to any Company Material Contract has provided written, or, to the Knowledge of the Company, oral notice of its intent to or threatened in writing, or, to the Knowledge of the Company, orally to exercise any termination right with respect to any such Company Material Contract.
Section 5.12    Labor Relations.
(a)    Section 5.12(a)(i) of the Company Disclosure Schedule sets forth a list, as of the date of hereof, of each labor union, works council or other employee representative body that represents Company Group Employees; and Section 5.12(a)(ii) of the Company Disclosure Schedule sets forth a list of each Collective Bargaining Agreement that pertains to any of the Company Group Employees as of the date hereof. Pubco has made available to Buyer a correct and complete copy of each such Collective Bargaining Agreement. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) no petition for recognition of a labor organization for the representation of any Company Group Employee is pending or, to the Knowledge of the Company, threatened; and (ii) no strike, slowdown, work stoppage, lockout, job action, picketing, labor dispute, union organizing activity, in each case affecting the Company Business or any of the members of the Company Group, exists or has existed within the past two (2) years.
(b)    There are no pending, or to the Knowledge of the Company, threatened, unfair labor practice charges or other labor- or employment-related charges, complaints or other grievances or Actions by or before any Governmental Authority arising under any applicable Law governing labor or employment in connection with or otherwise related to any Company Group Employees, other than any such charges, complaints, grievances or Actions that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(c)    Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, for the past two (2) years, Pubco and Pubco’s Subsidiaries (in each case, solely with respect to the Company Group Employees) have been in compliance with all Laws relating to labor and employment, including terms and conditions of employment, employment practices, employment discrimination and harassment, civil rights, the Worker Adjustment and Retraining Notification Act and any similar state or local plant closures and mass layoffs Laws, wages (including minimum wage and overtime), hours of work, meal and rest breaks, withholdings and deductions, classification of workers as employees, independent contractors and consultants, classification of employees as exempt and non-exempt, employment equity, collective bargaining, occupational health and safety, workers’ compensation, work authorization and immigration.
Section 5.13    Compliance with Law; Permits.
(a)    Except for Environmental Laws (which are addressed exclusively as set forth in Section 5.17), Pubco and Pubco’s Subsidiaries (in each case, solely with respect to the Company Business) and the members of the Company Group are, and, during the past three (3) years Pubco and Pubco’s Subsidiaries (in each case, solely with respect to the Company

Business) and the members of the Company Group (i) have been in compliance with all applicable Laws, and (ii) have not received notice from any Governmental Authority alleging any material non-compliance with or possible violation of any applicable Law or that Pubco or any of its Subsidiaries (with respect to the Company Business) or the members of the Company Group, is subject to any inspection, investigation, survey, audit or other review, except in each case as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(b)    Except with respect to Permits required under applicable Environmental Laws (which are addressed exclusively in Section 5.17), (i) Pubco and its Subsidiaries (with respect to the Company Business) and the members of the Company Group have obtained all of the Permits necessary to conduct the Company Business substantially as conducted as of the date hereof and in compliance with applicable Law, (ii) such Permits are valid and in full force and effect and Pubco or its applicable Subsidiary or the applicable member of the Company Group is in compliance with the terms thereof and (iii) no Governmental Authority has commenced or given written, or, to the Knowledge of the Company, oral notice to Pubco or any member of the Company Group that it intends to commence an Action to revoke, suspend or materially modify the terms of any such Permits, in each case of (i), (ii) and (iii) except for such matters that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(c)    Except where any such action would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no member of the Company Group (nor any of Pubco or any of its other Subsidiaries solely with respect to the Company Business) has, and no agent nor other third party operating on behalf of any of the foregoing, has, at any time in the past five (5) years, directly or indirectly, taken any action which would reasonably be expected to result in a violation of any applicable Anti-Corruption Laws. No member of the Company Group (nor any of Pubco or any of its other Subsidiaries solely with respect to the Company Business), and no agent nor other third party operating on behalf of any of the foregoing, has, at any time in the past five (5) years, directly or indirectly, offered, paid, promised to pay, or authorized a payment of, any money or other thing of value (including any fee, gift, sample, travel expense or entertainment) or any commission payment, or any payment related to political activity, to any Person who is an official of any Governmental Authority in violation of any applicable Anti-Corruption Laws or for the purpose of unlawfully influencing any act or decision of such Person in such Person’s official capacity, inducing such Person to do or omit to do any act in violation of the lawful duty of such Person, securing any improper business advantage, or inducing such Person to use such Person’s influence with a Governmental Authority to unlawfully affect or to influence any act or decision of such Governmental Authority, in order to assist any member of the Company Group (or Pubco or any of its other Subsidiaries solely with respect to the Company Business) in obtaining or retaining business for or with, or directing business to, any Person.
(d)    Each member of the Company Group (and Pubco and any of its Subsidiaries solely with respect to the Company Business) is and has at all times during the past five (5) years been in compliance with all Export Control Laws, and there is no pending or, to the Company’s Knowledge, threatened investigation or review by any Governmental Authority with respect to compliance by any member of the Company Group (and Pubco or any of its Subsidiaries solely with respect to the Company Business) with Export Control Laws. For the past five (5) years, no member of the Company Group (nor any of Pubco or any of its other Subsidiaries solely with respect to the Company Business) nor any of their respective employees or agents acting on behalf of the Company Group has at any time been (i) a Restricted Party or (ii) engaged in any dealings or transactions with or for the benefit of any Restricted Party or in any Restricted Country, in each case, in violation of Export Control Laws.

Section 5.14    Regulatory Matters. During the past three (3) years Pubco and Pubco’s Subsidiaries (in each case, solely with respect to the Company Business) and the members of the Company Group have filed with the applicable regulatory authorities all required material filings, declarations, listings, registrations, reports or submissions, including, but not limited to, adverse event reports, except, in each case, as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All such filings, declarations, listings, registrations, reports or submissions were in material compliance with all applicable Laws when filed, and, as of the date of this Agreement, no deficiencies have been asserted in writing by any applicable Governmental Authority to Pubco or any of its Subsidiaries with respect to any such filings, declarations, listing, registrations, reports or submissions, except as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 5.15    Company Benefit Plans.
(a)    Section 5.15(a) of the Company Disclosure Schedule sets forth a true and complete list, as of the date hereof, of each material Company Benefit Plan and indicates, with respect to each such Company Benefit Plan, whether such Company Benefit Plan is a Foreign Benefit Plan and, if so, the jurisdiction in which such Company Benefit Plan is maintained.
(b)    As applicable with respect to each of the material Company Benefit Plans, Pubco has made available to Buyer true and complete copies of: (i) the applicable plan document (including all amendments thereto); (ii) the most recent summary plan description; (iii) the most recent Form 5500; (iv) the most recent determination, opinion or advisory letter issued by the IRS; and (v) any material, non-routine correspondence with any Governmental Authority in the past three (3) years.
(c)    Each Company Benefit Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS (or is entitled to rely upon a favorable opinion letter issued by the IRS), and to the Knowledge of the Company, there are no existing circumstances or events that would reasonably be expected to adversely affect the qualified status of any such plan.
(d)    Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) each of the Company Benefit Plans has been operated, funded and administered in all respects in accordance with its terms and in compliance with applicable Law, including ERISA and the Code; (ii) there are no pending Actions (other than routine claims for benefits), or to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries involving any Company Benefit Plan; (iii) all required benefits, contributions, premiums and distributions required under or due with respect to each Company Benefit Plan have been made or properly accrued on the Company Financial Statements, to the extent required by GAAP; (iv) there are no pending claims, investigations, audits, actions, suits, or proceedings that have been asserted or instituted with respect to any Company Benefit Plan other than routine claims for benefits, and there are no such claims, investigations, audits, actions, suits, or proceedings pending or, to the Knowledge of the Company, threatened in writing, involving any Company Benefit Plan; and (v) each Company Benefit Plan that is or has ever been a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code and associated Treasury Regulations thereunder, has been maintained and administered, and is, and within the last three (3) years has been, in operational and documentary compliance with Section 409A of the Code.
(e)    Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) neither the Company nor any of its ERISA Affiliates has, at any time during the preceding six (6) years, contributed to, or been obligated to contribute to any Multiemployer Plan or a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA) with respect to Company Group Employees; (ii) no Company Benefit Plan is subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, and neither the Company nor any of its ERISA Affiliates sponsored, maintained or contributed to any such plan in the prior six (6) years (in each case, with respect to or that would result in any material liability to, the Company Business); (iii) neither the Company nor any of its ERISA Affiliates has incurred any liability to or with respect to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA, that has not been satisfied in full; and (iv) no Controlled Group Liability has been incurred by the Company or its ERISA Affiliates that has not been satisfied in full, and, to the Knowledge of the Company, no condition exists that presents a material risk to the Company or its ERISA Affiliates of incurring any such liability.
(f)    Neither the execution and delivery of this Agreement nor the consummation of the Transactions shall, either alone or in combination with another event: (i) entitle any Company Group Employee to severance pay, unemployment compensation or any other benefits or payments; (ii) accelerate the time of payment, funding or vesting, or increase the amount of any payments or benefits due to any Company Group Employee; (iii) limit or restrict the right to merge, terminate or amend any Company Benefit Plan on or after the Closing; or (iv) result in any payment (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulations Section 1.280G-1) that would, individually or in combination with any other such payment, constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).
(g)    No Company Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 409A or 4999 of the Code.
(h)    No Company Benefit Plan provides, and neither the Company nor any member of the Company Group otherwise has any obligation to provide with respect to any Company Group Employee, for post-retirement or other post-employment health or welfare benefits, other than (i) health care continuation coverage as required by Law, or (ii) benefits the full costs of which are borne by the current or former individual service provider.
(i)    Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Foreign Benefit Plan that is a Company Benefit Plan (i) has been operated in conformance with the applicable statutes or governmental regulations and rulings relating to such plans in the jurisdictions in which such Foreign Benefit Plan is present or operates and, to the extent relevant, the United States, (ii) that is intended to qualify for special tax treatment meet all requirements for such treatment and (iii) that is intended to be funded or book-reserved is fully funded or book reserved, as appropriate, based upon reasonable actuarial assumptions.
Section 5.16    Intellectual Property.
(a)    Section 5.16(a) of the Company Disclosure Schedule sets forth a list, as of the date hereof, of all Company Intellectual Property that is issued or renewed by, registered, recorded or filed with, or the subject of a pending application before any Governmental Authority or internet domain name registrar (the “Registered Company Intellectual Property”). Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each item of Registered Company Intellectual Property is subsisting, valid and enforceable and (ii) as of the date hereof, does not require any filings, payments or similar actions to be taken by the Company Group for the purposes of obtaining, maintaining, perfecting or renewing such Intellectual Property.

(b)    Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) as of the date hereof, Pubco and its Subsidiaries solely and exclusively own, and as of the Effective Time, the members of the Company Group solely and exclusively own, all rights, title and interest in and to the Company Intellectual Property, in each case, free and clear of all Liens other than Permitted Liens; and (ii) the Company Intellectual Property and the Intellectual Property licensed to the members of the Company Group pursuant to the Transaction Documents include all Intellectual Property owned by Pubco and its Subsidiaries and used in, held for use in or necessary for the operation of the Company Business as currently conducted (it being understood that the rights granted to the Company Group with respect to the Retained Marks and Pubco’s Internet Properties are set forth in Section 7.2 of the Separation Agreement or in the Transition Services Agreement).
(c)    Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) within the past four (4) years, there have been no opposition or cancellation Actions pending or threatened that challenge the ownership, validity or enforceability of any Company Intellectual Property (other than ordinary course proceedings related to the application for any item of Registered Company Intellectual Property); (ii) the operation of the Company Business does not infringe, misappropriate or violate the Intellectual Property of any other Person and in the past six (6) years has not infringed, misappropriated, or violated the Intellectual Property of any other Person; and (iii) Pubco and its other Subsidiaries have not received any written notice within the past five (5) years alleging that the operation of the Company Business, infringes, misappropriates, or violates the Intellectual Property of any other Person.
(d)    Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) to the Company’s Knowledge, no Person is infringing, misappropriating or otherwise violating, and within the past three (3) years has not infringed, misappropriated, or violated, any Company Intellectual Property, and (ii) neither Pubco nor any of its Subsidiaries (including any member of the Company Group) has, within the past five (5) years, made a written allegation or brought any Action against any Person claiming that such Person is infringing, misappropriating or otherwise violating, any Company Intellectual Property.
(e)    Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, Pubco and its Subsidiaries and the members of the Company Group have taken commercially reasonable measures to protect, preserve, and maintain the Company Intellectual Property, including by protecting the confidentiality of all Trade Secrets included in the Company Intellectual Property, and there are, and in the past four (4) years there have been, no unauthorized uses or disclosures of any such Trade Secrets.
(f)    Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, Pubco and its Subsidiaries (including the members of the Company Group) have executed written Contracts with all Persons (including their respective current and former employees, consultants and independent contractors) who contributed to the development or creation of any Intellectual Property of or in the course of work for the Company Business, pursuant to which each such Person has assigned to a member of the Company Group all of such Person’s right, title and interest in and to all such Intellectual Property developed or created in the course of such Person’s employment or retention thereby, to the extent such Intellectual Property did not vest in a member of the Company Group by operation of Law.
(g)    Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) no funding, personnel, or facilities of any Governmental Authority, university, college, or other educational institution or research center was used, directly or indirectly, to develop or create any Intellectual Property for or on behalf of the Company Business in a manner that has resulted in any such third party having any current claim or right in or to any such Intellectual Property, and (ii) no such Person has asserted in writing any claim or right in or to any Company Intellectual Property on the basis that its funding, personnel, or facilities were used in the development thereof.
(h)    Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, Pubco and its Subsidiaries (including the members of the Company Group) have not incorporated, included, embedded, linked or distributed any Open Source Software with software the Intellectual Property in which is included in the Company Intellectual Property (“Company Software”) and distributed or made available such combined software in a manner that would require as a condition of the use, modification, hosting, or distribution of such Open Source Software that any such Company Software (or material portion thereof): (i) be disclosed or distributed in source code form; (ii) be licensed for the purpose of making, or otherwise permit any Person to make, derivative works of, or reverse engineering, any such software; or (iii) be redistributed, hosted or otherwise made available at no or nominal charge. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (x) no material portion of source code of Company Software has been disclosed, licensed, released, distributed or made available to or for any Person who was not or is not an employee, contractor, consultant or other Person working on behalf of the Company and its Subsidiaries, or escrowed to or for any Person, and no Person has been granted any rights thereto or agreed to disclose, license, release, deliver, escrow, or otherwise grant any right thereto and (y) no event has occurred, and no circumstance or condition exists, that (whether with or without the passage of time, the giving of notice or both) will, or would reasonably be expected to, result in a requirement that any source code of Company Software be disclosed, licensed, released, distributed, escrowed or made available, or any other grant of any right be made with respect thereto.
(i)    Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, solely with respect to the Company Business, (i) neither Pubco nor its Subsidiaries has, within the past five (5) years, sent, been required to send, or received any written notice in connection with any actual or alleged violation by Pubco or its Subsidiaries of any Privacy Requirements, nor, has Pubco or its Subsidiaries been threatened in writing to be charged with any such violation by any Governmental Authority in connection with the Company Business; (ii) neither Pubco nor its Subsidiaries has, within the past five (5) years, received any written complaint by any Person with respect to the collection, use or Processing of Personal Information used in the Company Business; (iii) in connection with the Company Business, Pubco and its Subsidiaries maintain policies and procedures regarding data security and privacy that are commercially reasonable and designed to protect Personal Information against any unauthorized use, access, disclosure or other Processing and otherwise comply with Privacy Requirements; and (iv) within the past five (5) years, there has been no unauthorized use, access or disclosure of Personal Information, or unauthorized use or access to Company Business Systems (or any proprietary and confidential information Processed thereby), in each case, used in the Company Business.
(j)    Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) as of (A) the date hereof, Pubco and its Subsidiaries, and (B) the Effective Time, the members of the Company Group, own or have a valid right to access and use the Company Business Systems in substantially the same manner as conducted by Pubco and its Subsidiaries as of the date hereof, taking into account all assets and services to be provided, acquired, leased, licensed or otherwise obtained under the Transaction Documents; and (ii) the Company Business Systems do not contain any viruses, worms, trojan horses, bugs, faults or other devices, errors, contaminants or effects that disrupt or adversely affect the functionality of any such Company Business Systems.
(k)    Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) Pubco and its Subsidiaries (including the

Company Group) have taken commercially reasonable precautions to protect the confidentiality, integrity and security of the Company Business Systems, and all information Processed thereby or stored therein from any unauthorized Processing; and (ii) in the past four (4) years there have been no failures or other adverse events affecting any of the Company Business Systems that have caused any material disruption in the use thereof or to the operation of the Company Business.
(l)    Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the execution or performance of this Agreement or any Transaction Documents, nor the consummation of the Transactions, will (i) result in the loss or impairment of, or the requirement to pay additional royalties, fees or other payments to secure, the Company’s or any member of the Company Group’s right to own or use any of the Company Intellectual Property, or (ii) under any Contract to which any member of the Company Group is bound, result in any member of the Company Group or Buyer or any of its Affiliates being bound by or subject to any obligation to grant licenses, covenants not to assert or other rights with respect to Intellectual Property that such Person is not bound by or subject to as of the Closing Date.
Section 5.17    Environmental Matters.
(a)    The members of the Company Group, and the facilities and operations on any real property owned, leased or operated by the members of the Company Group, in each case with respect to the Company Business, are, and for the past five (5) years have been, in compliance with applicable Environmental Laws and any material Permit required to operate the Company Business or occupy and use the Company Leased Property under any applicable Environmental Law, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(b)    As of the date of this Agreement, (i) there is no Action pending or, to the Knowledge of the Company, threatened that asserts any actual or potential Environmental Liability relating to the Company Business, and (ii) no outstanding Order has been issued or is otherwise in effect in relation to any Environmental Law, in each case relating to the Company Business or any real property currently owned, leased or operated by the Company Business, that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(c)    (i) There has been no unpermitted Release or threatened Release by any member of the Company Group of any Hazardous Substances at any, on, upon, into, under or from any real property or other assets currently owned, leased or operated by the Company Group or the Company Business; and (ii) there have been no Releases at, on, upon, into, under or from any real property owned, leased or operated by the Company Group or the Company Business or, to the Knowledge of the Company, in the vicinity of any real property owned, leased or operated by the Company Group or the Company Business which, in each case, through the soil, groundwater, or surface water, have come to be located at, on, upon, into or under such real property; in the case of each of clauses (i)-(ii) except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(d)    No member of the Company Group (nor any of Pubco or any of its other Subsidiaries solely with respect to the Company Business) has received written notice from any Person, (i) that it has been identified by the U.S. Environmental Protection Agency or similar Governmental Authority as a potentially responsible party under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, and the regulations thereunder, or any comparable Environmental Law with respect to a site listed or proposed to be listed on the “National Priorities List,” as in effect as of the Closing Date, of hazardous waste sites or any similar state list of hazardous waste sites; (ii) that it is, or could reasonably be expected to be, liable for any Hazardous Substances that it generated, transported, or disposed of has been found at any site at which a Person has conducted, is in the process of conducting or has ordered a remedial investigation, removal, or other response action pursuant to any Environmental Law; or (iii) that it shall be a named party to any Action arising out of any alleged Release of Hazardous Substances; in the case of each of clauses (i)-(iii) except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(e)    Each member of the Company Group (and Pubco and any of its Subsidiaries solely with respect to the Company Business) (i) owes no fees, fines, levies or assessments associated with any violations of its Permits related to Environmental Laws; (ii) is in compliance with any and all deadlines for the filing of any reports, notices, summaries, assessments or forms required by any Environmental Law or any Permit related thereto; and (iii) is in compliance with any and all recordkeeping, monitoring, assessing, reporting and document filing requirements of any Environmental Law or any Permit related thereto; in the case of each of clauses (i)-(iii) except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(f)    Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, none of the real property or other assets of any member of the Company Group (or of Pubco or any of its Subsidiaries solely with respect to the Company Business) is or shall be subject to any environmental restrictive transfer law or regulation, including the Industrial Site Recovery Act, N.J.S.A. 13:1K-6 et seq. and the Connecticut Property Transfer Law, Sections 22a-134 through 22a-134e of the Connecticut General Statutes, solely by virtue of the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.
Section 5.18    Insurance. Section 5.18 of the Company Disclosure Schedule contains a true, correct and complete summary of the insurance policies that are maintained by or on behalf of the Company Group or the Company Business as of the date hereof, setting out, in respect of each policy, the type of policy, the name of insurer, the coverage allowance, the expiration date and the annual premium. All insurance policies (excluding any Company Benefit Plans) to which any member of the Company Group is currently a party, or which are held for the benefit of the members of the Company Group or the Company Business, are in full force and effect, and, to the Knowledge of the Company, have been issued by licensed insurers, all premiums due and payable with respect thereto have been paid, no event has occurred which, with notice or lapse of time or both, would constitute a breach or default, or permit termination under such insurance policies, and no notice of cancellation or termination has been received with respect to any such policies, except for such cancellations or terminations which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. In the past two (2) years, to the Company’s Knowledge, no member of the Company Group (nor any of Pubco or any of its other Subsidiaries solely with respect to the Company Business) has failed to give any notice of any material claim under any such policies in a due and timely fashion or received any written, or oral denial of claims for any material claims made under such policies.
Section 5.19    Affiliate Matters. Except for Contracts solely between or among the members of the Company Group or Contracts for employment, compensation or benefit agreements or arrangements with directors, officers and employees made in the ordinary course of business or as set forth on Section 5.19 of the Company Disclosure Schedule, no member of the Company Group is party to any Company Affiliate Contract.

Section 5.20    Guarantees. Section 5.20 of the Company Disclosure Schedule sets forth a true and complete list of each material guarantee, indemnity, surety bond, letter of credit, banker acceptance and letter of comfort given or obtained by any member of the Spinco Group primarily for the benefit of the Company Business or any member of the Company Group, in each case outstanding as of the date hereof.
Section 5.21    No Other Representations and Warranties. Except as expressly set forth in Article VI or in any Transaction Document, (a) Pubco and the Company each acknowledges and agrees that neither Buyer, Merger Sub nor any of their Affiliates, nor any of their respective Representatives has made, or is making, any express or implied representation or warranty whatsoever with respect to Buyer, Merger Sub nor any of their Affiliates, or any of their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and (b) each of Pubco and the Company each further acknowledges and agrees that neither Buyer, Merger Sub nor any of their Affiliates shall be liable in respect of the accuracy or completeness of any information provided to Pubco, the Company or any of their respective Affiliates or Representatives. Without limiting the generality of the foregoing, except as expressly set forth in Article VI or in any Transaction Document, Pubco and the Company each acknowledges and agrees that no representations or warranties are made with respect to any projections, forecasts, estimates or budgets with respect to Buyer or Merger Sub that may have been made available to Pubco or the Company or any of their respective Representatives, and expressly disclaims reliance on any other representations, warranties, statements, information or inducements, oral or written, express or implied, or as to the accuracy or completeness of any statements or other information, made to, or made available to, itself or any of its Representatives, in each case with respect to, or in connection with, the negotiation, execution or delivery of this Agreement, any instrument or other document delivered pursuant to this Agreement or the transactions contemplated by this Agreement, and notwithstanding the distribution, disclosure or other delivery to Pubco or the Company or any of their respective Representatives of any document or other information with respect to any one (1) or more of the foregoing, and waive any claims or causes of actions relating thereto, other than those for Fraud. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in this Agreement, any information, documents or other materials (including any such materials reviewed by Pubco, the Company or any of their respective Affiliates or Representatives) or management presentations that have been or shall hereafter be provided to Pubco, the Company or any of their respective Affiliates or Representatives are not and will not be deemed to be representations or warranties of Buyer or Merger Sub, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as expressly set forth in Article VI of this Agreement or in any Transaction Document. In entering into this Agreement, Pubco and the Company acknowledge and agree they have relied solely upon their own investigation and analysis, and Pubco and the Company each acknowledges and agrees, to the fullest extent permitted by Law, that Buyer, Merger Sub and their Affiliates and their respective Representatives shall not have any Liability or responsibility whatsoever to Pubco, the Company or their respective Subsidiaries or any of their respective Representatives on any basis (including in contract or tort, under federal or state securities laws or otherwise) based upon any information provided or made available, or statements made (or any omissions therefrom), to Pubco, the Company or their respective Subsidiaries or any of their respective Representatives, including in respect of the specific representations and warranties as set forth in Article VI of this Agreement or any other Transaction Document, except as and only to the extent expressly set forth herein or therein with respect to such representations and warranties and subject to the limitations and restrictions contained herein or therein.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUB
Except as otherwise disclosed or identified in the corresponding section or subsection of the Buyer Disclosure Schedule (it being understood that each such disclosure shall also apply to each other representation and warranty contained in this Article VI to the extent that it is reasonably apparent on the face of such disclosure that it is relevant to or applies to such representation or warranty), Buyer and Merger Sub, jointly and severally, hereby represent and warrant to Pubco and the Company as follows:
Section 6.1    Organization. Each of Buyer and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization. Each of Merger Sub and Buyer has all requisite corporate or other organizational power and authority to carry on its businesses as now being conducted and is qualified to do business and is in good standing as a foreign corporation or other legal entity in each jurisdiction where the conduct of its business requires such qualification, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.
Section 6.2    Due Authorization. Each of Buyer and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and the Transaction Documents to which it is or will be a party and to consummate the Transactions. The execution and delivery by Buyer and Merger Sub of this Agreement and the Transaction Documents to which each is or will be a party and the consummation by Buyer and Merger Sub of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all necessary and proper corporate action on its part, no other corporate action on the part of Buyer is necessary to authorize this Agreement or the Transaction Documents to which it is or will be a party. Each of this Agreement and the Transaction Documents to which it is or will be a party has been, or when executed and delivered will be, duly and validly executed and delivered by each of Buyer and Merger Sub (as applicable) and (assuming that this Agreement or such other applicable Transaction Documents to which Pubco or the Company is or will be a party at the Effective Time constitutes a legal, valid and binding obligation of Pubco or the Company (as applicable)) constitutes or will constitute a legal, valid and binding obligation of each of Buyer and Merger Sub (as applicable), enforceable against each of Buyer and Merger Sub (as applicable) in accordance with its terms, subject to the Remedies Exception.
Section 6.3    Consents and Approvals; No Violations.
(a)    Assuming the accuracy of the representations and warranties of Pubco and the Company set forth in Article IV and Article V, no filing with or notice to, and no permit, authorization, registration, consent or approval of, any Governmental Authority is required on the part of Buyer or any of the Buyer Subsidiaries for the execution, delivery and performance by Buyer or any of the Buyer Subsidiaries of this Agreement or by Buyer or any of the Buyer Subsidiaries of any Transaction Document to which it is or will be a party or the consummation by Buyer or any of the Buyer Subsidiaries of the Transactions, except: (i) any filing that may be required under the HSR Act, any other Antitrust Law, or Foreign Investment Law, the Securities Act, the Exchange Act, or applicable blue sky laws; (ii) compliance with any Permits; (iii) the filing of the Holding Company Merger Certificate of Merger and the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the provisions of the DGCL; (iv) the rules and regulations of NYSE; (v) the filing of the Spinco Registration Statement; (vi) any filings with and approvals of a national securities exchange to permit the shares of Spinco Common Stock that are to be distributed in the Distribution to be approved for listing on such national securities exchange, subject to official notice of issuance; (vii) the filing with the SEC of the Proxy Statement; or (viii) any such filings, notices, permits, authorizations, registrations, consents or approvals, the failure to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.
(b)    Subject to the receipt of the Consents set forth in Section 6.3(a), neither the execution, delivery and performance of this Agreement by each of Buyer and Merger Sub or any Transaction Document by Buyer or any of the Buyer Subsidiaries to which it is or will be a party, nor the consummation by Buyer or any of the Buyer Subsidiaries of the Transactions, will (i) conflict with or result in any breach or violation of any provision of the respective Organizational Documents of Buyer or the Buyer Subsidiaries, (ii) violate any Law applicable to Buyer or any of the Buyer Subsidiaries, except, in the case of clause (ii), as would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.
Section 6.4    Litigation. As of the date of this Agreement, (a) there is no Action pending or, to the Knowledge of Buyer, threatened, against Buyer or its Subsidiaries, or arising out of or relating to the business of Buyer and the Buyer Subsidiaries, except as would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect, and (b) none of Buyer or any Buyer Subsidiary is subject to any outstanding Order, except as would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.
Section 6.5    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Buyer or its Subsidiaries in connection with this Agreement or the Transaction Documents or the transactions contemplated hereby or thereby based upon arrangements made by or on behalf of Buyer or any of its Subsidiaries.
Section 6.6    Proxy Statement; Registration Statements. None of the information regarding Buyer or any of Buyer’s Subsidiaries or the transactions contemplated by this Agreement or any Transaction Document to be provided by Buyer or any Buyer Subsidiaries specifically for inclusion in, or incorporation by reference into, the Proxy Statement, the Spinco Registration Statement or the Distribution Documents will, in the case of the Proxy Statement or the Distribution Documents or any amendment or supplement thereto, at the time of the first mailing of the Proxy Statement and the Distribution Documents and of any amendment or supplement thereto, or, in the case of the Spinco Registration Statement, at the time such registration statement becomes effective, on the date of the Pubco Stockholders Meeting, at the Distribution Date or at the Effective Time, contain an untrue or false statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not false or misleading.
Section 6.7    Certain Board Findings. The Buyer Board unanimously approved and declared advisable the execution, delivery and performance of this Agreement and the other Transaction Documents to which Buyer is or will be a party and the consummation of the transactions contemplated hereby and thereby, including the Merger.
Section 6.8    No Stockholder Approval Required. Other than the adoption of this Agreement by Buyer as the sole stockholder of Merger Sub, no vote of the holders of any class of equity securities of Buyer or any of its Subsidiaries is required for the execution and delivery of this Agreement or any other Transaction Documents to which any of Buyer or its Subsidiaries is or will to be a party, the performance by Buyer or any of its Subsidiaries of its obligations hereunder and thereunder, or to consummate the Merger and the other transactions contemplated hereunder and thereunder.

Section 6.9    Buyer Financing. As of the date hereof, Buyer has, and, assuming satisfaction of the conditions set forth in Section 8.1 and Section 8.3, Buyer will, at the Closing, have cash available that is sufficient to enable it to consummate the transactions contemplated by this Agreement, including the payment of all amounts payable by Buyer pursuant to Article III above, including the repayment of the Intercompany Note in full.
Section 6.10    Solvency. Assuming satisfaction of the conditions set forth in Section 8.1 and Section 8.3, and after giving effect to the transactions contemplated by this Agreement, including the payment of the aggregate Merger Consideration, Buyer and its Subsidiaries, on a consolidated basis, will be Solvent as of the Effective Time and immediately after the consummation of the transactions contemplated hereby. For the purposes of this Agreement, the term “Solvent” when used with respect to any Person, means that, as of any date of determination (a) the amount of the “fair saleable value” of the assets of such Person and its Subsidiaries, on a consolidated basis, will, as of such date, exceed (i) the value of all liabilities of such Person and its Subsidiaries, on a consolidated basis, including contingent and other liabilities, as of such date, as such terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of such Person and its Subsidiaries, on a consolidated basis, on their existing debts (including contingent and other liabilities) as such debts become absolute and mature, (b) such Person and its Subsidiaries, on a consolidated basis, will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which they are engaged or proposed to be engaged following such date, and (c) such Person and its Subsidiaries, on a consolidated basis, will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such Person and its Subsidiaries, on a consolidated basis, will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.
Section 6.11    Investment. Buyer is not acquiring the Company Common Stock with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act other than in compliance with all applicable Laws. Buyer acknowledges that the Company Common Stock is not registered under the Securities Act, or any state securities laws, and that the Company Common Stock may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.
Section 6.12    Pending Transactions. Neither Buyer nor any of its Affiliates is a party to any pending transaction or contemplating any transaction, in each case, to acquire (by merging or consolidating with, by purchasing a substantial portion of the assets of or equity in, or by any other similar transaction) any Person (or business division or unit thereof), where, in the case of such transaction, the entering into of a definitive agreement relating to or, in either case, the consummation of such transaction would reasonably be expected to (a) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any authorizations, consents, orders, declarations or approvals of any Governmental Authority necessary to consummate the transactions contemplated by this Agreement or the expiration or termination of any applicable waiting period, including under the HSR Act and other Antitrust Laws and Foreign Investment Laws, (b) materially increase the risk of any Governmental Authority entering an Order prohibiting the consummation of the transactions contemplated by this Agreement, and (c) materially delay the consummation of the transactions contemplated by this Agreement, by materially increasing the likelihood of a Governmental Authority initiating a Second Request.
Section 6.13    No Other Representations and Warranties. Except as expressly set forth in Article IV or Article V or in any Transaction Document, (a) Buyer and Merger Sub each acknowledges and agrees that neither Pubco, the Company nor any of their Affiliates (including the members of the Company Group), nor any of their respective Representatives has made, or is making, any express or implied representation or warranty whatsoever with respect to Pubco, the Company nor any of their Affiliates (including the members of the Company Group), or any of their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and (b) each of Buyer and Merger Sub each further acknowledges and agrees that neither Pubco, the Company nor any of their Affiliates shall be liable in respect of the accuracy or completeness of any information provided to Buyer, Merger Sub or any of their respective Affiliates or Representatives. Without limiting the generality of the foregoing, except as expressly set forth in Article IV or Article V or in any Transaction Document, Buyer and Merger Sub each acknowledges and agrees that no representations or warranties are made with respect to any projections, forecasts, estimates or budgets with respect to Pubco, the Company, any of the members of the Company Group or the Company Business that may have been made available, in the Company Datasite or otherwise, to Buyer or Merger Sub or any of their respective Representatives, and expressly disclaims reliance on any other representations, warranties, statements, information or inducements, oral or written, express or implied, or as to the accuracy or completeness of any statements or other information, made to, or made available to, itself or any of its Representatives, in each case with respect to, or in connection with, the negotiation, execution or delivery of this Agreement, any instrument or other document delivered pursuant to this Agreement or the transactions contemplated by this Agreement, and notwithstanding the distribution, disclosure or other delivery to Buyer or Merger Sub or any of their respective Representatives of any document or other information with respect to any one (1) or more of the foregoing, and waive any claims or causes of actions relating thereto, other than those for Fraud. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in this Agreement (including the Company Disclosure Schedule), any information, documents or other materials (including any such materials contained in the Company Datasite or otherwise reviewed by Buyer, Merger Sub or any of their respective Affiliates or Representatives) or management presentations that have been or shall hereafter be provided to Buyer, Merger Sub or any of their respective Affiliates or Representatives are not and will not be deemed to be representations or warranties of Pubco or the Company, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as expressly set forth in Article IV or Article V of this Agreement or in any Transaction Document. In entering into this Agreement, Buyer and Merger Sub acknowledge and agree they have relied solely upon their own investigation and analysis, and Buyer and Merger Sub each acknowledges and agrees, to the fullest extent permitted by Law, that Pubco, Spinco, the members of the Company Group and their Affiliates and their respective Representatives shall not have any Liability or responsibility whatsoever to Buyer or its Subsidiaries or any of their respective Representatives on any basis (including in contract or tort, under federal or state securities laws or otherwise) based upon any information provided or made available, or statements made (or any omissions therefrom), to Buyer or its Subsidiaries or any of their respective Representatives, including in respect of the specific representations and warranties as set forth in Article IV or Article V of this Agreement or any other Transaction Document, except as and only to the extent expressly set forth herein or therein with respect to such representations and warranties and subject to the limitations and restrictions contained herein or therein.

ARTICLE VII
COVENANTS
Section 7.1    Conduct of Business.
(a)    Pubco covenants and agrees that, from the date of this Agreement through the earlier of the Closing or the termination of this Agreement (the “Interim Period”) (solely with respect to the Company Group or the Company Business or, with respect to Tax matters, Pubco or any Company Consolidated Group), except (i) as expressly required by this Agreement, (ii) as required by applicable Law, (iii) as otherwise expressly provided by the terms of the other Transaction Documents, (iv) as disclosed in Section 7.1(a) of the Company Disclosure Schedule or (v) as otherwise consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), Pubco and each member of the Company Group shall use commercially reasonable efforts to conduct the Company Business in the ordinary course consistent with past practice and to preserve intact its businesses and its business relationships with customers, suppliers, employees, regulators and others having significant business relationships with the Company Business.
(b)    Pubco covenants and agrees that, during the Interim Period (solely with respect to the Company Group or the Company Business and, with respect to Tax matters, Pubco or any Company Consolidated Group), except (i) as expressly required by this Agreement, (ii) as required by applicable Law, (iii) as otherwise expressly provided by the terms of the other Transaction Documents, (iv) as disclosed in Section 7.1(b) of the Company Disclosure Schedule, or (v) as otherwise consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed (other than in the case of clauses (ii) (except for the acquisition of assets in the ordinary course), (xv) or (xvi) below), Pubco (or, following the Holding Company Merger, the Company) shall not, and shall cause its Subsidiaries not to:
(i)    except as expressly contemplated by the Internal Reorganization Plan, amend, waive or otherwise change any provision of the Organizational Documents of any member of the Company Group;
(ii)    make any material acquisition of any assets or businesses in excess of $5,000,000, other than transactions among members of the Company Group, in connection with capital expenditures (which are subject to clause (xvii), below), or acquisitions of inventory or supplies in the ordinary course (it being understood that no member of the Company Group shall be permitted to acquire any member of the Spinco Group or any assets or businesses of the Spinco Group or to assume any Liabilities of the Spinco Business except as expressly contemplated by this Agreement or the other Transaction Documents);
(iii)    issue, sell, pledge or transfer any Interests of any of the members of the Company Group, or securities convertible into, or exchangeable or exercisable for, or options with respect to, or warrants to purchase, or rights to subscribe for, Interests of any of the members of the Company Group, in each case other than the granting of Permitted Liens;
(iv)    sell, lease, license, assign, cancel, abandon, transfer, exchange, swap or otherwise dispose of, or subject to any Lien (other than Permitted Liens), any of its material properties, rights or assets (including shares in the capital of any Subsidiaries of Pubco, but excluding any Intellectual Property, which is governed by clause (vii) below) except (A) with regard to any renewal of leases in respect of Company Leased Property in the ordinary course of business, (B) dispositions of used, obsolete, damaged, worn-out or surplus equipment or property no longer necessary in the conduct of the business or other immaterial equipment or property, in each case, in the ordinary course of business, and (C) sales of the products or services of the Company Group to customers of the Company Group in the ordinary course of business;
(v)    make any loans, advances or capital contributions to, or investments in, any other Person, except for (A) loans solely among Pubco and wholly owned Subsidiaries that of Pubco, or solely among wholly owned Subsidiaries of Pubco, in each case, in the ordinary course of business and (B) advances for reimbursable employee expenses in the ordinary course of business;
(vi)    (X) redeem, repurchase, repay, prepay, defease, incur, assume, endorse, guarantee or otherwise become liable for or modify in any material respects the terms of any Indebtedness, except in each case (A) any redemption, repurchase, repayment, prepayment or incurrence of Indebtedness solely among the Company and its wholly owned Subsidiaries or solely among wholly owned Subsidiaries of the Company, (B) Indebtedness under (x) the Pubco Debt Facilities or (y) subject to compliance with Section 2.10 of the Separation Agreement, any replacements thereof, in the ordinary course of business consistent with past practice (provided that any such replacements (I) shall be deemed to be a “Pubco Debt Facility” for purposes of this Agreement and the Separation Agreement and (II) for the avoidance of doubt shall not be in the form of debt securities) or (C) capital leases entered into in the ordinary course of business consistent with past practice; or (Y) issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise);
(vii)    (A) sell, lease, license, assign, dispose of, or transfer any material Company Intellectual Property (other than non-exclusive licenses of such Intellectual Property granted in the ordinary course of business), (B) abandon or permit to lapse or expire any material Registered Company Intellectual Property (other than at the end of its maximum statutory term), (C) disclose any material confidential information or material Trade Secrets included in the Company Intellectual Property to any Person that is not subject to reasonable obligations with respect to confidentiality and non-disclosure, or (D) escrow or otherwise make available any material source code for any Company Software other than in the ordinary course of business to employees, contractors, consultants or other Persons working on behalf and solely for the benefit of the Company and its Subsidiaries;
(viii)    (A) make any material adverse change to the operation or security of, or any administrative, technical, or physical safeguards related to, any Company Business Systems, except as required by applicable Law, or (B) materially suspend, delay or modify the ongoing initiatives or programs related to Information Technology transformation and modernization applicable to the Company Business;
(ix)    enter into, materially amend, waive any material right under, or terminate (other than upon expiration in accordance with its terms) any Contract for the purchase of real property or any lease (as lessee) of real property related to any leased property providing for annual payments in excess of $5,000,000 (other than exercising any option to extend or renew any lease in the ordinary course of business);

(x)    (A) amend in any material respect, waive any material right under, or terminate (other than upon expiration in accordance with its terms) any Company Material Contract, or (B) enter into any Contract that, if in effect on the date hereof, would be a Company Material Contract, other than, in the case of clause (B), in the ordinary course of business;
(xi)    except as may be required by any Benefit Plan or Collective Bargaining Agreement, (1) grant any increases in the compensation or benefits of any Company Group Employee, other than any actions taken in the ordinary course of business with respect to Company Group Employees with an annual base salary below $275,000; (2) except in connection with any action that applies in a substantially uniform manner to Company Group Employees and other similarly situated employees of Pubco and its Affiliates, enter into or adopt any new material Company Benefit Plan, or materially amend or terminate any existing Company Benefit Plan, other than with respect to broad-based welfare benefit plans (other than severance) in the ordinary course of business and as would not materially increase the cost of benefits under such Company Benefit Plans; (3) enter into any employment, severance or termination agreement with any Company Group Employee, other than any actions taken in the ordinary course of business with respect to Company Group Employees with an annual base salary below $275,000; (4) terminate the employment or services of any Company Group Employee with an annual base salary at or above $275,000, other than for cause; (5) hire or promote any Company Group Employee with an annual base salary at or above $275,000, other than replacement hires or promotions in the ordinary course of business on substantially similar terms of employment as the departed employee; (6) establish, adopt, enter into, terminate or materially amend any Collective Bargaining Agreement, except for renewals on market terms in the ordinary course of business; or (7) except as expressly provided by the terms of the Transaction Documents, take any action to accelerate the time of payment, vesting or funding of any compensation or benefits to any Company Group Employee under any Company Benefit Plan or otherwise;
(xii)    with respect to Pubco, any Company Consolidated Group or any member of the Company Group, (A) make, change or revoke any material Tax election, (B) settle any Liability with respect to material Taxes or any material Tax Proceeding, (C) enter into any agreement with, or request any ruling or determination from, a Governmental Authority with respect to Taxes, (D) adopt or change any Tax accounting period or any material method of Tax accounting, (E) amend any material Tax Return, (F) surrender any right to claim a material Tax refund, or (G) take any extraordinary action with respect to Taxes that would have a material and adverse effect on the amount of Tax Attributes of Pubco, any Company Consolidated Group or any member of the Company Group;
(xiii)    make any material change in any method of financial accounting or financial accounting practice or policy applicable to the Company Business, other than such changes as are required by GAAP or applicable Law;
(xiv)    settle or compromise any Action, or enter into any consent decree or settlement agreement, against any member of the Company Group, other than settlements or compromises of any Action where the amount paid in settlement or compromise does not exceed $5,000,000 individually (excluding any amounts covered by insurance) (it being agreed and understood that this clause (xiv) shall not apply with respect to (A) Tax matters, or (B) derivative, direct or other Actions brought by or on behalf of Pubco’s stockholders);

(xv)    merge, combine or consolidate (pursuant to a plan of merger or otherwise) any of the members of the Company Group with any Person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of any of the members of the Company Group (other than as expressly contemplated by the Internal Reorganization Plan in connection with the Reorganization or the Separation);
(xvi)    (A) declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of the capital stock of any member of the Company Group, other than cash that is paid in full prior to the Measurement Time (as such term is defined the Company) or (B) enter into any agreement with respect to the voting of the capital stock of any member of the Company Group;
(xvii)    fail to make capital expenditures of at least ninety percent (90%) of the capital expenditure budget set forth in Section 7.1(b)(xvii) of the Company Disclosure Schedule, but only to the extent such capital expenditure budget contemplates the making of capital expenditures prior to the end of the full calendar month completed prior to the Closing; or
(xviii)    authorize or commit or agree to take any of the foregoing actions.
(c)    Nothing contained in this Agreement shall give Buyer, directly or indirectly, the right to control or direct Pubco, the Company or any of their Subsidiaries’ businesses or operations prior to the Closing. Notwithstanding anything in this Agreement to the contrary, including Section 7.1, Buyer and Merger Sub, on the one hand, and Pubco and the Company, on the other hand, shall retain control of and responsibility for the operation of their respective businesses consistent with any applicable Antitrust Law or Foreign Investment Law, and each Party to this Agreement shall comply with the terms of Section 7.1 of this Agreement consistent with and in compliance with any applicable Antitrust Law or Foreign Investment Law. In furtherance of the foregoing, nothing contained in this Agreement shall give Buyer or Merger Sub the ability to control or direct the business or operations of Pubco or the Company nor give Pubco or the Company the ability to control or direct the business or operations of Buyer or Merger Sub. In addition, the Parties acknowledge and agree that nothing in this Section 7.1 shall be deemed to limit or prohibit Pubco or its Affiliates from implementing the Separation or the Holding Company Merger.
Section 7.2    Tax Matters. The Parties acknowledge and agree that they will file all Tax Returns consistent with the Intended Tax Treatment and will not make any statement or take any position that is inconsistent with the Intended Tax Treatment on any Tax Return, during the course of any proceeding by any Governmental Authority, or otherwise for Tax purposes, except as otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any similar provision of state, local or non-U.S. law).
Section 7.3    Preparation of the Proxy Statement; Pubco Stockholders Meeting.
(a)    As promptly as practicable after the date hereof, Pubco shall prepare the carve-out financial statements of the Company Business for the years ended, and as of, December 31, 2024, and December 31, 2025 and the carve-out financial statements of the Company Business for any interim period, and as of the end of such interim period, and any pro forma financial statements, in each case as required by the rules and regulations of the SEC (and the guidance of the staff of the SEC) to be included in the Proxy Statement (the “Necessary Proxy Financial Statements”). As promptly as practicable after the date hereof: (i) Pubco shall, with the assistance of Buyer, prepare and, promptly after completion of the Necessary Proxy

Financial Statements, Pubco shall file with the SEC the Proxy Statement in preliminary form. Buyer, Merger Sub, Pubco and the Company shall cooperate with each other in the preparation of the Proxy Statement.
(b)    As promptly as practicable after the date hereof, Pubco shall prepare the carve-out financial statements of the Spinco Business for the years ended, and as of, December 31, 2023, and December 31, 2024 and any pro forma financial statements, in each case as required by the rules and regulations of the SEC to be included with a draft of the Spinco Registration Statement to be submitted to the SEC on a confidential basis (the “Necessary Spinco Financial Statements”). As promptly as practicable after the date hereof, Pubco shall cause Spinco to prepare, and promptly after completion of the Necessary Spinco Financial Statements, submit to the SEC on a confidential basis a draft of the Spinco Registration Statement. As promptly as practicable after the date hereof, Pubco shall prepare the carve-out financial statements of the Spinco Business for the year ended, and as of, December 31, 2025 and the carve-out financial statements of the Spinco Business for any interim period, and as of the end of such interim period, and any pro forma financial statements, in each case included in the Spinco Registration Statement filed publicly with the SEC (the “Necessary Public Spinco Financial Statements”). As promptly as practicable after completion of the Necessary Public Spinco Financial Statements, Pubco shall cause Spinco to publicly file with the SEC the Necessary Public Spinco Financial Statements.
(c)    Pubco shall use its reasonable best efforts to have the Spinco Registration Statement declared effective as promptly as practicable after the public filing thereof (including by responding to comments of the staff of the SEC) and, prior to the effective date of the Spinco Registration Statement, each of the Parties hereto shall take all action reasonably required (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process in any such jurisdiction) to be taken under any applicable securities Laws in connection with the Distribution. As promptly as practicable after the Spinco Registration Statement shall have become effective, Pubco shall cause the Distribution Documents to be mailed or made available to Pubco’s stockholders pursuant to applicable Law. Pubco and its Subsidiaries (as applicable) will cause the Distribution Documents to comply in all material respects with the applicable requirements of U.S. federal securities laws.
(d)    Pubco shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC for mailing as promptly as practicable after the filing thereof (including by responding to comments of the staff of the SEC).
(e)    If, at any time prior to the Effective Time, any information relating to Buyer, Pubco, the Company, or Spinco or any of their respective Affiliates, directors or officers, should be discovered by Buyer, Pubco, the Company or Spinco which should be set forth in an amendment or supplement to the draft Spinco Registration Statement, the publicly filed Spinco Registration Statement, or the Proxy Statement so that any such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Parties and an appropriate amendment or supplement describing such information shall be promptly filed or submitted, as applicable, with or to the SEC, and, to the extent required by Law, disseminated to the stockholders of Pubco. Pubco shall notify Buyer promptly (and in any event within one (1) Business Day) of the time when the Spinco Registration Statement has become effective and of the issuance of any stop order or suspension of the qualification of the shares of Spinco Common Stock issuable in the Distribution for offering or sale in any jurisdiction. In addition, each Party agrees to promptly provide the other Party and their respective counsel with copies of any written comments or requests for amendments or supplements, and shall promptly inform the other Party of any oral comments or requests for amendments or supplements, that such Party or its counsel may receive from time to time from the SEC with respect to the Proxy Statement, or the draft

Spinco Registration Statement or the publicly filed Spinco Registration Statement promptly after receipt of such comments, and shall provide the other Party with copies of any written or oral responses or correspondence between it or its Affiliates and the SEC related thereto. Each Party and their respective counsel shall be given a reasonable opportunity to review in advance any such written responses and to participate in any discussions or oral material communications with the SEC, and each Party shall reasonably consider in good faith the additions, deletions, comments or changes suggested thereto by the other Party and their respective counsel.
(f)    Pubco Stockholders Meeting.
(i)    Unless this Agreement has been terminated pursuant to Article IX, Pubco will take, in accordance with applicable Law and its certificate of incorporation and bylaws and the rules of the NYSE, all action necessary to call, give notice of, convene and hold a meeting of its stockholders (the “Pubco Stockholders Meeting”) as promptly as reasonably practicable following the later of the date of the clearance of the Proxy Statement by the SEC and the date on which the Spinco Registration Statement is publicly filed, for the purpose of obtaining Pubco Stockholder Approval; provided, however, that if Pubco and Buyer determine, after consultation with the SEC staff, that the Pubco Stockholders Meeting can be held sooner, Pubco and Buyer will cooperate to do so. Within thirty (30) Business Days after the date of this Agreement (and thereafter, upon the reasonable request of Buyer), Pubco shall conduct a “broker search” in accordance with Rule 14a-13 of the Exchange Act for a record date for the Pubco Stockholders Meeting that is twenty (20) Business Days after the date of such “broker search.” Notwithstanding anything to the contrary herein, Pubco shall not postpone or adjourn the Pubco Stockholders Meeting without the prior written consent of Buyer; provided that if at any time following the dissemination of the Proxy Statement, either Pubco or Buyer reasonably determines in good faith that the Pubco Stockholder Approval is unlikely to be obtained at the Pubco Stockholders Meeting, including due to an absence of quorum, then prior to the vote contemplated having been taken, each of Pubco and Buyer (on no more than two (2) occasions for each of Pubco and Buyer, subject to an aggregate maximum number of three (3) occasions) shall have the right to require an adjournment or postponement of the Pubco Stockholders Meeting for the purpose of soliciting additional votes in favor of this Agreement; provided, further, that no such adjournment or postponement shall delay the Pubco Stockholders Meeting by more than seven (7) days from the prior-scheduled date or to a date on or after the fifth (5th) Business Day preceding the Outside Date. Pubco shall, through the Pubco Board, make the Pubco Board Recommendation and include such Pubco Board Recommendation in the Proxy Statement (subject to Section 7.7) and use its commercially reasonable efforts to solicit from its stockholders proxies in favor of the approval of the proposals required under the Pubco Stockholder Approval. Except in accordance with Section 7.7(c), neither the Pubco Board nor any committee thereof shall effect a Pubco Adverse Recommendation Change.
(ii)    Notwithstanding anything to the contrary herein, including any Pubco Adverse Recommendation Change, unless this Agreement is terminated in accordance with its terms, the obligations of the Parties under this Section 7.3 shall continue in full force and effect. Without limiting the generality of the foregoing, unless this Agreement is terminated in accordance with its terms, the proposals required under the Pubco Stockholder Approval shall be submitted to the stockholders of Pubco for approval at the Pubco Stockholders Meeting whether or not (A) the Pubco Board shall have effected a Pubco Adverse Recommendation Change or (B) any Competing Proposal shall have been publicly proposed or announced or otherwise submitted to Pubco or any of its Representatives.

(g)    Separation Agreement and Distribution. Upon the terms and subject to the conditions of the Separation Agreement and subject to compliance with applicable Law and to the satisfaction of the conditions set forth in Section 8.1(a) and Section 8.1(e), immediately prior to the Effective Time, the Company will consummate the Distribution in accordance with the terms of the Separation Agreement.
Section 7.4    Efforts; Regulatory Filings.
(a)    Each of Buyer, U.S. Acquiror, Merger Sub, Pubco, Spinco, and the Company shall use its reasonable best efforts to promptly take, or cause to be taken, all actions, and to promptly do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective the Merger, as promptly as practicable, including: (i) preparing and filing of all forms, registrations, and notifications required to be filed to consummate the Merger and the other transactions contemplated by this Agreement; (ii) obtaining of all necessary actions or nonactions, waivers, consents, clearances, approvals, and expirations or terminations of waiting periods, from Governmental Authorities; and (iii)  defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger; provided, however, that in no event shall Pubco, the Company, Spinco or their respective Subsidiaries be required to pay any fee, penalty or other consideration to any third party for any consent or approval required for the consummation of the transactions contemplated by this Agreement under any Contract or agreement.
(b)    Pubco and Buyer shall (i) promptly, but in no event later than twenty-five (25) Business Days after the date hereof, file (or cause to be filed) any and all required pre-merger notification and report forms under the HSR Act with respect to the Merger and the other transactions contemplated in this Agreement, the Separation Agreement and the other Transaction Documents, and (ii) promptly make (or cause to be made) any other filings or notifications (or drafts thereof) under any applicable Antitrust Law or Foreign Investment Law. Pubco and Buyer shall request early termination of any applicable waiting periods under the HSR Act and under the Antitrust Laws and Foreign Investment Laws (to the extent reasonably available) and shall respectively use their reasonable best efforts to cause the expiration or termination of such waiting periods and comply with any request for additional information or documents that may be requested pursuant to any Law or by any Governmental Authority as promptly as practicable.
(c)    In furtherance of the covenants of the parties contained in this Section 7.4 Buyer shall, and shall cause its Affiliates to, use its and their respective reasonable best efforts to take any action as may be necessary to avoid or eliminate each and every impediment under any applicable Antitrust Law or Foreign Investment Law so as to enable the Closing to occur as promptly as practicable (and in any event no later than the Outside Date). If any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging the Merger or any other transaction contemplated in this Agreement, the Separation Agreement and the other Transaction Documents as violative of any applicable Law, including any Antitrust Law or Foreign Investment Law, Buyer shall, and shall cause its respective Affiliates to, use its reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction, or other order, whether temporary, preliminary or permanent, that results from such action or proceeding and that prohibits, prevents or restricts consummation of the Merger or any other transaction contemplated by this Agreement, the Separation Agreement and the other Transaction Documents. Buyer shall, and shall cause its respective Affiliates to, (i) propose, negotiate, commit to and effect, by consent decree, hold separate order or otherwise, the sale, licensing, divestiture or disposition of any share capital or other interests, assets (whether tangible or intangible), businesses, contracts, divisions, operations, properties, products or product lines of the Company Group, (ii) terminate, transfer, create, or otherwise alter relationships, contractual rights or other obligations of the Company Group, and (iii) otherwise take or commit to take any actions, including but not limited to behavioral limitations, conduct restrictions and similar commitments, that after the Closing would limit Buyer’s and its Affiliates’ freedom of action with respect to, or their ability to retain, operate, vote, transfer, receive dividends or otherwise exercise full ownership rights with respect to any share capital or other interests, assets (whether tangible or intangible), businesses, divisions, operations, properties, products or product lines of Buyer and its Affiliates or the Company Group (any such actions in clause (iii), “Behavioral Commitments”), in each case as may be required in order to avoid or eliminate each and every impediment, avoid the entry of, or to effect the dissolution of, any decree, judgment, injunction, or other order, which would otherwise have the effect of preventing the Closing, materially delaying the Closing or delaying the Closing beyond the Outside Date. Any other provision in this Agreement to the contrary notwithstanding, no party shall be required to take or agree to take any action if such action or actions (x) is not conditioned on the Closing, (y) in the case of Buyer and its Affiliates, other than Behavioral Commitments listed on Section 7.4(c) of the Company Disclosure Schedule, have any impact on or otherwise involve any asset, business (or portions thereof), services, service lines, product lines, or product of Buyer or its Affiliates (excluding any asset, business (or portions thereof), product lines or product of the Company or its Subsidiaries) or (z) in the case of Pubco, the Company and their Affiliates, relate to the Spinco Business or the Spinco Group. Subject to the foregoing clauses (x) and (z), at Buyer’s request, or otherwise only with Buyer’s prior written consent, Pubco, its Subsidiaries and Affiliates shall agree to become subject to, consent to, or offer or agree to, or otherwise take any action with respect to, any such requirement, condition, limitation, understanding, agreement or order described in this Section 7.4(c).
(d)    Buyer agrees to provide such security and assurances as to financial capability, resources and creditworthiness as may be reasonably requested by any Governmental Authority whose consent or approval is sought in connection with the transactions contemplated hereby. Whether or not the Merger is consummated, Buyer, or a Subsidiary of Buyer, shall be responsible for all filing fees and payments to any Governmental Authority in order to obtain any consent, clearance, expiration or termination of a waiting period, authorization, Order or approval pursuant to this Section 7.4.
(e)    Buyer and Pubco shall, and shall cause their respective Affiliates to, cooperate and consult with one another in connection with the making of all filings, notifications, communications, submissions, and any other actions pursuant to this Section 7.4, and, subject to applicable legal limitations and the instructions of any Governmental Authority, Buyer and Pubco shall keep each other apprised on a current basis of the status of matters relating to the completion of the transactions contemplated thereby, including promptly furnishing the other with copies of notices or other communications received by Buyer and Pubco, as the case may be, or any of their respective Affiliates, from any third party and/or any Governmental Authority with respect to such transactions. Subject to applicable Law relating to the exchange of information, Buyer and Pubco shall permit counsel for the other party reasonable opportunity to review in advance, and consider in good faith the views of the other party in connection with, any proposed notifications or filings and any written communications or submissions to any Governmental Authority; provided, however, that materials may be redacted (i) to remove references concerning the valuation of the Company Business or, without limiting Pubco’s obligations pursuant to Section 7.7, information concerning proposals from third parties with respect thereto, (ii) as necessary to comply with contractual agreements, and (iii) as necessary to address reasonable privilege or confidentiality concerns. Either party may, as it deems advisable or necessary, designate any competitively sensitive materials provided to the other under this Section 7.4(e) as “outside counsel only,” in which case any materials so designated and the information contained therein shall be given only to outside counsel of the recipient and shall not be disclosed by such outside counsel to employees, officers, or directors of the recipient without the advance written notice of the disclosing party. Buyer and Pubco agree not to participate in any meeting or discussion, either in person, by video conference, or by telephone, with any Governmental Authority in connection with the Merger or any other transaction contemplated hereby unless it consults with the other party in advance and, to the extent not prohibited by such Governmental Authority, gives the other party a reasonable opportunity to attend and participate. Buyer, U.S. Acquiror, Merger Sub, Pubco, Spinco, and the Company shall further promptly provide to the other parties any information or material that is required, necessary or reasonably useful for the purpose of obtaining regulatory clearances. Any other provision in this Agreement to the contrary notwithstanding, and without limiting Buyer’s efforts obligations in Section 7.4(c) or cooperation obligations in this Section 7.4(e), Buyer shall have ultimate decision-making authority and control of the ultimate strategy for obtaining all required consents and approvals from any Governmental Authority, including taking the lead in connection with any filings, notifications, submissions, and material communications with or to any Governmental Authority in connection therewith; provided that Buyer shall consider the views of Pubco in good faith (following good faith consultation with Pubco and its advisors) to the extent reasonably practicable. Neither Buyer, U.S. Acquiror, Merger Sub, the Company, Spinco nor Pubco shall commit to or agree with any Governmental Authority to (w) stay, toll or extend any applicable waiting period under the HSR Act, (x) pull and refile or resubmit the notification and report forms pursuant to the HSR Act (provided that the Buyer shall have the right to pull and refile or resubmit its Notification and Report Form pursuant to the HSR Act one time without the prior consent of the other Parties), (y) not consummate the Merger or any other transactions contemplated herein or in the other Transaction Documents before an agreed-to date, or (z) any timing agreement, in each case relating to the Merger and the other transactions contemplated by the other Transaction Documents, without the prior written consent of the other Parties, and such consent shall not be unreasonably withheld, conditioned, or delayed.
(f)    Buyer, U.S. Acquiror, Merger Sub, Pubco and the Company shall not, and shall cause their respective Affiliates not to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets or equity in, or by any other manner, any Person or portion thereof that overlaps with, supplies to, or purchases from the Company Business or its competitors in the geographies in the United States in which the Company Business operates as of the date of this Agreement (“Relevant Business”), or otherwise acquire or agree to acquire any assets of a Relevant Business, if entering into a definitive agreement relating to, or the consummation of, such acquisition, merger, consolidation or other transaction would reasonably be expected to (i) impose any material delay in obtaining, or materially impede the receipt of, any authorizations, consents, orders, declarations or approvals of any Governmental Authority necessary to consummate the transactions contemplated by this Agreement or the expiration or termination of any applicable waiting period under the HSR Act or any other applicable Antitrust Law or Foreign Investment Laws, (ii) materially increase the risk of any Governmental Authority entering an order prohibiting the consummation of the transactions contemplated by this Agreement, or (iii) otherwise materially delay beyond the Outside Date the transactions contemplated by this Agreement, by materially increasing the likelihood of a Governmental Authority initiating a Second Request.
Section 7.5    Access to Information.
(a)    Subject to the requirements of the Antitrust Laws, Pubco shall, and shall cause its Subsidiaries to afford to Buyer and to its respective Representatives, reasonable access, during normal business hours and subject to bona fide policies and procedures established by Pubco, during the Interim Period, in such manner as to not interfere with Pubco or the Company Business’s (as applicable) normal operations, the properties, the Company Books and Records and appropriate senior-level employees of Pubco and its Subsidiaries (related to the Company Business), including the members of the Company Group (as applicable), as such Party and its Representatives may reasonably request solely for purposes of consummating the Transactions;

provided that: (i) such investigation shall only be upon reasonable notice and at the sole cost and expense of Buyer; (ii) neither Buyer nor its Representatives shall be permitted to perform any environmental testing or sampling, including sampling of soil, groundwater, surface water, building materials or air or wastewater emissions without the prior written consent of Pubco, which consent shall not be unreasonably withheld, conditioned or delayed; (iii) neither Buyer nor its Representatives shall communicate with any of the employees of Pubco or its Subsidiaries without the prior written consent of Pubco, which consent shall not be unreasonably withheld, conditioned or delayed; and (iv) nothing in this Agreement shall require Pubco to permit any inspection or disclose any information to Buyer that (A) would unreasonably interfere with the conduct of Pubco or the Company Business or result in damage to property (other than immaterial damage), except with Pubco’s prior written consent (which may be withheld or denied at its sole discretion), (B) would cause a violation of any Law, privacy policy or any confidentiality obligations and similar restrictions that may be applicable to such information, or (C) would jeopardize the attorney-client privilege or other disclosure privilege or protection to Pubco or the Company (provided that if Pubco would otherwise be required to disclose information to Buyer, it shall take any and all reasonable action necessary to permit such disclosure without such loss of privilege or violation of agreement, policy, Law or other restriction, including through the use of commercially reasonable efforts to obtain any required consent or waiver to the disclosure of such information from any third party and through the implementation of appropriate and mutually agreeable “clean room” or other similar procedures designed to limit any such adverse effect of sharing such information by each Party). For the avoidance of doubt, neither Pubco nor the Company shall be required to provide any information that is not readily available to Pubco, the Company nor their Affiliates under their books and records or current reporting systems following the use of commercially reasonable efforts (or which creates an unreasonable burden on the employees of Pubco, the Company nor their Affiliates).
(b)    Pubco may, as it deems advisable upon the advice of outside counsel, reasonably designate any competitively sensitive information as “clean team” or “outside counsel only” material or with similar restrictions.
(c)    Notwithstanding anything in this Section 7.5 to the contrary, Pubco and the Company shall not be required to provide access to, or make any disclosure with respect to, any information of or to the extent primarily relating to Pubco, any of its Affiliates or any of their respective businesses, other than information to the extent relating to the Company Business, the members of the Company Group, or the Company Liabilities and shall not be required to provide access to any facility that is not Company Owned Real Property or Company Leased Property.
(d)    The Parties hereby agree that, notwithstanding anything in this Section 7.5 to the contrary, the provisions of the Confidentiality Agreement shall apply to all information and material furnished by any Party or its Representatives thereunder and hereunder. The Confidentiality Agreement shall survive any termination of this Agreement. All requests for such access to any Party shall be made to such Party or its designated Representative.
Section 7.6    D&O Indemnification and Insurance.
(a)    For a period of six (6) years from and after the Effective Time, Buyer agrees that it shall indemnify and hold harmless each present and former director or officer of the Company or of any other members of the Company Group and any person that becomes a director or officer of the Company or of any other members of the Company Group prior to the Effective Time (the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to any matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that Pubco or any of its Subsidiaries (including the members of the Company Group), as the case may be, would have been permitted under the Organizational Documents of Pubco as in effect on the date hereof to indemnify such Person (including promptly advancing expenses as incurred to the fullest extent permitted under such Organizational Documents; provided that such Person delivers an undertaking to Buyer in advance agreeing to return any such funds to which a court of competent jurisdiction has determined in a final, nonappealable judgment that such Person is not entitled to indemnification). Without limiting the foregoing, Buyer shall cause the members of the Company Group (i) to maintain for a period of not less than six (6) years from the Effective Time provisions in their respective Organizational Documents concerning the indemnification and exculpation (including provisions relating to expense advancement) of the members of the Company Group’s respective former and current officers or directors that are no less favorable to those Persons than the provisions of the Organizational Documents of Pubco as of the date hereof and (ii) not to amend, repeal, waive or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by applicable Law.
(b)    At Buyer’s sole cost and expense, Buyer or, at Buyer’s election, Pubco, in consultation with Buyer, shall procure a prepaid, non-cancelable six (6)-year “tail” policy commencing on the Closing Date containing terms not less favorable to the Indemnified Parties than the terms of directors’ and officers’ and fiduciary liability insurance covering the Indemnified Parties with respect to matters existing or occurring at or prior to the Effective Time; provided that Pubco shall not (i) commit to spend on such “tail” insurance, in the aggregate, more than three hundred percent (300%) of the last aggregate annual premium paid by Pubco prior to the date hereof (the “Base Amount”), and if such “tail” insurance is not reasonably available for a cost not exceeding the Base Amount, Pubco shall be permitted to purchase as much “tail” insurance coverage as reasonably practicable for the Base Amount or (ii) or procure a “tail” policy with more than $60,000,000 in limits shared between the corporate entities and the individual directors and officers and $20,000,000 dedicated exclusively to the directors and officers. If any claim is asserted or made within such six (6)-year period, then any insurance required to be maintained under this Section 7.6 shall be continued in respect of such claim until the final disposition thereof.
(c)    Notwithstanding anything contained in this Agreement to the contrary, this Section 7.6 shall survive the consummation of the transactions contemplated hereby and shall be binding on all successors and assigns of Buyer and the Company and are intended to be for the benefit of, and will be enforceable by, each present and former director and officer of any member of the Company Group and his or her heirs and representatives. In the event that Buyer or the Company or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Buyer or the Company, as the case may be, shall succeed to the obligations set forth in this Section 7.6.
Section 7.7    No Solicitation.
(a)    Immediately following the execution of this Agreement, Pubco shall, and shall direct and use reasonable best efforts to cause its Representatives to, (i) cease and cause to be terminated, any solicitation, discussions or negotiations with any Person (other than Buyer or its Affiliates) with respect to a Competing Proposal, or any other proposal, inquiry or offer that constitutes or could reasonably be expected to lead to, result in or constitute a Competing Proposal, (ii) promptly (and in any event within one (1) Business Day) terminate all physical and electronic data room access previously granted to any Person (other than Buyer or its Affiliates)

and (iii) promptly (and in any event within one (1) Business Day) request the return or destruction of any non-public information relating to Pubco or any of Pubco’s Subsidiaries theretofore provided to any Person (other than Buyer or its Affiliates) with whom a confidentiality agreement with respect to a Competing Proposal or any other proposal, inquiry or offer that constitutes or could reasonably be expected to lead to, result in or constitute a Competing Proposal was entered into at any time within the two (2) years preceding the date of this Agreement. Except as provided in this Section 7.7, from the date hereof until the earlier of the Effective Time or the termination of this Agreement in accordance with Article IX, Pubco shall not, and will direct its Representatives not to, directly or indirectly, (A) solicit, initiate, or knowingly encourage any Competing Proposal, or (B) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any non-public information relating to Pubco or any of Pubco’s Subsidiaries relating to any Competing Proposal (or any proposal or offer which would reasonably be expected to lead to a Competing Proposal), in each case, other than discussions solely to notify such Person of the terms of this Section 7.7. From and after the execution of this Agreement, Pubco will be required to enforce, and will not be permitted to waive, terminate, fail to enforce or otherwise modify any provision of any standstill, confidentiality or other similar agreement that prohibits or purports to prohibit a proposal being made to the Pubco Board (or any committee thereof), unless (x) the Pubco Board determines in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to take such action would be inconsistent with the fiduciary duties of the directors of Pubco under applicable Law and (y) if such determination in clause (x) is made, Pubco provides notice to Buyer of such determination within twenty-four (24) hours thereafter. Notwithstanding anything herein to the contrary, if, prior to obtaining the Pubco Stockholder Approval and following the receipt of a bona fide written Competing Proposal made after the date hereof that the Pubco Board determines in good faith is or would reasonably be expected to lead to a Superior Proposal, Pubco may, in response to such Competing Proposal and subject to the other provisions of this Section 7.7, (1) furnish information with respect to Pubco, its Subsidiaries and Affiliates to the Person making such Competing Proposal, after entering into, and only pursuant to, an Acceptable Confidentiality Agreement, and (2) engage in discussions or negotiations with such Person regarding a Competing Proposal; provided that (I) the Pubco Board shall have first concluded in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with the fiduciary duties of the directors of Pubco under applicable Law and (II) neither Pubco nor any of its Subsidiaries nor any of its or their respective officers, directors, financial advisors or legal counsel shall have materially breached any of the provisions set forth in this Section 7.7 (it being understood that any action by any Subsidiary of Pubco or any officer, director, financial advisor or legal counsel of Pubco or its Subsidiaries that would constitute a breach of this Section 7.7 if taken by Pubco, shall constitute a breach by Pubco).
(b)    Except as expressly permitted by this Section 7.7, neither the Pubco Board nor any committee thereof shall, from and after the date of this Agreement until the earlier of the Effective Time or the date, if any, on which this Agreement is validly terminated pursuant to Article IX, (i) fail to make, withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in any manner adverse to Buyer the Pubco Board Recommendation (a “Pubco Adverse Recommendation Change”); (ii) adopt, approve, endorse or recommend, or propose publicly to adopt, approve, endorse or recommend, any Competing Proposal, or cause or permit Pubco or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or analogous agreement or Contract which provides for, is intended to provide for or would reasonably be expected to provide for, directly or indirectly, a Competing Proposal (other than an Acceptable Confidentiality Agreement entered into in accordance with Section 7.7(a)); (iii) following public disclosure of a Competing Proposal, fail to reaffirm the Pubco Board Recommendation, within five (5) Business Days after Buyer reasonably requests in writing that such recommendation or determination be reaffirmed or, if earlier, at least two (2) Business Days prior to the Pubco Stockholders Meeting (it being understood that Buyer may not submit any such request more than once for any such Competing Proposal unless the Pubco Stockholders Meeting has been adjourned, in which case Buyer may submit one such request prior to each adjourned Pubco Stockholders Meeting); (iv) fail to include the Pubco Board Recommendation in the Proxy Statement; or (v) fail to publicly announce, within ten (10) Business Days after a Competing Proposal structured as a tender offer or exchange offer relating to the securities of Pubco shall have been commenced, a statement disclosing that the Pubco Board recommends rejection of such tender or exchange offer (any of the foregoing in clauses (i) through (v), a “Triggering Event”).
(c)    Prior to receipt of Pubco Stockholder Approval, the Pubco Board may (I) in response to any bona fide written Competing Proposal, effect a Pubco Adverse Recommendation Change, or cause Pubco to terminate this Agreement pursuant to Section 9.1(g), or (II) in response to an Intervening Event, effect a Pubco Adverse Recommendation Change, in the case of each of clauses (I) and (II), if and only if, (i) (A) in the case of a Competing Proposal, the Pubco Board concludes in good faith, after consultation with Pubco’s outside financial advisor and outside legal counsel, that such Competing Proposal constitutes a Superior Proposal, or (B) in the case of an Intervening Event, if the Pubco Board determines in good faith that an Intervening Event has occurred and is continuing; (ii) the Pubco Board determines in good faith, after consultation with Pubco’s outside legal counsel, that the failure to take such action would be inconsistent with the fiduciary duties of the directors of Pubco under applicable Law; (iii) the Pubco Board promptly provides Buyer with prior written notice of its intention to take such action (an “Alternative Notice”), which notice shall include the information with respect to such Competing Proposal that is specified in Section 7.7(d) as well as a copy of the acquisition agreement and any other transaction documents relating to such Competing Proposal (if any) and a reasonable description of the facts and circumstances relating to any such Intervening Event, as applicable; (iv) during the three (3) Business Days following such written notice (the “Negotiation Period”), if requested by Buyer, Pubco and its Representatives shall have negotiated in good faith with Buyer regarding any revisions to the terms of the transactions contemplated by this Agreement proposed by Buyer in response to such Competing Proposal or Intervening Event; and (v) at the end of the three (3) Business Day period described in the foregoing clause (iv), the Pubco Board concludes, (A) after consultation with Pubco’s outside legal counsel and financial advisor (and taking into account any adjustment or modification of the terms of this Agreement to which Buyer has agreed in writing), that any Competing Proposal continues to be a Superior Proposal and (B) after consultation with Pubco’s outside legal counsel, that the failure to make a Pubco Adverse Recommendation Change or terminate this Agreement in accordance with Section 9.1(g) would be inconsistent with the fiduciary duties of the directors of Pubco under applicable Law. Any amendment or modification to any Competing Proposal or to the facts and circumstances relating to any Intervening Event shall require a new Alternative Notice and a new Negotiation Period commencing from the date of receipt of such new Alternative Notice; provided that, with respect to each subsequent written notice related to a material amendment or modification, references to the three (3) Business Day period above shall be deemed to be references to two (2) Business Days.
(d)    Without limiting the obligations set forth in Section 7.7(a) and Section 7.7(c), Pubco shall promptly, and in any event no later than twenty-four (24) hours, after it receives (i) any Competing Proposal, (ii) any request for non-public information relating to the Company or its Subsidiaries that would reasonably be expected to lead to a Competing Proposal, or (iii) any inquiry or request for discussions or negotiations regarding any Competing Proposal, notify Buyer (which notice, if provided orally, shall be confirmed in writing) of any of the foregoing occurrences, the identity of the Person making such request, inquiry or Competing Proposal, a reasonably detailed description of the terms of such request, inquiry or Competing Proposal and include copies of all material documents and other material written materials in connection with such request, inquiry or Competing Proposal (including any proposed Contract, proposal, offer letter, term sheet or other written agreement) and, for the avoidance of doubt, excluding emails or other communications, in each case, that are not material to the substance of such request, inquiry or Competing Proposal. Pubco shall keep Buyer reasonably informed on a current basis (and in any event no later than twenty-four (24) hours after the occurrence of any material changes, developments, discussions or negotiations) of the status of any such request, inquiry or Competing Proposal and shall promptly (and in any event no later than twenty-four (24) hours after receipt by Pubco or its Representatives) provide to Buyer any amendments to any proposed Contracts, proposals, offer letters, term sheets or other written agreements in connection with the Competing Proposal. Pubco shall, within twenty-four (24) hours of the request of Buyer, and which request may be made no more than once in any period of three (3) consecutive days, confirm to Buyer whether any Competing Proposal remains under discussion, negotiation or review by the Pubco Board or any committee thereof at such time. Pubco agrees that it shall, prior to or substantially concurrent with the time it is provided to any third parties, provide to Buyer any non-public information concerning Pubco or its Subsidiaries that Pubco provides to any third party in connection with any Competing Proposal which was not previously provided to Buyer.
(e)    Nothing contained in this Agreement shall prohibit Pubco or the Pubco Board from taking and disclosing to its stockholders a position that Pubco reasonably and in good faith determines requires disclosure pursuant to the Exchange Act (including any “stop, look and listen” communication pursuant to Rule 14d-9(f)) or the rules and regulations of NYSE, and such disclosure shall not be deemed a Pubco Adverse Recommendation Change.
(f)    For purposes of this Agreement:
(i)    “Competing Proposal” means any proposal or offer made by a Person (other than Buyer or any of its Affiliates or any of their respective Representatives) relating to (A) the acquisition (whether by merger, consolidation, equity investment, joint venture or otherwise) by any Person of twenty percent (20%) or more of the consolidated assets (it being understood that consolidated assets include equity securities of Subsidiaries), net revenue or net income of Pubco and its Subsidiaries or of the Company Business; or (B) the purchase or acquisition after the date hereof, directly or indirectly, by any Person of twenty percent (20%) or more of the issued and outstanding shares of Company Common Stock.
(ii)    “Superior Proposal” means a bona fide written Competing Proposal (except the references therein to “twenty percent (20%)” shall be replaced by “fifty percent (50%))” made by a third party that (A) did not result from a material breach of this Section 7.7 and (B) in the good faith judgment of the Pubco Board after consultation with its financial advisor and outside legal counsel, would result in a transaction that is more favorable to Pubco’s stockholders from a financial point of view than the Merger and the Separation and the other transactions contemplated hereby and pursuant to the Separation Agreement (after giving effect to all adjustments or modifications to the terms thereof which may be agreed in writing to be made by Buyer pursuant to Section 7.7(c)), taking into account any legal, financial and regulatory requirements relating to, and the likelihood and timing of closing, such Competing Proposal, and the certainty of value presented by such Competing Proposal.
Section 7.8    Public Announcements. Except (a) as otherwise expressly contemplated by this Agreement, (b) for the initial press releases and other announcement communications to be issued by Buyer (or one of its Affiliates) and Pubco, in the forms approved by the other such Party (or any public statement or disclosure that contains or reflects only such information previously disclosed in press releases or other public disclosures made in accordance with this Section 7.8), (c) with respect to any time following any Pubco Adverse Recommendation Change or Competing Proposal, or (d) public statements and disclosures by Pubco relating to Spinco and the Spinco Business, neither Buyer nor Pubco will, and each of Buyer and Pubco will cause its Subsidiaries not to, issue any press release or otherwise make any public statements or disclosure with respect to the transactions contemplated hereby or by the Transaction Documents without the prior written consent of the other Party (email being sufficient). Notwithstanding the foregoing, to the extent such disclosure is required by applicable Law, or obligations pursuant to any listing agreement with or the rules of any national securities exchange, the Party seeking to make such disclosure will promptly notify the other Party thereof and the Party making such statement will use efforts reasonable under the circumstances to consult in good faith with the other Party thereto, and provide meaningful opportunity for review and give due consideration to reasonable comments by the other Party prior to making such disclosure. Notwithstanding the foregoing, any Party may make public statements in response to questions by the press, analysts, investors or those attending industry conferences or analyst or investor conference calls that are consistent with previous public statements made by such Party in compliance with this Section 7.8.
Section 7.9    Defense of Litigation. Buyer and Pubco shall provide the other Party prompt notice in writing of any Action brought by any stockholder or purported stockholder or equityholder of such Party against it, any of its Subsidiaries or any of their respective directors and officers (including, with respect to Pubco, the Company or Spinco) relating to the transactions contemplated by this Agreement or the Separation Agreement, including the Separation, and the Merger (collectively, “Transaction Litigation”), and shall keep the other Party informed on a reasonably current basis with respect to the status thereof. Buyer shall give Pubco the opportunity to participate (at Pubco’s sole expense) in the defense or settlement of such Transaction Litigation brought against Buyer or any of its Subsidiaries or any of their respective directors and officers and reasonably cooperate with Pubco in conducting the defense or settlement of such litigation. Pubco shall give Buyer the opportunity to participate (at Buyer’s sole expense) in the defense or settlement of such Transaction Litigation brought against Pubco or any of its Subsidiaries or any of their respective directors and officers and reasonably cooperate with Buyer in conducting the defense or settlement of such litigation, and no such settlement shall be agreed without Buyer’s prior written consent (not to be unreasonably withheld, conditioned or delayed, except that Buyer may, in its sole discretion, with respect to any such Transaction Litigation that would otherwise impose any Liability on the part of Buyer or any of its Affiliates (including, for the avoidance of doubt, the Company Group), withhold such consent to any settlement which does not include a full release of Buyer and its Affiliates (including, for the avoidance of doubt, the Company Group) with respect to all liabilities, causes of action and claims arising out of, or related to, the claims asserted in such Transaction Litigation or which imposes an injunction or other equitable relief (excluding, in each case, confidentiality, non-disparagement, or other similar customary administrative provisions that have no adverse effect on the Company Group or Buyer or its Affiliates) after the Effective Time upon Buyer or any of its Affiliates). The disclosure of information to the other Party in connection herewith shall be subject to the provisions of Section 7.5.
Section 7.10    Section 16 Matters. Prior to the Effective Time, each of Buyer, Pubco and the Company shall take all such steps as may be required (to the extent permitted by applicable Law) to cause any dispositions of Pubco Common Stock and Company Common Stock (including derivative securities with respect to Pubco Common Stock and Company Common Stock) or acquisitions of Spinco Common Stock (including derivative securities with respect to Spinco Common Stock) resulting from the transactions contemplated by this Agreement or any Transaction Document, including the Distribution, directly or indirectly, by each individual, if any, who is subject to Section 16(a) of the Exchange Act with respect to Pubco, Spinco or the Company, as an officer or director thereof to be exempt under Rule 16b-3 promulgated under the Exchange Act, such steps to be taken in accordance with (and to the extent permitted by) applicable SEC rules and regulations and interpretations of the SEC staff.
Section 7.11    Spinco Share Issuance. Prior to the Effective Time, Pubco and the Company will take all actions necessary to authorize the issuance of a number of, or stock split of, shares of Spinco Common Stock such that the total number of shares of Spinco Common Stock outstanding immediately prior to the Effective Time will be sufficient to complete the Distribution in accordance with the terms of the Separation Agreement.
Section 7.12    Transaction Documents. Buyer shall, or shall cause its applicable Subsidiaries to, execute and deliver to Pubco and the Company at or prior to the Closing each of the Transaction Documents to which it or any such Subsidiary is or will be a party at the Effective Time that have not previously been executed. Pubco shall, or shall cause its applicable Subsidiaries to, execute and deliver to Buyer at or prior to the Closing each of the Transaction Documents to which it or any such Subsidiary is or will be a party at the Effective Time that have not previously been executed.
Section 7.13    Takeover Statutes. If any “fair price,” “moratorium,” “control share acquisition,” “business combination” or other form of antitakeover Law shall become applicable to the transactions contemplated hereby, Buyer and the Buyer Board shall use all reasonable efforts to grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.
Section 7.14    Further Assurances. Except as otherwise expressly provided in this Agreement, the Parties shall, and shall cause their respective Affiliates to, use their respective commercially reasonable efforts to take, or cause to be taken, all appropriate action to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable under this Agreement or applicable Law as may be required to carry out the provisions of this Agreement and to consummate and make effective the Merger and the other Transactions (other than with respect to the matters covered in Section 7.4, which shall be governed by the provisions of Section 7.4 and any consents required in connection with the Separation, which shall solely be governed by the Separation Agreement). In furtherance and not in limitation of the foregoing, each Party shall use commercially reasonable efforts to obtain all consents, approvals or waivers from third parties necessary in connection with the Merger and the other Transactions (other than with respect to the matters covered in Section 7.4, which shall be governed by the provisions of Section 7.4 and any consents required in connection with the Separation, which shall solely be governed by the Separation Agreement); provided that none of Pubco, the Company, Spinco or their respective Subsidiaries shall be required to commence any litigation or offer or pay any money or otherwise grant any accommodation (financial or otherwise) to any third party with respect to the foregoing. The failure to obtain any consents, approvals or waivers from third parties shall not in and of itself constitute a breach of this Agreement.
Section 7.15    Sole Stockholder Approvals. Immediately after the execution of this Agreement, (a) Pubco will deliver the Company Stockholder Approvals to Buyer, and (b) Buyer, as the sole stockholder of Merger Sub, acting by written consent, will adopt this Agreement and approve the consummation of the transactions contemplated hereby, upon the terms and subject to the conditions stated herein and in accordance with the applicable provisions of the DGCL (the “Merger Sub Stockholder Approval”), and deliver a copy of the Merger Sub Stockholder Approval to Pubco.

Section 7.16    Obligations of Merger Sub. Buyer shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Transactions, including the Merger, upon the terms and subject to the conditions set forth in this Agreement.
Section 7.17    R&W Policy. Any R&W Policy shall provide that the insurer shall waive any rights of subrogation except in the case of fraud by Pubco or Spinco. The premiums related to, and all the other costs and expenses relating to the origination of any R&W Policy have been, or will be, paid by Buyer, as and when required to be paid in accordance with the terms of the R&W Policy. Buyer shall not amend, modify or otherwise change, terminate or waive any subrogation or any other provision of any R&W Policy (and shall not permit any of the foregoing to occur) in any manner that would be adverse to Pubco or Spinco, or any Affiliate or Representative thereof, without the prior written consent of Spinco. Pubco and Spinco shall, and shall cause their respective Subsidiaries and Representatives to, use reasonable best efforts to furnish information in its possession reasonably requested by Buyer to obtain any R&W Policy.
Section 7.18    Pubco Debt Facilities.
(a)    Pubco, Spinco, and the Company shall, and shall cause each of their respective Subsidiaries to, take all actions to ensure that, substantially concurrently with consummation of the Closing and subject to the payment of the Intercompany Note as provided in Section 3.2, no member of the Company Group shall have any obligation whatsoever in respect of any of the Pubco Debt Facilities (other than any obligations that survive the termination of the Pubco Debt Facilities pursuant to the terms thereof as in effect on the date of this Agreement) and all Liens on the assets of and Interests in any member of the Company Group in respect of any obligations under the Pubco Debt Facilities shall have been released (including by obtaining the Release Documentation and making all filings reasonably necessary to effect or record such releases).
(b)    Subject to the payment of the Intercompany Note as provided in Section 3.2, in furtherance of, and not in limitation of, the foregoing clause (a), Pubco shall (x) take all actions necessary to cause such Company Notes to be redeemed in full in cash and satisfied and discharged substantially concurrently with consummation of the Closing and (y) in furtherance and without limiting the generality of the foregoing clause (x), (A) execute and deliver to the trustee under the Company Notes Indenture and holders of the Company Notes a notice of optional redemption in respect of the Company Notes pursuant to which all of the Company Notes are called for redemption, with a redemption date that is on the Closing Date; provided that such notice shall be conditioned upon the substantially contemporaneous consummation of the transactions contemplated under this Agreement and shall be delivered in accordance with the requirements of the Company Notes Indenture, including with respect to timing requirements relative to the redemption date, and (B) execute and deliver to the trustee under the Company Notes Indenture any and all officer’s certificates and opinions of counsel required to be delivered in connection with such optional redemption, satisfaction and discharge and notice of optional redemption (which notice of optional redemption and officer’s certificate(s) shall be in form and substance reasonably satisfactory to the Buyer).
(c)    Without limiting the generality of the foregoing, prior to or substantially concurrently with consummation of the Closing, the Company shall deliver to Buyer the fully executed and (subject to the payment of the Intercompany Note as provided in Section 3.2) effective Release Documentation, and at least three (3) Business Days prior to the Closing Date, the Company shall deliver to Buyer substantially final drafts of such Release Documentation.
Section 7.19    Third Party Consents. After the date hereof and subject to the proviso set forth in Section 7.4(a), Pubco and its Subsidiaries shall use their reasonable best efforts to obtain prior to the Closing such Consents of third parties or give notices to third parties as may be required under any Contract of any member of the Company Group that is listed, or was required to be listed, on Section 4.4(b) or Section 5.4(b) of the Company Disclosure Schedule or as reasonably requested by Buyer and discussed in good faith with Pubco; provided that in connection therewith Pubco and its Subsidiaries shall not agree to any entry into, amendment, modification, waiver or termination of any Contract, or offer or agree to or make any fee or payment, in each case without Buyer’s prior written consent. For six (6) months after the Closing and subject to the proviso set forth in Section 7.4(a), Spinco and its Subsidiaries shall use their reasonable best efforts to assist Buyer and its Affiliates in seeking to obtain any such Consents which were not obtained prior to the Closing. Without limiting the generality of the foregoing, Pubco shall take the actions set forth on Section 7.19 of the Company Disclosure Schedule, subject to the qualifications set forth therein. Notwithstanding anything to the contrary herein, none of Buyer, Pubco or any of their respective Subsidiaries shall be required to (or in the case of Pubco or any of its Subsidiaries, be permitted to) pay any consent or other similar fee, payment or consideration, make any concession or provide any additional security (including a guaranty), to obtain such third party consents (except, in the case of Pubco or any of its Subsidiaries, if requested by Buyer and either reimbursed by Buyer or subject to the occurrence of the Effective Time).
ARTICLE VIII
CONDITIONS TO THE MERGER
Section 8.1    Conditions to the Obligations of the Company, Pubco, H-ES&R Holdings, Buyer and Merger Sub. The respective obligations of each Party to consummate the Merger shall be subject to the fulfillment (or, to the extent permitted by applicable Law, waiver by Pubco and Buyer) at or prior to the Closing of the following conditions:
(a)    Any applicable waiting period under the HSR Act with respect to the Merger, including any timing agreement or other commitment with the U.S. Department of Justice or the U.S. Federal Trade Commission not to consummate the Merger, shall have expired or been terminated;
(b)    The Holding Company Merger, the Reorganization and the Distribution shall have been consummated in accordance with the Transaction Documents and in all material respects in accordance with the Internal Reorganization Plan;
(c)    The Pubco Stockholder Approval shall have been obtained;
(d)    The Spinco Registration Statement shall have become effective in accordance with the Securities Act or the Exchange Act, as applicable, and shall not be the subject of any stop order by the SEC or actual or threatened proceedings by a Governmental Authority seeking such a stop order; and
(e)    No Governmental Authority of competent jurisdiction shall have enacted, issued, or promulgated any Law (whether temporary, preliminary or permanent) after the date hereof that remains in effect and which has the effect of restraining, enjoining or prohibiting the consummation of the Holding Company Merger, the Reorganization, the Distribution or the Merger (each a “Legal Restraint”).
Section 8.2    Additional Conditions to the Obligations of Pubco, H-ES&R Holdings and the Company. The obligation of Pubco, H-ES&R Holdings and the Company to consummate the Merger shall be subject to the fulfillment (or, to the extent permitted by applicable Law, waiver by Pubco) at or prior to the Closing of the following additional conditions:

(a)    Each of Buyer and Merger Sub shall have performed and complied in all material respects with the obligations, covenants and agreements required by this Agreement to be performed or complied with by them at or prior to the Closing;
(b)    The representations and warranties made by Buyer and Merger Sub set forth in Article VI (other than the first sentence of Section 6.1, Section 6.2 and Section 6.5), without giving effect to materiality, Buyer Material Adverse Effect or similar qualifications, shall be true and correct in all respects as of the Closing Date as though such representations and warranties were made as of the Closing Date (except in the case of any representation or warranty that by its terms addresses matters only as of another specified date, which shall be so true and correct only as of such specified date), except to the extent the failure of such representations and warranties to be true and correct (without giving effect to materiality, Buyer Material Adverse Effect or similar qualifications) would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect. The representations and warranties made by Buyer and Merger Sub set forth in the first sentence of Section 6.1, Section 6.2 and Section 6.5 shall be true and correct in all material respects as of the Closing Date as though such representations and warranties were made as of the Closing Date (except in the case of any representation or warranty that by its terms addresses matters only as of another specified date, which shall be so true and correct only as of such specified date); and
(c)    Buyer and Merger Sub shall have delivered to Pubco a certificate dated as of the Closing Date signed by an executive officer of Buyer and Merger Sub to the effect that the conditions set forth in Section 8.2(a) and Section 8.2(b) have been satisfied.
Section 8.3    Additional Conditions to the Obligations of Buyer and Merger Sub. The obligation of Buyer and Merger Sub to consummate the Merger shall be subject to the fulfillment (or, to the extent permitted by applicable Law, waiver by Buyer) at or prior to the Closing of the following additional conditions:
(a)    Each of Pubco and the Company shall have performed and complied in all material respects with the obligations, covenants and agreements required by this Agreement to be performed or complied with by it at or prior to the Closing;
(b)    The representations and warranties made by Pubco, H-ES&R Holdings and the Company, as applicable, set forth in Article IV and Article V (other than the first sentence of Section 4.1, Section 4.2, Section 4.3(a), Section 4.6, Section 4.8, Section 4.9, the first sentence of Section 5.1, Section 5.2, Section 5.3(a) and clause (ii) of Section 5.6), without giving effect to materiality, “Pubco Material Adverse Effect,” “Company Material Adverse Effect” or similar qualifications, shall be true and correct in all respects as of the Closing Date as though such representations and warranties were made as of the Closing Date (except in the case of any representation or warranty that by its terms addresses matters only as of another specified date, which shall be so true and correct only as of such specified date), except to the extent the failure of such representations and warranties to be true and correct (without giving effect to materiality, “Pubco Material Adverse Effect,” “Company Material Adverse Effect” or similar qualifications) would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or Pubco Material Adverse Effect. The representations and warranties made by Pubco, H-ES&R Holdings and the Company, as applicable, set forth in the first sentence of Section 4.1, Section 4.2, Section 4.3(a), Section 4.6, Section 4.8, Section 4.9, the first sentence of Section 5.1, Section 5.2, Section 5.3(a), shall be true and correct in all material respects as of the Closing Date as though such representations and warranties were made as of the Closing Date (except in the case of any representation or warranty that by its terms addresses matters only as of another specified date, which shall be so true and correct only as of such specified date). The representations and warranties made by the Company set forth in clause (ii) of Section 5.6 shall be true and correct in all respects at and as of the Closing Date as though such representations and warranties were made as of the Closing Date;

(c)    No Company Material Adverse Effect shall have occurred since the date of this Agreement and that is continuing; and
(d)    The Company shall have delivered to Buyer a certificate dated as of the Closing Date signed by an executive officer of the Company to the effect that each of the conditions set forth in Section 8.3(a), Section 8.3(b) and Section 8.3(c) have been satisfied.
ARTICLE IX
TERMINATION
Section 9.1    Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Effective Time:
(a)    by mutual written agreement of Pubco and Buyer;
(b)    by Pubco or Buyer, if the Closing shall not have occurred on or prior to August 20, 2026 (the “Outside Date”); provided that, if any of the conditions to the Closing set forth in Section 8.1(a) or Section 8.1(e) (solely as it relates to any Antitrust Law) have not been satisfied or waived (to the extent permitted by applicable Law) on or prior to 5:00 p.m. Eastern Time on the fourth (4th) Business Day prior to the Outside Date, but all other conditions to the Closing set forth in Article VIII (other than the conditions to the Closing set forth in Section 8.1(b) and Section 8.1(d), and those other conditions that by their nature are to be satisfied at the Closing) have been satisfied or waived (to the extent permitted by applicable Law), the Outside Date will be automatically extended, without any action on the part of any Party, to November 20, 2026 and, if so extended, such date shall be the “Outside Date”; provided, further, that the right to terminate this Agreement pursuant to this Section 9.1(b) shall not be available to any Party whose action or failure to comply with its obligations under this Agreement or the Separation Agreement has been the primary cause of, or has primarily resulted in, the failure of the Closing to occur on or prior to such date;
(c)    by Pubco or Buyer, if any Legal Restraint permanently preventing or prohibiting consummation of the Holding Company Merger, the Reorganization, the Distribution or the Merger shall be in effect and shall have become final and non-appealable; provided that the right to terminate this Agreement pursuant to this Section 9.1(c) shall not be available to any Party whose action or failure to perform any of its obligations under this Agreement or the Separation Agreement is the primary cause of, or primarily resulted in, the enactment or issuance of any such Law;
(d)    by Buyer upon written notice to Pubco, in the event of a breach of any representation, warranty, covenant or agreement on the part of Pubco or the Company, such that the conditions specified in Section 8.3(a) or Section 8.3(b) would not be satisfied at the Closing, and which, (i) with respect to any such breach that is capable of being cured by the Outside Date, is not cured by the earlier of: (x) sixty (60) days after receipt by Pubco of written notice thereof and (y) the Outside Date, or (ii) is incapable of being cured prior to the Outside Date; provided that Buyer shall not have the right to terminate this Agreement pursuant to this Section 9.1(d) if Buyer or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement;
(e)    by Pubco upon written notice to Buyer, in the event of a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Buyer or Merger Sub such that the conditions specified in Section 8.2(a) or Section 8.2(b) would not be satisfied at the Closing, and which, (i) with respect to any such breach that is capable of being cured by the Outside Date, is not cured by Buyer by the earlier of: (x) sixty (60) days after receipt by Buyer of written notice thereof and (y) the Outside Date, or (ii) is incapable of being cured prior to the Outside Date; provided that Pubco and the Company shall not have the right to terminate this Agreement pursuant to this Section 9.1(e) if Pubco or the Company is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement;
(f)    by Pubco or Buyer, if the Pubco Stockholder Approval shall not have been obtained upon a vote taken thereon at a Pubco Stockholders Meeting, duly convened therefor, or at any adjournment or postponement thereof;
(g)    by Pubco, at any time prior to receipt of the Pubco Stockholder Approval in order to enter into a definitive written agreement providing for a Superior Proposal; provided that (i) concurrently with, and as a condition to, any such termination, Pubco pays, or causes to be paid, to U.S. Acquiror the Pubco Termination Fee pursuant to Section 9.3(b), (ii) there has been no breach of Section 7.7 in any material respect and (iii) the Pubco Board has authorized Pubco to enter into, and Pubco substantially concurrently enters into, a definitive written agreement providing for such Superior Proposal (it being agreed that Pubco may enter into such definitive written agreement concurrently with any such termination); or
(h)    by Buyer, if, prior to the receipt of the Pubco Stockholder Approval, a Triggering Event shall have occurred (it being understood that Buyer may terminate the Agreement pursuant to this Section 9.1(h) prior to or following the Pubco Stockholders Meeting).
Section 9.2    Effect of Termination. In the event of termination of this Agreement pursuant to Section 9.1, this Agreement shall forthwith become null and void and have no effect, without any Liability on the part of any Party; provided, however, that no such termination shall relieve any Party of any liability or damages resulting from Fraud or Willful Breach; provided, further, this Section 9.2, Section 9.3 and Article X shall survive any termination of this Agreement. The Confidentiality Agreement shall not be affected by a termination of this Agreement.
Section 9.3    Termination Fee; Other Fees and Expenses.
(a)    Except as otherwise provided in the Separation Agreement or this Agreement, including this Section 9.3, and except for (x) the expenses in connection with printing and mailing the Proxy Statement, the Spinco Registration Statement and the Distribution Documents, which shall be borne equally by Pubco and Buyer in the event that this Agreement is terminated in accordance with its terms and shall be borne by Pubco in the event that the Closing occurs, and (y) any fee or amount payable in connection with the approvals required under Section 7.4, all of which shall be borne by Buyer or a Subsidiary of Buyer, all fees and expenses incurred by the Parties shall be borne solely by the Party that has incurred such fees and expenses, whether or not the Merger is consummated.
(b)    If this Agreement is terminated (A) pursuant to Section 9.1(g) or Section 9.1(h) or (B) (x) pursuant to Section 9.1(d), (y) pursuant to Section 9.1(b) without a vote of the stockholders of Pubco contemplated by this Agreement at the Pubco Stockholders Meeting having occurred, or (z) pursuant to Section 9.1(f) and, in the case of each of (x), (y) and (z), a Competing Proposal shall have been publicly announced (or otherwise communicated to the Pubco Board) at any time after the date of this Agreement and (if made or communicated publicly) not publicly withdrawn at least two (2) Business Days prior to the date of termination or, with respect to clause (z), prior to the Pubco Stockholders Meeting, and within twelve (12) months after the date of such termination, Pubco shall have consummated a transaction in respect of a Competing Proposal or Pubco enters into a definitive agreement in respect of a Competing Proposal that is subsequently consummated, then Pubco shall be obligated to pay to U.S. Acquiror an amount equal to Eighty Million Dollars ($80,000,000) (the “Pubco Termination

Fee”), by wire transfer of immediately available funds to an account or accounts specified by Buyer on the second (2nd) Business Day following termination of this Agreement (with respect to clause (A)) or the second (2nd) Business Day following the date Pubco consummates the applicable transaction (with respect to clause (B)); provided that, solely for purposes of this Section 9.3(b), the term “Competing Proposal” shall have the meaning set forth in Section 7.7(f)(i), except that all references to “twenty percent (20%)” shall instead refer to “fifty percent (50%).” In no event shall Pubco be required to pay the Pubco Termination Fee on more than one occasion.
(c)    The payment of the Pubco Termination Fee shall be compensation and liquidated damages for the loss suffered by Buyer as a result of the failure of the Merger to be consummated and to avoid the difficulty of determining damages under the circumstances. Each of the Parties acknowledges that the Pubco Termination Fee is not intended to be a penalty, but rather represents liquidated damages in a reasonable amount that will compensate Buyer in the circumstances in which the Pubco Termination Fee is due and payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated by this Agreement, which amount would otherwise be impossible to calculate with precision. Each Party further agrees that the agreements contained in this Section 9.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Parties would not enter into this Agreement. Accordingly, if Pubco fails to pay any amounts due under this Section 9.3 and, in order to obtain such payment, Buyer commences a suit that results in a judgment against Pubco for such amounts, Pubco shall pay interest on such amounts from the date payment of such amounts was due to the date of actual payment at the rate equal to the prime rate published in the Wall Street Journal for the relevant period, together with the costs and expenses of Buyer (including reasonable legal fees and expenses) in connection with such suit. Notwithstanding anything to the contrary, nothing in this Agreement, including this Section 9.3, shall in any way limit the provisions of Section 10.8.
Section 9.4    Buyer Termination Fee. In the event that this Agreement is validly terminated: (a) by either Buyer or Pubco pursuant to Section 9.1(b), and, at the time of such termination, one or more of the conditions set forth in Section 8.1(a) or Section 8.1(e) (solely as it relates to any Antitrust Law) are not satisfied, or (b) by either Buyer or Pubco pursuant to Section 9.1(c) (solely as it relates to any Antitrust Law), then Buyer shall cause U.S. Acquiror to pay to Pubco, in cash by wire transfer of immediately available funds to an account designated by Pubco, concurrently with such termination, in the case of termination by Buyer, or within two (2) Business Days thereafter, in the case of a termination by Pubco, an amount equal to One Hundred and Fifty Million Dollars ($150,000,000) (the “Buyer Termination Fee”). The Parties hereby acknowledge and agree that (i) the agreements contained in this Section 9.4 are an integral part of the transactions contemplated by this Agreement, (ii) the Buyer Termination Fee is not intended to be a penalty, but rather represents liquidated damages in a reasonable amount that will compensate Pubco in the circumstances in which such fee is due and payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision and (iii) without these agreements, the Parties would not enter into this Agreement. Accordingly, if Buyer fails to cause U.S. Acquiror to pay any amounts due under this Section 9.4 and, in order to obtain such payment, Pubco commences a suit that results in a judgment against Buyer for such amounts, Buyer shall cause U.S. Acquiror to pay interest on such amounts from the date payment of such amounts was due to the date of actual payment at the rate equal to the prime rate published in the Wall Street Journal for the relevant period, together with the costs and expenses of Pubco and the Company (including reasonable legal fees and expenses) in connection with such suit.

Notwithstanding anything to the contrary, nothing in this Agreement, including this Section 9.4, shall in any way limit the provisions of Section 10.8. Notwithstanding anything in this Agreement to the contrary, each of Pubco, the Company and H-ES&R Holdings acknowledges and agrees that if this Agreement is terminated pursuant to Section 9.1, Pubco’s receipt of the Buyer Termination Fee, to the extent owed pursuant to this Section 9.4, shall constitute the sole and exclusive remedy of Pubco, the Company and H-ES&R Holdings against Buyer, Merger Sub and any of their respective Affiliates, and any of their respective former, current or future officers, directors, partners, stockholders, managers, members, Affiliates or agents, for all Liabilities in respect of this Agreement, the other Transaction Documents, the Transactions, the termination of this Agreement, the failure to consummate the Transactions or any claims or actions under applicable Law arising out of any breach, termination or failure, and upon payment of the Buyer Termination Fee to Pubco, none of Buyer, Merger Sub or their respective Affiliates, or any of their respective former, current, or future officers, directors, partners, stockholders, managers, members, Affiliates or agents shall, except for in the case of Fraud or Willful Breach, have any further Liability relating to or arising out of this Agreement, the other Transaction Documents, the Transactions, the termination of this Agreement, the failure to consummate the Transactions or any claims or actions under applicable Law arising out of any breach, termination or failure.
ARTICLE X
MISCELLANEOUS
Section 10.1    Non-Survival of Representations, Warranties and Agreements. The obligations, covenants and agreements that by their terms are to be performed following the Closing pursuant to any Transaction Document, including the Separation Agreement, or this Agreement shall survive the Effective Time in accordance with their terms and all other obligations, covenants and agreements herein and therein shall terminate and shall not survive the Closing. None of the representations or warranties in this Agreement or in any certificate or instrument delivered pursuant to this Agreement shall survive, and shall terminate immediately upon, the Effective Time. The Confidentiality Agreement shall survive the execution and delivery of this Agreement and any termination of this Agreement, and the provisions of the Confidentiality Agreement shall apply to all information and material furnished by Pubco or any of its Subsidiaries or any of their respective Representatives thereunder or hereunder.
Section 10.2    Governing Law; Jurisdiction. This Agreement, and all claims, disputes, controversies or causes of action (whether in contract, tort, equity or otherwise) that may be based upon, arise out of or relate to this Agreement (including any schedule or exhibit hereto) or the negotiation, execution or performance of this Agreement (including any claim, dispute, controversy or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. Each of the Parties agrees that any Action related to this Agreement shall be brought exclusively in the Court of Chancery of the State of Delaware or, if under applicable Law, exclusive jurisdiction over such matter is vested in the federal courts, any federal court in the State of Delaware and any appellate court from any thereof (the “Chosen Courts”). By executing and delivering this Agreement, each of the Parties irrevocably: (i) accepts generally and unconditionally submits to the exclusive jurisdiction of the Chosen Courts for any Action relating to this Agreement, including any Action brought for any remedy contemplated by Section 10.8; (ii) waives any objections which such party may now or hereafter have to the laying of venue of any such Action contemplated by this Section 10.2 and hereby further irrevocably waives and agrees not to plead or claim that any such Action has been brought in an inconvenient forum; (iii) agrees that it will not attempt to deny or defeat the personal jurisdiction of the Chosen Courts by motion or other request for leave from any such court; (iv) agrees that it will not bring any Action contemplated by this Section 10.2 in any court other than the Chosen Courts; (v) agrees that service of all process, including the summons and complaint, in any Action may be made by registered or certified mail, return receipt requested, to such party at their respective addresses provided in accordance with Section 10.3 or in any other manner permitted by Law; and (vi) agrees that service as provided in the preceding clause (v) is sufficient to confer personal jurisdiction over such party in the Action, and otherwise constitutes effective and binding service in every respect. Each of the Parties hereto agrees that a final judgment in any Action in a Chosen Court as provided above may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law, and each party further agrees to the non-exclusive jurisdiction of the Chosen Courts for the enforcement or execution of any such judgment.
Section 10.3    Notices. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the national mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other internationally recognized overnight delivery service, or (d) when delivered by facsimile (solely if receipt is confirmed) or email (so long as the sender of such email does not receive an automatic reply from the recipient’s email server indicating that the recipient did not receive such email), addressed as follows:
if to Pubco, H-ES&R Holdings or the Company, to:
Enviri Corporation
Two Logan Square
100 North 18th Street, Suite 1700
Philadelphia, PA 19103
Attention:    President, Chief Operating Officer, General Counsel and Chief Compliance Officer
Email:    [***]
with a copy (which shall not constitute notice) to:
Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, NY 10004
Attention:    Philip Richter, Maxwell Yim
Email:    Philip.Richter@friedfrank.com
Maxwell.Yim@friedfrank.com
if to Buyer or Merger Sub, to:
Veolia Environnement S.A.
30, rue Madeleine Vionnet, 93300 Aubervilliers, France

Attention:    Eric Haza, Group Chief Legal Officer, Carine Nguyen, Deputy Group Chief Legal Officer
Email:    eric.haza@veolia.com, carine.nguyen@veolia.com
with a copy (which shall not constitute notice) to:
Veolia North America, Inc.
100 Federal Street, Boston, MA 02110
Attention:    Legal Department
Email:    general.counselNA@veolia.com, damien.philibert-pollez@veolia.com and with a copy (which shall not constitute notice) to:
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
Attention:    Adam O. Emmerich, John L. Robinson
Email:    AOEmmerich@wlrk.com
JLRobinson@wlrk.com
or to such other address or addresses as the Parties may from time to time designate in writing by like notice.
Section 10.4    Headings. The headings contained in this Agreement are inserted for convenience only and shall not be considered in interpreting or construing any of the provisions contained in this Agreement.
Section 10.5    Entire Agreement. This Agreement (including the Exhibits and Schedules hereto), the Confidentiality Agreement and the Transaction Documents constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings between the Parties with respect to such subject matter; provided, however, that for the sake of clarity, it is understood that this Agreement shall not supersede the terms and provisions of the Confidentiality Agreement, which shall survive and remain in effect until expiration or termination thereof in accordance with its respective terms.
Section 10.6    Amendments and Waivers.
(a)    Any Party may, at any time prior to the Closing, by action taken by its board of directors, or officers thereunto duly authorized, waive any of the terms or conditions of this Agreement or (without limiting Section 10.6(b)) agree to an amendment or modification to this Agreement by a duly executed agreement in writing; provided that after the Pubco Stockholder Approval has been obtained, no amendment or waiver shall be made that pursuant to applicable Law requires further approval or adoption by the stockholders of Pubco unless such amendment or waiver is subject to such further approval or adoption. No waiver by any of the Parties of any breach hereunder shall be deemed to extend to any prior or subsequent breach hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No waiver by any of the Parties of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the Party sought to be charged with such waiver.

(b)    This Agreement may be amended or modified, in whole or in part, only by a duly authorized agreement in writing executed by the Parties which makes reference to this Agreement.
Section 10.7    Assignment; Parties in Interest; Non-Parties.
(a)    No Party may assign its rights or delegate its duties under this Agreement without the prior written consent of the other Parties. Any attempted assignment or delegation in breach of this Section 10.7 shall be null and void. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any rights or remedies under or by reason of this Agreement, except (i) as provided in Section 7.6 and Section 10.7(b) (which is intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons), and (ii) for the right of Pubco on behalf of the stockholders of Pubco, to pursue damages (including claims for damages based on loss of the economic benefits of the Merger, including the loss of premium, to Pubco’s stockholders) and other relief (including equitable relief) for any breach of this Agreement by Buyer or Merger Sub, whether or not this Agreement has been validly terminated pursuant to Article IX, which right is hereby expressly acknowledged and agreed by each of Buyer and Merger Sub, each of whom shall each be jointly and severally liable for any such damages for which Buyer or Merger Sub are found liable. Notwithstanding anything to the contrary in this Agreement, Buyer may assign any of its rights under this Agreement and the other Transaction Documents to any of its Subsidiaries and may designate any of its Subsidiaries to perform its obligations under this Agreement and the other Transaction Documents (which obligations are, by their nature, capable of being fully performed by a Subsidiary of Buyer); provided that Buyer shall only be relieved of its obligations hereunder or thereunder to the extent such obligations are actually and fully performed by its applicable designee.
(b)    Notwithstanding anything to the contrary in this Agreement, it is hereby agreed and acknowledged that this Agreement may only be enforced against, and any claims of action that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement may only be made against, the Parties hereto, and no former, current or future Affiliates, officers, directors, managers, employees, equityholders, lenders, financing sources, managers, members, partners, agents or Representatives of any Party, in each case, who is not a Party to this Agreement, shall have any liability for any obligations of the Parties hereto or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby. Such Persons who are not Parties hereto are third party beneficiaries of Section 10.2, Section 10.6, Section 10.9 and this Section 10.7(b).
Section 10.8    Specific Performance.
(a)    The Parties agree and acknowledge that the failure to perform under this Agreement will cause an actual, immediate and irreparable harm and injury and that the Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, it is agreed that, (i) each of the Parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement by any other Party and to specifically enforce the terms and provisions of this Agreement, and (ii) prior to the Closing or any termination of this Agreement in accordance with Section 9.1, damages shall be awarded only in a case where a court of competent jurisdiction shall have determined that, notwithstanding the Parties’ intention for specific performance to be the applicable remedy prior to termination or the Closing, such specific performance is not available or otherwise will not be granted as a remedy.
(b)    The Parties further agree that (i) by seeking the remedies provided for in this Section 10.8, a Party shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement, including monetary damages, subject to the terms hereof, (ii) nothing contained in this Section 10.8 shall require any Party to institute any proceeding for (or limit any Party’s right to institute any proceeding for) specific performance under this Section 10.8 before exercising any termination right under Section 9.1 (and pursuing damages after such termination), nor shall the commencement of any Action pursuant to this Section 10.8 or anything contained in this Section 10.8 restrict or limit any Party’s right to terminate this Agreement in accordance with the terms of Section 9.1 or to pursue any other remedies under this Agreement that may be available then or thereafter and (iii) no Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 10.8, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.
(c)    To the extent either party hereto brings any Action to enforce specifically the performance of the terms and provisions of this Agreement in accordance with this Section 10.8, the Outside Date shall automatically be extended by (i) the amount of time during which such Action is pending, plus twenty (20) Business Days, or (ii) such other time period established by the court presiding over such Action.
Section 10.9    WAIVER OF JURY TRIAL. THE PARTIES HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVE THEIR RIGHT TO TRIAL BY JURY IN ANY JUDICIAL PROCEEDING IN ANY COURT RELATING TO ANY DISPUTE, CONTROVERSY OR CLAIM ARISING OUT OF, RELATING TO OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION DOCUMENT (INCLUDING ANY SCHEDULE OR EXHIBIT HERETO AND THERETO) OR THE BREACH, TERMINATION OR VALIDITY OF SUCH AGREEMENTS OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF SUCH AGREEMENTS. NO PARTY TO THIS AGREEMENT SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR ANY RELATED INSTRUMENTS. NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EACH PARTY TO THIS AGREEMENT CERTIFIES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT OR INSTRUMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH ABOVE IN THIS SECTION 10.9. NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION 10.9 WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.
Section 10.10    Severability. If any provision of this Agreement or any Transaction Document, or the application of any such provision to any Person or circumstance, shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.
Section 10.11    Counterparts. This Agreement may be executed in two or more counterparts (including by electronic or .pdf transmission), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of any signature page by facsimile, electronic or .pdf transmission shall be binding to the same extent as an original signature page.
[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

ENVIRI CORPORATION

By:	/s/ Russell Hochman
Name: Russell Hochman
Title: President, Chief Operating Officer, General
Counsel, Chief Compliance Officer

CLEH, INC.

By:	/s/ Russell Hochman
Name: Russell Hochman
Title: President, Chief Operating Officer, General
Counsel, Chief Compliance Officer and Corporate
Secretary

ENVIRI LLC

By:	/s/ Russell Hochman
Name: Russell Hochman
Title: President, Chief Operating Officer, General
Counsel, Chief Compliance Officer and Corporate
Secretary

VEOLIA ENVIRONNEMENT S.A.

By:	/s/ Estelle Branchlianoff
Name: Estelle Brachlianoff
Title: Chief Executive Officer

LIBERTY MERGER SUB INC.

By:	/s/ Robert Cappadona
Name: Robert Cappadona
Title: President and Chief Executive Officer
[Signature Page to Agreement and Plan of Merger]

Annex B
Execution Version

SEPARATION AGREEMENT
BY AND AMONG
ENVIRI CORPORATION,
CLEH, INC.,
VEOLIA ENVIRONNEMENT S.A.,
AND
ENVIRI II CORPORATION
DATED AS OF NOVEMBER 20, 2025

TABLE OF CONTENTS
Page

ARTICLE I DEFINITIONS		3

ARTICLE II THE REORGANIZATION		17

2.1	Reorganization	17
2.2	Wrong Pockets; Mail and Other Communications; Payments	18
2.3	Termination of Agreements	19
2.4	Treatment of Shared Services	20
2.5	Guarantees	21
2.6	Certain Adjustments	22
2.7	Bank Accounts; Cash Balances	27
2.8	PNC Receivables Facility	28
2.9	Transaction Documents	28
2.10	Solvency of Spinco	28
2.11	Disclaimer of Representations and Warranties	29

ARTICLE III THE DISTRIBUTION		29

3.1	Actions Prior to the Distribution	29
3.2	Conditions to the Reorganization and the Distribution	30
3.3	The Distribution	31
3.4	Listing Application	33
3.5	Authorization of Spinco Common Stock to Accomplish the Distribution	33

ARTICLE IV MUTUAL RELEASES; INDEMNIFICATION		33

4.1	Release of Pre-Distribution Claims	33
4.2	Indemnification by the Company	35
4.3	Buyer Guaranty	36
4.4	Indemnification by Spinco	37
4.5	Indemnification Obligations Net of Insurance Proceeds and Other Amounts	38
4.6	Procedures for Indemnification of Third-Party Claims	39
4.7	Tax Matters	41
4.8	Additional Matters	44
4.9	Right of Contribution	45
4.10	Covenant Not to Sue	45
4.11	Survival of Indemnities	45
4.12	Exclusive Remedy	46
4.13	Management of Actions	46
4.14	Settlement of Actions	48
4.15	Limitation on Certain Damages	48

ARTICLE V CERTAIN OTHER MATTERS		48

5.1	Insurance Matters	48

5.2	Post-Distribution Time Conduct	51
5.3	Employee and Benefit Plan Matters	51

ARTICLE VI EXCHANGE OF INFORMATION; CONFIDENTIALITY		57

6.1	Agreement for Exchange of Information	57
6.2	Ownership of Information	58
6.3	Compensation for Providing Information	58
6.4	Record Retention	58
6.5	Limitation of Liability	58
6.6	Other Agreements Providing for Exchange of Information	59
6.7	Production of Records; Cooperation	59
6.8	Privileged Matters	60
6.9	Confidentiality	62
6.10	Protective Arrangements	64
6.11	Employee Non-Solicitation; Non-Competition	65

ARTICLE VII FURTHER ASSURANCES AND ADDITIONAL COVENANTS		66

7.1	Further Assurances	66
7.2	Use of the Name and Marks	66
7.3	Freedom-to-Operate IP Licenses	67

ARTICLE VIII TERMINATION		68

8.1	Termination	69
8.2	Effect of Termination	69

ARTICLE IX MISCELLANEOUS		69

9.1	Counterparts; Entire Agreement	69
9.2	Survival of Covenants	69
9.3	Governing Law; Submission to Jurisdiction; Waiver of Jury Trial	69
9.4	Assignability	70
9.5	Third-Party Beneficiaries	71
9.6	Notices	71
9.7	Severability	72
9.8	No Set-Off	72
9.9	Headings	72
9.10	Waivers of Default	72
9.11	Specific Performance	73
9.12	Amendments	73
9.13	Interpretation	73
9.14	Performance	73
9.15	Mutual Drafting; Precedence	74

SCHEDULES

Schedule 1.1(a)	Accounting Principles
Schedule 1.1(b)	Company Group
Schedule 1.1(c)	Internal Reorganization Plan
Schedule 1.1(d)	Offer Employees
Schedule 2.1(d)	Dormant Entities
Schedule 2.6	Capital Expenditure Thresholds
Schedule 5.3(b)(ii)	Employee Protections
Schedule 7.3(a)	Freedom-to-Operate IP Licenses – Specified Exclusions
EXHIBITS

Exhibit A	Form of Intercompany Note
Exhibit B	Tax Attributes
Exhibit C	Assignment Agreement

SEPARATION AGREEMENT
This SEPARATION AGREEMENT, dated as of November 20, 2025 (this “Agreement”), is by and among Enviri Corporation, a Delaware corporation (“Pubco”), CLEH, Inc., a newly formed Delaware corporation (the “Company”), Veolia Environnement S.A., a French société anonyme (“Buyer”), and Enviri II Corporation, a newly formed Delaware corporation (“Spinco”).
R E C I T A L S
WHEREAS, as of the date hereof, Pubco, acting through itself and its direct and indirect Subsidiaries, currently conducts the Company Business and the Spinco Business;
WHEREAS, as of the date hereof, Spinco and the Company are wholly owned, direct Subsidiaries of Pubco;
WHEREAS, the Company owns all of the issued and outstanding membership interests of Enviri LLC, a newly formed Delaware limited liability company (“H-ES&R Holdings”);
WHEREAS, concurrently with the execution and delivery of this Agreement, Pubco, the Company, Buyer, H-ES&R Holdings and Liberty Merger Sub Inc., a newly formed Delaware corporation and indirect wholly owned subsidiary of Buyer (“Merger Sub”), are entering into that certain Merger Agreement (the “Merger Agreement”), pursuant to which, among other things, (a) upon the terms and subject to the conditions set forth in the Merger Agreement, on the Closing Date, Pubco will merge with and into H-ES&R Holdings pursuant to Sections 251(g) and 264 of the DGCL (as defined in the Merger Agreement) and Section 18-209 of the DLLCA (as defined in the Merger Agreement), with H-ES&R Holdings being the surviving entity of such merger (the “Holding Company Merger”) and continuing as a wholly-owned direct subsidiary of the Company, and in the Holding Company Merger, each issued and outstanding share of Pubco Common Stock will be converted into one share of common stock, par value $1.25 per share, of the Company (the “Company Common Stock”), and (b) upon the terms and subject to the conditions set forth in the Merger Agreement, on the Closing Date and immediately after the Separation described in this Agreement, Merger Sub will merge with and into the Company, with the Company surviving as an indirect wholly-owned Subsidiary of Buyer;
WHEREAS, Pubco has determined that it is appropriate and in the best interests of Pubco and its stockholders to reorganize its Subsidiaries to provide for H-ES&R Holdings as the surviving entity in the Holding Company Merger and its Subsidiaries conducting the Spinco Business to be direct and indirect Subsidiaries of Spinco;
WHEREAS, upon the terms and subject to the conditions set forth in this Agreement and as depicted in the Internal Reorganization Plan (as defined below), (a) immediately following the Holding Company Merger, (i) H-ES&R Holdings will distribute to the Company all of the outstanding shares of the common stock, par value $0.0001 per share, of Spinco (the “Spinco Common Stock”), (ii) the Company will assume (A) the obligations of H-ES&R Holdings (as successor to Pubco in the Holding Company Merger) in respect of intercompany obligations of H-ES&R Holdings owed to Clean Earth, LLC and (B) the obligations of Harsco Receivables LLC in respect of intercompany obligations of Harsco Receivables LLC owed to Clean Earth, LLC, (iii) Harsco Receivables LLC will distribute to H-ES&R Holdings all of Harsco Receivables LLC’s right, title and interest to accounts receivables originated by the Company Business to be repurchased from the PNC Receivables Facility in connection with the Closing and (iv) H-ES&R Holdings will distribute to the Company (A) all of H-ES&R Holdings’s right, title and interest to the receivables described in clause (iii) and (B) all of the outstanding membership interests of Harsco Clean Earth Holdings, LLC, a Delaware limited liability company (“H-CE Holdings”) (the transactions described in this clause (a), the “Interim Distributions”), (b) immediately following the Interim Distributions, H-ES&R Holdings and the Company will enter into the Assignment Agreement, (c) immediately following the execution of the Assignment Agreement, the Company will contribute all of the outstanding membership interests in H-ES&R Holdings to Spinco (the “Interim Contribution”), and (d) immediately following the Interim Contribution, the Company shall issue the Intercompany Note to H-ES&R Holdings (such issuance, together with the Interim Distributions, the execution of the Assignment Agreement, the Interim Contribution and any other transactions expressly contemplated by the Internal Reorganization Plan to occur prior to the Merger, collectively, the “Reorganization”);
WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, following the Holding Company Merger and the Reorganization, the Company will distribute the Spinco Business to the Company stockholders through the distribution of all of the outstanding shares of Spinco Common Stock to the Company’s stockholders, on a pro rata basis, and following which, the Company stockholders shall separately and directly hold (a) all of the issued and outstanding shares of Company Common Stock, and (b) all of the issued and outstanding shares of Spinco Common Stock (the distribution by the Company of all of the outstanding shares of Spinco Common Stock is referred to as the “Distribution” and the Distribution together with the Reorganization is referred to as the “Separation”);
WHEREAS, the Board of Directors of (a) Pubco (the “Pubco Board”), (b) Spinco (the “Spinco Board”), and (c) the Company (the “Company Board” and collectively with the Pubco Board and Spinco Board, the “Boards”) have approved and declared advisable this Agreement and the transactions contemplated hereby, including the Reorganization and the Distribution;
WHEREAS, each of Pubco, the Company, Spinco and Buyer has determined that it is appropriate and desirable to set forth the principal corporate transactions required to effect the Reorganization and the Distribution and certain other agreements that will govern certain matters relating to the Reorganization and the Distribution and the relationship of the Company, Spinco and the members of their respective Groups following the Distribution;
WHEREAS, the Parties acknowledge that this Agreement, the Merger Agreement and the other Transaction Documents represent the integrated agreement of Pubco, the Company, Spinco and Buyer relating to the Separation and are being entered into together, and would not have been entered into independently; and
WHEREAS, for U.S. federal income tax purposes, it is intended that (a) the Holding Company Merger qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code and the Treasury Regulations thereunder, (b) the Interim Distributions and, except to the extent otherwise required by applicable Law, the transactions contemplated by the Assignment

Agreement be treated as disregarded transactions, (c) the Interim Contribution, together with the issuance of the Intercompany Note, qualify as a transaction described in Section 351 of the Code, and (d) the Distribution be treated as a taxable distribution of Spinco Common Stock by the Company to its stockholders in respect of their stock governed by Sections 301 and 311 of the Code, and not be governed by Section 355 of the Code (the “Intended Tax Treatment”).
NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:
ARTICLE I
DEFINITIONS
For the purpose of this Agreement, the following terms shall have the following meanings:
“Accounting Principles” shall have the meaning set forth on Schedule 1.1(a).
“Action” shall have the meaning set forth in the Merger Agreement.
“Adjusted SAR Number” means a number of shares of Spinco Common Stock, rounded down to the nearest whole share, equal to: (a) in the case of a Substitute SAR Award that corresponds to a Pubco SAR Award that is an In-the-Money Pubco SAR Award, the number of shares of Pubco Common Stock subject to the corresponding Pubco SAR Award multiplied by the Distribution Ratio, and (b) in the case of a Substitute SAR Award that corresponds to a Pubco SAR Award that is not an In-the-Money Pubco SAR Award, the number of shares of Pubco Common Stock subject to the corresponding Pubco SAR Award multiplied by (i) the Adjustment Ratio, and (ii) the Distribution Ratio.
“Adjusted SAR Price” means a dollar amount, rounded up to the nearest whole cent, equal to the strike price of the corresponding Pubco SAR Award divided by the Adjustment Ratio, with the resulting quotient divided by the Distribution Ratio.
“Adjustment Ratio” means a fraction, the numerator of which is the Pubco Stock Value and the denominator of which is the Specified Value.
“Affiliate” shall have the meaning set forth in the Merger Agreement.
“Agreement” shall have the meaning set forth in the Preamble.
“Assignment Agreement” shall have the meaning set forth in Section 2.1(a)(iii).
“Award Holders” shall have the meaning set forth in the Merger Agreement.“Benefit Plan” shall have the meaning set forth in the Merger Agreement.
“Boards” shall have the meaning set forth in the Recitals.

“Business Day” shall have the meaning set forth in the Merger Agreement.
“Buyer” shall have the meaning set forth in the Preamble.
“Buyer Guaranty” shall have the meaning set forth in Section 4.3(a).
“Capex Actual Amount” shall have the meaning set forth in Section 2.6(a)(i).
“Capex Adjustment Amount” shall have the meaning set forth in Section 2.6(a)(ii).
“Capex Target Lower Threshold” shall have the meaning set forth in Section 2.6(a)(iii).
“Capex Target Upper Threshold” shall have the meaning set forth in Section 2.6(a)(iv).
“Chosen Courts” shall have the meaning set forth in Section 9.3(b).
“Closing” shall have the meaning set forth in the Merger Agreement.
“Closing Date” shall have the meaning set forth in the Merger Agreement.
“Code” shall have the meaning set forth in the Merger Agreement.
“Collective Bargaining Agreement” shall have the meaning set forth in the Merger Agreement.
“Company” shall have the meaning set forth in the Preamble.
“Company Accounts” shall have the meaning set forth in Section 2.7(a).
“Company Benefit Plan” shall have the meaning set forth in the Merger Agreement.
“Company Board” shall have the meaning set forth in the Recitals.
“Company Business” shall mean the business and operations of Pubco whose financial results were collectively reported as the “Clean Earth” business segment of Pubco in the Form 10-K of Pubco for the fiscal year ending December 31, 2024, as constituted as of the date of this Agreement, as such businesses and operations shall have been conducted at any time prior to the Distribution Time by any member of the Company Group or Spinco Group (or any of their respective predecessors) and all businesses, operations and activities conducted by H-CE Holdings and its Subsidiaries prior to the date hereof, including any terminated, divested or discontinued business, operations or activities; provided that the “Company Business” shall exclude general corporate functions provided by Pubco and its Subsidiaries (other than H-CE Holdings and its Subsidiaries) either directly or indirectly as of immediately prior to the Holding Company Merger Effective Time, including (a) any Excluded Service (as defined in the Transition Services Agreement) and (b) any finance, accounting, tax, human resources, insurance and risk management, treasury, operational support, facilities, real property, legal, information technology and other ancillary or corporate shared services provided by Pubco and its Subsidiaries (other than

H-CE Holdings and its Subsidiaries) or other corporate centralized functional organizations within or controlled by Pubco and its Subsidiaries (other than H-CE Holdings and its Subsidiaries).
“Company Cash” shall have the meaning set forth in Section 2.6(a)(v).
“Company Common Stock” shall have the meaning set forth in the Recitals.
“Company Consolidated Group” shall mean any consolidated or similar group filing an affiliated, consolidated, combined, unitary or similar Tax Return that includes one or more members of the Spinco Group and of which Pubco (or, following the Holding Company Merger, the Company) is the common parent.
“Company Consolidated Group Return” shall mean an affiliated, consolidated, combined, unitary or similar Tax Return filed by or on behalf of any Company Consolidated Group.
“Company-Controlled Actions” shall have the meaning set forth in Section 4.13(b).
“Company Debt” shall have the meaning set forth in Section 2.6(a)(vi).
“Company Group” shall mean (a) prior to the Distribution Time, each of the entities listed on Schedule 1.1(b) and any other Person that becomes a member of the Company Group between the date hereof and the Distribution Time in compliance with the terms of the Merger Agreement, or (b) on and after the Distribution Time, each of the entities listed on Schedule 1.1(b), any other Person that becomes a member of the Company Group between the date hereof and the Distribution Time in compliance with the terms of the Merger Agreement, and each other Person that becomes a Subsidiary of the Company.
“Company Group Employee” shall mean, as of immediately prior to the Distribution Time, each employee of the Spinco Group or the Company Group, other than (a) the Offer Employees (except as set forth in Section 5.3) and (b) any employee who is receiving long-term disability benefits as of immediately prior to the Distribution Time, who holds a position set forth on the list of positions delivered by Pubco concurrently with the execution of this Agreement (the “Employee List”), which Employee List includes (i) each position that renders services solely to the Company Business (other than each such position that the Parties have mutually agreed to exclude from the Employee List) and (ii) certain positions agreed between the Parties that render services primarily to the Company Business, in each case, including any such position held by an employee who is absent from work because of any leave of absence, illness, vacation, holiday, or short-term disability (including, for the avoidance of doubt, any employee receiving short-term disability benefits or worker’s compensation benefits). For purposes of the foregoing, “primarily” means, with respect to any employee, more than fifty percent (50%) of such employee’s working time on average.
“Company Indemnified Taxes” shall mean any Taxes, other than Spinco Indemnified Taxes, of any Company Consolidated Group (including any such Taxes imposed on Spinco or any of its Subsidiaries pursuant to Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law)).

“Company Indemnitees” shall have the meaning set forth in Section 4.4.
“Company Liabilities” shall mean the following Liabilities of either the Company or Spinco or any of the members of their respective Groups:
(i)    any and all Liabilities (including Environmental Liabilities and Liabilities arising out of claims made by any Third Party) of either the Company or Spinco or any of the members of their respective Groups, to the extent relating to, arising out of or resulting from actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Distribution Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Distribution Time), in each case to the extent that such Liabilities relate to, arise out of or result from the Company Business;
(ii)    any and all Liabilities of either the Company or Spinco or any of the members of their respective Groups or the Buyer that are expressly provided by this Agreement, the Merger Agreement or any other Transaction Document (or the Schedules hereto or thereto) as Liabilities to be transferred to, assumed by or agreed to be performed by Buyer, the Company or any other member of the Company Group;
(iii)    any and all agreements, obligations and Liabilities of Buyer, Merger Sub or any member of the Company Group, under this Agreement, the Merger Agreement or any other Transaction Document;
(iv)    any and all Liabilities for Company Indemnified Taxes; and
(v)    any and all Liabilities (including Environmental Liabilities and Liabilities arising out of claims made by any Third Party) to the extent relating to, arising out of or resulting from the business, operations or activities conducted by or on behalf of any member of the Company Group or any of their respective Affiliates at any time as of or after the Distribution Time.
Notwithstanding the foregoing, Company Liabilities shall not include Liabilities for Taxes other than Company Indemnified Taxes.
“Company-Prepared Return” shall have the meaning set forth in Section 4.7(c)(ii).
“Competing Business” shall have the meaning set forth in Section 6.11(c).
“Confidentiality Agreement” shall have the meaning set forth in the Merger Agreement.
“Contract” shall have the meaning set forth in the Merger Agreement.
“Covered Policies” shall have the meaning set forth in Section 5.1(b).
“Credit Agreement” shall mean the Third Amended and Restated Credit Agreement, dated as of November 2, 2016 (as amended by Amendment No. 1 to Third Amended and Restated Credit Agreement, dated as of December 8, 2017, Amendment No. 2 to Third Amended and Restated Credit Agreement, dated as of June 18, 2018, Amendment No. 3 to Third Amended and Restated Credit Agreement, dated as of June 18, 2018, Amendment No. 4 to Third Amended and Restated Credit Agreement, dated as of June 28, 2019, Amendment No. 5 to Third Amended and Restated Credit Agreement, dated as of March 31, 2020, Amendment No. 6 to Third Amended and Restated Credit Agreement, dated as of June 26, 2020, Amendment No. 7 to Third Amended and Restated Credit Agreement, dated as of March 10, 2021, Amendment No. 8 to Third Amended and Restated Credit Agreement, dated as of October 27, 2021, Amendment No. 9 to Third Amended and Restated Credit Agreement, dated as of February 22, 2022, Amendment No. 10 to Third Amended and Restated Credit Agreement, dated as of June 24, 2022, Amendment No. 11 to Third Amended and Restated Credit Agreement, dated as of August 19, 2022, Amendment No. 12 to Third Amended and Restated Credit Agreement, dated as of August 29, 2022, Amendment No. 13 to Third Amended and Restated Credit Agreement, dated as of December 21, 2022, Amendment No. 14 to the Third Amended and Restated Credit Agreement, dated as of September 5, 2024, Amendment No. 15 to the Third Amended and Restated Credit Agreement, dated as of February 14, 2025, and Amendment No. 16 to Third Amended and Restated Credit Agreement, dated as of November 5, 2025), among, inter alios, Pubco, the other borrowers party thereto, the lenders party thereto and Bank of America, N.A., as agent.
“Disability Employee” shall mean, as of immediately prior to the Distribution Time, each Company Group Employee who is absent from work because of a short-term disability (including, for the avoidance of doubt, any employee receiving short-term disability benefits or worker’s compensation benefits).
“Disclosure Document” shall mean any registration statement filed with, or submitted to, the SEC by Spinco or any member of the Spinco Group, and also includes any amendment or supplement thereto and any information statement, prospectus, periodic report or similar disclosure document of Spinco or any member of the Spinco Group, whether or not filed with the SEC or any other Governmental Authority, in connection with the Distribution, in each case, which describes the Separation or the Spinco Group or primarily relates to the Separation.
“Dispute” shall mean any dispute, controversy or claim arising out of or relating to this Agreement or any other Transaction Document.
“Disputed Items” shall have the meaning set forth in Section 2.6(e).
“Distribution” shall have the meaning set forth in the Recitals.
“Distribution and Reorganization Taxes” shall mean (a) any Taxes imposed on, arising in connection with or relating to the Holding Company Merger, the Reorganization or the Distribution (including, for the avoidance of doubt, any action to effectuate the Internal Reorganization Plan, any other action or transaction taken or entered into in connection with or in preparation for the Holding Company Merger, the Reorganization or the Distribution, and any action taken pursuant to Section 2.3, Section 2.8 or Section 4.7(e)(ii)), together with any interest and penalties imposed with respect to such Taxes and (b) any Transfer Taxes for which Spinco is liable pursuant to Section 4.7(b). Notwithstanding anything herein to the contrary, “Distribution and Reorganization Taxes” shall (i) include any additional Taxes imposed on, arising in connection with or relating to any action or transaction described in the immediately preceding sentence or otherwise as a result of any payments made under this Agreement, the Merger Agreement or any other Transaction Document and (ii) shall be determined by disregarding any and all Tax Attributes (excluding, for the avoidance of doubt, tax basis in Spinco and its assets).
“Distribution Date” shall mean the Closing Date.
“Distribution Ratio” shall mean the number of shares of Spinco Common Stock (which may be a fraction of a share of Spinco Common Stock) to be distributed in respect of each outstanding share of Company Common Stock pursuant to the Distribution as determined by Pubco prior to the date upon which the Spinco Registration Statement shall become effective pursuant to the Securities Act or Exchange Act, as applicable.
“Distribution Time” shall mean the time at which the Distribution occurs on the Distribution Date.
“Effective Time” shall have the meaning set forth in the Merger Agreement.
“Environmental Law” shall mean any Law relating to pollution, protection or restoration of or prevention of harm to the environment or natural resources, including the use, handling, transportation, treatment, storage, disposal, Release or discharge of Hazardous Substances or the protection of or prevention of harm to human health and safety (to the extent relating to Hazardous Substances).
“Environmental Liabilities” shall mean all Liabilities relating to, arising out of or resulting from any Hazardous Substances, Environmental Law, or Contract relating to environmental, health or safety matters (including all removal, remediation or cleanup costs, investigatory costs, response costs, natural resource damages, property damages, personal injury damages, costs of compliance with any product take-back requirements or with any settlement, judgment or other determination of Liability and indemnity, contribution or similar obligations) and all costs and expenses, interest, fines, penalties or other monetary sanctions in connection therewith.
“Estimated Company Cash” shall have the meaning set forth in Section 2.6(b).
“Estimated Company Debt” shall have the meaning set forth in Section 2.6(b).
“Estimated Net Working Capital” shall have the meaning set forth in Section 2.6(b).
“Estimated Net Working Capital Adjustment” shall have the meaning set forth in Section 2.6(a)(vii).
“Exchange Act” shall have the meaning set forth in the Merger Agreement.
“Exchange Agent” shall mean the trust company or bank duly appointed by Spinco to act as distribution agent, transfer agent and registrar for the Spinco Common Stock in connection with the Distribution.

“Final Company Cash” shall have the meaning set forth in Section 2.6(i).
“Final Company Debt” shall have the meaning set forth in Section 2.6(i).
“Final Net Working Capital” shall have the meaning set forth in Section 2.6(i).
“Final Net Working Capital Adjustment” shall have the meaning set forth in Section 2.6(a)(viii).
“Former Company Group Employee” shall mean each former employee (a) who separated from employment with the Spinco Group or the Company Group within five (5) years prior to the Closing Date, (b) who was rendering services consisting of more than fifty percent (50%) of such employee’s working time on average solely to the Company Business as of immediately prior to such former employee’s separation from employment and (c) for whom a personnel file has been provided by Pubco to Buyer prior to the Closing Date.
“Former Spinco Group Employee” shall mean each former employee (a) who separated from employment with the Spinco Group or the Company Group prior to the Distribution Time and (b) who is not a Former Company Group Employee.
“GAAP” shall have the meaning set forth in the Merger Agreement.
“Governmental Authority” shall have the meaning set forth in the Merger Agreement.
“Group” shall mean either the Spinco Group or the Company Group, as the context requires.
“Hazardous Substances” shall have the meaning set forth in the Merger Agreement.
“H-CE Holdings” shall have the meaning set forth in the Recitals.
“H-ES&R Holdings” shall have the meaning set forth in the Recitals.
“Holding Company Merger” shall have the meaning set forth in the Recitals.
“Holding Company Merger Effective Time” shall have the meaning set forth in the Merger Agreement.
“Income Tax” or “Income Taxes” shall mean any Tax imposed on or measured by income or gain, including any franchise or similar Tax imposed in lieu of an income tax.
“Indebtedness” shall mean, with respect to a Person, without duplication and as calculated in accordance with the Accounting Principles: (a) the unpaid principal amount of and accrued interest in respect of indebtedness for borrowed money of such Person, (b) other indebtedness obligations of such Person that are evidenced by a note, bond, draft, debenture or similar debt instrument (excluding performance guarantees and similar bonds), (c) letters of credit for the benefit of such Person solely to the extent drawn, (d) any capitalized lease or finance lease obligations of such specified Person accounted as such under GAAP (excluding, for the avoidance of doubt, operating leases), (e) any Transaction Expenses, (f) the Tax Liability Amount, and (g) the Capex Adjustment Amount (which may be positive or negative); provided, however, that in no event will Indebtedness include any amount that is included as a current liability in the determination of Net Working Capital.
“Indemnifying Party” shall have the meaning set forth in Section 4.5(a).
“Indemnitee” shall have the meaning set forth in Section 4.5(a).
“Indemnity Payment” shall have the meaning set forth in Section 4.5(a).
“Independent Accounting Firm” shall have the meaning set forth in Section 2.6(e).
“Independent Accounting Firm’s Report” shall have the meaning set forth in Section 2.6(e).
“Insurance Proceeds” shall mean those monies:
(a)    received by an insured from an insurance carrier; or
(b)    paid by an insurance carrier on behalf of the insured;
in any such case net of any applicable premium adjustments (including reserves and retrospectively rated premium adjustments) and net of any costs or expenses incurred in the collection thereof.
“Intellectual Property” shall have the meaning set forth in the Merger Agreement.
“Intended Tax Treatment” shall have the meaning set forth in the Recitals.
“Intercompany Accounts” shall have the meaning set forth in Section 2.3(b).
“Intercompany Note” shall mean a note in the form set forth on Exhibit A and in an amount equal to the Intercompany Note Amount, to be issued by the Company to H-ES&R Holdings.
“Intercompany Note Amount” shall mean an amount equal to (a) Three Billion Forty Million Dollars ($3,040,000,000) (the “Base Price”), minus (b) the product of the Merger Consideration multiplied by the total number of shares of Company Common Stock outstanding immediately prior to the Effective Time, minus (c) the aggregate amount to be paid by members of the Company Group to Award Holders in respect of Pubco Cash-Settled Awards in accordance with Section 2.1(b)(G) of the Merger Agreement, minus (d) the aggregate amount of federal, state and local employee tax withholding and employer-side employment taxes to be paid to the applicable tax authorities by members of the Company Group in respect of the vesting and settlement of Pubco LTI Awards in accordance with Section 2.1(b)(G) of the Merger Agreement that were held by Award Holders employed or engaged by an entity that is a member of the Company Group, to the extent not paid as of the Measurement Time, plus (e) the Estimated Net

Working Capital Adjustment (which may be positive or negative), plus (f) the Estimated Company Cash, and minus (g) the Estimated Company Debt.
“Interim Contribution” shall have the meaning set forth in the Recitals.
“Interim Distributions” shall have the meaning set forth in the Recitals.
“Internal Reorganization Plan” shall mean the step plan set forth on Schedule 1.1(c), as it may be amended or modified in accordance with Section 2.1(c).
“Internet Properties” shall have the meaning set forth in the definition of “Intellectual Property” in the Merger Agreement.
“Joint Steering Committee” shall have the meaning set forth in Section 2.1(e).
“Law” shall have the meaning set forth in the Merger Agreement.
“Liability” shall have the meaning set forth in the Merger Agreement.
“Licensee Party” shall have the meaning set forth in Section 7.3(c).
“Losses” shall have the meaning set forth in the Merger Agreement.
“LTI Eligible Employee” shall have the meaning set forth in Section 5.3(b)(ii).
“Measurement Time” shall have the meaning set forth in Section 2.6(a)(v).
“Merger” shall have the meaning set forth in the Merger Agreement.
“Merger Agreement” shall have the meaning set forth in the Recitals.
“Merger Consideration” shall have the meaning set forth in the Merger Agreement.
“Merger Sub” shall have the meaning set forth in the Recitals.
“Mixed Action” shall have the meaning set forth in Section 4.13(d).
“Multiemployer Plan” shall have the meaning set forth in the Merger Agreement.
“Net Working Capital” shall have the meaning set forth in Section 2.6(a)(ix).
“New DC Plan” shall have the meaning set forth in Section 5.3(b)(iv).
“New Plans” shall have the meaning set forth in Section 5.3(b)(iii).
“Notes” shall mean the notes issued pursuant to the Indenture, dated as of June 28, 2019 (as amended by the First Supplemental Indenture, dated as of August 28, 2019, Second Supplemental Indenture, dated as of July 30, 2020, Third Supplemental Indenture, dated as of May 21, 2021, Fourth Supplemental Indenture, dated as of June 22, 2022, and Fifth Supplemental

Indenture, dated as of June 22, 2022), among, inter alios, Pubco, the guarantors party thereto and U.S. Bank National Association, as trustee.
“Notice of Disagreement” shall have the meaning set forth in Section 2.6(d).
“NYSE” shall have the meaning set forth in the Merger Agreement.
“Offer Employees” shall mean the individuals identified on Schedule 1.1(d).
“Old DC Plans” shall have the meaning set forth in Section 5.3(b)(iv).
“Parties” shall mean the parties to this Agreement.
“Permits” shall have the meaning set forth in the Merger Agreement.
“Person” shall have the meaning set forth in the Merger Agreement.
“PNC Receivables Facility” shall mean the Receivables Purchase Agreement, dated as of June 24, 2022 (as amended by the First Amendment to Receivables Purchase Agreement, dated as of June 30, 2023, Second Amendment to Receivables Purchase Agreement, dated as of June 18, 2024, Third Amendment to Receivables Purchase Agreement, dated as of October 1, 2024, and Fourth Amendment to Receivables Purchase Agreement, dated as of February 14, 2025), among, inter alios, Harsco Receivables LLC, the purchasers party thereto, PNC Bank, National Association, as agent, and Pubco, as servicer.
“Pre-Closing Tax Period” shall mean any taxable period ending on or prior to the Closing Date, and in the case of any Straddle Period, the portion of such period ending on and including the Closing Date.
“Preliminary Adjustment Statement” shall have the meaning set forth in Section 2.6(c).
“Primary Obligor” shall have the meaning set forth in Section 4.3(a).
“Privileged Information” shall mean any information, in written, oral, electronic or other tangible or intangible forms, including any communications by or to attorneys (including attorney-client privileged communications), memoranda and other materials prepared by attorneys or under their direction (including attorney work product), as to which a Party or any member of their applicable Group would be entitled to assert or have asserted a privilege or other protection, including the attorney-client and attorney work product privileges.
“Pubco” shall have the meaning set forth in the Preamble.
“Pubco Board” shall have the meaning set forth in the Recitals.
“Pubco Cash-Settled Awards” shall have the meaning set forth in the Merger Agreement.
“Pubco Common Stock” shall have the meaning set forth in the Merger Agreement.

“Pubco Debt Facilities” shall mean, collectively, the Credit Agreement, the Notes, the PNC Receivables Facility and the Santander Receivables Facility.
“Pubco LTI Awards” shall have the meaning set forth in the Merger Agreement.
“Record Date” shall mean the record date for determining holders of shares of the Company Common Stock entitled to receive Spinco Common Stock pursuant to the Distribution, which shall be the time immediately after the Holding Company Merger Effective Time.
“Record Holders” shall mean the holders of record of shares of Company Common Stock as of the Record Date who shall receive Spinco Common Stock pursuant to the Distribution.
“Release” shall have the meaning set forth in the Merger Agreement.
“Reorganization” shall have the meaning set forth in the Recitals.
“Representatives” shall have the meaning set forth in the Merger Agreement.
“Resolution Period” shall have the meaning set forth in Section 2.6(e).
“Retained Marks” shall have the meaning set forth in Section 7.2(a).
“Return Date” shall have the meaning set forth in Section 5.3(a)(iii).
“Review Period” shall have the meaning set forth in Section 2.6(d).
“Santander Receivables Facility” shall mean the Receivables Purchase Agreement, dated as of March 19, 2025, between Harsco Rail Europe GmbH and Banco Santander, S.A.
“SEC” shall have the meaning set forth in the Merger Agreement.
“Securities Act” shall have the meaning set forth in the Merger Agreement.
“Separate Action” shall have the meaning set forth in Section 4.13(c).
“Separation” shall have the meaning set forth in the Recitals.
“Shared Services” shall mean the ancillary, proprietary or corporate shared services or processes that are provided to, or used in, both the Spinco Business and the Company Business.
“Solvency Opinion” shall have the meaning set forth in Section 3.2(a)(i).
“Specified Agreement” shall have the meaning set forth in Section 9.15(b).
“Specified SAR Award” shall have the meaning set forth in Section 5.3(e).
“Specified Value” shall mean a dollar amount equal to the Pubco Stock Value less the Merger Consideration.

“Spinco” shall have the meaning set forth in the Preamble.
“Spinco Accounts” shall have the meaning set forth in Section 2.7(a).
“Spinco Benefit Plan” shall mean each Benefit Plan that is (i) maintained, sponsored, or contributed to, or is required to be maintained, sponsored, contributed to or entered into, by any member of the Company Group or the Spinco Group or to which any member of the Company Group or the Spinco Group is a party or under which any member of the Spinco Group or the Company Group otherwise has any Liability or obligations, contingent or otherwise and (ii) not a Company Benefit Plan.
“Spinco Board” shall have the meaning set forth in the Recitals.
“Spinco Business” shall mean all businesses, operations and activities conducted at any time prior to the Distribution Time by Pubco or any of its Subsidiaries (including any member of the Company Group or the Spinco Group), other than the Company Business.
“Spinco Common Stock” shall have the meaning set forth in the Recitals.
“Spinco-Controlled Actions” shall have the meaning set forth in Section 4.13(a).
“Spinco Group” shall mean (a) prior to the Distribution Time, Spinco and each Person that will be a Subsidiary of Spinco as of immediately after the Distribution Time (including Pubco and H-ES&R Holdings), or (b) on and after the Distribution Time, Spinco and each Person that is a Subsidiary of Spinco immediately after the Distribution Time, and each other Person that becomes a Subsidiary of Spinco.
“Spinco Group Employee” shall mean, as of immediately prior to the Distribution Time, each employee of the Spinco Group or the Company Group who is not a Company Group Employee or an Offer Employee.
“Spinco Indemnified Taxes” shall mean, without duplication, (a) any Distribution and Reorganization Taxes and (b) any Taxes of any member of the Spinco Group (other than Taxes reflected on a Company Consolidated Group Return). “Spinco Indemnified Taxes” shall not include any Taxes to the extent included as a Liability in Final Net Working Capital or Final Company Debt, as finally determined pursuant to Section 2.6, and shall be calculated by disregarding any and all Tax Attributes.
“Spinco Indemnitees” shall have the meaning set forth in Section 4.2.
“Spinco Liabilities” shall mean the following Liabilities:
(i)    any and all Liabilities (including Environmental Liabilities and Liabilities arising out of claims made by any Third Party) of either the Company or Spinco or any of the members of their respective Groups, to the extent relating to, arising out of or resulting from actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Distribution Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Distribution Time), in each case to the extent that such Liabilities relate to, arise out of or result from the Spinco Business, it being understood that the Parties intend any Liability (excluding the defense costs of Buyer or any of its Affiliates) relating to, arising out of or resulting from any Transaction Litigation to the extent against Pubco or any of its Subsidiaries (including any member of the Company Group as of prior to the Distribution Time) or any of their respective directors and officers to be a “Spinco Liability”;
(ii)    any and all Liabilities of either the Company or Spinco or any of the members of their respective Groups that are expressly provided by this Agreement, the Merger Agreement or any other Transaction Document (or the Schedules hereto or thereto) as Liabilities to be transferred to, assumed by or agreed to be performed by Pubco, Spinco or any other member of the Spinco Group;
(iii)    any and all Liabilities of any member of the Spinco Group under this Agreement, the Merger Agreement or any other Transaction Document;
(iv)    any and all Liabilities (including Environmental Liabilities and Liabilities arising out of claims made by any Third Party) to the extent relating to, arising out of or resulting from the business, operations or activities conducted by or on behalf of any member of the Spinco Group or any of their respective Affiliates at any time as of or after the Distribution Time, in each case that are not Company Liabilities;
(v)    any and all Liabilities under the Pubco Debt Facilities; and
(vi)    any and all Liabilities for Spinco Indemnified Taxes.
Notwithstanding the foregoing, Spinco Liabilities shall not include any Taxes other than Spinco Indemnified Taxes.
“Spinco Registration Statement” shall have the meaning set forth in the Merger Agreement.
“Spinco Stock Plan” shall have the meaning set forth in Section 5.3(e).
“Straddle Period” shall mean any taxable period that begins on or prior to, and ends after, the Closing Date.
“Subsidiary” shall have the meaning set forth in the Merger Agreement.
“Substitute SAR Award” shall have the meaning set forth in Section 5.3(e).
“Tangible Information” shall mean information that is contained in written, electronic or other tangible forms.
“Target Net Working Capital Lower Threshold” shall have the meaning set forth in Section 2.6(a)(x).

“Target Net Working Capital Upper Threshold” shall have the meaning set forth in Section 2.6(a)(xi).
“Tax” or “Taxes” shall have the meaning set forth in the Merger Agreement.
“Tax Attributes” shall have the meaning set forth on Exhibit B.
“Tax Claim” shall mean written notice by a Governmental Authority of any proposed or pending U.S. federal, state, local or non-U.S. audit, examination or other Tax Proceeding (or the commencement thereof) or notice of deficiency or other adjustment, assessment or redetermination related to Taxes.
“Tax Liability Amount” shall mean an amount, which shall not be less than zero, equal to the aggregate liability for, without duplication, (x) unpaid Income Taxes of the Company Group and any Company Consolidated Group for any Pre-Closing Tax Period for which an original Tax Return has not been filed as of the Closing Date and (y) unpaid Distribution and Reorganization Taxes imposed on or payable by any member of the Company Group or any Company Consolidated Group. The Tax Liability Amount shall be calculated: (a) to the extent not inconsistent with or otherwise required by applicable Law, in accordance with the past practice of the relevant member of the Company Group or the Company Consolidated Group, as applicable, (b) in accordance with the Intended Tax Treatment (except to the extent otherwise required due to any modification to or amendment of the Internal Reorganization Plan in accordance with Section 2.1(c) or otherwise, or any deviation from the Internal Reorganization Plan in the implementation of the Holding Company Merger, the Reorganization or the Distribution), (c) by disregarding (i) any transactions outside the ordinary course of business undertaken after the Closing on the Closing Date by any member of the Company Group at the direction of Buyer or its Affiliates and not contemplated by this Agreement and (ii) solely for purposes of clause (y), any and all Tax Attributes, (d) by excluding any deferred Tax assets or liabilities, and (e) with respect to any Straddle Period, in accordance with Section 4.7(g).
“Tax Proceeding” shall have the meaning set forth in the Merger Agreement.
“Tax Return” shall have the meaning set forth in the Merger Agreement.
“Third Party” shall mean any Person other than the Parties or any members of their respective Groups.
“Third-Party Claim” shall have the meaning set forth in Section 4.6(a).
“Trademarks” shall have the meaning set forth in the definition of “Intellectual Property” in the Merger Agreement.
“Transaction Documents” shall have the meaning set forth in the Merger Agreement.
“Transaction Expenses” shall have the meaning set forth in Section 2.6(a)(xii).
“Transaction Litigation” shall have the meaning set forth in the Merger Agreement.

“Transfer Taxes” shall mean any transfer, excise, sales, use, value added, stamp, documentary, filing, recordation, goods and services and other similar Taxes, fees and charges (including real property transfer Taxes).
“Transition Period” shall have the meaning set forth in Section 7.2(b).
“Transition Services Agreement” shall have the meaning set forth in the Merger Agreement.
“Treasury Regulations” shall have the meaning set forth in the Merger Agreement.
“VNA” shall have the meaning set forth in Section 2.5(b).
ARTICLE II
THE REORGANIZATION
2.1    Reorganization.
(a)    In accordance with, and subject to the provisions of, this Agreement, as depicted in the Internal Reorganization Plan, on the Closing Date and immediately after the Holding Company Merger Effective Time and prior to the Distribution Time:
(i)    Interim Distributions. The Company shall cause H-ES&R Holdings and Harsco Receivables LLC to effect the Interim Distributions. Upon the completion of the Interim Distributions, (A) Spinco will be a wholly owned Subsidiary of the Company, and (B) H-CE Holdings will be a wholly owned Subsidiary of the Company;
(ii)    Assignment Agreement. H-ES&R Holdings and any other applicable member of the Spinco Group and the Company shall enter into that certain assignment agreement, substantially in the form attached hereto as Exhibit C (the “Assignment Agreement”);
(iii)    Interim Contribution. The Company shall effect the Interim Contribution. Upon the completion of the Interim Contribution, H-ES&R Holdings will be a wholly owned Subsidiary of Spinco; and
(iv)    Intercompany Note. The Company shall issue the Intercompany Note to H-ES&R Holdings.
(b)    Upon completion of the Reorganization, (i) Spinco will own, directly or indirectly, the Spinco Businesses, and (ii) the Company will own, directly or indirectly, the Company Business.
(c)    Without limiting any other provision hereof, in connection with the Internal Reorganization Plan and the Reorganization, each of Pubco, the Company and Spinco will take, and will cause each member of its respective Group to take, such actions as are reasonably necessary to consummate the transactions expressly contemplated by the Internal Reorganization Plan on the Closing Date, and except as expressly otherwise contemplated, prior to the Distribution

Time, in each case at the sole cost and expense of Pubco. Pubco, the Company and Spinco shall keep Buyer and the Joint Steering Committee reasonably informed in respect of such transactions. Any amendments or modifications to the Internal Reorganization Plan will first be discussed among the Joint Steering Committee, which will cooperate reasonably to seek to mutually agree on any such amendments or modifications; provided that, without the written consent of Buyer, such amendments or modifications shall not, individually or in the aggregate, in any material respect (i) increase the costs, Liabilities or obligations to Third Parties (including Taxes (including by means of a material reduction in any of the Tax Attributes or any other Tax assets of Pubco, any member of the Company Group or of any Company Consolidated Group)) of any member of the Company Group or (ii) otherwise adversely affect Buyer or any of its Affiliates (including any member of the Company Group after the Closing) or the Company Business. With respect to any proposed amendment or modification, Pubco shall provide a proposal to Buyer, which shall be discussed and reviewed in the Joint Steering Committee. Pubco, through the Joint Steering Committee, will update the Internal Reorganization Plan to reflect any amendments or modifications to the Internal Reorganization Plan that are mutually agreed among the Parties.
(d)    Without limiting any other provision hereof, prior to the Distribution Time, if requested by Buyer in writing, Pubco shall, or shall cause its Subsidiaries to, take reasonable steps to dissolve (or merge into a non-dormant member of the Company Group) any dormant members included in the Company Group as of the date of this Agreement, as listed in Schedule 2.1(d), with the specific steps to be taken subject to good faith consultation with Buyer.
(e)    Not more than ten (10) Business Days after the date hereof, the Parties shall each appoint three (3) representatives (or such number as mutually agreed between Pubco and Buyer) to a committee (a “Joint Steering Committee”), all of whom shall have suitable seniority and the requisite skills, knowledge, experience and authority to discuss, coordinate and make arrangements related to the matters described in this Section 2.1(e), as well as a mutually agreed senior executive of each Party to whom matters that cannot be resolved by the Joint Steering Committee will be escalated. Any matters that arise within the Joint Steering Committee, that cannot be resolved by mutual agreement of the Parties, acting reasonably, within five (5) Business Days after such matter is first referred to or arises within the Joint Steering Committee may be referred to the designated senior executives of each Party to resolve. As soon as practicable following the appointment of the Joint Steering Committee and through the Closing, the Joint Steering Committee shall meet and confer as frequently as reasonably necessary, and at least once per week (unless otherwise mutually agreed), to discuss, and shall act in good faith and use reasonable best efforts to (i) prepare for the Closing; and (ii) discuss in good faith, monitor, manage and execute (A) the Internal Reorganization Plan and the Reorganization (including the discussion and resolution of any (x) proposed changes to the Internal Reorganization Plan and (y) the preparation of all forms of documentation implementing the Internal Reorganization Plan and the Reorganization), (B) “day one” preparation and integration planning matters and (C) any other material technical and operational matters reasonably brought to the attention of the Joint Steering Committee by representatives of the Parties.
2.2    Wrong Pockets; Mail and Other Communications; Payments.
(a)    After the Distribution Time, if either the Company or Buyer, on the one hand, or Spinco, on the other hand, or any of their respective Group members becomes aware that

(i) any asset held by the Company or any of its Subsidiaries is primarily used in the operation of the Spinco Business or (ii) any asset held by Spinco or any of its Subsidiaries is primarily used in the operation of the Company Business, it will, in each case, promptly notify the other Party and the Parties will cooperate in good faith to transfer the relevant asset to the appropriate Party as promptly as reasonably practicable and at the expense of the Party who would have been responsible for the related expenses if such asset had been transferred at the Distribution Time.
(b)    After the Distribution Time, each of the Company, Spinco and the members of their respective Groups may receive mail, packages, facsimiles, emails and other communications properly belonging to the other Party (or the other Party’s respective Group). Accordingly, each of the Company and Spinco and the members of their respective Groups authorizes the Company and the other members of the Company Group, on the one hand, or Spinco and the other members of the Spinco Group, on the other hand, as the case may be, to receive and, if not unambiguously intended for such other Party (or any member of its Group) or any of such other Party’s (or any member of its Group’s) officers or directors, open (acting solely as agent for the other Party) all mail, packages, facsimiles, emails and other communications received by it, and to retain the same to the extent that they relate to the business of the receiving Party or, to the extent that they do not relate to the business of the receiving Party, the receiving Party shall promptly deliver such mail, packages, facsimiles, emails or other communications (or, in case the same relate to both businesses, copies thereof) to the other Party. The provisions of this Section 2.2 are not intended to, and shall not be deemed to, constitute an authorization by any of the Company, Spinco or the members of their respective Groups to (i) permit the other to accept service of process on its behalf and neither party is or shall be deemed to be the agent of the other for service of process purposes, or (ii) waive any rights or privileges in respect of any such mail, package, facsimile, emails or other communication or the information contained therein.
(c)    The Company shall, or shall cause its applicable Subsidiaries to, promptly pay or deliver to Spinco (or a designated member of its Group) any monies or checks that have been sent to or that are received by the Company or any member of its Group after the Distribution Time, including by or from any customers, suppliers or other commercial counterparties of the Spinco Business or the Spinco Group, to the extent they are (or in accordance with Section 2.2(a) would be) the property of Spinco or a member of the Spinco Group.
(d)    Spinco shall, or shall cause its applicable Subsidiaries to, promptly pay or deliver to the Company (or a designated member of its Group) any monies or checks that have been sent to or that are received by Spinco or any member of its Group after the Distribution Time, including by or from any customers, suppliers or other commercial counterparties of the Company Business or the Company Group, to the extent they are (or in accordance with Section 2.2(a) would be) the property of the Company or a member of the Company Group.
2.3    Termination of Agreements.
(a)    Except as set forth in Section 2.3(b), in furtherance of the releases and other provisions of Section 4.1, Spinco and each member of the Spinco Group, on the one hand, and the Company and each member of the Company Group, on the other hand, hereby terminate any and all agreements, arrangements, commitments or understandings, whether or not in writing, between or among Spinco and/or any member of the Spinco Group, on the one hand, and the Company and/or any member of the Company Group, on the other hand, effective as of the Distribution Time. No such terminated agreement, arrangement, commitment or understanding (including any provision thereof which purports to survive termination) shall be of any further force or effect after the Distribution Time. Each Party shall, at the reasonable request of the other Party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing.
(b)    The provisions of Section 2.3(a) shall not apply to any of the following agreements, arrangements, commitments or understandings (or to any of the provisions thereof): (i) this Agreement, the Merger Agreement and the other Transaction Documents (and each other agreement or instrument expressly contemplated by this Agreement, the Merger Agreement or any other Transaction Documents to be entered into by any of the Parties or any of the members of their respective Groups or to be continued from and after the Distribution Time, including the Intercompany Note); (ii) any agreements, arrangements, commitments or understandings to which any Third Party is a party (including contracts providing for Shared Services); (iii) any intercompany accounts payable or accounts receivable accrued as of the Distribution Time that are reflected in the books and records of Pubco, Spinco or the Company Group or otherwise documented in writing in accordance with past practices, which shall be settled in the manner contemplated by Section 2.3(c) (the “Intercompany Accounts”); or (iv) any agreements, arrangements, commitments or understandings to which any non-wholly owned Subsidiary of the Company or Spinco, as the case may be, is a party (it being understood that directors’ qualifying shares or similar interests will be disregarded for purposes of determining whether a Subsidiary is wholly owned).
(c)    All of the Intercompany Accounts outstanding as of immediately prior to the Distribution Time shall be repaid, settled or otherwise eliminated by means of cash payments, a dividend, capital contribution, a combination of the foregoing, in accordance with (A) the Internal Reorganization Plan or (B) as otherwise pursuant to one or more transactions determined by Pubco in its sole and absolute discretion (unless any such transaction will in any material respect (i) increase the costs, Liabilities or obligations to Third Parties (including Taxes (including by means of a material reduction in any of the Tax Attributes or any other Tax assets of Pubco, any member of the Company Group or of any Company Consolidated Group)) of any member of the Company Group or (ii) otherwise adversely affect Buyer or any of its Affiliates (including any member of the Company Group after the Closing) or the Company Business, in which case such transaction will require approval by the Joint Steering Committee prior to the Distribution Time). Each Party shall, and shall cause their respective Subsidiaries to, at the reasonable request of any other Party, take, or cause to be taken, such other actions as may be reasonably necessary to acknowledge the foregoing.
2.4    Treatment of Shared Services. The Company and Buyer acknowledge and agree that (a) the Company Business currently receives from Pubco and the members of the Spinco Group certain Shared Services, and (b) certain Shared Services will, as of the Distribution Time, be provided, assumed or otherwise addressed in accordance with the Transition Services Agreement or such other applicable Transaction Document, and except as expressly provided in any Transaction Document or the Merger Agreement, all Shared Services shall cease at the Distribution Time, and all agreements and arrangements (whether or not in writing) in respect thereof shall terminate as of the Distribution Time without further obligation or Liability to any member of the Company Group.

2.5    Guarantees.
(a)    On or prior to the Distribution Time or as soon as practicable thereafter, (i) the Company shall, and shall cause the other members of its Group, and Buyer shall, and shall cause members of the Company Group following the Effective Time, to (with the reasonable cooperation of Pubco and Spinco) use reasonable best efforts to (A) cause a member of the Company Group or Buyer to be substituted in all respects for a member of the Spinco Group, as applicable, and (B) have all members of the Spinco Group removed or released as guarantor of or obligor for each guarantee, indemnity, surety bond, letter of credit, banker acceptance, and letter of comfort given or obtained by any member of the Spinco Group for the primary benefit of any member of the Company Group to the extent primarily for the benefit of the Company Business or the Company Group to the fullest extent permitted by applicable Law; provided that any substitution by Buyer shall only be effective from and after the Effective Time, and (ii) Pubco and Spinco shall, and shall cause the other members of the Company Group to (with the reasonable cooperation of Buyer and the Company), use reasonable best efforts to (A) cause a member of the Spinco Group to be substituted in all respects for Buyer or a member of the Company Group, as applicable, and (B) have all members of the Company Group removed or released as guarantor of or obligor for any guarantee, indemnity, surety bond, letter of credit, banker acceptance, and letter of comfort given or obtained by any member of the Company Group for the primary benefit of any member of the Spinco Group to the extent primarily for the benefit of the Spinco Businesses or the Spinco Group to the fullest extent permitted by applicable Law.
(b)    On or prior to the Distribution or as soon as reasonably practicable thereafter, (i) to the extent required to obtain a release of any member of the Spinco Group from a guaranty for the primary benefit of any member of the Company Group, Buyer shall cause Veolia North America, Inc. or any successor thereto or any entity to which it transfers a substantial portion of its business (“VNA”) to, and the Company shall, and shall cause the other members of the Company Group to, as applicable, execute a guaranty agreement in the form of the existing guaranty, provided that any guarantee executed by VNA shall only be effective from and after the Effective Time and (ii) to the extent required to obtain a release of any member of the Company Group from a guaranty for the benefit of any member of the Spinco Group, Pubco and Spinco shall, and shall cause the other members of the Spinco Group to, as applicable, execute a guaranty agreement in the form of the existing guaranty.
(c)    If the Company and Buyer are unable to obtain, or to cause to be obtained, any release or removal contemplated by clauses (a)(i) or (b)(i) of this Section 2.5, (i) the Company and Buyer shall, jointly and severally, indemnify and hold harmless the unreleased or unremoved guarantor or obligor for any Loss arising from or relating thereto and shall, or shall cause one of the other members of the Company Group, as agent or subcontractor for such unreleased guarantor or obligor, to pay, perform and discharge fully all the obligations or other Liabilities of such unreleased guarantor or obligor thereunder, including any requirement to post collateral in respect of such arrangements, and (ii) the Company and Buyer agree not to, and to cause the members of the Company Group not to, renew or extend the term of, increase its obligations under, or transfer to a third party, any unreleased guarantees or letters of credit, performance bonds, surety bonds, bankers acceptances, or other similar arrangements, for which such unreleased guarantor or obligor is or may be liable, without the prior written consent of Spinco (such consent not to be unreasonably withheld, delayed or conditioned), unless all obligations of such other unreleased guarantor or obligor and the other members of Spinco Group with respect thereto are thereupon terminated by documentation reasonably satisfactory in form and substance to Spinco.
(d)    If Spinco and Pubco are unable to obtain, or to cause to be obtained, any release or removal contemplated by clauses (a)(ii) or (b)(ii) of this Section 2.5, (i) Spinco and Pubco shall, jointly and severally, indemnify and hold harmless the unreleased or unremoved guarantor or obligor for any Loss arising from or relating thereto and shall, or shall cause one of the other members of the Spinco Group, as agent or subcontractor for such unreleased guarantor or obligor to pay, perform and discharge fully all the obligations or other Liabilities of such unreleased guarantor or obligor thereunder, including any requirement to post collateral in respect of such arrangements, and (ii) Spinco and Pubco agree not to, and to cause the members of the Spinco Group not to, renew or extend the term of, increase its obligations under, or transfer to a third party, any unreleased guarantees or letters of credit, performance bonds, surety bonds, bankers acceptances, or other similar arrangements, for which such unreleased guarantor or obligor is or may be liable, without the prior written consent of the Company (such consent not to be unreasonably withheld, delayed or conditioned), unless all obligations of such other unreleased guarantor or obligor and the other members of the Company Group with respect thereto are thereupon terminated by documentation reasonably satisfactory in form and substance to the Company.
2.6    Certain Adjustments.
(a)    Certain Definitions.
(i)    “Capex Actual Amount” shall mean the actual aggregate capital expenditures of the Company Group made during the period from and including October 1, 2025 and prior to the Closing, calculated in accordance with the Accounting Principles.
(ii)    “Capex Adjustment Amount” shall mean (A) if the Capex Target Lower Threshold exceeds the Capex Actual Amount, then a positive amount equal to the full amount of such excess over the Capex Actual Amount, (B) if the Capex Actual Amount exceeds the Capex Target Upper Threshold, then a negative amount equal to the lesser of (1) the full amount of such excess over the Capex Target Upper Threshold and (2) 2.94% of the Capex Target Upper Threshold, or (C) if other than as set forth in clauses (A) and (B), zero.
(iii)    “Capex Target Lower Threshold” shall mean the amount set forth opposite the full calendar month completed prior to the Closing under the heading “Lower Threshold” on Schedule 2.6.
(iv)    “Capex Target Upper Threshold” shall mean the amount set forth opposite the full calendar month completed prior to the Closing under the heading “Upper Threshold” on Schedule 2.6.
(v)    “Company Cash” shall mean the aggregate amount of cash and cash equivalents of the Company and the other members of the Company Group as of immediately prior to the Effective Time (the “Measurement Time”); provided that Company Cash (A) will be increased by all deposits in transit that have not yet cleared, other than wire transfers and drafts deposited but not cleared, in each case, for the benefit of the Company and the other members of the Company Group, and (B) will be reduced by all outstanding and uncleared checks, wire transfers and drafts of the Company and the other members of the Company Group.
(vi)    “Company Debt” shall mean the aggregate amount of Indebtedness of the Company and the other members of the Company Group as of the Measurement Time, excluding (A) all Indebtedness solely among members of the Company Group, (B) all amounts outstanding pursuant to intercompany accounts, arrangements, understandings or Contracts to be settled or eliminated in connection with the Closing pursuant to Section 2.3, (C) any Spinco Liabilities (other than any Spinco Liabilities described in the definition of “Tax Liability Amount”), (D) the Indebtedness under the Intercompany Note, and (E) any obligations treated as operating leases in the financial statements or in accordance with GAAP.
(vii)    “Estimated Net Working Capital Adjustment” shall mean (A) if the Estimated Net Working Capital exceeds the Target Net Working Capital Upper Threshold, then a positive amount equal to the full amount of such excess over the Target Net Working Capital Upper Threshold, (B) if the Target Net Working Capital Lower Threshold exceeds the Estimated Net Working Capital, then a negative amount equal to the full amount of such excess over the Estimated Net Working Capital or (C) zero, other than as set forth in clauses (A) and (B).
(viii)    “Final Net Working Capital Adjustment” shall mean (A) if the Final Net Working Capital exceeds the Target Net Working Capital Upper Threshold, then a positive amount equal to the full amount of such excess over the Target Net Working Capital Upper Threshold, (B) if the Target Net Working Capital Lower Threshold exceeds the Final Net Working Capital, then a negative amount equal to the full amount of such excess over the Final Net Working Capital or (C) zero, other than as set forth in clauses (A) and (B).
(ix)    “Net Working Capital” shall mean, without duplication, as of the Measurement Time, an amount (which amount may be a positive or negative number) equal to (A) the current assets of the Company and the other members of the Company Group, including, for the avoidance of doubt, all receivables returned to the Company Group pursuant to Section 2.8 (including after the Measurement Time), minus (B) the current liabilities of the Company and the other members of the Company Group, in each case, which are included in the line item categories specifically identified in the Accounting Principles, but excluding (1) any current Income Tax assets or Liabilities and any deferred Tax assets or Liabilities, (2) all receivables and payables solely among members of the Company Group, (3) all amounts outstanding pursuant to intercompany accounts, arrangements, understandings or Contracts to be settled or eliminated at or prior to the Closing pursuant to Section 2.3, (4) any assets of Spinco and any Spinco Liabilities (other than Taxes), (5) Company Debt, (6) Company Cash, (7) Liabilities in respect of the 2026 annual cash incentive payment and (8) any amounts taken into account in clause (c) or clause (d) of the definition of “Intercompany Note Amount.” The Net Working Capital will be determined in accordance with the Accounting Principles.
(x)    “Target Net Working Capital Lower Threshold” shall mean $97,800,000.
(xi)    “Target Net Working Capital Upper Threshold” shall mean $101,800,000.
(xii)    “Transaction Expenses” means without duplication, to the extent not paid as of the Measurement Time, (A) all out-of-pocket costs, fees and expenses of investment bankers, legal counsel, accountants and other advisors retained by the Company Group that are payable by the Company Group and were incurred at or prior to the Closing in connection with this Agreement, the Merger Agreement or any other Transaction Document and the consummation of the transactions therein and (B) all amounts payable by the Company Group to current or former employees, directors, and consultants of the Company Group solely as a result of the consummation of the transactions contemplated by this Agreement or the Merger Agreement pursuant to any change-in-control, transaction or similar bonuses or retention agreements established by the Company Group prior to Closing (and the employer portion of any payroll or employment Taxes payable with respect thereto); provided, however, that in no event will Transaction Expenses include any of the following: amounts contemplated to be paid by Buyer or its Affiliates pursuant to this Agreement, the Merger Agreement or any other Transaction Document; costs, fees and expenses resulting from termination of employment or service at or after the Closing; costs and expenses incurred by the Company Group after the Closing; any items included as a current liability in Net Working Capital; any costs, fees or expenses incurred by, on behalf of, or at the direction of Buyer or any of its Affiliates or otherwise relating to Buyer’s or any of its Affiliates’ financing of the transactions contemplated by this Agreement, the Merger Agreement or any other Transaction Document; or any amounts taken into account in clause (c) or clause (d) of the definition of “Intercompany Note Amount.”
(b)    No later than four (4) Business Days prior to the Closing Date, Pubco shall prepare and deliver to Buyer a written report setting forth Pubco’s good faith estimate of (i) the Net Working Capital as of the Measurement Time (such estimate, the “Estimated Net Working Capital”), (ii) the Company Cash (such estimate, the “Estimated Company Cash”), (iii) the Company Debt (such estimate, the “Estimated Company Debt”) and (iv) the Intercompany Note Amount, in each case of clauses (i)-(iv), prepared in conformity with the requirements of this Agreement, including the Accounting Principles and together with reasonable supporting documentation. Pubco will reasonably cooperate with Buyer to provide access to all relevant work papers, schedules and other supporting documents prepared by Pubco or its respective Representatives and used in connection with the calculation of the Estimated Net Working Capital, the Estimated Company Debt and the Estimated Company Cash in connection with their review of such written report and shall consider any comments to such written report proposed by Buyer in good faith; provided that no comments provided by Buyer shall provide a basis for any delay in the Closing, or shall require any changes to such written report (or the calculations therein) unless agreed to by Pubco.

(c)    Within ninety (90) days following the Closing Date, the Company shall deliver to Spinco a statement (the “Preliminary Adjustment Statement”) setting forth in reasonable detail the Company’s good faith calculation of (i) the Net Working Capital, (ii) the Company Cash and (iii) the Company Debt, together, in the case of clauses (i), (ii) and (iii), with reasonable supporting detail and prepared in conformity with the requirements of this Agreement, including the Accounting Principles.
(d)    If Spinco disagrees with the calculations set forth in the Preliminary Adjustment Statement, Spinco will deliver to the Company, within forty-five (45) days after receipt by Spinco of the Preliminary Adjustment Statement (the “Review Period”), a written statement describing each objection thereto and Spinco’s proposed adjustments, including reasonable detail of each item or amount in dispute, the basis for such dispute and the supporting documentation, schedules and calculation (the “Notice of Disagreement”). If Spinco does not deliver a Notice of Disagreement within the Review Period, Spinco will be deemed to have irrevocably accepted the Preliminary Adjustment Statement, which will be the “Final Adjustment Statement” for purposes of the payment (if any) contemplated by Section 2.6(j).
(e)    If Spinco delivers to the Company a Notice of Disagreement during the Review Period, the Company and Spinco will attempt to resolve in good faith the matters contained in the Notice of Disagreement within thirty (30) days after the Company’s receipt of the Notice of Disagreement (the “Resolution Period”). If the Company and Spinco reach a written resolution with respect to all such matters (if any) on or before the final day of the Resolution Period, the Preliminary Adjustment Statement, as modified by such resolution, will be the “Final Adjustment Statement” for purposes of the payment (if any) contemplated by Section 2.6(j). If such a resolution is not reached during the Resolution Period, the Company and Spinco will promptly (no later than five (5) Business Days after the final day of the Resolution Period) (i) retain a nationally recognized independent certified public accounting firm in the United States mutually acceptable to the Company and Spinco or (ii) if the Company and Spinco are unable to agree on a firm within ten (10) days after the end of the Resolution Period, then, within an additional five (5) days, the Company and Spinco shall each select one (1) such firm and those two firms shall, within five (5) days after their selection, select a third such firm (the firm selected in accordance with clause (i) or the third firm selected in accordance with clause (ii), as applicable, the “Independent Accounting Firm”) and submit any unresolved objections covered by the Notice of Disagreement (the “Disputed Items”) to the Independent Accounting Firm for resolution in accordance with this Section 2.6(e). The Independent Accounting Firm shall act as an expert and not as an arbitrator. In no event shall the Company or Spinco communicate (or permit any of the members of its respective Group or Representatives to communicate) with the Independent Accounting Firm without providing the other Party(ies) a reasonable opportunity to participate in such communication. The Company and Spinco will reasonably cooperate with the Independent Accounting Firm during the term of its engagement. The Company and Spinco will instruct the Independent Accounting Firm to (A) within thirty (30) days after submission of the Disputed Items, make a final determination with respect to each of the Disputed Items (and only the Disputed Items) that is (1) consistent with the terms of this Agreement, (2) within the range of the amounts advocated by the Company in the Preliminary Adjustment Statement or by Spinco in its Notice of Disagreement and (3) based solely on written submissions of the Company and Spinco (i.e., not on the basis of an independent review), a copy of which shall simultaneously be provided to the other Party(ies), and in accordance with procedures agreed to by the Parties and the Independent Accounting Firm and

(B) prepare and deliver to the Company and Spinco a written statement setting forth its final determination (and a reasonably detailed description of the basis therefor) with respect to each Disputed Item (the “Independent Accounting Firm’s Report”). The Independent Accounting Firm’s determination with respect to each Disputed Item as reflected in the Independent Accounting Firm’s Report will be final, conclusive and binding, absent fraud or manifest error. The Preliminary Adjustment Statement, as modified by any changes agreed to in writing between the Company and Spinco during the Resolution Period and the Independent Accounting Firm’s Report, will be the “Final Adjustment Statement” for purposes of the payment (if any) contemplated by Section 2.6(j). The Independent Accounting Firm shall act as an expert and not an arbitrator. With respect to any “estimated” item, such item shall be “final” pursuant to this Section 2.6 for purposes of this Section 2.6 whether by failure of Spinco to deliver an objection to the Preliminary Adjustment Statement, by mutual agreement between Spinco and Buyer or by determination of the Independent Accounting Firm in accordance with this Section 2.6(e).
(f)    Each of the Company and Spinco will (i) pay its own respective costs and expenses incurred in connection with this Section 2.6 and (ii) be responsible for the fees and expenses of the Independent Accounting Firm in connection with this Section 2.6 on a pro rata basis based upon the inverse of the degree (measured in dollars) to which the Independent Accounting Firm has accepted the respective positions of Spinco and Buyer (which will be determined by the Independent Accounting Firm and set forth in the Independent Accounting Firm’s Report). For example, if the Independent Accounting Firm accepts seventy percent (70%) of the position of Spinco, Spinco will pay thirty percent (30%) of the fees and expenses of the Independent Accounting Firm and the Company will pay the remaining seventy percent (70%) of such fees and expenses.
(g)    In connection with the matters set forth in this Section 2.6, during the Review Period and Resolution Period, if applicable, Spinco and its Representatives shall, subject to execution of customary access letters (if applicable), be provided access to (i) all relevant work papers, schedules and other supporting documents prepared by the Company, the members of the Company Groups or their respective Representatives and used in connection with the calculation of Net Working Capital, the Company Debt and the Company Cash and (ii), during normal business hours and upon reasonable notice and in a manner that does not materially interfere with the conduct of the Company’s business, any other information in the Company’s possession which Spinco reasonably requests, and, in each case, the Company shall, and shall cause their Representatives to, cooperate reasonably with Spinco and its applicable Representatives in connection therewith.
(h)    The Parties agree that the procedures set forth in this Section 2.6 for resolving disputes with respect to the Preliminary Adjustment Statement shall be the sole and exclusive method for resolving any such disputes; provided that this provision shall not prohibit any Party from instituting litigation to enforce this Section 2.6 including any decision pursuant to the terms hereof by the Independent Accounting Firm in any court of competent jurisdiction. The substance of the Independent Accounting Firm’s determination shall not be subject to review or appeal, absent a showing of fraud or manifest error. It is the intent of the Parties to have any determination of Disputed Items by the Independent Accounting Firm proceed in an expeditious manner; provided, however, that any deadline or time period contained herein may be extended or modified by agreement of the Parties, and the Parties agree that the failure of the Independent

Accounting Firm to strictly conform to any deadline or time period contained herein shall not be a basis for seeking to overturn any determination rendered by the Independent Accounting Firm.
(i)    The Net Working Capital, Company Cash and Company Debt set forth in the Final Adjustment Statement is referred to herein as the “Final Net Working Capital,” the “Final Company Cash” and the “Final Company Debt,” respectively.
(j)    Within five (5) Business Days after the determination of the Final Adjustment Statement pursuant to Section 2.6(e), (i) if (A) the amount equal to the Estimated Net Working Capital Adjustment plus the Estimated Company Cash minus the Estimated Company Debt exceeds (B) the amount equal to Final Net Working Capital Adjustment plus the Final Company Cash minus the Final Company Debt, Spinco will pay to the Company the amount of such excess, by wire transfer of immediately available funds to one (1) or more accounts designated in writing by the Company, or (ii) if (A) the amount equal to the Final Net Working Capital Adjustment plus the Final Company Cash minus the Final Company Debt exceeds (B) the amount equal to the Estimated Net Working Capital Adjustment plus the Estimated Company Cash minus the Estimated Company Debt, the Company will pay to Spinco the amount of such excess, by wire transfer of immediately available funds to one (1) or more accounts designated in writing by Spinco. Any payment pursuant to this Section 2.6(j) shall be treated as an adjustment to the Intercompany Note Amount for all U.S. federal (and applicable state, local and foreign) income tax purposes, except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any similar provision of state, local or foreign Law).
(k)    For the avoidance of doubt, the Final Net Working Capital, Final Company Cash, and Final Company Debt shall all be calculated for the purposes of this Section 2.6 as of the Measurement Time and shall (i) be based exclusively on the facts and circumstances as they exist as of the Measurement Time, and (ii) entirely disregard (A) other than for purposes of calculating the Tax Liability Amount, any and all effects on the Company and its Subsidiaries (including the assets and Liabilities of the Company and its Subsidiaries) as a result of the transactions contemplated by this Agreement and the Merger Agreement (for the avoidance of doubt) or of any financing or refinancing arrangements entered into at any time by Buyer or any other transaction entered into by Buyer in connection with the consummation of the transactions contemplated by this Agreement and the Merger Agreement, and (B) any of the plans, transactions, fundings, payments or changes which Buyer initiates, or makes or causes to be initiated or made, on or after the Closing with respect to the Company and its Subsidiaries or their business or assets, or any facts or circumstances that are unique or particular to Buyer or any of its assets or Liabilities. The calculations pursuant to this Section 2.6 are solely to calculate the Intercompany Note Amount and to measure differences between the Estimated Net Working Capital Adjustment and the Final Net Working Capital Adjustment following the Closing, the Estimated Company Cash and the Final Company Cash following the Closing and Estimated Company Debt and the Final Company Debt, and are not intended to permit the introduction of new accounting methodologies, principles, conventions, policies and procedures.
2.7    Bank Accounts; Cash Balances.
(a)    Each Party agrees to take, or cause the members of its Group to take, at the Distribution Time (or such earlier time as the Parties may agree), all actions necessary to amend all Contracts governing each bank and brokerage account owned by Spinco or any other member of the Spinco Group (collectively, the “Spinco Accounts”) and all Contracts governing each bank or brokerage account owned by the Company or any other member of the Company Group (collectively, the “Company Accounts”) so that each such Spinco Account and Company Account, if currently linked to (whether by automatic withdrawal, automatic deposit or any other authorization to transfer funds from or to) any Company Account or Spinco Account, respectively, is de-linked from such Company Account or Spinco Account, respectively, by the Distribution Time.
(b)    It is intended that, following consummation of the actions contemplated by Section 2.7(a), there will be in place a cash management process pursuant to which the Spinco Accounts will be managed, and funds collected will be transferred into one (1) or more accounts maintained, by Spinco or a member of the Spinco Group.
(c)    It is intended that, following consummation of the actions contemplated by Section 2.7(a), there will be in place a cash management process pursuant to which the Company Accounts will be managed, and funds collected will be transferred into one (1) or more accounts maintained by the Company or a member of the Company Group.
(d)    With respect to any outstanding checks issued by, or payments initiated by, the Company, Spinco, or any of the members of their respective Groups prior to the Distribution Time, such outstanding checks and payments shall be honored following the Distribution Time by the Person or Group owning the account on which the check is drawn or from which the payment was initiated, respectively.
(e)    As between the Company and Spinco (and the members of their respective Groups), except to the extent prohibited by applicable Law, all payments made and reimbursements, credits, returns, or rebates received, after the Distribution Time by either Party (or member of its Group) to which the other Party (or member of its Group) is entitled shall be held by such Party in trust for the use and benefit of the Party entitled thereto and, within sixty (60) days of receipt by such Party (or the applicable member of its Group) of any such payment or reimbursement, credit, return or rebate such Party shall pay over, or shall cause the applicable member of its Group to pay over, to the other Party (or a member of its Group) the amount of such payment or reimbursement without right of set-off.
2.8    PNC Receivables Facility. In connection with the Closing, Pubco shall use reasonable best efforts to, and shall cause Harsco Receivables LLC to use reasonable best efforts to, repurchase the accounts receivables originated by the Company Group and return such accounts receivables to the Company Group in connection with the Closing, pursuant to the PNC Receivables Facility.
2.9    Transaction Documents. Effective on or prior to the Distribution Time, each of the Company and Spinco will, or will cause the applicable members of their Groups to, execute and deliver all Transaction Documents to which it is a party.
2.10    Solvency of Spinco. Pubco and Spinco shall use best efforts to ensure that H-ES&R Holdings is, immediately after giving effect to the Reorganization, solvent and Pubco and Spinco shall use best efforts to obtain the Solvency Opinion. If H-ES&R Holdings believes, for any reason, that the Solvency Opinion may not be obtained, the Parties shall agree to a reduction in the Merger Consideration, which shall be reflected in an increased amount of the Intercompany Note to H-ES&R Holdings, in an amount sufficient to ensure the delivery of the Solvency Opinion.
2.11    Disclaimer of Representations and Warranties. EACH OF THE COMPANY (ON BEHALF OF ITSELF AND EACH MEMBER OF THE COMPANY GROUP), SPINCO (ON BEHALF OF ITSELF AND EACH MEMBER OF THE SPINCO GROUP) AND BUYER (ON BEHALF OF ITSELF AND EACH OF ITS SUBSIDIARIES) UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN ANY OTHER TRANSACTION DOCUMENT OR THE MERGER AGREEMENT, NO PARTY TO THIS AGREEMENT, THE MERGER AGREEMENT, OR ANY OTHER TRANSACTION DOCUMENT, IS REPRESENTING OR WARRANTING IN ANY WAY, EXPRESS OR IMPLIED, AS TO: (A) THE ASSETS, BUSINESSES OR LIABILITIES CONTRIBUTED, TRANSFERRED OR ASSUMED AS CONTEMPLATED HEREBY OR THEREBY, (B) ANY CONSENTS OR APPROVALS REQUIRED IN CONNECTION HEREWITH OR THEREWITH, (C) THE VALUE OR FREEDOM FROM ANY SECURITY INTERESTS, RESTRICTIONS ON TRANSFER, ENCUMBRANCE OR LIEN, NON-INFRINGEMENT OR ANY OTHER MATTER CONCERNING, ANY ASSETS, BUSINESS OR LIABILITIES OF SUCH PARTY, (D) THE ABSENCE OF ANY DEFENSES OR RIGHT OF SETOFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY CLAIM OR OTHER ASSET, INCLUDING ANY ACCOUNTS RECEIVABLE, OF ANY PARTY, OR (E) THE LEGAL SUFFICIENCY OF ANY CONTRIBUTION, ASSIGNMENT, DOCUMENT, CERTIFICATE OR INSTRUMENT DELIVERED HEREUNDER OR THEREUNDER TO CONVEY TITLE TO ANY ASSET OR THING OF VALUE UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF. EXCEPT AS MAY EXPRESSLY BE SET FORTH HEREIN OR THEREIN, IN THE MERGER AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT, ALL SUCH ASSETS ARE BEING TRANSFERRED ON AN “AS-IS,” “WHERE-IS” BASIS (AND, IN THE CASE OF ANY REAL PROPERTY, BY MEANS OF A QUITCLAIM OR SIMILAR FORM OF DEED OR CONVEYANCE) AND THE RESPECTIVE TRANSFEREES SHALL BEAR THE ECONOMIC AND LEGAL RISKS THAT (I) ANY CONVEYANCE SHALL BE INSUFFICIENT TO VEST IN THE TRANSFEREE GOOD AND MARKETABLE TITLE, FREE AND CLEAR OF ANY SECURITY INTEREST, AND (II) ANY NECESSARY APPROVALS OR NOTIFICATIONS ARE NOT OBTAINED OR MADE OR THAT ANY REQUIREMENTS OF LAWS OR JUDGMENTS ARE NOT COMPLIED WITH.
ARTICLE III
THE DISTRIBUTION
3.1    Actions Prior to the Distribution. Prior to the Distribution Time and subject to the terms and conditions set forth herein, the Parties shall take, or cause to be taken, the following actions in connection with the Distribution:
(a)    Securities Law Matters. Spinco, Pubco and the Company shall cooperate to accomplish the Distribution, including in connection with the preparation of all documents and the making of all filings required in connection with the Distribution. Each of Spinco, Pubco and the Company shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things reasonably necessary to facilitate the Distribution in good faith and in accordance with the applicable terms and subject to the conditions of this Agreement, the Merger Agreement and the other Transaction Documents. Spinco, Pubco and the Company, as applicable, shall file the Disclosure Documents and any amendments or supplements thereto as may be necessary or advisable in order to cause the Disclosure Documents to become and remain effective as required by the SEC or federal, state or other applicable securities Laws. Pubco and Spinco shall prepare and mail or otherwise make available to the holders of Pubco Common Stock prior to the Distribution Date such information concerning Spinco and its businesses, operations and management, the Distribution and such other matters as Pubco shall reasonably determine and as may be required by Law. Pubco and Spinco will prepare, and Spinco will, to the extent required under applicable Law, file with the SEC, any such documentation and any requisite no-action letters which Pubco determines are necessary or desirable to effectuate the Distribution, and each of the Company, Pubco and Spinco shall each use its reasonable best efforts to obtain all necessary approvals from the SEC with respect thereto as soon as practicable. The Parties acknowledge and agree that the documents prepared and filed with the SEC pursuant to this Section 3.1(a) shall disclose the Intended Tax Treatment in the applicable U.S. federal income tax disclosure filed therewith and that such disclosure shall not assert any alternative tax treatment in respect of the Distribution. Pubco and Spinco shall take all such action as may be necessary or appropriate under the securities or blue sky Laws of the United States (and any comparable Laws under any foreign jurisdiction) in connection with the Distribution.
(b)    The Exchange Agent. The Company and Spinco shall enter into an exchange agent agreement with the Exchange Agent or otherwise provide instructions to the Exchange Agent regarding the Distribution.
3.2    Conditions to the Reorganization and the Distribution.
(a)    The consummation of the Reorganization and the Distribution will be subject to the satisfaction, or waiver, in whole or in part, by Pubco of each of the following conditions:
(i)    an independent appraisal firm shall have delivered one or more opinions to the Pubco Board confirming the solvency of H-ES&R Holdings immediately after giving effect to the Reorganization (the “Solvency Opinion”);
(ii)    the Spinco Common Stock to be delivered to the Company stockholders in the Distribution shall have been approved for listing on NYSE, subject to official notice of distribution;
(iii)    the conditions set forth in Article VIII of the Merger Agreement shall have been satisfied or validly waived, in each case other than those conditions that, by their nature, are to be satisfied substantially contemporaneously with the Distribution and/or the Merger; provided that such conditions are capable of being satisfied at such time;

(iv)    Buyer shall have irrevocably confirmed to Pubco and the Company that each condition in Section 8.3 of the Merger Agreement with respect to Buyer’s and Merger Sub’s obligations to effect the Merger (A) has been satisfied, (B) will be satisfied at the time of the Distribution and/or Merger or (C) subject to applicable Laws, is or has been waived by Buyer; and
(v)    Amendment No. 16 to Third Amended and Restated Credit Agreement, dated as of November 5, 2025, among Pubco, Bank of America, N.A., as agent, and the lenders party thereto shall remain in effect in accordance with its terms.
(b)    The foregoing conditions are for the sole benefit of Pubco and the Company and shall not give rise to or create any duty on the part of Pubco, the Pubco Board, the Company or the Company Board to waive or not to waive any such condition or in any way limit Pubco’s or the Company’s right to terminate this Agreement as set forth in this Agreement or the Merger Agreement or alter the consequences of any such termination from those specified in Article VIII of this Agreement or Article IX of the Merger Agreement.
3.3    The Distribution.
(a)    Subject to the conditions and other terms contained in this Article III, the Company will cause the Exchange Agent on the Distribution Date to make the Distribution, including by crediting the appropriate number of shares of Spinco Common Stock to book entry accounts for each holder of Company Common Stock or designated transferee or transferees of such holder of Company Common Stock. For Company stockholders who own Company Common Stock through a broker or other nominee, their shares of Spinco Common Stock will be credited to their respective accounts by such broker or nominee. No action by any holder of Company Common Stock on the Record Date shall be necessary for such stockholder (or such stockholder’s designated transferee or transferees) to receive the applicable number of shares of Spinco Common Stock such stockholder is entitled to in the Distribution.
(b)    In connection with the Distribution, the Company Board, in accordance with applicable Law, shall establish (or designate Persons to establish) the Record Date and the Distribution Date, and the Company shall establish appropriate procedures in connection with, and to effectuate in accordance with applicable Law, the Distribution. Except as otherwise provided in this Agreement, all shares of Spinco Common Stock held by the Company on the Distribution Date shall be distributed to the Record Holders in the manner determined by the Company and in accordance with Section 3.3(f). In accordance with Section 3.3(f), each Record Holder shall be entitled to receive for each share of the Company Common Stock held by such Record Holder a number of shares of Spinco Common Stock equal to the total number of shares of Company Common Stock held by such Record Holder on the Record Date multiplied by the Distribution Ratio (subject to reduction for any required Tax withholding).
(c)    Record Holders who, after aggregating the number of shares of Company Common Stock (or fractions thereof) to which such stockholder would be entitled on the Record Date, would be entitled to receive a fraction of a share of Spinco Common Stock in the Distribution, will receive cash in lieu of fractional shares, without any interest thereon. Fractional shares of Spinco Common Stock will not be distributed in the Distribution nor credited to book-

entry accounts. The Exchange Agent shall, as soon as practicable after the Distribution Date, (a) determine the number of whole shares and fractional shares of Spinco Common Stock allocable to each other Record Holder as of close of business on the Record Date, (b) aggregate all such fractional shares into whole shares and sell the whole shares obtained thereby in open market transactions at then prevailing trading prices on behalf of Record Holders who would otherwise be entitled to fractional share interests, and (c) distribute to each such Record Holder, or for the benefit of each such beneficial owner, such Record Holder’s or owner’s ratable share of the net proceeds of such sale, based upon the average gross selling price per share of Spinco Common Stock after making appropriate deductions for any amount required to be withheld for United States federal income tax purposes. Spinco shall bear the cost of brokerage fees and Transfer Taxes incurred in connection with these sales of fractional shares, which such sales shall occur as soon after the Distribution Date as practicable and as determined by the Exchange Agent. None of the Company, Spinco or the applicable Exchange Agent will guarantee any minimum sale price for the fractional shares of Spinco Common Stock. Neither the Company nor Spinco will pay any interest on the proceeds from the sale of fractional shares. The Exchange Agent will have the sole and absolute discretion to select the broker-dealers through which to sell the aggregated fractional shares and to determine when, how and at what price to sell such shares. Neither the Exchange Agent nor the selected broker-dealers will be Affiliates of the Company or Spinco.
(d)    None of the Parties, nor any of their Affiliates, shall be liable to any Person in respect of any shares of Spinco Common Stock (or dividends or distributions with respect thereto) that are properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.
(e)    The Company, Spinco, the Exchange Agent, and any other applicable withholding agent, as applicable, shall be entitled to, and shall, deduct and withhold from the amounts payable or otherwise distributable pursuant to the Distribution such amounts as are required to be deducted and withheld with respect to the making of such payments or distributions under the Code or any provision of state, local, foreign or other tax Law. The Company and the Exchange Agent (and any other applicable withholding agent) shall be entitled to, and shall, withhold a sufficient (as reasonably determined by Spinco and Buyer) number of shares of Spinco Common Stock and either (i) sell or cause to be sold such shares of Spinco Common Stock to generate cash necessary to pay over the withholding tax, or (ii) pay the withholding tax using its own funds and retain such shares of Spinco Common Stock (provided that in no event shall the Company or any member of the Company Group elect the alternative set forth in this clause (ii) without the prior written consent of Buyer). To the extent any amounts or shares of Spinco Common Stock are deducted or withheld, such amounts and shares will be treated for all purposes of this Agreement or any other agreement as having been paid to, or distributed and received by, the Person to whom such amounts or shares would otherwise have been paid or distributed.
(f)    Upon the consummation of the Distribution, the Company shall deliver to the Exchange Agent a global certificate or book-entry authorization representing the Spinco Common Stock being distributed in the Distribution, as the case may be, for the account of the Company stockholders that are entitled thereto. The Distribution shall be deemed to be effective upon written authorization from the Company to the Exchange Agent to proceed.

3.4    Listing Application. Prior to the Distribution Date, the Company and Spinco shall prepare and file with NYSE a listing application and related documents and shall take all such other actions with respect thereto as shall be necessary or desirable in order to cause NYSE to list on or prior to the Distribution Date, subject to the official notice of issuance, the Spinco Common Stock. Spinco shall list its shares for trading under such ticker symbol as shall be determined by Pubco.
3.5    Authorization of Spinco Common Stock to Accomplish the Distribution. Prior to the Distribution, the Company and Spinco shall take all necessary action required to file a Certificate of Amendment to the Certificate of Incorporation of Spinco with the Secretary of State of the State of Delaware, to increase the number of authorized shares of Spinco Common Stock such that the number of shares of Spinco Common Stock then outstanding shall be equal to the number of shares of Spinco Common Stock necessary to effect the Distribution and the other transactions contemplated by this Agreement.
ARTICLE IV
MUTUAL RELEASES; INDEMNIFICATION
4.1    Release of Pre-Distribution Claims.
(a)    Spinco Release of the Company. Except as provided in Sections 4.1(c) and 4.1(d), effective as of the Distribution Time, Spinco does hereby, for itself and each other member of the Spinco Group and their respective successors and assigns, and to the extent permitted by Law, all Persons who at any time on or prior to the Distribution Time have been stockholders, directors, officers, managers, members, employees or agents of any member of the Spinco Group (in each case, in their respective capacities as such and only to the extent that such Persons assert claims through or on behalf of any member of the Spinco Group or their respective successors and assigns), remise, release and forever discharge (i) Buyer, the Company and the members of the Company Group, and their respective successors and assigns, and (ii) all Persons who at any time prior to the Distribution Time have been stockholders, directors, officers, agents or employees of any member of the Company Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, in each case from: (A) all Spinco Liabilities, (B) all Liabilities arising from or in connection with the transactions and all other activities to implement the Reorganization and the Distribution, the Merger and any of the other transactions, in each case, as contemplated by this Agreement, the Merger Agreement, any other Transaction Document or pursuant to the Internal Reorganization Plan, and (C) all Liabilities arising from or in connection with actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Distribution Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Distribution Time), in each case to the extent relating to, arising out of or resulting from the Spinco Business (including the Spinco Liabilities).
(b)    Company and Buyer Release of Spinco. Except as provided in Sections 4.1(c) and 4.1(d), effective as of the Distribution Time, each of the Company and Buyer, does hereby, for itself and each other member of their respective Group, and their respective successors and assigns, and to the extent permitted by Law, all Persons who at any time on or prior to the Distribution Time have been stockholders, directors, officers, managers, members, employees or agents of any member of the Company Group (in each case, in their respective capacities as such and only to the extent that such Persons assert claims through or on behalf of any member of the Company Group or Buyer or their respective successors and assigns), remise, release and forever discharge (A) (i) Spinco and the members of the Spinco Group and their respective successors and assigns, and (ii) all Persons who at any time prior to the Distribution Time have been stockholders, directors, officers, agents or employees of any member of the Spinco Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from all Company Liabilities, (B) all Liabilities arising from or in connection with the transactions and all other activities to implement the Reorganization and the Distribution, the Merger and any of the other transactions, in each case, as contemplated by this Agreement, the Merger Agreement or any other Transaction Document, and (C) all Liabilities arising from or in connection with actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Distribution Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Distribution Time), in each case to the extent relating to, arising out of or resulting from the Company Business (including the Company Liabilities) (for the avoidance of doubt in the case of clauses (B) and (C) above, without any prejudice to any rights of the Company, Buyer or any of their respective Affiliates for indemnification in respect of Spinco Indemnified Taxes pursuant to this Agreement or the inclusion of the Tax Liability Amount in Indebtedness).
(c)    Obligations Not Affected. Nothing contained in Section 4.1(a) or 4.1(b) shall impair or otherwise affect any right of any Person to enforce this Agreement, the Merger Agreement, any other Transaction Document or any agreements, arrangements, commitments or understandings that are specified in Section 2.3(b) as not to terminate as of the Distribution Time, in each case in accordance with its terms. Nothing contained in Section 4.1(a) or 4.1(b) shall release any Person from:
(i)    any Liability provided in or resulting from any agreement among any members of the Company Group or any members of the Spinco Group that is specified in Section 2.3(b) as not to terminate as of the Distribution Time, or any other Liability specified in Section 2.3(b) as not to terminate as of the Distribution Time;
(ii)    any Liability assumed, transferred, assigned or allocated to the Group of which such Person is a member in accordance with, or any other Liability of any member of any Group under, this Agreement, the Merger Agreement or any other Transaction Document; or
(iii)    any Liability that the Parties may have with respect to (x) any payments required to be made pursuant to Section 2.6 or (y) any indemnification or contribution or other obligation pursuant to this Agreement, the Merger Agreement, any other Transaction Document or otherwise for claims brought against the Parties by Third Parties, which Liability shall be governed by the provisions of this Article IV and Article V, if applicable, and the appropriate provisions of this Agreement, the Merger Agreement and the Transaction Documents.

In addition, nothing contained in Section 4.1(a) or 4.1(b) shall release: (A) any member of the Company Group from honoring its existing obligations to indemnify any director, officer or employee of the Spinco Group who was a director, officer or employee of the Company or any member of the Company Group on or prior to the Distribution Time, to the extent such director, officer or employee is or becomes a named defendant in any Action with respect to which such director, officer or employee was entitled to such indemnification from a member of the Company Group pursuant to such existing obligations (it being understood that, if the underlying obligation giving rise to such Action is a Spinco Liability, Spinco shall indemnify Company for such Liability (including the Company’s costs to indemnify the director, officer or employee) in accordance with the provisions set forth in this Article IV), or (B) any member of the Spinco Group from indemnifying any director, officer or employee of the Company Group who was a director, officer or employee of Spinco or any member of the Spinco Group at or prior to the Distribution Time, to the extent such director, officer or employee is or becomes a named defendant in any Action with respect to which such director, officer or employee was entitled to such indemnification from a member of the Spinco Group pursuant to then-existing obligations (it being understood that, if the underlying obligation giving rise to such Action is a Company Liability, the Company shall indemnify Spinco for such Liability (including Spinco’s costs to indemnify the director, officer or employee) in accordance with the provisions set forth in this Article IV).
(d)    No Claims. Spinco shall not make, and shall not permit any other member of the Spinco Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against the Company or any other member of the Company Group, or any other Person released pursuant to Section 4.1(a), with respect to any Liabilities released pursuant to Section 4.1(a). The Company shall not make, and shall not permit any other member of the Company Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against Spinco or any other member of the Spinco Group, or any other Person released pursuant to Section 4.1(b), with respect to any Liabilities released pursuant to Section 4.1(b). Buyer shall not make, and shall not permit any other member of the Company Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against Spinco or any other member of the Spinco Group, or any other Person released pursuant to Section 4.1(b), with respect to any Liabilities released pursuant to Section 4.1(b).
(e)    Execution of Further Releases. At any time on or after the Distribution Time, at the request of either Party, the other Party shall cause each member of its respective Group to execute and deliver releases reflecting the provisions of this Section 4.1.
4.2    Indemnification by the Company. Except as otherwise specifically set forth in this Agreement or in any other Transaction Document, from and after the Distribution Time, to the fullest extent permitted by Law, the Company shall, and shall cause the other members of the Company Group to, indemnify, defend and hold harmless Spinco, each member of the Spinco Group and each of their respective past, present and future directors, officers, employees and agents, in each case in their respective capacities as such, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Spinco Indemnitees”), from and against any and all Losses of the Spinco Indemnitees relating to, arising out of or resulting from, directly or indirectly, any of the following items:

(a)    any Company Liability;
(b)    any Company Indemnified Taxes;
(c)    any failure of the Company, any other member of the Company Group or any other Person to pay, perform or otherwise promptly discharge any Company Liabilities in accordance with their terms, whether prior to, on or after the Distribution Time;
(d)    any breach by the Company or any other member of the Company Group of this Agreement after the Effective Time;
(e)    except to the extent it relates to a Spinco Liability, any guarantee, indemnification or contribution obligation, surety bond or other credit support agreement, arrangement, commitment or understanding for the benefit of any member of the Company Group by any member of the Spinco Group that survives following the Distribution; and
(f)    any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, (i) with respect to any registration statement filed with the SEC (including any amendments or supplements thereto), required to be stated therein or necessary to make the statements therein not misleading, or (ii) with respect to any other Disclosure Document (including any amendments or supplements thereto), necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, in each case only to the extent related to information supplied by Buyer or any of its Affiliates in writing expressly for the inclusion in such Disclosure Document.
Notwithstanding anything to the contrary herein, in no event will any Spinco Indemnitee have the right to seek indemnification from any member of the Company Group with respect to any claim or demand against any member of the Spinco Group for the satisfaction of the Spinco Liabilities.
4.3    Buyer Guaranty. Subject to the occurrence of, and effective upon, the Distribution Time:
(a)    Buyer, in order to induce Spinco to execute and deliver this Agreement, hereby absolutely, unconditionally and irrevocably guarantees (the “Buyer Guaranty”) the Company’s indemnification obligations pursuant to Section 4.2. If the Company or any member of the Company Group (each, together with its successors, in its capacity as an obligor with respect to such obligations, a “Primary Obligor”) fails or refuses to pay or perform any such obligations, Buyer shall pay or perform such obligations promptly following such failure or refusal; provided that, before seeking payment or performance of any such obligations by Buyer, (x) Spinco shall have first demanded payment or performance (as the case may be) from the applicable Primary Obligor(s) in writing for such obligation(s) and (y) either (I) such written demand shall have been rejected in writing by such Primary Obligor(s) or (II) such obligation(s) shall have continued to not have been paid or performed (as the case may be) for a period of five (5) Business Days following such written demand, and shall not have been waived or extended by Spinco or the applicable Spinco Indemnitee.

(b)    The Buyer Guaranty is a guarantee of payment and performance and not of collection and Buyer acknowledges and agrees that, subject to Section 4.3(a), no release or extinguishment of the Liabilities of a Primary Obligor (other than in accordance with the terms of this Agreement), whether by decree in any bankruptcy proceeding or otherwise, shall affect the continuing validity and enforceability of the Buyer Guaranty.
(c)    The Buyer Guaranty shall continue to be effective, or be automatically reinstated, as the case may be, if at any time the payment or performance, or any part thereof, of any of the obligations of a Primary Obligor subject to the Buyer Guaranty is rescinded or must otherwise be restored, returned or rejected for any reason, including upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of a Primary Obligor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, a Primary Obligor or any substantial part of its property, all as though such payments had not been made. The obligations of Buyer hereunder will not be affected, released, terminated, discharged or impaired, in whole or in part, by: (i) any modification of, or amendment or supplement to, this Agreement except any amendment executed by all of the parties hereto that expressly provides otherwise, (ii) any furnishing or acceptance of security or exchange or release of any security, (iii) the consolidation or merger of the Company or any member of the Company Group with or into any other entity or the sale, lease or disposition by the Company or any member of the Company Group of all or substantially all of its assets to any other entity or (iv) any change in the structure of Pubco, Spinco or any member of the Spinco Group.
(d)    Without limiting the foregoing, following the Closing, Buyer agrees to (i) cause, and to take all actions to enable, the Company and the members of the Company Group to adhere to each provision of this Agreement which requires an act or omission on the part of the Company or any member of the Company Group and (ii) cause, and take all actions to enable, the Company and the Company Group to comply with their obligations under this Agreement.
4.4    Indemnification by Spinco. Except as otherwise specifically set forth in this Agreement or in any other Transaction Document, from and after the Distribution Time, to the fullest extent permitted by Law, Spinco shall, and shall cause the other members of the Spinco Group to, indemnify, defend and hold harmless the Company, each member of the Company Group and each of their respective past, present and future directors, officers, employees or agents, in each case in their respective capacities as such, and each of the heirs, executors, administrators, successors and assigns of any of the foregoing (collectively, the “Company Indemnitees”), from and against any and all Losses of the Company Indemnitees relating to, arising out of or resulting from, directly or indirectly, any of the following items:
(a)    any Spinco Liability;
(b)    any Spinco Indemnified Taxes;
(c)    any failure of Spinco, any other member of the Spinco Group or any other Person to pay, perform or otherwise promptly discharge any Spinco Liabilities in accordance with their terms, whether prior to, on or after the Distribution Time;

(d)    any breach by Spinco or any other member of the Spinco Group of this Agreement following the Distribution Time;
(e)    except to the extent it relates to a Company Liability, any guarantee, indemnification or contribution obligation, surety bond or other credit support agreement, arrangement, commitment or understanding for the benefit of any member of the Spinco Group by any member of the Company Group that survives following the Distribution; and
(f)    any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, (i) with respect to any registration statement filed with the SEC (including any amendments or supplements thereto), required to be stated therein or necessary to make the statements therein not misleading, or (ii) with respect to any other Disclosure Document (including any amendments or supplements thereto), necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading (but excluding any such Liabilities to the extent related to information supplied by Buyer in writing expressly for the inclusion in such Disclosure Document).
    Notwithstanding anything to the contrary herein, in no event will any Company Indemnitee have the right to seek indemnification from any member of the Spinco Group with respect to any claim or demand against any member of the Company Group for the satisfaction of the Company Liabilities.

4.5    Indemnification Obligations Net of Insurance Proceeds and Other Amounts.
(a)    The Parties intend that any Liability subject to indemnification, contribution or reimbursement pursuant to this Article IV or Article V will be net of Insurance Proceeds or other amounts actually recovered (net of any out-of-pocket costs or expenses incurred in the collection thereof and any Taxes incurred in connection therewith) from any Person by or on behalf of the Indemnitee in respect of any indemnifiable Liability. Accordingly, the amount which either the Company, Spinco or Buyer, as applicable (an “Indemnifying Party”), is required to pay to any Person entitled to indemnification or contribution hereunder (an “Indemnitee”) will be reduced by any Insurance Proceeds or other amounts actually recovered (net of any out-of-pocket costs or expenses incurred in the collection thereof and any Taxes incurred in connection therewith) from any Person by or on behalf of the Indemnitee in respect of the related Liability. If an Indemnitee receives a payment (an “Indemnity Payment”) required by this Agreement from an Indemnifying Party in respect of any Liability and subsequently receives Insurance Proceeds or any other amounts in respect of such Liability, then within ten (10) calendar days of receipt of such Insurance Proceeds, the Indemnitee will pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds or such other amounts (net of any out-of-pocket costs or expenses incurred in the collection thereof and any Taxes incurred in connection therewith) had been received, realized or recovered before the Indemnity Payment was made.
(b)    The Parties agree that an insurer that would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of any provision contained in this Agreement or any other Transaction Document, have any subrogation rights with respect thereto, it being understood that no insurer or any other Third Party shall be entitled to a “windfall” (i.e., a benefit they would not be entitled to receive in the absence of the indemnification provisions) by virtue of the indemnification and contribution provisions hereof. Each of the Company and Spinco shall, and shall cause the members of their respective Group to, use commercially reasonable efforts (taking into account the probability of success on the merits and the cost of expending such efforts, including attorneys’ fees and expenses) to collect or recover any Insurance Proceeds that may be collectible or recoverable respecting the Liabilities for which indemnification or contribution may be available under this Article IV. Notwithstanding the foregoing, an Indemnifying Party may not delay making any indemnification payment required under the terms of this Agreement, or otherwise satisfying any indemnification obligation, pending the outcome of any Action to collect or recover Insurance Proceeds, and an Indemnitee need not attempt to collect any Insurance Proceeds prior to making a claim for indemnification or contribution or receiving any Indemnity Payment otherwise owed to it under this Agreement or any other Transaction Document.
(c)    In no event shall any Party be entitled to double recovery for the same Loss from the indemnification provisions of this Agreement and any Transaction Document (including by being taken into account in the determination of the Final Net Working Capital or Final Company Debt). Notwithstanding anything herein to the contrary, Spinco shall not be required to indemnify any Company Indemnitees for any Liability pursuant to Section 4.3 if and to the extent such Liability was reflected in the calculation of the Final Net Working Capital or Final Company Debt.
4.6    Procedures for Indemnification of Third-Party Claims.
(a)    Notice of Claims. If, at or following the Distribution Time, an Indemnitee shall receive notice or otherwise learn of the assertion by a Person (including any Governmental Authority) who is not a member of the Spinco Group or the Company Group of any claim or of the commencement by any such Person of any Action (collectively, a “Third-Party Claim”) with respect to which an Indemnifying Party may be obligated to provide indemnification to such Indemnitee pursuant to Section 4.2 or Section 4.4, or any other Section of this Agreement or any other Transaction Document, such Indemnitee shall give such Indemnifying Party written notice thereof as soon as practicable, but in any event within thirty (30) days (or sooner if the nature of the Third-Party Claim so requires) after becoming aware of such Third-Party Claim. Any such notice shall describe the Third-Party Claim in reasonable detail, including the facts and circumstances giving rise to such claim for indemnification, and include copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third-Party Claim. Notwithstanding the foregoing, the failure of an Indemnitee to provide notice in accordance with this Section 4.6(a) shall not relieve an Indemnifying Party of its indemnification obligations under this Agreement, except to the extent to which the Indemnifying Party is actually prejudiced by the Indemnitee’s failure to provide notice in accordance with this Section 4.6(a).
(b)    Control of Defense. An Indemnifying Party may elect to defend (and seek to settle or compromise), at such Indemnifying Party’s own expense and with its own counsel, any Third-Party Claim; provided that, prior to the Indemnifying Party assuming and controlling the defense of such Third-Party Claim, it shall first confirm to the Indemnitee in writing that, assuming the facts presented to the Indemnifying Party by the Indemnitee are true, the Indemnifying Party shall indemnify the Indemnitee for any such damages to the extent resulting from, or arising out of, such Third-Party Claim. Notwithstanding the foregoing, if the Indemnifying Party assumes such defense and, in the course of defending such Third-Party Claim, (i) the Indemnifying Party discovers that the facts presented at the time the Indemnifying Party acknowledged its indemnification obligation in respect of such Third-Party Claim were not true in any material respect and (ii) such untruth provides a reasonable basis for asserting that the Indemnifying Party does not have an indemnification obligation in respect of such Third-Party Claim, then (A) the Indemnifying Party shall not be bound by such acknowledgment, (B) the Indemnifying Party shall promptly thereafter provide the Indemnitee written notice of its assertion that it does not have an indemnification obligation in respect of such Third-Party Claim and (C) the Indemnitee shall have the right to assume the defense of such Third-Party Claim. Within thirty (30) days after the receipt of a notice from an Indemnitee in accordance with Section 4.6(a) (or sooner, if the nature of the Third-Party Claim so requires), the Indemnifying Party shall provide written notice to the Indemnitee indicating whether the Indemnifying Party shall assume responsibility for defending the Third-Party Claim. If an Indemnifying Party elects not to assume responsibility for defending any Third-Party Claim or fails to notify an Indemnitee of its election within thirty (30) days after receipt of the notice from an Indemnitee as provided in Section 4.6(a), then the Indemnitee that is the subject of such Third-Party Claim shall be entitled to continue to conduct and control the defense of such Third-Party Claim.
(c)    Allocation of Defense Costs. If an Indemnifying Party has elected to assume the defense of a Third-Party Claim, then such Indemnifying Party shall be solely liable for all fees and expenses incurred by it in connection with the defense of such Third-Party Claim and shall not be entitled to seek any indemnification or reimbursement from the Indemnitee for any such fees or expenses incurred by the Indemnifying Party during the course of the defense of such Third-Party Claim by such Indemnifying Party, regardless of any subsequent decision by the Indemnifying Party to reject or otherwise abandon its assumption of such defense. If an Indemnifying Party elects not to assume responsibility for defending any Third-Party Claim or fails to notify an Indemnitee of its election within thirty (30) days after receipt of a notice from an Indemnitee as provided in Section 4.6(a), and the Indemnitee conducts and controls the defense of such Third-Party Claim and the Indemnifying Party has an indemnification obligation with respect to such Third-Party Claim, then the Indemnifying Party shall be liable for all reasonable and documented fees and expenses incurred by the Indemnitee in connection with the defense of such Third-Party Claim.
(d)    Right to Monitor and Participate. An Indemnitee that does not conduct and control the defense of any Third-Party Claim, or an Indemnifying Party that does not elect to defend any Third-Party Claim as contemplated hereby, nevertheless shall have the right to employ separate counsel (including local counsel as necessary) of its own choosing to monitor and participate in (but not control) the defense of any Third-Party Claim for which it is a potential Indemnitee or Indemnifying Party, but the fees and expenses of such counsel shall be at the expense of such Indemnitee or Indemnifying Party, as the case may be, and the provisions of Section 4.6(c) shall not apply to such fees and expenses.
(e)    No Settlement. Neither Party may settle or compromise any Third-Party Claim for which either Party is seeking to be indemnified hereunder without the prior written consent of the other Party, which consent may not be unreasonably withheld, unless such settlement or compromise is solely for monetary damages that are fully payable by the settling or compromising Party, does not involve any admission, finding or determination of wrongdoing or violation of Law by the other Party and provides for a full, unconditional and irrevocable release of the other Party from all Liability in connection with the Third-Party Claim.
(f)    Tax Matters. The provisions of Section 4.7(d), rather than this Section 4.6, shall govern Tax Claims and the conduct of any Tax Proceeding.
4.7    Tax Matters.
(a)    Liability for Taxes. From and after the Closing, the Company shall be liable for any Company Indemnified Taxes and Spinco shall be liable for any Spinco Indemnified Taxes. Other than as provided in Section 4.2(b), Section 4.4(b) and this Section 4.7, each Party is responsible for its own Taxes as imposed under applicable Law, and no indemnification shall be provided under this Agreement by either Party with respect to Taxes. Upon written demand from the other Party, Spinco or the Company, as applicable, shall timely pay (or cause to be timely paid) to the other Party the amount of any Spinco Indemnified Taxes or Company Indemnified Taxes, respectively, no later than three (3) Business Days prior to the date that such Taxes are due to the applicable Tax authority; provided that no such payment shall be required to be made any earlier than three (3) Business Days after Spinco or the Company, as applicable, receives such written demand.
(b)    Transfer Taxes. Spinco shall be liable for any Transfer Taxes incurred in connection with the Holding Company Merger, the Reorganization and the Distribution, and all Transfer Taxes imposed on the Merger shall be borne fifty percent (50%) by Spinco and fifty percent (50%) by Buyer. The Parties agree to cooperate to minimize or eliminate any Transfer Taxes to the maximum extent permitted by applicable Law. The Party legally required to do so (or Buyer, if no responsible party is specified under applicable Law) shall file all necessary Tax Returns and other documentation with respect to any Transfer Taxes and pay any such Transfer Taxes to the applicable Governmental Authority, and the other Parties shall cooperate in connection with the filing of such Tax Returns. If one Party incurs Transfer Taxes that are the responsibility of the other Party pursuant to this Section 4.7(b), the Party responsible for such Transfer Taxes shall pay to the other Party the amount of such Transfer Taxes at least three (3) Business Days before such Transfer Taxes become due and payable.
(c)    Tax Returns.
(i)    The Parties acknowledge and agree that they will file all Tax Returns consistent with the Intended Tax Treatment and will not make any statement or take any position on any Tax Return, in any audit or other Tax Proceeding by any Governmental Authority, or otherwise, except to the extent otherwise required (A) due to any modification to or amendment of the Internal Reorganization Plan in accordance with Section 2.1(c) or otherwise, or any deviation from the Internal Reorganization Plan in the implementation of the Holding Company Merger, the Reorganization or the Distribution, or (B) pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any similar provision of state, local or non-U.S. Law).

(ii)    The Company will prepare any Company Consolidated Group Returns that are first due after the Closing Date (taking into account any extensions of time to file) (each, a “Company-Prepared Return”), and Spinco will, and will cause the relevant members of the Spinco Group to, consent to join in the filing of such Company-Prepared Returns.
(iii)    If any Company-Prepared Return is reasonably expected to result in (a) Spinco becoming responsible for payment of a Spinco Indemnified Tax or (b) an increase to the Tax Liability Amount if the Company Debt has not been finally determined pursuant to Section 2.6, the Company shall submit a draft of such Company-Prepared Return to Spinco at least twenty (20) days prior to the due date for filing such Tax Return (taking into account any extensions of time to file), and the Company shall incorporate any comments provided by Spinco with respect to such Spinco Indemnified Taxes (or Tax Liability Amount if the Company Debt has not been finally determined pursuant to Section 2.6) with which the Company agrees; provided that, notwithstanding the foregoing, the Company shall not be required to deliver a draft of any Company-Prepared Return to Spinco unless and until Spinco has provided the Company with all records or other information relating to the Spinco Group as is reasonably necessary for the completion of such Company-Prepared Return; provided, further, that if the Company and Spinco are unable to resolve any disagreement over any such comments, the Company shall be entitled to file the Company-Prepared Return reflecting only the agreed comments from Spinco, and thereafter any comments on which the Company and Spinco disagree shall be referred to, and finally and conclusively resolved by, the Independent Accounting Firm in accordance with the dispute resolution procedure set forth in Section 2.6, mutatis mutandis (provided that it is agreed and understood that any decision of the Independent Accounting Firm shall be consistent with the terms of this Agreement), and the Company shall amend the previously filed Company-Prepared Return if necessary to reflect the determination of the Independent Accounting Firm.
(d)    Tax Claims.
(i)    From and after the Closing, the Company and Spinco shall each promptly notify the other after receipt by such Party or any of its Affiliates of any Tax Claim that could reasonably be expected to result in the other Party becoming responsible for a payment of a Spinco Indemnified Tax or Company Indemnified Tax, as applicable. Such notice shall specify in reasonable detail the basis for such Tax Claim and shall include a copy of the relevant portion of any correspondence received from any Governmental Authority.
(ii)    The Company shall control any Tax Proceeding of or against any member of the Company Group or any Company Consolidated Group; provided, however, that if such Tax Proceeding involves any Tax Claim described in Section 4.7(d)(i), the Company shall (i) keep Spinco reasonably informed of material developments with respect to such Tax Claim to the extent such developments reasonably relate to a Spinco Indemnified Tax; (ii) reasonably consult with Spinco before taking any significant or material action in connection with such Tax Claim to the extent such action reasonably relates to a Spinco Indemnified Tax; and (iii) not settle, compromise or abandon such Tax

Claim without Spinco’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) to the extent such settlement, compromise or abandonment would result in Spinco becoming responsible for a payment of a Spinco Indemnified Tax.
(e)    Cooperation on Taxes.
(i)    From and after the Closing, the Company and Spinco shall reasonably cooperate and shall cause their respective Affiliates and Representatives to reasonably cooperate in connection with the preparation and filing of all Tax Returns relating to any tax period (or portion thereof) ending before the Closing Date, including (A) making available to each other their respective employees on a mutually convenient basis to provide additional information and explanation of any materials provided hereunder and (B) maintaining (until the applicable statute of limitations) and making available to each other all records or other information reasonably necessary in connection with Taxes of the Spinco Group, the Company Group or any Company Consolidated Group and in resolving all disputes and audits relating to Taxes allocable to a tax period (or portion thereof) ending before the Closing Date.
(ii)    Any and all Tax sharing, Tax allocation, Tax indemnity or similar agreements or arrangements (including any advance pricing agreement, closing agreement or other similar written agreement relating to Taxes with any Governmental Authority, but excluding (i) customary commercial Contracts the primary purpose of which is unrelated to Taxes and (ii) this Agreement and any other Transaction Document) between any member of the Company Group, on the one hand, and any member of the Spinco Group, on the other hand, shall be terminated as of the Distribution Date, and after the Distribution Date none of Spinco, the Company or any of their respective Affiliates shall be bound thereby, have any Liability thereunder, or be obligated to make any payment thereunder.
(f)    Certain Elections. No election under Section 336(e) of the Code (or any similar provision of applicable state or local income Tax Law) shall be made with respect to the Distribution.
(g)    Employer Identification Number. The Parties acknowledge and agree that as a result of the Holding Company Merger, H-ES&R Holdings shall succeed to the employer identification number issued by the Internal Revenue Service to Pubco, and a new employer identification number shall be obtained from the Internal Revenue Service for the Company.
(h)    Straddle Period. For purposes of this Agreement, in the case of any Straddle Period: (i) the amount of any Taxes not described in the immediately following clause (ii) (including Taxes based upon or measured by income, receipts, payments or payroll) of a member of the Company Group for the portion of any Straddle Period ending on the Closing Date shall be determined based on an interim closing of the books as of the close of business on the Closing Date; and (ii) the amount of any property Taxes or other Taxes imposed on a periodic basis of a member of the Company Group for the portion of the Straddle Period ending on the Closing Date shall be deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period. The taxable period of any Subsidiary that is a partnership, any other “flow-through entity” or a “controlled foreign corporation” shall be deemed to end on the Closing Date.
4.8    Additional Matters.
(a)    Timing of Payments. Indemnification or contribution payments in respect of any Liabilities for which an Indemnitee is entitled to indemnification or contribution under this Article IV shall be paid reasonably promptly (but in any event within thirty (30) days of the final determination of the amount that the Indemnitee is entitled to indemnification or contribution under this Article IV) by the Indemnifying Party to the Indemnitee as such Liabilities are incurred upon demand by the Indemnitee, including reasonably satisfactory documentation setting forth the basis for the amount of such indemnification or contribution payment, including documentation with respect to calculations made and consideration of any Insurance Proceeds that actually reduce the amount of such Liabilities. The indemnity and contribution provisions contained in this Article IV shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any Indemnitee and (ii) the knowledge by the Indemnitee of Liabilities for which it might be entitled to indemnification hereunder. In the event of any conflict between this Section 4.8(a), on the one hand, and Section 4.7(a), on the other hand, Section 4.7(a) shall control.
(b)    Notice of Direct Claims. Any claim for indemnification or contribution under this Agreement that does not result from a Third-Party Claim shall be asserted by written notice given by the Indemnitee to the applicable Indemnifying Party; provided that the failure by an Indemnitee to so assert any such claim shall not prejudice the ability of the Indemnitee to do so at a later time, except to the extent (if any) that the Indemnifying Party is actually prejudiced thereby. Such Indemnifying Party shall have a period of thirty (30) days after the receipt of such notice within which to respond thereto. If the Indemnifying Party objects to the applicable claim, in whole or in part, or if such Indemnifying Party does not respond within such thirty (30)-day period, then such Indemnitee shall be free to pursue such remedies as may be available to such Indemnitee as contemplated by this Agreement, without prejudice to its continuing rights to pursue indemnification hereunder.
(c)    Pursuit of Claims Against Third Parties. If (i) a Party incurs any Liability arising out of this Agreement or any other Transaction Document, (ii) an adequate legal or equitable remedy is not available for any reason against the other Party to satisfy the Liability incurred by the incurring Party, and (iii) a legal or equitable remedy may be available to the other Party against a Third Party for such Liability, then the other Party shall use its commercially reasonable efforts to cooperate with the incurring Party, at the incurring Party’s expense, to permit the incurring Party to obtain the benefits of such legal or equitable remedy against the Third Party.
(d)    Subrogation. In the event of payment by or on behalf of any Indemnifying Party to any Indemnitee in connection with any Third-Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third-Party Claim against any claimant or plaintiff asserting such Third-Party Claim or against any other Person. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.
(e)    Substitution. In the event of an Action in which the Indemnifying Party is not a named defendant, if either the Indemnitee or Indemnifying Party shall so request, the Parties shall endeavor to substitute the Indemnifying Party for the named defendant. If such substitution or addition cannot be achieved for any reason or is not requested, the named defendant shall allow the Indemnifying Party to manage the Action as set forth in Section 4.6 and this Section 4.8(e), and the Indemnifying Party shall fully indemnify the named defendant against all reasonable costs of defending the Action (including court costs, sanctions imposed by a court, attorneys’ fees, experts fees and all other external expenses), the costs of any judgment or settlement and the cost of any interest or penalties relating to any judgment or settlement.
(f)    Mitigation. The common law principles of the State of Delaware with respect to the mitigation of damages shall apply to this Agreement and each Transaction Document.
4.9    Right of Contribution.
(a)    Contribution. If any right of indemnification contained in Section 4.2 or Section 4.4 is held unenforceable or is unavailable for any reason, or is insufficient to hold harmless an Indemnitee in respect of any Liability for which such Indemnitee is entitled to indemnification hereunder, then the Indemnifying Party shall contribute to the amounts paid or payable by the Indemnitees as a result of such Liability (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and the members of its applicable Group, on the one hand, and the Indemnitees entitled to contribution, on the other hand, as well as any other relevant equitable considerations.
(b)    Allocation of Relative Fault. Solely for purposes of determining relative fault pursuant to this Section 4.9: (i) any fault associated with the Spinco Liabilities shall be deemed to be the fault of Spinco and the other members of the Spinco Group, and no such fault shall be deemed to be the fault of any Company Indemnitee; and (ii) any fault associated with the Company Liabilities shall be deemed to be the fault of the Company and the other members of the Company Group, and no such fault shall be deemed to be the fault of any Spinco Indemnitee.
4.10    Covenant Not to Sue. Each Party hereby covenants and agrees that none of it, the members of such Party’s Group or any Person claiming through it shall bring suit or otherwise assert any claim against any Indemnitee, or assert a defense against any claim asserted by any Indemnitee, before any court, arbitrator, mediator or administrative agency anywhere in the world, alleging that: (a) the assumption of any Spinco Liabilities by Spinco or a member of the Spinco Group on the terms and conditions set forth in this Agreement is void or unenforceable for any reason; (b) the assumption of any Company Liabilities by the Company or a member of the Company Group on the terms and conditions set forth in this Agreement is void or unenforceable for any reason; or (c) the provisions of this Article IV are void or unenforceable for any reason.
4.11    Survival of Indemnities. The rights and obligations of each of the Company and Spinco and their respective Indemnitees under this Article IV shall survive (a) the sale or other transfer by either Party or any member of their applicable Group of any assets or businesses or the assignment by it of any Liabilities or (b) any merger, consolidation, business combination, sale of all or substantially all of its assets, restructuring, recapitalization, reorganization or similar transaction involving either Party or any of the members of their applicable Group.
4.12    Exclusive Remedy. The indemnification provisions of this Article IV shall be the sole and exclusive remedy of an Indemnitee for any monetary or compensatory damages or losses for any breach of any representation, warranty, covenant or other claim arising out of or relating to this Agreement or the transactions contemplated hereby. In furtherance of the foregoing, each of the Parties hereby waives, for itself and its respective Group members, successors and assigns, to the fullest extent permitted under applicable Law, any and all rights, claims or remedies such Person or any of its applicable Group members may have against the other Party and its applicable Group members, successors and assigns for any monetary or compensatory damages or losses for any breach of any representation, warranty, covenant or other claim arising out of or relating to this Agreement, other than the right to seek indemnity pursuant to this Article IV. For the avoidance of doubt, the foregoing does not affect (a) a Party’s right to seek specific performance under this Agreement as provided in Section 9.11, (b) a Party’s right to exercise all of their rights and seek all damages available to them under Law in the event of claims or causes of action arising from actual and intentional fraud or (c) the Merger Agreement or any other Transaction Document that expressly contains indemnification, damages, specific performance or other remedy provisions.
4.13    Management of Actions. This Section 4.13 shall govern the direction of pending and future Actions in which members of the Spinco Group or the Company Group are named as parties, but shall not alter the allocation of Liabilities set forth in Article II unless expressly set forth in this Section 4.13.
(a)    Management of Spinco-Controlled Actions. Subject to Section 4.7(d), from and after the Distribution Time, the Spinco Group shall direct the defense or prosecution of any Actions that constitute only Spinco Liabilities (collectively, the “Spinco-Controlled Actions”). If an Action that constitutes solely a Spinco-Controlled Action is commenced after the Distribution Time naming a member of the Company Group as a party thereto, then Spinco shall use its commercially reasonable efforts to cause such member of the Company Group to be removed as a party to such Spinco-Controlled Action. Neither Spinco, on the one hand, or the Company or Buyer, on the other hand, shall add the other to any Action pending as of the Distribution Time without the prior written consent of such other Party.
(b)    Management of the Company-Controlled Actions. From and after the Distribution Time, the Company Group shall direct the defense or prosecution of any Actions that constitute only Company Liabilities (collectively, the “Company-Controlled Actions”). If an Action that constitutes solely a Company-Controlled Action is commenced after the Distribution Time naming a member of the Spinco Group as a party thereto, then the Company shall use its commercially reasonable efforts to cause such member of the Spinco Group to be removed as a party to such Company-Controlled Action.
(c)    Management of Actions Naming Both Spinco and the Company. From and after the Distribution Time, in the event that one or more member(s) of the Spinco Group and one or more member(s) of the Company Group is named in an Action that is neither a Spinco-Controlled Action nor a Company-Controlled Action (a “Separate Action”), then subject to Section 4.7(d), each of Spinco and the Company shall be entitled to assume their own defense and select counsel of their own choosing to defend their respective interests in such Separate Action. Spinco and the Company shall consult in good faith with each other regarding the management of the defense of each Separate Action.
(d)    Management of Mixed Actions. From and after the Distribution Time, any Action that (i) constitutes both a Spinco Liability and a Company Liability and (ii) does not constitute a Spinco-Controlled Action, a Company-Controlled Action or a Separate Action (a “Mixed Action”) shall be managed by the Party with the greater financial exposure with respect thereto (taking into account the provisions of this Article IV), as determined in good faith by the Company and Spinco; provided that any outside counsel employed by a Party managing the Action with respect thereto shall be subject to the approval of the other Party (such approval not to be unreasonably withheld, conditioned or delayed); provided, further, that if the Action involves the pursuit of any criminal or civil regulatory sanctions or penalties or seeks equitable or injunctive relief against any Party or Subsidiary of a Party, that Party shall be entitled to control the defense of the claim against such Party. The Company and Spinco shall reasonably cooperate and consult with each other, and to the extent necessary or advisable, maintain a joint defense in a manner that would preserve for the Company and Spinco and their respective Group members any attorney-client privilege, joint defense or other privilege with respect to the Mixed Actions. The Party managing such Mixed Action shall on a quarterly basis, or if a material development occurs as soon as reasonably practicable thereafter, inform the other Party of the status of, and developments relating to, any Mixed Action and provide copies of any material document, notices or other materials related to such Mixed Action; provided that the failure to provide any such information shall not be a basis for liability of a Party managing such Mixed Action except and solely to the extent the other Party shall have been actually prejudiced thereby. Notwithstanding anything to the contrary herein, the Company and Spinco may jointly retain counsel (in which case the cost of counsel shall be shared equally by the Company and Spinco) or retain separate counsel (in which case each Party will bear the cost of its separate counsel) with respect to any Mixed Action; provided that the Company and Spinco shall share discovery and other joint litigation costs in proportion to their respective expected financial exposure (in the case of Actions that constitute both a Spinco Liability, on the one hand, and a Company Liability, on the other hand) or respective expected financial recovery. Notwithstanding anything to the contrary herein, (A) if a judgment is obtained with respect to a Mixed Action, the Company and Spinco shall endeavor in good faith to allocate the Liabilities in respect of such judgment between them based on the proportion of such Liabilities attributable to the Company Business and the Spinco Business and (B) if a recovery is obtained with respect to a Mixed Action, the Company and Spinco shall endeavor in good faith to allocate the assets in respect of such recovery between them based on their respective injuries. A Party that is not named as a defendant in a Mixed Action may elect to become a party to such Mixed Action, and the Party named in such Mixed Action shall reasonably cooperate to have such first Party named in such Mixed Action.
(e)    Delegation of Rights of Recovery. To the maximum extent permitted by applicable Law, the rights to recovery of each Party’s Subsidiaries in respect of any past, present or future Action are hereby delegated to such Party. It is the intent of the Parties that the foregoing delegation shall satisfy any Law requiring such delegation to be effected pursuant to a power of attorney or similar instrument. The Parties and their respective Subsidiaries shall execute such further instruments or documents as may be necessary to effect such delegation.
(f)    Tax Matters Coordination. In the event of any conflict between the provisions of this Section 4.13 and Section 4.14, on the one hand, and the provisions of Section 4.7(d), on the other hand, Section 4.7(d) shall control.
4.14    Settlement of Actions. No Party managing an Action pursuant to Section 4.13 shall settle or compromise such Action (other than the Company with respect to the Company-Controlled Actions and Spinco with respect to the Spinco-Controlled Actions) without the prior written consent of the other Party (not to be unreasonably withheld, conditioned or delayed), except that if the Party managing the Action is indemnifying the other Party, such managing Party may nevertheless settle such Action without such consent, unless such settlement or compromise would (a) result in any non-monetary remedy or relief being imposed upon any member of the other Party’s Group or (b) contain or involve an admission or statement providing for or acknowledging any liability or criminal wrongdoing on behalf of the other Party’s Group or any of its Affiliates. No settlement or compromise in respect of any Action shall be made or consented to by any Party not managing an Action pursuant to Section 4.13 without the express written consent of the Party managing such Action.
4.15    Limitation on Certain Damages. Notwithstanding anything to the contrary in this Agreement, and except to the extent such losses are found by a court of competent jurisdiction to be owed to an unaffiliated third party in connection with a Third-Party Claim, no Party nor its respective Group members shall be liable under this Agreement or any other Transaction Document to the other Party for any Losses that are punitive, incidental, consequential, exemplary, remote, speculative or similar damages (including loss of future profits, revenue or income), whether or not advised of the possibility of such damages and whether or not such damages are reasonably foreseeable.
ARTICLE V
CERTAIN OTHER MATTERS
5.1    Insurance Matters.
(a)    In no event shall Spinco, any other member of the Spinco Group (including Pubco) or any Spinco Indemnitee, from and after the Distribution Time, have Liability or obligation whatsoever to Buyer or any of its Subsidiaries or any member of the Company Group in the event that (i) any insurance policy or insurance policy-related Contract shall be terminated or otherwise cease to be in effect for any reason, shall be unavailable or inadequate to cover any Liability of any member of the Company Group for any reason whatsoever or shall be cancelled, not renewed or not extended beyond the current expiration date, or (ii) any insurer declines, denies, delays or obstructs any claim payment.
(b)    With the sole exception of occurrences arising prior to the Distribution Time for third-party occurrence-based policies, and claims arising prior to the Distribution Time for third-party claims-made policies, and which would be otherwise covered under insurance policies of Spinco or any member of the Spinco Group (including Pubco) in place as of the Distribution

Time (collectively, the “Covered Policies”) from and after the Distribution Time, the Company, any member of the Company Group or its employees (including former or inactive employees) shall cease to be insured by, shall have no access or availability to or under, shall not be entitled to make claims on or under and shall not be entitled to claim benefits from or seek coverage under, and shall not have any rights to or under, any of Spinco’s or any member of the Spinco Group’s (including Pubco’s) insurance policies or any of their respective self-insured programs in place immediately prior to the Distribution Time. For occurrences arising prior to the Distribution Time that are covered by occurrence-based Covered Policies and for claims arising prior to the Distribution Time that are covered by claims-made Covered Policies, Spinco will use commercially reasonable efforts to provide the Company with access to, and the Company may make claims under, the Covered Policies, but solely to the extent that such policies provided coverage for members of the Company Group or the Company Business as of immediately prior to the Distribution Time; provided that such access to, and the right to make claims under, such insurance policies, shall be subject to the terms, conditions and exclusions of such insurance policies, including any limits on coverage or scope, any deductibles, self-insured retentions and other fees and expenses, and shall be subject to the following additional conditions:
(i)    the Company and Buyer shall notify Spinco, as promptly as practicable, of any incident, circumstance or occurrence that may lead to a claim made by the Company pursuant to this Section 5.1(b);
(ii)    the Company shall reimburse Spinco and the members of the Spinco Group (including Pubco) for all claim-related costs incurred by Spinco or any member of the Spinco Group on or after the Distribution Time that arise from claims made by the Company, any member of the Company Group, any of their respective employees or any Third Party prior to the Distribution Time under the Covered Policies, including overhead, claim handling and administrative costs, taxes, surcharges, state assessments and other related costs. Buyer, the Company and the members of the Company Group shall indemnify, hold harmless and reimburse Spinco and the members of the Spinco Group for any deductibles, self-insured retention, fees, indemnity payments, settlements, judgments, legal fees, allocated claims expenses and claim handling fees, and other expenses incurred by Spinco or any members of the Spinco Group to the extent resulting from any access to, or any claims made by the Company or any other members of the Company Group under the Covered Policies pursuant to this Section 5.1(b), whether such claims are made by the Company, its employees or Third Parties;
(iii)    the Company shall exclusively bear (and neither Spinco nor any members of the Spinco Group shall have any obligation to repay or reimburse the Company or any member of the Company Group for) and shall be liable for all excluded, uninsured, uncovered, unavailable or uncollectible amounts (including where any insurer declines, denies, delays or obstructs any claim payment) of all such claims made for the benefit of the Company or any member of the Company Group, under the Covered Policies as provided for in this Section 5.1(b). Where a policy includes a reinstatement of limits, in the event an insurance policy aggregate is exhausted, or believed likely to be exhausted, due to noticed claims, Buyer and the Company Group, on the one hand, and the Spinco Group, on the other hand, shall be responsible for their pro rata portion of the reinstatement premium, if any, based upon the losses of such Group submitted to Spinco’s insurance carrier(s) (including any submissions prior to the Distribution Time). To the extent that the Spinco Group, on the one hand, or Buyer and the Company Group, on the other hand, is allocated more than its pro rata portion of such premium due to the timing of losses submitted to Spinco’s insurance carrier(s), the other party shall promptly pay the first party an amount so that each Group has been properly allocated its pro rata portion of the reinstatement premium. Subject to the following sentence, Spinco, on the one hand, or the Company or Buyer, on the other hand, may elect not to reinstate the policy aggregate even if available. In the event that Spinco, on the one hand, or the Company or Buyer, on the other hand, elects not to reinstate the policy aggregate, it shall provide prompt written notice to the other Party and shall have no rights to claim against or have any benefit from the reinstated limits. If either Spinco, on the one hand, or the Company or Buyer, on the other hand, elects to reinstate the policy aggregate, such Party shall be responsible for all reinstatement premiums and other costs associated with such reinstatement to the extent such Party has received notice from the other Party that such other Party does not elect to reinstate the limits; and
(iv)    for the occurrence-based worker’s compensation, automobile liability, and commercial general liability policies that the Company is permitted to access under this Section 5.1, Buyer and the Company will post collateral in a form acceptable to the relevant insurers and in an amount proportional to the amount of collateral needs under these policies reasonably attributable to the members of the Company Group and not the Spinco Group.
In the event that any member of the Spinco Group incurs any losses, damages or Liability prior to or in respect of the period prior to the Distribution Time for which such member of the Spinco Group is entitled to coverage under the Company’s third-party insurance policies, the same process pursuant to this Section 5.1(b) shall apply, substituting “Company” and/or “Buyer” for “Spinco” (as applicable) and “Spinco” for “Company” and/or “Buyer,” including for purposes of the first sentence of Section 5.1(e).
(c)    Neither the Company nor any member of the Company Group, in connection with making a claim under any insurance policy of Spinco or any member of the Spinco Group pursuant to this Section 5.1, shall take any action that would be reasonably likely to: (i) have a material and adverse impact on the then-current relationship between Spinco or any member of the Spinco Group, on the one hand, and the applicable insurance company, on the other hand; (ii) result in the applicable insurance company terminating or materially reducing coverage, or materially increasing the amount of any premium owed by Spinco or any member of the Spinco Group under the applicable insurance policy; or (iii) otherwise compromise, jeopardize or interfere in any material respect with the rights of Spinco or any member of the Spinco Group under the applicable insurance policy; provided that the Company’s, any member of the Company Group’s, any of their respective employees’ or any Third Party’s making of a claim pursuant to Section 5.1(b)(ii) shall not be deemed to be an action that triggers the foregoing clause (i), (ii) or (iii).
(d)    Any payments, costs, adjustments or reimbursements to be paid by the Company pursuant to this Section 5.1 shall be billed quarterly and payable within thirty (30) days from receipt of an invoice from Spinco. Spinco shall retain the exclusive right to control its insurance policies and programs, including the right to exhaust, settle, release, commute, buyback or otherwise resolve disputes with respect to any of its insurance policies and programs and to amend, modify or waive any rights under any such insurance policies and programs, notwithstanding whether any such policies or programs apply to any Company Liabilities and/or claims the Company has made or could make in the future, and no member of the Company Group shall erode, exhaust, settle, release, commute, buyback or otherwise resolve disputes with Spinco’s insurers with respect to any of the insurance policies of Spinco or any member of the Spinco Group and programs, or amend, modify or waive any rights under any such insurance policies and programs; provided, Spinco shall obtain prior written consent from Buyer or the Company, which may be withheld at Buyer’s or the Company’s sole discretion for any reason to amend, commute or terminate any of the Covered Policies. The Company shall cooperate with Spinco in good faith and share such information as is reasonably necessary in order to permit Spinco to manage and conduct its insurance matters as Spinco deems appropriate.
(e)    This Agreement shall not be considered as an attempted assignment of any policy of insurance or as a Contract of insurance and shall not be construed to waive any right or remedy of any member of the Spinco Group (including Pubco) in respect of any insurance policy or any other Contract or policy of insurance.
(f)    The Company does hereby, for itself and each other member of the Company Group, agree that no member of the Spinco Group shall have any Liability whatsoever as a result of the insurance policies and practices of Spinco and the members of the Spinco Group (including Pubco) as in effect at any time, including as a result of the level or scope of any such insurance, the creditworthiness of any insurance carrier, the terms and conditions of any policy, or the adequacy or timeliness of any notice to any insurance carrier with respect to any claim or potential claim or otherwise.
5.2    Post-Distribution Time Conduct. The Parties acknowledge that, after the Distribution Time, the Company Group shall be independent of the Spinco Group, with responsibility for its own actions and inactions and its own Liabilities relating to, arising out of or resulting from the conduct of its business, operations and activities following the Distribution Time, except as may otherwise be provided in the Merger Agreement or any Transaction Document, and the Company Group shall (except as otherwise provided in Article IV) use commercially reasonable efforts to prevent such Liabilities from being inappropriately borne by the Spinco Group.
5.3    Employee and Benefit Plan Matters.
(a)    Employees.
(i)    Prior to the Distribution Date, Pubco shall, or shall cause the Company or Spinco, as applicable, to (A) transfer the employment of each Spinco Group Employee and each Disability Employee who is employed by a member of the Company Group, if any, to a member of the Spinco Group and (B) transfer the employment of each Company Group Employee (other than any Disability Employee) who is employed by a member of the Spinco Group, if any, to a member of the Company Group.

(ii)    Buyer shall, or shall cause one of its Affiliates (or, in the case of the Indian Offer Employees (as defined on Schedule 1.1(d)), a third party employer entity engaged by Buyer or one of its Affiliates), to offer employment to each Offer Employee no fewer than ten (10) Business Days prior to the Distribution Date (or, in the case of the Indian Offer Employees (as defined on Schedule 1.1(d)), the end of the Service Term (as defined in the Transition Services Agreement) for Indian Offer Employee services), and such offer shall comply with the requirements of this Section 5.3(a)(ii) and Section 5.3(b). Following the date hereof, Buyer, Pubco and their applicable Affiliates will cooperate in good faith to determine whether the employment transfers contemplated by this Section 5.3(a)(ii) should be effectuated by way of a tripartite agreement with the Indian Offer Employees. All such offers of employment (and, if applicable, tripartite agreements) shall provide that the Offer Employee’s employment with Buyer or its applicable Affiliate will commence on (but not prior to) the Closing Date (or, in the case of the Indian Offer Employees, the end of the Service Term for Indian Offer Employee services). Each Offer Employee who accepts the offer of employment provided pursuant to this Section 5.3(a)(ii) and commences employment with Buyer or its applicable Affiliate on the Closing Date shall become a Company Group Employee as of the Closing Date (or, in the case of the Indian Offer Employees, the end of the Service Term for Indian Offer Employee services).
(iii)    No later than five (5) Business Days prior to the Distribution Date, Pubco shall provide Buyer with a list of each Disability Employee that includes each Disability Employee’s name, email address, position, base salary or wage rate, and work location. Upon Buyer’s request, Pubco will provide Buyer with such other employment-related information about each Disability Employee as is reasonably necessary for Buyer to prepare an offer of employment, subject to applicable privacy Laws. Buyer shall, or shall cause one of its Affiliates, to offer employment to each Disability Employee who is included on the list delivered by Pubco pursuant to this Section 5.3(a) no fewer than ten (10) Business Days following the Distribution Date, and such offer shall comply with the requirements of this Section 5.3(a)(iii) and Section 5.3(b). All such offers of employment shall provide that the Disability Employee’s employment with Buyer or its applicable Affiliate will commence on (but not prior to) the date such employee returns to active employment (such date, the “Return Date”) and shall be contingent on the Return Date occurring prior to the first anniversary of the Distribution Date (or such longer period during which the applicable Disability Employee has a right to return to work under applicable Law).
(b)    Employee Protections.
(i)    Through the first anniversary of the Distribution Date (or, if shorter, during the period of employment with Buyer), Buyer shall provide, or shall cause to be provided, to each Company Group Employee: (A) a base salary or wage rate that is not less than the base salary or wage rate provided to such employee immediately prior to the Closing Date, (B) target cash and equity incentive compensation opportunities in amounts no less favorable than the target cash and equity incentive compensation opportunities enjoyed by similarly situated employees of Buyer, and (C) other compensation and benefits that are substantially comparable, in the aggregate, to the compensation and benefits (other than the compensation described in clauses (A) and (B), and defined benefit pension benefits) provided to the employee immediately prior to the Closing Date.
(ii)    With respect to each Company Group Employee, (A) if such Company Group Employee received a fiscal year 2025 annual equity award from Pubco pursuant to the Pubco Stock Plans (each, an “LTI Eligible Employee”) and experiences a “qualifying termination” (as defined on Schedule 5.3(b)(ii)) during the period from the Distribution Date through and including the first anniversary of the Distribution Date, Buyer shall provide, or shall cause to be provided, severance payments and benefits to such Company Group Employee in accordance with the terms and conditions of the severance arrangement set forth on Schedule 5.3(b)(ii) (taking into account such employee’s service as required pursuant to Section 5.3(b)(iii), except as otherwise expressly provided in Schedule 5.3(b)(ii)), and (B) if such Company Group Employee is not an LTI Eligible Employee and experiences a “qualifying termination” (as defined on Schedule 5.3(b)(ii)) (x) during the period from the Distribution Date through and including December 31, 2026, Buyer shall provide, or shall cause to be provided, severance payments and benefits to such Company Group Employee in accordance with the terms and conditions of the severance arrangement set forth on Schedule 5.3(b)(ii) (taking into account such employee’s service as required pursuant to Section 5.3(b)(iii), except as otherwise expressly provided in Schedule 5.3(b)(ii)), or (y) during the period from and excluding December 31, 2026 through and including the first anniversary of the Distribution Date, Buyer shall cause such Company Group Employee to be covered by the Buyer severance plan applicable to similarly situated employees of Buyer.
(iii)    For purposes of vesting, eligibility to participate and calculation or accrual of benefits in each employee benefit plan providing benefits (other than benefits under any defined pension plan, any post-retirement medical or life insurance plan or any plan that is closed or frozen) to any Company Group Employee (the “New Plans”), from and after the Closing Date (or, in the case of any Company Group Employee who is a Disability Employee, the Return Date), Buyer shall provide, or shall cause to be provided, such Company Group Employee with full credit for his or her service with Pubco and its Affiliates (or predecessor employers to the extent Pubco or any of its Affiliates, as applicable, provided such past service credit); provided that such credit shall not be given to the extent that it would result in a duplication of benefits for the same period of service. Without limiting the generality of the foregoing, Buyer shall use commercially reasonable efforts to ensure that each Company Group Employee is credited with service under the New Plans for the purpose of satisfying any applicable waiting periods of the New Plans, and, for such purpose, each Company Group Employee’s date of hire with Buyer or its applicable Affiliate shall be the Company Group Employee’s date of hire with Pubco or its applicable Affiliate (or predecessor employers to the extent Pubco or any of its Affiliates, as applicable, recognized such earlier date of hire). In addition, Buyer shall use commercially reasonable efforts to cause any eligible expenses incurred by any Company Group Employee or his or her covered dependents during the portion of the plan year of the applicable Spinco Benefit Plan ending on the date such Company Group Employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Company Group Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.
(iv)    From and after the end of the Service Term (as defined in the Transition Services Agreement) for payroll services, Buyer shall (A) cover (or cause to be covered) each Company Group Employee under one or more defined contribution plans and trusts which shall qualify under Section 401(a) of the Code (the “New DC Plan”) and (B) consider, in good faith, making discretionary contributions to the accounts of Company Group Employees under the New DC Plan in order to compensate for the period during which the Company Group Employees were not eligible to participate in the New DC Plan between the Closing Date and the end of the Service Term for payroll services. As of the Closing Date, Company Group Employees shall not be eligible to make or receive additional contributions to, but shall be fully vested in, their account balances under the defined contribution plan and trust intended to qualify under Section 401(a) of the Code that they participated in prior to the Closing Date (the “Old DC Plans”). As soon as practicable following the end of the Service Term for payroll services and in accordance with the terms of the New DC Plan, the Parties shall take all reasonable actions necessary to cause to be transferred (in accordance with the requirements of Section 414(l) of the Code) to the New DC Plan the aggregate account balances under the Old DC Plan of the Company Group Employees who have account balances in the Old DC Plan. Such transfer shall be in cash, or with respect to participant loans, in kind. Upon such transfer, the New DC Plan shall assume all Liabilities and obligations with respect to all amounts transferred from the Old DC Plan to the New DC Plan, and the Old DC Plan shall be relieved of all such Liabilities and obligations.
(v)    From and after the Closing Date (or, in the case of any Disability Employee, the Return Date), Buyer shall honor (or cause to be honored) all paid time-off accrued but unused by each Company Group Employee as of the Closing Date (or, in the case of any Disability Employee, the Return Date). Notwithstanding the preceding sentence, with respect to any earned but unused paid time-off accrued by any Offer Employee prior to the Closing Date which is required to be paid to such employee as of the Closing Date, Spinco shall, or shall cause a member of the Spinco Group, to pay the amounts due to the employee for such unused paid time-off, and Buyer and its Affiliates (including the members of the Company Group) shall not be required to assume or honor (or cause to be assumed or honored) such paid time-off.
(vi)    As soon as reasonably practicable following the Closing Date, Pubco will cause to be paid, at Pubco’s sole expense, to each Company Group Employee a prorated 2026 annual cash incentive payment equal to (A) such Company Group Employee’s full 2026 annual cash incentive amount (determined based on the actual level of achievement of the applicable performance goals through the latest practicable date prior to the Closing Date), multiplied by (B) a fraction, the numerator of which is the number of days elapsed in 2026 prior to the Closing Date and the denominator of which is the total number of days in 2026. With respect to the portion of 2026 that occurs after the Closing Date, each Company Group Employee will, while continuing employment with the Buyer, be eligible for an annual cash incentive to the extent provided by Section 5.3(b)(i)(B).

(vii)    Notwithstanding anything to the contrary herein, in the case of any Company Group Employee whose terms and conditions of employment are subject to a Collective Bargaining Agreement, (A) from and after the Closing Date, Buyer or its applicable Affiliates shall comply with the terms of the applicable Collective Bargaining Agreement and (B) the provisions of Sections 5.3(b)(i) and 5.3(b)(ii) will not apply to any such Company Group Employee.
(c)    Employee and Benefit Plan Liabilities.
(i)     From and after the Distribution Time, except as expressly provided in this Agreement or the Transition Services Agreement, the members of the Spinco Group shall assume or retain, as applicable, all Liabilities relating to (A) Spinco Group Employees and Former Spinco Group Employees, (B) Spinco Benefit Plans, (C) all Liabilities arising from or relating to any Multiemployer Plan as a result of contributions made by any member of the Spinco Group or the Company Group prior to the Distribution Time in respect of Spinco Group Employees or Former Spinco Group Employees, (D) all Liabilities arising from or relating to any single-employer defined benefit pension plan with respect to which any member of the Spinco Group or the Company Group contributed to or had an obligation to contribute to prior to the Distribution Time, in each case, regardless of when such Liabilities arise, and (E) in the case of any Indian Offer Employee who becomes a Company Group Employee, all statutory severance and gratuity Liabilities arising as a result of any such employee’s termination of employment with Pubco or its Affiliates in the event that (x) a tripartite agreement is not used to effectuate such employee’s transfer of employment from Pubco and its Affilaites to Buyer and its Affiliates (or a third party employer engaged by Buyer or one of its Affiliates) and (y) the use of a tripartite agreement to effectuate such transfer would have avoided triggering payment of such Liabilities under local Law. Except as expressly provided by the last sentence of Section 5.3(c)(ii), the members of the Spinco Group shall assume or retain, as applicable, all Liabilities relating to each Disability Employee.
(ii)    From and after the Distribution Time, except as expressly provided in this Agreement or the Transition Services Agreement, the members of the Company Group shall assume or retain, as applicable, all Liabilities relating to (A) Company Group Employees (excluding Disability Employees) and Former Company Group Employees (excluding all Liabilities assumed or retained by the members of the Spinco Group pursuant to Section 5.3(c)(i)), (B) the Company Benefit Plans, and (C) all Liabilities arising from or relating to any Multiemployer Plan as a result of contributions in respect of Company Group Employees or Former Company Group Employees made by any member of the Spinco Group or the Company Group prior to the Distribution Time, in each case, regardless of when such Liabilities arise. From and after the applicable Return Date, the members of the Company Group shall assume or retain, as applicable, all Liabilities relating to each Disability Employee who accepts Buyer’s offer of employment pursuant to Section 5.3(b) and actually commences employment with Buyer on the Return Date.
(iii)    As of the Closing Date, Buyer and its Affiliates shall assume all Liabilities relating to any Offer Employee who does not receive an offer of employment in accordance with all requirements set forth in Section 5.3(a)(ii) (provided that the applicable member of the Spinco Group must terminate the employment of such Offer Employee within thirty (30) days following the Closing Date). For the avoidance of doubt, Pubco and its Affiliates shall retain all Liabilities relating to any Offer Employee who receives an offer of employment from Buyer in accordance with all requirements set forth in Section 5.3(a)(ii) but does not accept such offer of employment.
(d)    Cooperation; Personnel Records; Data Sharing. At all times following the Distribution Time, the Parties shall, or shall cause any member of their respective Groups to, cooperate in good faith as necessary to facilitate the administration of the Benefit Plans, as applicable, and the resolution of related employee benefit claims, including with respect to the provision of employee-level information necessary for the other Party to manage, administer, finance and file required reports with respect to such administration. The Parties shall, or shall cause any member of their respective Groups to, provide each other such records and information as necessary or appropriate to carry out their obligations under applicable Law, this Agreement, or for the purposes of administering the Benefit Plans, as applicable, as soon as administratively practicable after the Distribution Time or upon reasonable request by the other Party. All information and records regarding employment and personnel matters of the Company Group Employees and Spinco Group Employees shall be accessed, retained, held, used, copied and transmitted after the Distribution Date by the Parties in accordance with all applicable Laws and policies relating to the collection, storage, retention, use, transmittal, disclosure and destruction of such records.
(e)    Substitute SAR Awards. Pubco and Spinco shall take any and all actions as shall be necessary or appropriate so that each Pubco SAR Award that is held by a Spinco Group Employee immediately prior to the cancellation of such awards pursuant to Section 2.1(b)(i)(G) of the Merger Agreement (each, a “Specified SAR Award”) shall be, pursuant to the terms of the applicable Benefit Plan of Pubco and the applicable Spinco Benefit Plan (the “Spinco Stock Plan”) and this Agreement, replaced with a substitute stock appreciation right award granted under the Spinco Stock Plan immediately after the Distribution Time (a “Substitute SAR Award”), pursuant to which:
(i)    the number of shares of Spinco Common Stock subject to each Substitute SAR Award shall be equal the Adjusted SAR Number;
(ii)    the strike price of each Substitute SAR Award shall be the Adjusted SAR Price; and
(iii)    the exercisability and termination-related provisions of the Substitute SAR Award shall be based on the Spinco Group Employee’s service with Spinco and its Affiliates and subject to terms and conditions to be set forth in an award agreement and the Spinco Stock Plan.
It is intended that the adjustment and substitution set forth herein shall not result in treatment of the Substitute SAR Award as nonqualified deferred compensation subject to Section 409A of the Code.

(f)    No Third-Party Beneficiaries. Nothing expressed or referred to in this Section 5.3 is intended or will be construed to give any Person other than the Parties and their respective successors and assigns any legal or equitable right, remedy or claim under or with respect to this Section 5.3 or any provision hereof, it being the intention of the Parties that this Section 5.3 and all of its provisions and conditions are for the sole and exclusive benefit of the Parties and their respective successors and assigns. Except as expressly provided in this Section 5.3, nothing in this Agreement shall preclude Buyer, the Company, Spinco or any of their respective Affiliates, at any time after the Distribution Time, from amending, merging, modifying, terminating, eliminating, reducing, or otherwise altering in any respect any Benefit Plan, any benefit under any Benefit Plan or any trust, insurance policy or funding vehicle related to any Benefit Plan.
ARTICLE VI
EXCHANGE OF INFORMATION; CONFIDENTIALITY
6.1    Agreement for Exchange of Information.
(a)    Subject to Section 6.9 and any other applicable confidentiality obligations, after the Distribution Time, each of Spinco and the Company, on behalf of itself and each member of its Group, agrees to use commercially reasonable efforts to provide or make available, or cause to be provided or made available, to Spinco or the Company, as applicable, and the members of such Party’s Group, at any time before, on or after the Distribution Time, as soon as reasonably practicable after written request therefor, any information (or a copy thereof) in the possession or under the control of such Party or its Group which the other Party or its Group requests to the extent that: (i) such information relates to the Company Business (including any Company Liability), if the Company is the requesting Party, or to the Spinco Business (including any Spinco Liability), if Spinco is the requesting Party; (ii) such information is required by the requesting Party to comply with its obligations under this Agreement or the other Transaction Documents; or (iii) such information is required by the requesting Party to comply with any obligation imposed by any Governmental Authority; provided, however, that (A) Spinco and the members of the Spinco Group shall be permitted to redact any portion of such information that does not relate to the Company Business, and (B) the Company and the members of the Company Group shall be permitted to redact any portion of such information that does not relate to the Spinco Business, and in the event that the Party to whom the request has been made determines that any such provision of information could (1) be detrimental to the Party providing the information, (2) violate any Law or agreement, or (3) waive any privilege available under applicable Law, including any attorney-client privilege, then the Parties shall use commercially reasonable efforts to permit compliance with such obligations to the extent and in a manner that avoids any such harm or consequence.  The Party providing information pursuant to this Section 6.1 shall only be obligated to provide such information in the form, condition and format in which it then exists, and in no event shall such Party be required to perform any improvement, modification, conversion, updating or reformatting of any such information, and nothing in this Section 6.1 shall expand the obligations of any Party under Section 6.4.
(b)    Without limiting the generality of the foregoing, after the Distribution Time and until the end of Spinco’s fiscal year during which the Distribution Date occurs (and for a reasonable period of time afterwards as required for each Party to prepare consolidated financial statements or complete a financial statement audit for the fiscal year during which the Distribution Date occurs), each Party shall use its commercially reasonable efforts to cooperate with the other Party’s information requests to enable (i) the other Party to meet its timetable for dissemination of its earnings releases, financial statements and management’s assessment of the effectiveness of its disclosure controls and procedures and its internal control over financial reporting in accordance with Items 307 and 308, respectively, of Regulation S-K promulgated under the Exchange Act and (ii) the other Party’s accountants to timely complete their review of the quarterly financial statements and audit of the annual financial statements, including, to the extent applicable to such Party, its auditor’s audit of its internal control over financial reporting and management’s assessment thereof in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, the SEC’s and Public Company Accounting Oversight Board’s rules and auditing standards thereunder and any other applicable Laws.
6.2    Ownership of Information. The provision of any information pursuant to Article IV and this Article VI shall not affect the ownership of such information and such information shall be deemed to remain the property of the providing Party (or member of their applicable Group), and the providing Party does not grant the receiving Party any license thereto by providing such information.
6.3    Compensation for Providing Information. The Party requesting information pursuant to this Article VI agrees to reimburse the other Party for the reasonable and documented costs, if any, of gathering, copying, transporting and otherwise complying with the request with respect to such information (including any reasonable costs and expenses incurred in any review of information for purposes of protecting the Privileged Information of the providing Party or in connection with the restoration of backup media for purposes of providing the requested information).
6.4    Record Retention. To facilitate the possible exchange of information pursuant to this Article VI and the other provisions of this Agreement after the Distribution Time, the Parties agree to use their commercially reasonable efforts, which shall be no less rigorous than those used for retention of such Party’s own information, to retain all information in their respective possession or control at the Distribution Time in substantial accordance with the policies of Pubco as in effect immediately prior to the Distribution Time or such other policies as may be adopted by Spinco after the Distribution Time (provided that Spinco notifies the Company and Buyer in writing of any such change); provided that the foregoing shall not require Buyer or Spinco to follow such policies of Pubco except to the extent and until such policies have been made available to Buyer and Spinco.
6.5    Limitation of Liability. Neither Party shall have any Liability to the other Party in the event that any information exchanged or provided pursuant to this Agreement is found to be inaccurate in the absence of actual and intentional fraud or willful misconduct by the Party providing such information. Neither Party shall have any Liability to any other Party if any information is destroyed after commercially reasonable efforts by such Party to comply with the provisions of Section 6.4.

6.6    Other Agreements Providing for Exchange of Information.
(a)    The rights and obligations granted under this Article VI are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange, retention or confidential treatment of information set forth in the Merger Agreement, any Transaction Document and in any other agreement to which a member of the Spinco Group and a member of the Company Group is a party.
(b)    Any Party that receives, pursuant to a request for information in accordance with this Article VI, Tangible Information that is not relevant to its request and to which it does not otherwise have rights hereunder or in any other Transaction Document shall, at the request of the providing Party, (i) return to the providing Party or, at the providing Party’s request, destroy such Tangible Information, and (ii) deliver to the providing Party written confirmation that such Tangible Information was returned or destroyed, as the case may be, which confirmation shall be signed by an authorized representative of the requesting Party.
6.7    Production of Records; Cooperation.
(a)    After the Distribution Time, except in the case of a Dispute between the Company, Buyer and/or Spinco, or any members of their respective Groups, each of Spinco, on the one hand, and Buyer and/or the Company, on the other hand, shall use its commercially reasonable efforts to make available to the other Party, upon reasonable written request, any books, records or other documents within its control or which it otherwise has the ability to make available without undue burden, to the extent that any such books, records or other documents may reasonably be required in connection with any Action in which the requesting Party (or member of its Group) may from time to time be involved, regardless of whether such Action is a matter with respect to which indemnification may be sought hereunder. The requesting Party shall bear all costs and expenses in connection therewith.
(b)    If an Indemnifying Party chooses to defend or to seek to compromise or settle any Third-Party Claim, the other Party shall make available to such Indemnifying Party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available without undue burden, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with such defense, settlement or compromise, or such prosecution, evaluation or pursuit, as the case may be, and shall otherwise cooperate in such defense, settlement or compromise, or such prosecution, evaluation or pursuit, as the case may be.
(c)    Without limiting the foregoing, the Parties shall cooperate and consult to the extent reasonably necessary with respect to any Actions.
(d)    The obligation of the Parties to provide witnesses pursuant to this Section 6.7 is intended to be interpreted in a manner so as to facilitate cooperation and shall include the obligation to provide as witnesses directors, officers, employees, other personnel and agents without regard to whether such person or the employer of such person could assert a possible business conflict (except in the case of a Dispute between the Company, Buyer and/or Spinco, or any members of their respective Groups).
6.8    Privileged Matters.
(a)    The Parties recognize that legal and other professional services that have been and will be provided prior to the Distribution Time have been and will be rendered for the collective benefit of each of the members of the Company Group and the Spinco Group, and that each of the members of the Company Group and the Spinco Group should be deemed to be the client with respect to such services for the purposes of asserting all privileges which may be asserted under applicable Law in connection therewith. The Parties recognize that legal and other professional services will be provided following the Distribution Time, which services will be rendered solely for the benefit of the Spinco Group, on the one hand, or the Company Group, on the other hand, as the case may be. In furtherance of the foregoing, each of Spinco, on the one hand, and the Company and Buyer, on the other hand, shall authorize the delivery to and/or retention by the other Party of materials existing as of the Distribution Time that are necessary for such other Party to perform such services.
(b)    The Parties agree as follows:
(i)    Spinco shall be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to the Spinco Business and not to the Company Business, whether or not the Privileged Information is in the possession or under the control of any member of the Spinco Group, on the one hand, or any member of the Company Group, on the other hand. Notwithstanding anything to the contrary in the foregoing, Spinco shall be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any proposed sale, spin-off or other disposition of the Company Business or the preparation, negotiation or execution of this Agreement, the Merger Agreement, any other Transaction Document or any other transaction including or regarding the Company Business in lieu of any of the foregoing. Spinco shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to any Spinco Liabilities resulting from any Actions that are now pending or may be asserted in the future, whether or not the Privileged Information is in the possession or under the control of any member of the Spinco Group, on the one hand, or any member of the Company Group, on the other hand;
(ii)    The Company shall be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to the Company Business and not to the Spinco Business, whether or not the Privileged Information is in the possession or under the control of any member of the Company Group, on the one hand, or any member of the Spinco Group, on the other hand. The Company shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to any Company Liabilities resulting from any Actions that are now pending or may be asserted in the future, whether or not the Privileged Information is in the possession or under the control of any member of the Company Group, on the one hand, or any member of the Spinco Group, on the other hand; and
(iii)    If the Parties do not agree as to whether certain information is Privileged Information, then such information shall be treated as Privileged Information, and the Party that believes that such information is Privileged Information shall be entitled to control the assertion or waiver of all privileges and immunities in connection with any such information unless the Parties otherwise agree.  The Parties shall use the procedures set forth in Article VII to resolve any disputes as to whether any information relates solely to the Company Business, solely to the Spinco Business, or to both the Company Business and the Spinco Business.
(c)    Subject to the remaining provisions of this Section 6.8, the Parties agree that they shall have a shared privilege or immunity with respect to all privileges and immunities not allocated pursuant to Section 6.8(b) and all privileges and immunities relating to any Actions or other matters that involve both Parties (or one (1) or more members of their respective Groups) and in respect of which both Parties have Liabilities under this Agreement, and that no such shared privilege or immunity may be waived by either Party without the consent of the other Party.
(d)    If any Dispute arises between the Parties or any members of their respective Groups regarding whether a privilege or immunity should be waived to protect or advance the interests of either Party and/or any member of their respective Groups, each Party agrees that it shall: (i) negotiate with the other Parties in good faith; (ii) endeavor to minimize any prejudice to the rights of the other Parties; and (iii) not unreasonably withhold consent to any request for waiver by the other Parties.
(e)    Upon receipt by either Party, or by any member of its respective Group, of any subpoena, discovery or other request that may reasonably be expected to result in the production or disclosure of Privileged Information subject to a shared privilege or immunity or as to which another Party has the sole right hereunder to assert a privilege or immunity, or if either Party obtains knowledge that any of its, or any member of its respective Group’s, current or former directors, officers, agents or employees have received any subpoena, discovery or other requests that may reasonably be expected to result in the production or disclosure of such Privileged Information, such Party shall promptly notify the other Party or Parties of the existence of the request (which notice shall be delivered to such other Party no later than five (5) Business Days following the receipt of any such subpoena, discovery or other request) and shall provide the other Party or Parties a reasonable opportunity to review the Privileged Information and to assert any rights it or they may have under this Section 6.8 or otherwise, to prevent the production or disclosure of such Privileged Information.
(f)    Any furnishing of, transfer of, or access to any information pursuant to this Agreement is made in reliance on the agreement of the Parties set forth in this Section 6.8 and Section 6.9 to maintain the confidentiality of Privileged Information and to assert and maintain all applicable privileges and immunities. The Parties agree that their respective rights to any access to information, witnesses and other Persons, the furnishing of notices and documents and other cooperative efforts between the Parties contemplated by this Agreement, and the transfer of Privileged Information between the Parties and members of their respective Groups as needed pursuant to this Agreement, shall not be deemed a waiver of any privilege that has been or may be asserted under this Agreement or otherwise.
(g)    In connection with any matter contemplated by Section 6.7 or this Section 6.8, the Parties agree to, and to cause the applicable members of their Group to, use commercially reasonable efforts to maintain their respective separate and joint privileges and immunities, including by executing joint defense and/or common interest agreements where necessary or useful for this purpose.
6.9    Confidentiality. Notwithstanding anything to the contrary in this Article VI, (a) to the extent that the Merger Agreement, the Confidentiality Agreement, a Transaction Document or other Contract other than this Agreement pursuant to which a Party or another Person in its respective Group is bound or its confidential and proprietary information is subject provides that certain information shall be confidentially maintained on a basis that is more protective of such information or for a longer period of time than provided for herein, then the applicable provisions contained in the Merger Agreement, the Confidentiality Agreement, such Transaction Document or other Contract shall control with respect thereto, and (b) a Party and the applicable members of its respective Group shall have no right to use any confidential or proprietary information of the disclosing Party unless otherwise provided for in this Agreement, the Merger Agreement, the Confidentiality Agreement, another Transaction Document or a Contract between the Parties or a member of its respective Group.
(a)    Confidentiality. Subject to Section 6.10, and except as contemplated by this Agreement, the Merger Agreement, and any other Transaction Document, from and after the Distribution Time until the three (3)-year anniversary of the Distribution Time, each of the Company, Buyer and Spinco, on behalf of itself and each member of its respective Group, agrees to hold, and to cause its respective Representatives to hold, in strict confidence, and not release or disclose, and protect with at least the same degree of care that applies to Pubco’s confidential and proprietary information pursuant to policies in effect immediately prior to the Distribution Time (provided that Buyer and Spinco’s obligations to comply with such policies shall be limited to the extent and starting no earlier than when such policies have been made available to Buyer and Spinco), all confidential and proprietary information concerning the other Party or any member of the other Party’s Group or their respective businesses that is either in its possession (including confidential and proprietary information in its possession prior to the date hereof) or furnished by any such other Party or any member of such Party’s Group or their respective Representatives at any time pursuant to this Agreement, the Merger Agreement or any other Transaction Document or otherwise, and shall not use any such confidential and proprietary information other than for such purposes as shall be expressly permitted hereunder or thereunder, except, in each case, to the extent that such confidential and proprietary information has been (i) in the public domain or generally available to the public, other than as a result of a disclosure by such Party or any member of such Party’s Group or any of their respective Representatives in violation of this Agreement or any other Transaction Document, (ii) later lawfully acquired from other sources by such Party (or any member of such Party’s Group) which sources are not themselves known by such Party (or any member of such Party’s Group), following reasonable inquiry, to be bound by a confidentiality obligation or other contractual, legal or fiduciary obligation of confidentiality with respect to such confidential and proprietary information, (iii) independently developed or generated without reference to or use of any proprietary or confidential information of the other Party or any member of such Party’s Group or (iv) required to be disclosed by Law; provided, however, that the Person required by Law to disclose such information gives the applicable Person prompt and, to the extent reasonably practicable and legally permissible, prior notice of such disclosure and an opportunity to contest such disclosure and shall use commercially reasonable efforts to cooperate, at the expense of the requesting Person, in seeking any reasonable protective arrangements requested by the requesting Person. If any confidential and proprietary information of one Party or any member of its applicable Group is disclosed to the other Party or any member of such other Party’s Group in connection with providing services to such first Party or any member of such first Party’s Group under this Agreement, the Merger Agreement or any other Transaction Document, then such disclosed confidential and proprietary information shall be used only as required to perform such services unless otherwise specified in such agreement.
(b)    No Release; Return or Destruction. Each Party agrees not to release or disclose, or permit to be released or disclosed, any information addressed in Section 6.9(a) to any other Person, except its Representatives who need to know such information in their capacities as such (who shall be advised of their obligations hereunder with respect to such information), and except in compliance with Section 6.10. Without limiting the foregoing, when any such information is no longer needed for the purposes contemplated by this Agreement, the Merger Agreement or any other Transaction Document, and is no longer subject to any legal hold or other document preservation obligation, each Party will, promptly after request of the other Party, either return to the other Party all such information in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or notify the other Party in writing that it has destroyed such information (and such copies thereof and such notes, extracts or summaries based thereon); provided that the Parties may retain electronic back-up versions of such information maintained on routine computer system backup tapes, disks or other backup storage devices; provided, further, that any such information so retained shall remain subject to the confidentiality provisions of this Agreement, the Merger Agreement, the Confidentiality Agreement or any other Transaction Document.
(c)    Third-Party Information; Privacy or Data Protection Laws. Each Party acknowledges that it and the members of its applicable Group may presently have and, following the Distribution Time, may gain access to or possession of confidential or proprietary information of, or legally protected personal information (including personal health information) relating to, Third Parties (i) that was received under privacy policies or notices and/or confidentiality or non-disclosure agreements entered into between such Third Parties, on the one hand, and the other Party or members of such other Party’s Group, on the other hand, prior to the Distribution Time, or (ii) that, as between the two Parties, was originally collected by the other Party or members of such other Party’s Group and that may be subject to and protected by privacy policies or notices, as well as applicable data privacy Laws or other applicable Laws. Each Party agrees that it shall, and shall cause the members of its applicable Group and its and their respective Representatives to, hold, protect and use, in strict confidence, the confidential and proprietary information of, or legally protected personal information (including personal health information) relating to, Third Parties in accordance with the obligations outlined in the applicable privacy policies or notices and applicable data privacy Laws or other applicable Laws and the terms of any agreements that were either entered into before the Distribution Time or affirmative commitments or representations that were made before the Distribution Time by, between or among the other Party or members of the other Party’s Group, on the one hand, and such Third Parties, on the other hand; provided that

Buyer and Spinco’s obligations with respect to such agreements, commitments or representations shall be limited to those agreements, commitments or representations that have been made available to Buyer and Spinco prior to the date hereof.
(d)    Notwithstanding anything to the contrary in this Section 6.9, to the extent that the treatment, maintenance, use, non-use, disclosure or non-disclosure of any confidential and proprietary information concerning a Party or any member of the other Party’s Group or their respective businesses is expressly addressed in the Merger Agreement or in any Transaction Document, the applicable terms of such document or agreement will control in such situations. Each Party further acknowledges and agrees that, notwithstanding anything in this Section 6.9 to the contrary, (i) Representatives of Spinco and the members of the Spinco Group may retain certain residual knowledge of the confidential and proprietary information concerning the Company or a member of the Company Group and (ii) Representatives of the Company and the members of the Company Group may retain certain residual knowledge concerning Spinco or a member of the Spinco Group, in each case that are or may be indistinguishable from generalized industry knowledge and, accordingly, in each case, each Party acknowledges and agrees that nothing herein shall prohibit any Party (or its applicable Group) from using or otherwise exploiting for its own benefit or for the benefit of any third Person such residual knowledge; provided that (A) such residual knowledge has been retained solely in the unaided memory of the Company, Spinco or such Representatives, as applicable (in each case, without intentional memorization) in intangible form and without use, copying or reference to any documented or tangible copies of the other Party’s or the members of its applicable Group’s confidential and proprietary information not permitted to be used by such Party or its Representatives hereunder or under any other Transaction Document, (B) the foregoing will not be deemed in any event to provide any right for any member of the Company Group to infringe any of Spinco’s Intellectual Property or any rights of any Third Parties that have licensed or provided materials to the Spinco Business, (C) the foregoing will not be deemed in any event to provide Spinco with any right to infringe any Intellectual Property of the Company or any rights of any Third Parties that have licensed or provided material to the Company Business, and (D) other than as expressly set forth in the Merger Agreement or any Transaction Document, any use of such residual knowledge is on an “as-is, where-is” basis, with all faults and all representations and warranties disclaimed and at the sole risk of such Representatives, the Company, Spinco and each Parties’ Group, as applicable.
6.10    Protective Arrangements. In the event that Spinco or any member of its Group, on the one hand, or the Company or Buyer or any member of its respective Group, on the other hand, either determines on the advice of its counsel that it is required to disclose any information pursuant to applicable Law or receives any request or demand under lawful process or from any Governmental Authority to disclose or provide information of the other Party(ies) (or any member of the other Party(ies)’s Group) that is subject to the confidentiality provisions hereof, such Party(ies) shall notify the other Party(ies) (to the extent permitted by Law) as promptly as practicable under the circumstances prior to disclosing or providing such information and shall cooperate, at the expense of the other Party(ies), in seeking any appropriate protective order requested by the other Party(ies). In the event that such other Party(ies) fails to receive such appropriate protective order in a timely manner and the Party(ies) receiving the request or demand reasonably determines that its failure to disclose or provide such information shall actually prejudice the Party(ies) receiving the request or demand, then the Party(ies) that received such request or demand may thereafter disclose or provide information to the extent required by such

Law (as so advised by its counsel) or by lawful process or such Governmental Authority, and the disclosing Party(ies) shall promptly provide the other Party with a copy of the information so disclosed, in the same form and format so disclosed, together with a list of all Persons to whom such information was disclosed, in each case to the extent permitted by Law.
6.11    Employee Non-Solicitation; Non-Competition.
(a)    For a period of one (1) year following the Closing Date, Spinco shall not, and shall cause the Spinco Group not to, directly or indirectly solicit for employment or employ (whether as an employee, consultant or otherwise) or induce or cause, or attempt to induce or cause, any employee with a title of vice president or higher at the Company or any member of the Company Group as of the Closing Date to leave the employ of Buyer or any of its Affiliates; provided that this Section 6.11(a) shall not restrict (i) any general solicitation for employees not specifically directed at such Persons, and neither Spinco nor members of the Spinco Group shall be restricted in hiring any such Person who responds to any such general solicitation or (ii) Spinco or any member of the Spinco Group from soliciting or hiring any Person whose employment with Buyer, the Company or their applicable Subsidiaries was terminated prior to any solicitation by Spinco or the Spinco Group.
(b)    For a period of one (1) year following the Closing Date, Buyer shall not, and shall cause members of its Group (including the members of the Company Group) not to, directly or indirectly solicit for employment or employ (whether as an employee, consultant or otherwise) or induce or cause, or attempt to induce or cause, any employee with a title of vice president or higher at Spinco or any member of the Spinco Group to leave the employ of Spinco or any member of the Spinco Group; provided that this Section 6.11(b) shall not restrict (i) any general solicitation for employees not specifically directed at such Persons, and neither Buyer nor its Affiliates shall be restricted in hiring any such Person who responds to any such general solicitation or (ii) Buyer from soliciting or hiring any Person whose employment with Spinco or any member of the Spinco Group was terminated prior to any solicitation by Buyer or its Subsidiaries.
(c)    For a period of two (2) years following the Closing Date, without the prior written consent of Buyer, Spinco agrees not to, and agrees to cause its Subsidiaries not to, engage in a business that provides comprehensive hazardous waste, contaminated soils and dredged materials disposal, recycling and management services of the type conducted by the Company Business as of the Distribution Date (a “Competing Business”) in any territory where the Company Business operated in the one (1) year period prior to the Closing Date; provided, however, that nothing herein shall preclude Spinco or any of its Subsidiaries from:
(i)    owning ten percent (10%) or less of the outstanding stock or other securities of any Person, or investing in any fund in which Spinco or any member of the Spinco Group has no discretion with respect to the investment strategy of such fund;
(ii)    acquiring and, after such acquisition, owning an interest in any Person (or its successor) that is engaged in a Competing Business and operating such Competing Business if such Competing Business generated less than twenty percent (20%)

of such Person’s consolidated annual revenues in the last completed fiscal year of such Person;
(iii)    exercising its rights, performing or complying with its obligations under this Agreement or any of the other Transaction Documents; or
(iv)    engaging in any of the Spinco Businesses or any operations or activities in connection therewith, in each case, as conducted as of the date of this Agreement, and performing services under any Contract of Spinco or members of the Spinco Group existing as of the Closing (provided that such Contract, if entered into after the date hereof, has not been entered into with the intent of circumventing the restrictions set forth in this Section 6.11), and in either case, reasonable extensions thereof.
(d)    The Parties acknowledge that the covenants set forth in this Section 6.11 are reasonable in order to protect the value of the Company Business and the Spinco Business. It is the intention of the Parties that if any restriction or covenant contained in this Section 6.11 covers a geographic area, is for a length of time or is of a scope that is not permitted by applicable Law, or is in any way construed to be too broad or to any extent invalid, such restriction or covenant will not be construed to be null, void and of no effect, but will, to the extent such restriction or covenant would be valid or enforceable under applicable Law, be construed and interpreted to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained in this Section 6.11) that would be valid and enforceable under such applicable Law.
ARTICLE VII
FURTHER ASSURANCES AND ADDITIONAL COVENANTS
7.1    Further Assurances.
(a)    Except as specifically provided for elsewhere in this Agreement, each of the Parties shall use its reasonable best efforts, prior to, on and after the Distribution Time, to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary under applicable Laws to consummate and make effective the transactions contemplated by this Agreement.
(b)    Without limiting the foregoing, from and after the Distribution Time, each Party shall cooperate with the other Parties, to execute and deliver, or use its reasonable best efforts to cause to be executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to take all such other actions as such Party may reasonably be requested to take by the other Parties from time to time, consistent with the terms of this Agreement and the other Transaction Documents, in order to effectuate the provisions and purposes of this Agreement.
7.2    Use of the Name and Marks.
(a)    The Company acknowledges that following the Closing Date, subject to Section 7.2(b), it does not and will not have any right, title or interest (whether express or implied) in, to or under any (i) Trademarks owned by Pubco and its Affiliates as of the Distribution Time,

including “ENVIRI,” “HARSCO,” or any derivatives or variations thereof (but, for the avoidance of doubt, excluding any Trademarks owned by the Company Group, including those Trademarks listed in Schedule 5.16(a) of the Merger Agreement) (the “Retained Marks”). Following the Closing Date, subject to Section 7.2(b), the Company and its Affiliates shall have no right, title or interest in or to, or right to use any Retained Mark.
(b)    No later than thirty (30) days following the Closing Date (or such longer period as may be reasonably necessary to complete required filings and registrations), the Company shall, and shall cause its Affiliates to, initiate the steps necessary to change its and their names and amend the certificate of incorporation to remove any reference to the Retained Marks, and shall use reasonable best efforts to complete such changes as promptly as practicable thereafter. The Company and its Affiliates may continue to use the Retained Marks following the Closing Date; provided that the Company shall, and shall cause its Affiliates to, as soon as reasonably practicable following the Closing, but in no event later than six (6) months following the Closing Date (the “Transition Period”), cease to make any use of any Retained Marks. In furtherance thereof, as soon as reasonably practicable, but by no later than the end of the Transition Period, the Company shall, and shall cause its Affiliates to, remove, strike over, or otherwise obliterate all Retained Marks from all assets and other materials owned by the Company, Buyer, or any of their Affiliates, including any vehicles, equipment, facilities business cards, marketing displays, signs, promotional materials, websites, email, computer software, systems or other materials (e.g., schedules, stationary, packaging materials, manuals, forms). Any use by the Company or its Affiliates of any of the Retained Marks during the Transition Period must be in substantially the same form and manner, and with the same standards of quality, as used by them immediately prior to Closing. Such Persons shall not use any Retained Mark in a manner that may damage the goodwill associated with any Retained Mark or on the reputation of Spinco or its Affiliates. The Company shall, and shall cause its Affiliates to, promptly cease using any non-conforming use of the Retained Marks upon written notice from Spinco or any of its Affiliates that the Company or its Affiliates have failed to comply with the foregoing terms or otherwise failed to comply with any reasonable direction of Spinco in relation to the use of the Retained Marks. Following the Closing Date, the Company shall, and shall cause its Affiliates, to, ensure that their use of the Retained Marks during the Transition Period does not reasonably create the impression of having any continuing corporate affiliation with Spinco or its Affiliates beyond that permitted transitional use. Despite anything to the contrary in the foregoing, the Company and its Affiliates shall have no obligation to alter, remove or otherwise eliminate any use or reference to any Retained Marks in: (i) materials, documents or media stored in archival or electronic backup systems, (ii) any internal materials or systems used solely for non-public business, administrative or historical purposes that are not customer or public-facing or not otherwise accessible by customers or the public, so long as such materials, documents or media remain inaccessible by customers or the public, or (iii) any materials, documents or media already distributed to the public.
7.3    Freedom-to-Operate IP Licenses.
(a)    Effective as of the Distribution Time, Spinco and the other members of the Spinco Group hereby grant to Buyer and its Subsidiaries (including, from and after the Distribution Time and the Merger, the Company and other members of the Company Group) a perpetual, irrevocable, worldwide, fully paid-up, royalty-free, non-transferable (except as provided pursuant to Section 7.3(b)), non-exclusive license under the Intellectual Property (other than (i) Trademarks,

(ii) Internet Properties and (iii) the software identified on Schedule 7.3(a)) owned or freely sublicensable by Spinco or any other member of the Spinco Group as of the Distribution Time that is used or practiced in, or necessary for, the operation of the Company Business as of the Distribution Time solely for the purpose of operating the Company Business following the Distribution Time (including as the Company Business may naturally expand and evolve over time), it being understood that the foregoing license does not and shall not require the delivery or disclosure of any tangible or intangible assets. Effective as of the Distribution Time, Company and the other members of the Company Group hereby grant to Spinco and the other members of the Spinco Group a perpetual, irrevocable, worldwide, fully paid-up, royalty-free, non-transferable (except as provided pursuant to Section 7.3(b)), non-exclusive license under the Intellectual Property (other than Trademarks and Internet Properties) owned by Company or any other member of the Company Group as of the Distribution Time that is used or practiced in, or necessary for, the operation of the Spinco Business as of the Distribution Time solely for the purpose of operating the Spinco Business following the Distribution Time (including as the Spinco Business may naturally expand and evolve over time), it being understood that the foregoing license does not and shall not require the delivery or disclosure of any tangible or intangible assets.
(b)    The foregoing licenses are not sublicensable, except that each of the Spinco Group in respect of the Spinco Business (as the Spinco Business may naturally expand and evolve over time), on one hand, and Buyer and its Subsidiaries (including the Company Group) in respect of the Company Business (as the Company Business may naturally expand and evolve over time), on the other hand, may sublicense the license and rights granted to it under Section 7.3(a) (i) to (A) its contractors and service providers of their respective business in connection with the performance of services for the Spinco Group or Buyer and its Subsidiaries, as applicable, (B) resellers and distributors of the products and services of their respective business (with respect to the products and services of their respective business), and (C) customers and end users of their respective business (with respect to the products and services of their respective business), (ii) to successors of all or any part of the Company Business or Spinco Business (as such businesses may naturally expand and evolve over time), or (iii) to its Affiliates.
(c)    Except as expressly set forth herein, neither the Spinco Group nor Buyer and its Subsidiaries (including the Company Group) (each, in their capacity as the licensee, “Licensee Party”) may assign or transfer the licenses granted to it pursuant to Section 7.3(a) directly or indirectly, in whole or in part, whether voluntarily or involuntarily or by operation of law or otherwise, without the other Party’s prior written consent (which consent shall not be unreasonably conditioned, delayed or withheld). Notwithstanding the foregoing, a Licensee Party may assign, in whole or in relevant part, such licenses to a Third Party, or permit a Third Party to assume such licenses, in connection with any transfer of all or any part of the Company Business or Spinco Business (as such businesses may naturally expand and evolve over time) to such Third Party. Any assignment in violation of this Section 7.3(c) shall be null and void from the beginning.
ARTICLE VIII
TERMINATION

8.1    Termination. This Agreement shall terminate immediately upon termination of the Merger Agreement if the Merger Agreement is terminated in accordance with its terms prior to the Distribution. After the Distribution, this Agreement may not be terminated except by an agreement in writing signed by a duly authorized officer of each of the Company, Pubco, Spinco and Buyer.
8.2    Effect of Termination. In the event of any termination of this Agreement prior to the Distribution Time, no Party (nor any of its directors, officers or employees) shall have any Liability or further obligation to any other Party by reason of this Agreement.
ARTICLE IX
MISCELLANEOUS
9.1    Counterparts; Entire Agreement.
(a)    This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party.
(b)    This Agreement, the other Transaction Documents and the Exhibits, Schedules and appendices hereto and thereto contain the entire agreement between the Parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings among the Parties other than those set forth or referred to herein or therein. This Agreement and the other Transaction Documents together govern the arrangements in connection with the Reorganization and the Distribution and would not have been entered into independently.
9.2    Survival of Covenants. Except as expressly set forth in this Agreement, the Merger Agreement or any other Transaction Document, the covenants and other agreements contained in this Agreement that by their terms are to be performed following the Closing, shall survive each of the Closing, and shall remain in full force and effect.
9.3    Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.
(a)    This Agreement (and any claims or disputes arising out of or related hereto or to the transactions contemplated hereby or to the inducement of any party to enter herein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be governed by and construed and interpreted in accordance with the Laws of the State of Delaware irrespective of the choice of laws principles of the State of Delaware, including all matters of validity, construction, effect, enforceability, performance and remedies.
(b)    Each Party hereto irrevocably agrees that any litigation relating to any Dispute with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, solely in the case that the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) (the “Chosen Courts”). Each of the Parties hereto hereby irrevocably submits with regard to any such Dispute for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the Chosen Courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Chosen Courts. Each of the Parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any Dispute with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the Chosen Courts, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable Law, any claim that (A) the Dispute in such court is brought in an inconvenient forum, (B) the venue of such Dispute is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. To the fullest extent permitted by applicable Law, each Party hereto hereby consents to the service of process in accordance with Section 9.6; provided that (1) nothing herein shall affect the right of any Party to serve legal process in any other manner permitted by Law and (2) each such Party’s consent to jurisdiction and service contained in this Section 9.3(b) is solely for the purpose referred to in this Section 9.3(b) and shall not be deemed to be a general submission to said courts or in the State of Delaware other than for such purpose.
(c)    THE PARTIES HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVE THEIR RIGHT TO TRIAL BY JURY IN ANY JUDICIAL PROCEEDING IN ANY COURT RELATING TO ANY DISPUTE, CONTROVERSY OR CLAIM ARISING OUT OF, RELATING TO OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION DOCUMENT (INCLUDING ANY SCHEDULE OR EXHIBIT HERETO AND THERETO) OR THE BREACH, TERMINATION OR VALIDITY OF SUCH AGREEMENTS OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF SUCH AGREEMENTS. NO PARTY TO THIS AGREEMENT SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR ANY RELATED INSTRUMENTS. NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EACH PARTY TO THIS AGREEMENT CERTIFIES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT OR INSTRUMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH ABOVE IN THIS SECTION 9.3(c). NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION 9.3(c) WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.
9.4    Assignability. This Agreement shall not be assigned by any Party without the prior written consent of the other Party, except that a Party may assign any or all of its rights and obligations under this Agreement in connection with a sale or disposition of any assets or entities or lines of business of such Party or in connection with a merger transaction in which such Party is not the surviving entity; provided, however, that in each case, no such assignment shall release such Party from any liability or obligation under this Agreement. The provisions of this

Agreement and the obligations and rights under this Agreement shall be binding upon and inure to the benefit of the Parties and the parties thereto, respectively, and their respective successors and permitted assigns.
9.5    Third-Party Beneficiaries. Except for the indemnification rights under this Agreement of any Company Indemnitee or Spinco Indemnitee in their respective capacities as such, (a) the provisions of this Agreement are solely for the benefit of the Parties and are not intended to confer upon any Person, except the Parties, any rights or remedies hereunder, and (b) there are no third-party beneficiaries of this Agreement and this Agreement shall not provide any Third Party with any remedy, claim, Liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.
9.6    Notices. All notices, requests, claims, demands or other communications under this Agreement shall be in writing and shall be given or made (and except as provided herein, shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by certified mail, return receipt requested, or by email, so long as confirmation of receipt of such email is requested and received, to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 9.6):
If to Spinco or, prior to the Distribution Date, to Pubco or the Company, to:

Enviri Corporation
Two Logan Square
100 North 18th Street, Suite 1700
Philadelphia, PA 19103
Attention:	President, Chief Operating Officer, General Counsel and Chief
Compliance Officer
Email:	[***]
with a copy (which shall not constitute notice) to:

Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, NY 10004
Attention:	Philip Richter, Maxwell Yim
Email:	Philip.Richter@friedfrank.com
Maxwell.Yim@friedfrank.com
If to Buyer or, following the Distribution Date, to the Company, then to:

Veolia Environnement S.A.
30, rue Madeleine Vionnet, 93300 Aubervilliers, France
Attention:	Eric Haza, Group Chief Legal Officer, Carine Nguyen, Deputy
Group Chief Legal Officer
Email:	eric.haza@veolia.com

carine.nguyen@veolia.com
with a copy (which shall not constitute notice) to:

Veolia North America, Inc.
100 Federal Street, Boston, MA 02110
Attention:	Legal Department
Email:	general.counselNA@veolia.com
damien.philibert-pollez@veolia.com
and with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
Attention:	Adam O. Emmerich, John L. Robinson
Email:	AOEmmerich@wlrk.com
JLRobinson@wlrk.com
A Party may, by notice to the other Party, change the address to which such notices are to be given or made.
9.7    Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof or thereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby. Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the Parties.
9.8    No Set-Off. Except as otherwise mutually agreed to in writing by the Parties, neither Party nor any member of such Party’s Group shall have any right of set-off or other similar rights with respect to (a) any amounts received pursuant to this Agreement or (b) any other amounts claimed to be owed to the other Party or any member of its applicable Group arising out of this Agreement.
9.9    Headings. The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
9.10    Waivers of Default. Waiver by a Party of any default by the other Party of any provision of this Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default, nor shall it prejudice the rights of the other Party. No failure or delay by a Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall a single or partial exercise thereof prejudice any other or further exercise thereof or the exercise of any other right, power or privilege.

9.11    Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Party or Parties who are, or are to be, thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief in respect of its or their rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by each of the Parties.
9.12    Amendments. No provisions of this Agreement shall be deemed waived, amended, supplemented or modified by a Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the Party against whom it is sought to enforce such waiver, amendment, supplement or modification.
9.13    Interpretation. In this Agreement: (a) words in the singular shall be deemed to include the plural and vice versa and words of one gender shall be deemed to include the other genders as the context requires; (b) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules, Exhibits and Appendices hereto and thereto) and not to any particular provision of this Agreement; (c) Article, Section, Schedule, Exhibit and Appendix references are to the Articles, Sections, Schedules, Exhibits and Appendices to this Agreement unless otherwise specified; (d) unless otherwise stated, all references to any agreement (including each Transaction Document) shall be deemed to include the exhibits, schedules and annexes (including all Schedules, Exhibits and Appendices) to such agreement; (e) the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive; (g) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if;” (h) unless otherwise specified in a particular case, the word “days” refers to calendar days; (i) references herein to this Agreement or any other agreement contemplated herein shall be deemed to refer to this Agreement or such other agreement as of the date on which it is executed and as it may be amended, modified or supplemented thereafter, unless otherwise specified; and (j) unless expressly stated to the contrary, all references to “the date hereof,” “the date of this Agreement,” “hereby” and “hereupon” and words of similar import shall all be references to the date of this Agreement.
9.14    Performance. The Company will cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement to be performed by any member of the Company Group. Spinco will cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement to be performed by any member of the Spinco Group. Buyer will cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement to be performed by Buyer or any Subsidiary of Buyer (including, from and after the Distribution Time and the Merger, the members of the Company Group). Each Party (including its permitted successors and assigns) further agrees that it will (a) give timely notice of the terms, conditions and continuing obligations contained in this Agreement, as applicable to all of the other members of its Group and (b) cause all of the other members of its Group not to take any action or fail to take any such action inconsistent with such Party’s obligations under this Agreement or the transactions contemplated hereby.
9.15    Mutual Drafting; Precedence.
(a)    This Agreement shall be deemed to be the joint work product of the Parties and any rule of construction that a document shall be interpreted or construed against a drafter of such document shall not be applicable.
(b)    In the event of any conflict or inconsistency between, on the one hand, the terms of this Agreement and, on the other hand, the terms of the Merger Agreement or any of the other Transaction Documents (each, a “Specified Agreement”), the terms of the applicable Specified Agreement shall control with respect to the subject matter addressed by such Specified Agreement to the extent of such conflict or inconsistency.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

ENVIRI CORPORATION

By:	/s/ Russell Hochman
Name: Russell Hochman
Title: President, Chief Operating Officer,
General Counsel, Chief Compliance Officer

CLEH, INC.

By:	/s/ Russell Hochman
Name: Russell Hochman
Title: President, Chief Operating Officer,
General Counsel, Chief Compliance Officer and Corporate Secretary

ENVIRI II CORPORATION

By:	/s/ Russell Hochman
Name: Russell Hochman
Title: President, Chief Operating Officer,
General Counsel, Chief Compliance Officer and Corporate Secretary

VEOLIA ENVIRONNEMENT S.A.

By:	/s/ Estelle Brachlianoff
Name: Estelle Brachlianoff
Title: Chief Executive Officer
[Signature Page to Separation Agreement]

Annex C
November 20, 2025
The Board of Directors
Enviri Corporation
Two Logan Square
100 North 18th Street, 17th Floor
Philadelphia, PA 19103
Members of the Board of Directors:
We understand that Enviri Corporation (“Enviri”) proposes to enter into (i) an Agreement and Plan of Merger, dated as of November 20, 2025 (the “Merger Agreement”), among Enviri, CLEH, Inc., a wholly owned subsidiary of Enviri (the “Company”), Enviri, LLC, a wholly owned subsidiary of the Company (“H-ES&R Holdings”), Veolia Environnement S.A. (“Veolia”) and Liberty Merger Sub Inc., a wholly owned subsidiary of Veolia (“Merger Sub”), and (ii) a Separation Agreement, dated as of November 20, 2025 (the “Separation Agreement”, and together with the Merger Agreement, the “Agreements”), among Enviri, the Company, Enviri II Corporation, a wholly owned subsidiary of Enviri (“Spinco”), and Veolia, pursuant to which, among other things, on the Closing Date (as defined in the Merger Agreement), (i) Enviri will merge with and into H-ES&R Holdings, with H-ES&R Holdings being the surviving entity of such merger (the “Holding Company Merger”) and each share of common stock, par value $1.25 per share (the “Enviri Common Stock”), of Enviri will be converted into one share, par value $1.25 per share (the “Company Common Stock”), of the Company, (ii) following the Holding Company Merger, the Reorganization (as defined in the Merger Agreement) will be effected, including the Company will issue the Intercompany Note (as defined in the Separation Agreement) to H-ES&R Holdings in an aggregate principal amount equal to (x) $3,040,000,000 (the “Purchase Price”) minus (y) the product of the Merger Consideration (as defined below) multiplied by the total number of shares of Company Common Stock outstanding prior to the Effective Time (as defined in the Merger Agreement), subject to adjustments as set forth in the Separation Agreement as to which adjustments we express no view or opinion (the “Intercompany Note Amount”), (iii) following the Reorganization, the Company will distribute the Spinco Business (as defined in the Merger Agreement) to the stockholders of the Company through the distribution of the shares of common stock, par value $0.0001 per share (the “Spinco Common Stock”), of Spinco to the stockholders of the Company, on a pro rata basis (the “Distribution”, and together with the Reorganization, the “Separation”), (iv) following the Separation, Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation of such merger (the “Merger”) and each share of Company Common Stock (other than Excluded Shares (as defined in the Merger Agreement)) will be converted into the right to receive an amount per share, in cash, determined by the Board of Directors of Enviri (and publicly announced by Enviri) no later than 5 Business Days (as defined in the Merger Agreement) prior to the Closing (as defined in the Merger Agreement), not to be less than $14.50 per share and not to exceed $16.50 per share (the “Merger Consideration”), (v) the Company Notes (as defined in the Merger Agreement) will be redeemed in full in cash, all obligations under the Company Notes Indenture (as defined in the Merger Agreement) and the Company Notes will be satisfied and discharged in accordance with the Company Notes Indenture and each member of the Company Group (as defined in the Merger Agreement) will be released from any and all obligations in respect of the Public Debt Facilities (as defined in the Merger Agreement) (the “Company Notes Redemption and Public Debt Facilities Release”) and (vi) immediately following the Effective Time, the Company will pay to H-ES&R Holdings a cash amount necessary to repay in full the Intercompany Note (the “Intercompany Note Repayment”, and together with the Holding Company Merger, the Reorganization, the Separation, the Merger, the Company Notes Redemption and Public Debt Facilities Release and the other transactions contemplated by the Merger Agreement and the Separation Agreement,

The Board of Directors
Enviri Corporation

the “Transactions”). The terms and conditions of the Transactions are more fully set forth in the Merger Agreement and the Separation Agreement.
You have requested our opinion as to the fairness, from a financial point of view, to the holders of Enviri Common Stock of the Purchase Price to be paid by Veolia to acquire the Company Business (as defined in the Merger Agreement) pursuant to the Merger Agreement and the Separation Agreement.
In connection with this opinion, we have, among other things:
(i)reviewed certain publicly available business and financial information relating to Enviri and the Company Business;
(ii)reviewed certain internal financial and operating information with respect to the business, operations and prospects of Enviri and the Company Business furnished to or discussed with us by the management of Enviri, including certain financial forecasts relating to the Company Business prepared by the management of Enviri (such forecasts, “Company Business Forecasts”);
(iii)discussed the past and current business, operations, financial condition and prospects of Enviri and the Company Business with members of senior management of Enviri;
(iv)reviewed the trading history for Enviri Common Stock and a comparison of that trading history with the trading histories of other companies we deemed relevant;
(v)compared certain financial information of the Company Business with similar information of other companies we deemed relevant;
(vi)compared certain financial terms of the Transactions to financial terms, to the extent publicly available, of other transactions we deemed relevant;
(vii)considered the fact that Enviri publicly announced that it would explore its strategic alternatives and the results of our efforts on behalf of Enviri to solicit, at the direction of Enviri, indications of interest and definitive proposals from third parties with respect to a possible acquisition of all or a portion of Enviri;
(viii)reviewed the Merger Agreement and the Separation Agreement; and
(ix)performed such other analyses and studies and considered such other information and factors as we deemed appropriate.
In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and have relied upon the assurances of the management of Enviri that they are not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the Company Business Forecasts, we have been advised by Enviri, and have assumed, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Enviri as to the future financial performance of the Company Business. We have not made or been provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Enviri, H-ES&R Holdings, the Company, the Company Business, Spinco, the Spinco Business or Veolia, nor have

The Board of Directors
Enviri Corporation

we made any physical inspection of the properties or assets of Enviri, H-ES&R Holdings, the Company, the Company Business, Spinco, the Spinco Business or Veolia. We have not evaluated the solvency or fair value of Enviri, H-ES&R Holdings, the Company, the Company Business, Spinco, the Spinco Business or Veolia under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. We have assumed, at the direction of Enviri, that the Transactions will be consummated in accordance with their terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Transactions, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, will be imposed that would have an adverse effect on Enviri, H-ES&R Holdings, the Company, the Company Business, Spinco, the Spinco Business or Veolia or the contemplated benefits of the Transactions.
We express no view or opinion as to any terms or other aspects of the Transactions (other than the Purchase Price to be paid by Veolia to acquire the Company Business pursuant to the Merger Agreement and the Separation Agreement to the extent expressly specified herein), including, without limitation, the form or structure of the Transactions, the allocation of the Purchase Price between the Merger Consideration and the Intercompany Note Amount, or any terms, aspects or implications of any other agreement, arrangement or understanding entered into in connection with or related to the Transactions or otherwise. Our opinion is limited to the fairness, from a financial point of view, to the holders of Enviri Common Stock of the Purchase Price to be paid by Veolia to acquire the Company Business pursuant to the Merger Agreement and the Separation Agreement and no opinion or view is expressed with respect to any consideration received in connection with the Transactions by the holders of any class of securities, creditors or other constituencies of any party. In addition, no opinion or view is expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the Transactions, or class of such persons, relative to the Purchase Price to be paid by Veolia to acquire the Company Business pursuant to the Merger Agreement and the Separation Agreement. Furthermore, no opinion or view is expressed as to the relative merits of the Transactions in comparison to other strategies or transactions that might be available to Enviri or in which Enviri might engage or as to the underlying business decision of Enviri to proceed with or effect the Transactions. In addition, we are not expressing any view or opinion with respect to, and we have relied, with the consent of Enviri, upon the assessments of Enviri and its representatives regarding, legal, regulatory, accounting, tax and similar matters relating to Enviri or any other entity and the Transactions (including the contemplated benefits thereof) as to which we understand that Enviri obtained such advice as it deemed necessary from qualified professionals. We are not expressing any opinion as to what the value of the shares of Spinco Common Stock actually will be when issued or the prices at which the shares of Enviri Common Stock or the shares of Spinco Common Stock will trade at any time, including following announcement or consummation of the Transactions. In addition, we express no opinion or recommendation as to how any stockholder should vote or act in connection with the Transactions or any related matter.
We have acted as financial advisor to Enviri in connection with the Transactions and will receive a fee for our services, a portion of which is payable upon the rendering of this opinion and a significant portion of which is contingent upon consummation of the Transactions. In addition, Enviri has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement.
We and our affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a

The Board of Directors
Enviri Corporation

wide range of companies, governments and individuals. In the ordinary course of our businesses, we and our affiliates may invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of Enviri, Veolia and certain of their respective affiliates.
We and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Enviri and certain of its affiliates and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as an administrative agent, collateral agent, bookrunner and/or arranger for, and/or as a lender under, certain letters of credit, term loans, credit and leasing facilities and other credit arrangements of Enviri and/or certain of its affiliates, (ii) having provided or providing certain derivatives, foreign exchange and other trading services to Enviri and/or certain of its affiliates, and (iii) having provided or providing certain treasury management products and services to Enviri and/or certain of its affiliates.
In addition, we and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Veolia and certain of its affiliates and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as a bookrunner, dealer, placement agent and/or underwriter for certain debt offerings of Veolia and an affiliate thereof, (ii) having acted or acting as a global coordinator for, and/or as a lender under, certain letters of credit, term loans, credit and leasing facilities and other credit arrangements of Veolia and/or certain of its affiliates, (iii) having provided or providing certain commodity, derivatives, foreign exchange and other trading services to Veolia and/or certain of its affiliates, and (iv) having provided or providing certain treasury management products and services to Veolia and/or certain of its affiliates. In addition, we and/or certain of our affiliates have maintained, currently are maintaining, and in the future may maintain, commercial (including vendor and/or customer) relationships with Veolia and/or certain of its affiliates.
It is understood that this letter is for the benefit and use of the Board of Directors of Enviri (in its capacity as such) in connection with and for purposes of its evaluation of the Transactions.
Our opinion is necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to us as of, the date hereof. As you are aware, the credit, financial and stock markets have been experiencing unusual volatility and we express no opinion or view as to any potential effects of such volatility on Enviri, the Company, the Company Business, Spinco, the Spinco Business or the Transaction. It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to update, revise, or reaffirm this opinion. The issuance of this opinion was approved by a fairness opinion review committee of BofA Securities, Inc.
Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion on the date hereof that the Purchase Price to be paid by Veolia to acquire the

The Board of Directors
Enviri Corporation

Company Business pursuant to the Merger Agreement and the Separation Agreement is fair, from a financial point of view, to the holders of Enviri Common Stock.

Very truly yours,

/s/ BofA Securities, Inc.

BOFA SECURITIES, INC.